Form 10-K, Exhibit 13
period 1993-12-31
CHUBB CORP
filed 1994-03-29
CIK 20171

SUPPLEMENTARY FINANCIAL DATA

                                                                         IN THOUSANDS
                                                                    YEARS ENDED DECEMBER 31
                                                            1993               1992              1991
                                                         ----------         ----------        ----------
PROPERTY AND CASUALTY INSURANCE
  UNDERWRITING
     Net Premiums Written.............................   $3,521,295         $3,242,506        $3,112,264
     Increase in Unearned Premiums....................     (141,457)           (79,218)          (75,096)
                                                         ----------         ----------        ----------
     Premiums Earned..................................    3,379,838          3,163,288         3,037,168
                                                         ----------         ----------        ----------
     Claims and Claim Expenses........................    2,204,098          2,098,129         1,941,353
     Operating Costs and Expenses.....................    1,181,316          1,115,007         1,087,365
     Increase in Deferred Policy Acquisition Costs....      (34,726)           (14,951)          (27,597)
     Dividends to Policyholders.......................       14,242             15,755            20,153
                                                         ----------         ----------        ----------
     Underwriting Income (Loss) Before Increase in
       Unpaid Claims for Asbestos-Related Settlement
       and Return Premium for Medical Malpractice
       Commutation....................................       14,908            (50,652)           15,894
     Increase in Unpaid Claims for Asbestos-Related
       Settlement.....................................     (675,000)                --                --
     Return Premium for Medical Malpractice
       Commutation....................................      125,000                 --                --
                                                         ----------         ----------        ----------
     Underwriting Income (Loss) Before Income Tax.....     (535,092)           (50,652)           15,894
     Federal and Foreign Income Tax Credit............     (197,600)           (35,300)(a)        (2,700)
                                                         ----------         ----------        ----------
     UNDERWRITING INCOME (LOSS).......................     (337,492)           (15,352)           18,594
                                                         ----------         ----------        ----------
  INVESTMENTS
     Investment Income Before Expenses and Income Tax       541,749            501,140           476,984
     Investment Expenses..............................        8,040              7,685             7,489
                                                         ----------         ----------        ----------
     Investment Income Before Income Tax..............      533,709            493,455           469,495
     Federal and Foreign Income Tax...................       78,300             70,700            71,900
                                                         ----------         ----------        ----------
     INVESTMENT INCOME................................      455,409            422,755           397,595
                                                         ----------         ----------        ----------
  PROPERTY AND CASUALTY INCOME........................   $  117,917         $  407,403        $  416,189
                                                         ==========         ==========        ==========

LIFE AND HEALTH INSURANCE
  Premiums and Policy Charges.........................   $  801,236         $  689,173        $  634,016
  Investment Income...................................      205,891            192,748           177,654
                                                         ----------         ----------        ----------
  Total Revenues......................................    1,007,127            881,921           811,670
                                                         ----------         ----------        ----------
  Benefits............................................      669,422            591,009           527,551
  Operating Costs and Expenses........................      248,976            216,411           210,863
                                                         ----------         ----------        ----------
  Life and Health Income Before Income Tax............       88,729             74,501            73,256
  Federal Income Tax..................................       26,212             18,280            22,137
                                                         ----------         ----------        ----------
  LIFE AND HEALTH INCOME..............................   $   62,517         $   56,221        $   51,119
                                                         ==========         ==========        ==========

REAL ESTATE
  Revenues............................................   $  160,650         $  149,945        $  140,957
  Cost of Sales and Expenses..........................      158,599            134,851           106,169
                                                         ----------         ----------        ----------
  Real Estate Income Before Income Tax................        2,051             15,094            34,788
  Federal Income Tax..................................        4,244              5,044             9,781
                                                         ----------         ----------        ----------
  REAL ESTATE INCOME (LOSS)...........................   $   (2,193)        $   10,050        $   25,007
                                                         ==========         ==========        ==========
CORPORATE, NET OF TAX.................................   $   14,357         $   19,794        $   16,325
                                                         ==========         ==========        ==========

REALIZED INVESTMENT GAINS, NET OF TAX.................   $  151,619         $  123,631        $   43,344
                                                         ==========         ==========        ==========

     INCOME BEFORE CUMULATIVE EFFECT OF
       CHANGES IN ACCOUNTING PRINCIPLES...............   $  344,217         $  617,099        $  551,984
                                                         ==========         ==========        ==========

(a) Reflects a benefit of $12,000,000 resulting from a reversal of income tax reserves based on a settlement of prior years' taxes.

The above federal and foreign income tax provisions represent allocations of the consolidated provision.

PROPERTY AND CASUALTY UNDERWRITING RESULTS

NET PREMIUMS WRITTEN (In Millions of Dollars)

                                       1993         1992        1991        1990        1989
Personal Insurance
  Automobile........................ $  191.7     $  190.9    $  189.5    $  192.0    $  188.6
  Homeowners........................    428.4        416.9       432.2       408.7       373.6
  Other.............................    194.4        188.6       193.0       187.8       177.8
                                     --------     --------    --------    --------    --------
                                        814.5        796.4       814.7       788.5       740.0
                                     --------     --------    --------    --------    --------
Standard Commercial Insurance
  Multiple Peril....................    528.8        483.2       482.6       466.7       437.7
  Casualty..........................    626.0(a)     481.7       456.1       427.7       404.8
  Workers' Compensation.............    172.0        168.6       177.1       151.4       137.9
                                     --------     --------    --------    --------    --------
                                      1,326.8(a)   1,133.5     1,115.8     1,045.8       980.4
                                     --------     --------    --------    --------    --------
Specialty Commercial Insurance
  Fidelity and Surety...............    618.7        585.1       538.0       514.2       483.5
  Other.............................    650.8        566.6       496.7       443.9       408.5
                                     --------     --------    --------    --------    --------
                                      1,269.5      1,151.7     1,034.7       958.1       892.0
                                     --------     --------    --------    --------    --------
Reinsurance Assumed.................    235.5        160.9       147.1       127.3       122.5
                                     --------     --------    --------    --------    --------
       Total........................ $3,646.3(a)  $3,242.5    $3,112.3    $2,919.7    $2,734.9
                                     ========     ========    ========    ========    ========




(a) Includes a $125 million return premium to the Corporation's property and casualty insurance subsidiaries related to the commutation of a medical malpractice reinsurance agreement. Excluding this return premium, net premiums written were $501.0 million for Casualty, $1,201.8 million for Standard Commercial and $3,521.3 million in Total.

COMBINED LOSS AND EXPENSE RATIOS

Personal Insurance
  Automobile........................     97.6%       100.2%      106.2%      106.1%      102.8%
  Homeowners........................    100.2        113.3       106.0       104.1       108.2
  Other.............................     84.2         89.9        93.5        95.6       100.5
                                     --------     --------    --------    --------    --------
                                         95.8        104.6       103.1       102.5       104.9
                                     --------     --------    --------    --------    --------
Standard Commercial Insurance
  Multiple Peril....................    110.6        112.8       109.0       107.9       107.3
  Casualty..........................    190.6(b)      94.2        86.2        99.1       106.9
  Workers' Compensation.............    117.9        118.7       130.6       138.5       149.2
                                     --------     --------    --------    --------    --------
                                        149.7(b)     105.7       102.6       108.2       112.2
                                     --------     --------    --------    --------    --------
Specialty Commercial Insurance
  Fidelity and Surety...............     78.1         81.3        82.4        78.9        76.9
  Other.............................    103.4        100.2        98.9        97.3       100.5
                                     --------     --------    --------    --------    --------
                                         91.0         90.5        90.3        87.3        87.7
                                     --------     --------    --------    --------    --------
Reinsurance Assumed.................    111.8        126.9       119.3       109.2        97.2
                                     --------     --------    --------    --------    --------
       Total........................    114.8%(b)    101.1%       99.5%       99.7%      101.5%
                                     ========     ========    ========    ========    ========


(b) Includes the effects of a $675 million increase in unpaid claims related to an agreement for the settlement of asbestos-related litigation and the $125 million return premium related to the commutation of a medical malpractice reinsurance agreement. Excluding the effects of these items, the combined loss and expense ratio was 100.7% for Casualty, 107.6% for Standard Commercial and 99.0% in Total.

The combined loss and expense ratio, expressed as a percentage, is the key measure of underwriting profitability traditionally used in the property and casualty insurance business. It is the sum of the ratio of losses to premiums earned plus the ratio of underwriting expenses to premiums written after reducing both premium amounts by dividends to policyholders.

TEN YEAR FINANCIAL SUMMARY

(in thousands except for per share amounts)

FOR THE YEAR                           1993               1992           1991           1990               1989
REVENUES
  Property and Casualty Insurance
   Premiums Earned.................... $ 3,504,838(a)     $ 3,163,288    $ 3,037,168    $ 2,836,135     $ 2,693,553
   Investment Income..................     541,749            501,140        476,984        463,413         426,267
  Life and Health Insurance
   Premiums and Policy Charges........     801,236            689,173        634,016        561,961         496,405
   Investment Income..................     205,891            192,748        177,654        171,570         159,828
  Real Estate.........................     160,650            149,945        140,957        174,846         221,338
  Corporate Investment Income.........      52,706             57,176         46,400         39,555          25,167
  Realized Investment Gains (Losses)..     232,638            187,349         65,718         46,317          46,942
     TOTAL REVENUES...................   5,499,708          4,940,819      4,578,897      4,293,797       4,069,500

COMPONENTS OF NET INCOME*
  Property and Casualty Insurance
   Underwriting Income (Loss) (b).....    (337,492)(c)        (15,352)        18,594         20,709(e)      (25,040)
   Investment Income..................     455,409            422,755        397,595        371,351         330,096
  Life and Health Insurance...........      62,517             56,221         51,119         45,081          42,103
  Real Estate Income (Loss)...........      (2,193)            10,050         25,007         40,015          42,021
  Corporate...........................      14,357             19,794         16,325         14,760             705
  Realized Investment Gains (Losses)..     151,619            123,631         43,344         30,193          30,932

     INCOME BEFORE CUMULATIVE EFFECT
      OF CHANGES IN ACCOUNTING
      PRINCIPLES......................     344,217            617,099        551,984        522,109         420,817
     Per Share (b)....................        3.91(c)            6.96           6.32           6.07(e)         4.91
     NET INCOME.......................     324,217(d)         617,099        551,984        522,109         420,817
     Per Share........................        3.69(d)            6.96           6.32           6.07            4.91

DIVIDENDS DECLARED ON COMMON STOCK....     150,784            139,612        127,757        109,136          96,515
     Per Share........................        1.72               1.60           1.48           1.32            1.16

CHANGE IN UNREALIZED APPRECIATION OF
  EQUITY SECURITIES, NET OF
  DEFERRED INCOME TAX.................      46,534            (82,082)        12,163        (19,425)         70,330

AT YEAR END
TOTAL ASSETS..........................  19,436,870         17,559,182     16,163,605     14,510,750      13,384,850
INVESTED ASSETS
  Property and Casualty Insurance.....   8,403,141          7,767,462      7,086,572      6,297,825       5,793,656
  Life and Health Insurance...........   2,473,253          2,208,803      2,063,518      1,928,687       1,752,532
  Corporate...........................     965,715            955,828        840,291        688,380         647,817
PROPERTY AND CASUALTY UNPAID CLAIMS...   8,235,442          7,220,919      6,591,305      6,016,396       5,605,006
LIFE AND HEALTH POLICY LIABILITIES....   2,446,620          2,193,486      2,072,727      1,959,568       1,806,325
LONG TERM DEBT........................   1,273,830          1,072,841      1,053,550        820,825         612,874
SHAREHOLDERS' EQUITY..................   4,196,129          3,954,402      3,541,605      2,882,639       2,603,739
     Per Common Share.................       47.84              45.18          40.74          35.19           30.84

 * The federal and foreign income tax provided for each component of net income represents its allocated portion of the consolidated provision.

   Prior year amounts have been restated to reflect the accounting changes prescribed by Statement of Financial Accounting Standards No. 113, Accounting and Reporting for Reinsurance of Short-Duration and Long-Duration Contracts.

FOR THE YEAR                               1988            1987            1986           1985           1984
REVENUES
  Property and Casualty Insurance
   Premiums Earned....................    $ 2,705,560    $ 2,615,866     $2,250,758     $1,507,127     $1,331,112
   Investment Income..................        364,126        266,230        216,558        190,609        160,644
  Life and Health Insurance
   Premiums and Policy Charges........        426,992        384,108        323,293        302,711        263,690
   Investment Income..................        144,264        124,640        104,934         96,786         74,277
  Real Estate.........................        155,170        143,381        181,184        194,758        133,787
  Corporate Investment Income.........         17,806         17,531         18,329          6,929          3,984
  Realized Investment Gains (Losses)..        (17,987)       (22,561)        97,710        109,666         25,405
     TOTAL REVENUES...................      3,795,931      3,529,195      3,192,766      2,408,586      1,992,899

COMPONENTS OF NET INCOME*
  Property and Casualty Insurance
   Underwriting Income (Loss) (b).....         15,818         62,394        (29,837)      (188,045)      (115,262)
   Investment Income..................        290,647        226,546        177,146        137,047        115,291
  Life and Health Insurance...........         31,458         23,889         36,573         34,340         46,531(f)
  Real Estate Income (Loss)...........         40,018         36,079         32,756         29,502         24,490
  Corporate...........................         (5,357)        (4,229)        (2,203)        (1,905)        (2,456)
  Realized Investment Gains (Losses)..        (12,959)       (14,619)        53,506         59,601         14,405

     INCOME BEFORE CUMULATIVE EFFECT
      OF CHANGES IN ACCOUNTING
      PRINCIPLES......................        359,625        330,060        267,941         70,540         82,999
     Per Share (b)....................           4.27           3.97           3.53            .96           1.42(f)
     NET INCOME.......................        359,625        330,060        267,941         70,540         82,999
     Per Share........................           4.27           3.97           3.53            .96           1.42

DIVIDENDS DECLARED ON COMMON STOCK....         87,766         71,443         60,485         47,710         42,992
     Per Share........................           1.08            .89            .80            .76            .73

CHANGE IN UNREALIZED APPRECIATION OF
  EQUITY SECURITIES, NET OF
  DEFERRED INCOME TAX.................         29,815         12,294         12,878         50,650        (27,082)

AT YEAR END
TOTAL ASSETS..........................     11,507,145     10,167,250      8,486,643      6,801,928      4,987,202
INVESTED ASSETS
  Property and Casualty Insurance.....      5,153,027      4,519,268      3,574,360      2,832,286      1,979,917
  Life and Health Insurance...........      1,582,962      1,401,553      1,127,695      1,012,820        927,613
  Corporate...........................        366,237        256,397        295,617         76,272         50,677
PROPERTY AND CASUALTY UNPAID CLAIMS...      4,585,848      3,888,485      3,069,083      2,345,527      1,698,584
LIFE AND HEALTH POLICY LIABILITIES....      1,645,195      1,430,119      1,067,290        939,937        867,690
LONG TERM DEBT........................        362,779        325,049        391,801        388,121        201,120
SHAREHOLDERS' EQUITY..................      2,238,447      1,937,033      1,559,138      1,088,400        878,417
     Per Common Share.................          27.54          23.85          20.06          14.88          13.94


    (a) Premiums earned have been increased by a $125,000,000 return premium to the Corporation's property and casualty insurance subsidiaries related to the commutation of a medical malpractice reinsurance agreement.
    (b) Net income has been increased by tax benefits of $6,400,000 or $.07 per share in 1992, $7,200,000 or $.08 per share in 1991, $10,800,000 or $.12 per share in 1990, $19,200,000 or $.22 per share in 1989, $20,400,000 or
        $.24 per share in 1988 and $28,800,000 or $.34 per share in 1987 relating to the exclusion from taxable income of a portion of the "fresh start" discount on property and casualty unpaid claims as a result of the Tax Reform Act of 1986.
    (c) Net income has been reduced by a net charge of $357,500,000 or $3.95 per share for the after-tax effects of a $675,000,000 increase in unpaid claims related to an agreement for the settlement of asbestos-related litigation and the $125,000,000 return premium related to the commutation of a medical malpractice reinsurance agreement.
    (d) Net income has been reduced by a one-time charge of $20,000,000 or $.22 per share for the cumulative effect of changes in accounting principles resulting from the Corporation's adoption of Statements of Financial Accounting Standards No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions, and No. 109, Accounting for Income Taxes.
    (e) Net income has been increased by the one-time benefit of a $14,000,000 or $.16 per share elimination of deferred income taxes relating to estimated property and casualty salvage and subrogation recoverable as a result of the Revenue Reconciliation Act of 1990.
    (f) Net income has been increased by the one-time benefit of a $20,000,000 or $.34 per share elimination of deferred income taxes relating to life insurance policy reserves as a result of the Tax Reform Act of 1984.

THE CHUBB CORPORATION
CONSOLIDATED STATEMENTS OF INCOME

                                                                           IN THOUSANDS
                                                                     YEARS ENDED DECEMBER 31
                                                             1993             1992              1991
                                                          ----------       ----------        ----------
REVENUES
     Premiums Earned and Policy Charges (Notes 12
       and 13)..........................................  $4,306,074       $3,852,461        $3,671,184
     Investment Income (Note 3).........................     800,346          751,064           701,038
     Real Estate........................................     160,650          149,945           140,957
     Realized Investment Gains (Note 3).................     232,638          187,349            65,718
                                                          ----------       ----------        ----------
          TOTAL REVENUES................................   5,499,708        4,940,819         4,578,897
                                                          ----------       ----------        ----------
BENEFITS, CLAIMS AND EXPENSES
     Insurance Claims and Policyholders' Benefits
       (Notes 13 and 14)................................   3,548,520        2,689,138         2,468,904
     Amortization of Deferred Policy Acquisition Costs
       (Note 4).........................................   1,012,105          968,611           936,190
     Other Insurance Operating Costs and Expenses.......     395,605          361,312           352,452
     Real Estate Cost of Sales and Expenses.............     158,599          134,851           106,169
     Investment Expenses................................      11,091           10,679            10,416
     Corporate Expenses.................................      29,296           27,787            21,090
                                                          ----------       ----------        ----------
          TOTAL BENEFITS, CLAIMS AND EXPENSES...........   5,155,216        4,192,378         3,895,221
                                                          ----------       ----------        ----------
          INCOME BEFORE FEDERAL AND FOREIGN
            INCOME TAX..................................     344,492          748,441           683,676

FEDERAL AND FOREIGN INCOME TAX (NOTE 8).................         275          131,342           131,692
                                                          ----------       ----------        ----------
          INCOME BEFORE CUMULATIVE EFFECT OF CHANGES IN
            ACCOUNTING PRINCIPLES.......................     344,217          617,099           551,984

CUMULATIVE EFFECT OF CHANGES IN ACCOUNTING PRINCIPLES,
  NET OF TAX (NOTE 2)...................................     (20,000)              --                --
                                                          ----------       ----------        ----------
          NET INCOME....................................  $  324,217       $  617,099        $  551,984
                                                          ==========       ==========        ==========
PER SHARE DATA (NOTE 1)
     Income Before Cumulative Effect of Changes in
       Accounting Principles............................  $     3.91       $     6.96        $     6.32
     Cumulative Effect of Changes in Accounting
       Principles.......................................        (.22)              --                --
                                                          ----------       ----------        ----------
          Net Income....................................  $     3.69       $     6.96        $     6.32
                                                          ==========       ==========        ==========


See accompanying notes.

THE CHUBB CORPORATION
CONSOLIDATED BALANCE SHEETS

                                                                                IN THOUSANDS
                                                                                 DECEMBER 31
                                                                            1993            1992
                                                                         -----------     -----------
ASSETS
  Invested Assets (Note 3)
     Short Term Investments..........................................    $   531,282     $   263,205
     Fixed Maturities
       Held for Investment
          Tax Exempt (market $6,048,421 and $5,401,783)..............      5,528,880       5,080,706
          Taxable (market $2,726,032 and $2,810,898).................      2,528,907       2,658,857
       Available-for-Sale -- Taxable (market $2,148,500 and
        $2,047,602)..................................................      2,128,677       1,998,190
     Equity Securities (cost $709,905 and $591,914)..................        930,047         738,215
     Mortgage Loans..................................................         15,121          27,618
     Policy Loans....................................................        179,195         165,302
                                                                         -----------     -----------
       TOTAL INVESTED ASSETS.........................................     11,842,109      10,932,093

  Cash (Note 7)......................................................          4,586           6,744
  Accrued Investment Income..........................................        204,961         200,497
  Premiums Receivable................................................        720,122         670,793
  Reinsurance Recoverable on Property and Casualty Unpaid Claims
     (Note 12).......................................................      1,785,396       1,953,305
  Prepaid Reinsurance Premiums.......................................        427,295         369,328
  Funds in Escrow -- Asbestos-Related Settlement (Note 14)...........        538,172              --
  Deferred Policy Acquisition Costs (Note 4)
     Property and Casualty Insurance.................................        489,702         454,976
     Life and Health Insurance.......................................        522,544         474,293
  Real Estate Assets (Notes 5 and 7).................................      1,708,981       1,642,774
  Deferred Income Tax (Note 8).......................................        228,971          64,613
  Other Assets (Note 6)..............................................        964,031         789,766
                                                                         -----------     -----------
       TOTAL ASSETS..................................................    $19,436,870     $17,559,182
                                                                         ===========     ===========
LIABILITIES
  Property and Casualty Unpaid Claims (Note 14)......................    $ 8,235,442     $ 7,220,919
  Life and Health Policy Liabilities.................................      2,446,620       2,193,486
  Unearned Premiums..................................................      2,179,863       1,980,439
  Short Term Debt (Note 7)...........................................         94,840         288,508
  Long Term Debt (Note 7)............................................      1,273,830       1,072,841
  Dividend Payable to Shareholders...................................         37,715          35,001
  Accrued Expenses and Other Liabilities (Note 9)....................        972,431         813,586
                                                                         -----------     -----------
       TOTAL LIABILITIES.............................................     15,240,741      13,604,780
                                                                         -----------     -----------
COMMITMENTS AND CONTINGENT LIABILITIES (NOTES 11, 14 AND 15)

SHAREHOLDERS' EQUITY (NOTE 18)
  Preferred Stock -- Authorized 4,000,000 Shares;
     $1 Par Value; Issued -- None....................................             --              --
  Common Stock -- Authorized 300,000,000 Shares;
     $1 Par Value; Issued 87,709,465 and 87,519,560 Shares...........         87,709          87,520
  Paid-In Surplus....................................................        782,186         772,815
  Retained Earnings..................................................      3,313,140       3,139,707
  Foreign Currency Translation Gains (Losses), Net of Income Tax.....            327          (5,164)
  Unrealized Appreciation of Equity Securities,
     Net of Deferred Income Tax (Note 3).............................        143,093          96,559
  Receivable from Employee Stock Ownership Plan (Note 10)............       (130,326)       (137,035)
                                                                         -----------     -----------
       TOTAL SHAREHOLDERS' EQUITY....................................      4,196,129       3,954,402
                                                                         -----------     -----------
       TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY....................    $19,436,870     $17,559,182
                                                                         ===========     ===========


See accompanying notes.

THE CHUBB CORPORATION
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                          IN THOUSANDS
                                                                     YEARS ENDED DECEMBER 31
                                                                1993          1992          1991
                                                             ----------    ----------    ----------
PREFERRED STOCK
     Balance, Beginning and End of Year....................  $       --    $       --    $       --
                                                             ----------    ----------    ----------
COMMON STOCK
     Balance, Beginning of Year............................      87,520        86,938        81,912
     Shares Issued upon Conversion of Long Term Debt.......          --            --         4,687
     Shares Issued under Stock Option and Purchase Plans...         126           515           276
     Shares Awarded under Incentive Plans..................          63            67            63
                                                             ----------    ----------    ----------
          Balance, End of Year.............................      87,709        87,520        86,938
                                                             ----------    ----------    ----------
PAID-IN SURPLUS
     Balance, Beginning of Year............................     772,815       749,742       542,331
     Conversion of Long Term Debt..........................          --            --       196,040
     Additions Resulting from Shares Issued under Stock
       Option and Purchase Plans...........................       4,944        19,068         7,804
     Additions Resulting from Shares Awarded under
       Incentive Plans.....................................       4,427         4,005         3,567
                                                             ----------    ----------    ----------
          Balance, End of Year.............................     782,186       772,815       749,742
                                                             ----------    ----------    ----------
RETAINED EARNINGS
     Balance, Beginning of Year............................   3,139,707     2,662,220     2,237,993
     Net Income............................................     324,217       617,099       551,984
     Dividends Declared (per share $1.72, $1.60 and $1.48).    (150,784)     (139,612)     (127,757)
                                                             ----------    ----------    ----------
          Balance, End of Year.............................   3,313,140     3,139,707     2,662,220
                                                             ----------    ----------    ----------
FOREIGN CURRENCY TRANSLATION GAINS (LOSSES)
     Balance, Beginning of Year............................      (5,164)        7,243         2,730
     Change, Net of Income Tax (Note 17)...................       5,491       (12,407)        4,513
                                                             ----------    ----------    ----------
          Balance, End of Year.............................         327        (5,164)        7,243
                                                             ----------    ----------    ----------
UNREALIZED APPRECIATION OF EQUITY SECURITIES
     Balance, Beginning of Year............................      96,559       178,641       166,478
     Change, Net of Deferred Income Tax....................      46,534       (82,082)       12,163
                                                             ----------    ----------    ----------
          Balance, End of Year.............................     143,093        96,559       178,641
                                                             ----------    ----------    ----------
RECEIVABLE FROM EMPLOYEE STOCK OWNERSHIP PLAN
     Balance, Beginning of Year............................    (137,035)     (143,179)     (148,805)
     Principal Repayments..................................       6,709         6,144         5,626
                                                             ----------    ----------    ----------
          Balance, End of Year.............................    (130,326)     (137,035)     (143,179)
                                                             ----------    ----------    ----------
          TOTAL SHAREHOLDERS' EQUITY.......................  $4,196,129    $3,954,402    $3,541,605
                                                             ==========    ==========    ==========

See accompanying notes.

THE CHUBB CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                        IN THOUSANDS
                                                                   YEARS ENDED DECEMBER 31
                                                             1993            1992           1991
                                                          -----------    -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net Income..........................................    $   324,217    $   617,099    $   551,984
  Adjustments to Reconcile Net Income to Net Cash
   Provided by Operating Activities
     Increase in Property and Casualty
       Unpaid Claims, Net.............................      1,182,432        523,750        442,727
     Increase (Decrease) in Life and Health Policy
       Liabilities, Net...............................         55,841        (14,372)        (5,907)
     Increase in Unearned Premiums, Net...............        141,457         79,218         75,096
     Increase in Premiums Receivable..................        (49,329)        (1,241)        (4,541)
     Funds in Escrow -- Asbestos-Related Settlement...       (538,172)            --             --
     Medical Malpractice Reinsurance Premium
       Receivable.....................................       (125,000)            --             --
     Increase in Deferred Policy Acquisition Costs....        (82,977)       (43,739)       (54,397)
     Deferred Income Tax Credit.......................       (116,720)       (55,303)       (48,159)
     Realized Investment Gains........................       (232,638)      (187,349)       (65,718)
     Cumulative Effect of Changes in Accounting
       Principles.....................................         20,000             --             --
     Other, Net.......................................        116,410        (60,207)       (16,591)
                                                          -----------    -----------    -----------
       NET CASH PROVIDED BY OPERATING
         ACTIVITIES...................................        695,521        857,856        874,494
                                                          -----------    -----------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES
  Proceeds from Sales of Fixed Maturities.............      4,051,247      2,509,625      3,478,051
  Proceeds from Maturities of Fixed Maturities........        671,229        560,752        405,181
  Proceeds from Sales of Equity Securities............        298,790        810,438        340,375
  Purchases of Fixed Maturities.......................     (5,005,539)    (4,378,183)    (5,003,046)
  Purchases of Equity Securities......................       (357,254)      (396,045)      (604,710)
  Decrease (Increase) in Short Term Investments, Net..       (268,077)         4,327        398,505
  Increase (Decrease) in Net Payable from Security
     Transactions Not Settled.........................        (19,092)        41,858         29,696
  Additions to Real Estate Properties, Net............        (69,552)       (83,703)      (160,037)
  Purchases of Fixed Assets...........................        (47,332)       (33,075)       (46,336)
  Other, Net..........................................         (8,344)         7,706         (3,455)
                                                          -----------    -----------    -----------
       NET CASH USED IN INVESTING ACTIVITIES..........       (753,924)      (956,300)    (1,165,776)
                                                          -----------    -----------    -----------
CASH FLOWS FROM FINANCING ACTIVITIES
  Deposits Credited to Policyholder Funds.............        295,189        232,032        213,368
  Withdrawals from Policyholder Funds.................       (108,116)      (106,592)       (99,113)
  Proceeds from Issuance of Long Term Debt............        255,045         58,217        315,908
  Repayment of Long Term Debt.........................        (55,928)       (38,926)        (3,118)
  Increase (Decrease) in Short Term Debt, Net.........       (193,668)        61,808        (28,109)
  Dividends Paid to Shareholders......................       (148,070)      (136,772)      (122,625)
  Other, Net..........................................         11,793         25,664         13,058
                                                          -----------    -----------    -----------
       NET CASH PROVIDED BY FINANCING ACTIVITIES......         56,245         95,431        289,369
                                                          -----------    -----------    -----------
Net Decrease in Cash..................................         (2,158)        (3,013)        (1,913)
Cash at Beginning of Year.............................          6,744          9,757         11,670
                                                          -----------    -----------    -----------
       CASH AT END OF YEAR............................    $     4,586    $     6,744    $     9,757
                                                          ===========    ===========    ===========
SUPPLEMENTAL CASH FLOW INFORMATION
  Cash Paid During the Year for
     Interest (Net of Amounts Capitalized)............    $    56,156    $    53,898    $    42,692
     Federal and Foreign Income Taxes.................        126,955        202,431        180,659

See accompanying notes.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Basis of Presentation

  The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles and include the accounts of The Chubb Corporation (Corporation) and its property and casualty insurance, life and health insurance and real estate development subsidiaries. Significant intercompany transactions have been eliminated in consolidation.

  In 1993, the Corporation adopted Statement of Financial Accounting Standards
(SFAS) No. 106, Employers Accounting for Postretirement Benefits Other Than Pensions, SFAS No. 109, Accounting for Income Taxes, and SFAS No. 113, Accounting and Reporting for Reinsurance of Short-Duration and Long-Duration Contracts. The accounting changes for SFAS No. 106 and SFAS No. 109 have not been retroactively applied; accordingly, the 1992 and 1991 consolidated financial statements have not been restated for these changes in accounting policies. The accounting changes for SFAS No. 113 have been retroactively applied; however, there was no effect on prior years' net income. These accounting changes are further described in Note (2).

  Certain other amounts in the financial statements for prior years have been reclassified to conform with the 1993 presentation.

(b) Investments

  Short term investments, which have an original maturity of one year or less, are carried at amortized cost.

  Fixed maturities, which include bonds and redeemable preferred stocks, are purchased to support the investment strategies of the Corporation and its insurance subsidiaries. These strategies are developed based on many factors including rate of return, maturity, credit risk, tax considerations and regulatory requirements. Those fixed maturities which the Corporation and its insurance subsidiaries have the ability and intent to hold to maturity are considered held for investment and carried at amortized cost. Fixed maturities which may be sold prior to maturity to support the investment strategies of the Corporation and its insurance subsidiaries are considered available for sale and carried at the lower of the aggregate amortized cost or market value as of the balance sheet dates.

  Equity securities, which include common stocks and non-redeemable preferred stocks, are carried at market values as of the balance sheet dates.

  Mortgage loans and policy loans of the insurance subsidiaries are carried at unpaid principal balances.

  Realized gains and losses on the sale of investments are determined on the basis of the cost of the specific investments sold and are credited or charged to income. Unrealized appreciation or depreciation of equity securities, net of applicable deferred income tax, is excluded from income and credited or charged directly to a separate component of shareholders' equity.

(c) Premium Revenues and Related Expenses

  Property and casualty insurance premiums are earned on a monthly pro rata basis over the terms of the policies. Revenues include estimates of audit premiums and premiums on retrospectively rated policies. Unearned premiums represent the portion of premiums written applicable to the unexpired terms of policies in force. Acquisition costs, consisting of commissions, premium taxes and other costs that vary with and are primarily related to the production of business, are deferred by major product groups and amortized over the period in which the related premiums are earned.

  Premium receipts from universal life and other interest-sensitive life insurance contracts are not reported as revenues, but established as policyholder account balances. Revenues for these contracts consist of policy charges assessed against the policyholder account balances for the cost of insurance, policy administration and surrenders. Benefits include claims incurred in excess of the related policyholder account balances and interest credited to the policyholder account balances.

  Premiums for traditional life insurance contracts under which the premiums and benefits are fixed and guaranteed are recognized as revenues when due. Benefits and expenses are provided against such revenues so as to recognize profits over the estimated lives of the contracts. This is accomplished by means of the provision for future policy benefits and the deferral and subsequent amortization of acquisition costs.

  Health insurance premiums are earned on a monthly pro rata basis over the terms of the policies.

  Certain costs of acquiring life insurance contracts, principally commissions, underwriting costs and certain variable agency costs, are deferred. Deferred policy acquisition costs for universal life and other interest-sensitive life insurance contracts are amortized over the lives of the contracts in relation to the present value of estimated gross profits expected to be realized. Deferred policy acquisition costs for traditional life insurance contracts are amortized over the premium payment period of the related contracts using assumptions consistent with those used in computing policy liabilities.

  Deferred policy acquisition costs for all insurance operations are reviewed to determine that they do not exceed recoverable amounts, after considering anticipated investment income.

(d) Property and Casualty Unpaid Claims

  Liabilities for unpaid claims include the accumulation of individual case estimates for claims reported and estimates of unreported claims and claim settlement expenses less estimates of anticipated salvage and subrogation recoveries. Estimates are based upon past claim experience modified for current trends as well as prevailing economic, legal and social conditions. Such estimates are continually reviewed and updated. Any resulting adjustments are reflected in current operating results.

(e) Life and Health Policy Liabilities

  Liabilities for universal life and other interest-sensitive life insurance contracts represent the policyholder account balances before surrender charges. Interest crediting rates ranged from 4% to 7 5/8%.

  Liabilities for traditional life insurance contracts consist of future policy benefits which are computed by the net level premium method based upon estimated future investment yield, expected mortality and estimated withdrawals. Assumptions generally vary by plan, age at issue and year of issue. Interest rate assumptions ranged from 3% to 9%. Mortality is calculated principally on an experience multiple applied to select and ultimate tables in common usage in the industry. Estimated withdrawals are determined principally based on industry tables.

  Liabilities for health insurance include estimates for claims reported and for claims incurred but not reported.

(f) Reinsurance

  In the ordinary course of business, the Corporation's insurance subsidiaries assume and cede reinsurance with other insurance companies and are members of various pools and associations. These arrangements provide greater diversification of business and minimize the maximum net loss potential arising from large risks. A large portion of the reinsurance is effected under contracts known as treaties and in some instances by negotiation on individual risks. Certain of these arrangements consist of excess of loss and catastrophe contracts which protect against losses over stipulated amounts arising from any one occurrence or event. Reinsurance contracts do not relieve the Corporation's insurance subsidiaries of their obligation to the policyholders.

  Prepaid reinsurance premiums represent the portion of property and casualty insurance premiums ceded to reinsurers applicable to the unexpired terms of the reinsurance contracts in force.

  Commissions received related to reinsurance premiums are considered in determining net acquisition costs eligible for deferral.

  Reinsurance recoverable on unpaid claims and policy liabilities represent estimates of the portion of such liabilities that will be recovered from reinsurers, determined in a manner consistent with the liabilities associated with the reinsured policies.

(g) Real Estate

  Real estate properties are carried at cost and include real estate taxes, interest and other carrying costs incurred prior to completion of the assets for their intended use. Costs incurred during the initial leasing of income producing properties are capitalized until the project is substantially complete, subject to a maximum time period subsequent to completion of major construction activity.

  The carrying value of real estate properties does not exceed their ultimate net realizable value. Impairment would be recognized to the extent ultimate net realizable value were less than the carrying value. Ultimate net realizable value is determined based on the ability to fully recover costs through a future revenue stream supported principally by rental revenues, after consideration of related costs. The time value of money is not considered in assessing revenues versus costs.

  Depreciation of real estate properties is calculated using the straight-line method over the estimated useful lives of the properties.

  Real estate mortgages and notes receivable are carried at unpaid principal balances less an allowance for uncollectible amounts.

  The equity method of accounting is used for joint ventures in which the real estate subsidiaries own an interest of less than 50%.

  Profits on land and building sales are recognized at closing, subject to receipt of down payments and other requirements in accordance with applicable accounting guidelines. Profits on construction contracts are recognized using the percentage of completion method. Profits on condominium unit sales are recognized using the percentage of completion method, subject to achievement of a minimum level of unit sales.

(h) Property and Equipment

  Property and equipment used in operations are carried at cost less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets.

(i) Goodwill

  Goodwill, which represents the excess of the purchase price over the fair value of net assets of subsidiaries acquired, is amortized using the straight-line method over periods not exceeding 40 years. Total unamortized goodwill included in other assets was $69,755,000 and $71,941,000 at December 31, 1993 and 1992, respectively.

(j) Income Taxes

  The Corporation and its domestic subsidiaries file a consolidated federal income tax return.

  Deferred income tax assets and liabilities are recognized for the expected future tax effects attributable to temporary differences between the financial reporting and tax bases of assets and liabilities, based on enacted tax rates and other provisions of tax law. Prior to 1993, deferred income taxes were provided to recognize timing differences, which resulted from reporting certain revenues and expenses in different periods for financial reporting purposes than for income tax purposes.

  Deferred income taxes provided for unrealized appreciation of equity securities and foreign currency translation gains and losses are recorded as a charge or credit directly to the applicable component of shareholders' equity.

  U. S. federal income taxes are accrued on undistributed earnings of foreign subsidiaries.

(k) Foreign Exchange

  Assets and liabilities relating to foreign operations are translated into U.S. dollars using current exchange rates; revenues and expenses are translated into U. S. dollars using the average exchange rates for each year.

  The functional currency of most foreign operations is the currency of the local operating environment since their business is primarily transacted in such local currencies. Translation gains and losses, net of applicable income tax, are excluded from income and accumulated in a separate component of shareholders' equity.

(l) Fair Values of Financial Instruments

  Fair values of financial instruments are based on quoted market prices where available. Fair values of financial instruments for which quoted market prices are not available are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rates and the estimates of future cash flows. Accordingly, the derived fair value estimates cannot be substantiated by comparison to independent markets and are not necessarily indicative of the amounts that could be realized in immediate settlement of the instrument. Certain financial instruments, particularly insurance contracts, are excluded from fair value disclosure requirements.

  The methods and assumptions used to estimate the fair value of financial instruments are as follows:

    (i) The carrying value of short term investments approximates fair value due to the short maturities of these investments.

    (ii) Fair values of fixed maturities with active markets are based on quoted market prices. For fixed maturities that trade in less active markets, fair values are obtained from independent pricing services. Fair values of fixed maturities are principally a function of current interest rates. Care should be used in evaluating the significance of these estimated market values.

    (iii) Fair values of equity securities are based on quoted market prices.

    (iv) Fair values of mortgage loans and policy loans of the insurance subsidiaries are estimated using discounted cash flow analyses and approximate carrying values.

    (v) Fair values of real estate mortgages and notes receivable are estimated individually as the lesser of (1) the capitalization value of the non-discounted cash flow of the property serving as the collateral for the loan or (2) the value of the discounted cash flow required by the loan. The capitalization value is determined for each loan by applying the yield, adjusted for credit risk, of a U.S. Treasury security with a maturity similar to the loan to the estimated net cash flow from the property's underlying leases. A similar yield is used for the discounted cash flow analysis.

    (vi) The carrying value of short term debt approximates fair value due to the short maturities of this debt.

    (vii) Fair values of term loans and mortgages payable approximate carrying values because such loans and mortgages consist primarily of variable-rate debt that reprices frequently and recently issued debt with interest rates which approximate the current incremental borrowing rates of the issuing subsidiaries. Fair values of long term notes are based on prices quoted by dealers.

(m) Earnings Per Share

  Earnings per share amounts are based on the weighted average number of common and common equivalent shares outstanding during each year, which were 90,548,534, 90,093,741 and 88,637,522 in 1993, 1992 and 1991, respectively. The
5 1/2% convertible subordinated notes, which were converted or redeemed during 1991, and the 6% guaranteed exchangeable subordinated notes are both considered to be common equivalent shares during the period they were outstanding. The computation assumes the addition to income of the after-tax interest expense applicable to such notes.

(n) Cash Flow Information

  In the statements of cash flows, short term investments are not considered to be cash equivalents. The effect of changes in foreign exchange rates on cash balances was immaterial.

  In 1991, $199,915,000 of the 5 1/2% convertible subordinated notes was converted into 4,687,123 shares of common stock of the Corporation and a real estate development subsidiary assumed a $113,500,000 mortgage in connection with a property acquisition. These noncash transactions have been excluded from the statements of cash flows.

(o) Accounting Pronouncements Not Yet Adopted

  In May 1993, the Financial Accounting Standards Board (FASB) issued SFAS No. 114, Accounting by Creditors for Impairment of a Loan. SFAS No. 114 requires creditors to evaluate the collectibility of both contractual interest and contractual principal payments when assessing impairment. Currently, the Corporation assesses impairment based solely on the recoverability of the principal balance. SFAS No. 114 also requires creditors to measure impairment of a loan based on the present value of the loan's expected cash flows discounted at the loan's effective interest rate or, if more practical, based on the loan's market price or the fair value of the underlying collateral. SFAS No. 114 is effective for fiscal years beginning after December 15, 1994. Restatement of prior year financial statements is not permitted. Management has not yet determined in what year it intends to adopt SFAS No. 114. The impact of the Statement on the Corporation's financial position and future operating results has not yet been quantified.

  In May 1993, the FASB also issued SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities. Similar to the Corporation's current accounting policy for investments in fixed maturities and equity securities, SFAS No. 115 provides that the accounting for such securities depends on their classification as either held-to-maturity (currently referred to as held for investment), available-for-sale or trading. However, SFAS No. 115 establishes more stringent criteria to classify fixed maturities as held-to-maturity. Therefore, SFAS No. 115, when adopted, will result in an increase in the portion of the Corporation's fixed maturities classified as available-for-sale and a similar decrease in those classified as held-to-maturity. SFAS No. 115 also requires that fixed maturities classified as available-for-sale be carried at market value, with unrealized appreciation or depreciation excluded from income and credited or charged directly to a separate component of shareholders' equity. Currently, such fixed maturities are carried at the lower of the aggregate amortized cost or market value. Upon the Corporation's adoption of SFAS No. 115, deferred policy acquisition costs related to interest-sensitive life insurance contracts will be adjusted to reflect the effects that would have been recognized had the unrealized gains and losses relating to investments classified as available-for-sale actually been realized, with a corresponding charge or credit directly to the separate component of shareholders' equity. SFAS No. 115 is effective for fiscal years beginning after December 15, 1993 and may not be retroactively applied to prior years' financial statements. The Corporation will adopt the Statement in the first quarter of 1994. SFAS No. 115, when adopted, will increase shareholders' equity by an amount which has not yet been quantified. Adoption of the Statement will not have an impact on net income in the year of adoption or in future years.

(2) CHANGES IN ACCOUNTING PRINCIPLES

  Effective January 1, 1993, the Corporation adopted SFAS No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions. SFAS No. 106 requires the Corporation to accrue the expected cost of providing postretirement benefits, principally health care and life insurance, to employees and their beneficiaries and covered dependents during the years that the employees render the necessary service. Prior to 1993, the Corporation used the pay-as-you-go, or cash, method to recognize the cost of these benefits. The transition obligation of $89,400,000, which represents the unfunded and unrecognized accumulated postretirement benefit obligation as of January 1, 1993, was recognized in the first quarter of 1993 as the cumulative effect of a change in accounting principle. The cumulative effect, net of related income tax benefits of $30,400,000, was a decrease in net income of $59,000,000 or $.65 per share.

  Effective January 1, 1993, the Corporation also adopted SFAS No. 109, Accounting for Income Taxes. SFAS No. 109 prescribes an asset and liability method of accounting for income taxes, the objective of which is to recognize an asset or liability for the expected future tax effects attributable to temporary differences between the financial reporting and tax bases of assets and liabilities. Under the asset and liability method, deferred tax assets and liabilities are adjusted to reflect changes in tax rates and other provisions of tax law in the period in which such changes are enacted. (Prior to 1993, the Corporation used the deferred method, the objective of which was to match income tax expense with pre-tax accounting income. Under the deferred method, deferred tax assets and liabilities were not adjusted for changes in the provisions of the tax law.) Under SFAS No. 109, deferred tax assets are to be recognized unless it is more likely than not that some portion or all of the deferred tax assets will not be realized. SFAS No. 109 was implemented by including the cumulative effect of the change in accounting principle in net income in the first quarter of 1993. Such cumulative effect was an increase in net income of $39,000,000 or $.43 per share, due principally to the recognition of the tax benefit relating to the remaining "fresh start" discount on property and casualty unpaid claims as a result of the Tax Reform Act of 1986.

  In 1993, the Corporation adopted SFAS No. 113, Accounting and Reporting for Reinsurance of Short-Duration and Long-Duration Contracts. SFAS No. 113 establishes the conditions required for a contract with a reinsurer to be accounted for as reinsurance and prescribes accounting and reporting standards for those contracts. SFAS No. 113 requires that reinsurance recoverables and prepaid reinsurance premiums be reported separately as assets on the balance sheet rather than the previous practice of reducing the related insurance liabilities by such amounts. The change has been retroactively applied. Accordingly, the 1992 balance sheet amounts have been restated. The adoption of SFAS No. 113 had no effect on prior years' net income.

  Excluding the cumulative effect adjustments, the adoption of these statements did not have a significant effect on net income in 1993. Their impact on net income in future years is also not expected to be significant.

(3) INVESTED ASSETS AND RELATED INCOME

  (a) The sources of net investment income were as follows:

                                    Years Ended December 31
                                --------------------------------
                                  1993        1992        1991
                                --------    --------    --------
                                         (in thousands)
Fixed maturities..............  $734,353    $682,466    $614,667
Equity securities.............    23,709      43,141      47,091
Short term investments........    22,169      12,121      30,390
Other.........................    20,115      13,336       8,890
                                --------    --------    --------
  Gross investment income.....   800,346     751,064     701,038
Investment expenses...........    11,091      10,679      10,416
                                --------    --------    --------
                                $789,255    $740,385    $690,622
                                ========    ========    ========


  (b) Realized investment gains and losses were as follows:

                                         Years Ended December 31
                                     --------------------------------
                                       1993        1992        1991
                                     --------    --------    --------
                                              (in thousands)
Gross realized investment gains
    Fixed maturities............     $193,738    $ 74,253    $ 70,465
    Equity securities...........       62,274     157,356      41,393
                                     --------    --------    --------
                                      256,012     231,609     111,858
                                     --------    --------    --------
Gross realized investment losses
    Fixed maturities............       20,627      20,538       7,738
    Equity securities...........        2,747      23,722      38,402
                                     --------    --------    --------
                                       23,374      44,260      46,140
                                     --------    --------    --------
Realized investment gains.......      232,638     187,349      65,718
Income tax......................       81,019      63,718      22,374
                                     --------    --------    --------
                                     $151,619    $123,631    $ 43,344
                                     ========    ========    ========


  Proceeds from sales of fixed maturities considered available for sale were $3,471,404,000 and $2,114,707,000 in 1993 and 1992, respectively. Gross gains of
$152,483,000 and $57,191,000 and gross losses of $12,542,000 and $15,508,000 were realized on such sales in 1993 and 1992, respectively.

  (c) The components of unrealized appreciation of equity securities were as follows:

                                         December 31
                                   -----------------------
                                     1993           1992
                                   --------       --------
                                        (in thousands)
Gross unrealized appreciation...   $228,765       $151,262
Gross unrealized depreciation...      8,623          4,961
                                   --------       --------
                                    220,142        146,301
Deferred income tax.............     77,049         49,742
                                   --------       --------
                                   $143,093       $ 96,559
                                   ========       ========


  The change in unrealized appreciation of equity securities was as follows:

                                       Years Ended December 31
                                    ------------------------------
                                     1993       1992        1991
                                    -------   ---------    -------
                                            (in thousands)
Change in unrealized appreciation
  of equity securities...........   $73,841   $(124,361)   $18,298
Deferred income tax (credit).....    27,307     (42,279)     6,135
                                    -------   ---------    -------
                                    $46,534   $ (82,082)   $12,163
                                    =======   ==========   =======


     (d) The amortized cost and estimated market value of fixed maturities were as follows:

                                                                      December 31
                           ------------------------------------------------------------------------------------------------
                                                1993                                               1992
                           ----------------------------------------------  ------------------------------------------------
                                         Gross       Gross     Estimated                    Gross      Gross     Estimated
                            Amortized  Unrealized  Unrealized   Market      Amortized    Unrealized  Unrealized    Market
                              Cost       Gains      Losses       Value        Cost          Gains      Losses      Value
                           ----------  ----------  ---------- -----------  ----------    ----------  ---------- -----------
                                                                    (in thousands)
Held for investment
  Tax exempt............. $ 5,528,880   $519,989    $   448   $ 6,048,421  $5,080,706     $322,575    $ 1,498   $ 5,401,783
                          -----------   --------    -------   -----------  ----------     --------    -------   -----------
  Taxable
    Corporate bonds......   1,323,642    125,355      3,119     1,445,878   1,431,808       92,161      7,498     1,516,471
    Foreign bonds........     325,059     34,114        161       359,012     505,560       19,110        805       523,865
    Mortgage-backed
      securities.........     876,847     41,942      1,813       916,976     716,626       49,619      1,300       764,945
    Redeemable preferred
      stocks.............       3,359        807         --         4,166       4,863          810         56         5,617
                          -----------   --------    -------   -----------  ----------     --------    -------   -----------
                            2,528,907    202,218      5,093     2,726,032   2,658,857      161,700      9,659     2,810,898
                          -----------   --------    -------   -----------  ----------     --------    -------   -----------
      Total held for
        investment.......   8,057,787    722,207      5,541     8,774,453   7,739,563      484,275     11,157     8,212,681
                          -----------   --------    -------   -----------  ----------     --------    -------   -----------
Available for sale
  Taxable
    U.S. Government and
      government agency
      and authority
      obligations........     951,739      13,530     19,198       946,071   1,076,497      45,110        436     1,121,171
    Corporate bonds......      47,934         149        648        47,435     221,049         394      2,006       219,437
    Foreign bonds........     451,864      21,310         12       473,162     184,952       1,685      1,520       185,117
    Mortgage-backed
      securities.........     677,140      13,814      9,122       681,832     515,692      11,988      5,803       521,877
                          -----------    --------    -------   -----------  ----------    --------    -------   -----------
      Total available for
        sale.............   2,128,677      48,803     28,980     2,148,500   1,998,190      59,177      9,765     2,047,602
                          -----------    --------    -------   -----------  ----------    --------    -------   -----------
      Total fixed
        maturities....... $10,186,464    $771,010    $34,521   $10,922,953  $9,737,753    $543,452    $20,922   $10,260,283
                          ===========    ========    =======   ===========  ==========    ========    =======   ===========


     The increase in unrealized appreciation of fixed maturities was $213,959,000, $32,059,000 and $411,120,000 for the years ended December 31,
1993, 1992 and 1991, respectively.

     The amortized cost and estimated market value of fixed maturities at December 31, 1993 by contractual maturity were as follows:

                                                                                            Estimated
                                                                             Amortized       Market
                                                                               Cost           Value
                                                                            -----------    -----------
                                                                                  (in thousands)
               Due in one year or less....................................  $   259,188    $   264,183
               Due after one year through five years......................    1,586,837      1,694,341
               Due after five years through ten years.....................    2,657,578      2,894,833
               Due after ten years........................................    4,128,874      4,470,788
                                                                            -----------    -----------
                                                                              8,632,477      9,324,145
               Mortgage-backed securities.................................    1,553,987      1,598,808
                                                                            -----------    -----------
                                                                            $10,186,464    $10,922,953
                                                                            ===========    ===========


Actual maturities could differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

(4) DEFERRED POLICY ACQUISITION COSTS

     Policy acquisition costs deferred and the related amortization charged to income were as follows:

                                          Years Ended December 31
                                    -----------------------------------
                                       1993         1992         1991
                                    ---------    ---------    ---------
                                              (in thousands)
Property and Casualty Insurance
  Balance, beginning of year......  $ 454,976    $ 440,025    $ 412,428
                                    ---------    ---------    ---------
  Costs deferred during year
    Commissions and brokerage.....    463,977      432,608      437,426
    Premium taxes and assessments.    103,928      103,776       94,152
    Salaries and overhead.........    415,788      390,394      372,684
                                    ---------    ---------    ---------
                                      983,693      926,778      904,262
  Amortization during year........   (948,967)    (911,827)    (876,665)
                                    ---------    ---------    ---------
  Balance, end of year............  $ 489,702    $ 454,976    $ 440,025
                                    =========    =========    =========

Life and Health Insurance
  Balance, beginning of year......  $ 474,293    $ 445,505    $ 418,705
  Costs deferred during year......    111,389       85,572       86,325
  Amortization during year........    (63,138)     (56,784)     (59,525)
                                    ---------    ---------    ---------
  Balance, end of year............  $ 522,544    $ 474,293    $ 445,505
                                    =========    =========    =========


(5) REAL ESTATE ASSETS

  The components of real estate assets were as follows:

                                                              December 31
                                                        -----------------------
                                                           1993         1992
                                                        ----------   ----------
                                                            (in thousands)
Mortgages and notes receivable (net of
  allowance for uncollectible amounts of
  $54,948 and $33,234)................................  $  424,679   $  430,350
Income producing properties (net of
  accumulated depreciation of $23,983 and $15,626)....     795,205      461,238
Construction in progress..............................      67,087      229,657
Land under development and unimproved land............     422,010      521,529
                                                        ----------   ----------
                                                        $1,708,981   $1,642,774
                                                        ==========   ==========


  Substantially all mortgages and notes receivable are secured by buildings and land. The ultimate collectibility of the receivables, of which no significant amounts are due in the near term, is evaluated continuously and an appropriate allowance for uncollectible amounts established. Mortgages and notes receivable had an aggregate fair value of approximately $394,000,000 and $406,000,000 at December 31, 1993 and 1992, respectively. The fair value amounts represent point-in-time estimates that are not relevant in predicting future earnings or cash flows related to such receivables. The difference between the fair value and carrying value at December 31, 1993 is not expected to be realized as the real estate subsidiaries intend to hold the mortgages and notes to maturity.

(6) PROPERTY AND EQUIPMENT

  Property and equipment included in other assets were as follows:

                                               December 31
                                           -------------------
                                             1993       1992
                                           --------   --------
                                              (in thousands)
    Cost.................................. $329,876   $302,952
    Less accumulated depreciation.........  140,718    122,454
                                           --------   --------
                                           $189,158   $180,498
                                           ========   ========


  Depreciation expense was $39,951,000, $36,660,000 and $31,700,000 for 1993,
1992 and 1991, respectively.

(7) DEBT AND CREDIT ARRANGEMENTS

  (a) Short term debt consisted of the following:

                                               December 31
                                            ------------------
                                             1993       1992
                                            -------   --------
                                              (in thousands)
    Commercial paper....................... $89,540   $223,108
    Notes..................................   5,300     65,400
                                            -------   --------
                                            $94,840   $288,508
                                            =======   ========


  Short term debt is used primarily to support the real estate operations. The commercial paper is issued by Chubb Capital Corporation (Chubb Capital), a subsidiary of the Corporation, and is guaranteed by the Corporation. The notes are current obligations under revolving credit arrangements. Borrowings under these short term instruments are unsecured and are on terms and at interest rates generally extended to prime borrowers.

  (b) Long term debt consisted of the following:

                                    December 31
                 -------------------------------------------------
                           1993                     1992
                 -----------------------   -----------------------
                  Carrying       Fair       Carrying       Fair
                    Value       Value        Value        Value
                 ----------   ----------   ----------   ----------
                                   (in thousands)
Term loans...... $  306,236   $  306,236   $  352,475   $  352,475
Mortgages.......    217,594      217,594      220,366      220,366
8 3/4% notes....    150,000      171,188      150,000      163,388
8 5/8% notes....    100,000      103,500      100,000      106,665
6% notes........    150,000      153,188           --           --
6 7/8% notes....    100,000      103,875           --           --
6% exchangeable
  subordinated
  notes.........    250,000      266,250      250,000      303,125
                 ----------   ----------   ----------   ----------
                 $1,273,830   $1,321,831   $1,072,841   $1,146,019
                 ==========   ==========   ==========   ==========

  The term loans and mortgages are obligations of the real estate subsidiaries, except for a $6,637,000 mortgage loan of the life and health insurance subsidiaries. The term loans mature in varying amounts through 1997. Substantially all term loans are at an interest rate equivalent to the lower of the prime rate or a rate associated with the lender's cost of funds. At December 31, 1993, the interest rates related to these borrowings ranged from 4 1/4% to 10%. The real estate subsidiaries' mortgages payable are due in varying amounts monthly through 2013 with interest rates ranging from 5% to 12%. The term loans and mortgages payable are secured by real estate assets with a net book value of $860,097,000 at December 31, 1993.

  The life and health insurance subsidiaries' mortgage, which is secured by a portion of their home office complex, bears interest at 11 3/8% and is payable monthly through December 2000.

  The Corporation has outstanding $150,000,000 of unsecured 8 3/4% notes due November 15, 1999. In each of the years 1995 through 1998, the Corporation will pay as a mandatory sinking fund an amount sufficient to redeem $30,000,000 of principal. The notes will be redeemed on a pro rata basis on November 15 of each of these years at a redemption price of 100% of their principal amount.

  Chubb Capital has outstanding $100,000,000 of unsecured 8 5/8% notes due January 15, 1995 which are guaranteed by the Corporation.

  In February 1993, Chubb Capital sold $150,000,000 of 6% notes due February 1, 1998 and $100,000,000 of 6 7/8% notes due February 1, 2003, the aggregate net proceeds from which were $248,128,000. These notes are unsecured and are guaranteed by the Corporation.

  Chubb Capital has outstanding in the Eurodollar market $250,000,000 of 6% exchangeable subordinated notes due May 15, 1998, which are guaranteed by the Corporation. The notes are exchangeable at the option of the holder into 11.628 shares of common stock of the Corporation for each $1,000 of principal amount, equivalent to a conversion price of $86.00 per share. The notes are redeemable, in whole or in part, at the option of Chubb Capital, at any time on or after May 15, 1994, at redemption prices declining annually from 103.4% of the principal amount if redeemed before May 15, 1995 to 100.9% of the principal amount if redeemed on or after May 15, 1997.

  The amounts of long term debt due annually during the five years subsequent to December 31, 1993 are as follows:

                           Term Loans
       Years Ending           and
       December 31         Mortgages         Notes        Total
    ------------------     ----------      --------      --------
                           (in thousands)
    1994..................  $107,136       $     --      $107,136
    1995..................   139,447        130,000       269,447
    1996..................   219,854         30,000       249,854
    1997..................    42,579         30,000        72,579
    1998..................     2,881        430,000       432,881

  (c) Interest costs of $92,905,000, $94,824,000 and $90,911,000 were incurred in 1993, 1992 and 1991, respectively, of which $28,685,000, $40,284,000 and
$46,369,000 were capitalized.

  (d) The Corporation has a revolving credit agreement with a group of banks that provides for unsecured borrowings of up to $300,000,000. The agreement terminates on November 30, 1994 at which time any loans then outstanding become payable. Borrowings will, at the Corporation's option, bear interest at various rates, all of which are based on market rates. The Corporation pays a facility fee of 1/4% per annum. As of December 31, 1993, there were no borrowings under this agreement. The Corporation and its subsidiaries had additional unused lines of credit of approximately $186,000,000 at December 31, 1993. These lines of credit generally have terms ranging from thirty days to one year and are paid for with a combination of fees and compensating bank balances. Unused credit facilities are available to support the commercial paper borrowing arrangement.

(8) FEDERAL AND FOREIGN INCOME TAX

     (a) Income tax expense consisted of the following components:

                                                                            Years Ended December 31
                                                                      -----------------------------------
                                                                        1993          1992         1991
                                                                      ---------     --------     --------
                                                                                (in thousands)
        Current tax
          United States............................................   $ 105,293     $159,193     $148,913
          Foreign..................................................      11,702       27,452       30,938
        Deferred tax credit, principally United States.............    (116,720)     (55,303)     (48,159)
                                                                      ---------     --------     --------
                                                                      $     275     $131,342     $131,692
                                                                      =========     ========     ========


     The Tax Reform Act of 1986 requires property and casualty insurance companies to discount unpaid claims for tax purposes as of January 1, 1987 and provides that the initial discount on such unpaid claims be excluded from taxable income. Until 1993, the tax benefit of this exclusion was included in income as the "fresh start" was recognized on the tax return. The federal income tax provisions in 1992 and 1991 reflect tax benefits of $6,400,000 and $7,200,000, respectively, relating to the exclusion from taxable income of a portion of the "fresh start" discount. There was no tax benefit in 1993 since, for accounting purposes, the remaining "fresh start" benefit was recognized, effective January 1, 1993, as part of the cumulative effect of the change in accounting principle upon the adoption by the Corporation of SFAS No. 109 (see Note (2)).

     (b) The provision for federal and foreign income tax gives effect to permanent differences between income for financial reporting purposes and taxable income. Accordingly, the effective income tax rate is less than the statutory federal corporate tax rate. The reasons for the lower effective tax rate were as follows:

                                                                                  Years Ended December 31
                                                          -----------------------------------------------------------------------
                                                                  1993                      1992                     1991
                                                          ---------------------     --------------------     --------------------
                                                                         % of                     % of                     % of
                                                                       Pre-Tax                  Pre-Tax                  Pre-Tax
                                                           Amount       Income       Amount      Income       Amount      Income
                                                          ---------    --------     --------    --------     --------    --------
                                                                                      (in thousands)
Income before federal and foreign income tax............  $ 344,492                 $748,441                 $683,676
                                                          =========                 ========                 ========
Tax at statutory federal income tax rate................  $ 120,572       35.0%     $254,470       34.0%     $232,450       34.0%
Tax exempt interest income..............................   (110,297)     (32.0)      (96,420)     (12.9)      (86,719)     (12.7)
Deferred income tax benefit due to increase in tax rate.     (4,661)      (1.4)           --         --            --         --
Settlement of prior years' taxes........................     (4,602)      (1.3)      (15,170)      (2.0)           --         --
"Fresh start" discount on property and casualty unpaid
  claims................................................         --         --        (6,400)       (.9)       (7,200)      (1.0)
Other, net..............................................       (737)       (.2)       (5,138)       (.7)       (6,839)      (1.0)
                                                          ---------    -------      --------    -------      --------    -------
        Actual tax......................................  $     275         .1%     $131,342       17.5%     $131,692       19.3%
                                                          =========    =======      ========    =======      ========    =======


     (c) The tax effects of temporary differences that gave rise to deferred tax assets and liabilities at December 31, 1993 were as follows:

                                                                                                      (in thousands)
        Deferred tax assets
          Property and casualty unpaid claims......................................................      $461,879
          Unearned premiums........................................................................       111,164
          Life and health policy liabilities.......................................................       115,347
          Postretirement benefits..................................................................        49,524
                                                                                                         --------
            Total..................................................................................       737,914
                                                                                                         --------
        Deferred tax liabilities
          Deferred policy acquisition costs........................................................       296,642
          Real estate assets.......................................................................       118,386
          Unrealized appreciation of equity securities.............................................        77,049
          Other, net...............................................................................        16,866
                                                                                                         --------
            Total..................................................................................       508,943
                                                                                                         --------
        Net deferred tax asset.....................................................................      $228,971
                                                                                                         ========


     Management believes that it is more likely than not that the net deferred tax asset at December 31, 1993 will be fully realized.

     Prior to the adoption of SFAS No. 109, deferred income tax expense represented the tax effect of timing differences in the recognition of revenues and expenses for financial reporting and income tax purposes. The sources of these differences and the tax effect of each were as follows:

                                                                                                       Years Ended
                                                                                                       December 31
                                                                                                 -----------------------
                                                                                                   1992           1991
                                                                                                 --------       --------
                                                                                                     (in thousands)
        Discount on property and casualty unpaid claims....................................      $(39,044)      $(45,647)
        Unearned premium reserve phase-in..................................................       (12,955)       (12,955)
        Real estate assets.................................................................        13,059         10,591
        Other, net.........................................................................       (16,363)          (148)
                                                                                                 --------       --------
                                                                                                 $(55,303)      $(48,159)
                                                                                                 ========       ========

(9) PENSIONS AND OTHER POSTRETIREMENT BENEFITS

  (a) The Corporation and its subsidiaries have several non-contributory defined benefit pension plans covering substantially all employees. The benefits are generally based on an employee's years of service and average compensation during the last five years of employment. Pension costs are determined using the projected unit credit method. The Corporation's policy is to make annual contributions that meet the minimum funding requirements of the Employee Retirement Income Security Act of 1974. Contributions are intended to provide not only for benefits attributed to service to date but also for those expected to be earned in the future.

  The components of net pension cost were as follows:

                                                                         Years Ended December 31
                                                                     --------------------------------
                                                                       1993        1992        1991
                                                                     --------    --------    --------
                                                                              (in thousands)
 Service cost of current period...............................       $ 17,877    $ 15,188    $ 13,039
 Interest cost on projected benefit obligation................         19,598      16,962      14,362
 Actual return on plan assets.................................        (30,767)    (19,361)    (42,536)
 Net amortization and deferral................................         10,706       1,996      28,925
                                                                     --------    --------    --------
 Net pension cost.............................................       $ 17,414    $ 14,785    $ 13,790
                                                                     ========    ========    ========


  The following table sets forth the plans' funded status and amounts recognized in the balance sheets:

                                                                             December 31
                                                                         -------------------
                                                                           1993       1992
                                                                         --------   --------
                                                                           (in thousands)
 Actuarial present value of benefit obligations
   for service rendered to date:
     Accumulated benefit obligation based on current salary
       levels, including vested benefits of $168,702 and $142,861..      $178,439   $151,172
     Additional amount related to projected future
       salary increases............................................       117,084     96,969
                                                                         --------   --------
     Projected benefit obligation for service rendered to date.....       295,523    248,141
 Plan assets at fair value.........................................       265,453    227,674
                                                                         --------   --------
 Projected benefit obligation in excess of plan assets.............        30,070     20,467
 Unrecognized net gain from past experience different
   from that assumed...............................................        13,438     21,613
 Unrecognized prior service costs..................................        (5,196)    (5,884)
 Unrecognized net asset at January 1, 1985, being recognized
   principally over 19 years.......................................        11,034     12,424
                                                                         --------   --------
 Pension liability included in other liabilities...................      $ 49,346   $ 48,620
                                                                         ========   ========


  The weighted average discount rate used in determining the actuarial present value of the projected benefit obligations at December 31, 1993 and 1992 was 7 1/2% and 7 3/4%, respectively, and the rate of increase in future compensation levels was 6% for both years. The expected long term rate of return on assets was 9% for both years.

  Plan assets are principally invested in publicly traded stocks and bonds.

  (b) The Corporation and its subsidiaries provide certain other postretirement benefits, principally health care and life insurance, to retired employees and their beneficiaries and covered dependents. Substantially all U.S. employees may become eligible for these benefits upon retirement if they meet minimum age and years of service requirements.

  The Corporation does not fund these benefits in advance. Benefits are paid as covered expenses are incurred. Health care coverage is contributory. Retiree contributions vary based upon a retiree's age, type of coverage and years of service with the Corporation. Life insurance coverage is noncontributory.

  The components of net postretirement benefit cost for the year ended December 31, 1993 were as follows:

                                                                  (in thousands)
 Service cost of current period..............................        $  4,384
 Interest cost on accumulated benefit obligation.............           6,864
                                                                     --------
 Net postretirement benefit cost.............................        $ 11,248
                                                                     ========


  Prior to the adoption of SFAS No. 106, the cost of other postretirement benefits was recognized when the annual insurance premiums, which were immaterial, were paid.

  The components of the accumulated postretirement benefit obligation at December 31, 1993 were as follows:

                                                                  (in thousands)
 Retirees....................................................        $ 39,316
 Fully eligible active plan participants.....................           6,072
 Other active plan participants..............................          59,198
                                                                     --------
 Accumulated postretirement benefit obligation...............         104,586
 Unrecognized net loss from past experience
   different from that assumed...............................          (5,729)
                                                                     --------
 Postretirement benefit liability included in other
   liabilities...............................................        $ 98,857
                                                                     ========


  The weighted average discount rate used in determining the actuarial present value of the accumulated postretirement benefit obligation at December 31, 1993 was 7 1/2%. The health care cost trend rate used to measure the accumulated postretirement cost for medical benefits was 15% for 1993. The rate is assumed to decrease gradually to 7 1/2% for the year 2005 and remain at that level thereafter. The health care cost trend rate assumption has a significant effect on the amount of the accumulated postretirement benefit obligation and the net postretirement benefit cost reported. To illustrate, a one percent increase in the trend rate for each year would increase the accumulated postretirement benefit obligation at December 31, 1993 by $11,565,000 and the aggregate of the service and interest cost components of net postretirement benefit cost for the year ended December 31, 1993 by $1,395,000.

(10) OPTION AND INCENTIVE PLANS

     (a) The Long-Term Stock Incentive Plan provides for the granting of stock options, stock appreciation rights, performance shares, restricted stock, restricted stock units, convertible debentures and other stock based awards to key employees. The Long-Term Stock Incentive Plan succeeds a prior stock option plan which continues to govern awards made pursuant to it. The maximum number of shares of the Corporation's common stock in respect to which stock based awards may be granted under the plan is 4,400,000 shares. At December 31, 1993, 3,064,635 shares were available for grant under the Long-Term Stock Incentive Plan.

     Stock options are rights to purchase shares of the Corporation's common stock. Stock appreciation rights are rights to receive an amount equal to the excess of the fair market value of a share over the grant price of such right in cash, in shares of the Corporation's common stock or in a combination of both. Stock appreciation rights may be granted in tandem with or unrelated to options. Stock options and stock appreciation rights are granted at exercise prices not less than the fair market value of the Corporation's common stock on the date of grant. The terms and conditions upon which options and stock appreciation rights become exercisable may vary among grants. However, stock appreciation rights are not exercisable earlier than six months after grant. Options and stock appreciation rights expire no later than ten years from the date of grant.

     Information concerning stock options granted under the Long-Term Stock Incentive Plan and the prior plan is as follows:

                                      1993                               1992                                1991
                           -------------------------        -----------------------------       -----------------------------
                                           Option                               Option                              Option
                             Number         Price             Number             Price            Number             Price
                           of Shares      Per Share         of Shares          Per Share        of Shares          Per Share
                           ---------    ------------        ---------        ------------       ---------        ------------
Outstanding, beginning
  of year...............   1,558,484    $13.23-74.06        1,228,979        $13.23-72.06       1,144,363        $13.23-47.75
Granted...............       678,461     83.56-92.63          554,900         66.75-74.06         344,350         64.63-72.06
Exercised.............      (136,888)    13.23-72.06         (210,220)        13.23-72.06        (245,484)        13.23-47.75
Cancelled.............       (16,299)    24.50-83.56          (15,175)        47.75-72.06         (14,250)        35.00-72.06
                           ---------                        ---------                           ---------
Outstanding, end of
  year................     2,083,758     13.23-92.63        1,558,484         13.23-74.06       1,228,979         13.23-72.06
                           =========                        =========                           =========
Exercisable, end of
  year................     1,147,272     13.23-92.63          847,809         13.23-72.06         737,979         13.23-47.75

     No stock appreciation rights unrelated to stock options have been granted. Of the stock options outstanding at December 31, 1993, 1992 and 1991, 136,962, 157,769 and 238,382, respectively, had stock appreciation rights granted in tandem with the options. Stock appreciation rights have not been granted since 1990.

     Performance share awards are based on the achievement of various goals over performance cycle periods. The cost of such awards is expensed over the performance cycle. Such awards are payable in cash, in shares of the Corporation's common stock or in a combination of both. Restricted stock awards consist of shares of common stock of the Corporation granted at no cost. Shares of restricted stock become outstanding when granted, receive dividends and have voting rights. The shares are subject to forfeiture and to restrictions which limit the sale or transfer during the restriction period. An amount equal to the fair market value of the shares at the date of grant is expensed over the restriction period. Convertible debenture awards are convertible into shares of common stock of the Corporation. The debentures and any shares of common stock issued upon conversion are subject to forfeiture and to restrictions which limit the sale or transfer during the restriction period. The cost of the debenture awards is expensed during the period the related service is performed. The aggregate amount charged against income with respect to these awards was $4,219,000, $5,100,000 and $8,214,000 in 1993, 1992 and 1991, respectively.

     (b) The Stock Option Plan for Non-Employee Directors provides for the granting of options to eligible directors to purchase shares of the Corporation's common stock. Options are granted at exercise prices equal to the fair market value of the Corporation's common stock on the date of grant. Options become exercisable immediately and expire no later than five years from the date of termination as an eligible director. The maximum number of shares in respect to which options may be granted under the plan is 300,000 shares. At December 31, 1993, 272,000 shares were available for grant under the Stock Option Plan for Non-Employee Directors.

     Information concerning stock options granted under the Stock Option Plan for Non-Employee Directors is as follows:

                                               1993                             1992                             1991
                                    ---------------------------      ---------------------------      ---------------------------
                                                      Option                           Option                           Option
                                     Number            Price          Number            Price          Number            Price
                                    of Shares        Per Share       of Shares        Per Share       of Shares        Per Share
                                    ---------      ------------      ---------      ------------      ---------      ------------
Outstanding, beginning of year..     100,000       $26.84-69.19        96,000       $26.84-69.19        68,000       $26.84-44.19
Granted.........................      28,000           86.94           28,000           65.19           30,000           69.19
Exercised.......................      (4,000)       26.84-44.19       (24,000)       26.84-69.19        (2,000)          69.19
                                     -------                          -------                           ------
Outstanding and exercisable, end
  of year.......................     124,000        26.84-86.94       100,000        26.84-69.19        96,000        26.84-69.19
                                     =======                          =======                           ======

  (c) The Corporation has a leveraged Employee Stock Ownership Plan (ESOP) in which substantially all employees are eligible to participate. At its inception in 1989, the ESOP used the proceeds of a $150,000,000 loan from the Corporation to purchase 3,896,102 newly issued shares of the Corporation's common stock. The loan is due in September 2004 and bears interest at 9%. The Corporation has recorded the receivable from the ESOP as a separate reduction of shareholders' equity on the consolidated balance sheets. This balance is reduced as repayments are made on the loan principal.

  The Corporation and its participating subsidiaries make semi-annual contributions to the ESOP in amounts determined at the discretion of the Corporation's Board of Directors. The contributions, together with the dividends on the unallocated shares of common stock in the ESOP, are used by the ESOP to make loan interest and principal payments to the Corporation. As interest and principal are paid, a portion of the common stock is allocated to eligible employees.

  The Corporation uses the cash payment method of recognizing ESOP expense. In 1993, 1992 and 1991, contributions to the ESOP were $12,172,000, $11,995,000 and
$11,841,000, respectively, and dividends on unallocated shares used for debt service by the ESOP were $4,711,000, $4,709,000 and $4,623,000, respectively.
  (d) The Corporation has a savings plan, the Capital Accumulation Plan. Effective in 1992, participation in the plan was extended to employees of the life and health insurance and real estate development subsidiaries. Under this plan, the employer makes a matching contribution equal to 100% of each eligible employee's pre-tax elective contributions, up to 4% of the employee's compensation. Contributions are invested at the election of the employee in the Corporation's common stock or in various other investment funds. Employer contributions of $12,564,000, $12,182,000 and $9,154,000 were charged against income in 1993, 1992 and 1991, respectively.

  (e) The Corporation has a Stock Purchase Plan under which substantially all employees are eligible to purchase shares of the Corporation's common stock. Shares are purchased at a price not less than 95% of the fair market value on the date of grant. At December 31, 1993, there were 237,412 subscribed shares at a price of $86.06.

(11) LEASES

  The Corporation and its subsidiaries occupy office facilities under lease agreements which expire at various dates through 2009; such leases are generally renewed or replaced by other leases. In addition, the Corporation's subsidiaries lease data processing, office and transportation equipment.

  Most leases contain renewal options for increments ranging from two to ten years; certain lease agreements provide for rent increases based on price-level factors. All leases are operating leases.

  Rent expense was as follows:

                                     Years Ended December 31
                                 -------------------------------
                                  1993        1992        1991
                                 -------     -------     -------
                                         (in thousands)
  Office facilities............. $68,805     $65,678     $60,030
  Equipment.....................  20,794      24,404      24,207
                                 -------     -------     -------
                                 $89,599     $90,082     $84,237
                                 =======     =======     =======

  At December 31, 1993, future minimum rental payments required under non-cancellable operating leases were as follows:

Years Ending December 31                        (in thousands)
    1994.....................................      $ 79,095
    1995.....................................        72,576
    1996.....................................        62,984
    1997.....................................        52,038
    1998.....................................        43,698
    After 1998...............................       101,367
                                                   --------
                                                   $411,758
                                                   ========

(12) RELATED PARTY TRANSACTIONS

  Sun Alliance Group plc (Sun Group), an insurance holding company organized under the laws of England, is the beneficial owner of 5.1% of the Corporation's common stock, acquired solely for the purpose of investment.

  Approximately 14% of the U.S. insurance business written by the Corporation's property and casualty insurance subsidiaries is reinsured on a quota share basis with a subsidiary of the Sun Group. The Sun Group's premiums earned arising from such reinsurance were $457,321,000, $438,939,000 and $423,055,000 in 1993, 1992
and 1991, respectively. Reinsurance recoverable on property and casualty unpaid claims included approximately $840,000,000 and $1,000,000,000 at December 31, 1993 and 1992, respectively, from the Sun Group.

  A property and casualty insurance subsidiary assumes a portion of the Sun Group's property and casualty insurance business on a quota share basis. The assumed reinsurance premiums earned arising from this business were $170,131,000, $125,731,000 and $120,913,000 in 1993, 1992 and 1991,
respectively.

  The property and casualty insurance subsidiaries entered into a stop loss reinsurance agreement with a subsidiary of the Sun Group, effective year end 1985, relating to medical malpractice unpaid claims. The agreement provides that the Sun Group will pay up to $285,000,000 of losses and loss adjustment expenses for this discontinued class of business in excess of the initial $225,000,000 to be paid by the property and casualty insurance subsidiaries subsequent to December 31, 1985. Since the effective date of this agreement, the property and casualty insurance subsidiaries have paid an aggregate of $249,877,000 of medical malpractice losses and loss adjustment expenses and, under the agreement, have recovered the amount in excess of $225,000,000 from the Sun Group.

  The agreement includes a provision for contingent profit sharing payments to the property and casualty insurance subsidiaries based on calculations at specified dates during the period of the reinsurance agreement. Profit sharing accruals related to the agreement were $9,000,000, $9,479,000 and $9,000,000 in 1993, 1992 and 1991, respectively. These amounts were reflected as reductions of other insurance operating costs and expenses.

  The agreement also provides that the property and casualty insurance subsidiaries may elect to commute the remaining liability as of December 31, 1995. In 1993, the Corporation announced its intention to exercise this election. The commutation will result in a return premium to the property and casualty insurance subsidiaries of approximately $125,000,000, which was recognized in 1993.

  The reinsurance amounts described in Note (13) include the effects of these transactions with the Sun Group.

(13) REINSURANCE

  The effect of reinsurance on the premiums earned of the property and casualty insurance subsidiaries was as follows:

                                 Years Ended December 31
                          -------------------------------------
                              1993         1992         1991
                          -----------  -----------  -----------
                                      (in thousands)
Direct................... $ 4,155,356  $ 3,824,520  $ 3,579,774
Reinsurance assumed......     478,464      429,147      476,852
Reinsurance ceded........  (1,128,982)  (1,090,379)  (1,019,458)
                          -----------  -----------  -----------
Premiums earned.......... $ 3,504,838  $ 3,163,288  $ 3,037,168
                          ===========  ===========  ===========


  Reinsurance recoveries by the property and casualty insurance subsidiaries which have been deducted from insurance claims and policyholders' benefits in the consolidated statements of income were $568,847,000 in 1993.

  The effect of reinsurance on the premiums and policy charges of the life and health insurance subsidiaries was as follows:

                                     Years Ended December 31
                                  ------------------------------
                                    1993       1992       1991
                                  --------   --------   --------
                                          (in thousands)
Direct..........................  $831,849   $721,785   $663,810
Reinsurance assumed.............     2,784      2,751      3,094
Reinsurance ceded...............   (33,397)   (35,363)   (32,888)
                                  --------   --------   --------
Premiums and policy charges.....  $801,236   $689,173   $634,016
                                  ========   ========   ========


  The maximum amount of individual life insurance retained on any one life, including accidental death benefits, amounted to $1,400,000.

  Reinsurance recoveries by the life and health insurance subsidiaries which have been deducted from insurance claims and policyholders' benefits in the consolidated statements of income were $42,005,000 in 1993.

(14) PROPERTY AND CASUALTY UNPAID CLAIMS

  The process of establishing loss reserves is an imprecise science and reflects significant judgmental factors. In many liability cases, significant periods of time, ranging up to several years or more, may elapse between the occurrence of an insured loss, the reporting of the loss and the settlement of the loss.

  Judicial decisions and legislative actions continue to broaden liability and policy definitions and to increase the severity of claim payments. As a result of this and other societal and economic developments, the uncertainties inherent in estimating ultimate claim costs on the basis of past experience have increased significantly, further complicating the already difficult loss reserving process.

  The uncertainties relating to asbestos and toxic waste claims on insurance policies written many years ago are exacerbated by judicial and legislative interpretations of coverage that in some cases have tended to erode the clear and express intent of such policies and in others have expanded theories of liability. The industry is engaged in extensive litigation over these coverage and liability issues and is thus confronted with a continuing uncertainty in its effort to quantify these exposures.

  In 1993, Pacific Indemnity Company, a subsidiary of the Corporation, entered into a global settlement agreement with Continental Casualty Company (a subsidiary of CNA Financial Corporation), Fibreboard Corporation, and attorneys representing claimants against Fibreboard for all future asbestos-related bodily injury claims against Fibreboard. This agreement is subject to court approval. Pursuant to the global settlement agreement, a $1,525,000,000 trust fund will be established to pay future claims, which are claims that were not filed in court before August 27, 1993. Pacific Indemnity will contribute $538,172,000 to the trust fund and Continental Casualty will contribute the remaining amount. In December 1993, upon execution of the global settlement agreement, Pacific Indemnity and Continental Casualty paid their respective shares into an escrow account. Upon final court approval of the settlement, which could take up to two years or more, the amount in the escrow account, including interest earned thereon, will be transferred to the trust fund.

  All of the parties have agreed to use their best efforts to seek court approval of the global settlement agreement. Although it is likely that this agreement will be challenged, management is optimistic that the courts will approve the settlement.

  Pacific Indemnity and Continental Casualty have reached a separate agreement for the handling of all pending asbestos-related bodily injury claims against Fibreboard. Pacific Indemnity's obligation under this agreement is not expected to exceed $635,000,000. The agreement further provides that the total responsibility of both insurers with respect to pending and future asbestos-related bodily injury claims against Fibreboard will be shared between Pacific Indemnity and Continental Casualty on an approximate 35% and 65% basis, respectively.

  Pacific Indemnity, Continental Casualty and Fibreboard have entered into a trilateral agreement, subject to court approval, to settle all present and future asbestos-related bodily injury claims resulting from insurance policies that were, or may have been, issued to Fibreboard by the two insurers. The trilateral agreement will be triggered if the global settlement agreement is disapproved. Pacific Indemnity's obligation under the trilateral agreement is therefore similar to, and not duplicative of, that under those agreements described above.

  The trilateral agreement reaffirms portions of an agreement reached in March 1992 between Pacific Indemnity and Fibreboard. Among other matters, that 1992 agreement eliminates any Pacific Indemnity liability to Fibreboard for asbestos-related property damage claims.

  Pacific Indemnity, Continental Casualty and Fibreboard have requested a California Court of Appeal to delay its decisions regarding asbestos-related insurance coverage issues, which are currently before it and involve the three parties exclusively, while the approval of the global settlement is pending in court. Continental Casualty and Pacific Indemnity have dismissed disputes against each other which involved Fibreboard and were in litigation.

  Additional loss reserves of $675,000,000 were provided in 1993 at the time the settlement was negotiated.

  Management believes that, as a result of the global settlement agreement and the trilateral agreement, the uncertainty of Pacific Indemnity's exposure with respect to asbestos-related bodily injury claims against Fibreboard has been greatly reduced. However, if both the global settlement agreement and the trilateral agreement are disapproved, there can be no assurance that the loss reserves established for future claims would be sufficient to pay all amounts which ultimately could become payable in respect of future asbestos-related bodily injury claims against Fibreboard.

  Other than Fibreboard, remaining asbestos exposures are mostly limited to peripheral regional defendants, principally distributors. New asbestos claims and new exposures on existing claims continue to be received as more peripheral parties are drawn into litigation to replace the now defunct mines and bankrupt manufacturers. The recent claims are complex in that they include significant and yet unresolved liability issues. Further, the universe of potential claims is still not known.

  Hazardous waste sites are another significant potential exposure. As the cost of environmental clean-up continues to grow, potentially responsible parties
(PRPs) and others continue to file claims with their insurance carriers. Insurance policies issued to PRPs were not intended to cover the clean-up costs of pollution and, in many cases, did not intend to cover the pollution itself. Ensuing litigation extends to issues of liability, coverage and other policy provisions. There is great uncertainty involved in estimating the property and casualty insurance subsidiaries' liabilities related to these claims. First, the underlying liabilities of the claimants are extremely difficult to estimate. At any given clean-up site, the allocation of financial responsibility among the governmental authorities and PRPs varies greatly. Second, various courts have addressed liability and coverage issues regarding pollution claims and have reached inconsistent conclusions in their interpretation of several issues. These significant uncertainties are not likely to be resolved in the near future.

  Reserves for asbestos and toxic waste claims cannot be estimated with traditional loss reserving techniques. Case reserves and costs of related litigation have been established where sufficient information has been developed to indicate the involvement of a specific insurance policy. In addition, incurred but not reported reserves have been established to cover additional exposures on both known and unasserted claims. These reserves are continually reviewed and updated.

  Management believes that the aggregate loss reserves of the property and casualty insurance subsidiaries at December 31, 1993 were adequate to cover claims for losses which had occurred, including both those known and those yet to be reported. In establishing such reserves, management considers facts currently known and the present state of the law and coverage litigation. However, given the expansion of coverage and liability by the courts and the legislatures in the past and the possibilities of similar interpretations in the future, particularly as they relate to asbestos and toxic waste claims, as well as the uncertainty in determining what scientific standards will be acceptable for measuring hazardous waste site clean-up, additional increases in loss reserves may emerge which may adversely affect results in future periods. This emergence cannot reasonably be estimated.

(15) CONTINGENCIES

  In 1988, voters in California approved Ballot Proposition 103, an insurance reform initiative which affects most property and casualty insurers writing business in the state. Approximately 14% of the direct business of the Corporation's property and casualty insurance subsidiaries is written in California. Provisions of Proposition 103 would have required insurers to roll back property and casualty insurance rates for certain lines of business to 20 percent below November 1987 levels and would have required an additional 20 percent reduction in automobile rates by November 1989. In 1989, the California Supreme Court, ruling on the constitutional challenge to Proposition 103, ruled that an insurer is entitled to a fair rate of return.

  The regulations implementing the rate determination and premium rollback provisions of Proposition 103 continue to evolve. A California Superior Court decision declared invalid and void the rollback and rate review regulations proposed by the elected Insurance Commissioner. The Court decision prohibits the Commissioner from enforcing the regulations as well. The Commissioner has appealed the Superior Court decision to the California Supreme Court and the outcome of that appeal is uncertain. In a separate action, a California Court of Appeal has ruled that Proposition 103 regulations need not be submitted for approval to the California Office of Administrative Law. A petition for review has been filed with the California Supreme Court. There are at present no regulations in force or proposed which establish a final rollback formula.

  None of the Corporation's property and casualty insurance subsidiaries have been among the companies thus far ordered to refund premiums for the rollback period. Based on an analysis of the operating results of the Corporation's property and casualty insurance subsidiaries in the State of California during the rollback period, it is management's belief that it is probable that any final court decision will not result in premium refunds of a material amount by the Corporation's property and casualty insurance subsidiaries.

(16) BUSINESS SEGMENTS

     The Corporation is a holding company and is principally engaged, through subsidiaries, in three industries: property and casualty insurance, life and health insurance and real estate development. Revenues, income from operations before income tax and identifiable assets for each industry segment were as follows:

                                                                                                Years Ended December 31
                                                                                       -----------------------------------------
                                                                                           1993           1992           1991
                                                                                       -----------    -----------    -----------
                                                                                                     (in thousands)
REVENUES
    Property and Casualty Insurance
        Premiums earned.............................................................   $ 3,504,838    $ 3,163,288    $ 3,037,168
        Investment income...........................................................       541,749        501,140        476,984
    Life and Health Insurance
        Premiums and policy charges.................................................       801,236        689,173        634,016
        Investment income...........................................................       205,891        192,748        177,654
    Real Estate.....................................................................       160,650        149,945        140,957
                                                                                       -----------    -----------    -----------
                                                                                         5,214,364      4,696,294      4,466,779
    Corporate investment income.....................................................        52,706         57,176         46,400
    Realized investment gains.......................................................       232,638        187,349         65,718
                                                                                       -----------    -----------    -----------
            Total revenues..........................................................   $ 5,499,708    $ 4,940,819    $ 4,578,897
                                                                                       ===========    ===========    ===========

INCOME (LOSS) FROM OPERATIONS BEFORE INCOME TAX
    Property and Casualty Insurance.................................................   $    (1,383)   $   442,803    $   485,389
    Life and Health Insurance.......................................................        88,729         74,501         73,256
    Real Estate.....................................................................         2,051         15,094         34,788
                                                                                       -----------    -----------    -----------
                                                                                            89,397        532,398        593,433
    Corporate.......................................................................        22,457         28,694         24,525
    Realized investment gains.......................................................       232,638        187,349         65,718
                                                                                       -----------    -----------    -----------
            Income before federal and foreign income tax............................   $   344,492    $   748,441    $   683,676
                                                                                       ===========    ===========    ===========


                                                                                                      December 31
                                                                                       -----------------------------------------
IDENTIFIABLE ASSETS
    Property and Casualty Insurance.................................................   $13,372,599    $11,999,538    $10,991,559
    Life and Health Insurance.......................................................     3,529,802      3,150,630      2,951,704
    Real Estate.....................................................................     1,745,212      1,679,138      1,587,511
                                                                                       -----------    -----------    -----------
            Total identifiable assets...............................................    18,647,613     16,829,306     15,530,774
    Corporate.......................................................................     1,047,606      1,009,257        899,474
    Adjustments and eliminations....................................................      (258,349)      (279,381)      (266,643)
                                                                                       -----------    -----------    -----------
            Total assets............................................................   $19,436,870    $17,559,182    $16,163,605
                                                                                       ===========    ===========    ===========


     The following additional information is with respect to the more significant groupings of classes of business for the property and casualty operations:

                                                                                                Years Ended December 31
                                                                                        ----------------------------------------
                                                                                           1993           1992           1991
                                                                                        ----------     ----------     ----------
                                                                                                     (in thousands)
PREMIUMS EARNED
    Personal........................................................................    $  807,550     $  789,923     $  804,410
    Standard Commercial.............................................................     1,294,182      1,113,654      1,088,635
    Specialty Commercial............................................................     1,208,672      1,108,913      1,000,078
    Reinsurance Assumed.............................................................       194,434        150,798        144,045
                                                                                        ----------     ----------     ----------
        Total premiums earned.......................................................    $3,504,838     $3,163,288     $3,037,168
                                                                                        ==========     ==========     ==========
INCOME (LOSS) FROM OPERATIONS BEFORE INCOME TAX
    Personal........................................................................    $   30,536     $  (36,158)    $  (27,391)
    Standard Commercial.............................................................      (642,747)       (70,876)       (29,598)
    Specialty Commercial............................................................       101,584         96,894         99,365
    Reinsurance Assumed.............................................................       (24,465)       (40,512)       (26,482)
                                                                                        ----------     ----------     ----------
        Underwriting income (loss)..................................................      (535,092)       (50,652)        15,894
    Net investment income...........................................................       533,709        493,455        469,495
                                                                                        ----------     ----------     ----------
        Income (loss) from operations before income tax.............................    $   (1,383)    $  442,803     $  485,389
                                                                                        ==========     ==========     ==========

Standard Commercial premiums earned for 1993 include a $125,000,000 return premium to the property and casualty insurance subsidiaries related to the commutation of a medical malpractice reinsurance agreement. Standard Commercial underwriting loss in 1993 reflects a $675,000,000 increase in unpaid claims related to an agreement for the settlement of asbestos-related litigation and the $125,000,000 return premium, resulting in a net charge of $550,000,000.

     The underwriting income or loss by class of business reflects allocations of certain significant underwriting expenses using allocation methods deemed reasonable. Other acceptable allocation methods could produce different results by groupings of classes of business. Property and casualty assets are available for payment of claims and expenses for all classes of business; therefore, such assets and the related investment income have not been identified with specific groupings of classes of business.

(17) INTERNATIONAL OPERATIONS

     Several of the property and casualty insurance subsidiaries provide international insurance coverages on a direct and assumed basis, principally in Canada, Europe, Australia and the Far East. The life and health insurance and real estate subsidiaries have no international operations.

     Shown below is a summary of revenues, income from operations before income tax and identifiable assets of the property and casualty insurance subsidiaries by geographic area.

                                                                                          Years Ended December 31
                                                                                   --------------------------------------
                                                                                      1993          1992          1991
                                                                                   ----------    ----------    ----------
                                                                                              (in thousands)
        Revenues
          United States........................................................    $3,397,825    $3,089,635    $2,981,312
          International........................................................       648,762       574,793       532,840
                                                                                   ----------    ----------    ----------
                Total..........................................................    $4,046,587    $3,664,428    $3,514,152
                                                                                   ==========    ==========    ==========

        Income (loss) from operations before income tax
          United States........................................................    $    8,311    $  472,359    $  455,706
          International........................................................        (9,694)      (29,556)       29,683
                                                                                   ----------    ----------    ----------
                Total..........................................................    $   (1,383)   $  442,803    $  485,389
                                                                                   ==========    ==========    ==========

                                                                                               December 31
                                                                                 ---------------------------------------
                                                                                     1993          1992          1991
                                                                                 -----------   -----------   -----------
                                                                                              (in thousands)
        Identifiable assets
          United States.......................................................   $12,189,556   $10,993,111   $10,130,473
          International.......................................................     1,183,043     1,006,427       861,086
                                                                                 -----------   -----------   -----------
                Total.........................................................   $13,372,599   $11,999,538   $10,991,559
                                                                                 ===========   ===========   ===========

     Foreign currency translation gains or losses credited or charged directly to the separate component of shareholders' equity were as follows:

                                                                                               Years Ended December 31
                                                                                           -------------------------------
                                                                                            1993         1992        1991
                                                                                           -------     --------     ------
                                                                                                   (in thousands)
        Gains (losses) on translation of foreign currencies............................    $ 8,492     $(18,801)    $6,611
        Income tax (credit)
            Current....................................................................      8,546       (1,534)     2,165
            Deferred...................................................................     (5,545)      (4,860)       (67)
                                                                                           -------     --------     ------
                                                                                           $ 5,491     $(12,407)    $4,513
                                                                                           =======     ========     ======



(18) SHAREHOLDERS' EQUITY

     (a) The authorized but unissued preferred shares may be issued in one or more series and the shares of each series shall have such rights as fixed by the Board of Directors.

     (b) The activity of the Corporation's common stock was as follows:

                                                                                        Years Ended December 31
                                                                                  --------------------------------------
                                                                                     1993          1992          1991
                                                                                  ----------    ----------    ----------
                                                                                            (number of shares)
        Common stock issued
          Balance, beginning of year...........................................   87,519,560    86,937,565    81,911,530
          Shares issued upon conversion of long term debt......................           --            --     4,687,123
          Shares issued under stock option and purchase plans..................      126,355       515,301       276,054
          Shares awarded under incentive plans.................................       63,550        66,694        62,858
                                                                                  ----------    ----------    ----------
              Common stock outstanding, end of year............................   87,709,465    87,519,560    86,937,565
                                                                                  ==========    ==========    ==========


    (c) The Corporation has a Shareholder Rights Plan under which each shareholder has one-half of a right for each share of common stock of the Corporation held. Each right entitles the holder to purchase from the Corporation one one-hundredth of a share of Series A Participating Cumulative Preferred Stock at an exercise price of $225. The rights attach to all outstanding shares of common stock and trade with the common stock until the rights become exercisable. The rights are subject to adjustment to prevent dilution.

     The rights will become exercisable and will detach from the common stock ten days after a person or group either acquires 25% or more of the outstanding shares of the Corporation's common stock or announces a tender or exchange offer which, if consummated, would result in that person or group owning 25% or more of the outstanding shares of the Corporation's common stock.

     In the event that any person or group acquires 25% or more of the outstanding shares of the Corporation's common stock, each right will entitle the holder, other than such person or group, to purchase that number of shares of the Corporation's common stock having a market value of two times the exercise price of the right. In the event that, following the acquisition of 25% or more of the Corporation's outstanding common stock by a person or group, the Corporation is acquired in a merger or other business combination transaction or 50% or more of the Corporation's assets or earning power is sold, each right will entitle the holder to purchase common stock of the acquiring company having a value equal to two times the exercise price of the right.

     The rights do not have the right to vote or to receive dividends. The rights may be redeemed in whole, but not in part, at a price of $.01 per right by the Corporation at any time until the tenth day after the acquisition of 25% or more of the Corporation's outstanding common stock by a person or group. The rights will expire at the close of business on June 12, 1999, unless previously redeemed by the Corporation.

     (d) The Corporation's insurance subsidiaries are required to file annual statements with state insurance regulatory authorities prepared on an accounting basis prescribed or permitted by such authorities (statutory basis). For such subsidiaries, generally accepted accounting principles (GAAP) differ in certain respects from statutory accounting practices.

     A comparison of shareholders' equity on a GAAP basis and policyholders' surplus on a statutory basis is as follows:

                                                                                   December 31
                                                              ----------------------------------------------------
                                                                        1993                        1992
                                                              ------------------------    ------------------------
                                                                 GAAP        Statutory       GAAP        Statutory
                                                              ----------    ----------    ----------    ----------
                                                                                 (in thousands)
               Property and casualty insurance subsidiaries*  $2,683,264    $1,794,101    $2,600,163    $1,787,176
               Life and health insurance subsidiaries......      758,419       305,609       736,801       321,035
                                                              ----------    ----------    ----------    ----------
                                                               3,441,683    $2,099,710     3,336,964    $2,108,211
                                                                            ==========                  ==========

               Corporate and eliminations..................      754,446                     617,438
                                                              ----------                  ----------
                                                              $4,196,129                  $3,954,402
                                                              ==========                  ==========


     A comparison of GAAP and statutory net income is as follows:

                                                                             Years Ended December 31
                                                 -------------------------------------------------------------------------------
                                                          1993                         1992                         1991
                                                 ---------------------        ---------------------        ---------------------
                                                   GAAP      Statutory          GAAP      Statutory          GAAP      Statutory
                                                 --------    ---------        --------    ---------        --------    ---------
                                                                                  (in thousands)
Property and casualty insurance
  subsidiaries*..............................    $210,204**   $ 96,965        $483,896     $396,952        $475,201     $394,373
Life and health insurance subsidiaries.......      76,853**     31,890          64,991       32,501          54,174       39,565
                                                 --------     --------        --------     --------        --------     --------
                                                  287,057     $128,855         548,887     $429,453         529,375     $433,938
                                                              ========                     ========                     ========

Corporate and eliminations...................      57,160**                     68,212                       22,609
Cumulative effect of changes in accounting
  principles, net of tax....................      (20,000)                          --                           --
                                                 --------                     --------                     --------
                                                 $324,217                     $617,099                     $551,984
                                                 ========                     ========                     ========


 * A property and casualty subsidiary owns the real estate subsidiaries. ** Before cumulative effect of changes in accounting principles.

     (e) The Corporation's ability to continue to pay dividends to shareholders and interest on debt obligations is affected by the availability of liquid assets held by the Corporation and by the dividend paying ability of its insurance subsidiaries. Various state insurance laws restrict the Corporation's insurance subsidiaries as to the amount of dividends they may pay to the Corporation without the prior approval of regulatory authorities. The restrictions are generally based on net investment income and on certain levels of policyholders' surplus as determined in accordance with statutory accounting practices. Dividends in excess of such thresholds are considered "extraordinary" and require prior regulatory approval. During 1993, these subsidiaries paid dividends to the Corporation totaling $148,008,000.

     For 1994, the Corporation's principal property and casualty insurance subsidiary, an Indiana corporation, requested and received approval to pay an amount which constitutes an "extraordinary" dividend. The maximum dividend distribution that may be made by insurance subsidiaries to the Corporation during 1994, including the "extraordinary" dividend, is approximately $271,000,000.

REPORT OF INDEPENDENT AUDITORS

ERNST & YOUNG
787 Seventh Avenue
New York, New York 10019

The Board of Directors and Shareholders
The Chubb Corporation

     We have audited the accompanying consolidated balance sheets of The Chubb Corporation as of December 31, 1993 and 1992, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1993. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of The Chubb Corporation at December 31, 1993 and 1992 and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1993 in conformity with generally accepted accounting principles.

     As described in Note (2) to the financial statements, The Chubb Corporation changed its methods of accounting for postretirement benefits other than pensions, income taxes and reinsurance of short-duration and long-duration contracts in 1993.



                                         /s/ Ernst & Young





February 25, 1994

QUARTERLY FINANCIAL DATA

     Summarized unaudited quarterly financial data (in millions except per share data) for 1993 and 1992 are shown below. In management's opinion, the interim financial data contain all adjustments, consisting of normal recurring items, necessary to present fairly the results of operations for the interim periods.

                                                                       Three Months Ended
                                --------------------------------------------------------------------------------------------------
                                      March 31                  June 30                 September 30              December 31
                                --------------------      --------------------      --------------------      --------------------
                                  1993        1992          1993        1992          1993        1992          1993        1992
                                --------    --------      --------    --------      --------    --------      --------    --------
Revenues......................  $1,237.5    $1,175.6      $1,283.6    $1,179.0      $1,570.3    $1,243.7      $1,408.1    $1,342.5
Benefits and expenses.........   1,057.6       997.9       1,072.3     1,025.5       1,815.6     1,062.9       1,209.6     1,106.0
Federal and foreign income tax
  (credit)....................      34.1        34.6          42.8        23.1        (114.7)       34.7          38.0        39.0
                                --------    --------      --------    --------      --------    --------      --------    --------
Income (loss) before
  cumulative effect of changes
  in accounting principles....     145.8       143.1         168.5       130.4        (130.6)      146.1         160.5       197.5
Cumulative effect of changes
  in accounting principles,
  net of tax..................     (20.0)         --            --          --            --          --            --          --
                                --------    --------      --------    --------      --------    --------      --------    --------
Net income (loss).............  $  125.8    $  143.1      $  168.5    $  130.4      $ (130.6)   $  146.1      $  160.5    $  197.5
                                ========    ========      ========    ========      ========    ========      ========    ========
Per share data
  Income (loss) before
    cumulative effect of
    changes in accounting
    principles................  $   1.64    $   1.62      $   1.89    $   1.48      $  (1.42)   $   1.65      $   1.80    $   2.21
  Cumulative effect of changes
    in accounting principles..      (.22)         --            --          --            --          --            --          --
                                --------    --------      --------    --------      --------    --------      --------    --------
  Net income (loss)...........  $   1.42    $   1.62      $   1.89    $   1.48      $  (1.42)   $   1.65      $   1.80    $   2.21
                                ========    ========      ========    ========      ========    ========      ========    ========
Underwriting ratios
  Losses to premiums earned...      65.1%       62.7%         64.6%       65.6%        125.9%       67.6%         66.9%       70.5%
  Expenses to premiums
    written...................      34.7        35.4          33.4        34.1          29.0        34.2          33.0        34.2
                                --------    --------      --------    --------      --------    --------      --------    --------
  Combined....................      99.8%       98.1%         98.0%       99.7%        154.9%      101.8%         99.9%      104.7%
                                ========    ========      ========    ========      ========    ========      ========    ========


     Revenues for the third quarter of 1993 include a $125 million return premium to the Corporation's property and casualty insurance subsidiaries related to the commutation of a medical malpractice reinsurance agreement. Benefits and expenses for the same period include a $675 million increase in unpaid claims related to an agreement for the settlement of asbestos-related litigation. Net income for the quarter was reduced by a net charge of $357.5 million or $3.95 per share for the after-tax effect of these items. Excluding the effects of these items, the losses to premiums earned ratio for the quarter was 65.2%, the expenses to premiums written ratio was 33.0% and the combined ratio was 98.2%.

     The income tax provision for the fourth quarter of 1992 reflects a benefit of $12.0 million resulting from a reversal of income tax reserves based on a settlement of prior years' taxes. The effect was to increase net income by $.13 per share for the quarter.

COMMON STOCK DATA

     The common stock of the Corporation is listed and principally traded on the New York Stock Exchange (NYSE). The following are the high and low closing sale prices as reported on the NYSE Composite Tape and the quarterly dividends declared for each quarter of 1993 and 1992.

                                                                                               1993
                                                                            -------------------------------------------
                                                                             First      Second       Third      Fourth
                                                                            Quarter     Quarter     Quarter     Quarter
                                                                            -------     -------     -------     -------
            Common stock prices
                High......................................................  $95.75      $95.63      $92.75      $83.75
                Low.......................................................   84.38       80.75       84.13       76.63
            Dividends declared............................................     .43         .43         .43         .43

                                                                                               1992
                                                                            -------------------------------------------
                                                                             First      Second       Third      Fourth
                                                                            Quarter     Quarter     Quarter     Quarter
                                                                            -------     -------     -------     -------
            Common stock prices
                High......................................................  $75.63      $72.63      $85.50      $91.00
                Low.......................................................   63.63       63.38       72.75       82.25
            Dividends declared............................................     .40         .40         .40         .40

     At March 1, 1994, there were approximately 9,025 common shareholders of record.



                                                                       67