Form 10-K405, Exhibit 13
CHUBB CORP
filed 1995-03-29
CIK 20171

                                                                    Exhibit 13

SUPPLEMENTARY FINANCIAL DATA

                                                                     IN THOUSANDS
                                                                YEARS ENDED DECEMBER 31
                                                            1994         1993          1992
                                                         ----------   ----------    ----------
PROPERTY AND CASUALTY INSURANCE
  UNDERWRITING
     Net Premiums Written.............................   $3,951,209   $3,521,295    $3,242,506
     Increase in Unearned Premiums....................     (174,926)    (141,457)      (79,218)
                                                         ----------   ----------    ----------
     Premiums Earned..................................    3,776,283    3,379,838     3,163,288
                                                         ----------   ----------    ----------
     Claims and Claim Expenses........................    2,519,359    2,204,098     2,098,129
     Operating Costs and Expenses.....................    1,288,692    1,181,316     1,115,007
     Increase in Deferred Policy Acquisition Costs....      (39,751)     (34,726)      (14,951)
     Dividends to Policyholders.......................       16,294       14,242        15,755
                                                         ----------   ----------    ----------
     Underwriting Income (Loss) Before Increase in
       Unpaid Claims for Asbestos-Related Settlement
       and Return Premium for Medical Malpractice
       Commutation....................................       (8,311)      14,908       (50,652)
     Increase in Unpaid Claims for Asbestos-Related
       Settlement.....................................           --     (675,000)           --
     Return Premium for Medical Malpractice
       Commutation....................................           --      125,000            --
                                                         ----------   ----------    ----------
     Underwriting Loss Before Income Tax..............       (8,311)    (535,092)      (50,652)
     Federal and Foreign Income Tax Credit............         (500)    (197,600)      (35,300)
                                                         ----------   ----------    ----------
     UNDERWRITING LOSS................................       (7,811)    (337,492)      (15,352)
                                                         ----------   ----------    ----------
  INVESTMENTS
     Investment Income Before Expenses and Income Tax.      570,531      541,749       501,140
     Investment Expenses..............................       10,050        8,040         7,685
                                                         ----------   ----------    ----------
     Investment Income Before Income Tax..............      560,481      533,709       493,455
     Federal and Foreign Income Tax...................       85,500       78,300        70,700
                                                         ----------   ----------    ----------
     INVESTMENT INCOME................................      474,981      455,409       422,755
                                                         ----------   ----------    ----------
  PROPERTY AND CASUALTY INCOME........................   $  467,170   $  117,917    $  407,403
                                                         ==========   ==========    ==========

LIFE AND HEALTH INSURANCE
  Premiums and Policy Charges.........................   $  836,293   $  801,236    $  689,173
  Investment Income...................................      208,745      205,891       192,748
                                                         ----------   ----------    ----------
  Total Revenues......................................    1,045,038    1,007,127       881,921
                                                         ----------   ----------    ----------
  Benefits............................................      752,205      669,422       591,009
  Operating Costs and Expenses........................      274,079      248,976       216,411
                                                         ----------   ----------    ----------
  Life and Health Income Before Income Tax............       18,754       88,729        74,501
  Federal Income Tax..................................        4,251       26,212        18,280
                                                         ----------   ----------    ----------
  LIFE AND HEALTH INCOME..............................   $   14,503   $   62,517    $   56,221
                                                         ==========   ==========    ==========
REAL ESTATE
  Revenues............................................   $  204,849   $  160,650    $  149,945
  Cost of Sales and Expenses..........................      210,799      158,599       134,851
                                                         ----------   ----------    ----------
  Real Estate Income (Loss) Before Income Tax.........       (5,950)       2,051        15,094
  Federal Income Tax (Credit).........................       (3,913)       4,244         5,044
                                                         ----------   ----------    ----------
  REAL ESTATE INCOME (LOSS)...........................   $   (2,037)  $   (2,193)   $   10,050
                                                         ==========   ==========    ==========
CORPORATE, NET OF TAX.................................   $    7,661   $   14,357    $   19,794
                                                         ==========   ==========    ==========
REALIZED INVESTMENT GAINS, NET OF TAX.................   $   41,172   $  151,619    $  123,631
                                                         ==========   ==========    ==========
     INCOME BEFORE CUMULATIVE EFFECT OF
       CHANGES IN ACCOUNTING PRINCIPLES...............   $  528,469   $  344,217    $  617,099
                                                         ==========   ==========    ==========

The above federal and foreign income tax provisions represent allocations of the consolidated provision.

PROPERTY AND CASUALTY UNDERWRITING RESULTS

NET PREMIUMS WRITTEN (In Millions of Dollars)

                                       1994         1993        1992        1991        1990
Personal Insurance
  Automobile.......................  $  187.7     $  191.7     $  190.9    $  189.5    $  192.0
  Homeowners.......................     429.7        428.4        416.9       432.2       408.7
  Other............................     196.3        194.4        188.6       193.0       187.8
                                     --------     --------     --------    --------    --------
                                        813.7        814.5        796.4       814.7       788.5
                                     --------     --------     --------    --------    --------
Standard Commercial Insurance
  Multiple Peril...................     604.0        528.8        483.2       482.6       466.7
  Casualty.........................     544.3        626.0(a)     481.7       456.1       427.7
  Workers' Compensation............     190.2        172.0        168.6       177.1       151.4
                                     --------     --------     --------    --------    --------
                                      1,338.5      1,326.8(a)   1,133.5     1,115.8     1,045.8
                                     --------     --------     --------    --------    --------
Specialty Commercial Insurance
  Fidelity and Surety..............     706.7        618.7        585.1       538.0       514.2
  Other............................     769.1        650.8        566.6       496.7       443.9
                                     --------     --------     --------    --------    --------
                                      1,475.8      1,269.5      1,151.7     1,034.7       958.1
                                     --------     --------     --------    --------    --------
Reinsurance Assumed................     323.1        235.5        160.9       147.1       127.3
                                     --------     --------     --------    --------    --------
       Total.......................  $3,951.1     $3,646.3(a)  $3,242.5    $3,112.3    $2,919.7
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

COMBINED LOSS AND EXPENSE RATIOS

Personal Insurance
  Automobile........................     96.5%        97.6%       100.2%      106.2%      106.1%
  Homeowners........................    110.7        100.2        113.3       106.0       104.1
  Other.............................     81.3         84.2         89.9        93.5        95.6
                                     --------     --------     --------    --------    --------
                                        100.3         95.8        104.6       103.1       102.5
                                     --------     --------     --------    --------    --------
Standard Commercial Insurance
  Multiple Peril....................    109.6        110.6        112.8       109.0       107.9
  Casualty..........................    106.2        190.6(b)      94.2        86.2        99.1
  Workers' Compensation.............    104.5        117.9        118.7       130.6       138.5
                                     --------     --------     --------    --------    --------
                                        107.6        149.7(b)     105.7       102.6       108.2
                                     --------     --------     --------    --------    --------
Specialty Commercial Insurance
  Fidelity and Surety...............     79.2         78.1         81.3        82.4        78.9
  Other.............................    103.4        103.4        100.2        98.9        97.3
                                     --------     --------     --------    --------    --------
                                         91.7         91.0         90.5        90.3        87.3
                                     --------     --------     --------    --------    --------
Reinsurance Assumed.................    100.2        111.8        126.9       119.3       109.2
                                     --------     --------     --------    --------    --------
       Total........................     99.5%       114.8%(b)    101.1%       99.5%       99.7%
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

TEN YEAR FINANCIAL SUMMARY
(in thousands except for per share amounts)

FOR THE YEAR                             1994           1993            1992           1991            1990
REVENUES
  Property and Casualty Insurance
   Premiums Earned................... $ 3,776,283    $ 3,504,838 (a) $ 3,163,288    $ 3,037,168     $ 2,836,135
   Investment Income.................     570,531        541,749         501,140        476,984         463,413
  Life and Health Insurance
   Premiums and Policy Charges.......     836,293        801,236         689,173        634,016         561,961
   Investment Income.................     208,745        205,891         192,748        177,654         171,570
  Real Estate........................     204,849        160,650         149,945        140,957         174,846
  Corporate Investment Income........      49,405         52,706          57,176         46,400          39,555
  Realized Investment Gains (Losses).      63,429        232,638         187,349         65,718          46,317
     TOTAL REVENUES..................   5,709,535      5,499,708       4,940,819      4,578,897       4,293,797
COMPONENTS OF NET INCOME*
  Property and Casualty Insurance
   Underwriting Income (Loss) (b)....      (7,811)      (337,492)(c)     (15,352)        18,594          20,709 (e)
   Investment Income.................     474,981        455,409         422,755        397,595         371,351
  Life and Health Insurance..........      14,503         62,517          56,221         51,119          45,081
  Real Estate Income (Loss)..........      (2,037)        (2,193)         10,050         25,007          40,015
  Corporate..........................       7,661         14,357          19,794         16,325          14,760
  Realized Investment Gains (Losses).      41,172        151,619         123,631         43,344          30,193
     INCOME BEFORE CUMULATIVE EFFECT
      OF CHANGES IN ACCOUNTING
      PRINCIPLES.....................     528,469        344,217         617,099        551,984         522,109
     Per Share (b)...................        5.95           3.91 (c)        6.96           6.32            6.07 (e)
     NET INCOME......................     528,469        324,217 (d)     617,099        551,984         522,109
     Per Share.......................        5.95           3.69 (d)        6.96           6.32            6.07
DIVIDENDS DECLARED ON COMMON STOCK...     161,055        150,784         139,612        127,757         109,136
     Per Share.......................        1.84           1.72            1.60           1.48            1.32
CHANGE IN UNREALIZED APPRECIATION OR
  DEPRECIATION OF INVESTMENTS, NET...    (487,951)        46,534         (82,082)        12,163         (19,425)
AT YEAR END
TOTAL ASSETS.........................  20,723,055     19,436,870      17,559,182     16,163,605      14,510,750
INVESTED ASSETS
  Property and Casualty Insurance....   8,938,752      8,403,141       7,767,462      7,086,572       6,297,825
  Life and Health Insurance..........   2,560,184      2,473,253       2,208,803      2,063,518       1,928,687
  Corporate..........................     879,475        965,715         955,828        840,291         688,380
PROPERTY AND CASUALTY UNPAID CLAIMS..   8,913,220      8,235,442       7,220,919      6,591,305       6,016,396
LIFE AND HEALTH POLICY LIABILITIES...   2,659,583      2,446,620       2,193,486      2,072,727       1,959,568
LONG TERM DEBT.......................   1,285,614      1,273,830       1,072,841      1,053,550         820,825
SHAREHOLDERS' EQUITY.................   4,247,029      4,196,129       3,954,402      3,541,605       2,882,639
     Per Common Share................       48.92          47.84           45.18          40.74           35.19

 * The federal and foreign income tax provided for each component of net income represents its allocated portion of the consolidated provision.

   Amounts for 1994 reflect the accounting changes prescribed by Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities. Restatement of prior year amounts was not permitted. The change during the year in unrealized appreciation or depreciation of investments excludes the increase in unrealized appreciation, as of January 1, 1994, of $220,519,000 resulting from the change in accounting principle.

FOR THE YEAR                               1989           1988           1987          1986          1985
REVENUES
  Property and Casualty Insurance
   Premiums Earned...................   $ 2,693,553    $ 2,705,560    $ 2,615,866    $2,250,758    $1,507,127
   Investment Income.................       426,267        364,126        266,230       216,558       190,609
  Life and Health Insurance
   Premiums and Policy Charges.......       496,405        426,992        384,108       323,293       302,711
   Investment Income.................       159,828        144,264        124,640       104,934        96,786
  Real Estate........................       221,338        155,170        143,381       181,184       194,758
  Corporate Investment Income........        25,167         17,806         17,531        18,329         6,929
  Realized Investment Gains (Losses).        46,942        (17,987)       (22,561)       97,710       109,666
     TOTAL REVENUES..................     4,069,500      3,795,931      3,529,195     3,192,766     2,408,586
COMPONENTS OF NET INCOME*
  Property and Casualty Insurance
   Underwriting Income (Loss) (b)....       (25,040)        15,818         62,394       (29,837)     (188,045)
   Investment Income.................       330,096        290,647        226,546       177,146       137,047
  Life and Health Insurance..........        42,103         31,458         23,889        36,573        34,340
  Real Estate Income (Loss)..........        42,021         40,018         36,079        32,756        29,502
  Corporate..........................           705         (5,357)        (4,229)       (2,203)       (1,905)
  Realized Investment Gains (Losses).        30,932        (12,959)       (14,619)       53,506        59,601
     INCOME BEFORE CUMULATIVE EFFECT
      OF CHANGES IN ACCOUNTING
      PRINCIPLES.....................       420,817        359,625        330,060       267,941        70,540
     Per Share (b)...................          4.91           4.27           3.97          3.53           .96
     NET INCOME......................       420,817        359,625        330,060       267,941        70,540
     Per Share.......................          4.91           4.27           3.97          3.53           .96
DIVIDENDS DECLARED ON COMMON STOCK...        96,515         87,766         71,443        60,485        47,710
     Per Share.......................          1.16           1.08            .89           .80           .76
CHANGE IN UNREALIZED APPRECIATION OR
  DEPRECIATION OF INVESTMENTS, NET...        70,330         29,815         12,294        12,878        50,650
AT YEAR END
TOTAL ASSETS.........................    13,384,850     11,507,145     10,167,250     8,486,643     6,801,928
INVESTED ASSETS
  Property and Casualty Insurance....     5,793,656      5,153,027      4,519,268     3,574,360     2,832,286
  Life and Health Insurance..........     1,752,532      1,582,962      1,401,553     1,127,695     1,012,820
  Corporate..........................       647,817        366,237        256,397       295,617        76,272
PROPERTY AND CASUALTY UNPAID CLAIMS..     5,605,006      4,585,848      3,888,485     3,069,083     2,345,527
LIFE AND HEALTH POLICY LIABILITIES...     1,806,325      1,645,195      1,430,119     1,067,290       939,937
LONG TERM DEBT.......................       612,874        362,779        325,049       391,801       388,121
SHAREHOLDERS' EQUITY.................     2,603,739      2,238,447      1,937,033     1,559,138     1,088,400
     Per Common Share................         30.84          27.54          23.85         20.06         14.88

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

THE CHUBB CORPORATION
CONSOLIDATED STATEMENTS OF INCOME

                                                                           IN THOUSANDS
                                                                     YEARS ENDED DECEMBER 31

                                                              1994             1993              1992
                                                           ----------       ----------        ----------
REVENUES
     Premiums Earned and Policy Charges (Notes 12 and 13)  $4,612,576       $4,306,074        $3,852,461
     Investment Income (Note 3).........................      828,681          800,346           751,064
     Real Estate........................................      204,849          160,650           149,945
     Realized Investment Gains (Note 3).................       63,429          232,638           187,349
                                                           ----------       ----------        ----------
          TOTAL REVENUES................................    5,709,535        5,499,708         4,940,819
                                                           ----------       ----------        ----------
BENEFITS, CLAIMS AND EXPENSES
     Insurance Claims and Policyholders' Benefits
       (Notes 13 and 14)................................    3,271,564        3,548,520         2,689,138
     Amortization of Deferred Policy Acquisition Costs
       (Note 4).........................................    1,113,495        1,012,105           968,611
     Other Insurance Operating Costs and Expenses.......      423,389          395,605           361,312
     Real Estate Cost of Sales and Expenses.............      210,799          158,599           134,851
     Investment Expenses................................       14,047           11,091            10,679
     Corporate Expenses.................................       36,877           29,296            27,787
                                                           ----------       ----------        ----------
          TOTAL BENEFITS, CLAIMS AND EXPENSES...........    5,070,171        5,155,216         4,192,378
                                                           ----------       ----------        ----------
          INCOME BEFORE FEDERAL AND FOREIGN INCOME TAX..      639,364          344,492           748,441
FEDERAL AND FOREIGN INCOME TAX (NOTE 8).................      110,895              275           131,342
                                                           ----------       ----------        ----------
          INCOME BEFORE CUMULATIVE EFFECT OF CHANGES IN
            ACCOUNTING PRINCIPLES.......................      528,469          344,217           617,099

CUMULATIVE EFFECT OF CHANGES IN ACCOUNTING PRINCIPLES,
  NET OF TAX (NOTE 2)...................................           --          (20,000)               --
                                                           ----------       ----------        ----------
          NET INCOME....................................   $  528,469       $  324,217        $  617,099
                                                           ==========       ==========        ==========
PER SHARE DATA (NOTE 1)
     Income Before Cumulative Effect of Changes in
       Accounting Principles............................   $     5.95       $     3.91        $     6.96
     Cumulative Effect of Changes in Accounting
       Principles.......................................           --             (.22)               --
                                                           ----------       ----------        ----------
          Net Income....................................   $     5.95       $     3.69        $     6.96
                                                           ==========       ==========        ==========

See accompanying notes.

THE CHUBB CORPORATION
CONSOLIDATED BALANCE SHEETS

                                                                                IN THOUSANDS
                                                                                 DECEMBER 31
                                                                            1994            1993
ASSETS                                                                   -----------     -----------
  Invested Assets (Note 3)
     Short Term Investments..........................................    $   810,873     $   531,282
     Fixed Maturities
       Held-to-Maturity
          Tax Exempt (market $3,177,097 and $6,048,421)..............      3,149,479       5,528,880
          Taxable (market $604,077 and $2,726,032)...................        619,095       2,528,907
       Available-for-Sale
          Tax Exempt (1994 cost $2,524,446)..........................      2,530,186              --
          Taxable (1994 cost $4,604,182 and 1993 market $2,148,500)..      4,423,946       2,128,677
     Equity Securities (cost $609,535 and $709,905)..................        642,153         930,047
     Policy and Mortgage Loans.......................................        202,679         194,316
                                                                         -----------     -----------
       TOTAL INVESTED ASSETS.........................................     12,378,411      11,842,109
  Cash (Note 7)......................................................          5,599           4,586
  Accrued Investment Income..........................................        215,703         204,961
  Premiums Receivable................................................        787,177         720,122
  Reinsurance Recoverable on Property and Casualty Unpaid Claims
     (Note 12) ......................................................      1,980,340       1,785,396
  Prepaid Reinsurance Premiums.......................................        455,051         427,295
  Funds in Escrow -- Asbestos-Related Settlement (Note 14)...........        558,141         538,172
  Deferred Policy Acquisition Costs (Note 4)
     Property and Casualty Insurance.................................        529,453         489,702
     Life and Health Insurance.......................................        606,493         522,544
  Real Estate Assets (Notes 5 and 7).................................      1,740,287       1,708,981
  Deferred Income Tax (Note 8).......................................        314,720         228,971
  Other Assets (Note 6)..............................................      1,151,680         964,031
                                                                         -----------     -----------
       TOTAL ASSETS..................................................    $20,723,055     $19,436,870
                                                                         ===========     ===========
LIABILITIES
  Property and Casualty Unpaid Claims (Note 14)......................    $ 8,913,220     $ 8,235,442
  Life and Health Policy Liabilities.................................      2,659,583       2,446,620
  Unearned Premiums..................................................      2,382,545       2,179,863
  Short Term Debt (Note 7)...........................................        153,340          94,840
  Long Term Debt (Note 7)............................................      1,285,614       1,273,830
  Dividend Payable to Shareholders...................................         40,035          37,715
  Accrued Expenses and Other Liabilities (Note 9)....................      1,041,689         972,431
                                                                         -----------     -----------
       TOTAL LIABILITIES.............................................     16,476,026      15,240,741
                                                                         -----------     -----------
COMMITMENTS AND CONTINGENT LIABILITIES (NOTES 11, 14 AND 15)
SHAREHOLDERS' EQUITY (NOTES 10 AND 18)
  Preferred Stock -- Authorized 4,000,000 Shares;
     $1 Par Value; Issued -- None....................................             --              --
  Common Stock -- Authorized 300,000,000 Shares;
     $1 Par Value; Issued 87,798,286 and 87,709,465 Shares...........         87,798          87,709
  Paid-In Surplus....................................................        786,596         782,186
  Retained Earnings..................................................      3,680,554       3,313,140
  Foreign Currency Translation Gains, Net of Income Tax..............          9,766             327
  Unrealized Appreciation (Depreciation) of Investments, Net (Note 3)       (124,339)        143,093
  Receivable from Employee Stock Ownership Plan (Note 10)............       (122,999)       (130,326)
  Treasury Stock, at Cost -- 977,580 Shares in 1994 (Note 18)........        (70,347)             --
                                                                         -----------     -----------
       TOTAL SHAREHOLDERS' EQUITY....................................      4,247,029       4,196,129
                                                                         -----------     -----------
       TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY....................    $20,723,055     $19,436,870
                                                                         ===========     ===========

See accompanying notes.

THE CHUBB CORPORATION
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                           IN THOUSANDS
                                                                      YEARS ENDED DECEMBER 31
                                                                 1994          1993          1992
                                                              ----------    ----------    ----------
PREFERRED STOCK
     Balance, Beginning and End of Year.....................  $       --    $       --    $       --
                                                              ----------    ----------    ----------
COMMON STOCK
     Balance, Beginning of Year.............................      87,709        87,520        86,938
     Shares Issued under Stock Option and Purchase Plans....          62           126           515
     Shares Awarded under Incentive Plans...................          27            63            67
                                                              ----------    ----------    ----------
          Balance, End of Year..............................      87,798        87,709        87,520
                                                              ----------    ----------    ----------
PAID-IN SURPLUS
     Balance, Beginning of Year.............................     782,186       772,815       749,742
     Additions Resulting from Shares Issued under Stock
       Option and Purchase Plans............................       1,871         4,944        19,068
     Additions Resulting from Shares Awarded under
       Incentive Plans......................................       2,539         4,427         4,005
                                                              ----------    ----------    ----------
          Balance, End of Year..............................     786,596       782,186       772,815
                                                              ----------    ----------    ----------
RETAINED EARNINGS
     Balance, Beginning of Year.............................   3,313,140     3,139,707     2,662,220
     Net Income.............................................     528,469       324,217       617,099
     Dividends Declared (per share $1.84, $1.72 and $1.60)..    (161,055)     (150,784)     (139,612)
                                                              ----------    ----------    ----------
          Balance, End of Year..............................   3,680,554     3,313,140     3,139,707
                                                              ----------    ----------    ----------
FOREIGN CURRENCY TRANSLATION GAINS (LOSSES)
     Balance, Beginning of Year.............................         327        (5,164)        7,243
     Change During Year, Net of Income Tax (Note 17)........       9,439         5,491       (12,407)
                                                              ----------    ----------    ----------
          Balance, End of Year..............................       9,766           327        (5,164)
                                                              ----------    ----------    ----------
UNREALIZED APPRECIATION (DEPRECIATION) OF INVESTMENTS
     Balance, Beginning of Year.............................     143,093        96,559       178,641
     Cumulative Effect, as of January 1, 1994, of Change in
       Accounting Principle, Net (Note 2)...................     220,519            --            --
     Change During Year, Net (Note 3).......................    (487,951)       46,534       (82,082)
                                                              ----------    ----------    ----------
          Balance, End of Year..............................    (124,339)      143,093        96,559
                                                              ----------    ----------    ----------
RECEIVABLE FROM EMPLOYEE STOCK OWNERSHIP PLAN
     Balance, Beginning of Year.............................    (130,326)     (137,035)     (143,179)
     Principal Repayments...................................       7,327         6,709         6,144
                                                             ----------    ----------    ----------
          Balance, End of Year..............................    (122,999)     (130,326)     (137,035)
                                                             ----------    ----------    ----------
TREASURY STOCK, AT COST
     Balance, Beginning of Year.............................          --            --            --
     Repurchase of Shares...................................     (72,052)           --            --
     Shares Issued..........................................        1,705           --            --
                                                              ----------    ----------    ----------
          Balance, End of Year..............................     (70,347)           --            --
                                                              ----------    ----------    ----------
          TOTAL SHAREHOLDERS' EQUITY........................  $4,247,029    $4,196,129    $3,954,402
                                                              ==========    ==========    ==========

See accompanying notes.

THE CHUBB CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                        IN THOUSANDS
                                                                   YEARS ENDED DECEMBER 31
                                                              1994          1993           1992
                                                          -----------    -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net Income..........................................    $   528,469    $   324,217    $   617,099
  Adjustments to Reconcile Net Income to Net Cash
   Provided by Operating Activities
     Increase in Property and Casualty Unpaid Claims,
       Net............................................        482,834      1,182,432        523,750
     Increase (Decrease) in Life and Health Policy
       Liabilities, Net...............................        (10,769)        55,841        (14,372)
     Increase in Unearned Premiums, Net...............        174,926        141,457         79,218
     Increase in Premiums Receivable..................        (67,055)       (49,329)        (1,241)
     Increase in Funds in Escrow -- Asbestos-Related
       Settlement.....................................        (19,969)      (538,172)            --
     Medical Malpractice Reinsurance Premium
       Receivable ....................................             --       (125,000)            --
     Increase in Deferred Policy Acquisition Costs....        (96,718)       (82,977)       (43,739)
     Deferred Income Tax Credit.......................        (18,588)      (116,720)       (55,303)
     Realized Investment Gains........................        (63,429)      (232,638)      (187,349)
     Cumulative Effect of Changes in Accounting
       Principles.....................................             --         20,000             --
     Other, Net.......................................        (13,026)       116,410        (60,207)
                                                          -----------    -----------    -----------
       NET CASH PROVIDED BY OPERATING ACTIVITIES......        896,675        695,521        857,856
                                                          -----------    -----------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES
  Proceeds from Sales of Fixed Maturities.............      2,906,535      4,051,247      2,509,625
  Proceeds from Maturities of Fixed Maturities........        577,131        671,229        560,752
  Proceeds from Sales of Equity Securities............        623,482        298,790        810,438
  Purchases of Fixed Maturities.......................     (4,265,835)    (5,005,539)    (4,378,183)
  Purchases of Equity Securities......................       (397,749)      (357,254)      (396,045)
  Decrease (Increase) in Short Term Investments, Net..       (279,591)      (268,077)         4,327
  Increase (Decrease) in Net Payable from Security
     Transactions Not Settled.........................          5,124        (19,092)        41,858
  Additions to Real Estate Assets, Net................        (43,216)       (69,552)       (83,703)
  Purchases of Fixed Assets...........................        (71,778)       (47,332)       (33,075)
  Other, Net..........................................        (14,133)        (8,344)         7,706
                                                          -----------    -----------    -----------
       NET CASH USED IN INVESTING ACTIVITIES..........       (960,030)      (753,924)      (956,300)
                                                          -----------    -----------    -----------
CASH FLOWS FROM FINANCING ACTIVITIES
  Deposits Credited to Policyholder Funds.............        336,765        295,189        232,032
  Withdrawals from Policyholder Funds.................       (122,502)      (108,116)      (106,592)
  Proceeds from Issuance of Long Term Debt............         33,225        255,045         58,217
  Repayment of Long Term Debt.........................        (21,441)       (55,928)       (38,926)
  Increase (Decrease) in Short Term Debt, Net.........         58,500       (193,668)        61,808
  Dividends Paid to Shareholders......................       (158,735)      (148,070)      (136,772)
  Repurchase of Shares................................        (72,052)            --             --
  Other, Net..........................................         10,608         11,793         25,664
                                                          -----------    -----------    -----------
       NET CASH PROVIDED BY FINANCING ACTIVITIES......         64,368         56,245         95,431
                                                          -----------    -----------    -----------
Net Increase (Decrease) in Cash.......................          1,013         (2,158)        (3,013)
Cash at Beginning of Year.............................          4,586          6,744          9,757
                                                          -----------    -----------    -----------
       CASH AT END OF YEAR............................    $     5,599    $     4,586    $     6,744
                                                          ===========    ===========    ===========
SUPPLEMENTAL CASH FLOW INFORMATION
  Cash Paid During the Year for
     Interest (Net of Amounts Capitalized)............    $    78,272    $    56,156    $    53,898
     Federal and Foreign Income Taxes.................        135,187        126,955        202,431

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

  In 1994, the Corporation adopted Statement of Financial Accounting Standards
(SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities. SFAS No. 115 may not be retroactively applied to prior years' financial statements; accordingly, the 1993 and 1992 consolidated financial statements have not been restated for this change in accounting policy. This accounting change and the accounting changes adopted in 1993 are further described in Note (2).

  Certain amounts in the financial statements for prior years have been reclassified to conform with the 1994 presentation.

(b) Investments

  Short term investments, which have an original maturity of one year or less, are carried at amortized cost.

  Fixed maturities, which include bonds and redeemable preferred stocks, are purchased to support the investment strategies of the Corporation and its insurance subsidiaries. These strategies are developed based on many factors including rate of return, maturity, credit risk, tax considerations and regulatory requirements. Those fixed maturities which the Corporation and its insurance subsidiaries have the ability and positive intent to hold to maturity are classified as held-to-maturity (previously referred to as held for investment) and carried at amortized cost. Fixed maturities which may be sold prior to maturity to support the investment strategies of the Corporation and its insurance subsidiaries are classified as available-for-sale and carried at market value as of the balance sheet date. Prior to 1994, fixed maturities considered available-for-sale were carried at the lower of the aggregate amortized cost or market value as of the balance sheet date.

  Equity securities, which include common stocks and non-redeemable preferred stocks, are carried at market value as of the balance sheet date.

  Policy and mortgage loans of the insurance subsidiaries are carried at unpaid principal balances.

  Realized gains and losses on the sale of investments are determined on the basis of the cost of the specific investments sold and are credited or charged to income. Unrealized appreciation or depreciation of investments carried at market value, net of applicable deferred income tax, is excluded from income and credited or charged directly to a separate component of shareholders' equity.

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

  Certain costs of acquiring life insurance contracts, principally commissions, underwriting costs and certain variable agency costs, are deferred. Deferred policy acquisition costs for universal life and other interest-sensitive life insurance contracts are amortized over the lives of the contracts in relation to the present value of estimated gross profits expected to be realized. Beginning in 1994, deferred policy acquisition costs related to such contracts are also adjusted to reflect the effects that unrealized gains or losses on investments classified as available-for-sale would have had on the present value of estimated gross profits had such gains or losses actually been realized. This adjustment is excluded from income and charged or credited directly to the unrealized appreciation or depreciation of investments component of shareholders' equity, net of applicable deferred income tax. Deferred policy acquisition costs for traditional life insurance contracts are amortized over the premium payment period of the related contracts using assumptions consistent with those used in computing policy liabilities.

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

(e) Life and Health Policy Liabilities

  Liabilities for universal life and other interest-sensitive life insurance contracts represent the policyholder account balances before surrender charges. Interest crediting rates ranged from 4% to 8 1/2%.

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

  Commissions received related to reinsurance premiums ceded are considered in determining net acquisition costs eligible for deferral.

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

(i) Goodwill

  Goodwill, which represents the excess of the purchase price over the fair value of net assets of subsidiaries acquired, is amortized using the straight-line method over periods not exceeding 40 years. Total unamortized goodwill included in other assets was $72,041,000 and $69,755,000 at December 31, 1994 and 1993, respectively.

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

(l) Fair Values of Financial Instruments

  Fair values of financial instruments are based on quoted market prices where available. Fair values of financial instruments for which quoted market prices are not available are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rates and the estimated amounts and timing of future cash flows. Accordingly, the derived fair value estimates cannot be substantiated by comparison to independent markets and are not necessarily indicative of the amounts that could be realized in immediate settlement of the instrument. Certain financial instruments, particularly insurance contracts, are excluded from fair value disclosure requirements.

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

    (iv) Fair values of policy and mortgage loans of the insurance subsidiaries are estimated using discounted cash flow analyses and approximate the carrying values.

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

    (vii) Long term debt consists of term loans, mortgages payable and long term notes. Fair values of term loans approximate the carrying values because such loans consist primarily of variable-rate debt that reprices frequently. Fair values of mortgages payable are estimated using discounted cash flow analyses. Fair values of long term notes are based on prices quoted by dealers.

  The carrying values and fair values of financial instruments were as follows:

                                                 December 31
                               ----------------------------------------------
                                        1994                    1993
                               ----------------------  ----------------------
                                Carrying      Fair      Carrying      Fair
                                  Value       Value       Value       Value
                               ----------  ----------  ----------  ----------
                                              (in thousands)
ASSETS

 Invested assets
   Short term investments....  $  810,873  $  810,873  $  531,282  $  531,282
   Fixed maturities (Note 3)
     Held-to-maturity........   3,768,574   3,781,174   8,057,787   8,774,453
     Available-for-sale......   6,954,132   6,954,132   2,128,677   2,148,500
   Equity securities.........     642,153     642,153     930,047     930,047
   Policy and mortgage loans.     202,679     202,679     194,316     194,316
 Real estate mortgages and
   notes receivable (Note 5).     395,490     353,800     424,679     393,600
LIABILITIES
 Short term debt (Note 7)....     153,340     153,340      94,840      94,840
 Long term debt (Note 7).....   1,285,614   1,255,892   1,273,830   1,321,831

(m) Earnings Per Share

  Earnings per share amounts are based on the weighted average number of common and common equivalent shares outstanding during each year, which were 90,449,577, 90,548,534 and 90,093,741 in 1994, 1993 and 1992, respectively. The
6% guaranteed exchangeable subordinated notes are considered to be common equivalent shares. The computation assumes the addition to income of the after-tax interest expense applicable to such notes. The allocated and unallocated shares held by the Corporation's Employee Stock Ownership Plan are included in the common shares outstanding.

(n) Cash Flow Information

  In the statement of cash flows, short term investments are not considered to be cash equivalents. The effect of changes in foreign exchange rates on cash balances was immaterial.

(o) Accounting Pronouncements Not Yet Adopted

  In May 1993, the Financial Accounting Standards Board issued SFAS No. 114, Accounting by Creditors for Impairment of a Loan. Under SFAS No. 114, a loan is considered impaired and a valuation allowance is established when it is probable that a creditor will be unable to collect all principal and interest amounts due according to the contractual terms of the loan agreement. SFAS No. 114 requires creditors to measure impairment of a loan based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, based on the market price of the loan or the fair value of the collateral if the loan is collateral dependent. Currently, the Corporation measures impairment of a loan based on undiscounted expected future cash flows. SFAS No. 114 is effective for fiscal years beginning after December 15, 1994. Restatement of prior years' financial statements is not permitted. The Corporation will adopt SFAS No. 114 in the first quarter of 1995. The implementation of SFAS No. 114 will result in an increase to the allowance for uncollectible amounts; however, the impact on net income in 1995 will not be significant.

(2) CHANGES IN ACCOUNTING PRINCIPLES

  Effective January 1, 1994, the Corporation adopted SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities. Similar to the Corpora-tion's previous accounting policy for investments in fixed maturities and equity securities, SFAS No. 115 provides that the accounting for such securities depends on their classification as either held-to-maturity (previously referred to as held for investment), available-for-sale or trading. However, SFAS No. 115 establishes more stringent criteria for classifying fixed maturities as held-to-maturity. Therefore, the adoption of SFAS No. 115 resulted in an increase in the portion of the Corporation's fixed maturities classified as available-for-sale and a similar decrease in those classified as held-to- maturity. SFAS No. 115 also requires that fixed maturities classified as available-for-sale be carried at market value, with unrealized appreciation or depreciation excluded from income and credited or charged directly to a separate component of shareholders' equity. Prior to 1994, such fixed maturities were carried at the lower of the aggregate amortized cost or market value. In conjunction with the Corporation's adoption of SFAS No. 115, deferred policy acquisition costs related to universal life and other interest-sensitive life insurance contracts were adjusted to reflect the effects that would have been recognized had the unrealized gains relating to investments classified as available-for-sale actually been realized, with a corresponding charge directly to the separate component of shareholders' equity. SFAS No. 115 may not be retroactively applied to prior years' financial statements. The cumulative effect on shareholders' equity, as of January 1, 1994, of the change in accounting principle was as follows:

                                                      (in thousands)
   Unrealized appreciation of fixed maturities
     considered available-for-sale....................   $399,980
   Adjustment to deferred policy acquisition costs ...    (60,720)
                                                         --------
                                                          339,260
   Deferred income tax................................    118,741
                                                         --------
       Increase in shareholders' equity...............   $220,519
                                                         ========

Adoption of the Statement did not have an impact on net income in 1994 nor will it in future years.

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

  Excluding the cumulative effect adjustments in 1993, the adoption of SFAS No. 106 and SFAS No. 109 did not have a significant effect on net income in 1994 or 1993. Their impact on net income in future years is also not expected to be significant.

(3) INVESTED ASSETS AND RELATED INCOME

  (a) The sources of net investment income were as follows:

                                    Years Ended December 31
                                --------------------------------
                                  1994        1993        1992
                                --------    --------    --------
                                         (in thousands)
Fixed maturities..............  $740,871    $734,353    $682,466
Equity securities.............    27,066      23,709      43,141
Short term investments........    28,925      22,169      12,121
Other.........................    31,819      20,115      13,336
                                --------    --------    --------
  Gross investment income.....   828,681     800,346     751,064
Investment expenses...........    14,047      11,091      10,679
                                --------    --------    --------
                                $814,634    $789,255    $740,385
                                ========    ========    ========

  (b) Realized investment gains and losses were as follows:

                                        Years Ended December 31
                                    --------------------------------
                                      1994        1993        1992
                                    --------    --------    --------
                                             (in thousands)
Gross realized investment gains
    Fixed maturities............    $ 68,613    $193,738    $ 74,253
    Equity securities...........     138,432      62,274     157,356
                                    --------    --------    --------
                                     207,045     256,012     231,609
                                    --------    --------    --------
Gross realized investment losses
    Fixed maturities............     130,547      20,627      20,538
    Equity securities...........      13,069       2,747      23,722
                                    --------    --------    --------
                                     143,616      23,374      44,260
                                    --------    --------    --------
Realized investment gains.......      63,429     232,638     187,349
Income tax......................      22,257      81,019      63,718
                                    --------    --------    --------
                                    $ 41,172    $151,619    $123,631
                                    ========    ========    ========

  Proceeds from sales of fixed maturities considered available-for-sale were $2,894,475,000, $3,471,404,000 and $2,114,707,000 in 1994, 1993 and 1992,
respectively. Gross gains of $68,553,000, $152,483,000 and $57,191,000 and gross losses of $130,547,000, $12,542,000 and $15,508,000 were realized on such sales in 1994, 1993 and 1992, respectively.

  (c) The components of unrealized appreciation (depreciation) of investments carried at market value were as follows:

                                                     December 31
                                               ------------------------
                                                 1994            1993
                                               ---------       --------
                                                    (in thousands)
Equity securities
    Gross unrealized appreciation............  $  58,680       $228,765
    Gross unrealized depreciation............     26,062          8,623
                                               ---------       --------
                                                  32,618        220,142
                                               ---------       --------
Fixed maturities
    Gross unrealized appreciation............     89,999             --
    Gross unrealized depreciation............    264,495             --
                                               ---------       --------
                                                (174,496)            --
                                               ---------       --------
                                                (141,878)       220,142
Deferred policy acquisition cost adjustment..     26,982             --
                                               ---------       --------
                                                (114,896)       220,142
Deferred income tax liability, net of
  valuation allowance of $49,657 in 1994.....      9,443         77,049
                                               ---------       --------
                                               $(124,339)      $143,093
                                               =========       ========

  The change in unrealized appreciation or depreciation of investments carried at market value was as follows:

                                                                     Years Ended December 31
                                                                 --------------------------------
                                                                   1994        1993        1992
                                                                 ---------    -------    ---------
                                                                          (in thousands)
Change in unrealized appreciation of equity securities.........  $(187,524)   $73,841    $(124,361)
Change in unrealized appreciation of fixed maturities..........   (574,476)        --           --
Change in deferred policy acquisition cost adjustment..........     87,702         --           --
                                                                 ---------    -------    ---------
                                                                  (674,298)    73,841     (124,361)
Deferred income tax (credit), net of valuation allowance
  of $49,657 in 1994...........................................   (186,347)    27,307      (42,279)
                                                                 ---------    -------    ---------
                                                                  (487,951)    46,534      (82,082)
Cumulative effect, as of January 1, 1994, of change
  in accounting principle, net.................................    220,519         --           --
                                                                 ---------    -------    ---------
                                                                 $(267,432)   $46,534    $ (82,082)
                                                                 =========    =======    =========

     (d) The amortized cost and estimated market value of fixed maturities were as follows:

                                                                         December 31
                           --------------------------------------------------------------------------------------------------------
                                                  1994                                                  1993
                           -------------------------------------------------     --------------------------------------------------
                                            Gross       Gross      Estimated                     Gross         Gross     Estimated
                            Amortized    Unrealized   Unrealized    Market        Amortized    Unrealized   Unrealized    Market
                               Cost     Appreciation Depreciation    Value           Cost     Appreciation Depreciation    Value
                           -----------  ------------ ------------ -----------    -----------  ------------ ------------ -----------
                                                                        (in thousands)
Held-to-maturity
  Tax exempt.............  $ 3,149,479    $ 72,939    $ 45,321    $ 3,177,097    $ 5,528,880     $519,989    $   448    $ 6,048,421
                           -----------    --------    --------    -----------    -----------     --------    -------    -----------
  Taxable
    U.S. Government and
      government agency
      and authority
      obligations........       17,256          --         163         17,093             --           --         --             --
    Corporate bonds......      235,056       8,809       1,976        241,889      1,323,642      125,355      3,119      1,445,878
    Foreign bonds........          149          17          --            166        325,059       34,114        161        359,012
    Mortgage-backed
      securities.........      366,634       2,316      24,021        344,929        876,847       41,942      1,813        916,976
    Redeemable preferred
      stocks.............           --          --          --             --          3,359          807         --          4,166
                           -----------    --------    --------    -----------    -----------     --------    -------    -----------
                               619,095      11,142      26,160        604,077      2,528,907      202,218      5,093      2,726,032
                           -----------    --------    --------    -----------    -----------     --------    -------    -----------
      Total held-
        to-maturity......    3,768,574      84,081      71,481      3,781,174      8,057,787      722,207      5,541      8,774,453
                           -----------    --------    --------    -----------    -----------     --------    -------    -----------

Available-for-sale
  Tax exempt.............    2,524,446      64,309      58,569      2,530,186             --           --         --             --
                           -----------    --------    --------    -----------    -----------     --------    -------    -----------
  Taxable
    U.S. Government and
      government agency
      and authority
      obligations........    1,000,325       1,221      59,891        941,655        951,739       13,530     19,198        946,071
    Corporate bonds......    1,269,054      14,083      46,099      1,237,038         47,934          149        648         47,435
    Foreign bonds........      980,900       3,016      38,692        945,224        451,864       21,310         12        473,162
    Mortgage-backed
      securities.........    1,335,876       6,951      61,186      1,281,641        677,140       13,814      9,122        681,832
    Redeemable preferred
      stocks.............       18,027         419          58         18,388             --           --         --             --
                           -----------    --------    --------    -----------    -----------     --------    -------    -----------
                             4,604,182      25,690     205,926      4,423,946      2,128,677       48,803     28,980      2,148,500
                           -----------    --------    --------    -----------    -----------     --------    -------    -----------
      Total available-
        for-sale.........    7,128,628      89,999     264,495      6,954,132      2,128,677       48,803     28,980      2,148,500
                           -----------    --------    --------    -----------    -----------     --------    -------    -----------
      Total fixed
        maturities.......  $10,897,202    $174,080    $335,976    $10,735,306    $10,186,464     $771,010    $34,521    $10,922,953
                           ===========    ========    ========    ===========    ===========     ========    =======    ===========

     At December 31, 1994, fixed maturities classified as held-to-maturity were carried at amortized cost, while fixed maturities classified as available-for-sale were carried at market value. In prior years, all fixed maturities were carried at amortized cost. The unrealized appreciation or depreciation of fixed maturities carried at amortized cost is not reflected in the financial statements. The change in unrealized appreciation of fixed maturities carried at amortized cost was a decrease of $723,889,000, an increase of $213,959,000 and an increase of $32,059,000 for the years ended December 31, 1994, 1993 and 1992, respectively. The decrease in 1994 includes the effect of the reclassification of a portion of fixed maturities as available-for-sale which was previously classified as held-to-maturity, resulting from the adoption of SFAS No. 115.

     The amortized cost and estimated market value of fixed maturities at December 31, 1994 by contractual maturity were as follows:

                                                                       Held-to-Maturity          Available-for-Sale
                                                                    -----------------------   ------------------------
                                                                                 Estimated                  Estimated
                                                                    Amortized      Market     Amortized       Market
                                                                       Cost        Value         Cost         Value
                                                                    ----------   ----------   ----------    ----------
                                                                                      (in thousands)
               Due in one year or less............................  $  166,573   $  168,168   $   55,486    $   55,421
               Due after one year through five years..............     738,152      758,696    1,552,877     1,543,272
               Due after five years through ten years.............   1,158,371    1,188,411    1,548,820     1,509,375
               Due after ten years................................   1,338,844    1,320,970    2,635,569     2,564,423
                                                                    ----------   ----------   ----------    ----------
                                                                     3,401,940    3,436,245    5,792,752     5,672,491
               Mortgage-backed securities.........................     366,634      344,929    1,335,876     1,281,641
                                                                    ----------   ----------   ----------    ----------
                                                                    $3,768,574   $3,781,174   $7,128,628    $6,954,132
                                                                    ==========   ==========   ==========    ==========

Actual maturities could differ from contractual maturities because borrowers may have the right to call or prepay obligations.

(4) DEFERRED POLICY ACQUISITION COSTS

     Policy acquisition costs deferred and the related amortization charged to income were as follows:

                                                                                               Years Ended December 31
                                                                                        -------------------------------------
                                                                                           1994          1993         1992
                                                                                        -----------    ---------    ---------
                                                                                                    (in thousands)
Property and Casualty Insurance
  Balance, beginning of year..........................................................  $   489,702    $ 454,976    $ 440,025
                                                                                        -----------    ---------    ---------
  Costs deferred during year
    Commissions and brokerage.........................................................      544,733      463,977      432,608
    Premium taxes and assessments.....................................................      108,008      103,928      103,776
    Salaries and overhead.............................................................      428,255      415,788      390,394
                                                                                        -----------    ---------    ---------
                                                                                          1,080,996      983,693      926,778
  Amortization during year............................................................   (1,041,245)    (948,967)    (911,827)
                                                                                        -----------    ---------    ---------
  Balance, end of year................................................................  $   529,453    $ 489,702    $ 454,976
                                                                                        ===========    =========    =========
Life and Health Insurance
  Balance, beginning of year..........................................................  $   522,544    $ 474,293    $ 445,505
  Cumulative effect, as of January 1, 1994, of change in accounting principle.........      (60,720)          --           --
  Costs deferred during year..........................................................      129,217      111,389       85,572
  Amortization during year............................................................      (72,250)     (63,138)     (56,784)
  Change in adjustment to reflect the effects of unrealized losses on investments.....       87,702           --           --
                                                                                        -----------    ---------    ---------
  Balance, end of year................................................................  $   606,493    $ 522,544    $ 474,293
                                                                                        ===========    =========    =========

(5) REAL ESTATE ASSETS

  The components of real estate assets were as follows:

                                                                                                            December 31
                                                                                                       ----------------------
                                                                                                          1994        1993
                                                                                                       ----------  ----------
                                                                                                           (in thousands)
Mortgages and notes receivable (net of allowance for uncollectible amounts of $73,863 and $54,948)...  $  395,490  $  424,679
Income producing properties (net of accumulated depreciation of $36,069 and $23,983).................     826,768     795,205
Construction in progress.............................................................................      86,125      67,087
Land under development and unimproved land...........................................................     431,904     422,010
                                                                                                       ----------  ----------
                                                                                                       $1,740,287  $1,708,981
                                                                                                       ==========  ==========

  Substantially all mortgages and notes receivable are secured by buildings and land. The ultimate collectibility of the receivables, of which no significant amounts are due in the near term, is evaluated continuously and an appropriate allowance for uncollectible amounts established. Mortgages and notes receivable had an aggregate fair value of approximately $353,800,000 and $393,600,000 at December 31, 1994 and 1993, respectively. The fair value amounts represent point-in-time estimates that are not relevant in predicting future earnings or cash flows related to such receivables. The difference between the fair value and the carrying value at December 31, 1994 is not expected to be realized as the real estate subsidiaries intend to hold the mortgages and notes to maturity.

  Depreciation expense related to income producing properties was $12,086,000, $8,671,000 and $6,668,000 for 1994, 1993 and 1992, respectively.

(6) PROPERTY AND EQUIPMENT

  Property and equipment included in other assets were as follows:

                                                 December 31
                                             -------------------
                                               1994       1993
                                             --------   --------
                                                (in thousands)
    Cost..................................   $385,610   $329,876
    Less accumulated depreciation.........    168,128    140,718
                                             --------   --------
                                             $217,482   $189,158
                                             ========   ========

  Depreciation expense related to property and equipment was $40,839,000, $31,280,000 and $29,992,000 for 1994, 1993 and 1992, respectively.

(7) DEBT AND CREDIT ARRANGEMENTS

  (a) Short term debt consisted of the following:

                                                 December 31
                                              ------------------
                                                1994      1993
                                              --------   -------
                                                (in thousands)
    Commercial paper.......................   $143,340   $89,540
    Notes..................................     10,000     5,300
                                              --------   -------
                                              $153,340   $94,840
                                              ========   =======

  Short term debt is used primarily to support the real estate operations. The commercial paper is issued by Chubb Capital Corporation (Chubb Capital), a subsidiary of the Corporation, and is guaranteed by the Corporation. The notes are current obligations under revolving credit arrangements. Borrowings under these short term instruments are unsecured and are on terms and at interest rates generally extended to prime borrowers. The weighted average interest rate on short term debt approximated 6% and 3 1/2% at December 31, 1994 and 1993, respectively.

  (b) Long term debt consisted of the following:

                                      December 31
                   -------------------------------------------------
                             1994                     1993
                   -----------------------   -----------------------
                    Carrying       Fair       Carrying       Fair
                      Value       Value        Value        Value
                   ----------   ----------   ----------   ----------
                                     (in thousands)
Term loans.......  $  324,413   $  324,413   $  306,236   $  306,236
Mortgages........     211,201      196,104      217,594      217,594
8 3/4% notes.....     150,000      151,125      150,000      171,188
8 5/8% notes.....     100,000      100,000      100,000      103,500
6% notes.........     150,000      141,000      150,000      153,188
6 7/8% notes.....     100,000       90,750      100,000      103,875
6% exchangeable
  subordinated
  notes..........     250,000      252,500      250,000      266,250
                   ----------   ----------   ----------   ----------
                   $1,285,614   $1,255,892   $1,273,830   $1,321,831
                   ==========   ==========   ==========   ==========

  The term loans and mortgages are obligations of the real estate subsidiaries, except for a $5,965,000 mortgage loan of the life and health insurance subsidiaries. The term loans mature in varying amounts through 1999. Substantially all term loans are at an interest rate equivalent to the lower of the prime rate or a rate associated with the lender's cost of funds. The mortgages payable are due in varying amounts monthly through 2013. At
December 31, 1994, the range of interest rates for term loans was 6% to 9 1/4% and for mortgages payable the range was 5% to 12%. The term loans and mortgages payable are secured by real estate assets with a net book value of $911,175,000 at December 31, 1994.

  The life and health insurance subsidiaries' mortgage loan, which is secured by a portion of their home office complex, bears interest at 11 3/8% and is payable monthly through December 2000.

  The Corporation has outstanding $150,000,000 of unsecured 8 3/4% notes due November 15, 1999. In each of the years 1995 through 1998, the Corporation will pay as a mandatory sinking fund an amount sufficient to redeem $30,000,000 of principal. The notes will be redeemed on a pro rata basis on November 15 of each of these years at a redemption price of 100% of their principal amount.

  Chubb Capital has outstanding $100,000,000 of 8 5/8% notes due January 15, 1995, $150,000,000 of 6% notes due February 1, 1998 and $100,000,000 of 6 7/8%
notes due February 1, 2003. These notes are unsecured and are guaranteed by the Corporation.

  Chubb Capital has outstanding in the Eurodollar market $250,000,000 of 6% exchangeable subordinated notes due May 15, 1998, which are guaranteed by the Corporation. The notes are exchangeable at the option of the holder into 11.628 shares of common stock of the Corporation for each $1,000 of principal amount, equivalent to a conversion price of $86.00 per share. The notes are redeemable, in whole or in part, at the option of Chubb Capital at redemption prices declining annually from 103.4% of the principal amount if redeemed before May 15, 1995 to 100.9% of the principal amount if redeemed on or after May 15, 1997.

  The amounts of long term debt due annually during the five years subsequent to December 31, 1994 are as follows:

                              Term Loans
Years Ending                     and
December 31                   Mortgages        Notes          Total
--------------------------    ----------      --------       --------
                                          (in thousands)
    1995..................      $138,982      $130,000       $268,982
    1996..................       179,040        30,000        209,040
    1997..................        47,497        30,000         77,497
    1998..................        54,503       430,000        484,503
    1999..................       100,182        30,000        130,182

  (c) Interest costs of $98,685,000, $92,905,000 and $94,824,000 were incurred in 1994, 1993 and 1992, respectively, of which $19,407,000, $28,685,000 and
$40,284,000 were capitalized.

  (d) In July 1994, the Corporation entered into a revolving credit agreement with a group of banks that provides for unsecured borrowings of up to $300,000,000, which replaced a similar agreement that would have terminated on November 30, 1994. The new agreement terminates on July 15, 1997 at which time any loans then outstanding become payable. Borrowings will, at the Corporation's option, bear interest at various rates, all of which are based on market rates. The Corporation pays a facility fee of 1/10% per annum. As of December 31, 1994, there were no borrowings under this agreement. The Corporation and its subsidiaries had additional unused lines of credit of approximately $179,000,000 at December 31, 1994. These lines of credit generally have terms ranging from thirty days to one year and are paid for with a combination of fees and compensating bank balances. Unused credit facilities are available to support the commercial paper borrowing arrangement.

(8) FEDERAL AND FOREIGN INCOME TAX

     (a) Income tax expense consisted of the following components:

                                                           Years Ended December 31
                                                    ------------------------------------
                                                      1994          1993          1992
                                                    --------      ---------     --------
                                                              (in thousands)
Current tax
  United States..................................   $ 97,848      $ 105,293     $159,193
  Foreign........................................     31,635         11,702       27,452
Deferred tax credit, principally United States...    (18,588)      (116,720)     (55,303)
                                                    --------      ---------     --------
                                                    $110,895      $     275     $131,342
                                                    ========      =========     ========

     (b) The provision for federal and foreign income tax gives effect to permanent differences between income for financial reporting purposes and taxable income. Accordingly, the effective income tax rate is less than the statutory federal corporate tax rate. The reasons for the lower effective tax rate were as follows:

                                                                                     Years Ended December 31
                                                                 ---------------------------------------------------------------
                                                                         1994                 1993                  1992
                                                                 ------------------     -----------------      -----------------
                                                                              % of                 % of                    % of
                                                                            Pre-Tax              Pre-Tax                 Pre-Tax
                                                                  Amount     Income     Amount    Income       Amount     Income
                                                                 ---------  -------    ---------  -------     --------   -------
                                                                                          (in thousands)
Income before federal and foreign income tax...................  $ 639,364             $ 344,492              $748,441
                                                                 =========             =========              ========
Tax at statutory federal income tax rate.......................  $ 223,777     35.0%   $ 120,572     35.0%    $254,470      34.0%
Tax exempt interest income.....................................   (109,980)   (17.2)    (110,297)   (32.0)     (96,420)    (12.9)
Deferred income tax benefit due to increase in tax rate.......          --       --       (4,661)    (1.4)          --        --
Settlement of prior years' taxes...............................         --       --       (4,602)    (1.3)     (15,170)     (2.0)
"Fresh start" discount on property and casualty unpaid claims..         --       --           --       --       (6,400)      (.9)
Other, net.....................................................     (2,902)     (.5)        (737)     (.2)      (5,138)      (.7)
                                                                 ---------  -------    ---------  -------     --------   -------
        Actual tax.............................................  $ 110,895     17.3%   $     275       .1%    $131,342      17.5%
                                                                 =========  =======    =========  =======     ========   =======

     The Tax Reform Act of 1986 requires property and casualty insurance companies to discount unpaid claims for tax purposes as of January 1, 1987 and provides that the initial discount on such unpaid claims be excluded from taxable income. Until 1993, the tax benefit of this exclusion was included in income as the "fresh start" was recognized on the tax return. There were no tax benefits in years subsequent to 1992 since, for accounting purposes, the remaining "fresh start" benefit was recognized, effective January 1, 1993, as part of the cumulative effect of the change in accounting principle upon the adoption by the Corporation of SFAS No. 109 (see Note (2)).

     (c) The tax effects of temporary differences that gave rise to deferred income tax assets and liabilities were as follows:

                                                                                                      December 31
                                                                                               -------------------------
                                                                                                 1994             1993
                                                                                               --------         --------
                                                                                                    (in thousands)
        Deferred income tax assets
          Property and casualty unpaid claims................................................  $478,166         $461,879
          Unearned premiums..................................................................   121,269          111,164
          Life and health policy liabilities.................................................   127,867          115,347
          Unrealized depreciation of investments.............................................    49,657               --
          Postretirement benefits............................................................    50,015           49,524
                                                                                               --------         --------
                                                                                                826,974          737,914
          Valuation allowance................................................................   (49,657)              --
                                                                                               --------         --------
            Total............................................................................   777,317          737,914
                                                                                               --------         --------
        Deferred income tax liabilities
          Deferred policy acquisition costs..................................................   338,897          296,642
          Real estate assets.................................................................   116,056          118,386
          Unrealized appreciation of investments.............................................        --           77,049
          Other, net.........................................................................     7,644           16,866
                                                                                               --------         --------
            Total............................................................................   462,597          508,943
                                                                                               --------         --------
        Net deferred income tax asset........................................................  $314,720         $228,971
                                                                                               ========         ========

     The valuation allowance relates to future tax benefits on unrealized depreciation of investments at December 31, 1994, the realization of which is uncertain.

     Prior to the adoption of SFAS No. 109, deferred income tax expense represented the tax effect of timing differences in the recognition of revenues and expenses for financial reporting and income tax purposes. The sources of these differences and the tax effect of each for the year ended December 31, 1992 were as follows:

                                                             (in thousands)
        Discount on property and casualty unpaid claims....     $(39,044)
        Unearned premium reserve phase-in..................      (12,955)
        Real estate assets.................................       13,059
        Other, net.........................................      (16,363)
                                                                --------
                                                                $(55,303)
                                                                ========

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

  The components of net pension cost were as follows:

                                                                             Years Ended December 31
                                                                         --------------------------------
                                                                           1994        1993        1992
                                                                         --------    --------    --------
                                                                                  (in thousands)
 Service cost of current period........................................  $ 19,702    $ 17,877    $ 15,188
 Interest cost on projected benefit obligation.........................    21,232      19,598      16,962
 Actual return on plan assets..........................................      (523)    (30,767)    (19,361)
 Net amortization and deferral.........................................   (23,420)     10,706       1,996
                                                                         --------    --------    --------
 Net pension cost......................................................  $ 16,991    $ 17,414    $ 14,785
                                                                         ========    ========    ========

  The following table sets forth the plans' funded status and amounts recognized in the balance sheets:

                                                                                               December 31
                                                                                           -------------------
                                                                                             1994       1993
                                                                                           --------   --------
                                                                                              (in thousands)
 Actuarial present value of benefit obligation for service rendered to date:
     Accumulated benefit obligation based on current salary levels, including vested
       benefits of $180,407 and $168,702.................................................  $190,100   $178,439
     Additional amount related to projected future salary increases......................   118,283    117,084
                                                                                           --------   --------
     Projected benefit obligation for service rendered to date...........................   308,383    295,523
 Plan assets at fair value...............................................................   269,349    265,453
                                                                                           --------   --------
 Projected benefit obligation in excess of plan assets...................................    39,034     30,070
 Unrecognized net gain from past experience different from that assumed..................    10,209     13,438
 Unrecognized prior service costs........................................................    (5,625)    (5,196)
 Unrecognized net asset at January 1, 1985, being recognized principally over 19 years...     9,647     11,034
                                                                                           --------   --------
 Pension liability included in other liabilities.........................................  $ 53,265   $ 49,346
                                                                                           ========   ========

  The weighted average discount rate used in determining the actuarial present value of the projected benefit obligation at December 31, 1994 and 1993 was 7 3/4% and 7 1/2%, respectively, and the rate of increase in future compensation levels was 6% for both years. The expected long term rate of return on assets was 9% for both years.

  Plan assets are principally invested in publicly traded stocks and bonds.

  (b) The Corporation and its subsidiaries provide certain other postretirement benefits, principally health care and life insurance, to retired employees and their beneficiaries and covered dependents. Substantially all employees may become eligible for these benefits upon retirement if they meet minimum age and years of service requirements.

  The Corporation does not fund these benefits in advance. Benefits are paid as covered expenses are incurred. Health care coverage is contributory. Retiree contributions vary based upon a retiree's age, type of coverage and years of service with the Corporation. Life insurance coverage is non-contributory.

  The components of net postretirement benefit cost were as follows:

                                                                                              Years Ended
                                                                                              December 31
                                                                                           -----------------
                                                                                            1994      1993
                                                                                           -------   -------
                                                                                             (in thousands)
 Service cost of current period..........................................................  $ 5,153   $ 4,384
 Interest cost on accumulated benefit obligation.........................................    7,420     6,864
                                                                                           -------   ------
 Net postretirement benefit cost.........................................................  $12,573   $11,248
                                                                                           =======   =======

  Prior to the adoption of SFAS No. 106, the cost of other postretirement benefits was recognized when the annual insurance premiums, which were immaterial, were paid.

  The components of the accumulated postretirement benefit obligation were as follows:

                                                                                               Years Ended
                                                                                               December 31
                                                                                           -------------------
                                                                                             1994       1993
                                                                                           --------   --------
                                                                                              (in thousands)
 Retirees................................................................................  $ 38,713   $ 39,316
 Fully eligible active plan participants.................................................     4,371      6,072
 Other active plan participants..........................................................    61,207     59,198
                                                                                           --------   --------
 Accumulated postretirement benefit obligation...........................................   104,291    104,586
 Unrecognized net gain (loss) from past experience different from that assumed...........     3,909     (5,729)
                                                                                           --------   --------
 Postretirement benefit liability included in other liabilities..........................  $108,200   $ 98,857
                                                                                           ========   ========

  The weighted average discount rate used in determining the actuarial present value of the accumulated postretirement benefit obligation at December 31, 1994 and 1993 was 7 3/4% and 7 1/2%, respectively. At December 31, 1994, the health care cost trend rate used to measure the accumulated postretirement cost for medical benefits was 14% for 1995 and was assumed to decrease gradually to 7 1/2% for the year 2005 and remain at that level thereafter. The health care cost trend rate assumption has a significant effect on the amount of the accumulated postretirement benefit obligation and the net postretirement benefit cost reported. To illustrate, a one percent increase in the trend rate for each year would increase the accumulated postretirement benefit obligation at December 31, 1994 by $13,238,000 and the aggregate of the service and interest cost components of net postretirement benefit cost for the year ended December 31, 1994 by $1,798,000.

(10) OPTION AND INCENTIVE PLANS

     (a) The Long-Term Stock Incentive Plan provides for the granting of stock options, performance shares, restricted stock, convertible debentures and other stock based awards to key employees. The Long-Term Stock Incentive Plan succeeds a prior stock option plan which continues to govern awards made pursuant to it. The maximum number of shares of the Corporation's common stock in respect to which stock based awards may be granted under the plan is 4,400,000 shares. At December 31, 1994, 2,298,659 shares were available for grant under the Long-Term Stock Incentive Plan.

     Stock options are granted at exercise prices not less than the fair market value of the Corporation's common stock on the date of grant. The terms and conditions upon which options become exercisable may vary among grants. Options expire no later than ten years from the date of grant.

     Information concerning stock options granted under the Long-Term Stock Incentive Plan and the prior plan is as follows:

                                       1994                                 1993                                1992
                           -----------------------------        -----------------------------       -----------------------------
                                               Option                               Option                              Option
                             Number             Price             Number             Price            Number             Price
                           of Shares          Per Share         of Shares          Per Share        of Shares          Per Share
                           ---------        ------------        ---------        ------------       ---------        ------------
Outstanding, beginning
  of year.............     2,083,758        $13.23-92.63        1,558,484        $13.23-74.06       1,228,979        $13.23-72.06
Granted...............       754,525               81.94          678,461         83.56-92.63         554,900         66.75-74.06
Exercised.............       (76,034)        13.23-72.06         (136,888)        13.23-72.06        (210,220)        13.23-72.06
Cancelled.............       (37,440)        47.75-83.56          (16,299)        24.50-83.56         (15,175)        47.75-72.06
                           ---------                            ---------                           ---------
Outstanding, end of
  year................     2,724,809         24.50-92.63        2,083,758         13.23-92.63       1,558,484         13.23-74.06
                           =========                            =========                           =========
Exercisable, end of
  year................     1,665,228         24.50-92.63        1,147,272         13.23-92.63         847,809         13.23-72.06

     Performance share awards are based on the achievement of various goals over performance cycle periods. The cost of such awards is expensed over the performance cycle. Such awards are payable in cash, in shares of the Corporation's common stock or in a combination of both. Restricted stock awards consist of shares of common stock of the Corporation granted at no cost. Shares of restricted stock become outstanding when granted, receive dividends and have voting rights. The shares are subject to forfeiture and to restrictions which limit the sale or transfer during the restriction period. An amount equal to the fair market value of the shares at the date of grant is expensed over the restriction period. Convertible debenture awards are convertible into shares of common stock of the Corporation. The debentures and any shares of common stock issued upon conversion are subject to forfeiture and to restrictions which limit the sale or transfer during the restriction period. The cost of the debenture awards is expensed during the period the related service is performed. The aggregate amount charged against income with respect to these awards was $5,213,000, $4,219,000 and $5,100,000 in 1994, 1993 and 1992, respectively.

     (b) The Stock Option Plan for Non-Employee Directors provides for the granting of options to eligible directors to purchase shares of the Corporation's common stock. Options are granted at exercise prices equal to the fair market value of the Corporation's common stock on the date of grant. Options become exercisable immediately and expire no later than five years from the date of termination as an eligible director. The maximum number of shares in respect to which options may be granted under the plan is 300,000 shares. At December 31, 1994, 248,000 shares were available for grant under the Stock Option Plan for Non-Employee Directors.

     Information concerning stock options granted under the Stock Option Plan for Non-Employee Directors is as follows:

                                               1994                            1993                             1992
                                    ---------------------------      ---------------------------      ---------------------------
                                                      Option                           Option                           Option
                                     Number            Price          Number            Price          Number            Price
                                    of Shares        Per Share       of Shares        Per Share       of Shares        Per Share
                                    ---------      ------------      ---------      ------------      ---------      ------------
Outstanding, beginning of year..     124,000       $26.84-86.94       100,000       $26.84-69.19        96,000       $26.84-69.19
Granted.........................      24,000           77.50           28,000           86.94           28,000           65.19
Exercised.......................      (2,000)          34.22           (4,000)       26.84-44.19       (24,000)       26.84-69.19
                                     -------                          -------                          -------
Outstanding and exercisable, end
  of year.......................     146,000        26.84-86.94       124,000        26.84-86.94       100,000        26.84-69.19
                                     =======                          =======                          =======

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

  The Corporation uses the cash payment method of recognizing ESOP expense. In 1994, 1993 and 1992, cash contributions to the ESOP of $12,146,000, $12,172,000 and $11,995,000, respectively, were charged against income. Dividends on unallocated shares used for debt service by the ESOP were $4,615,000, $4,711,000 and $4,709,000 in 1994, 1993 and 1992, respectively.

  The number of allocated and unallocated shares held by the ESOP at December 31, 1994 were 1,298,700 and 2,597,402, respectively.

  (d) The Corporation has a savings plan, the Capital Accumulation Plan, in which substantially all employees are eligible to participate. Under this plan, the employer makes a matching contribution equal to 100% of each eligible employee's pre-tax elective contributions, up to 4% of the employee's compensation. Contributions are invested at the election of the employee in the Corporation's common stock or in various other investment funds. Employer contributions of $13,026,000, $12,564,000 and $12,182,000 were charged against income in 1994, 1993 and 1992, respectively.

  (e) The Corporation has a Stock Purchase Plan under which substantially all employees are eligible to purchase shares of the Corporation's common stock. Shares are purchased at a price not less than 95% of the fair market value on the date of grant. At December 31, 1994, there were 489,338 subscribed shares at a price of $70.69.

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

  Rent expense was as follows:

                                     Years Ended December 31
                                 -------------------------------
                                  1994        1993        1992
                                 -------     -------     -------
                                         (in thousands)
  Office facilities...........   $69,679     $68,805     $65,678
  Equipment...................    16,240      20,794      24,404
                                 -------     -------     -------
                                 $85,919     $89,599     $90,082
                                 =======     =======     =======

  At December 31, 1994, future minimum rental payments required under non-cancellable operating leases were as follows:

Years Ending December 31                        (in thousands)
    1995.....................................      $ 77,543
    1996.....................................        70,507
    1997.....................................        59,202
    1998.....................................        52,603
    1999.....................................        44,411
    After 1999...............................        94,118
                                                   --------
                                                   $398,384
                                                   ========

(12) RELATED PARTY TRANSACTIONS

  Sun Alliance Group plc (Sun Group), an insurance holding company organized under the laws of England, is the beneficial owner of 5.2% of the Corporation's common stock, acquired solely for the purpose of investment.

  Approximately 14% of the U.S. insurance business written by the Corporation's property and casualty insurance subsidiaries is reinsured on a quota share basis with a subsidiary of the Sun Group. The Sun Group's premiums earned arising from such reinsurance were $489,727,000, $457,321,000 and $438,939,000 in 1994, 1993
and 1992, respectively. Reinsurance recoverable on property and casualty unpaid claims included approximately $845,000,000 and $840,000,000 at December 31, 1994 and 1993, respectively, from the Sun Group.

  A property and casualty insurance subsidiary of the Corporation assumes a portion of the Sun Group's property and casualty insurance business on a quota share basis. The assumed reinsurance premiums earned arising from this business were $264,343,000, $170,131,000 and $125,731,000 in 1994, 1993 and 1992,
respectively.

  The property and casualty insurance subsidiaries of the Corporation entered into a stop loss reinsurance agreement with a subsidiary of the Sun Group, effective year end 1985, relating to medical malpractice unpaid claims. The agreement provides that the Sun Group will pay up to $285,000,000 of losses and loss adjustment expenses for this discontinued class of business in excess of the initial $225,000,000 to be paid by the property and casualty insurance subsidiaries subsequent to December 31, 1985. Since the effective date of this agreement, the property and casualty insurance subsidiaries have paid an aggregate of $259,384,000 of medical malpractice losses and loss adjustment expenses and, under the agreement, have recovered the amount in excess of $225,000,000 from the Sun Group.

  The agreement includes a provision for contingent profit sharing payments to the property and casualty insurance subsidiaries based on calculations at specified dates during the period of the reinsurance agreement. Profit sharing accruals related to the agreement were $11,062,000, $9,000,000 and $9,479,000 in 1994, 1993 and 1992, respectively. These amounts were reflected as reductions of other insurance operating costs and expenses.

  The agreement also includes a commutation provision under which the property and casualty insurance subsidiaries have an option to reassume the remaining liability of the Sun Group as of December 31, 1995 and receive payment at that time of an amount determined by a formula based on experience under the agreement. In 1993, as a result of favorable loss experience, medical malpractice unpaid claims and the related reinsurance recoverable under this agreement were each reduced. At the same time, the Corporation announced its intention to exercise the commutation option under the agreement, which will result in a payment by the Sun Group to the property and casualty insurance subsidiaries of approximately $190,000,000 at year end 1995 and a concurrent reduction in reinsurance recoverable on unpaid claims from the Sun Group of approximately $65,000,000. The difference of $125,000,000 represents a return premium to the property and casualty insurance subsidiaries and was recognized as such in 1993.

  The reinsurance amounts described in Note (13) include the effects of these transactions with the Sun Group.

(13) REINSURANCE

  The effect of reinsurance on the premiums earned of the property and casualty insurance subsidiaries was as follows:

                                  Years Ended December 31
                          ---------------------------------------
                             1994          1993          1992
                          -----------   -----------   -----------
                                      (in thousands)
Direct.................   $ 4,415,080   $ 4,155,356   $ 3,824,520
Reinsurance assumed....       641,615       478,464       429,147
Reinsurance ceded......    (1,280,412)   (1,128,982)   (1,090,379)
                          -----------   -----------   -----------
Premiums earned........   $ 3,776,283   $ 3,504,838   $ 3,163,288
                          ===========   ===========   ===========

  Reinsurance recoveries by the property and casualty insurance subsidiaries which have been deducted from insurance claims and policyholders' benefits in the consolidated statements of income were $962,332,000 and $590,502,000 in 1994 and 1993, respectively.

  The effect of reinsurance on the premiums and policy charges of the life and health insurance subsidiaries was as follows:

                                     Years Ended December 31
                                  ------------------------------
                                    1994       1993       1992
                                  --------   --------   --------
                                          (in thousands)
Direct..........................  $862,085   $831,849   $721,785
Reinsurance assumed.............     2,056      2,784      2,751
Reinsurance ceded...............   (27,848)   (33,397)   (35,363)
                                  --------   --------   --------
Premiums and policy charges.....  $836,293   $801,236   $689,173
                                  ========   ========   ========

  The maximum amount of individual life insurance retained on any one life, including accidental death benefits, amounted to $1,400,000.

  Reinsurance recoveries by the life and health insurance subsidiaries which have been deducted from insurance claims and policyholders' benefits in the consolidated statements of income were $53,141,000 and $42,005,000 in 1994 and 1993, respectively.

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

  In 1993, Pacific Indemnity Company, a subsidiary of the Corporation, entered into a global settlement agreement with Continental Casualty Company (a subsidiary of CNA Financial Corporation), Fibreboard Corporation, and attorneys representing claimants against Fibreboard for all future asbestos-related bodily injury claims against Fibreboard. This agreement is subject to court approval. Pursuant to the global settlement agreement, a $1,525,000,000 trust fund will be established to pay future claims, which are claims that were not filed in court before August 27, 1993. Pacific Indemnity will contribute $538,172,000 to the trust fund and Continental Casualty will contribute the remaining amount. In December 1993, upon execution of the global settlement agreement, Pacific Indemnity and Continental Casualty paid their respective shares into an escrow account. Upon final court approval of the settlement, the amount in the escrow account, including interest earned thereon, will be transferred to the trust fund.

  All of the parties have agreed to use their best efforts to seek court approval of the global settlement agreement. Although this agreement has been challenged, management is optimistic that the courts will approve the settlement. The period of judicial review is now expected to extend at least into 1996.

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

  Other than Fibreboard, remaining asbestos exposures are mostly limited to peripheral defendants, principally distributors, premises owners and manufacturers that used asbestos in certain products. Generally, these insureds are named defendants on a regional rather than a nationwide basis. Notices of new asbestos claims and new exposures on existing claims continue to be received as more peripheral parties are drawn into litigation to replace the now defunct mines and bankrupt manufacturers. The recent claims are complex in that they include significant and yet unresolved liability issues. Further, the universe of potential claims is still not known.

  Hazardous waste sites are another significant potential exposure. Under the existing "Superfund" law and similar state statutes, when potentially responsible parties (PRPs) fail to handle the clean-up, regulators have the work done and then attempt to establish legal liability against the PRPs. The PRPs disposed of toxic materials at a waste dump site or transported the materials to the site. As the cost of environmental clean-up continues to grow, PRPs and others continue to file claims with their insurance carriers. Insurance policies issued to PRPs were not intended to cover the clean-up costs of pollution and, in many cases, did not intend to cover the pollution itself. Ensuing litigation extends to issues of liability, coverage and other policy provisions. There is great uncertainty involved in estimating the property and casualty insurance subsidiaries' liabilities related to these claims. First, the underlying liabilities of the claimants are extremely difficult to estimate. At any given clean-up site, the allocation of financial responsibility among the governmental authorities and PRPs varies greatly. Second, various courts have addressed liability and coverage issues regarding pollution claims and have reached inconsistent conclusions in their interpretation of several issues. These significant uncertainties are not likely to be resolved in the near future.

  Uncertainties also remain as to the Superfund law itself. The taxes supporting Superfund will end in 1995. It is currently not possible to predict the direction that any changes to the Superfund law may take or the effect that any such changes may have on the insurance industry.

  Reserves for asbestos and toxic waste claims cannot be estimated with traditional loss reserving techniques. Case reserves and reserves for costs of related litigation have been established where sufficient information has been developed to indicate the involvement of a specific insurance policy. In addition, incurred but not reported reserves have been established to cover additional exposures on both known and unasserted claims. These reserves are continually reviewed and updated.

  A reconciliation of the beginning and ending liability for property and casualty unpaid claims, net of reinsurance recoverable, and a reconciliation of the net liability to the corresponding liability on a gross basis is as follows:

                                                          1994        1993        1992
                                                       ----------  ----------  ----------
                                                                 (in thousands)
Gross liability, beginning of year ..................  $8,235,442  $7,220,919  $6,591,305
Reinsurance recoverable, beginning of year...........   1,785,396   1,953,305   1,847,441
                                                       ----------  ----------  ----------
Net liability, beginning of year.....................   6,450,046   5,267,614   4,743,864
                                                       ----------  ----------  ----------
Net incurred claims and claim expenses related to:
    Current year.....................................   2,549,100   2,214,300   2,125,700
    Prior years......................................     (29,741)    664,798     (27,571)
                                                       ----------  ----------  ----------
                                                        2,519,359   2,879,098   2,098,129
                                                       ----------  ----------  ----------
Net payments for claims and claim expenses related to:
    Current year.....................................     764,525     656,766     643,179
    Prior years......................................   1,272,000   1,039,900     931,200
                                                       ----------  ----------  ----------
                                                        2,036,525   1,696,666   1,574,379
                                                       ----------  ----------  ----------
Net liability, end of year...........................   6,932,880   6,450,046   5,267,614
Reinsurance recoverable, end of year.................   1,980,340   1,785,396   1,953,305
                                                       ----------  ----------  ----------
Gross liability, end of year.........................  $8,913,220  $8,235,442  $7,220,919
                                                       ==========  ==========  ==========

  During 1994, the property and casualty insurance subsidiaries experienced overall favorable development of $29,741,000 on net unpaid claims established as of the previous year-end. This compares with unfavorable development of $664,798,000 in 1993 and favorable development of $27,571,000 in 1992. Such redundancies and deficiency were reflected in operating results in these respective years. Excluding the effect of the $675,000,000 increase in unpaid claims related to the Fibreboard settlement, the property and casualty insurance subsidiaries experienced favorable development of $10,202,000 in 1993. Each of the past three years benefited from favorable claim frequency and severity trends for certain liability classes; this was offset each year in varying degrees by increases in unpaid claims relating to asbestos and toxic waste claims.

  Management believes that the aggregate loss reserves of the property and casualty insurance subsidiaries at December 31, 1994 were adequate to cover claims for losses which had occurred, including both those known and those yet to be reported. In establishing such reserves, management considers facts currently known and the present state of the law and coverage litigation. However, given the expansion of coverage and liability by the courts and the legislatures in the past and the possibilities of similar interpretations in the future, particularly as they relate to asbestos and toxic waste claims, as well as the uncertainty in determining what scientific standards will be deemed acceptable for measuring hazardous waste site clean-up, additional increases in loss reserves may emerge which may adversely affect results in future periods. This emergence cannot reasonably be estimated.

(15) CONTINGENCIES

  In 1988, voters in California approved Ballot Proposition 103, an insurance reform initiative which affects most property and casualty insurers writing business in the state. Provisions of Proposition 103 would have required insurers to roll back property and casualty insurance rates for certain lines of business to 20 percent below November 1987 levels and would have required an additional 20 percent reduction in automobile rates by November 1989. Approximately 14% of the direct business of the Corporation's property and casualty insurance subsidiaries during the rollback period was written in California. In 1989, the California Supreme Court, ruling on the constitutional challenge to Proposition 103, ruled that an insurer is entitled to a fair rate of return. Since the approval of Proposition 103, the California Insurance Department has established regulations to implement its provisions. These regulations were challenged in the California courts by numerous insurers.

  In August 1994, the California Supreme Court issued a decision upholding rollback regulations issued by the California Insurance Commissioner which had previously been ruled invalid by a lower court. These regulations limit the allowable rate of return which an insurer could earn on California business for the rollback period to a rate determined by the Insurance Commissioner and limit the amount of surplus on which an insurer could earn profit during that period. A petition for review of the California Supreme Court's decision has been denied by the United States Supreme Court.

  In November 1994, the property and casualty insurance subsidiaries were ordered by the Insurance Commissioner to refund premiums for the rollback period in the amount of $86,012,000, plus interest of $52,903,000. The property and casualty insurance subsidiaries have notified the Insurance Department of their objection to the rollback amount. Based on an analysis of the operating results of the Corporation's property and casualty insurance subsidiaries in the State of California during the rollback period, as well as the regulations governing Proposition 103 rollbacks, the rollback amount has not been reflected in the financial statements. It is management's belief that it is probable that the final resolution of this matter will not result in premium refunds of a material amount by the Corporation's property and casualty insurance subsidiaries.

(16) BUSINESS SEGMENTS

     The Corporation is a holding company and is principally engaged, through subsidiaries, in three industries: property and casualty insurance, life and health insurance and real estate development. Revenues, income from operations before income tax and identifiable assets for each industry segment were as follows:

                                                                                                Years Ended December 31
                                                                                       -----------------------------------------
                                                                                           1994           1993           1992
                                                                                       -----------    -----------    -----------
                                                                                                    (in thousands)
Revenues
    Property and Casualty Insurance
        Premiums earned.............................................................   $ 3,776,283    $ 3,504,838    $ 3,163,288
        Investment income...........................................................       570,531        541,749        501,140
    Life and Health Insurance
        Premiums and policy charges.................................................       836,293        801,236        689,173
        Investment income...........................................................       208,745        205,891        192,748
    Real Estate.....................................................................       204,849        160,650        149,945
                                                                                       -----------    -----------    -----------
                                                                                         5,596,701      5,214,364      4,696,294
    Corporate investment income.....................................................        49,405         52,706         57,176
    Realized investment gains (losses)
        Property and Casualty Insurance.............................................        55,203        172,925         96,704
        Life and Health Insurance...................................................         9,304         22,056         13,288
        Corporate...................................................................        (1,078)        37,657         77,357
                                                                                       -----------    -----------    -----------
            Total revenues..........................................................   $ 5,709,535    $ 5,499,708    $ 4,940,819
                                                                                       ===========    ===========    ===========
Income (loss) from operations before income tax
    Property and Casualty Insurance.................................................   $   552,170    $    (1,383)   $   442,803
    Life and Health Insurance.......................................................        18,754         88,729         74,501
    Real Estate.....................................................................        (5,950)         2,051         15,094
                                                                                       -----------    -----------    -----------
                                                                                           564,974         89,397        532,398
    Corporate.......................................................................        10,961         22,457         28,694
    Realized investment gains (losses)
        Property and Casualty Insurance.............................................        55,203        172,925         96,704
        Life and Health Insurance...................................................         9,304         22,056         13,288
        Corporate...................................................................        (1,078)        37,657         77,357
                                                                                       -----------    -----------    -----------
            Income before federal and foreign income tax............................   $   639,364    $   344,492    $   748,441
                                                                                       ===========    ===========    ===========
                                                                                                      December 31
                                                                                       -----------------------------------------
Identifiable assets
    Property and Casualty Insurance.................................................   $14,435,933    $13,372,599    $11,999,538
    Life and Health Insurance.......................................................     3,760,079      3,529,802      3,150,630
    Real Estate.....................................................................     1,796,706      1,745,212      1,679,138
                                                                                       -----------    -----------    -----------
            Total identifiable assets...............................................    19,992,718     18,647,613     16,829,306
    Corporate.......................................................................       945,397      1,047,606      1,009,257
    Adjustments and eliminations....................................................      (215,060)      (258,349)      (279,381)
                                                                                       -----------    -----------    -----------
            Total assets............................................................   $20,723,055    $19,436,870    $17,559,182
                                                                                       ===========    ===========    ===========

     The following additional information is with respect to the more significant groupings of classes of business for the property and casualty operations:

                                                                                                Years Ended December 31
                                                                                       -----------------------------------------
                                                                                           1994           1993           1992
                                                                                       -----------    -----------    -----------
                                                                                                     (in thousands)
Premiums earned
    Personal........................................................................   $   812,033    $   807,550    $   789,923
    Standard Commercial.............................................................     1,279,069      1,294,182      1,113,654
    Specialty Commercial............................................................     1,404,793      1,208,672      1,108,913
    Reinsurance Assumed.............................................................       280,388        194,434        150,798
                                                                                       -----------    -----------    -----------
        Total premiums earned.......................................................   $ 3,776,283    $ 3,504,838    $ 3,163,288
                                                                                       ===========    ===========    ===========
Income (loss) from operations before income tax
    Personal........................................................................   $    (7,475)   $    30,536    $   (36,158)
    Standard Commercial.............................................................      (106,126)      (642,747)       (70,876)
    Specialty Commercial............................................................       106,557        101,584         96,894
    Reinsurance Assumed.............................................................        (1,267)       (24,465)       (40,512)
                                                                                       -----------    -----------    -----------
        Underwriting loss...........................................................        (8,311)      (535,092)       (50,652)
    Net investment income...........................................................       560,481        533,709        493,455
                                                                                       -----------    -----------    -----------
        Income (loss) from operations before income tax.............................   $   552,170    $    (1,383)   $   442,803
                                                                                       ===========    ===========    ===========

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

                                                                                         Years Ended December 31
                                                                                -----------------------------------------
                                                                                   1994           1993            1992
                                                                                -----------    -----------    -----------
                                                                                             (in thousands)
          Revenues
          United States.....................................................    $ 3,508,243    $ 3,397,825    $ 3,089,635
          International.....................................................        838,571        648,762        574,793
                                                                                -----------    -----------    -----------
                Total.......................................................    $ 4,346,814    $ 4,046,587    $ 3,664,428
                                                                                ===========    ===========    ===========
        Income (loss) from operations before income tax
          United States.....................................................    $   479,153    $     8,311    $   472,359
          International.....................................................         73,017         (9,694)       (29,556)
                                                                                -----------    -----------    -----------
                Total.......................................................    $   552,170    $    (1,383)   $   442,803
                                                                                ===========    ===========    ===========

                                                                                              December 31
                                                                                -----------------------------------------
        Identifiable assets
          United States.....................................................    $12,937,447    $12,189,556    $10,993,111
          International.....................................................      1,498,486      1,183,043      1,006,427
                                                                                -----------    -----------    -----------
                Total.......................................................    $14,435,933    $13,372,599    $11,999,538
                                                                                ===========    ===========    ===========

     Foreign currency translation gains or losses credited or charged directly to the separate component of shareholders' equity were as follows:

                                                                                              Years Ended December 31
                                                                                          --------------------------------
                                                                                           1994        1993         1992
                                                                                          -------     -------     --------
                                                                                                   (in thousands)
        Gains (losses) on translation of foreign currencies...........................    $14,517     $ 8,492     $(18,801)
        Income tax (credit)
            Current...................................................................      4,633       8,546       (1,534)
            Deferred..................................................................        445      (5,545)      (4,860)
                                                                                          -------     -------     --------
                                                                                          $ 9,439     $ 5,491     $(12,407)
                                                                                          =======     =======     ========

(18) SHAREHOLDERS' EQUITY

     (a) The authorized but unissued preferred shares may be issued in one or more series and the shares of each series shall have such rights as fixed by the Board of Directors.

     (b) The activity of the Corporation's common stock was as follows:

                                                                                          Years Ended December 31
                                                                                   --------------------------------------
                                                                                      1994          1993          1992
                                                                                   ----------    ----------    ----------
                                                                                            (number of shares)
          Common stock issued
          Balance, beginning of year...........................................    87,709,465    87,519,560    86,937,565
          Shares issued under stock option and purchase plans..................        62,117       126,355       515,301
          Shares awarded under incentive plans.................................        26,704        63,550        66,694
                                                                                   ----------    ----------    ----------
              Balance, end of year.............................................    87,798,286    87,709,465    87,519,560
                                                                                   ----------    ----------    ----------
        Treasury stock
          Balance, beginning of year...........................................            --            --            --
          Repurchase of shares.................................................     1,001,500            --            --
          Shares issued........................................................       (23,920)           --            --
                                                                                   ----------    ----------    ----------
              Balance, end of year.............................................       977,580            --            --
                                                                                   ----------    ----------    ----------
              Common stock outstanding, end of year............................    86,820,706    87,709,465    87,519,560
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

     (d) The Corporation's insurance subsidiaries are required to file annual statements with insurance regulatory authorities prepared on an accounting basis prescribed or permitted by such authorities (statutory basis). For such subsidiaries, generally accepted accounting principles (GAAP) differ in certain respects from statutory accounting practices.

     A comparison of shareholders' equity on a GAAP basis and policyholders' surplus on a statutory basis is as follows:

                                                                                   December 31
                                                              ----------------------------------------------------
                                                                        1994                        1993
                                                              ------------------------    ------------------------
                                                                 GAAP        Statutory       GAAP        Statutory
                                                              ----------    ----------    ----------    ----------
                                                                                 (in thousands)
             Property and casualty insurance subsidiaries*..  $2,862,278    $1,923,465    $2,683,264    $1,794,101
             Life and health insurance subsidiaries.........     731,810       301,084       758,419       305,609
                                                              ----------    ----------    ----------    ----------
                                                               3,594,088    $2,224,549     3,441,683    $2,099,710
                                                                            ==========                  ==========
             Corporate and eliminations.....................     652,941                     754,446
                                                              ----------                  ----------
                                                              $4,247,029                  $4,196,129
                                                              ==========                  ==========

     A comparison of GAAP and statutory net income (loss) is as follows:

                                                                             Years Ended December 31
                                                 --------------------------------------------------------------------------------
                                                          1994                         1993                         1992
                                                 ----------------------       ----------------------       ----------------------
                                                   GAAP       Statutory         GAAP       Statutory         GAAP       Statutory
                                                 --------     ---------       --------     ---------       --------     ---------
                                                                                  (in thousands)
Property and casualty insurance subsidiaries*..  $506,825     $468,861        $210,204**   $ 96,965        $483,896      $396,952
Life and health insurance subsidiaries.........    20,551       (4,264)         76,853**     31,890          64,991        32,501
                                                 --------     --------        --------     --------        --------      --------
                                                  527,376     $464,597         287,057     $128,855         548,887      $429,453
                                                              ========                     ========                      ========
Corporate and eliminations.....................     1,093                       57,160**                     68,212
Cumulative effect of changes in accounting
  principles, net of tax.......................        --                      (20,000)                          --
                                                 --------                     --------                     --------
                                                 $528,469                     $324,217                     $617,099
                                                 ========                     ========                     ========

 * A property and casualty subsidiary owns the real estate subsidiaries. ** Before cumulative effect of changes in accounting principles.

     (e) The Corporation's ability to continue to pay dividends to shareholders and interest on debt obligations is affected by the availability of liquid assets held by the Corporation and by the dividend paying ability of its insurance subsidiaries. Various state insurance laws restrict the Corporation's insurance subsidiaries as to the amount of dividends they may pay to the Corporation without the prior approval of regulatory authorities. The restrictions are generally based on net income and on certain levels of policyholders' surplus as determined in accordance with statutory accounting practices. Dividends in excess of such thresholds are considered "extraordinary" and require prior regulatory approval. During 1994, these subsidiaries paid dividends to the Corporation totaling $244,008,000.

     The maximum dividend distribution that may be made by insurance subsidiaries to the Corporation during 1995 without prior approval is approximately $513,000,000.

REPORT OF INDEPENDENT AUDITORS

ERNST & YOUNG LLP
787 Seventh Avenue
New York, New York 10019

The Board of Directors and Shareholders
The Chubb Corporation

     We have audited the accompanying consolidated balance sheets of The Chubb Corporation as of December 31, 1994 and 1993, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of The Chubb Corporation at December 31, 1994 and 1993 and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1994 in conformity with generally accepted accounting principles.

     As described in Note (2) to the financial statements, The Chubb Corporation changed its methods of accounting for investments in certain debt and equity securities in 1994 and for income taxes and postretirement benefits other than pensions in 1993.


                                                           /s/ Ernst & Young LLP


February 24, 1995

QUARTERLY FINANCIAL DATA

     Summarized unaudited quarterly financial data (in millions except per share data) for 1994 and 1993 are shown below. In management's opinion, the interim financial data contain all adjustments, consisting of normal recurring items, necessary to present fairly the results of operations for the interim periods.

                                                                      Three Months Ended
                                 -------------------------------------------------------------------------------------------------
                                     March 31                  June 30                September 30               December 31
                                 --------------------     --------------------      --------------------      --------------------
                                   1994        1993         1994        1993          1994        1993          1994        1993
                                 --------    --------     --------    --------      --------    --------      --------    --------
Revenues.......................  $1,396.0    $1,237.5     $1,414.6    $1,283.6      $1,428.9    $1,570.3      $1,470.0    $1,408.1
Benefits and expenses..........   1,326.3     1,057.6      1,232.1     1,072.3       1,236.6     1,815.6       1,275.1     1,209.6
Federal and foreign income
 tax (credit)..................      (3.5)       34.1         35.8        42.8          39.6      (114.7)         39.0        38.0
                                 --------    --------     --------    --------      --------    --------      --------    --------
Income (loss) before
  cumulative effect of changes
  in accounting principles.....      73.2       145.8        146.7       168.5         152.7      (130.6)        155.9       160.5
Cumulative effect of changes
  in accounting principles,
  net of tax...................        --       (20.0)          --          --            --          --            --          --
                                 --------    --------     --------    --------      --------    --------      --------    --------
Net income (loss)..............  $   73.2    $  125.8     $  146.7    $  168.5      $  152.7    $ (130.6)     $  155.9    $  160.5
                                 ========    ========     ========    ========      ========    ========      ========    ========
Per share data
  Income (loss) before
   cumulative effect of changes
   in accounting principles....  $    .83    $   1.64     $   1.65    $   1.89      $   1.71    $  (1.42)     $   1.76    $   1.80
  Cumulative effect of changes
   in accounting principles....        --        (.22)          --          --            --          --            --          --
                                 --------    --------     --------    --------      --------    --------      --------    --------
  Net income (loss)............  $    .83    $   1.42     $   1.65    $   1.89      $   1.71    $  (1.42)     $   1.76    $   1.80
                                 ========    ========     ========    ========      ========    ========      ========    ========
Underwriting ratios
 Losses to premiums earned.....      76.6%       65.1%        63.8%       64.6%         63.8%      125.9%         64.2%       66.9%
 Expenses to premiums written..      33.3        34.7         32.5        33.4          32.1        29.0          32.3        33.0
                                 --------    --------     --------    --------      --------    --------      --------    --------
 Combined......................     109.9%       99.8%        96.3%       98.0%         95.9%      154.9%         96.5%       99.9%
                                 ========    ========     ========    ========      ========    ========      ========    ========

     Net income in the first quarter of 1994 was adversely affected by catastrophe losses of $147.4 million, resulting primarily from the earthquake in California and the winter storms in the eastern and midwestern parts of the United States, which represented 16.3 percentage points of the combined ratio.

     Revenues for the third quarter of 1993 include a $125 million return premium to the Corporation's property and casualty insurance subsidiaries related to the commutation of a medical malpractice reinsurance agreement. Benefits and expenses for the same period include a $675 million increase in unpaid claims related to an agreement for the settlement of asbestos-related litigation. Net loss for the quarter includes a net charge of $357.5 million or $3.95 per share for the after-tax effect of these items. Excluding the effects of these items, the losses to premiums earned ratio for the quarter was 65.2%, the expenses to premiums written ratio was 33.0% and the combined ratio was 98.2%.

COMMON STOCK DATA

     The common stock of the Corporation is listed and principally traded on the New York Stock Exchange (NYSE). The following are the high and low closing sale prices as reported on the NYSE Composite Tape and the quarterly dividends declared for each quarter of 1994 and 1993.

                                                                                               1994
                                                                            -------------------------------------------
                                                                             First      Second       Third      Fourth
                                                                            Quarter     Quarter     Quarter     Quarter
                                                                            -------     -------     -------     -------
            Common stock prices
                High......................................................  $83.13      $82.63      $78.63      $78.50
                Low.......................................................   70.75       72.00       69.50       68.63
            Dividends declared............................................     .46         .46         .46         .46

                                                                                               1993
                                                                            -------------------------------------------
                                                                             First      Second       Third      Fourth
                                                                            Quarter     Quarter     Quarter     Quarter
                                                                            -------     -------     -------     -------
            Common stock prices
                High......................................................  $95.75      $95.63      $92.75      $83.75
                Low.......................................................   84.38       80.75       84.13       76.63
            Dividends declared............................................     .43         .43         .43         .43

     At March 1, 1995, there were approximately 8,775 common shareholders of record.

                                                                72