Form 10-K, Exhibit 13
period 1995-12-31
CHUBB CORP
filed 1996-03-28
CIK 20171

                                                                      EXHIBIT 13
SUPPLEMENTARY FINANCIAL DATA

                                                                     IN THOUSANDS
                                                                YEARS ENDED DECEMBER 31
                                                            1995          1994          1993
                                                          ---------     ---------     ---------
PROPERTY AND CASUALTY INSURANCE
  UNDERWRITING
     Net Premiums Written.............................   $4,305,992    $3,951,209    $3,521,295
     Increase in Unearned Premiums....................     (158,830)     (174,926)     (141,457)
                                                         ----------    ----------    ----------
     Premiums Earned..................................    4,147,162     3,776,283     3,379,838
                                                         ----------    ----------    ----------
     Claims and Claim Expenses........................    2,669,981     2,519,359     2,204,098
     Operating Costs and Expenses.....................    1,393,373     1,288,692     1,181,316
     Increase in Deferred Policy Acquisition Costs....      (29,223)      (39,751)      (34,726)
     Dividends to Policyholders.......................       18,877        16,294        14,242
                                                         ----------    ----------    ----------
     Underwriting Income (Loss) Before Increase in
       Unpaid Claims for Asbestos-Related Settlement
       and Return Premium for Medical Malpractice
       Commutation....................................       94,154        (8,311)       14,908
     Increase in Unpaid Claims for Asbestos-Related
       Settlement.....................................           --            --      (675,000)
     Return Premium for Medical Malpractice
       Commutation....................................           --            --       125,000
                                                         ----------    ----------    ----------
     Underwriting Income (Loss) Before Income Tax.....       94,154        (8,311)     (535,092)
     Federal and Foreign Income Tax (Credit)..........       38,500          (500)     (197,600)
                                                         ----------    ----------    ----------
     UNDERWRITING INCOME (LOSS).......................       55,654        (7,811)     (337,492)
                                                         ----------    ----------    ----------
  INVESTMENTS
     Investment Income Before Expenses and Income Tax.      613,242       570,531       541,749
     Investment Expenses..............................       10,255        10,050         8,040
                                                         ----------    ----------    ----------
     Investment Income Before Income Tax..............      602,987       560,481       533,709
     Federal and Foreign Income Tax...................       95,800        85,500        78,300
                                                         ----------    ----------    ----------
     INVESTMENT INCOME................................      507,187       474,981       455,409
                                                         ----------    ----------    ----------
  PROPERTY AND CASUALTY INCOME........................   $  562,841    $  467,170    $  117,917
                                                         ==========    ==========    ==========
LIFE AND HEALTH INSURANCE
  Premiums and Policy Charges.........................   $  622,937    $  836,293    $  801,236
  Investment Income...................................      232,950       208,745       205,891
                                                         ----------    ----------    ----------
  Total Revenues......................................      855,887     1,045,038     1,007,127
                                                         ----------    ----------    ----------
  Benefits............................................      549,219       752,205       669,422
  Operating Costs and Expenses........................      265,403       274,079       248,976
                                                         ----------    ----------    ----------
  Life and Health Income Before Income Tax............       41,265        18,754        88,729
  Federal Income Tax..................................       13,225         4,251        26,212
                                                         ----------    ----------    ----------
  LIFE AND HEALTH INCOME..............................   $   28,040    $   14,503    $   62,517
                                                         ==========    ==========    ==========
REAL ESTATE
  Revenues............................................   $  287,795    $  204,849    $  160,650
  Cost of Sales and Expenses..........................      280,099(a)    210,799       158,599
                                                         ----------    ----------    ----------
  Real Estate Income (Loss) Before Income Tax.........        7,696        (5,950)        2,051
  Federal Income Tax (Credit).........................        1,686        (3,913)        4,244
                                                         ----------    ----------    ----------
  REAL ESTATE INCOME (LOSS)...........................   $    6,010    $   (2,037)   $   (2,193)
                                                         ==========    ==========    ==========
CORPORATE, NET OF TAX.................................   $   14,809    $    7,661    $   14,357
                                                         ==========    ==========    ==========
REALIZED INVESTMENT GAINS, NET OF TAX.................   $   84,928    $   41,172    $  151,619
                                                         ==========    ==========    ==========
     INCOME BEFORE CUMULATIVE EFFECT OF
       CHANGES IN ACCOUNTING PRINCIPLES...............   $  696,628    $  528,469    $  344,217
                                                         ==========    ==========    ==========

(a) Includes an increase of $10,000,000 to the allowance for uncollectible receivables resulting from the initial application of Statement of Financial Accounting Standards No. 114, Accounting by Creditors for Impairment of a Loan.

The above federal and foreign income tax provisions represent allocations of the consolidated provision.

PROPERTY AND CASUALTY UNDERWRITING RESULTS

NET PREMIUMS WRITTEN (In Millions of Dollars)

                                        1995         1994        1993         1992        1991
Personal Insurance
  Automobile........................  $  199.7     $  187.7    $  191.7     $  190.9    $  189.5
  Homeowners........................     449.8        429.7       428.4        416.9       432.2
  Other.............................     202.1        196.3       194.4        188.6       193.0
                                      --------     --------    --------     --------    --------
                                         851.6        813.7       814.5        796.4       814.7
                                      --------     --------    --------     --------    --------
Standard Commercial Insurance
  Multiple Peril....................     678.5        604.0       528.8        483.2       482.6
  Casualty..........................     565.9        544.3       626.0(a)     481.7       456.1
  Workers' Compensation.............     212.1        190.2       172.0        168.6       177.1
                                      --------     --------    --------     --------    --------
                                       1,456.5      1,338.5     1,326.8(a)   1,133.5     1,115.8
                                      --------     --------    --------     --------    --------
Specialty Commercial Insurance
  Fidelity and Surety...............     757.4        706.7       618.7        585.1       538.0
  Other.............................     869.6        769.1       650.8        566.6       496.7
                                      --------     --------    --------     --------    --------
                                       1,627.0      1,475.8     1,269.5      1,151.7     1,034.7
                                      --------     --------    --------     --------    --------
Reinsurance Assumed.................     370.9        323.1       235.5        160.9       147.1
                                      --------     --------    --------     --------    --------
       Total........................  $4,306.0     $3,951.1    $3,646.3(a)  $3,242.5    $3,112.3
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



COMBINED LOSS AND EXPENSE RATIOS

Personal Insurance
  Automobile........................      87.5%        96.5%       97.6%       100.2%      106.2%
  Homeowners........................      93.7        110.7       100.2        113.3       106.0
  Other.............................      73.6         81.3        84.2         89.9        93.5
                                      --------     --------    --------     --------    --------
                                          87.5        100.3        95.8        104.6       103.1
                                      --------     --------    --------     --------    --------
Standard Commercial Insurance
  Multiple Peril....................     104.3        109.6       110.6        112.8       109.0
  Casualty..........................     118.7        106.2       190.6(b)      94.2        86.2
  Workers' Compensation.............      95.0        104.5       117.9        118.7       130.6
                                      --------     --------    --------     --------    --------
                                         108.8        107.6       149.7(b)     105.7       102.6
                                      --------     --------    --------     --------    --------
Specialty Commercial Insurance
  Fidelity and Surety...............      82.9         79.2        78.1         81.3        82.4
  Other.............................      97.0        103.4       103.4        100.2        98.9
                                      --------     --------    --------     --------    --------
                                          90.4         91.7        91.0         90.5        90.3
                                      --------     --------    --------     --------    --------
Reinsurance Assumed.................      99.1        100.2       111.8        126.9       119.3
                                      --------     --------    --------     --------    --------
       Total........................      96.8%        99.5%      114.8%(b)    101.1%       99.5%
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


TEN YEAR FINANCIAL SUMMARY

(in thousands except for per share amounts)

FOR THE YEAR                               1995          1994           1993           1992          1991
REVENUES
  Property and Casualty Insurance
   Premiums Earned...................  $4,147,162     $3,776,283     $3,504,838(a)  $3,163,288     $ 3,037,168
   Investment Income.................     613,242        570,531        541,749        501,140         476,984
  Life and Health Insurance
   Premiums and Policy Charges.......     622,937        836,293        801,236        689,173         634,016
   Investment Income.................     232,950        208,745        205,891        192,748         177,654
  Real Estate........................     287,795        204,849        160,650        149,945         140,957
  Corporate Investment Income........      54,445         49,405         52,706         57,176          45,400
Realized Investment Gains (Losses)...     130,660         63,429        232,638        187,349          65,718
     TOTAL REVENUES..................   6,089,191      5,709,535      5,499,708      4,940,819       4,578,897

COMPONENTS OF NET INCOME*
  Property and Casualty Insurance
   Underwriting Income (Loss) (b)....      55,654         (7,811)      (337,492)(c)    (15,352)         18,594
   Investment Income.................     507,187        474,981        455,409        422,755         397,595
  Life and Health Insurance..........      28,040         14,503         62,517         56,221          51,119
  Real Estate Income (Loss)..........       6,010(e)      (2,037)        (2,193)        10,050          25,007
  Corporate..........................      14,809          7,661         14,357         19,794          16,325
Realized Investment Gains (Losses)...      84,928         41,172        151,619        123,631          43,344

     INCOME BEFORE CUMULATIVE EFFECT
      OF CHANGES IN ACCOUNTING
      PRINCIPLES.....................     696,628        528,469        344,217        617,099         551,984
     Per Share (b)...................        7.85(e)        5.95           3.91(c)        6.96            6.32
     NET INCOME......................     696,628        528,469        324,217(f)     617,099         551,984
     Per Share.......................        7.85           5.95           3.69(f)        6.96            6.32
DIVIDENDS DECLARED ON COMMON STOCK...     170,665        161,055        150,784        139,612         127,757
     Per Share.......................        1.96           1.84           1.72           1.60            1,48
CHANGE IN UNREALIZED APPRECIATION OR
  DEPRECIATION OF INVESTMENTS, NET...     470,233       (487,951)        46,534        (82,082)         12,163

AT YEAR END
TOTAL ASSETS.........................  22,996,525     20,723,055     19,436,870     17,559,182      16,163,605
INVESTED ASSETS
  Property and Casualty Insurance....  10,013,557      8,938,752      8,403,141      7,767,462       7,086,572
  Life and Health Insurance..........   2,967,259      2,560,184      2,473,253      2,208,803       2,063,518
  Corporate..........................     906,597        879,475        965,715        955,828         840,291
PROPERTY AND CASUALTY UNPAID CLAIMS..   9,588,141      8,913,220      8,235,442      7,220,919       6,591,305
LIFE AND HEALTH POLICY LIABILITIES...   2,943,138      2,659,583      2,446,620      2,193,486       2,072,727
LONG TERM DEBT.......................   1,156,044      1,285,614      1,273,830      1,072,841       1,053,550
SHAREHOLDERS' EQUITY.................   5,262,729      4,247,029      4,196,129      3,954,402       3,541,605
     Per Common Share................       60.28          48.92          47.84          45.18           40.74


 * The federal and foreign income tax provided for each component of net income represents its allocated portion of the consolidated provision.

   Amounts for 1995 and 1994 reflect the accounting changes prescribed by Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities. Restatement of prior year amounts was not permitted. The change in unrealized appreciation or depreciation of investments for 1994 excludes the increase in unrealized appreciation, as of January 1, 1994, of $220,519,000 resulting from the change in accounting principle.


FOR THE YEAR                                    1990           1989           1988           1987          1986
REVENUES
  Property and Casualty Insurance
   Premiums Earned...................      $ 2,836,135    $ 2,693,553    $ 2,705,560    $ 2,615,866    $ 2,250,758
   Investment Income.................          463,413        426,267        364,126        266,230        216,558
  Life and Health Insurance
   Premiums and Policy Charges.......          561,961        496,405        426,992        384,108        323,293
   Investment Income.................          171,570        159,828        144,264        124,640        104,934
  Real Estate........................          174,846        221,338        155,170        143,381        181,184
  Corporate Investment Income........           39,555         25,167         17,806         17,531         18,329
Realized Investment Gains (Losses)...           46,317         46,942        (17,987)       (22,561)        97,710
     TOTAL REVENUES..................        4,293,797      4,069,500      3,795,931      3,529,195      3,192,766

COMPONENTS OF NET INCOME*
  Property and Casualty Insurance
   Underwriting Income (Loss) (b)....           20,709(d)     (25,040)        15,818         62,394        (29,837)
   Investment Income.................          371,351        330,096        290,647        226,546        177,146
  Life and Health Insurance..........           45,081         42,103         31,458         23,889         36,573
  Real Estate Income (Loss)..........           40,015         42,021         40,018         36,079         32,756
  Corporate..........................           14,760            705         (5,357)        (4,229)        (2,203)
Realized Investment Gains (Losses)...           30,193         30,932        (12,959)       (14,619)        53,506

     INCOME BEFORE CUMULATIVE EFFECT
      OF CHANGES IN ACCOUNTING
      PRINCIPLES.....................          522,109        420,817        359,625        330,060        267,941
     Per Share (b)...................             6.07(d)        4.91           4.27           3.97           3.53
     NET INCOME......................          522,109        420,817        359,625        330,060        267,941
     Per Share.......................             6.07           4.91           4.27           3.97           3.53
DIVIDENDS DECLARED ON COMMON STOCK...          109,136         96,515         87,766         71,443         60,485
     Per Share.......................             1.32           1.16           1.08            .89            .80
CHANGE IN UNREALIZED APPRECIATION OR
  DEPRECIATION OF INVESTMENTS, NET...          (19,425)        70,330         29,815         12,294         12,878

AT YEAR END
TOTAL ASSETS.........................       14,510,750     13,384,850     11,507,145     10,167,250      8,486,643
INVESTED ASSETS
  Property and Casualty Insurance....        6,297,825      5,793,656      5,153,027      4,519,268      3,574,360
  Life and Health Insurance..........        1,928,687      1,752,532      1,582,962      1,401,553      1,127,695
  Corporate..........................          688,380        647,817        366,237        256,397        295,617
PROPERTY AND CASUALTY UNPAID CLAIMS..        6,016,396      5,605,006      4,585,848      3,888,485      3,069,083
LIFE AND HEALTH POLICY LIABILITIES...        1,959,568      1,806,325      1,645,195      1,430,119      1,067,290
LONG TERM DEBT.......................          820,825        612,874        362,779        325,049        391,801
SHAREHOLDERS' EQUITY.................        2,882,639      2,603,739      2,238,447      1,937,033      1,559,138
     Per Common Share................            35.19          30.84          27.54          23.85          20.06



    (a) Premiums earned have been increased by a $125,000,000 return premium to the Corporation's property and casualty insurance subsidiaries related to the commutation of a medical malpractice reinsurance agreement.
    (b) Net income has been increased by tax benefits of $6,400,000 or $.07 per share in 1992, $7,200,000 or $.08 per share in 1991,
        $10,800,000 or $.12 per share in 1990, $19,200,000 or $.22 per share in 1989, $20,400,000 or $.24 per share in 1988 and
        $28,800,000 or $.34 per share in 1987 relating to the exclusion from taxable income of a portion of the "fresh start"
        discount on property and casualty unpaid claims as a result of the Tax Reform Act of 1986.
    (c) Net income has been reduced by a net charge of $357,500,000 or $3.95 per share for the after-tax effects of a $675,000,000 increase in unpaid claims related to an agreement for the settlement of asbestos-related litigation and the $125,000,000 return premium related to the commutation of a medical malpractice reinsurance agreement.
    (d) Net income has been increased by the one-time benefit of a $14,000,000 or $.16 per share elimination of deferred income taxes relating to estimated property and casualty salvage and subrogation recoverable as a result of the Revenue
        Reconciliation Act of 1990.
    (e) Net income has been reduced by a charge of $6,500,000 or $.07 per share for the after-tax effect of a $10,000,000 increase to the allowance for uncollectible receivables resulting from the initial application of Statement of Financial Accounting
        Standards No. 114, Accounting by Creditors for Impairment of a Loan.
    (f) Net income has been reduced by a one-time charge of $20,000,000 or $.22 per share for the cumulative effect of changes in accounting principles resulting from the Corporation's adoption of Statements of Financial Accounting Standards No. 106,
        Employers' Accounting for Postretirement Benefits Other Than Pensions, and No. 109, Accounting for Income Taxes.


THE CHUBB CORPORATION
CONSOLIDATED STATEMENTS OF INCOME

                                                                               IN THOUSANDS
                                                                         YEARS ENDED DECEMBER 31
REVENUES                                                         1995             1994              1993
                                                              ----------       ----------        ----------
     Premiums Earned and Policy Charges (Notes 12 and 13)..   $4,770,099       $4,612,576        $4,306,074
     Investment Income (Note 3)............................      900,637          828,681           800,346
     Real Estate...........................................      287,795          204,849           160,650
     Realized Investment Gains (Note 3)....................      130,660           63,429           232,638
                                                              ----------       ----------        ----------
          TOTAL REVENUES...................................    6,089,191        5,709,535         5,499,708
                                                              ----------       ----------        ----------
BENEFITS, CLAIMS AND EXPENSES
     Insurance Claims and Policyholders' Benefits (Notes
       13 and 14)..........................................    3,219,200        3,271,564         3,548,520
     Amortization of Deferred Policy Acquisition Costs
       (Note 4)............................................    1,198,400        1,113,495         1,012,105
     Other Insurance Operating Costs and Expenses..........      447,170          423,389           395,605
     Real Estate Cost of Sales and Expenses................      280,099          210,799           158,599
     Investment Expenses...................................       14,747           14,047            11,091
     Corporate Expenses....................................       29,504           36,877            29,296
                                                              ----------       ----------        ----------
          TOTAL BENEFITS, CLAIMS AND EXPENSES..............    5,189,120        5,070,171         5,155,216
                                                              ----------       ----------        ----------
          INCOME BEFORE FEDERAL AND FOREIGN
            INCOME TAX.....................................      900,071          639,364           344,492
FEDERAL AND FOREIGN INCOME TAX (NOTE 8)....................      203,443          110,895               275
                                                              ----------       ----------        ----------
          INCOME BEFORE CUMULATIVE EFFECT OF CHANGES IN
            ACCOUNTING PRINCIPLES..........................      696,628          528,469           344,217
CUMULATIVE EFFECT OF CHANGES IN ACCOUNTING PRINCIPLES,
  NET OF TAX (NOTE 2)......................................           --               --           (20,000)
                                                              ----------       ----------        ----------
          NET INCOME.......................................   $  696,628       $  528,469        $  324,217
                                                              ==========       ==========        ==========
PER SHARE DATA (NOTES 1 AND 18)
     Income Before Cumulative Effect of Changes in
       Accounting Principles...............................   $     7.85       $     5.95        $     3.91
     Cumulative Effect of Changes in Accounting
       Principles..........................................           --               --              (.22)
                                                              ----------       ----------        ----------
          Net Income.......................................   $     7.85       $     5.95        $     3.69
                                                              ==========       ==========        ==========

See accompanying notes.


THE CHUBB CORPORATION
CONSOLIDATED BALANCE SHEETS

                                                                                IN THOUSANDS
                                                                                 DECEMBER 31
                                                                            1995            1994
                                                                         -----------     -----------
ASSETS
  Invested Assets (Note 3)
     Short Term Investments..........................................    $   484,439     $   810,873
     Fixed Maturities
       Held-to-Maturity
          Tax Exempt (market $3,004,775 and $3,177,097)..............      2,826,737       3,149,479
          Taxable (market $433,883 and $604,077).....................        402,488         619,095
       Available-for-Sale
          Tax Exempt (cost $3,607,925 and $2,524,446)................      3,860,630       2,530,186
          Taxable (cost $5,282,675 and $4,604,182)...................      5,512,955       4,423,946
     Equity Securities (cost $493,416 and $609,535)..................        587,825         642,153
     Policy and Mortgage Loans.......................................        212,339         202,679
                                                                         -----------     -----------
       TOTAL INVESTED ASSETS.........................................     13,887,413      12,378,411

  Cash (Note 7)......................................................         11,950           5,599
  Accrued Investment Income..........................................        245,319         215,703
  Premiums Receivable................................................        872,912         787,177
  Reinsurance Recoverable on Property and Casualty Unpaid Claims
     (Note 12).......................................................      1,973,666       1,980,340
  Prepaid Reinsurance Premiums.......................................        484,358         455,051
  Funds Held for Asbestos-Related Settlement (Note 14)...............      1,038,149         558,141
  Deferred Policy Acquisition Costs (Note 4)
     Property and Casualty Insurance.................................        558,676         529,453
     Life and Health Insurance.......................................        612,709         606,493
  Real Estate Assets (Notes 5 and 7).................................      1,742,580       1,740,287
  Deferred Income Tax (Note 8).......................................        159,674         314,720
  Other Assets.......................................................      1,409,119       1,151,680
                                                                         -----------     -----------
       TOTAL ASSETS..................................................    $22,996,525     $20,723,055
                                                                         ===========     ===========

LIABILITIES
  Property and Casualty Unpaid Claims (Note 14)......................    $ 9,588,141     $ 8,913,220
  Life and Health Policy Liabilities.................................      2,943,138       2,659,583
  Unearned Premiums..................................................      2,570,682       2,382,545
  Short Term Debt (Note 7)...........................................        187,600         153,340
  Long Term Debt (Note 7)............................................      1,156,044       1,285,614
  Dividend Payable to Shareholders...................................         42,741          40,035
  Accrued Expenses and Other Liabilities.............................      1,245,450       1,041,689
                                                                         -----------     -----------
       TOTAL LIABILITIES.............................................     17,733,796      16,476,026
                                                                         -----------     -----------

COMMITMENTS AND CONTINGENT LIABILITIES (NOTES 11 AND 14)

SHAREHOLDERS' EQUITY (NOTES 10, 17 AND 18)
  Preferred Stock -- Authorized 4,000,000 Shares;
     $1 Par Value; Issued -- None....................................             --              --
  Common Stock -- Authorized 300,000,000 Shares;
     $1 Par Value; Issued 87,819,355 and 87,798,286 Shares...........         87,819          87,798
  Paid-In Surplus....................................................        778,239         786,596
  Retained Earnings..................................................      4,206,517       3,680,554
  Foreign Currency Translation Gains (Losses), Net of Income Tax.....         (3,433)          9,766
  Unrealized Appreciation (Depreciation) of Investments, Net (Note 3)        345,894        (124,339)
  Receivable from Employee Stock Ownership Plan......................       (114,998)       (122,999)
  Treasury Stock, at Cost -- 518,468 and 977,580 Shares..............        (37,309)        (70,347)
                                                                         -----------     -----------
       TOTAL SHAREHOLDERS' EQUITY....................................      5,262,729       4,247,029
                                                                         -----------     -----------
       TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY....................    $22,996,525     $20,723,055
                                                                         ===========     ===========

See accompanying notes.

THE CHUBB CORPORATION
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                          IN THOUSANDS
                                                                     YEARS ENDED DECEMBER 31
                                                                1995          1994          1993
                                                             ----------    ----------    ----------
PREFERRED STOCK
     Balance, Beginning and End of Year....................   $      --    $       --    $       --
                                                             ----------    ----------    ----------
COMMON STOCK
     Balance, Beginning of Year............................      87,798        87,709        87,520
     Shares Issued under Option and Incentive Plans........          21            89           189
                                                             ----------    ----------    ----------
          Balance, End of Year.............................      87,819        87,798        87,709
                                                             ----------    ----------    ----------
PAID-IN SURPLUS
     Balance, Beginning of Year............................     786,596       782,186       772,815
     Additions (Reductions) Resulting from Shares Issued
       under Option and Incentive Plans....................      (8,357)        4,410         9,371
                                                             ----------    ----------    ----------
          Balance, End of Year.............................     778,239       786,596       782,186
                                                             ----------    ----------    ----------
RETAINED EARNINGS
     Balance, Beginning of Year............................   3,680,554     3,313,140     3,139,707
     Net Income............................................     696,628       528,469       324,217
     Dividends Declared (per share $1.96, $1.84 and
       $1.72)..............................................    (170,665)     (161,055)     (150,784)
                                                             ----------    ----------    ----------
          Balance, End of Year.............................   4,206,517     3,680,554     3,313,140
                                                             ----------    ----------    ----------
FOREIGN CURRENCY TRANSLATION GAINS (LOSSES)
     Balance, Beginning of Year............................       9,766           327        (5,164)
     Change During Year, Net of Income Tax (Note 16).......     (13,199)        9,439         5,491
                                                             ----------    ----------    ----------
          Balance, End of Year.............................      (3,433)        9,766           327
                                                             ----------    ----------    ----------
UNREALIZED APPRECIATION (DEPRECIATION) OF INVESTMENTS
     Balance, Beginning of Year............................    (124,339)      143,093        96,559
     Cumulative Effect, as of January 1, 1994, of Change in
       Accounting Principle, Net (Note 2)..................          --       220,519            --
     Change During Year, Net (Note 3)......................     470,233      (487,951)       46,534
                                                             ----------    ----------    ----------
          Balance, End of Year.............................     345,894      (124,339)      143,093
                                                             ----------    ----------    ----------
RECEIVABLE FROM EMPLOYEE STOCK OWNERSHIP PLAN
     Balance, Beginning of Year............................    (122,999)     (130,326)     (137,035)
     Principal Repayments..................................       8,001         7,327         6,709
                                                             ----------    ----------    ----------
          Balance, End of Year.............................    (114,998)     (122,999)     (130,326)
                                                             ----------    ----------    ----------
TREASURY STOCK, AT COST
     Balance, Beginning of Year............................     (70,347)           --            --
     Repurchase of Shares..................................          --       (72,052)           --
     Shares Issued under Option and Incentive Plans........      33,038            --            --
     Shares Issued -- Other................................          --         1,705            --
                                                              ---------    ----------    ----------
          Balance, End of Year.............................     (37,309)      (70,347)           --
                                                              ---------    ----------    ----------
          TOTAL SHAREHOLDERS' EQUITY.......................  $5,262,729    $4,247,029    $4,196,129
                                                             ==========    ==========    ==========

See accompanying notes.

THE CHUBB CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                        IN THOUSANDS
                                                                   YEARS ENDED DECEMBER 31
                                                              1995           1994           1993
                                                          -----------     ----------     ----------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net Income..........................................    $   696,628    $   528,469    $   324,217
  Adjustments to Reconcile Net Income to Net Cash
   Provided by Operating Activities
     Increase in Property and Casualty Unpaid Claims,
       Net............................................        681,595        482,834      1,182,432
     Increase (Decrease) in Life and Health Policy
       Liabilities, Net...............................        (24,163)       (10,769)        55,841
     Increase in Unearned Premiums, Net...............        158,830        174,926        141,457
     Increase in Premiums Receivable..................        (85,735)       (67,055)       (49,329)
     Increase in Funds Held for Asbestos-Related
       Settlement.....................................       (480,008)       (19,969)      (538,172)
     Increase in Medical Malpractice Reinsurance
       Related Receivable.............................        (66,194)            --       (125,000)
     Increase in Deferred Policy Acquisition Costs....       (107,671)       (96,718)       (82,977)
     Deferred Income Tax Credit.......................        (25,023)       (18,588)      (116,720)
     Realized Investment Gains........................       (130,660)       (63,429)      (232,638)
     Cumulative Effect of Changes in Accounting
       Principles.....................................             --             --         20,000
     Other, Net.......................................         96,693        (13,026)       116,410
                                                          -----------    -----------    -----------
       NET CASH PROVIDED BY OPERATING
         ACTIVITIES...................................        714,292        896,675        695,521
                                                          -----------    -----------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES
  Proceeds from Sales of Fixed Maturities.............      4,552,855      2,906,535      4,051,247
  Proceeds from Maturities of Fixed Maturities........        782,566        577,131        671,229
  Proceeds from Sales of Equity Securities............        411,993        623,482        298,790
  Purchases of Fixed Maturities.......................     (6,524,918)    (4,265,835)    (5,005,539)
  Purchases of Equity Securities......................       (195,950)      (397,749)      (357,254)
  Decrease (Increase) in Short Term Investments,
     Net..............................................        326,434       (279,591)      (268,077)
  Additions to Real Estate Assets, Net................        (34,305)       (43,216)       (69,552)
  Purchases of Fixed Assets...........................        (75,388)       (71,778)       (47,332)
  Other, Net..........................................        (20,766)        (9,009)       (27,436)
                                                          -----------    -----------    -----------
       NET CASH USED IN INVESTING ACTIVITIES..........       (777,479)      (960,030)      (753,924)
                                                          -----------    -----------    -----------
CASH FLOWS FROM FINANCING ACTIVITIES
  Deposits Credited to Policyholder Funds.............        442,934        336,765        295,189
  Withdrawals from Policyholder Funds.................       (138,071)      (122,502)      (108,116)
  Proceeds from Issuance of Long Term Debt............        173,900         33,225        255,045
  Repayment of Long Term Debt.........................       (303,470)       (21,441)       (55,928)
  Increase (Decrease) in Short Term Debt, Net.........         34,260         58,500       (193,668)
  Dividends Paid to Shareholders......................       (167,959)      (158,735)      (148,070)
  Repurchase of Shares................................             --        (72,052)            --
  Other, Net..........................................         27,944         10,608         11,793
                                                          -----------    -----------    -----------
       NET CASH PROVIDED BY FINANCING
         ACTIVITIES...................................         69,538         64,368         56,245
                                                          -----------    -----------    -----------
Net Increase (Decrease) in Cash.......................          6,351          1,013         (2,158)
Cash at Beginning of Year.............................          5,599          4,586          6,744
                                                          -----------    -----------    -----------
       CASH AT END OF YEAR............................    $    11,950    $     5,599    $     4,586
                                                          ===========    ===========    ===========
SUPPLEMENTAL CASH FLOW INFORMATION
  Cash Paid During the Year for
     Interest (Net of Amounts Capitalized)............    $    86,041    $    78,272    $    56,156
     Federal and Foreign Income Taxes.................        218,446        135,187        126,955

See accompanying notes.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Basis of Presentation

  The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles and include the accounts of The Chubb Corporation (Corporation) and its property and casualty insurance, life and health insurance and real estate subsidiaries. Significant intercompany transactions have been eliminated in consolidation.

  The consolidated financial statements reflect estimates and judgments made by management which affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  In 1995, the Corporation adopted Statement of Financial Accounting Standards
(SFAS) No. 114, Accounting by Creditors for Impairment of a Loan. SFAS No. 114 may not be retroactively applied to prior years' financial statements; accordingly, the 1994 and 1993 consolidated financial statements have not been restated for this accounting change. This accounting change and the accounting changes adopted in 1994 and 1993 are further described in Note (2).

  Certain amounts in the financial statements for prior years have been reclassified to conform with the 1995 presentation.

(b) Investments

  Short term investments, which have an original maturity of one year or less, are carried at amortized cost.

  Fixed maturities, which include bonds and redeemable preferred stocks, are purchased to support the investment strategies of the Corporation and its insurance subsidiaries. These strategies are developed based on many factors including rate of return, maturity, credit risk, tax considerations and regulatory requirements. Those fixed maturities which the Corporation and its insurance subsidiaries have the ability and positive intent to hold to maturity are classified as held-to-maturity and carried at amortized cost. Fixed maturities which may be sold prior to maturity to support the investment strategies of the Corporation and its insurance subsidiaries are classified as available-for-sale and carried at market value as of the balance sheet date.

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

(e) Life and Health Policy Liabilities

  Liabilities for universal life and other interest-sensitive life insurance contracts represent the policyholder account balances before surrender charges. Interest crediting rates ranged from 3 1/2% to 8% in 1995.

  Liabilities for traditional life insurance contracts consist of future policy benefits which are computed by the net level premium method based upon estimated future investment yield, expected mortality and estimated withdrawals. Assumptions generally vary by plan, age at issue and year of issue. Interest rate assumptions ranged from 3% to 9% in 1995. Mortality is calculated principally on an experience multiple applied to select and ultimate tables in common usage in the industry. Estimated withdrawals are determined principally based on industry tables.

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

(g) Funds Held for Asbestos-Related Settlement

  Funds held for asbestos-related settlement are assets of the Corporation's property and casualty insurance subsidiaries that accrue income for the benefit of participants in the class settlement of asbestos-related bodily injury claims against Fibreboard Corporation (see Note (14)).

(h) Real Estate

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

  The carrying value of real estate properties does not exceed their ultimate realizable value. Impairment would be recognized to the extent ultimate realizable value for a property was less than its carrying value. Ultimate realizable value is the undiscounted expected future net cash flows from the property.

  Depreciation of real estate properties is calculated using the straight-line method over the estimated useful lives of the properties.

  Real estate mortgages and notes receivable are carried at unpaid principal balances less an allowance for uncollectible amounts.

  The equity method of accounting is used for joint ventures in which the Corporation's real estate subsidiaries own an interest of less than 50%.

  Rental revenues are recognized on a straight-line basis over the term of the lease. Profits on land, townhome and commercial building sales are recognized at closing, subject to compliance with applicable accounting guidelines. Profits on high-rise condominium unit sales are recognized using the percentage of completion method, subject to achievement of a minimum level of unit sales. Profits on construction contracts are recognized using the percentage of completion method.

(i) Property and Equipment

  Property and equipment used in operations are carried at cost less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets.

(j) Goodwill

  Goodwill, which represents the excess of the purchase price over the fair value of net assets of subsidiaries acquired, is amortized using the straight-line method over periods not exceeding 40 years. Total unamortized goodwill included in other assets was $74,591,000 and $72,041,000 at December 31, 1995 and 1994, respectively.

(k) Income Taxes

  The Corporation and its domestic subsidiaries file a consolidated federal income tax return.

  Deferred income tax assets and liabilities are recognized for the expected future tax effects attributable to temporary differences between the financial reporting and tax bases of assets and liabilities, based on enacted tax rates and other provisions of tax law. The effect of a change in tax laws or rates is recognized in income in the period in which such change is enacted.

  U. S. federal income taxes are accrued on undistributed earnings of foreign subsidiaries.

(l) Foreign Exchange

  Assets and liabilities relating to foreign operations are translated into U.
S. dollars using current exchange rates; revenues and expenses are translated into U. S. dollars using the average exchange rates for each year.

  The functional currency of most foreign operations is the currency of the local operating environment since their business is primarily transacted in such local currencies. Translation gains and losses, net of applicable income tax, are excluded from income and accumulated in a separate component of shareholders' equity.

(m) Fair Values of Financial Instruments

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

    (v) Fair values of real estate mortgages and notes receivable are estimated individually as the lesser of (1) the value of the discounted future cash flows of the loan or (2) the estimated value of the collateral, which is based on the discounted future net cash flows from such collateral. The cash flows are discounted at rates based on a U.S. Treasury security with a maturity similar to the loan, adjusted for credit risk.

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

  The carrying values and fair values of financial instruments were as follows:

                                               December 31
                               ------------------------------------------
                                       1995                    1994
                               -------------------     ------------------
                               Carrying      Fair      Carrying      Fair
                                Value       Value       Value       Value
                               --------     -----      --------     -----
                                              (in thousands)
ASSETS
 Invested assets
   Short term investments.... $  484,439  $  484,439  $  810,873  $  810,873
   Fixed maturities (Note 3)
     Held-to-maturity........  3,229,225   3,438,658   3,768,574   3,781,174
     Available-for-sale......  9,373,585   9,373,585   6,954,132   6,954,132
   Equity securities.........    587,825     587,825     642,153     642,153
   Policy and mortgage
     loans...................    212,339     212,339     202,679     202,679
 Real estate mortgages and
   notes receivable (Note
   5)........................    409,564     405,400     395,490     353,800
LIABILITIES
 Short term debt (Note 7)....    187,600     187,600     153,340     153,340
 Long term debt (Note 7).....  1,156,044   1,219,634   1,285,614   1,255,892

(n) Earnings Per Share

  Earnings per share amounts are based on the weighted average number of common and common equivalent shares outstanding during each year, which were 89,942,341, 90,449,577 and 90,548,534 in 1995, 1994 and 1993, respectively. The
6% guaranteed exchangeable subordinated notes are considered to be common equivalent shares. The computation assumes the addition to income of the after-tax interest expense applicable to such notes. The allocated and unallocated shares held by the Corporation's Employee Stock Ownership Plan are considered common shares outstanding.

(o) Cash Flow Information

  In the statement of cash flows, short term investments are not considered to be cash equivalents. The effect of changes in foreign exchange rates on cash balances was immaterial.

(p) Accounting Pronouncements Not Yet Adopted

  In March 1995, the Financial Accounting Standards Board (FASB) issued SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. The Statement establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets. Under SFAS No. 121, an impairment loss is recognized if the sum of the undiscounted expected future cash flows is less than the carrying amount of the asset. Measurement of impairment should be based on the fair value of the asset. SFAS No. 121 is effective for years beginning after December 15, 1995. Restatement of prior years' financial statements is not permitted. The Corporation will adopt SFAS No. 121 in the first quarter of 1996. The adoption of SFAS No. 121 is not expected to have a significant impact on net income in 1996.

  In October 1995, the FASB issued SFAS No. 123, Accounting for Stock-Based Compensation. SFAS No. 123 encourages but does not require entities to adopt the fair value based method of accounting for all employee stock compensation plans, under which compensation cost is measured based on the fair value of the award at the grant date and recognized over the service period. Entities may continue to account for these plans using the intrinsic value based method of accounting, under which compensation cost is measured as the excess, if any, of the quoted market price of the stock at the grant date over the amount an employee must pay to acquire the stock. Entities not adopting the fair value based method must present pro forma disclosures of net income and earnings per share as if this method had been applied. SFAS No. 123 is effective for years beginning after December 15, 1995. The Corporation plans to continue to use the intrinsic value based method to measure compensation cost for these plans.

(2) ADOPTION OF NEW ACCOUNTING PRONOUNCEMENTS

  Effective January 1, 1995, the Corporation adopted SFAS No. 114, Accounting by Creditors for Impairment of a Loan. Under SFAS No. 114, a loan is considered impaired and a valuation allowance is established when it is probable that a creditor will be unable to collect all principal and interest amounts due according to the contractual terms of the loan agreement. SFAS No. 114 requires creditors to measure impairment of a loan based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, based on the market price of the loan or the fair value of the collateral if the loan is collateral dependent. Prior to 1995, the Corporation measured impairment of a loan based on undiscounted expected future cash flows. SFAS No. 114 may not be retroactively applied to prior years' financial statements. The initial application of SFAS No. 114 resulted in an increase of $10,000,000 to the allowance for uncollectible receivables.

  Effective January 1, 1994, the Corporation adopted SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities. Similar to the Corporation's previous accounting policy for investments in fixed maturities and equity securities, SFAS No. 115 provides that the accounting for such securities depends on their classification as either held-to-maturity (previously referred to as held for investment), available-for-sale or trading. However, SFAS No. 115 establishes more stringent criteria for classifying fixed maturities as held-to-maturity. Therefore, the adoption of SFAS No. 115 resulted in an increase in the portion of the Corporation's fixed maturities classified as available-for-sale and a similar decrease in those classified as held-to-maturity. SFAS No. 115 also requires that fixed maturities classified as available-for-sale be carried at market value, with unrealized appreciation or depreciation excluded from income and credited or charged directly to a separate component of shareholders' equity. Prior to 1994, such fixed maturities were carried at the lower of the aggregate amortized cost or market value. In conjunction with the Corporation's adoption of SFAS No. 115, deferred policy acquisition costs related to universal life and other interest-sensitive life insurance contracts were adjusted to reflect the effects that would have been recognized had the unrealized gains relating to investments classified as available-for-sale actually been realized, with a corresponding charge directly to the separate component of shareholders' equity. SFAS No. 115 may not be retroactively applied to prior years' financial statements. The cumulative effect on shareholders' equity, as of January 1, 1994, of the change in accounting principle was as follows:


                                                      (in thousands)
   Unrealized appreciation of fixed maturities
     considered available-for-sale...................   $399,980
   Adjustment to deferred policy acquisition costs ..    (60,720)
                                                        --------
                                                         339,260
   Deferred income tax...............................    118,741
                                                        --------
       Increase in shareholders' equity..............   $220,519
                                                        ========

Adoption of the Statement did not have an impact on net income in 1994 or 1995 nor will it in future years.

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

  Effective January 1, 1993, the Corporation also adopted SFAS No. 109, Accounting for Income Taxes. SFAS No. 109 prescribes an asset and liability method of accounting for income taxes, the objective of which is to recognize an asset or liability for the expected future tax effects attributable to temporary differences between the financial reporting and tax bases of assets and liabilities. Under SFAS No. 109, deferred tax assets are to be recognized unless it is more likely than not that some portion or all of the deferred tax assets will not be realized. SFAS No. 109 was implemented by including the cumulative effect of the change in accounting principle in net income in the first quarter of 1993. Such cumulative effect was an increase in net income of $39,000,000 or $.43 per share.

(3) INVESTED ASSETS AND RELATED INCOME

  (a) The sources of net investment income were as follows:

                                    Years Ended December 31
                                    -----------------------
                                  1995        1994        1993
                                  ----        ----        ----
                                         (in thousands)
Fixed maturities..............  $812,910    $740,871    $734,353
Equity securities.............    15,836      27,066      23,709
Short term investments........    39,581      28,925      22,169
Other.........................    32,310      31,819      20,115
                                --------    --------    --------
  Gross investment income.....   900,637     828,681     800,346
Investment expenses...........    14,747      14,047      11,091
                                --------    --------    --------
                                $885,890    $814,634    $789,255
                                ========    ========    ========

  (b) Realized investment gains and losses were as follows:

                                     Years Ended December 31
                                     -----------------------
                                   1995        1994        1993
                                   ----        ----        ----
                                          (in thousands)
Gross realized investment gains
    Fixed maturities..........   $ 81,665    $ 68,613    $193,738
    Equity securities.........    108,430     138,432      62,274
                                 --------    --------    --------
                                  190,095     207,045     256,012
                                 --------    --------    --------
Gross realized investment losses
    Fixed maturities..........     50,929     130,547      20,627
    Equity securities.........      8,506      13,069       2,747
                                 --------    --------    --------
                                   59,435     143,616      23,374
                                 --------    --------    --------
Realized investment gains.....    130,660      63,429     232,638
Income tax....................     45,732      22,257      81,019
                                 --------    --------    --------
                                 $ 84,928    $ 41,172    $151,619
                                 ========    ========    ========

  Proceeds from sales of fixed maturities considered available-for-sale were $4,552,855,000, $2,894,475,000 and $3,471,404,000 in 1995, 1994 and 1993,
respectively. Gross gains of $81,665,000, $68,553,000 and $152,483,000 and gross losses of $50,929,000, $130,547,000 and $12,542,000 were realized on such sales in 1995, 1994 and 1993, respectively.

  (c) The components of unrealized appreciation (depreciation) of investments carried at market value were as follows:

                                              December 31
                                              -----------
                                           1995        1994
                                           ----        ----
                                                (in thousands)
Equity securities
    Gross unrealized appreciation.....   $105,495    $  58,680
    Gross unrealized depreciation.....     11,086       26,062
                                         --------    ---------
                                           94,409       32,618
                                         --------    ---------
Fixed maturities
    Gross unrealized appreciation.....    504,812       89,999
    Gross unrealized depreciation.....     21,827      264,495
                                         --------    ---------
                                          482,985     (174,496)
                                         --------    ---------
                                          577,394     (141,878)
Deferred policy acquisition cost
  adjustment..........................    (45,250)      26,982
                                         --------    ---------
                                          532,144     (114,896)
Deferred income tax liability, net of
  valuation allowance of $49,657 in
  1994................................    186,250        9,443
                                         --------    ---------
                                         $345,894    $(124,339)
                                         ========    =========

  The change in unrealized appreciation or depreciation of investments carried at market value was as follows:

                                    Years Ended December 31
                                    -----------------------
                                  1995        1994        1993
                                  ----        ----        ----
                                         (in thousands)
Change in unrealized
  appreciation of equity
  securities................... $ 61,791    $(187,524)   $73,841
Change in unrealized
  appreciation or depreciation
  of fixed maturities..........  657,481     (574,476)        --
Change in deferred policy
  acquisition cost adjustment..  (72,232)      87,702         --
                                --------    ---------    -------
                                 647,040     (674,298)    73,841
Deferred income tax (credit)...  226,464     (236,004)    27,307
Increase (decrease) in
  valuation allowance..........  (49,657)      49,657         --
                                --------    ---------    -------
                                 470,233     (487,951)    46,534
Cumulative effect, as of
  January 1, 1994, of change
  in accounting principle,
  net..........................       --      220,519         --
                                --------    ---------    -------
                                $470,233    $(267,432)   $46,534
                                ========    =========    =======

     At December 31, 1995 and 1994, fixed maturities classified as held-to-maturity were carried at amortized cost while fixed maturities classified as available-for-sale were carried at market value. In prior years, all fixed maturities were carried at amortized cost. The unrealized appreciation or depreciation of fixed maturities carried at amortized cost is not reflected in the financial statements. The change in unrealized appreciation of fixed maturities carried at amortized cost was an increase of $196,833,000, a decrease of $723,889,000 and an increase of $213,959,000 for the years ended December 31, 1995, 1994 and 1993, respectively.

     (d) The amortized cost and estimated market value of fixed maturities were as follows:

                                                                     December 31
                       ---------------------------------------------------------------------------------------------------------
                                             1995                                                    1994
                       --------------------------------------------------    ---------------------------------------------------
                                     Gross         Gross       Estimated                     Gross         Gross       Estimated
                      Amortized    Unrealized    Unrealized     Market        Amortized    Unrealized    Unrealized     Market
                        Cost      Appreciation  Depreciation     Value          Cost      Appreciation  Depreciation     Value
                      ---------   ------------  ------------   ---------      ---------   ------------  ------------   ---------
                                                                    (in thousands)
Held-to-maturity
  Tax exempt........ $ 2,826,737    $178,997      $    959    $ 3,004,775    $ 3,149,479    $ 72,939      $ 45,321    $ 3,177,097
                     -----------    --------      --------    -----------    -----------    --------      --------    -----------
  Taxable
    U.S. Government
      and government
      agency and
      authority
      obligations...      17,946       2,350            --         20,296         17,256          --           163         17,093
    Corporate
      bonds.........     191,127      21,621            --        212,748        235,056       8,809         1,976        241,889
    Foreign bonds...      15,119       2,259            --         17,378            149          17            --            166
    Mortgage-backed
      securities....     178,296       5,211            46        183,461        366,634       2,316        24,021        344,929
                     -----------    --------      --------    -----------    -----------    --------      --------    -----------
                         402,488      31,441            46        433,883        619,095      11,142        26,160        604,077
                     -----------    --------      --------    -----------    -----------    --------      --------    -----------
      Total held-
      to-maturity...   3,229,225     210,438         1,005      3,438,658      3,768,574      84,081        71,481      3,781,174
                     -----------    --------      --------    -----------    -----------    --------      --------    -----------
Available-for-sale
  Tax exempt........   3,607,925     253,814         1,109      3,860,630      2,524,446      64,309        58,569      2,530,186
                     -----------    --------      --------    -----------    -----------    --------      --------    -----------
  Taxable
    U.S. Government
      and government
      agency and
      authority
      obligations...     976,411      38,763            27      1,015,147      1,000,325       1,221        59,891        941,655
    Corporate
      bonds.........   1,106,876      67,734         7,213      1,167,397      1,269,054      14,083        46,099      1,237,038
    Foreign bonds...   1,451,162      68,598        10,351      1,509,409        980,900       3,016        38,692        945,224
    Mortgage-backed
      securities....   1,720,522      75,694         2,924      1,793,292      1,335,876       6,951        61,186      1,281,641
    Redeemable
      preferred
      stocks........      27,704         209           203         27,710         18,027         419            58         18,388
                     -----------    --------      --------    -----------    -----------    --------      --------    -----------
                       5,282,675     250,998        20,718      5,512,955      4,604,182      25,690       205,926      4,423,946
                     -----------    --------      --------    -----------    -----------    --------      --------    -----------
      Total
      available-for-
      sale..........   8,890,600     504,812        21,827      9,373,585      7,128,628      89,999       264,495      6,954,132
                     -----------    --------      --------    -----------    -----------    --------      --------    -----------
      Total fixed
       maturities... $12,119,825    $715,250      $ 22,832    $12,812,243    $10,897,202    $174,080      $335,976    $10,735,306
                     ===========    ========      ========    ===========    ===========    ========      ========    ===========

     In December 1995, fixed maturities classified as held-to-maturity with an aggregate amortized cost of $232,167,000 and unrealized appreciation of $4,019,000 were reclassified as available-for-sale. Such reclassifications resulted from the Corporation's reassessment of its classifications of fixed maturities as permitted under SFAS No. 115 implementation guidance issued by the FASB in November 1995.

     The amortized cost and estimated market value of fixed maturities at December 31, 1995 by contractual maturity were as follows:

                                                                        Held-to-Maturity         Available-for-Sale
                                                                     ----------------------    ----------------------
                                                                                  Estimated                 Estimated
                                                                     Amortized      Market     Amortized      Market
                                                                        Cost        Value         Cost        Value
                                                                     ---------    ---------    ---------    ---------
                                                                                                        (in thousands)
               Due in one year or less.............................  $  131,301   $  133,083   $   93,793   $   96,013
               Due after one year through five years...............     761,773      810,495    1,283,827    1,349,230
               Due after five years through ten years..............   1,036,461    1,117,958    2,351,732    2,494,389
               Due after ten years.................................   1,121,394    1,193,661    3,440,726    3,640,661
                                                                     ----------   ----------   ----------   ----------
                                                                      3,050,929    3,255,197    7,170,078    7,580,293
               Mortgage-backed securities..........................     178,296      183,461    1,720,522    1,793,292
                                                                     ----------   ----------   ----------   ----------
                                                                     $3,229,225   $3,438,658   $8,890,600   $9,373,585
                                                                     ==========   ==========   ==========   ==========

Actual maturities could differ from contractual maturities because borrowers may have the right to call or prepay obligations.

(4) DEFERRED POLICY ACQUISITION COSTS

  Policy acquisition costs deferred and the related amortization charged to income were as follows:

                                   Years Ended December 31
                              ---------------------------------
                              1995           1994          1993
                              ----           ----          ----
                                       (in thousands)
Property and Casualty
 Insurance
  Balance, beginning
    of year ...............  $   529,453    $   489,702    $ 454,976
                             -----------    -----------    ---------
  Costs deferred
    during  year
    Commissions and
      brokerage............      592,687        544,733      463,977
    Premium taxes and
      assessments..........      108,002        108,008      103,928
    Salaries and
      overhead.............      449,477        428,255      415,788
                             -----------    -----------    ---------
                               1,150,166      1,080,996      983,693
  Amortization
     during year ..........   (1,120,943)    (1,041,245)    (948,967)
                             -----------    -----------    ---------
  Balance, end of year.....  $   558,676    $   529,453    $ 489,702
                             ===========    ===========    =========
Life and Health Insurance
  Balance, beginning of
  year ....................  $   606,493    $   522,544    $ 474,293
  Cumulative effect, as of
    January 1, 1994, of
    change in accounting
    principle..............           --        (60,720)         --
  Costs deferred during
    year ..................      155,905        129,217      111,389
  Amortization during
   year....................      (77,457)       (72,250)     (63,138)
  Change in adjustment to
    reflect the effects
    of unrealized (gains)
    losses on investments..      (72,232)        87,702           --
                             -----------    -----------    ---------
  Balance, end of year.....  $   612,709    $   606,493    $ 522,544
                             ===========    ===========    =========

(5) REAL ESTATE ASSETS

  The components of real estate assets were as follows:

                                              December 31
                                           -----------------
                                           1995         1994
                                           ----         ----
                                                 (in thousands)
Mortgages and notes receivable (net of
  allowance for uncollectible amounts
  of $87,617 and $73,863).............  $  409,564   $  395,490
Income producing properties (net of
  accumulated depreciation of $50,192
  and $36,069)........................     864,449      826,768
Construction in progress..............      87,870       86,125
Land under development and unimproved
  land................................     380,697      431,904
                                        ----------   ----------
                                        $1,742,580   $1,740,287
                                        ==========   ==========

  Substantially all mortgages and notes receivable are secured by buildings and land. The ultimate collectibility of the receivables, of which no significant amounts are due in the near term, is evaluated continuously and an appropriate allowance for uncollectible amounts established. Mortgages and notes receivable had an aggregate fair value of approximately $405,400,000 and $353,800,000 at December 31, 1995 and 1994, respectively. The fair value amounts represent point-in-time estimates that are not relevant in predicting future earnings or cash flows related to such receivables.

  Depreciation expense related to income producing properties was $14,123,000, $12,086,000 and $8,671,000 for 1995, 1994 and 1993, respectively.


(6) PROPERTY AND EQUIPMENT

  Property and equipment included in other assets were as follows:

                                               December 31
                                             ---------------
                                             1995       1994
                                             ----       ----
                                             (in thousands)

    Cost.................................. $437,073   $385,610
    Less accumulated depreciation.........  193,546    168,128
                                           --------   --------
                                           $243,527   $217,482
                                           ========   ========

  Depreciation expense related to property and equipment was $48,279,000, $40,839,000 and $31,280,000 for 1995, 1994 and 1993, respectively.

(7) DEBT AND CREDIT ARRANGEMENTS

  (a) Short term debt consisted of the following:

                                               December 31
                                             ---------------
                                             1995       1994
                                             ----       ----
                                              (in thousands)

    Commercial paper...................... $177,600   $143,340
    Notes.................................   10,000     10,000
                                           --------   --------
                                           $187,600   $153,340
                                           ========   ========

  Short term debt is used primarily to support the real estate operations. The commercial paper is issued by Chubb Capital Corporation (Chubb Capital), a subsidiary of the Corporation, and is guaranteed by the Corporation. The notes are current obligations under revolving credit arrangements. Borrowings under these short term instruments are unsecured and are on terms and at interest rates generally extended to prime borrowers. The weighted average interest rate on short term debt approximated 5 3/4% and 6% at December 31, 1995 and 1994, respectively.

  (b) Long term debt consisted of the following:

                                      December 31
                    ---------------------------------------------
                             1995                     1994
                    -------------------       -------------------
                    Carrying       Fair       Carrying       Fair
                      Value       Value        Value        Value
                    --------    -------       --------    -------
                                   (in thousands)

Term loans.......  $  331,023   $  331,023   $  324,413   $  324,413
Mortgages........     205,021      205,607      211,201      196,104
8 3/4% notes.....     120,000      133,104      150,000      151,125
8 5/8% notes.....          --           --      100,000      100,000
6% notes.........     150,000      151,365      150,000      141,000
6 7/8% notes.....     100,000      105,410      100,000       90,750
6% exchangeable
  subordinated
  notes..........     250,000      293,125      250,000      252,500
                   ----------   ----------   ----------   ----------
                   $1,156,044   $1,219,634   $1,285,614   $1,255,892
                   ==========   ==========   ==========   ==========

  The term loans and mortgages are obligations of the real estate subsidiaries, except for a $5,212,000 mortgage loan of the life and health insurance subsidiaries. The term loans mature in varying amounts through 2000. Substantially all term loans are at an interest rate equivalent to the lower of the prime rate or a rate associated with the lender's cost of funds. The mortgages payable are due in varying amounts monthly through 2013. At December 31, 1995, the range of interest rates for term loans was 6% to 9 1/2% and for mortgages payable the range was 5% to 12%. The term loans and mortgages payable are secured by real estate assets with a net book value of $1,009,821,000 at December 31, 1995.

  The Corporation has outstanding $120,000,000 of unsecured 8 3/4% notes due November 15, 1999. The notes are subject to mandatory sinking fund payments in amounts sufficient to redeem $30,000,000 of principal in each of the years 1996 through 1998. The notes are to be redeemed on a pro rata basis on November 15 of each of these years at a redemption price of 100% of their principal amount.

  Chubb Capital has outstanding $150,000,000 of 6% notes due February 1, 1998 and $100,000,000 of 6 7/8% notes due February 1, 2003. These notes are unsecured and are guaranteed by the Corporation.

  Chubb Capital has outstanding in the Eurodollar market $250,000,000 of 6% exchangeable subordinated notes due May 15, 1998, which are guaranteed by the Corporation. The notes are exchangeable at the option of the holder into
11.628 shares of common stock of the Corporation for each $1,000 of principal amount, equivalent to a conversion price of $86.00 per share. The notes are redeemable, in whole or in part, at the option of Chubb Capital at redemption prices declining annually from 102.6% of the principal amount if redeemed before May 15, 1996 to 100.9% of the principal amount if redeemed on or after May 15, 1997.

  The Corporation filed a shelf registration statement which the Securities and Exchange Commission declared effective in June 1995, under which up to $400,000,000 of various types of securities may be issued by the Corporation or Chubb Capital. No securities have been issued under this registration.

  The amounts of long term debt due annually during the five years subsequent to December 31, 1995 are as follows:

                           Term Loans
Years Ending                  and
December 31                Mortgages        Notes          Total
------------               ----------       -----          -----
                             (in thousands)

    1996..................  $167,737       $ 30,000       $197,737
    1997..................    52,026         30,000         82,026
    1998..................    46,875        430,000        476,875
    1999..................    85,760         30,000        115,760
    2000..................   149,917             --        149,917

  (c) Interest costs of $101,526,000, $98,685,000 and $92,905,000 were incurred in 1995, 1994 and 1993, respectively, of which $16,352,000, $19,407,000 and
$28,685,000 were capitalized.

  (d) The Corporation has a revolving credit agreement with a group of banks that provides for unsecured borrowings of up to $300,000,000. The agreement terminates on July 15, 1997 at which time any loans then outstanding become payable. Various interest rate options are available to the Corporation, all of which are based on market rates. The Corporation pays a facility fee of 1/10% per annum. There have been no borrowings under this agreement. The Corporation and its subsidiaries had additional unused lines of credit of approximately $178,000,000 at December 31, 1995. These lines of credit generally have terms ranging from thirty days to one year and are paid for with a combination of fees and compensating bank balances. Unused credit facilities are available to support the commercial paper borrowing arrangement.

(8) FEDERAL AND FOREIGN INCOME TAX

     (a) Income tax expense consisted of the following components:

                                                                                             Years Ended December 31
                                                                                         ------------------------------
                                                                                         1995         1994         1993
                                                                                         ----         ----         ----
                                                                                                 (in thousands)
        Current tax
          United States.............................................................   $207,004     $ 97,848     $ 105,293
          Foreign...................................................................     21,462       31,635        11,702
        Deferred tax credit, principally United States..............................    (25,023)     (18,588)     (116,720)
                                                                                       --------     --------     ---------
                                                                                       $203,443     $110,895     $     275
                                                                                       ========     ========     =========

     (b) The provision for federal and foreign income tax gives effect to permanent differences between income for financial reporting purposes and taxable income. Accordingly, the effective income tax rate is less than the statutory federal corporate tax rate. The reasons for the lower effective tax rate were as follows:

                                                                                Years Ended December 31
                                                           -------------------------------------------------------------------
                                                                  1995                    1994                    1993
                                                           -------------------     -------------------     -------------------
                                                                        % of                    % of                    % of
                                                                       Pre-Tax                 Pre-Tax                 Pre-Tax
                                                           Amount      Income      Amount      Income      Amount      Income
                                                           ------      -------     ------      -------     ------      -------
                                                                                     (in thousands)
        Income before federal and foreign income tax....  $ 900,071               $ 639,364               $ 344,492
                                                          =========               =========               =========
        Tax at statutory federal income tax rate........  $ 315,025      35.0%    $ 223,777      35.0%    $ 120,572      35.0%
        Tax exempt interest income......................   (115,165)    (12.8)     (109,980)    (17.2)     (110,297)    (32.0)
        Other, net......................................      3,583        .4        (2,902)      (.5)      (10,000)     (2.9)
                                                          ---------     ------    ---------     ------    ---------     ------
                Actual tax..............................  $ 203,443      22.6%    $ 110,895      17.3%    $     275        .1%
                                                          =========     ======    =========     ======    =========     ======

     (c) The tax effects of temporary differences that gave rise to deferred income tax assets and liabilities were as follows:

                                                                                                      December 31
                                                                                                 ---------------------
                                                                                                 1995             1994
                                                                                                 ----             ----
                                                                                                    (in thousands)
        Deferred income tax assets
          Property and casualty unpaid claims................................................  $523,535         $478,166
          Unearned premiums..................................................................   130,226          121,269
          Life and health policy liabilities.................................................   147,284          127,867
          Unrealized depreciation of investments.............................................        --           49,657
          Postretirement benefits............................................................    54,997           50,015
                                                                                               --------         --------
                                                                                                856,042          826,974
          Valuation allowance................................................................        --          (49,657)
                                                                                               --------         --------
            Total............................................................................   856,042          777,317
                                                                                               --------         --------
        Deferred income tax liabilities
          Deferred policy acquisition costs..................................................   338,313          338,897
          Real estate assets.................................................................   118,225          116,056
          Unrealized appreciation of investments.............................................   202,088               --
          Other, net.........................................................................    37,742            7,644
                                                                                               --------         --------
            Total............................................................................   696,368          462,597
                                                                                               --------         --------
        Net deferred income tax asset........................................................  $159,674         $314,720
                                                                                               ========         ========

     The valuation allowance at December 31, 1994 was related to future tax benefits on unrealized depreciation of investments, the realization of which was uncertain. The valuation allowance had no impact on net income.

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

  The components of net pension cost were as follows:

                                   Years Ended December 31
                                 ----------------------------
                                 1995        1994        1993
                                 ----        ----        ----
                                        (in thousands)
 Service cost of current
   period....................  $ 20,422    $ 19,702    $ 17,877
 Interest cost on projected
   benefit
   obligation................    23,822      21,232      19,598
 Actual return on plan
   assets....................   (68,542)       (523)    (30,767)
 Net amortization and
   deferral..................    42,730     (23,420)     10,706
                               --------    --------    --------
 Net pension cost............  $ 18,432    $ 16,991    $ 17,414
                               ========    ========    ========

  The following table sets forth the plans' funded status and amounts recognized in the balance sheets:

                                              December 31
                                             --------------
                                             1995      1994
                                             ----      ----
                                             (in thousands)
 Actuarial present value of benefit
   obligation
   for service rendered to date:
     Accumulated benefit obligation based
       on current salary levels,
       including vested benefits of
       $212,752 and $180,407.............  $224,821  $190,100
     Additional amount related to
       projected future salary
       increases.........................   131,473   118,283
                                           --------  --------
     Projected benefit obligation for
       service rendered to date..........   356,294   308,383
 Plan assets at fair value...............   341,112   269,349
                                           --------  --------
 Projected benefit obligation in excess
   of plan assets........................    15,182    39,034
 Unrecognized net gain from past
   experience different from that
   assumed...............................    36,196    10,209
 Unrecognized prior service costs........    (5,208)   (5,625)
 Unrecognized net asset at January 1,
   1985, being recognized principally
   over 19 years.........................     8,297     9,647
                                           --------  --------
 Pension liability included in other
   liabilities...........................  $ 54,467  $ 53,265
                                           ========  ========

  The weighted average discount rate used in determining the actuarial present value of the projected benefit obligation at December 31, 1995 and 1994 was 7 1/2% and 7 3/4%, respectively, and the rate of increase in future compensation levels was 6% for both years. The expected long term rate of return on assets was 9% for both years.

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

  The components of net postretirement benefit cost were as follows:

                                        Years Ended December 31
                                     ----------------------------
                                     1995        1994        1993
                                     ----        ----        ----
                                            (in thousands)
 Service cost of current period...  $ 5,687     $ 5,153     $ 4,384
 Interest cost on accumulated
   benefit obligation.............    7,949       7,420       6,864
                                    -------     -------     -------
 Net postretirement benefit
   cost...........................  $13,636     $12,573     $11,248
                                    =======     =======     =======

  The components of the accumulated postretirement benefit obligation were as follows:

                                                  December 31
                                                ---------------
                                                1995       1994
                                                ----       ----
                                                (in thousands)
 Retirees..................................   $ 38,735   $ 38,713
 Fully eligible active plan participants...      5,103      4,371
 Other active plan participants............     74,572     61,207
                                              --------   --------
 Accumulated postretirement benefit
   obligation..............................    118,410    104,291
 Unrecognized net gain (loss) from past
   experience different from that
   assumed.................................       (933)     3,909
                                              --------   --------
 Postretirement benefit liability
   included in other liabilities...........   $117,477   $108,200
                                              ========   ========

  The weighted average discount rate used in determining the actuarial present value of the accumulated postretirement benefit obligation at December 31, 1995 and 1994 was 7 1/2% and 7 3/4%, respectively. At December 31, 1995, the weighted average health care cost trend rate used to measure the accumulated postretirement cost for medical benefits was 11 3/4% for 1996 and was assumed to decrease gradually to 7 1/2% for the year 2005 and remain at that level thereafter. The health care cost trend rate assumption has a significant effect on the amount of the accumulated postretirement benefit obligation and the net postretirement benefit cost reported. To illustrate, a one percent increase in the trend rate for each year would increase the accumulated postretirement benefit obligation at December 31, 1995 by $15,674,000 and the aggregate of the service and interest cost components of net postretirement benefit cost for the year ended December 31, 1995 by $2,017,000.

(10) OPTION AND INCENTIVE PLANS

     (a) The Long-Term Stock Incentive Plan provides for the granting of stock options, performance shares, restricted stock, convertible debentures and other stock based awards to key employees. The Long-Term Stock Incentive Plan succeeds a prior stock option plan which continues to govern awards made pursuant to it. The maximum number of shares of the Corporation's common stock in respect to which stock based awards may be granted under the plan is 4,400,000 shares. At December 31, 1995, 1,220,273 shares were available for grant under the Long-Term Stock Incentive Plan.

     Stock options are granted at exercise prices not less than the fair market value of the Corporation's common stock on the date of grant. The terms and conditions upon which options become exercisable may vary among grants. Options expire no later than ten years from the date of grant.

     Information concerning stock options granted under the Long-Term Stock Incentive Plan and the prior plan is as follows:

                                          1995                               1994                      1993
                              ---------------------------        ---------------------------        ----------
                                                  Option                             Option                         Option
                                Number            Price            Number            Price            Number        Price
                              of Shares         Per Share        of Shares         Per Share        of Shares     Per Share
                              ---------         ---------        ---------         ---------        ---------     ---------
Outstanding, beginning
  of year...................  2,724,809       $24.50-92.63       2,083,758       $13.23-92.63       1,558,484     $13.23-74.06
Granted.....................    997,115        82.06-98.75         754,525           81.94            678,461      83.56-92.63
Exercised...................   (369,166)       24.50-83.56         (76,034)       13.23-72.06        (136,888)     13.23-72.06
Cancelled...................    (70,241)       66.75-88.69         (37,440)       47.75-83.56         (16,299)     24.50-83.56
                              ----------                         ----------                         ----------     -----------
Outstanding, end of year....  3,282,517        27.93-98.75       2,724,809        24.50-92.63       2,083,758      13.23-92.63
                              ==========                        ===========                         ==========     ===========
Exercisable, end of year....  1,980,793        27.93-98.75       1,665,228        24.50-92.63       1,147,272      13.23-92.63


     Performance share awards are based on the achievement of various goals over performance cycle periods. The cost of such awards is expensed over the performance cycle. Such awards are payable in cash, in shares of the Corporation's common stock or in a combination of both. Restricted stock awards consist of shares of common stock of the Corporation granted at no cost. Shares of restricted stock become outstanding when granted, receive dividends and have voting rights. The shares are subject to forfeiture and to restrictions which limit the sale or transfer during the restriction period. An amount equal to the fair market value of the shares at the date of grant is expensed over the restriction period. Convertible debenture awards are convertible into shares of common stock of the Corporation. The debentures and any shares of common stock issued upon conversion are subject to forfeiture and to restrictions which limit the sale or transfer during the restriction period. The cost of the debenture awards is expensed during the period the related service is performed. The aggregate amount charged against income with respect to these awards was $8,626,000, $5,213,000 and $4,219,000 in 1995, 1994 and 1993, respectively.

     (b) The Stock Option Plan for Non-Employee Directors provides for the granting of options to eligible directors to purchase shares of the Corporation's common stock. Options are granted at exercise prices equal to the fair market value of the Corporation's common stock on the date of grant. Options become exercisable immediately and expire no later than five years from the date of termination as an eligible director. The maximum number of shares in respect to which options may be granted under the plan is 300,000 shares. At December 31, 1995, 224,000 shares were available for grant under the Stock Option Plan for Non-Employee Directors.

     Information concerning stock options granted under the Stock Option Plan for Non-Employee Directors is as follows:

                                                  1995                             1994                            1993
                                      --------------------------       --------------------------       -------------------------
                                                         Option                           Option                          Option
                                        Number           Price           Number           Price           Number          Price
                                      of Shares        Per Share       of Shares        Per Share       of Shares       Per Share
                                      ---------        ---------       ---------        ---------       ---------       ---------
Outstanding, beginning of year.......   146,000      $26.84-86.94        124,000       $26.84-86.94       100,000      $26.84-69.19
Granted..............................    24,000          78.75            24,000           77.50           28,000          86.94
Exercised............................   (11,000)      26.84-69.19         (2,000)          34.22           (4,000)      26.84-44.19
                                        -------                          -------                          -------
Outstanding and exercisable, end of
  year...............................   159,000       26.84-86.94        146,000        26.84-86.94       124,000       26.84-86.94
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

  The Corporation uses the cash payment method of recognizing ESOP expense. In 1995, 1994 and 1993, cash contributions to the ESOP of $12,307,000, $12,146,000 and $12,172,000, respectively, were charged against income. Dividends on unallocated shares used for debt service by the ESOP were $4,468,000, $4,615,000 and $4,711,000 in 1995, 1994 and 1993, respectively.

  The number of allocated and unallocated shares held by the ESOP at December 31, 1995 were 1,392,527 and 2,337,662, respectively.

  (d) The Corporation has a savings plan, the Capital Accumulation Plan, in which substantially all employees are eligible to participate. Under this plan, the employer makes a matching contribution equal to 100% of each eligible employee's pre-tax elective contributions, up to 4% of the employee's compensation. Contributions are invested at the election of the employee in the Corporation's common stock or in various other investment funds. Employer contributions of $13,443,000, $13,026,000 and $12,564,000 were charged against income in 1995, 1994 and 1993, respectively.

  (e) The Corporation has a Stock Purchase Plan under which substantially all employees are eligible to purchase shares of the Corporation's common stock based on compensation. Shares are purchased at a price not less than 95% of the fair market value on the date of grant. At December 31, 1995, there were 369,365 subscribed shares at a price of $70.69.

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

  Rent expense was as follows:

                                     Years Ended December 31
                                  ----------------------------
                                  1995        1994        1993
                                  ----        ----        ----
                                         (in thousands)
  Office facilities............. $70,748     $69,679     $68,805
  Equipment.....................  14,596      16,240      20,794
                                 -------     -------     -------
                                 $85,344     $85,919     $89,599
                                 =======     =======     =======

  At December 31, 1995, future minimum rental payments required under non-cancellable operating leases were as follows:

Years Ending December 31                        (in thousands)
    1996.....................................      $ 73,825
    1997.....................................        67,970
    1998.....................................        61,279
    1999.....................................        52,364
    2000.....................................        37,770
    After 2000...............................       108,757
                                                   --------
                                                   $401,965
                                                   ========

(12) RELATED PARTY TRANSACTIONS

  Sun Alliance Group plc (Sun Group), an insurance holding company organized under the laws of England, is the beneficial owner of 5.2% of the Corporation's common stock.

  A portion of the U.S. insurance business written by the Corporation's property and casualty insurance subsidiaries is reinsured on a quota share basis with a subsidiary of the Sun Group. The Sun Group's premiums earned arising from such reinsurance were $520,528,000, $489,727,000 and $457,321,000 in 1995, 1994 and
1993, respectively. Reinsurance recoverable on property and casualty unpaid claims included approximately $775,000,000 and $845,000,000 at December 31, 1995 and 1994, respectively, from the Sun Group.

  A property and casualty insurance subsidiary of the Corporation assumes a portion of the Sun Group's property and casualty insurance business on a quota share basis. The assumed reinsurance premiums earned arising from this business were $340,767,000, $264,343,000 and $170,131,000 in 1995, 1994 and 1993,
respectively.

  The property and casualty insurance subsidiaries of the Corporation entered into a stop loss reinsurance agreement with a subsidiary of the Sun Group, effective year end 1985, relating to medical malpractice unpaid claims. The agreement included a commutation provision under which the property and casualty insurance subsidiaries had an option to reassume the remaining liability of the Sun Group as of December 31, 1995 and receive payment of an amount determined by a formula based on experience under the agreement. The property and casualty insurance subsidiaries exercised this option, which resulted in an amount due from the Sun Group of $191,194,000 and a reduction in reinsurance recoverable on unpaid claims from the Sun Group of $66,194,000. The difference of $125,000,000 represents a return premium to the property and casualty insurance subsidiaries, which was recognized in 1993 at the time the Corporation announced its intention to exercise the commutation option. The amount due from the Sun Group was received in January 1996.

  The agreement also included a provision for contingent profit sharing payments to the property and casualty insurance subsidiaries based on calculations at specified dates during the period of the reinsurance agreement. Profit sharing accruals related to the agreement were $11,062,000 and $9,000,000 in 1994 and 1993, respectively. These amounts were reflected as reductions of other insurance operating costs and expenses.

  The reinsurance amounts described in Note (13) include the effects of these transactions with the Sun Group.

(13) REINSURANCE

  The effect of reinsurance on the premiums earned of the property and casualty insurance subsidiaries was as follows:

                                  Years Ended December 31
                              -------------------------------
                              1995          1994         1993
                              ----          ----         ----
                                       (in thousands)
Direct.................... $ 4,754,423  $ 4,415,080  $ 4,155,356
Reinsurance assumed.......     712,080      641,615      478,464
Reinsurance ceded.........  (1,319,341)  (1,280,412)  (1,128,982)
                           -----------  -----------  -----------
Premiums earned........... $ 4,147,162  $ 3,776,283  $ 3,504,838
                           ===========  ===========  ===========

  Reinsurance recoveries by the property and casualty insurance subsidiaries which have been deducted from insurance claims and policyholders' benefits in the consolidated statements of income were $936,080,000, $962,332,000 and $590,502,000 in 1995, 1994 and 1993, respectively.

  The effect of reinsurance on the premiums and policy charges of the life and health insurance subsidiaries was as follows:

                                     Years Ended December 31
                                     -----------------------
                                    1995       1994       1993
                                    ----       ----       ----
                                          (in thousands)
Direct..........................  $652,035   $862,085   $831,849
Reinsurance assumed.............     1,766      2,056      2,784
Reinsurance ceded...............   (30,864)   (27,848)   (33,397)
                                  --------   --------   --------
Premiums and policy charges.....  $622,937   $836,293   $801,236
                                  ========   ========   ========

  Reinsurance recoveries by the life and health insurance subsidiaries which have been deducted from insurance claims and policyholders' benefits in the consolidated statements of income were $50,537,000, $53,141,000 and $42,005,000 in 1995, 1994 and 1993, respectively.

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

  In 1993, Pacific Indemnity Company, a subsidiary of the Corporation, entered into a global settlement agreement with Continental Casualty Company (a subsidiary of CNA Financial Corporation), Fibreboard Corporation, and attorneys representing claimants against Fibreboard for all future asbestos-related bodily injury claims against Fibreboard. This agreement is subject to final appellate court approval. Pursuant to the global settlement agreement, a $1,525,000,000 trust fund will be established to pay future claims, which are claims that were not filed in court before August 27, 1993. Pacific Indemnity will contribute $538,172,000 to the trust fund and Continental Casualty will contribute the remaining amount. In December 1993, upon execution of the global settlement agreement, Pacific Indemnity and Continental Casualty paid their respective shares into an escrow account. Pacific Indemnity's share is included in funds held for asbestos-related settlement. Upon final court approval of the settlement, the amount in the escrow account, including interest earned thereon, will be transferred to the trust fund. All of the parties have agreed to use their best efforts to seek final court approval of the global settlement agreement.

  Pacific Indemnity and Continental Casualty have reached a separate agreement for the handling of all asbestos-related bodily injury claims pending on August 26, 1993 against Fibreboard. In February 1995, the agreement was amended to extend for several years the period over which Pacific Indemnity will pay its remaining obligation, plus interest, under this agreement. Pacific Indemnity's obligation under this agreement is not expected to exceed $635,000,000, of which approximately $450,000,000 remained unpaid at December 31, 1995. Assets to be used for the payment of this obligation have been designated as funds held for asbestos-related settlement. The agreement further provides that the total responsibility of both insurers with respect to pending and future asbestos-related bodily injury claims against Fibreboard will be shared between Pacific Indemnity and Continental Casualty on an approximate 35% and 65% basis, respectively.

  Pacific Indemnity, Continental Casualty and Fibreboard have entered into a trilateral agreement, subject to final appellate court approval, to settle all present and future asbestos-related bodily injury claims resulting from insurance policies that were, or may have been, issued to Fibreboard by the two insurers. The trilateral agreement will be triggered if the global settlement agreement is disapproved by an appellate court. Pacific Indemnity's obligation under the trilateral agreement is therefore similar to, and not duplicative of, that under those agreements described above.

  The trilateral agreement reaffirms portions of an agreement reached in March 1992 between Pacific Indemnity and Fibreboard. Among other matters, that 1992 agreement eliminates any Pacific Indemnity liability to Fibreboard for asbestos-related property damage claims.

  Additional loss reserves of $675,000,000 were provided in 1993 at the time the settlement was negotiated.

  In July 1995, the United States District Court of the Eastern District of Texas approved the global settlement agreement and the trilateral agreement. The judgments approving these agreements have been appealed to the United States Court of Appeal for the Fifth Circuit. The appeals are scheduled to be argued in early March 1996. The period of ultimate judicial review continues to lengthen and may well extend into 1997.

  Management is optimistic that the approval of the settlement will be upheld. However, if both the global settlement agreement and the trilateral agreement are disapproved by an appellate court, there can then be no assurance that the loss reserves established for future claims would be sufficient to pay all amounts which ultimately could become payable in respect of future asbestos-related bodily injury claims against Fibreboard.

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

  The property and casualty insurance subsidiaries have additional potential asbestos exposure on insureds for which excess liability coverages were written. Such exposure has increased due to the erosion of much of the underlying limits. The number of claims against such insureds and the value of such claims have increased in recent years due in part to the non-viability of other defendants.

  Other remaining asbestos exposures are mostly peripheral defendants, including a mix of manufacturers and distributors of certain products that contain asbestos as well as premises owners. Generally, these insureds are named defendants on a regional rather than a nationwide basis. Notices of new asbestos claims and new exposures on existing claims continue to be received as more peripheral parties are drawn into litigation to replace the now defunct mines and bankrupt manufacturers.

  The courts have been engaged in developing guidelines regarding coverage for asbestos claims and have begun to articulate more consistent standards regarding the extent of the obligation of insurers to provide coverage and the method of allocation of costs among insurers. However, the universe of potential claims is still unknown. Therefore, uncertainty remains as to the property and casualty insurance subsidiaries' ultimate liability for asbestos-related claims.

  Hazardous waste sites are another significant potential exposure. Under the "Superfund" law and similar state statutes, when potentially responsible parties
(PRPs) fail to handle the clean-up, regulators have the work done and then attempt to establish legal liability against the PRPs. The PRPs disposed of toxic materials at a waste dump site or transported the materials to the site. Insurance policies issued to PRPs were not intended to cover the clean-up costs of pollution and, in many cases, did not intend to cover the pollution itself. As the cost of environmental clean-up continues to grow, PRPs and others have increasingly filed claims with their insurance carriers. Ensuing litigation extends to issues of liability, coverage and other policy provisions. There is great uncertainty involved in estimating the property and casualty insurance subsidiaries' liabilities related to these claims. First, the underlying liabilities of the claimants are extremely difficult to estimate. At any given clean-up site, the allocation of remediation costs among governmental authorities and the PRPs varies greatly. Second, different courts have addressed liability and coverage issues regarding pollution claims and have reached inconsistent conclusions in their interpretation of several issues. These significant uncertainties are not likely to be resolved in the near future.

  Uncertainties also remain as to the Superfund law itself. Superfund's taxing authority expired on December 31, 1995. It is currently not possible to predict the direction that any reforms may take, when they may occur or the effect that any changes may have on the insurance industry.

  Reserves for asbestos and toxic waste claims cannot be estimated with traditional loss reserving techniques. Case reserves and expense reserves for costs of related litigation have been established where sufficient information has been developed to indicate the involvement of a specific insurance policy. In addition, incurred but not reported reserves have been established to cover additional exposures on both known and unasserted claims. These reserves are continually reviewed and updated.

  A reconciliation of the beginning and ending liability for property and casualty unpaid claims, net of reinsurance recoverable, and a reconciliation of the net liability to the corresponding liability on a gross basis is as follows:

                                   1995         1994         1993
                                   ----         ----         ----
                                           (in thousands)
Gross liability, beginning
  of year....................   $8,913,220   $8,235,442   $7,220,919
Reinsurance recoverable,
  beginning of year..........    1,980,340    1,785,396    1,953,305
                                ----------   ----------   ----------
Net liability, beginning of
  year.......................    6,932,880    6,450,046    5,267,614
                                ----------   ----------   ----------
Net incurred claims and claim
  expenses related to:
    Current year.............    2,705,800    2,549,100    2,214,300
    Prior years..............      (35,819)     (29,741)     664,798
                                ----------   ----------   ----------
                                 2,669,981    2,519,359    2,879,098
                                ----------   ----------   ----------
Net payments for claims and
  claim expenses related to:
    Current year.............      737,686      764,525      656,766
    Prior years..............    1,250,700    1,272,000    1,039,900
                                ----------   ----------   ----------
                                 1,988,386    2,036,525    1,696,666
                                ----------   ----------   ----------
Net liability, end of year...    7,614,475    6,932,880    6,450,046
Reinsurance recoverable,
  end of year................    1,973,666    1,980,340    1,785,396
                                ----------   ----------   ----------
Gross liability, end of year.   $9,588,141   $8,913,220   $8,235,442
                                ==========   ==========   ==========

  During 1995, the property and casualty insurance subsidiaries experienced overall favorable development of $35,819,000 on net unpaid claims established as of the previous year-end. This compares with favorable development of $29,741,000 in 1994 and unfavorable development of $664,798,000 in 1993. Such redundancies and deficiency were reflected in operating results in these respective years. Excluding the effect of the $675,000,000 increase in unpaid claims related to the Fibreboard settlement, the property and casualty insurance subsidiaries experienced favorable development of $10,202,000 in 1993. Each of the past three years benefited from favorable claim severity trends for certain liability classes; this was offset each year in varying degrees by increases in unpaid claims relating to asbestos and toxic waste claims.

  Management believes that the aggregate loss reserves of the property and casualty insurance subsidiaries at December 31, 1995 were adequate to cover claims for losses which had occurred, including both those known and those yet to be reported. In establishing such reserves, management considers facts currently known and the present state of the law and coverage litigation. However, given the expansion of coverage and liability by the courts and the legislatures in the past and the possibilities of similar interpretations in the future, particularly as they relate to asbestos and toxic waste claims, as well as the uncertainty in determining what scientific standards will be deemed acceptable for measuring hazardous waste site clean-up, additional increases in loss reserves may emerge which would adversely affect results in future periods. The amount cannot reasonably be estimated at the present time.

(15) BUSINESS SEGMENTS

     The Corporation is a holding company and is principally engaged, through subsidiaries, in three industries: property and casualty insurance, life and health insurance and real estate. The property and casualty insurance subsidiaries underwrite most forms of property and casualty insurance in the United States, Canada, Europe, Australia and the Far East. The geographic distribution of property and casualty business in the United States is broad with a particularly strong market presence in the Northeast. The life and health insurance subsidiaries, which market a wide variety of insurance and investment products throughout the United States, are principally engaged in the sale of personal and group life and health insurance as well as annuity contracts. The real estate subsidiary is involved in commercial development activities primarily in New Jersey with additional operations in several other states as well as residential development activities in central Florida and northern New Jersey.

     Revenues, income from operations before income tax and identifiable assets for each industry segment were as follows:

                                                                                                  Years Ended December 31
                                                                                           ------------------------------------
                                                                                           1995            1994            1993
                                                                                           ----            ----            ----
Revenues                                                                                              (in thousands)
    Property and Casualty Insurance
        Premiums earned.............................................................    $ 4,147,162     $ 3,776,283     $ 3,504,838
        Investment income...........................................................        613,242         570,531         541,749
    Life and Health Insurance
        Premiums and policy charges.................................................        622,937         836,293         801,236
        Investment income...........................................................        232,950         208,745         205,891
    Real Estate.....................................................................        287,795         204,849         160,650
                                                                                        -----------     -----------     -----------
                                                                                          5,904,086       5,596,701       5,214,364
    Corporate investment income.....................................................         54,445          49,405          52,706
    Realized investment gains (losses)
        Property and Casualty Insurance.............................................         95,030          55,203         172,925
        Life and Health Insurance...................................................         21,808           9,304          22,056
        Corporate...................................................................         13,822          (1,078)         37,657
                                                                                        -----------     -----------     -----------
            Total revenues..........................................................    $ 6,089,191     $ 5,709,535     $ 5,499,708
                                                                                        ===========     ===========     ===========
Income (loss) from operations before income tax
    Property and Casualty Insurance.................................................    $   697,141     $   552,170     $    (1,383)
    Life and Health Insurance.......................................................         41,265          18,754          88,729
    Real Estate.....................................................................          7,696          (5,950)          2,051
                                                                                        -----------     -----------     -----------
                                                                                            746,102         564,974          89,397
    Corporate.......................................................................         23,309          10,961          22,457
    Realized investment gains (losses)
        Property and Casualty Insurance.............................................         95,030          55,203         172,925
        Life and Health Insurance...................................................         21,808           9,304          22,056
        Corporate...................................................................         13,822          (1,078)         37,657
                                                                                        -----------     -----------     -----------
            Income before federal and foreign income tax............................    $   900,071     $   639,364     $   344,492
                                                                                        ===========     ===========     ===========


                                                                                                         December 31
                                                                                        -------------------------------------------
Identifiable assets
    Property and Casualty Insurance.................................................    $16,157,688     $14,435,933     $13,372,599
    Life and Health Insurance.......................................................      4,275,365       3,760,079       3,529,802
    Real Estate.....................................................................      1,842,831       1,796,706       1,745,212
                                                                                        -----------     -----------     -----------
            Total identifiable assets...............................................     22,275,884      19,992,718      18,647,613
    Corporate.......................................................................        959,384         945,397       1,047,606
    Adjustments and eliminations....................................................       (238,743)       (215,060)       (258,349)
                                                                                        -----------     -----------     -----------
            Total assets............................................................    $22,996,525     $20,723,055     $19,436,870
                                                                                        ===========     ===========     ===========

     The following additional information is with respect to the more significant groupings of classes of business for the property and casualty operations:

                                                                                                Years Ended December 31
                                                                                           ----------------------------------
                                                                                           1995           1994           1993
                                                                                           ----           ----           ----
                                                                                                      (in thousands)
Premiums earned
    Personal........................................................................    $  832,423     $  812,033     $  807,550
    Standard Commercial.............................................................     1,408,811      1,279,069      1,294,182
    Specialty Commercial............................................................     1,556,473      1,404,793      1,208,672
    Reinsurance Assumed.............................................................       349,455        280,388        194,434
                                                                                        ----------     ----------     ----------
        Total premiums earned.......................................................    $4,147,162     $3,776,283     $3,504,838
                                                                                        ==========     ==========     ==========
Income (loss) from operations before income tax
    Personal........................................................................    $   92,686     $   (7,475)    $   30,536
    Standard Commercial.............................................................      (135,095)      (106,126)      (642,747)
    Specialty Commercial............................................................       132,187        106,557        101,584
    Reinsurance Assumed.............................................................         4,376         (1,267)       (24,465)
                                                                                        ----------     ----------     ----------
        Underwriting income (loss)..................................................        94,154         (8,311)      (535,092)
    Net investment income...........................................................       602,987        560,481        533,709
                                                                                        ----------     ----------     ----------
        Income (loss) from operations before income tax.............................    $  697,141     $  552,170     $   (1,383)
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

(16) INTERNATIONAL OPERATIONS

     The international business of the property and casualty insurance segment is conducted through subsidiaries that operate solely outside of the United States and branch offices of domestic subsidiaries. The assets and liabilities related to such operations are located primarily in the countries in which the insurance risks are written. International business is also obtained from treaty reinsurance assumed, principally from the Sun Group.

     Shown below is a summary of revenues, income from operations before income tax and identifiable assets of the property and casualty insurance subsidiaries by geographic area.

                                                                                        Years Ended December 31
                                                                                   ------------------------------------
                                                                                   1995            1994            1993
                                                                                   ----            ----            ----
                                                                                (in thousands)
        Revenues
          United States.....................................................    $ 3,715,023    $ 3,508,243     $ 3,397,825
          International.....................................................      1,045,381        838,571         648,762
                                                                                -----------    -----------     -----------
                Total.......................................................    $ 4,760,404    $ 4,346,814     $ 4,046,587
                                                                                ===========    ===========     ===========
        Income (loss) from operations before income tax
          United States.....................................................    $   592,684    $   479,153     $     8,311
          International.....................................................        104,457         73,017          (9,694)
                                                                                -----------    -----------     -----------
                Total.......................................................    $   697,141    $   552,170     $    (1,383)
                                                                                ===========    ===========     ===========

                                                                                                December 31
                                                                                -------------------------------------------
        Identifiable assets
          United States.....................................................    $14,055,334     $12,937,447     $12,189,556
          International.....................................................      2,102,354       1,498,486       1,183,043
                                                                                -----------     -----------     -----------
                Total.......................................................    $16,157,688     $14,435,933     $13,372,599
                                                                                ===========     ===========     ===========

     Foreign currency translation gains or losses credited or charged directly to the separate component of shareholders' equity were as follows:

                                                                                              Years Ended December 31
                                                                                            ----------------------------
                                                                                            1995        1994        1993
                                                                                            ----        ----        ----
                                                                                                    (in thousands)
        Gains (losses) on translation of foreign currencies...........................    $(15,931)    $14,517     $ 8,492
        Income tax (credit)
            Current...................................................................      (5,994)      4,633       8,546
            Deferred..................................................................       3,262         445      (5,545)
                                                                                          --------     -------     -------
                                                                                          $(13,199)    $ 9,439     $ 5,491
                                                                                          ========     =======     =======

(17) SHAREHOLDERS' EQUITY

     (a) The authorized but unissued preferred shares may be issued in one or more series and the shares of each series shall have such rights as fixed by the Board of Directors.

     (b) The activity of the Corporation's common stock was as follows:

                                                                                           Years Ended December 31
                                                                                      ----------------------------------
                                                                                      1995           1994           1993
                                                                                      ----           ----           ----
                                                                                              (number of shares)
        Common stock issued
          Balance, beginning of year...........................................    87,798,286     87,709,465     87,519,560
          Shares issued under option and incentive plans.......................        21,069         88,821        189,905
                                                                                   ----------     ----------     ----------
              Balance, end of year.............................................    87,819,355     87,798,286     87,709,465
                                                                                   ----------     ----------     ----------
        Treasury stock
          Balance, beginning of year...........................................       977,580             --             --
          Repurchase of shares.................................................            --      1,001,500             --
          Shares issued under option and incentive plans.......................      (459,112)            --             --
          Shares issued -- other...............................................            --        (23,920)            --
                                                                                   ----------     ----------     ----------
              Balance, end of year.............................................       518,468        977,580             --
                                                                                   ----------     ----------     ----------
              Common stock outstanding, end of year............................    87,300,887     86,820,706     87,709,465
                                                                                   ==========     ==========     ==========

     (c) The Corporation has a Shareholder Rights Plan under which each shareholder has one-half of a right for each share of common stock of the Corporation held. Each right entitles the holder to purchase from the Corporation one one-hundredth of a share of Series A Participating Cumulative Preferred Stock at an exercise price of $225. The rights attach to all outstanding shares of common stock and trade with the common stock until the rights become exercisable. The rights are subject to adjustment to prevent dilution of the interests represented by each right.

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

     A comparison of shareholders' equity on a GAAP basis and policyholders' surplus on a statutory basis is as follows:

                                                                                   December 31
                                                               ---------------------------------------------------
                                                                        1995                        1994
                                                               -----------------------     -----------------------
                                                                 GAAP        Statutory       GAAP        Statutory
                                                               ---------     ---------     ---------     ---------
                                                                                 (in thousands)
               Property and casualty insurance subsidiaries*.  $3,617,144    $2,314,720    $2,862,278    $1,923,465
               Life and health insurance subsidiaries........     844,645       317,624       731,810       301,084
                                                               ----------    ----------    ----------    ----------
                                                                4,461,789    $2,632,344     3,594,088    $2,224,549
                                                                             ==========                  ==========
               Corporate and eliminations..................       800,940                     652,941
                                                               ----------                  ----------
                                                               $5,262,729                  $4,247,029
                                                               ==========                  ==========

     A comparison of GAAP and statutory net income (loss) is as follows:

                                                                             Years Ended December 31
                                                 --------------------------------------------------------------------------------
                                                          1995                         1994                         1993
                                                 ----------------------       ----------------------       ----------------------
                                                   GAAP       Statutory         GAAP       Statutory         GAAP       Statutory
                                                 --------     ---------       --------     ---------       --------     ---------
                                                                                  (in thousands)
Property and casualty insurance subsidiaries*.   $640,834     $571,199        $506,825     $468,861        $210,204**   $ 96,965
Life and health insurance subsidiaries.......      42,216       26,828          20,551       (4,264)        76,853**      31,890
                                                 --------     --------        --------     --------        -------      --------
                                                  683,050     $598,027         527,376     $464,597         287,057     $128,855
                                                              ========                     ========                     ========
Corporate and eliminations...................      13,578                        1,093                       57,160**
Cumulative effect of changes in accounting
  principles, net of tax.....................          --                           --                      (20,000)
                                                 --------                     --------                     --------
                                                 $696,628                     $528,469                     $324,217
                                                 ========                     ========                     ========

 * A property and casualty subsidiary owns the real estate subsidiaries. ** Before cumulative effect of changes in accounting principles.

     (e) The Corporation's ability to continue to pay dividends to shareholders and interest on debt obligations is affected by the availability of liquid assets held by the Corporation and by the dividend paying ability of its insurance subsidiaries. Various state insurance laws restrict the Corporation's insurance subsidiaries as to the amount of dividends they may pay to the Corporation without the prior approval of regulatory authorities. The restrictions are generally based on net income and on certain levels of policyholders' surplus as determined in accordance with statutory accounting practices. Dividends in excess of such thresholds are considered "extraordinary" and require prior regulatory approval. During 1995, these subsidiaries paid dividends to the Corporation totaling $244,008,000.

     The maximum dividend distribution that may be made by insurance subsidiaries to the Corporation during 1996 without prior approval is approximately $465,000,000.

(18) SUBSEQUENT EVENT

     On March 1, 1996, the Board of Directors approved a two-for-one stock split payable to shareholders of record on April 19, 1996. The share and per share amounts in the consolidated financial statements have not been adjusted to reflect the stock split. Net income per share and the weighted average number of common and common equivalent shares outstanding on a pro forma basis to reflect the stock split were as follows:

                                                              Years Ended December 31
                                                    --------------------------------------------
                                                        1995            1994            1993
                                                    ------------    ------------    ------------
Net income per share............................        $3.93           $2.98           $1.84
Average common and common equivalent
  shares outstanding............................     179,884,682     180,899,154     181,097,068

At the same time, the Board of Directors approved an increase in the number of authorized shares of common stock of the Corporation from 300,000,000 shares to 600,000,000 shares.

REPORT OF INDEPENDENT AUDITORS

ERNST & YOUNG LLP
787 Seventh Avenue
New York, New York 10019

The Board of Directors and Shareholders
The Chubb Corporation


     We have audited the accompanying consolidated balance sheets of The Chubb Corporation as of December 31, 1995 and 1994, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of The Chubb Corporation at December 31, 1995 and 1994 and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

     As described in Note (2) to the financial statements, The Chubb Corporation changed its methods of accounting for loan impairment in 1995, for investments in certain debt and equity securities in 1994 and for income taxes and postretirement benefits other than pensions in 1993.




                                                 /s/ Ernst & Young LLP




February 23, 1996,
except for Note 18, as to which
the date is March 1, 1996

QUARTERLY FINANCIAL DATA

     Summarized unaudited quarterly financial data (in millions except per share data) for 1995 and 1994 are shown below. In management's opinion, the interim financial data contain all adjustments, consisting of normal recurring items, necessary to present fairly the results of operations for the interim periods.

                                                                       Three Months Ended
                                 ----------------------------------------------------------------------------------------------
                                     March 31                   June 30                September 30               December 31
                                 ----------------          ----------------          ----------------          ----------------
                                 1995        1994          1995        1994          1995        1994          1995        1994
                                 ----        ----          ----        ----          ----        ----          ----        ----
Revenues......................  $1,464.1    $1,396.0      $1,525.8    $1,414.6      $1,533.3    $1,428.9      $1,566.0    $1,470.0
Benefits and expenses.........   1,280.1     1,326.3       1,285.2     1,232.1       1,312.0     1,236.6       1,311.8     1,275.1
Federal and foreign
  income tax (credit) ........      37.3        (3.5)         55.6        35.8          49.9        39.6          60.7        39.0
                                --------    --------      --------    --------      --------    --------      --------    --------
Net income....................  $  146.7    $   73.2      $  185.0    $  146.7      $  171.4    $  152.7      $  193.5    $  155.9
                                ========    ========      ========    ========      ========    ========      ========    ========
Net income per share..........  $   1.66    $    .83      $   2.09    $   1.65      $   1.93    $   1.71      $   2.17    $   1.76

Underwriting ratios
  Losses to premiums earned...      63.3%       76.6%         64.5%       63.8%         65.4%       63.8%         65.5%       64.2%
  Expenses to premiums
    written...................      33.0        33.3          31.9        32.5          31.5        32.1          32.1        32.3
                                --------    --------      --------    --------      --------    --------      --------    --------
  Combined....................      96.3%      109.9%         96.4%       96.3%         96.9%       95.9%         97.6%       96.5%
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

COMMON STOCK DATA

     The common stock of the Corporation is listed and principally traded on the New York Stock Exchange (NYSE). The following are the high and low closing sale prices as reported on the NYSE Composite Tape and the quarterly dividends declared for each quarter of 1995 and 1994.

                                                                                               1995
                                                                            -------------------------------------------
                                                                             First      Second       Third      Fourth
                                                                            Quarter     Quarter     Quarter     Quarter
                                                                            -------     -------     -------     -------
            Common stock prices
                High......................................................  $81.00      $85.13      $96.88      $100.50
                Low.......................................................   76.50       77.50       78.25        90.13
            Dividends declared............................................     .49         .49         .49          .49

                                                                                               1994
                                                                            -------------------------------------------
                                                                             First      Second       Third      Fourth
                                                                            Quarter     Quarter     Quarter     Quarter
                                                                            -------     -------     -------     -------
            Common stock prices
                High......................................................  $83.13      $82.63      $78.63      $78.50
                Low.......................................................   70.75       72.00       69.50       68.63
            Dividends declared............................................     .46         .46         .46         .46

     At March 1, 1996, there were approximately 8,375 common shareholders of record.