Form 10-K, Exhibit 13
period 1996-12-31
CHUBB CORP
filed 1997-03-28
CIK 20171

Supplementary Financial Data

                                                                         IN THOUSANDS
                                                                   YEARS ENDED DECEMBER 31
                                                             1996           1995             1994
                                                          ----------     ----------       ----------
PROPERTY AND CASUALTY INSURANCE
  UNDERWRITING
     Net Premiums Written.............................    $4,773,753     $4,305,992       $3,951,209
     Increase in Unearned Premiums....................      (204,497)      (158,830)        (174,926)
                                                          ----------     ----------       ----------
     Premiums Earned..................................     4,569,256      4,147,162        3,776,283
                                                          ----------     ----------       ----------
     Claims and Claim Expenses........................     3,010,755      2,669,981        2,519,359
     Operating Costs and Expenses.....................     1,547,402      1,393,373        1,288,692
     Increase in Deferred Policy Acquisition Costs....       (42,522)       (29,223)         (39,751)
     Dividends to Policyholders.......................        23,279         18,877           16,294
                                                          ----------     ----------       ----------
     Underwriting Income (Loss) Before Income Tax.....        30,342         94,154           (8,311)
     Federal and Foreign Income Tax (Credit)..........        13,200         38,500             (500)
                                                          ----------     ----------       ----------
     UNDERWRITING INCOME (LOSS).......................        17,142         55,654           (7,811)
                                                          ----------     ----------       ----------
  INVESTMENTS
     Investment Income Before Expenses and Income
       Tax............................................       656,135        613,242          570,531
     Investment Expenses..............................        10,079         10,255           10,050
                                                          ----------     ----------       ----------
     Investment Income Before Income Tax..............       646,056        602,987          560,481
     Federal and Foreign Income Tax...................       101,900         95,800           85,500
                                                          ----------     ----------       ----------
     INVESTMENT INCOME................................       544,156        507,187          474,981
                                                          ----------     ----------       ----------
  PROPERTY AND CASUALTY INCOME........................       561,298        562,841          467,170
                                                          ----------     ----------       ----------
REAL ESTATE
  Revenues............................................       319,787        287,795          204,849
  Cost of Sales and Expenses..........................       555,642(a)     280,099(b)       210,799
                                                          ----------     ----------       ----------
  Real Estate Income (Loss) Before Income Tax.........      (235,855)         7,696           (5,950)
  Federal Income Tax (Credit).........................       (89,069)         1,686           (3,913)
                                                          ----------     ----------       ----------
  REAL ESTATE INCOME (LOSS)...........................      (146,786)         6,010           (2,037)
                                                          ----------     ----------       ----------
CORPORATE, NET OF TAX.................................        19,652         14,809            7,661
                                                          ----------     ----------       ----------
     CONSOLIDATED OPERATING INCOME FROM CONTINUING
       OPERATIONS.....................................       434,164        583,660          472,794
REALIZED INVESTMENT GAINS FROM CONTINUING OPERATIONS,
  NET OF TAX..........................................        52,029         70,752           35,124
                                                          ----------     ----------       ----------
     CONSOLIDATED INCOME FROM CONTINUING OPERATIONS...       486,193        654,412          507,918
INCOME FROM DISCONTINUED OPERATIONS, NET OF TAX (c)...        26,491         42,216           20,551
                                                          ----------     ----------       ----------
     CONSOLIDATED NET INCOME..........................    $  512,684     $  696,628       $  528,469
                                                          ==========     ==========       ==========

(a) Includes a $255,000,000 write-down of the carrying value of certain real estate assets to their estimated fair value.

(b) Includes an increase of $10,000,000 to the allowance for uncollectible receivables resulting from the initial application of Statement of Financial Accounting Standards No. 114, Accounting by Creditors for Impairment of a Loan.

(c) In February 1997, the Corporation entered into a definitive agreement to sell its life and health insurance operations. As a result, these operations have been classified as discontinued operations.

The above federal and foreign income tax provisions represent allocations of the consolidated provision.

Property and Casualty Underwriting Results

NET PREMIUMS WRITTEN (In Millions of Dollars)

                                         1996         1995         1994         1993         1992
Personal Insurance
  Automobile.........................  $  243.1     $  200.3     $  188.0     $  192.1     $  191.3
  Homeowners.........................     546.1        455.6        436.5        434.1        420.6
  Other..............................     250.0        210.9        204.3        201.6        195.4
                                       --------     --------     --------     --------     --------
       Total Personal................   1,039.2        866.8        828.8        827.8        807.3
                                       --------     --------     --------     --------     --------
Commercial Insurance
  Multiple Peril.....................     671.0        575.7        522.6        480.8        432.9
  Casualty...........................     818.0        717.3        667.8        728.9(a)     569.9
  Workers' Compensation..............     243.7        223.4        201.6        181.1        175.5
  Property and Marine................     495.0        426.3        360.0        277.5        236.0
  Executive Protection...............     775.7        647.0        596.4        515.2        496.8
  Other..............................     528.7        481.0        458.8        415.1        379.0
                                       --------     --------     --------     --------     --------
       Total Commercial..............   3,532.1      3,070.7      2,807.2      2,598.6(a)   2,290.1
                                       --------     --------     --------     --------     --------
Reinsurance Assumed..................     202.5        368.5        315.2        219.9        145.1
                                       --------     --------     --------     --------     --------
       Total.........................  $4,773.8     $4,306.0     $3,951.2     $3,646.3(a)  $3,242.5
                                       ========     ========     ========     ========     ========

(a) Includes a $125 million return premium to the Corporation's property and casualty insurance subsidiaries related to the commutation of a medical malpractice reinsurance agreement. Excluding this return premium, net premiums written were $603.9 million for Casualty, $2,473.6 million for Commercial and $3,521.3 million in Total.

Effective January 1, 1996, the reinsurance agreements with the Royal & Sun Alliance Insurance Group plc were changed. This resulted in the Corporation's property and casualty insurance subsidiaries retaining a greater portion of the business written directly and assuming less reinsurance from Royal & Sun Alliance.

COMBINED LOSS AND EXPENSE RATIOS

Personal Insurance
  Automobile.........................      86.5%        87.4%        96.3%        97.5%       100.2%
  Homeowners.........................     104.3         93.8        110.2        100.1        113.1
  Other..............................      69.3         72.6         80.7         84.2         89.2
                                       --------     --------     --------     --------     --------
       Total Personal................      91.7         87.1         99.8         95.6        104.3
                                       --------     --------     --------     --------     --------
Commercial Insurance
  Multiple Peril.....................     118.1        110.0        112.4        117.2        116.0
  Casualty...........................     113.3        113.8        101.9        175.8(b)      91.3
  Workers' Compensation..............     101.8         95.1        103.9        117.3        117.7
  Property and Marine................      97.8         92.9        102.5         98.7         99.1
  Executive Protection...............      76.5         82.1         81.4         78.4         83.1
  Other..............................      89.3         95.1        100.2         99.1         98.9
                                       --------     --------     --------     --------     --------
       Total Commercial..............      99.7         99.3         99.4        121.4(b)      98.2
                                       --------     --------     --------     --------     --------
Reinsurance Assumed..................       N/M         99.2        100.1        112.4        129.9
                                       --------     --------     --------     --------     --------
       Total.........................      98.3%        96.8%        99.5%       114.8%(b)    101.1%
                                       ========     ========     ========     ========     ========

(b) Includes the effects of a $675 million increase in unpaid claims related to an agreement for the settlement of asbestos-related litigation and the $125 million return premium related to the commutation of a medical malpractice reinsurance agreement. Excluding the effects of these items, the combined loss and expense ratio was 97.4% for Casualty, 99.2% for Commercial and 99.0% in Total.

The combined loss and expense ratio, expressed as a percentage, is the key measure of underwriting profitability traditionally used in the property and casualty insurance business. It is the sum of the ratio of losses to premiums earned plus the ratio of underwriting expenses to premiums written after reducing both premium amounts by dividends to policyholders.

The underwriting results for prior years include certain reclassifications to conform with the 1996 presentation, which more closely reflects the way the property and casualty business is now managed. The total net premiums written and combined loss and expense ratio are not affected.

Ten Year Financial Summary

(in thousands except for per share amounts)

            FOR THE YEAR                 1996             1995             1994             1993                 1992
REVENUES
  Property and Casualty Insurance
   Premiums Earned...................  $4,569,256       $4,147,162       $3,776,283       $3,504,838(a)        $3,163,288
   Investment Income.................     656,135          613,242          570,531          541,749              501,140
  Real Estate........................     319,787          287,795          204,849          160,650              149,945
  Corporate Investment Income........      55,425           54,445           49,405           52,706               57,176
  Realized Investment Gains (Losses).      79,929          108,852           54,125          210,582              174,061
    TOTAL REVENUES...................   5,680,532        5,211,496        4,655,193        4,470,525            4,045,610
COMPONENTS OF NET INCOME*
  Property and Casualty Insurance
   Underwriting Income (Loss) (b)....      17,142           55,654           (7,811)        (337,492)(c)          (15,352)
   Investment Income.................     544,156          507,187          474,981          455,409              422,755
  Real Estate Income (Loss)..........    (146,786)(e)        6,010(f)        (2,037)          (2,193)              10,050
  Corporate Income (Loss)............      19,652           14,809            7,661           14,357               19,794
    OPERATING INCOME FROM CONTINUING
      OPERATIONS.....................     434,164          583,660          472,794          130,081              437,247
  Realized Investment Gains (Losses)
    from Continuing Operations.......      52,029           70,752           35,124          137,283              114,861
    INCOME FROM CONTINUING OPERATIONS     486,193          654,412          507,918          267,364              552,108
  Income from Discontinued Operations      26,491           42,216           20,551           76,853               64,991
    NET INCOME.......................     512,684          696,628          528,469          324,217(g)           617,099
DIVIDENDS DECLARED ON COMMON STOCK...     188,689          170,665          161,055          150,784              139,612
CHANGE IN UNREALIZED APPRECIATION OR
  DEPRECIATION OF INVESTMENTS, NET...    (107,225)         470,233         (487,951)          46,534              (82,082)
PER SHARE DATA**
  Operating Income from Continuing
    Operations.......................       $2.46            $3.30            $2.67            $ .77                $2.48
  Income from Continuing Operations..        2.75             3.70             2.87             1.53                 3.12
  Income from Discontinued Operations         .15              .23              .11              .42                  .36
  Net Income(b)......................        2.90(e)          3.93(f)          2.98             1.84(c)(g)           3.48
  Dividends Declared.................        1.08              .98              .92              .86                  .80
AT YEAR END
TOTAL ASSETS......................... $19,938,866      $19,636,277      $17,760,969      $16,729,505          $15,197,641
INVESTED ASSETS
  Property and Casualty Insurance....  11,190,619       10,013,557        8,938,752        8,403,141            7,767,462
  Corporate..........................     890,441          906,597          879,475          965,715              955,828
UNPAID CLAIMS........................   9,523,709        9,588,141        8,913,220        8,235,442            7,220,919
LONG TERM DEBT.......................   1,070,532        1,150,832        1,279,649        1,267,193            1,065,604
TOTAL SHAREHOLDERS' EQUITY...........   5,462,874        5,262,729        4,247,029        4,196,129            3,954,402
    Per Common Share**...............       31.24            30.14            24.46            23.92                22.59

 * The federal and foreign income tax provided for each component of income represents its allocated portion of the consolidated provision.

** Per share amounts have been retroactively adjusted to reflect the two-for-one stock split effective April 19, 1996.

   In February 1997, the Corporation entered into a definitive agreement to sell its life and health insurance operations. As a result, these operations have been classified as discontinued operations.

   Amounts prior to 1994 do not reflect the accounting changes prescribed by Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities, as restatement of prior year amounts was not permitted. The change in unrealized appreciation or depreciation of investments for 1994 excludes the increase in unrealized appreciation, as of January 1, 1994, of $220,519,000 resulting from the change in accounting principle.

               FOR THE YEAR                    1991          1990               1989              1988            1987
REVENUES
  Property and Casualty Insurance
   Premiums Earned........................   $3,037,168    $2,836,135         $2,693,553       $2,705,560      $2,615,866
   Investment Income......................      476,984       463,413            426,267          364,126         266,230
  Real Estate.............................      140,957       174,846            221,338          155,170         143,381
  Corporate Investment Income.............       46,400        39,555             25,167           17,806          17,531
  Realized Investment Gains (Losses)......       61,089        39,619             40,147          (19,647)        (16,088)
    TOTAL REVENUES........................    3,762,598     3,553,568          3,406,472        3,223,015       3,026,920
COMPONENTS OF NET INCOME*
  Property and Casualty Insurance
   Underwriting Income (Loss) (b).........       18,594        20,709(d)         (25,040)          15,818          62,394
   Investment Income......................      397,595       371,351            330,096          290,647         226,546
  Real Estate Income (Loss)...............       25,007        40,015             42,021           40,018          36,079
  Corporate Income (Loss).................       16,325        14,760                705           (5,357)         (4,229)
    OPERATING INCOME FROM CONTINUING
      OPERATIONS..........................      457,521       446,835            347,782          341,126         320,790
  Realized Investment Gains (Losses) from
    Continuing Operations.................       40,289        25,819             26,447          (14,048)         (9,388)
    INCOME FROM CONTINUING OPERATIONS.....      497,810       472,654            374,229          327,078         311,402
  Income from Discontinued Operations.....       54,174        49,455             46,588           32,547          18,658
    NET INCOME............................      551,984       522,109            420,817          359,625         330,060
DIVIDENDS DECLARED ON COMMON STOCK........      127,757       109,136             96,515           87,766          71,443
CHANGE IN UNREALIZED APPRECIATION OR
  DEPRECIATION OF INVESTMENTS, NET........       12,163       (19,425)            70,330           29,815          12,294
PER SHARE DATA**
  Operating Income from Continuing
    Operations............................        $2.62         $2.60              $2.04            $2.03           $1.93
  Income from Continuing Operations.......         2.85          2.75               2.19             1.95            1.88
  Income from Discontinued Operations.....          .31           .28                .27              .19             .11
  Net Income(b)...........................         3.16          3.03(d)            2.46             2.14            1.99
  Dividends Declared......................          .74           .66                .58              .54             .44 1/2
AT YEAR END
TOTAL ASSETS..............................  $13,885,882   $12,347,786        $11,390,374       $9,699,414      $8,615,658
INVESTED ASSETS
  Property and Casualty Insurance.........    7,086,572     6,297,825          5,793,656        5,153,027       4,519,268
  Corporate...............................      840,291       688,380            647,817          366,237         256,397
UNPAID CLAIMS.............................    6,591,305     6,016,396          5,605,006        4,585,848       3,888,485
LONG TERM DEBT............................    1,045,776       812,573            604,156          353,684         315,620
TOTAL SHAREHOLDERS' EQUITY................    3,541,605     2,882,639          2,603,739        2,238,447       1,937,033
    Per Common Share**....................        20.37         17.60              15.42            13.77           11.93

(a) Premiums earned have been increased by a $125,000,000 return premium to the Corporation's property and casualty insurance subsidiaries related to the commutation of a medical malpractice reinsurance agreement.
(b) Net income has been increased by tax benefits of $6,400,000 or $.04 per share in 1992, $7,200,000 or $.04 per share in 1991, $10,800,000 or $.06 per share in 1990, $19,200,000 or $.11 per share in 1989, $20,400,000 or $.12 per share in 1988 and $28,800,000 or $.17 per share in 1987 related to the exclusion from taxable income of a portion of the "fresh start" discount on property and casualty unpaid claims as a result of the Tax Reform Act of 1986.
(c) Net income has been reduced by a net charge of $357,500,000 or $1.97 per share for the after-tax effects of a $675,000,000 increase in unpaid claims related to an agreement for the settlement of asbestos-related litigation and the $125,000,000 return premium related to the commutation of a medical malpractice reinsurance agreement.
(d) Net income has been increased by the one-time benefit of a $14,000,000 or $.08 per share elimination of deferred income taxes related to estimated property and casualty salvage and subrogation recoverable as a result of the Revenue Reconciliation Act of 1990.
(e) Net income has been reduced by a net charge of $160,000,000 or $.89 per share for the after-tax effect of a $255,000,000 write-down of the carrying value of certain real estate assets to their estimated fair value.
(f) Net income has been reduced by a charge of $6,500,000 or $.04 per share for the after-tax effect of a $10,000,000 increase to the allowance for uncollectible receivables resulting from the initial application of Statement of Financial Accounting Standards No. 114, Accounting by Creditors for Impairment of a Loan.
(g) Net income has been reduced by a one-time charge of $20,000,000 or $.11 per share for the cumulative effect of changes in accounting principles resulting from the Corporation's adoption of Statements of Financial Accounting Standards No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions, and No. 109, Accounting for Income Taxes. Income before the cumulative effect of changes in accounting principles was $344,217,000 or $1.95 per share.

The Chubb Corporation
CONSOLIDATED STATEMENTS OF INCOME

                                                                               IN THOUSANDS
                                                                         YEARS ENDED DECEMBER 31
REVENUES                                                           1996            1995            1994
                                                                ----------      ----------      ----------
     Premiums Earned (Note 13)...............................   $4,569,256      $4,147,162      $3,776,283
     Investment Income (Note 4)..............................      711,560         667,687         619,936
     Real Estate.............................................      319,787         287,795         204,849
     Realized Investment Gains (Note 4)......................       79,929         108,852          54,125
                                                                ----------      ----------      ----------
          TOTAL REVENUES.....................................    5,680,532       5,211,496       4,655,193
                                                                ----------      ----------      ----------
CLAIMS AND EXPENSES
     Insurance Claims (Notes 13 and 14)......................    3,010,755       2,669,981       2,519,359
     Amortization of Deferred Policy Acquisition
     Costs (Note 6)..........................................    1,237,968       1,120,943       1,041,245
     Other Insurance Operating Costs and Expenses............      290,191         262,084         223,990
     Real Estate Cost of Sales and Expenses (Note 5).........      555,642         280,099         210,799
     Investment Expenses.....................................       12,436          11,887          11,617
     Corporate Expenses......................................       26,616          29,504          36,877
                                                                ----------      ----------      ----------
          TOTAL CLAIMS AND EXPENSES..........................    5,133,608       4,374,498       4,043,887
                                                                ----------      ----------      ----------
          INCOME FROM CONTINUING OPERATIONS BEFORE FEDERAL
            AND FOREIGN INCOME TAX...........................      546,924         836,998         611,306
FEDERAL AND FOREIGN INCOME TAX (NOTE 9)......................       60,731         182,586         103,388
                                                                ----------      ----------      ----------
          INCOME FROM CONTINUING OPERATIONS..................      486,193         654,412         507,918
DISCONTINUED OPERATIONS, NET OF TAX (NOTE 3)
     Income from Operations..................................       48,491          42,216          20,551
     Loss on Disposal........................................      (22,000)             --              --
                                                                ----------      ----------      ----------
          INCOME FROM DISCONTINUED OPERATIONS................       26,491          42,216          20,551
                                                                ----------      ----------      ----------
          NET INCOME.........................................   $  512,684      $  696,628      $  528,469
                                                                 =========       =========       =========
PER SHARE DATA (NOTES 1 AND 10)
     Income from Continuing Operations.......................   $     2.75      $     3.70      $     2.87
     Income from Discontinued Operations.....................          .15             .23             .11
                                                                ----------      ----------      ----------
          Net Income.........................................   $     2.90      $     3.93      $     2.98
                                                                 =========       =========       =========

See accompanying notes.

The Chubb Corporation
CONSOLIDATED BALANCE SHEETS

                                                                                IN THOUSANDS
                                                                                 DECEMBER 31
ASSETS                                                                       1996            1995
                                                                         -----------     -----------
ASSETS
  Invested Assets (Note 4)
     Short Term Investments..........................................    $   275,909     $   429,217
     Fixed Maturities
       Held-to-Maturity -- Tax Exempt (market $2,573,356 and
          $3,003,686)................................................      2,443,595       2,825,686
       Available-for-Sale
          Tax Exempt (cost $4,415,101 and $3,607,925)................      4,622,556       3,860,630
          Taxable (cost $4,038,748 and $3,128,739)...................      4,092,697       3,257,004
     Equity Securities (cost $540,522 and $459,087)..................        646,303         547,617
                                                                         -----------     -----------
       TOTAL INVESTED ASSETS.........................................     12,081,060      10,920,154
  Cash...............................................................          4,657          11,950
  Accrued Investment Income..........................................        195,346         199,228
  Premiums Receivable................................................        984,906         860,390
  Reinsurance Recoverable on Unpaid Claims (Note 13).................      1,767,885       1,973,666
  Prepaid Reinsurance Premiums.......................................        326,682         484,358
  Funds Held for Asbestos-Related Settlement (Note 14)...............        599,859       1,038,149
  Deferred Policy Acquisition Costs (Note 6).........................        601,198         558,676
  Real Estate Assets (Notes 5 and 8).................................      1,603,975       1,742,580
  Deferred Income Tax (Note 9).......................................        365,591         230,146
  Other Assets.......................................................        564,299         772,335
  Net Assets of Discontinued Operations (Note 3).....................        843,408         844,645
                                                                         -----------     -----------
       TOTAL ASSETS..................................................    $19,938,866     $19,636,277
                                                                          ==========      ==========
LIABILITIES
  Unpaid Claims (Note 14)............................................    $ 9,523,709     $ 9,588,141
  Unearned Premiums..................................................      2,617,503       2,570,682
  Short Term Debt (Note 8)...........................................        189,450         151,600
  Long Term Debt (Note 8)............................................      1,070,532       1,150,832
  Dividend Payable to Shareholders...................................         47,210          42,741
  Accrued Expenses and Other Liabilities.............................      1,027,588         869,552
                                                                         -----------     -----------
       TOTAL LIABILITIES.............................................     14,475,992      14,373,548
                                                                         -----------     -----------
COMMITMENTS AND CONTINGENT LIABILITIES (NOTES 12 AND 14)
SHAREHOLDERS' EQUITY (NOTES 10 AND 17)
  Preferred Stock -- Authorized 4,000,000 Shares;
     $1 Par Value; Issued -- None....................................             --              --
  Common Stock -- Authorized 600,000,000 Shares;
     $1 Par Value; Issued 176,084,173 and 87,819,355 Shares..........        176,084          87,819
  Paid-In Surplus....................................................        695,762         778,239
  Retained Earnings..................................................      4,530,512       4,206,517
  Foreign Currency Translation Losses, Net of Income Tax.............        (15,678)         (3,433)
  Unrealized Appreciation of Investments, Net (Note 4)...............        238,669         345,894
  Receivable from Employee Stock Ownership Plan......................       (106,261)       (114,998)
  Treasury Stock, at Cost -- 1,223,182 and 518,468 Shares............        (56,214)        (37,309)
                                                                         -----------     -----------
       TOTAL SHAREHOLDERS' EQUITY....................................      5,462,874       5,262,729
                                                                         -----------     -----------
       TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY....................    $19,938,866     $19,636,277
                                                                          ==========      ==========

See accompanying notes.

The Chubb Corporation
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                            IN THOUSANDS
                                                                      YEARS ENDED DECEMBER 31
                                                                 1996           1995           1994
                                                              ----------     ----------     ----------
PREFERRED STOCK
     Balance, Beginning and End of Year....................   $       --     $       --     $       --
                                                              ----------     ----------     ----------
COMMON STOCK
     Balance, Beginning of Year............................       87,819         87,798         87,709
     Two-for-One Stock Split...............................       87,819             --             --
     Shares Issued upon Exchange of Long Term Debt.........          481             --             --
     Share Activity under Option and Incentive Plans.......          (35)            21             89
                                                              ----------     ----------     ----------
          Balance, End of Year.............................      176,084         87,819         87,798
                                                              ----------     ----------     ----------
PAID-IN SURPLUS
     Balance, Beginning of Year............................      778,239        786,596        782,186
     Two-for-One Stock Split...............................      (87,819)            --             --
     Exchange of Long Term Debt............................       20,844             --             --
     Additions (Reductions) Resulting from Share Activity
       under Option and Incentive Plans....................      (15,502)        (8,357)         4,410
                                                              ----------     ----------     ----------
          Balance, End of Year.............................      695,762        778,239        786,596
                                                              ----------     ----------     ----------
RETAINED EARNINGS
     Balance, Beginning of Year............................    4,206,517      3,680,554      3,313,140
     Net Income............................................      512,684        696,628        528,469
     Dividends Declared (per share $1.08, $.98 and $.92)...     (188,689)      (170,665)      (161,055)
                                                              ----------     ----------     ----------
          Balance, End of Year.............................    4,530,512      4,206,517      3,680,554
                                                              ----------     ----------     ----------
FOREIGN CURRENCY TRANSLATION GAINS (LOSSES)
     Balance, Beginning of Year............................       (3,433)         9,766            327
     Change During Year, Net of Income Tax (Note 16).......      (12,245)       (13,199)         9,439
                                                              ----------     ----------     ----------
          Balance, End of Year.............................      (15,678)        (3,433)         9,766
                                                              ----------     ----------     ----------
UNREALIZED APPRECIATION (DEPRECIATION) OF INVESTMENTS
     Balance, Beginning of Year............................      345,894       (124,339)       143,093
     Cumulative Effect, as of January 1, 1994, of Change in
       Accounting Principle, Net (Note 2)..................           --             --        220,519
     Change During Year, Net (Note 4)......................     (107,225)       470,233       (487,951)
                                                              ----------     ----------     ----------
          Balance, End of Year.............................      238,669        345,894       (124,339)
                                                              ----------     ----------     ----------
RECEIVABLE FROM EMPLOYEE STOCK OWNERSHIP PLAN
     Balance, Beginning of Year............................     (114,998)      (122,999)      (130,326)
     Principal Repayments..................................        8,737          8,001          7,327
                                                              ----------     ----------     ----------
          Balance, End of Year.............................     (106,261)      (114,998)      (122,999)
                                                              ----------     ----------     ----------
TREASURY STOCK, AT COST
     Balance, Beginning of Year............................      (37,309)       (70,347)            --
     Repurchase of Shares..................................      (82,528)            --        (72,052)
     Share Activity under Option and Incentive Plans.......       63,623         33,038             --
     Shares Issued -- Other................................           --             --          1,705
                                                              ----------     ----------     ----------
          Balance, End of Year.............................      (56,214)       (37,309)       (70,347)
                                                              ----------     ----------     ----------
          TOTAL SHAREHOLDERS' EQUITY.......................   $5,462,874     $5,262,729     $4,247,029
                                                              ==========     ==========     ==========

See accompanying notes.

The Chubb Corporation
CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                        IN THOUSANDS
                                                                   YEARS ENDED DECEMBER 31
                                                             1996            1995           1994
                                                          -----------     ----------     ----------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net Income..........................................    $   512,684     $  696,628     $  528,469
  Adjustments to Reconcile Net Income to Net Cash
   Provided by Operating Activities
     Increase in Unpaid Claims, Net...................        141,349        681,595        482,834
     Increase in Unearned Premiums, Net...............        204,497        158,830        174,926
     Increase in Premiums Receivable..................       (124,516)       (96,258)       (72,196)
     Decrease (Increase) in Funds Held for
       Asbestos-Related Settlement....................        438,290       (480,008)       (19,969)
     Decrease (Increase) in Medical Malpractice
       Reinsurance Related Receivable.................        191,194        (66,194)            --
     Increase in Deferred Policy Acquisition Costs....        (42,522)       (29,223)       (39,751)
     Deferred Income Tax Credit.......................       (117,573)       (16,830)       (16,287)
     Write-down of Real Estate Assets.................        255,000             --             --
     Depreciation.....................................         58,991         53,535         44,157
     Realized Investment Gains........................        (79,929)      (108,852)       (54,125)
     Other, Net.......................................        193,376         46,808        (29,576)
     Discontinued Operations, Net.....................        (79,451)      (125,739)      (101,807)
                                                          -----------     -----------    -----------
       NET CASH PROVIDED BY OPERATING
         ACTIVITIES...................................      1,551,390        714,292        896,675
                                                          -----------     -----------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES
  Proceeds from Sales of Fixed Maturities --
   Available-for-Sale.................................      3,430,532      3,953,901      2,723,317
  Proceeds from Maturities of Fixed Maturities........        762,885        651,385        401,469
  Proceeds from Sales of Equity Securities............        382,917        302,311        567,170
  Purchases of Fixed Maturities.......................     (5,520,511)    (5,466,024)    (3,814,935)
  Purchases of Equity Securities......................       (395,198)      (145,056)      (358,734)
  Decrease (Increase) in Short Term Investments, Net..        153,308        269,263       (221,941)
  Additions to Real Estate Assets, Net................        (81,963)       (34,305)       (43,216)
  Purchases of Fixed Assets...........................        (58,686)       (68,435)       (62,830)
  Other, Net..........................................        (53,147)       (23,940)       (17,303)
  Discontinued Operations, Net........................       (249,152)      (216,579)      (133,027)
                                                          -----------     -----------    -----------
       NET CASH USED IN INVESTING ACTIVITIES..........     (1,629,015)      (777,479)      (960,030)
                                                          -----------     -----------    -----------
CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from Issuance of Long Term Debt............         85,989        173,900         33,225
  Repayment of Long Term Debt.........................       (145,629)      (302,717)       (20,769)
  Increase in Short Term Debt, Net....................         37,850         34,260         53,800
  Dividends Paid to Shareholders......................       (184,220)      (167,959)      (158,735)
  Repurchase of Shares................................        (82,528)            --        (72,052)
  Other, Net..........................................         52,749         27,944         10,608
  Discontinued Operations, Net........................        306,121        304,110        218,291
                                                          -----------     -----------    -----------
       NET CASH PROVIDED BY FINANCING
         ACTIVITIES...................................         70,332         69,538         64,368
                                                          -----------     -----------    -----------
Net Increase (Decrease) in Cash.......................         (7,293)         6,351          1,013
Cash at Beginning of Year.............................         11,950          5,599          4,586
                                                          -----------     -----------    -----------
       CASH AT END OF YEAR............................    $     4,657     $   11,950     $    5,599
                                                          ===========     ===========    ===========
SUPPLEMENTAL CASH FLOW INFORMATION
  Cash Paid During the Year from Continuing Operations for
     Interest (Net of Amounts Capitalized)............    $    77,728     $   83,461     $   75,840
     Federal and Foreign Income Taxes.................        163,265        191,989        121,610

See accompanying notes.

Notes to Consolidated Financial Statements

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Basis of Presentation

  The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles and include the accounts of The Chubb Corporation (Corporation) and its subsidiaries. Significant intercompany transactions have been eliminated in consolidation.

  The consolidated financial statements reflect estimates and judgments made by management that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  The Corporation is a holding company with subsidiaries principally engaged in two industries: property and casualty insurance and real estate.

  On February 23, 1997, the Corporation entered into a definitive agreement to sell its life and health insurance subsidiaries. Accordingly, the life and health insurance subsidiaries have been classified as discontinued operations in the consolidated financial statements (see Note (3)).

  Certain other amounts in the consolidated financial statements for prior years have been reclassified to conform with the 1996 presentation. Also, share and per share amounts have been retroactively adjusted to reflect the two-for-one stock split paid to shareholders of record as of April 19, 1996.

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

  Deferred policy acquisition costs are reviewed to determine that they do not exceed recoverable amounts, after considering anticipated investment income.

(d) Unpaid Claims

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

(e) Reinsurance

  In the ordinary course of business, the Corporation's insurance subsidiaries assume and cede reinsurance with other insurance companies and are members of various pools and associations. These arrangements provide greater diversification of business and minimize the maximum net loss potential arising from large risks. A large portion of the reinsurance is effected under contracts known as treaties and in some instances by negotiation on individual risks. Certain of these arrangements consist of excess of loss and catastrophe contracts which protect against losses over stipulated amounts arising from any one occurrence or event. Ceded reinsurance contracts do not relieve the Corporation's insurance subsidiaries of their obligation to the policyholders.

  Prepaid reinsurance premiums represent the portion of property and casualty insurance premiums ceded to reinsurers applicable to the unexpired terms of the reinsurance contracts in force.

  Commissions received related to reinsurance premiums ceded are considered in determining net acquisition costs eligible for deferral.

  Reinsurance recoverable on unpaid claims and policy liabilities represent estimates of the portion of such liabilities that will be recovered from reinsurers. Amounts recoverable from reinsurers are recognized as assets at the same time and in a manner consistent with the liabilities associated with the reinsured policies.

(f) Funds Held for Asbestos-Related Settlement

  Funds held for asbestos-related settlement are assets of the Corporation's property and casualty insurance subsidiaries that accrue income for the benefit of participants in the class settlement of asbestos-related bodily injury claims against Fibreboard Corporation (see Note (14)).

(g) Real Estate

  Real estate properties are carried at cost, net of write-downs for impairment. Real estate taxes, interest and other carrying costs incurred prior to completion of the assets for their intended use are capitalized. Also, costs incurred during the initial leasing of income producing properties are capitalized until the project is substantially complete, subject to a maximum time period subsequent to completion of major construction activity.

  Effective January 1, 1996, the Corporation adopted Statement of Financial Accounting Standards (SFAS) No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. SFAS No. 121 establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles and goodwill related to those assets. Under SFAS No. 121, real estate properties are reviewed for impairment whenever events or circumstances indicate that the carrying value of such properties may not be recoverable. In performing the review for recoverability of carrying value, estimates are made of the future undiscounted cash flows from each of the properties during the period the property will be held and upon its eventual disposition. If the expected future undiscounted cash flows are less than the carrying value of such properties, an impairment loss is recognized, resulting in a write-down of the carrying value of the property to an amount based on its fair value.

  Depreciation of real estate properties is calculated using the straight-line method over the estimated useful lives of the properties.

  Real estate mortgages and notes receivable are carried at unpaid principal balances less an allowance for uncollectible amounts. A loan is considered impaired when it is probable that all principal and interest amounts will not be collected according to the contractual terms of the loan agreement. An allowance for uncollectible amounts is established to the extent that the unpaid principal balance is greater than the discounted future cash flows of the loan, subject to the estimated fair value of the underlying collateral. These cash flows are discounted at the loan's effective interest rate.

  Rental revenues are recognized on a straight-line basis over the term of the lease. Profits on land, townhome unit and commercial building sales are recognized at closing, subject to compliance with applicable accounting guidelines. Profits on high-rise condominium unit sales are recognized using the percentage of completion method, subject to achievement of a minimum level of unit sales. Profits on construction contracts are recognized using the percentage of completion method.

(h) Property and Equipment

  Property and equipment used in operations are carried at cost less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets.

(i) Stock-based Compensation

  The intrinsic value method of accounting is used for stock-based compensation plans. Under the intrinsic value method, compensation cost is measured as the excess, if any, of the quoted market price of the stock at the grant date over the amount an employee must pay to acquire the stock.

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

(l) Earnings Per Share

  Earnings per share amounts are based on the weighted average number of common and common equivalent shares outstanding during each year, which were 180,195,310, 179,884,682 and 180,899,154 in 1996, 1995 and 1994, respectively.
The 6% guaranteed exchangeable subordinated notes are considered to be common equivalent shares. The computation assumes the addition to income of the after-tax interest expense applicable to such notes. The allocated and unallocated shares held by the Corporation's Employee Stock Ownership Plan are considered common shares outstanding.

(m) Cash Flow Information

  In the statement of cash flows, short term investments are not considered to be cash equivalents. The effect of changes in foreign exchange rates on cash balances was immaterial.

  In 1996, $20,660,000 of the 6% exchangeable subordinated notes were exchanged for 480,464 shares of common stock of the Corporation. This noncash transaction has been excluded from the consolidated statements of cash flows.

(n) Fair Values of Financial Instruments

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

    (iv) Fair values of real estate mortgages and notes receivable are estimated individually as the value of the discounted future cash flows of the loan, subject to the estimated fair value of the underlying collateral. The cash flows are discounted at rates based on a U.S. Treasury security with a maturity similar to the loan, adjusted for credit risk.

    (v) The carrying value of short term debt approximates fair value due to the short maturities of this debt.

    (vi) Long term debt consists of term loans, mortgages payable and long term notes. Fair values of term loans approximate the carrying values because such loans consist primarily of variable-rate debt that reprices frequently. Fair values of mortgages payable are estimated using discounted cash flow analyses. Fair values of long term notes are based on prices quoted by dealers.

  The carrying values and fair values of financial instruments of continuing operations were as follows:

                                               December 31
                              ----------------------------------------------
                                       1996                    1995
                              ----------------------  ----------------------
                               Carrying      Fair      Carrying      Fair
                                Value       Value       Value       Value
                              ----------  ----------  ----------  ----------
                                              (in thousands)
Assets
 Invested assets
   Short term investments.... $  275,909  $  275,909  $  429,217  $  429,217
   Fixed maturities (Note 4)
     Held-to-maturity........  2,443,595   2,573,356   2,825,686   3,003,686
     Available-for-sale......  8,715,253   8,715,253   7,117,634   7,117,634
   Equity securities.........    646,303     646,303     547,617     547,617
 Real estate mortgages and
   notes receivable
   (Note 5)..................    502,374     487,200     409,564     405,400
Liabilities
 Short term debt (Note 8)....    189,450     189,450     151,600     151,600
 Long term debt (Note 8).....  1,070,532   1,128,500   1,150,832   1,214,422

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

  Effective January 1, 1994, the Corporation adopted SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities. Similar to the Corporation's previous accounting policy for investments in fixed maturities and equity securities, SFAS No. 115 provides that the accounting for such securities depends on their classification as either held-to-maturity, available-for-sale or trading. However, SFAS No. 115 establishes more stringent criteria for classifying fixed maturities as held-to-maturity. SFAS No. 115 also requires that fixed maturities classified as available-for-sale be carried at market value, with unrealized appreciation or depreciation excluded from income and credited or charged directly to a separate component of shareholders' equity. Prior to 1994, such fixed maturities were carried at the lower of the aggregate amortized cost or market value. In conjunction with the Corporation's adoption of SFAS No. 115, deferred policy acquisition costs related to universal life and other interest-sensitive life insurance contracts were adjusted to reflect the effects that would have been recognized had the unrealized gains relating to investments classified as available-for-sale actually been realized, with a corresponding charge directly to the separate component of shareholders' equity. SFAS No. 115 may not be retroactively applied to prior years' financial statements. The cumulative effect on shareholders' equity, as of January 1, 1994, of the change in accounting principle was as follows:

                                                 (in thousands)
Unrealized appreciation of fixed maturities
  considered available-for-sale.................    $399,980
Adjustment to deferred policy acquisition
  costs.........................................     (60,720)
                                                    --------
                                                     339,260
Deferred income tax.............................     118,741
                                                    --------
    Increase in shareholders' equity............    $220,519
                                                    ========

Adoption of SFAS No. 115 has not had an impact on net income nor will it in future years.

(3) DISCONTINUED OPERATIONS

  The Corporation entered into a definitive agreement, dated February 23, 1997, to sell Chubb Life Insurance Company of America and its subsidiaries to Jefferson-Pilot Corporation for $875,000,000 in cash, subject to various closing adjustments and other customary conditions. The sale is subject to regulatory approvals and is expected to be completed by the end of the second quarter of 1997.

  The estimated loss on the sale of the life and health insurance subsidiaries is $22,000,000 consisting of a loss before tax of $5,000,000 and a tax of $17,000,000 on the sale. The tax on the sale is due to the tax carrying value of these subsidiaries being lower than their carrying value for financial statement purposes. The purchase price will not be adjusted to reflect results of operations subsequent to December 31, 1996. Therefore, it is expected that the discontinued life and health insurance operations will not affect the Corporation's net income in the future.

  The results of the discontinued operations were as follows:

                                     Years Ended December 31
                                  ------------------------------
                                    1996      1995       1994
                                  --------  --------  ----------
                                          (in thousands)
Revenues
  Premiums earned and policy
    charges...................... $562,058  $622,937  $  836,293
  Investment income..............  242,226   232,950     208,745
  Realized investment gains......   12,587    21,808       9,304
                                  --------  --------  ----------
      Total revenues.............  816,871   877,695   1,054,342
                                  --------  --------  ----------
Benefits, claims and expenses
  Insurance claims and
    policyholder benefits........  492,467   549,219     752,205
  Amortization of deferred policy
    acquisition costs............   97,127    77,457      72,250
  Other insurance costs and
    expenses.....................  152,042   185,086     199,399
  Investment expenses............    2,301     2,860       2,430
                                  --------  --------  ----------
      Total benefits, claims and
        expenses.................  743,937   814,622   1,026,284
                                  --------  --------  ----------
      Income before federal
        income tax...............   72,934    63,073      28,058
Federal income tax (credit)
  Current........................   30,415    29,050       9,808
  Deferred.......................   (5,972)   (8,193)     (2,301)
                                  --------  --------  ----------
                                    24,443    20,857       7,507
                                  --------  --------  ----------
      Income from operations..... $ 48,491  $ 42,216  $   20,551
                                  ========  ========  ==========

  The assets and liabilities of the discontinued operations were as follows:

                                              December 31
                                        -----------------------
                                           1996         1995
                                        ----------   ----------
                                            (in thousands)
Assets
  Invested assets
    Short term investments............. $   48,333   $   55,222
    Fixed maturities
      Held-to-maturity.................    381,230      403,539
      Available-for-sale...............  2,498,281    2,255,951
    Equity securities..................     30,681       40,208
    Policy and mortgage loans..........    226,802      212,339
                                        ----------   ----------
                                         3,185,327    2,967,259
  Accrued investment income............     52,473       46,091
  Deferred policy acquisition costs....    679,113      612,709
  Other assets.........................    814,906      649,306
                                        ----------   ----------
      Total assets.....................  4,731,819    4,275,365
                                        ----------   ----------
Liabilities
  Life and health policy liabilities...  3,230,656    2,943,138
  Short term debt......................     50,500       36,000
  Deferred income tax..................     44,095       70,472
  Accrued expenses and other
    liabilities........................    563,160      381,110
                                        ----------   ----------
      Total liabilities................  3,888,411    3,430,720
                                        ----------   ----------
      Net assets of discontinued
        operations..................... $  843,408   $  844,645
                                        ==========   ==========

  In addition to the applicable accounting policies for continuing operations disclosed in Note (1), the following accounting policies relate to discontinued operations:

(a) Premium Revenues and Related Expenses

  Receipts from universal life and other interest-sensitive life insurance contracts are not reported as revenues, but established as policyholder account balances. Revenues for these contracts consist of policy charges assessed against the policyholder account balances for the cost of insurance, policy administration and surrenders. Benefits charged against income include claims incurred in excess of the related policyholder account balances and interest credited to the policyholder account balances.

  Premiums for traditional life insurance contracts under which the premiums and benefits are fixed and guaranteed are recognized as revenues when due. Benefits and expenses are provided against such revenues so as to recognize profits over the estimated lives of the contracts.

  Certain costs of acquiring life insurance contracts, principally commissions, underwriting costs and certain variable agency costs, are deferred. Deferred policy acquisition costs for universal life and other interest-sensitive life insurance contracts are amortized over the lives of the contracts in relation to the present value of estimated gross profits expected to be realized. Deferred policy acquisition costs related to such contracts are adjusted to reflect the effects that unrealized gains or losses on investments classified as available-for-sale would have had on the present value of estimated gross profits had such gains or losses actually been realized. This adjustment is excluded from income and charged or credited directly to the unrealized appreciation or depreciation of investments component of shareholders' equity, net of applicable deferred income tax. Deferred policy acquisition costs for traditional life insurance contracts are amortized over the premium payment period of the related contracts using assumptions consistent with those used in computing policy liabilities.

(b) Policy Liabilities

  Liabilities for universal life and other interest-sensitive life insurance contracts represent the policyholder account balances before surrender charges. Interest crediting rates ranged from 4% to 6 7/8% in 1996.

  Liabilities for traditional life insurance contracts consist of future policy benefits which are computed by the net level premium method based upon estimated future investment yield, expected mortality and estimated withdrawals. Assumptions generally vary by plan, age at issue and year of issue. Interest rate assumptions ranged from 3% to 9% in 1996. Mortality is calculated principally on an experience multiple applied to select and ultimate tables in common usage in the industry. Estimated withdrawals are determined principally based on industry tables.

(c) Goodwill

  Goodwill, which represents the excess of the purchase price over the fair value of net assets of subsidiaries acquired, is amortized using the straight-line method over periods not exceeding 40 years. Total unamortized goodwill included in other assets of the discontinued operations was $63,196,000 and $65,382,000 at December 31, 1996 and 1995, respectively.

(4) INVESTED ASSETS AND RELATED INCOME

  (a) The sources of net investment income from continuing operations were as follows:

                                      Years Ended December 31
                                  --------------------------------
                                    1996        1995        1994
                                  --------    --------    --------
                                           (in thousands)
Fixed maturities................  $669,715    $604,312    $555,278
Equity securities...............     9,977      12,292      22,070
Short term investments..........    23,889      35,045      25,992
Other...........................     7,979      16,038      16,596
                                  --------    --------    --------
 Gross investment income........   711,560     667,687     619,936
Investment expenses.............    12,436      11,887      11,617
                                  --------    --------    --------
   Net investment income from
     continuing operations......  $699,124    $655,800    $608,319
                                  ========    ========    ========

  (b) Realized investment gains and losses from continuing operations were as follows:

                                      Years Ended December 31
                                  --------------------------------
                                    1996        1995        1994
                                  --------    --------    --------
                                          (in thousands)
Gross realized investment gains
 Fixed maturities...............  $ 56,492    $ 66,763    $ 62,636
 Equity securities..............    75,566      95,379     130,129
                                  --------    --------    --------
                                   132,058     162,142     192,765
                                  --------    --------    --------
Gross realized investment losses
 Fixed maturities...............    45,717      46,520     126,965
 Equity securities..............     6,412       6,770      11,675
                                  --------    --------    --------
                                    52,129      53,290     138,640
                                  --------    --------    --------
Realized investment gains.......    79,929     108,852      54,125
Income tax......................    27,900      38,100      19,001
                                  --------    --------    --------
 Realized investment gains from
   continuing operations........  $ 52,029    $ 70,752    $ 35,124
                                  ========    ========    ========

  (c) The components of unrealized appreciation of investments carried at market value were as follows:

                                                  December 31
                                             ---------------------
                                               1996         1995
                                             --------     --------
                                               (in thousands)
Continuing operations

  Equity securities
    Gross unrealized appreciation........    $114,940     $ 99,481
    Gross unrealized depreciation........       9,159       10,951
                                             --------     --------
                                              105,781       88,530
                                             --------     --------
  Fixed maturities
    Gross unrealized appreciation........     297,045      393,521
    Gross unrealized depreciation........      35,641       12,551
                                             --------     --------
                                              261,404      380,970
                                             --------     --------
                                              367,185      469,500
  Deferred income tax liability..........     128,516      164,326
                                             --------     --------
                                              238,669      305,174
Discontinued operations, net.............          --       40,720
                                             --------     --------
                                             $238,669     $345,894
                                             ========     ========

  The change in unrealized appreciation or depreciation of investments carried at market value was as follows:

                                                                                                Years Ended December 31
                                                                                       ------------------------------------------
                                                                                         1996             1995            1994
                                                                                       ---------        --------        ---------
                                                                                                     (in thousands)
Continuing operations
  Change in unrealized appreciation of equity securities.............................  $  17,251        $ 60,878        $(178,267)
  Change in unrealized appreciation or depreciation of fixed maturities..............   (119,566)        499,053         (418,668)
                                                                                       ---------        --------        ---------
                                                                                        (102,315)        559,931         (596,935)
  Deferred income tax (credit).......................................................    (35,810)        195,976         (208,927)
  Increase (decrease) in valuation allowance.........................................         --         (31,651)          31,651
                                                                                       ---------        --------        ---------
  Change in unrealized appreciation or depreciation..................................    (66,505)        395,606         (419,659)
Discontinued operations, net.........................................................    (40,720)         74,627          (68,292)
                                                                                       ---------        --------        ---------
                                                                                        (107,225)        470,233         (487,951)
Cumulative effect, as of January 1, 1994, of change in accounting principle, net.....         --              --          220,519
                                                                                       ---------        --------        ---------
                                                                                       $(107,225)       $470,233        $(267,432)
                                                                                       =========        ========        =========

  The unrealized appreciation or depreciation of fixed maturities carried at amortized cost is not reflected in the financial statements. The change in unrealized appreciation of fixed maturities of continuing operations carried at amortized cost was a decrease of $48,239,000, an increase of $150,427,000 and a decrease of $557,123,000 for the years ended December 31, 1996, 1995 and 1994, respectively.

  (d) The amortized cost and estimated market value of fixed maturities were as follows:

                                                                      December 31
                      ------------------------------------------------------------------------------------------------------------
                                              1996                                                    1995
                      ----------------------------------------------------    ----------------------------------------------------
                                      Gross         Gross       Estimated                    Gross         Gross       Estimated
                       Amortized    Unrealized    Unrealized     Market       Amortized    Unrealized    Unrealized      Market
                         Cost      Appreciation  Depreciation     Value          Cost     Appreciation  Depreciation     Value
                      -----------  ------------  ------------  -----------    ----------  ------------  ------------  ------------
                                                                     (in thousands)
Continuing operations
  Held-to-maturity --
    Tax exempt....... $ 2,443,595      $131,147       $ 1,386  $ 2,573,356    $2,825,686      $178,959       $   959    $3,003,686
                      -----------      --------       -------  -----------    ----------      --------       -------   -----------
  Available-for-sale
    Tax exempt.......   4,415,101       210,136         2,681    4,622,556     3,607,925       253,814         1,109     3,860,630
                      -----------      --------       -------  -----------    ----------      --------       -------   -----------
    Taxable
      U.S. Government
        and
        government
        agency and
        authority
        obligations     1,092,269         5,756         8,345    1,089,680       784,394        32,051            25       816,420
      Corporate
        bonds........     317,735         7,460         1,845      323,350       301,108        17,982           419       318,671
      Foreign
        bonds........   1,169,238        58,500        11,288    1,216,450     1,316,938        61,750        10,280     1,368,408
      Mortgage-backed
        securities...   1,444,506        15,043        11,482    1,448,067       701,299        27,924           535       728,688
      Redeemable
        preferred
        stocks.......      15,000           150            --       15,150        25,000            --           183        24,817
                      -----------      --------       -------  -----------    ----------      --------       -------   -----------
                        4,038,748        86,909        32,960    4,092,697     3,128,739       139,707        11,442     3,257,004
                      -----------      --------       -------  -----------    ----------      --------       -------   -----------
        Total avail-
        able for sale   8,453,849       297,045        35,641    8,715,253     6,736,664       393,521        12,551     7,117,634
                      -----------      --------       -------  -----------    ----------      --------       -------   -----------
        Total fixed
        maturities... $10,897,444      $428,192       $37,027  $11,288,609    $9,562,350      $572,480       $13,510   $10,121,320
                      ===========      ========       =======  ===========    ==========      ========       =======   ===========
Discontinued
  operations
  Held-to-maturity... $   381,230      $ 20,022       $ 2,343  $   398,909    $  403,539      $ 31,479       $    46   $   434,972
Available-for-sale...   2,443,448        71,332        16,499    2,498,281     2,153,936       111,291         9,276     2,255,951
                      -----------      --------       -------  -----------    ----------      --------       -------   -----------
        Total fixed
        maturities... $ 2,824,678      $ 91,354       $18,842  $ 2,897,190    $2,557,475      $142,770       $ 9,322   $ 2,690,923
                      ===========      ========       =======  ===========    ==========      ========       =======   ===========


  The amortized cost and estimated market value of fixed maturities at December 31, 1996 by contractual maturity were as follows:

                                                   Continuing Operations                    Discontinued Operations
                                     -------------------------------------------------     -------------------------
                                        Held-to-Maturity         Available-for-Sale          Held-to-Maturity
                                     -----------------------   -----------------------     ---------------------
                                                  Estimated                 Estimated                  Estimated
                                     Amortized      Market     Amortized      Market       Amortized    Market
                                        Cost        Value         Cost        Value          Cost        Value
                                     ----------   ----------   ----------   ----------     ---------   ---------
                                                      (in thousands)                          (in thousands)
Due in one year or less............. $  105,859   $  107,145   $   80,671   $   81,629     $ 10,026    $ 10,207
Due after one year through five
  years.............................    684,380      720,503    1,306,804    1,330,143       63,785      68,892
Due after five years through ten
  years.............................    924,995      979,145    2,307,112    2,402,009       75,743      81,875
Due after ten years.................    728,361      766,563    3,314,756    3,453,405       58,656      65,043
                                     ----------   ----------   ----------   ----------     --------    --------
                                      2,443,595    2,573,356    7,009,343    7,267,186      208,210     226,017
Mortgage-backed securities..........         --           --    1,444,506    1,448,067      173,020     172,892
                                     ----------   ----------   ----------   ----------     --------    --------
                                     $2,443,595   $2,573,356   $8,453,849   $8,715,253     $381,230    $398,909
                                     ==========   ==========   ==========   ==========     ========    ========

                                           Discontinued Operations
                                  ----------------------------------------
                                  Available-for-Sale    Available-for-Sale
                                  ------------------    ------------------
                                                           Estimated
                                         Amortized           Market
                                            Cost             Value
                                         ----------        ----------

Due in one year or less.............     $   10,240        $   10,266
Due after one year through five
  years.............................        257,205           266,921
Due after five years through ten
  years.............................        445,479           456,299
Due after ten years.................        819,276           830,643
                                         ----------        ----------
                                          1,532,200         1,564,129
Mortgage-backed securities..........        911,248           934,152
                                         ----------        ----------
                                         $2,443,448        $2,498,281
                                         ==========        ==========



Actual maturities could differ from contractual maturities because borrowers may have the right to call or prepay obligations.

(5) REAL ESTATE

  In October 1996, the Corporation announced that it was exploring the possible sale of all or a portion of its real estate assets. During February 1997, indications of interest in purchasing a substantial portion of the commercial properties were received from several parties. In March 1997, the Corporation announced that it had entered into an agreement with a prospective purchaser to perform due diligence in anticipation of executing a contract for the sale of these properties. In addition, the Corporation is continuing to explore the sale of its residential and retail properties.

  Because the plan to pursue the sale of these assets in the near term represented a change in circumstances relating to the manner in which these assets are expected to be used, the recoverability of their carrying value was reassessed. As a result, an impairment loss of $255,000,000 was recognized in 1996 to reduce the carrying value of these assets to their estimated fair value. This charge is included in real estate cost of sales and expenses in the consolidated statements of income.

  The components of real estate assets were as follows:

                                              December 31
                                        -----------------------
                                           1996         1995
                                        ----------   ----------
                                             (in thousands)
Mortgages and notes receivable (net of
  allowance for uncollectible amounts
  of $85,669 and $87,617).............. $  502,374   $  409,564
Income producing properties............    584,496      864,449
Construction in progress...............    135,030       87,870
Land under development and unimproved
  land.................................    382,075      380,697
                                        ----------   ----------
                                        $1,603,975   $1,742,580
                                        ==========   ==========

  Substantially all mortgages and notes receivable are secured by buildings and land. The ultimate collectibility of the receivables is evaluated continuously and an appropriate allowance for uncollectible amounts established. Mortgages and notes receivable had an aggregate fair value of approximately $487,200,000 and $405,400,000 at December 31, 1996 and 1995, respectively. The fair value amounts represent point-in-time estimates that are not relevant in predicting future earnings or cash flows related to such receivables.

  Depreciation expense related to income producing properties was $10,978,000, $14,123,000 and $12,086,000 for 1996, 1995 and 1994, respectively.

(6) DEFERRED POLICY ACQUISITION COSTS

  Property and casualty insurance policy acquisition costs deferred and the related amortization charged against income were as follows:

                                  Years Ended December 31
                         -----------------------------------------
                            1996           1995           1994
                         -----------    -----------    -----------
                                      (in thousands)
Balance, beginning of
  year.................. $   558,676    $   529,453    $   489,702
                         -----------    -----------    -----------
Costs deferred during
  year
  Commissions and
    brokerage...........     653,534        592,687        544,733
  Premium taxes and
    assessments.........     114,666        108,002        108,008
  Salaries and
    overhead............     512,290        449,477        428,255
                         -----------    -----------    -----------
                           1,280,490      1,150,166      1,080,996
Amortization during
  year..................  (1,237,968)    (1,120,943)    (1,041,245)
                         -----------    -----------    -----------
Balance, end of year.... $   601,198    $   558,676    $   529,453
                         ===========    ===========    ===========

(7) PROPERTY AND EQUIPMENT

  Property and equipment of continuing operations included in other assets were as follows:

                                               December 31
                                           -------------------
                                             1996       1995
                                           --------   --------
                                             (in thousands)
Cost...................................... $363,079   $329,728
Less accumulated depreciation.............  155,502    131,218
                                           --------   --------
                                           $207,577   $198,510
                                           ========   ========

  Depreciation expense related to property and equipment from continuing operations was $48,013,000, $39,412,000 and $32,071,000 for 1996, 1995 and 1994,
respectively.

(8) DEBT AND CREDIT ARRANGEMENTS

  (a) Short term debt consists of commercial paper used to support the real estate operations. The commercial paper is issued by Chubb Capital Corporation (Chubb Capital), a subsidiary of the Corporation, and is guaranteed by the Corporation. Borrowings are unsecured and are on terms and at interest rates generally extended to prime borrowers. The weighted average interest rate on short term debt approximated 5 1/2% and 5 3/4% at December 31, 1996 and 1995, respectively.

  (b) Long term debt consisted of the following:

                                     December 31
                  -------------------------------------------------
                           1996                      1995
                  -----------------------   -----------------------
                   Carrying       Fair       Carrying       Fair
                    Value        Value        Value        Value
                  ----------   ----------   ----------   ----------
                                   (in thousands)
Term loans....... $  311,351   $  313,648   $  331,023   $  331,023
Mortgages........    189,841      191,630      199,809      200,395
8 3/4% notes.....     90,000       93,879      120,000      133,104
6% notes.........    150,000      149,685      150,000      151,365
6 7/8% notes.....    100,000      101,010      100,000      105,410
6% exchangeable
  subordinated
  notes..........    229,340      278,648      250,000      293,125
                  ----------   ----------   ----------   ----------
                  $1,070,532   $1,128,500   $1,150,832   $1,214,422
                  ==========   ==========   ==========   ==========

  The term loans and mortgages are obligations of the real estate subsidiaries. The term loans mature in varying amounts through 2001. Substantially all term loans are at an interest rate equivalent to the lower of the prime rate or a rate associated with the lender's cost of funds. The mortgages payable are due in varying amounts monthly through 2010. At December 31, 1996, the range of interest rates for term loans was 7% to 9 1/2% and for mortgages payable the range was 5% to 12%. The term loans and mortgages payable are secured by real estate assets with a net book value of $880,410,000 at December 31, 1996.

  The Corporation has outstanding $90,000,000 of unsecured 8 3/4% notes due November 15, 1999. The notes are subject to mandatory sinking fund payments in amounts sufficient to redeem $30,000,000 of principal in 1997 and 1998. The notes are to be redeemed on a pro rata basis on November 15 of each of these years at a redemption price of 100% of their principal amount.

  Chubb Capital has outstanding $150,000,000 of 6% notes due February 1, 1998 and $100,000,000 of 6 7/8% notes due February 1, 2003. These notes are unsecured and are guaranteed by the Corporation.

  Chubb Capital has outstanding in the Eurodollar market $229,340,000 of 6% exchangeable subordinated notes due May 15, 1998, which are guaranteed by the Corporation. The notes are redeemable, in whole or in part, at the option of Chubb Capital at redemption prices declining from 101.7% of the principal amount if redeemed before May 15, 1997 to 100.9% of the principal amount if redeemed thereafter. The notes are exchangeable at the option of the holder into 23.256 shares of common stock of the Corporation for each $1,000 of principal amount, equivalent to a conversion price of $43.00 per share. In 1996, the holders of $20,660,000 of notes elected this option, resulting in the issuance of 480,464 shares of common stock.

  The Corporation filed a shelf registration statement which the Securities and Exchange Commission declared effective in June 1995, under which up to $400,000,000 of various types of securities may be issued by the Corporation or Chubb Capital. No securities have been issued under this registration.

  The amounts of long term debt due annually during the five years subsequent to December 31, 1996 are as follows:

      Years Ending         Term Loans
       December 31        and Mortgages      Notes        Total
------------------------- -------------     --------     --------
                                         (in thousands)
  1997...................   $  78,790       $ 30,000     $108,790
  1998...................      49,187        409,340      458,527
  1999...................      61,999         30,000       91,999
  2000...................     114,839             --      114,839
  2001...................     178,890             --      178,890

  (c) Interest costs for continuing operations of $89,482,000, $98,644,000 and $96,488,000 were incurred in 1996, 1995 and 1994, respectively, of which $12,764,000, $16,352,000 and $19,407,000 were capitalized.

  (d) The Corporation has a revolving credit agreement with a group of banks that provides for unsecured borrowings of up to $300,000,000. The agreement terminates on July 15, 1997 at which time any loans then outstanding become payable. Various interest rate options are available to the Corporation, all of which are based on market rates. The Corporation pays a facility fee of 1/10% per annum. There have been no borrowings under this agreement. The Corporation and its subsidiaries had additional unused lines of credit of approximately $140,000,000 at December 31, 1996. These lines of credit generally have terms ranging from thirty days to one year and are paid for with a combination of fees and compensating bank balances. Unused credit facilities are available to support the commercial paper borrowing arrangement.

(9) FEDERAL AND FOREIGN INCOME TAX

     (a) Income tax expense for continuing operations consisted of the following components:

                                                                                                Years Ended December 31
                                                                                          -----------------------------------
                                                                                            1996          1995         1994
                                                                                          ---------     --------     --------
                                                                                                    (in thousands)
     Current tax
       United States...................................................................   $ 152,061     $177,954     $ 88,040
       Foreign.........................................................................      26,243       21,462       31,635
     Deferred tax credit, principally United States....................................    (117,573)     (16,830)     (16,287)
                                                                                          ---------     --------     --------
                                                                                          $  60,731     $182,586     $103,388
                                                                                          =========     ========     ========

     (b) The provision for federal and foreign income tax gives effect to permanent differences between income for financial reporting purposes and taxable income. Accordingly, the effective income tax rate is less than the statutory federal corporate tax rate. The reasons for the lower effective tax rate were as follows:

                                                                                   Years Ended December 31
                                                             --------------------------------------------------------------------
                                                                     1996                    1995                    1994
                                                             --------------------    --------------------    --------------------
                                                                           % of                    % of                    % of
                                                                          Pre-Tax                 Pre-Tax                 Pre-Tax
                                                              Amount      Income      Amount      Income      Amount      Income
                                                             ---------    -------    ---------    -------    ---------    -------
                                                                                    (dollars in thousands)
     Income from continuing operations before federal and
       foreign income tax..................................  $ 546,924               $ 836,998               $ 611,306
                                                             =========               =========               =========
     Tax at statutory federal income tax rate..............  $ 191,423      35.0%    $ 292,949      35.0%    $ 213,957      35.0%
     Tax exempt interest income............................   (118,961)    (21.8)     (114,113)    (13.6)     (108,859)    (17.8)
     Other, net............................................    (11,731)     (2.1)        3,750        .4        (1,710)      (.3)
                                                             ---------     -----     ---------     -----     ---------     -----
           Actual tax for continuing operations............  $  60,731      11.1%    $ 182,586      21.8%    $ 103,388      16.9%
                                                             =========     =====     =========     =====     =========     =====

     (c) The tax effects of temporary differences that gave rise to deferred income tax assets and liabilities were as follows:

                                                                                                         December 31
                                                                                                  -------------------------
                                                                                                    1996             1995
                                                                                                  --------         --------
                                                                                                       (in thousands)
     Deferred income tax assets
       Unpaid claims............................................................................  $521,952         $523,535
       Unearned premiums........................................................................   142,153          130,226
       Postretirement benefits..................................................................    52,921           46,851
       Other, net...............................................................................    25,150            9,567
                                                                                                  --------         --------
         Total..................................................................................   742,176          710,179
                                                                                                  --------         --------
     Deferred income tax liabilities
       Deferred policy acquisition costs........................................................   185,805          173,936
       Real estate assets.......................................................................    45,264          141,771
       Unrealized appreciation of investments...................................................   128,516          164,326
       Tax on the sale of discontinued operations...............................................    17,000               --
                                                                                                  --------         --------
         Total..................................................................................   376,585          480,033
                                                                                                  --------         --------
           Net deferred income tax asset for continuing operations..............................  $365,591         $230,146
                                                                                                  ========         ========

(10) STOCK-BASED COMPENSATION PLANS

     (a) In 1996, the Corporation adopted the Long-Term Stock Incentive Plan
(1996), which succeeded the Long-Term Stock Incentive Plan (1992). The Long-Term Stock Incentive Plan (1996) provides for the granting of stock options, performance shares, restricted stock and other stock-based awards to key employees. The maximum number of shares of the Corporation's common stock in respect to which stock-based awards may be granted under the 1996 plan is 10,230,000 shares plus up to an additional 3,770,000 shares to the extent shares are reacquired by the Corporation subsequent to December 31, 1996. At December 31, 1996, 10,178,354 shares were available for grant under the 1996 Plan.

     Stock options are granted at exercise prices not less than the fair market value of the Corporation's common stock on the date of grant. The terms and conditions upon which options become exercisable may vary among grants. Options expire no later than ten years from the date of grant.

     Information concerning stock options granted under the Long-Term Stock Incentive Plans and a prior stock option plan is as follows:

                                                    1996                                   1995
                                       -------------------------------     -------------------------------------
                                         Number       Weighted Average          Number          Weighted Average
                                       of Shares       Exercise Price         of Shares          Exercise Price
                                       ----------     ----------------     ----------------     ----------------
Outstanding, beginning of year.......   6,565,034          $37.59                 5,449,618          $35.11
Granted..............................   2,504,048           48.82                 1,994,230           41.12
Exercised............................    (782,403)          31.77                  (738,332)          28.13
Forfeited............................    (227,850)          43.26                  (140,482)          40.93
                                       ----------                                ----------
Outstanding, end of year.............   8,058,829           41.48                 6,565,034           37.59
                                       ==========                                ==========
Exercisable, end of year.............   4,852,845           38.10                 3,961,586           35.35

                                                       1994
                                       -------------------------------------
                                            Number          Weighted Average
                                          of Shares          Exercise Price
                                       ----------------     ----------------
Outstanding, beginning of year.......         4,167,516          $32.58
Granted..............................         1,509,050           40.97
Exercised............................          (152,068)          20.62
Forfeited............................           (74,880)          39.91
                                             ----------
Outstanding, end of year.............         5,449,618           35.11
                                             ==========
Exercisable, end of year.............         3,330,456           31.23

                                                                           December 31, 1996
                                       ------------------------------------------------------------------------------------------
                                                        Options Outstanding
                                       -----------------------------------------------------           Options Exercisable
                                                                            Weighted Average     --------------------------------
              Range of                   Number        Weighted Average        Remaining           Number        Weighted Average
        Option Exercise Price          Outstanding      Exercise Price      Contractual Life     Exercisable      Exercise Price
-------------------------------------  -----------     ----------------     ----------------     -----------     ----------------
  $14.31 - $36.03....................   1,511,685           $30.51              4.4 years         1,511,685           $30.51
   40.97 -  55.19....................   6,547,144            44.02              8.1 years         3,341,160            41.53
                                       -----------                                               -----------
                                        8,058,829            41.48              7.4 years         4,852,845            38.10
                                       ==========                                                ==========

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

     The Corporation uses the intrinsic value based method of accounting for stock-based compensation, under which compensation cost is measured as the excess, if any, of the quoted market price of the stock at the grant date over the amount an employee must pay to acquire the stock. Since the exercise price of stock options granted under the Long-Term Stock Incentive Plans is not less than the market price of the underlying stock on the date of grant, no compensation cost has been recognized for such grants. The aggregate amount charged against income with respect to performance share and restricted stock awards was $10,156,000, $8,626,000 and $5,213,000 in 1996, 1995 and 1994,
respectively.

     The following pro forma net income and earnings per share information has been determined as if the Corporation had accounted for stock-based compensation awarded under the Long-Term Stock Incentive Plans using the fair value based method. Under the fair value method, the estimated fair value of awards would be charged against income on a straight-line basis over the vesting period. The pro forma effect on net income for 1995 and 1996 is not representative of the pro forma effect on net income in future years because, as required by SFAS No. 123, Accounting for Stock Based Compensation, no consideration has been given to awards granted prior to 1995.

                                                                          1996                          1995
                                                                 -----------------------       -----------------------
                                                                    As            Pro             As            Pro
                                                                 Reported        Forma         Reported        Forma
                                                                 --------       --------       --------       --------
                                                                     (in thousands except for earnings per share)
            Net Income........................................   $512,684       $496,640       $696,628       $692,360
            Earnings Per Share................................       2.90           2.81           3.93           3.90

     The weighted average fair value of options granted under the Long-Term Stock Incentive Plans during 1996 and 1995 were $11.04 and $10.18, respectively. The fair value of each option grant was estimated on the date of grant using the Black-Scholes Model with the following weighted average assumptions. The risk-free interest rates for 1996 and 1995 were 5.9% and 6.3%, respectively. The expected volatility of the market price of the Corporation's common stock for 1996 and 1995 grants was 18.3% and 19.3%, respectively. The expected average term of the granted options was 5 1/2 years and the dividend yield was 2.1% for both years.

     (b) The Corporation has a leveraged Employee Stock Ownership Plan (ESOP) in which substantially all employees are eligible to participate. At its inception in 1989, the ESOP used the proceeds of a $150,000,000 loan from the Corporation to purchase 7,792,204 newly issued shares of the Corporation's common stock. The loan is due in September 2004 and bears interest at 9%. The Corporation has recorded the receivable from the ESOP as a separate reduction of shareholders' equity on the consolidated balance sheets. This balance is reduced as repayments are made on the loan principal.

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

     The Corporation uses the cash payment method of recognizing ESOP expense. In 1996, 1995 and 1994, cash contributions to the ESOP of $12,707,000, $12,307,000 and $12,146,000, respectively, were charged against income. Dividends on unallocated shares used for debt service by the ESOP were $4,571,000, $4,468,000 and $4,615,000 in 1996, 1995 and 1994, respectively.

     The number of allocated and unallocated shares held by the ESOP at December 31, 1996 were 3,093,619 and 4,155,844, respectively.

     (c) The Corporation has a Stock Purchase Plan under which substantially all employees are eligible to purchase shares of the Corporation's common stock based on compensation. Shares are purchased at a price not less than 95% of the fair market value on the date of grant. At December 31, 1996, there were 566,309 subscribed shares at a price of $52.81. The right to purchase such shares expires in December 1998. No compensation cost has been recognized for such rights. Had the fair value method been used, the cost under this method would have been immaterial.

(11) EMPLOYEE BENEFITS

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

  The components of net pension cost were as follows:

                                   Years Ended December 31
                               --------------------------------
                                 1996        1995        1994
                               --------    --------    --------
                                        (in thousands)
 Service cost of current
   period....................  $ 20,633    $ 20,422    $ 19,702
 Interest cost on projected
   benefit obligation........    26,022      23,822      21,232
 Actual return on plan
   assets....................   (49,075)    (68,542)       (523)
 Net amortization and
   deferral..................    17,468      42,730     (23,420)
                               --------    --------    --------
     Net pension cost........  $ 15,048    $ 18,432    $ 16,991
                               ========    ========    ========

  The following table sets forth the plans' funded status and amounts recognized in the balance sheets:

                                              December 31
                                           ------------------
                                             1996      1995
                                           --------  --------
                                             (in thousands)
 Actuarial present value of benefit
   obligation
   for service rendered to date:
     Accumulated benefit obligation based
       on current salary levels,
       including vested benefits of
       $241,392 and $212,752.............  $253,893  $224,821
     Additional amount related to
       projected future salary
       increases.........................   107,004   131,473
                                           --------  --------
     Projected benefit obligation for
       service rendered to date..........   360,897   356,294
 Plan assets at fair value...............   406,876   341,112
                                           --------  --------
 Projected benefit obligation in excess
   of (less than) plan assets............   (45,979)   15,182
 Unrecognized net gain from past
   experience different from that
   assumed...............................    98,567    36,196
 Unrecognized prior service costs........    (4,648)   (5,208)
 Unrecognized net asset at January 1,
   1985, being recognized principally over
   19 years...............................    6,874     8,297
                                           --------  --------
   Pension liability included in other
     liabilities.........................  $ 54,814  $ 54,467
                                           ========  ========

  The weighted average discount rate used in determining the actuarial present value of the projected benefit obligation at December 31, 1996 and 1995 was 7 3/4% and 7 1/2%, respectively, and the rate of increase in future compensation levels was 5% for 1996 and 6% for 1995. The expected long term rate of return on assets was 9% for both years.

  The decrease in net pension cost in 1996 was due primarily to the reduction, effective January 1, 1996, in the assumed rate of increase in future compensation levels. Such reduction also resulted in a decrease in the portion of the projected benefit obligation related to future salary increases.

  Plan assets are principally invested in publicly traded stocks and bonds.

  (b) The Corporation and its subsidiaries have a savings plan, the Capital Accumulation Plan, in which substantially all employees are eligible to participate. Under this plan, the employer makes a matching contribution equal to 100% of each eligible employee's pre-tax elective contributions, up to 4% of the employee's compensation. Contributions are invested at the election of the employee in the Corporation's common stock or in various other investment funds. Employer contributions of $14,519,000, $13,443,000 and $13,026,000 were charged against income in 1996, 1995 and 1994, respectively.

  (c) The Corporation and its subsidiaries provide certain other postretirement benefits, principally health care and life insurance, to retired employees and their beneficiaries and covered dependents. Substantially all employees may become eligible for these benefits upon retirement if they meet minimum age and years of service requirements.

  The Corporation does not fund these benefits in advance. Benefits are paid as covered expenses are incurred. Health care coverage is contributory. Retiree contributions vary based upon a retiree's age, type of coverage and years of service with the Corporation. Life insurance coverage is non-contributory.

  The components of net postretirement benefit cost were as follows:

                                    Years Ended December 31
                                -------------------------------
                                 1996        1995        1994
                                -------     -------     -------
                                        (in thousands)
 Service cost of current
   period...................... $ 6,016     $ 5,687     $ 5,153
 Interest cost on accumulated
   benefit obligation..........   8,601       7,949       7,420
                                -------     -------     -------
   Net postretirement benefit
     cost...................... $14,617     $13,636     $12,573
                                =======     =======     =======

  The components of the accumulated postretirement benefit obligation were as follows:

                                              December 31
                                          -------------------
                                            1996       1995
                                          --------   --------
                                            (in thousands)
 Retirees................................ $ 42,770   $ 38,735
 Fully eligible active plan
   participants..........................    8,389      5,103
 Other active plan participants..........   63,448     74,572
                                          --------   --------
 Accumulated postretirement benefit
   obligation............................  114,607    118,410
 Unrecognized net gain (loss) from past
   experience different from that
   assumed...............................   13,203       (933)
                                          --------   --------
   Postretirement benefit liability
     included in other liabilities....... $127,810   $117,477
                                          ========   ========

  The weighted average discount rate used in determining the actuarial present value of the accumulated postretirement benefit obligation at December 31, 1996 and 1995 was 7 3/4% and 7 1/2%, respectively. At December 31, 1996, the weighted average health care cost trend rate used to measure the accumulated postretirement cost for medical benefits was 11 1/4% for 1997 and was assumed to decrease gradually to 6% for the year 2008 and remain at that level thereafter. The health care cost trend rate assumption has a significant effect on the amount of the accumulated postretirement benefit obligation and the net postretirement benefit cost reported. To illustrate, a one percent increase in the trend rate for each year would increase the accumulated postretirement benefit obligation at December 31, 1996 by $19,040,000 and the aggregate of the service and interest cost components of net postretirement benefit cost for the year ended December 31, 1996 by $2,834,000.

(12) LEASES

  The Corporation and its subsidiaries occupy office facilities under lease agreements which expire at various dates through 2019; such leases are generally renewed or replaced by other leases. In addition, the Corporation's subsidiaries lease data processing, office and transportation equipment.

  Most leases contain renewal options for increments ranging from two to ten years; certain lease agreements provide for rent increases based on price-level factors. All leases are operating leases.

  Rent expense for continuing operations was as follows:

                                        Years Ended December 31
                                      ---------------------------
                                       1996      1995      1994
                                      -------   -------   -------
                                            (in thousands)
Office facilities.................... $67,587   $66,996   $66,188
Equipment............................  11,823    12,788    14,632
                                      -------   -------   -------
                                      $79,410   $79,784   $80,820
                                      =======   =======   =======

  At December 31, 1996, future minimum rental payments required under non-cancellable operating leases of continuing operations were as follows:

Years Ending
 December 31                                    (in thousands)
------------
    1997.....................................      $ 68,957
    1998.....................................        67,417
    1999.....................................        65,283
    2000.....................................        62,614
    2001.....................................        55,752
    After 2001...............................       328,366
                                                   --------
                                                   $648,389
                                                   ========

(13) REINSURANCE

  Premiums earned and claims incurred are reported net of reinsurance in the consolidated statements of income.

  The effect of reinsurance on the premiums earned of the property and casualty insurance subsidiaries was as follows:

                                   Years Ended December 31
                           ---------------------------------------
                              1996          1995          1994
                           -----------   -----------   -----------
                                       (in thousands)
Direct.................... $ 5,023,489   $ 4,754,423   $ 4,415,080
Reinsurance assumed.......     533,002       712,080       641,615
Reinsurance ceded.........    (987,235)   (1,319,341)   (1,280,412)
                           -----------   -----------   -----------
  Premiums earned......... $ 4,569,256   $ 4,147,162   $ 3,776,283
                           ===========   ===========   ===========

  The Royal & Sun Alliance Insurance Group plc is the beneficial owner of 5.2% of the Corporation's common stock. A property and casualty insurance subsidiary of the Corporation has assumed on a quota share basis a portion of the property and casualty insurance business written by certain subsidiaries of Royal & Sun Alliance. The assumed reinsurance premiums earned of the property and casualty insurance subsidiaries include $282,905,000, $340,767,000 and $264,343,000 in
1996, 1995 and 1994, respectively, from such business.

  A portion of the U.S. insurance business written by the Corporation's property and casualty insurance subsidiaries has been reinsured on a quota share basis with a subsidiary of Royal & Sun Alliance. The ceded reinsurance premiums earned of the property and casualty insurance subsidiaries include $348,024,000, $520,528,000 and $489,727,000 in 1996, 1995 and 1994, respectively, from such reinsurance.

  Reinsurance recoveries by the property and casualty insurance subsidiaries which have been deducted from insurance claims were $651,889,000, $936,080,000 and $962,332,000 in 1996, 1995 and 1994, respectively. Such amounts included recoveries of $251,361,000, $333,759,000 and $337,077,000 in 1996, 1995 and
1994, respectively, from the subsidiary of Royal & Sun Alliance.

  Reinsurance recoverable on property and casualty unpaid claims included approximately $471,000,000 and $681,000,000 at December 31, 1996 and 1995,
respectively, from the subsidiary of Royal & Sun Alliance.

  Effective January 1, 1997, the reinsurance agreements with Royal & Sun Alliance have been terminated.

  The property and casualty insurance subsidiaries of the Corporation entered into a stop loss reinsurance agreement with a subsidiary of Royal & Sun Alliance, effective year end 1985, relating to medical malpractice unpaid claims. On December 31, 1995, the property and casualty insurance subsidiaries exercised a commutation provision under this agreement, which resulted in an amount due from the Royal & Sun Alliance subsidiary of $191,194,000. The amount due was received in January 1996.

(14) UNPAID CLAIMS

  The process of establishing loss reserves is an imprecise science and reflects significant judgmental factors. In many liability cases, significant periods of time, ranging up to several years or more, may elapse between the occurrence of an insured loss, the reporting of the loss and the settlement of the loss.

  Judicial decisions and legislative actions continue to broaden liability and policy definitions and to increase the severity of claim payments. As a result of this and other societal and economic developments, the uncertainties inherent in estimating ultimate claim costs on the basis of past experience have increased significantly, further complicating the already complex loss reserving process.

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

  Pacific Indemnity and Continental Casualty reached a separate agreement for the handling of all asbestos-related bodily injury claims pending on August 26, 1993 against Fibreboard. Pacific Indemnity's obligation under this agreement with respect to such pending claims is approximately $635,000,000, the final $450,000,000 of which was paid during 1996. Assets designated as funds held for asbestos-related settlement were used to pay this obligation. The agreement further provides that the total responsibility of both insurers with respect to pending and future asbestos-related bodily injury claims against Fibreboard will be shared between Pacific Indemnity and Continental Casualty on an approximate 35% and 65% basis, respectively.

  Pacific Indemnity, Continental Casualty and Fibreboard entered into a trilateral agreement to settle all present and future asbestos-related bodily injury claims resulting from insurance policies that were, or may have been, issued to Fibreboard by the two insurers. The trilateral agreement will be triggered if the global settlement agreement is disapproved by the United States Supreme Court. Pacific Indemnity's obligation under the trilateral agreement is therefore similar to, and not duplicative of, that under those agreements described above.

  The trilateral agreement reaffirms portions of an agreement reached in March 1992 between Pacific Indemnity and Fibreboard. Among other matters, that 1992 agreement eliminates any Pacific Indemnity liability to Fibreboard for asbestos-related property damage claims.

  In 1995, the United States District Court of the Eastern District of Texas approved the global settlement agreement and the trilateral agreement. The judgments approving these agreements were appealed to the United States Court of Appeals for the Fifth Circuit. In July 1996, the Fifth Circuit Court affirmed the 1995 judgments of the District Court. The affirmation of these agreements had no effect on the amount of loss reserves provided for the settlement. A petition for re-hearing the global settlement agreement before the entire Fifth Circuit Court was denied. An appeal to the United States Supreme Court by the objectors to the global settlement has been filed and the Supreme Court will decide whether to hear this matter. The trilateral agreement, however, was not appealed to the United States Supreme Court and is now final. As a result, management believes that the uncertainty of Pacific Indemnity's exposure with respect to asbestos-related bodily injury claims against Fibreboard has been eliminated.

  Since 1993, a California Court of Appeal has agreed, in response to a request by Pacific Indemnity, Continental Casualty and Fibreboard, to delay its decisions regarding asbestos-related insurance coverage issues which are currently before it and involve the three parties exclusively, while the approval of the global settlement is pending in court. Continental Casualty and Pacific Indemnity have dismissed disputes against each other which involved Fibreboard and were in litigation.

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

  Hazardous waste sites are another significant potential exposure. Under the federal "Superfund" law and similar state statutes, when potentially responsible parties (PRPs) fail to handle the clean-up, regulators have the work done and then attempt to establish legal liability against the PRPs. The PRPs disposed of toxic materials at a waste dump site or transported the materials to the site. Insurance policies issued to PRPs were not intended to cover the clean-up costs of pollution and, in many cases, did not intend to cover the pollution itself. As the cost of environmental clean-up continues to grow, PRPs and others have increasingly filed claims with their insurance carriers. Litigation against insurers extends to issues of liability, coverage and other policy provisions. There is great uncertainty involved in estimating the property and casualty insurance subsidiaries' liabilities related to these claims. First, the underlying liabilities of the claimants are extremely difficult to estimate. At any given clean-up site, the allocation of remediation costs among governmental authorities and the PRPs varies greatly. Second, different courts have addressed liability and coverage issues regarding pollution claims and have reached inconsistent conclusions in their interpretation of several issues. These significant uncertainties are not likely to be resolved in the near future.

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

  A reconciliation of the beginning and ending liability for unpaid claims, net of reinsurance recoverable, and a reconciliation of the net liability to the corresponding liability on a gross basis is as follows:

                                1996         1995         1994
                             ----------   ----------   ----------
                                        (in thousands)
Gross liability, beginning
  of year..................  $9,588,141   $8,913,220   $8,235,442
Reinsurance recoverable,
  beginning of year........   1,973,666    1,980,340    1,785,396
                             ----------   ----------   ----------
Net liability, beginning of
  year.....................   7,614,475    6,932,880    6,450,046
                             ----------   ----------   ----------
Net incurred claims and
  claim expenses related to
    Current year...........   3,053,600    2,705,800    2,549,100
    Prior years............     (42,845)     (35,819)     (29,741)
                             ----------   ----------   ----------
                              3,010,755    2,669,981    2,519,359
                             ----------   ----------   ----------
Net payments for claims and
  claim expenses related to
    Current year...........     980,006      737,686      764,525
    Prior years............   1,889,400    1,250,700    1,272,000
                             ----------   ----------   ----------
                              2,869,406    1,988,386    2,036,525
                             ----------   ----------   ----------
Net liability, end of
  year.....................   7,755,824    7,614,475    6,932,880
Reinsurance recoverable,
  end of year..............   1,767,885    1,973,666    1,980,340
                             ----------   ----------   ----------

Gross liability, end of
  year.....................  $9,523,709   $9,588,141   $8,913,220
                             ==========   ==========   ==========

  During 1996, the property and casualty insurance subsidiaries experienced overall favorable development of $42,845,000 on net unpaid claims established as of the previous year-end. This compares with favorable development of $35,819,000 and $29,741,000 in 1995 and 1994, respectively. Such redundancies were reflected in operating results in these respective years. Each of the past three years benefited from favorable claim severity trends for certain liability classes; this was offset each year in varying degrees by increases in unpaid claims relating to asbestos and toxic waste claims.

  Management believes that the aggregate loss reserves of the property and casualty insurance subsidiaries at December 31, 1996 were adequate to cover claims for losses which had occurred, including both those known and those yet to be reported. In establishing such reserves, management considers facts currently known and the present state of the law and coverage litigation. However, given the expansion of coverage and liability by the courts and the legislatures in the past and the possibilities of similar interpretations in the future, particularly as they relate to asbestos and toxic waste claims, as well as the uncertainty in determining what scientific standards will be deemed acceptable for measuring hazardous waste site clean-up, additional increases in loss reserves may emerge which would adversely affect results in future periods. The amount cannot reasonably be estimated at the present time.

(15) BUSINESS SEGMENTS

     The property and casualty insurance subsidiaries underwrite most forms of property and casualty insurance in the United States, Canada, Europe, Australia and the Far East. The geographic distribution of property and casualty business in the United States is broad with a particularly strong market presence in the Northeast.

     The real estate subsidiary has been involved in commercial development activities primarily in New Jersey with additional operations in several other states as well as residential development activities in central Florida and northern New Jersey.

     Revenues, income from continuing operations before income tax and identifiable assets of each industry segment were as follows:

                                                                                                  Years Ended December 31
                                                                                        -------------------------------------------
                                                                                           1996            1995            1994
                                                                                        -----------     -----------     -----------
Revenues                                                                                               (in thousands)
  Property and Casualty Insurance
      Premiums earned...............................................................    $ 4,569,256     $ 4,147,162     $ 3,776,283
      Investment income.............................................................        656,135         613,242         570,531
  Real Estate.......................................................................        319,787         287,795         204,849
                                                                                        -----------     -----------     -----------
                                                                                          5,545,178       5,048,199       4,551,663
  Corporate investment income.......................................................         55,425          54,445          49,405
  Realized investment gains (losses)
      Property and Casualty Insurance...............................................         65,275          95,030          55,203
      Corporate.....................................................................         14,654          13,822          (1,078)
                                                                                        -----------     -----------     -----------
        Total revenues..............................................................    $ 5,680,532     $ 5,211,496     $ 4,655,193
                                                                                        ===========     ===========     ===========
Income (loss) from continuing operations before income tax
  Property and Casualty Insurance...................................................    $   676,398     $   697,141     $   552,170
  Real Estate.......................................................................       (235,855)          7,696          (5,950)
                                                                                        -----------     -----------     -----------
                                                                                            440,543         704,837         546,220
  Corporate.........................................................................         26,452          23,309          10,961
  Realized investment gains (losses)
      Property and Casualty Insurance...............................................         65,275          95,030          55,203
      Corporate.....................................................................         14,654          13,822          (1,078)
                                                                                        -----------     -----------     -----------
        Income from continuing operations before federal and foreign income tax.....    $   546,924     $   836,998     $   611,306
                                                                                        ===========     ===========     ===========

                                                                                                        December 31
                                                                                        -------------------------------------------
                                                                                           1996            1995            1994
                                                                                        -----------     -----------     -----------
                                                                                                      (in thousands)
Identifiable assets
  Property and Casualty Insurance...................................................    $16,577,935     $16,157,688     $14,435,933
  Real Estate.......................................................................      1,641,231       1,842,831       1,796,706
                                                                                        -----------     -----------     -----------
        Total identifiable assets...................................................     18,219,166      18,000,519      16,232,639
  Corporate.........................................................................        959,953         959,384         945,397
  Adjustments and eliminations......................................................        (83,661)       (168,271)       (148,877)
  Net assets of discontinued operations.............................................        843,408         844,645         731,810
                                                                                        -----------     -----------     -----------
        Total assets................................................................    $19,938,866     $19,636,277     $17,760,969
                                                                                        ===========     ===========     ===========

     The following additional information is with respect to the more significant groupings of classes of business for the property and casualty operations:

                                                                                                Years Ended December 31
                                                                                       ------------------------------------------
                                                                                          1996            1995            1994
                                                                                       ----------      ----------      ----------
                                                                                                     (in thousands)
Premiums earned
  Personal........................................................................     $  969,710      $  847,474      $  826,068
  Commercial......................................................................      3,315,526       2,952,751       2,677,914
  Reinsurance Assumed.............................................................        284,020         346,937         272,301
                                                                                       ----------      ----------      ----------
        Total premiums earned.....................................................     $4,569,256      $4,147,162      $3,776,283
                                                                                       ==========      ==========      ==========
Income (loss) from operations before income tax
  Personal........................................................................     $   67,244      $   97,301      $   (3,247)
  Commercial......................................................................        (18,162)         (6,957)         (3,546)
  Reinsurance Assumed.............................................................        (18,740)          3,810          (1,518)
                                                                                       ----------      ----------      ----------
        Underwriting income (loss)................................................         30,342          94,154          (8,311)
  Net investment income...........................................................        646,056         602,987         560,481
                                                                                       ----------      ----------      ----------
        Income from operations before income tax..................................     $  676,398      $  697,141      $  552,170
                                                                                       ==========      ==========      ==========

     The premiums earned and underwriting income or loss by groupings of classes of business for prior years include certain reclassifications to conform with the 1996 presentation, which more closely reflects the way the property and casualty business is now managed.

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

(16) INTERNATIONAL OPERATIONS

     The international business of the property and casualty insurance segment is conducted through subsidiaries that operate solely outside of the United States and branch offices of domestic subsidiaries. The assets and liabilities related to such operations are located primarily in the countries in which the insurance risks are written. International business has also been obtained from treaty reinsurance assumed, principally from Royal & Sun Alliance.

     Shown below is a summary of revenues, income from operations before income tax and identifiable assets of the property and casualty insurance subsidiaries by geographic area.

                                                                                                Years Ended December 31
                                                                                      -------------------------------------------
                                                                                         1996            1995            1994
                                                                                      -----------     -----------     -----------
                                                                                                     (in thousands)
Revenues
  United States...................................................................    $ 4,145,638     $ 3,715,023     $ 3,508,243
  International...................................................................      1,079,753       1,045,381         838,571
                                                                                      -----------     -----------     -----------
    Total.........................................................................    $ 5,225,391     $ 4,760,404     $ 4,346,814
                                                                                      ===========     ===========     ===========
Income from operations before income tax
  United States...................................................................    $   571,575     $   592,684     $   479,153
  International...................................................................        104,823         104,457          73,017
                                                                                      -----------     -----------     -----------
    Total.........................................................................    $   676,398     $   697,141     $   552,170
                                                                                      ===========     ===========     ===========

                                                                                                      December 31
                                                                                      -------------------------------------------
                                                                                         1996            1995            1994
                                                                                      -----------     -----------     -----------
                                                                                                    (in thousands)
Identifiable assets
  United States...................................................................    $14,573,417     $14,055,334     $12,937,447
  International...................................................................      2,004,518       2,102,354       1,498,486
                                                                                      -----------     -----------     -----------
    Total.........................................................................    $16,577,935     $16,157,688     $14,435,933
                                                                                      ===========     ===========     ===========

     Foreign currency translation gains or losses credited or charged directly to the separate component of shareholders' equity were as follows:

                                                                                                      Years Ended December 31
                                                                                                  -------------------------------
                                                                                                    1996        1995       1994
                                                                                                  --------    --------    -------
                                                                                                           (in thousands)
Gains (losses) on translation of foreign currencies............................................   $(15,129)   $(15,931)   $14,517
Income tax (credit)
    Current....................................................................................     (3,822)     (5,994)     4,633
    Deferred...................................................................................        938       3,262        445
                                                                                                  --------    --------    -------
                                                                                                  $(12,245)   $(13,199)   $ 9,439
                                                                                                  ========    ========    =======

(17) SHAREHOLDERS' EQUITY

     (a) The authorized but unissued preferred shares may be issued in one or more series and the shares of each series shall have such rights as fixed by the Board of Directors.

     (b) On March 1, 1996, the Board of Directors approved an increase in the number of authorized shares of common stock of the Corporation from 300,000,000 shares to 600,000,000 shares. At the same time, the Board of Directors approved a two-for-one stock split payable to shareholders of record as of April 19, 1996.

     The activity of the Corporation's common stock was as follows:

                                                                                                 Years Ended December 31
                                                                                        -----------------------------------------
                                                                                           1996            1995           1994
                                                                                        -----------     ----------     ----------
                                                                                                   (number of shares)
Common stock issued
  Balance, beginning of year........................................................     87,819,355     87,798,286     87,709,465
  Two-for-one stock split...........................................................     87,819,355             --             --
  Shares issued upon exchange of long term debt.....................................        480,464             --             --
  Share activity under option and incentive plans...................................        (35,001)        21,069         88,821
                                                                                        -----------     ----------     ----------
      Balance, end of year..........................................................    176,084,173     87,819,355     87,798,286
                                                                                        -----------     ----------     ----------
Treasury stock
  Balance, beginning of year........................................................        518,468        977,580             --
  Two-for-one stock split...........................................................        518,468             --             --
  Repurchase of shares..............................................................      1,700,000             --      1,001,500
  Share activity under option and incentive plans...................................     (1,513,754)      (459,112)            --
  Shares issued -- other............................................................             --             --        (23,920)
                                                                                        -----------     ----------     ----------
      Balance, end of year..........................................................      1,223,182        518,468        977,580
                                                                                        -----------     ----------     ----------
      Common stock outstanding, end of year.........................................    174,860,991     87,300,887     86,820,706
                                                                                        ===========     ==========     ==========

     (c) The Corporation has a Shareholder Rights Plan under which each shareholder has one-quarter of a right for each share of common stock of the Corporation held. Each right entitles the holder to purchase from the Corporation one one-hundredth of a share of Series A Participating Cumulative Preferred Stock at an exercise price of $225. The rights attach to all outstanding shares of common stock and trade with the common stock until the rights become exercisable. The rights are subject to adjustment to prevent dilution of the interests represented by each right.

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

     A comparison of shareholders' equity on a GAAP basis and policyholders' surplus on a statutory basis is as follows:

                                                                                               December 31
                                                                        ---------------------------------------------------------
                                                                                  1996                            1995
                                                                        -------------------------       -------------------------
                                                                           GAAP        Statutory           GAAP        Statutory
                                                                        ----------     ----------       ----------     ----------
                                                                                              (in thousands)
Property and casualty insurance subsidiaries*.......................    $3,788,655     $2,514,203       $3,617,144     $2,314,720
Discontinued life and health insurance operations...................       843,408        328,327          844,645        317,624
                                                                        ----------     ----------       ----------     ----------
                                                                         4,632,063     $2,842,530        4,461,789     $2,632,344
                                                                                       ==========                      ==========
Corporate and eliminations..........................................       830,811                         800,940
                                                                        ----------                      ----------
                                                                        $5,462,874                      $5,262,729
                                                                        ==========                      ==========

     A comparison of GAAP and statutory net income (loss) is as follows:

                                                                            Years Ended December 31
                                               ----------------------------------------------------------------------------------
                                                        1996                         1995                          1994
                                               ----------------------       -----------------------       -----------------------
                                                 GAAP       Statutory         GAAP        Statutory         GAAP        Statutory
                                               --------     ---------       ---------     ---------       ---------     ---------
                                                                                 (in thousands)
Property and casualty insurance
  subsidiaries*............................    $453,300     $560,193        $ 640,834     $571,199        $ 506,825     $468,861
Discontinued life and health insurance
  operations...............................      26,491**     33,988           42,216       26,828           20,551       (4,264)
                                               --------     --------        ---------     --------        ---------     --------
                                                479,791     $594,181          683,050     $598,027          527,376     $464,597
                                                            ========                      ========                      ========
Corporate and eliminations.................      32,893                        13,578                         1,093
                                               --------                     ---------                     ---------
                                               $512,684                     $ 696,628                     $ 528,469
                                               ========                     =========                     =========

 * A property and casualty subsidiary owns the real estate subsidiaries. ** Includes the $22,000,000 after tax loss on disposal.

     (e) The Corporation's ability to continue to pay dividends to shareholders and interest on debt obligations is affected by the availability of liquid assets held by the Corporation and by the dividend paying ability of its property and casualty insurance subsidiaries. Various state insurance laws restrict the Corporation's property and casualty insurance subsidiaries as to the amount of dividends they may pay to the Corporation without the prior approval of regulatory authorities. The restrictions are generally based on net income and on certain levels of policyholders' surplus as determined in accordance with statutory accounting practices. Dividends in excess of such thresholds are considered "extraordinary" and require prior regulatory approval. During 1996, these subsidiaries paid dividends to the Corporation totaling $250,000,000.

     The maximum dividend distribution that may be made by the property and casualty insurance subsidiaries to the Corporation during 1997 without prior approval is approximately $438,000,000.

Report of Independent Auditors

ERNST & YOUNG LLP
787 Seventh Avenue
New York, New York 10019

The Board of Directors and Shareholders
The Chubb Corporation

     We have audited the accompanying consolidated balance sheets of The Chubb Corporation as of December 31, 1996 and 1995, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of The Chubb Corporation at December 31, 1996 and 1995 and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

     As described in Notes (1)(g) and (2) to the financial statements, The Chubb Corporation changed its methods of accounting for impairment of long-lived assets in 1996 and for investments in certain debt and equity securities in 1994.

March 5, 1997                         /s/ ERNST & YOUNG LLP

Quarterly Financial Data

     Summarized unaudited quarterly financial data for 1996 and 1995 are shown below. In management's opinion, the interim financial data contain all adjustments, consisting of normal recurring items, necessary to present fairly the results of operations for the interim periods.

                                                                          Three Months Ended
                                      -------------------------------------------------------------------------------------------
                                           March 31                  June 30               September 30           December 31
                                      -------------------      -------------------      -------------------   -------------------
                                        1996       1995          1996       1995          1996       1995       1996       1995
                                      --------   --------      --------   --------      --------   --------   --------   --------
                                                                  (in millions except per share data)
Revenues............................  $1,481.6   $1,226.0      $1,382.0   $1,299.4      $1,357.0   $1,325.7   $1,459.9   $1,360.4
Claims and expenses.................   1,311.2    1,051.9       1,174.3    1,080.2       1,168.3    1,124.6    1,479.8    1,117.8
Federal and foreign income tax
  (credit)..........................      30.0       34.0          42.9       48.5          34.4       43.1      (46.6)      57.0
                                      --------   --------      --------   --------      --------   --------   --------   --------
  Income from continuing
    operations......................     140.4      140.1         164.8      170.7         154.3      158.0       26.7      185.6
  Income (loss) from discontinued
    operations, net of tax..........      11.0        6.6           9.5       14.3          10.9       13.4       (4.9)       7.9
                                      --------   --------      --------   --------      --------   --------   --------   --------
      Net income....................  $  151.4   $  146.7      $  174.3   $  185.0      $  165.2   $  171.4   $   21.8   $  193.5
                                      ========   ========      ========   ========      ========   ========   ========   ========
Per share data
  Income from continuing
    operations......................  $    .79   $    .79      $    .93   $    .96      $    .87   $    .90   $    .16   $   1.05
  Income (loss) from discontinued
    operations......................       .06        .04           .05        .08           .06        .07       (.02)       .04
                                      --------   --------      --------   --------      --------   --------   --------   --------
      Net income....................  $    .85   $    .83      $    .98   $   1.04      $    .93   $    .97   $    .14   $   1.09
                                      ========   ========      ========   ========      ========   ========   ========   ========
Underwriting ratios
  Losses to premiums earned.........      68.8%      63.3%         64.3%      64.5%         65.4%      65.4%      66.4%      65.5%
  Expenses to premiums written......      32.5       33.0          32.0       31.9          31.8       31.5       32.0       32.1
                                      --------   --------      --------   --------      --------   --------   --------   --------
      Combined......................     101.3%      96.3%         96.3%      96.4%         97.2%      96.9%      98.4%      97.6%
                                      ========   ========      ========   ========      ========   ========   ========   ========

     In February 1997, the Corporation entered into a definitive agreement to sell its life and health insurance operations. As a result, these operations have been classified as discontinued operations. Loss from discontinued operations for the fourth quarter of 1996 reflects a charge of $22.0 million or $.12 per share for the after-tax loss on the sale.

     Claims and expenses for the fourth quarter of 1996 include a $255.0 million write-down of the carrying value of certain real estate assets to their estimated fair value. Income from continuing operations for the quarter has been reduced by a charge of $160.0 million or $.89 per share for the after-tax effect of the write-down.

     Per share amounts have been retroactively adjusted to reflect the two-for-one stock split effective April 19, 1996.

Common Stock Data

     The common stock of the Corporation is listed and principally traded on the New York Stock Exchange (NYSE). The following are the high and low closing sale prices as reported on the NYSE Composite Tape and the quarterly dividends declared for each quarter of 1996 and 1995.

                                                                                                      1996
                                                                                -------------------------------------------------
                                                                                 First        Second         Third        Fourth
                                                                                Quarter       Quarter       Quarter       Quarter
                                                                                -------       -------       -------       -------
Common stock prices
    High....................................................................    $52.13        $49.88        $50.00        $55.50
    Low.....................................................................     46.94         44.13         41.38         45.50
Dividends declared..........................................................       .27           .27           .27           .27


                                                                                                      1995
                                                                                -------------------------------------------------
                                                                                 First        Second         Third        Fourth
                                                                                Quarter       Quarter       Quarter       Quarter
                                                                                -------       -------       -------       -------
Common stock prices
    High....................................................................    $40.50        $42.56        $48.44        $50.25
    Low.....................................................................     38.25         38.75         39.13         45.06
Dividends declared..........................................................       .24 1/2       .24 1/2       .24 1/2       .24 1/2

     The per share amounts have been retroactively adjusted to reflect the two-for-one stock split effective April 19, 1996.

     At March 1, 1997, there were approximately 8,425 common shareholders of record.