Form 10-K, Exhibit 13
period 1997-12-31
CHUBB CORP
filed 1998-03-27
CIK 20171

SUPPLEMENTARY FINANCIAL DATA

                                                                         IN MILLIONS
                                                                   YEARS ENDED DECEMBER 31
                                                                  1997       1996       1995
                                                                --------   --------   --------
PROPERTY AND CASUALTY INSURANCE
  UNDERWRITING
     Net Premiums Written...................................    $5,448.0   $4,773.8   $4,306.0
     Increase in Unearned Premiums..........................      (290.6)    (204.5)    (158.8)
                                                                --------   --------   --------
     Premiums Earned........................................     5,157.4    4,569.3    4,147.2
                                                                --------   --------   --------
     Claims and Claim Expenses..............................     3,307.0    3,010.8    2,670.0
     Operating Costs and Expenses...........................     1,777.4    1,547.4    1,393.3
     Increase in Deferred Policy Acquisition Costs..........       (75.7)     (42.5)     (29.2)
     Dividends to Policyholders.............................        31.7       23.3       18.9
                                                                --------   --------   --------
     Underwriting Income Before Income Tax..................       117.0       30.3       94.2
     Federal and Foreign Income Tax.........................        39.5       13.2       38.5
                                                                --------   --------   --------
     UNDERWRITING INCOME....................................        77.5       17.1       55.7
                                                                --------   --------   --------
  INVESTMENTS
     Investment Income Before Expenses and Income Tax.......       721.4      656.2      613.3
     Investment Expenses....................................        10.2       10.1       10.3
                                                                --------   --------   --------
     Investment Income Before Income Tax....................       711.2      646.1      603.0
     Federal and Foreign Income Tax.........................       118.9      101.9       95.8
                                                                --------   --------   --------
     INVESTMENT INCOME......................................       592.3      544.2      507.2
                                                                --------   --------   --------
  PROPERTY AND CASUALTY INCOME..............................       669.8      561.3      562.9
                                                                --------   --------   --------
REAL ESTATE
  Revenues..................................................       616.1      319.8      287.8
  Cost of Sales and Expenses................................       624.7      555.7(a)   280.1
                                                                --------   --------   --------
  Real Estate Income (Loss) Before Income Tax...............        (8.6)    (235.9)       7.7
  Federal Income Tax (Credit)...............................        (3.5)     (89.1)       1.7
                                                                --------   --------   --------
  REAL ESTATE INCOME (LOSS).................................        (5.1)    (146.8)(a)    6.0
                                                                --------   --------   --------
CORPORATE, NET OF TAX.......................................        36.4       19.7       14.8
                                                                --------   --------   --------
     CONSOLIDATED OPERATING INCOME FROM CONTINUING
       OPERATIONS...........................................       701.1      434.2      583.7
REALIZED INVESTMENT GAINS FROM CONTINUING OPERATIONS,
  NET OF TAX................................................        68.4       52.0       70.7
                                                                --------   --------   --------
     CONSOLIDATED INCOME FROM CONTINUING OPERATIONS.........       769.5      486.2      654.4
INCOME FROM DISCONTINUED OPERATIONS, NET OF TAX (B).........          --       26.5       42.2
                                                                --------   --------   --------
     CONSOLIDATED NET INCOME................................    $  769.5   $  512.7   $  696.6
                                                                ========   ========   ========

(a) The 1996 real estate loss reflects a net charge of $160.0 million for the after-tax effect of a $255.0 million write-down of the carrying value of certain real estate assets to their estimated fair value.

(b) In May 1997, the Corporation sold its life and health insurance operations, which have been classified as discontinued operations.

The above federal and foreign income tax provisions represent allocations of the consolidated provision.

PROPERTY AND CASUALTY UNDERWRITING RESULTS

NET PREMIUMS WRITTEN (In Millions of Dollars)

                                      1997        1996        1995        1994        1993
Personal Insurance
  Automobile......................  $  298.6    $  243.1    $  200.3    $  188.0    $  192.1
  Homeowners......................     697.4       546.1       455.6       436.5       434.1
  Other...........................     310.4       250.0       210.9       204.3       201.6
                                    --------    --------    --------    --------    --------
       Total Personal.............   1,306.4     1,039.2       866.8       828.8       827.8
                                    --------    --------    --------    --------    --------
Commercial Insurance
  Multiple Peril..................     813.6       671.0       575.7       522.6       480.8
  Casualty........................     915.8       818.0       717.3       667.8       728.9(a)
  Workers' Compensation...........     296.7       243.7       223.4       201.6       181.1
  Property and Marine.............     583.0       495.0       426.3       360.0       277.5
  Executive Protection............     891.4       775.7       647.0       596.4       515.2
  Other...........................     644.9       528.7       481.0       458.8       415.1
                                    --------    --------    --------    --------    --------
       Total Commercial...........   4,145.4     3,532.1     3,070.7     2,807.2     2,598.6(a)
                                    --------    --------    --------    --------    --------
       Total Before Reinsurance
          Assumed.................   5,451.8     4,571.3     3,937.5     3,636.0     3,426.4(a)
Reinsurance Assumed...............      (3.8)      202.5       368.5       315.2       219.9
                                    --------    --------    --------    --------    --------
       Total......................  $5,448.0    $4,773.8    $4,306.0    $3,951.2    $3,646.3(a)
                                    ========    ========    ========    ========    ========

(a) Includes a $125.0 million return premium to the Corporation's property and casualty insurance subsidiaries related to the commutation of a medical malpractice reinsurance agreement. Excluding this return premium, net premiums written were $603.9 million for Casualty, $2,473.6 million for Commercial, $3,301.4 million for Total Before Reinsurance Assumed and $3,521.3 million in Total.

A portion of the increase in net premiums written in both 1996 and 1997 was due to changes to the reinsurance agreements with the Royal & Sun Alliance Insurance Group plc. Effective January 1, 1996, these agreements were amended to reduce the portion of each company's business reinsured with the other. The agreements were terminated effective January 1, 1997.

COMBINED LOSS AND EXPENSE RATIOS

Personal Insurance
  Automobile......................      86.6%       86.5%       87.4%       96.3%       97.5%
  Homeowners......................      88.9       104.3        93.8       110.2       100.1
  Other...........................      66.9        69.3        72.6        80.7        84.2
                                    --------    --------    --------    --------    --------
       Total Personal.............      83.1        91.7        87.1        99.8        95.6
                                    --------    --------    --------    --------    --------
Commercial Insurance
  Multiple Peril..................     118.7       118.1       110.0       112.4       117.2
  Casualty........................     113.5       113.3       113.8       101.9       175.8(b)
  Workers' Compensation...........     105.0       101.8        95.1       103.9       117.3
  Property and Marine.............     105.5        97.8        92.9       102.5        98.7
  Executive Protection............      74.5        76.5        82.1        81.4        78.4
  Other...........................      88.9        89.3        95.1       100.2        99.1
                                    --------    --------    --------    --------    --------
       Total Commercial...........     100.7        99.7        99.3        99.4       121.4(b)
                                    --------    --------    --------    --------    --------
       Total Before Reinsurance
          Assumed.................      96.6        97.9        96.5        99.5       115.0(b)
Reinsurance Assumed...............       N/M         N/M        99.2       100.1       112.4
                                    --------    --------    --------    --------    --------
       Total......................      96.9%       98.3%       96.8%       99.5%      114.8%(b)
                                    ========    ========    ========    ========    ========

(b) Includes the effects of a $675.0 million increase in unpaid claims related to an agreement for the settlement of asbestos-related litigation and the $125.0 million return premium related to the commutation of a medical malpractice reinsurance agreement. Excluding the effects of these items, the combined loss and expense ratio was 97.4% for Casualty, 99.2% for Commercial, 98.3% for Total Before Reinsurance Assumed and 99.0% in Total.

The combined loss and expense ratio, expressed as a percentage, is the key measure of underwriting profitability traditionally used in the property and casualty insurance business. It is the sum of the ratio of losses to premiums earned plus the ratio of underwriting expenses to premiums written after reducing both premium amounts by dividends to policyholders.

TEN YEAR FINANCIAL SUMMARY

(in millions except for per share amounts)

FOR THE YEAR                                             1997          1996          1995          1994
REVENUES
  Property and Casualty Insurance
   Premiums Earned...................................   $5,157.4      $4,569.3      $4,147.2      $3,776.3
   Investment Income.................................      721.4         656.2         613.3         570.5
  Real Estate........................................      616.1         319.8         287.8         204.9
  Corporate Investment Income........................       63.9          55.4          54.4          49.4
  Realized Investment Gains (Losses).................      105.2          79.8         108.8          54.1
     TOTAL REVENUES..................................    6,664.0       5,680.5       5,211.5       4,655.2
COMPONENTS OF NET INCOME*
  Property and Casualty Insurance
   Underwriting Income (Loss)(b).....................       77.5          17.1          55.7          (7.8)
   Investment Income.................................      592.3         544.2         507.2         475.0
  Real Estate Income (Loss)..........................       (5.1)       (146.8)(e)       6.0          (2.0)
  Corporate Income (Loss)............................       36.4          19.7          14.8           7.6
     OPERATING INCOME FROM CONTINUING OPERATIONS.....      701.1         434.2         583.7         472.8
  Realized Investment Gains (Losses) from
     Continuing Operations...........................       68.4          52.0          70.7          35.1
     INCOME FROM CONTINUING OPERATIONS...............      769.5         486.2         654.4         507.9
  Income from Discontinued Operations................         --          26.5          42.2          20.6
     NET INCOME......................................      769.5         512.7         696.6         528.5
DILUTED EARNINGS PER SHARE
  Operating Income from Continuing Operations........      $4.00         $2.44         $3.27         $2.66
  Income from Continuing Operations..................       4.39          2.73          3.67          2.85
  Income from Discontinued Operations................         --           .15           .23           .11
  Net Income(b)......................................       4.39          2.88(e)       3.90          2.96
DIVIDENDS DECLARED ON COMMON STOCK...................      198.3         188.7         170.6         161.1
  Per Share..........................................       1.16          1.08           .98           .92
CHANGE IN UNREALIZED APPRECIATION OR DEPRECIATION OF
  INVESTMENTS, NET...................................      161.4        (107.2)        470.2        (487.9)
AT YEAR END
TOTAL ASSETS.........................................  $19,615.6     $19,938.9     $19,636.3     $17,761.0
INVESTED ASSETS
  Property and Casualty Insurance....................   12,777.3      11,190.7      10,013.6       8,938.8
  Corporate..........................................    1,272.3         890.4         906.6         879.5
UNPAID CLAIMS........................................    9,772.5       9,523.7       9,588.2       8,913.2
LONG TERM DEBT.......................................      398.6       1,070.5       1,150.8       1,279.6
TOTAL SHAREHOLDERS' EQUITY...........................    5,657.1       5,462.9       5,262.7       4,247.0
  Per Common Share...................................      33.53         31.24         30.14         24.46

* The federal and foreign income tax provided for each component of income represents its allocated portion of the consolidated provision.

  Prior year earnings per share amounts have been restated to reflect the changes prescribed by Statement of Financial Accounting Standards No. 128, Earnings per Share. The diluted per share amounts include any dilutive effects of convertible securities and of awards under employee stock-based compensation plans.

  In May 1997, the Corporation sold its life and health insurance operations, which have been classified as discontinued operations.

  Amounts prior to 1994 do not reflect the accounting changes prescribed by Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities, as restatement of prior year amounts was not permitted. The change in unrealized appreciation or depreciation of investments for 1994 excludes the increase in unrealized appreciation, as of January 1, 1994, of $220.5 million resulting from the change in accounting principle.

FOR THE YEAR                                             1993             1992         1991         1990         1989         1988
REVENUES
  Property and Casualty Insurance
   Premiums Earned...................................  $3,504.8(a)      $3,163.3     $3,037.2     $2,836.1     $2,693.5    $2,705.5
   Investment Income.................................     541.7            501.1        477.0        463.4        426.2       364.1
  Real Estate........................................     160.6            150.0        140.9        174.9        221.3       155.2
  Corporate Investment Income........................      52.7             57.2         46.3         39.6         25.2        17.8
  Realized Investment Gains (Losses).................     210.6            174.1         61.1         39.6         40.2       (19.6)
     TOTAL REVENUES..................................   4,470.4          4,045.7      3,762.5      3,553.6      3,406.4     3,223.0
COMPONENTS OF NET INCOME*
  Property and Casualty Insurance
   Underwriting Income (Loss)(b).....................    (337.5)(c)        (15.3)        18.6         20.7(d)     (25.0)       15.8
   Investment Income.................................     455.4            422.8        397.6        371.4        330.1       290.6
  Real Estate Income (Loss)..........................      (2.2)            10.0         25.0         40.0         42.0        40.0
  Corporate Income (Loss)............................      14.4             19.8         16.3         14.7           .7        (5.3)
     OPERATING INCOME FROM CONTINUING OPERATIONS.....     130.1            437.3        457.5        446.8        347.8       341.1
  Realized Investment Gains (Losses) from
     Continuing Operations...........................     137.3            114.8         40.3         25.8         26.4       (14.0)
     INCOME FROM CONTINUING OPERATIONS...............     267.4            552.1        497.8        472.6        374.2       327.1
  Income from Discontinued Operations................      76.8             65.0         54.2         49.5         46.6        32.5
     NET INCOME......................................     324.2(f)         617.1        552.0        522.1        420.8       359.6
DILUTED EARNINGS PER SHARE
  Operating Income from Continuing Operations........     $ .77            $2.47        $2.61        $2.59        $2.03       $2.03
  Income from Continuing Operations..................      1.52             3.10         2.84         2.74         2.18        1.94
  Income from Discontinued Operations................       .42              .36          .30          .28          .27         .19
  Net Income(b)......................................      1.83(c)(f)       3.46         3.14         3.02(d)      2.45        2.13
DIVIDENDS DECLARED ON COMMON STOCK...................     150.8            139.6        127.8        109.1         96.5        87.8
  Per Share..........................................       .86              .80          .74          .66          .58         .54
CHANGE IN UNREALIZED APPRECIATION OR DEPRECIATION OF
  INVESTMENTS, NET...................................      46.5            (82.1)        12.2        (19.4)        70.3        29.9
AT YEAR END
TOTAL ASSETS......................................... $16,729.5        $15,197.6    $13,885.9    $12,347.8    $11,390.4    $9,699.4
INVESTED ASSETS
  Property and Casualty Insurance....................   8,403.1          7,767.5      7,086.6      6,297.8      5,793.7     5,153.0
  Corporate..........................................     965.7            955.8        840.3        688.4        647.8       366.2
UNPAID CLAIMS........................................   8,235.4          7,220.9      6,591.3      6,016.4      5,605.0     4,585.8
LONG TERM DEBT.......................................   1,267.2          1,065.6      1,045.8        812.6        604.2       353.7
TOTAL SHAREHOLDERS' EQUITY...........................   4,196.1          3,954.4      3,541.6      2,882.6      2,603.7     2,238.4
  Per Common Share...................................     23.92            22.59        20.37        17.60        15.42       13.77

(a) Premiums earned have been increased by a $125.0 million return premium to the Corporation's property and casualty insurance subsidiaries related to the commutation of a medical malpractice reinsurance agreement.

(b) Net income has been increased by tax benefits of $6.4 million or $.04 per share in 1992, $7.2 million or $.04 per share in 1991, $10.8 million or $.06 per share in 1990, $19.2 million or $.11 per share in 1989 and $20.4 million or $.12 per share in 1988 related to the exclusion from taxable income of a portion of the "fresh start" discount on property and casualty unpaid claims as a result of the Tax Reform Act of 1986.

(c) Net income has been reduced by a net charge of $357.5 million or $1.96 per share for the after-tax effects of a $675.0 million increase in unpaid claims related to an agreement for the settlement of asbestos-related litigation and the $125.0 million return premium related to the commutation of a medical malpractice reinsurance agreement.

(d) Net income has been increased by the one-time benefit of a $14.0 million or $.08 per share elimination of deferred income taxes related to estimated property and casualty salvage and subrogation recoverable as a result of the Revenue Reconciliation Act of 1990.

(e) Net income has been reduced by a net charge of $160.0 million or $.89 per share for the after-tax effect of a $255.0 million write-down of the carrying value of certain real estate assets to their estimated fair value.

(f) Net income has been reduced by a one-time charge of $20.0 million or $.11 per share for the cumulative effect of changes in accounting principles resulting from the Corporation's adoption of Statements of Financial Accounting Standards No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions, and No. 109, Accounting for Income Taxes. Income before the cumulative effect of changes in accounting principles was $344.2 million or $1.94 per share.

THE CHUBB CORPORATION
CONSOLIDATED STATEMENTS OF INCOME

                                                                          IN MILLIONS
                                                                    YEARS ENDED DECEMBER 31
                                                                 1997         1996         1995
REVENUES                                                       --------     --------     --------
     Premiums Earned (Note 11)..............................   $5,157.4     $4,569.3     $4,147.2
     Investment Income (Note 3).............................      785.3        711.6        667.7
     Real Estate............................................      616.1        319.8        287.8
     Realized Investment Gains (Note 3).....................      105.2         79.8        108.8
                                                               --------     --------     --------
          TOTAL REVENUES....................................    6,664.0      5,680.5      5,211.5
                                                               --------     --------     --------
CLAIMS AND EXPENSES
     Insurance Claims (Notes 11 and 13).....................    3,307.0      3,010.8      2,670.0
     Amortization of Deferred Policy Acquisition Costs (Note
      5)....................................................    1,402.6      1,238.0      1,121.0
     Other Insurance Operating Costs and Expenses...........      330.8        290.2        262.0
     Real Estate Cost of Sales and Expenses (Note 4)........      624.7        555.7        280.1
     Investment Expenses....................................       12.0         12.3         11.9
     Corporate Expenses.....................................       12.8         26.6         29.5
                                                               --------     --------     --------
          TOTAL CLAIMS AND EXPENSES.........................    5,689.9      5,133.6      4,374.5
                                                               --------     --------     --------
          INCOME FROM CONTINUING OPERATIONS BEFORE FEDERAL
            AND FOREIGN INCOME TAX..........................      974.1        546.9        837.0

FEDERAL AND FOREIGN INCOME TAX (NOTE 8).....................      204.6         60.7        182.6
                                                               --------     --------     --------
          INCOME FROM CONTINUING OPERATIONS.................      769.5        486.2        654.4

DISCONTINUED OPERATIONS, NET OF TAX (NOTE 2)
     Income from Operations.................................         --         48.5         42.2
     Loss on Disposal.......................................         --        (22.0)          --
                                                               --------     --------     --------
          INCOME FROM DISCONTINUED OPERATIONS...............         --         26.5         42.2
                                                               --------     --------     --------
          NET INCOME........................................   $  769.5     $  512.7     $  696.6
                                                               ========     ========     ========
BASIC EARNINGS PER SHARE (NOTES 1 AND 16)
     Income from Continuing Operations......................   $   4.48     $   2.79     $   3.77
     Income from Discontinued Operations....................         --          .15          .23
                                                               --------     --------     --------
          Net Income........................................   $   4.48     $   2.94     $   4.00
                                                               ========     ========     ========
DILUTED EARNINGS PER SHARE (NOTES 1 AND 16)
     Income from Continuing Operations......................   $   4.39     $   2.73     $   3.67
     Income from Discontinued Operations....................         --          .15          .23
                                                               --------     --------     --------
          Net Income........................................   $   4.39     $   2.88     $   3.90
                                                               ========     ========     ========

See accompanying notes.

THE CHUBB CORPORATION
CONSOLIDATED BALANCE SHEETS

                                                                   IN MILLIONS
                                                                   DECEMBER 31
                                                                1997        1996
ASSETS                                                        ---------   ---------
  Invested Assets (Note 3)
     Short Term Investments.................................  $   725.1   $   275.9
     Fixed Maturities
       Held-to-Maturity -- Tax Exempt (market $2,347.2 and
        $2,573.4)...........................................    2,200.6     2,443.6
       Available-for-Sale
          Tax Exempt (cost $5,408.4 and $4,415.1)...........    5,766.9     4,622.6
          Taxable (cost $4,366.0 and $4,038.7)..............    4,485.9     4,092.7
     Equity Securities (cost $733.9 and $540.5).............      871.1       646.3
                                                              ---------   ---------
       TOTAL INVESTED ASSETS................................   14,049.6    12,081.1

  Cash......................................................       11.5         4.7
  Accrued Investment Income.................................      203.8       195.3
  Premiums Receivable.......................................    1,144.4       984.9
  Reinsurance Recoverable on Unpaid Claims (Note 11)........    1,207.9     1,767.8
  Prepaid Reinsurance Premiums..............................      115.2       326.7
  Funds Held for Asbestos-Related Settlement (Note 13)......      599.5       599.9
  Deferred Policy Acquisition Costs (Note 5)................      676.9       601.2
  Real Estate Assets (Notes 4 and 7)........................      790.0     1,604.0
  Deferred Income Tax (Note 8)..............................      317.0       365.6
  Other Assets..............................................      499.8       564.3
  Net Assets of Discontinued Operations (Note 2)............         --       843.4
                                                              ---------   ---------
       TOTAL ASSETS.........................................  $19,615.6   $19,938.9
                                                              =========   =========
LIABILITIES
  Unpaid Claims (Note 13)...................................  $ 9,772.5   $ 9,523.7
  Unearned Premiums.........................................    2,696.6     2,617.5
  Short Term Debt (Note 7)..................................         --       189.5
  Long Term Debt (Note 7)...................................      398.6     1,070.5
  Dividend Payable to Shareholders..........................       49.0        47.2
  Accrued Expenses and Other Liabilities....................    1,041.8     1,027.6
                                                              ---------   ---------
       TOTAL LIABILITIES....................................   13,958.5    14,476.0
                                                              ---------   ---------
COMMITMENTS AND CONTINGENT LIABILITIES (NOTES 12 AND 13)

SHAREHOLDERS' EQUITY (NOTES 9 AND 18)
  Preferred Stock -- Authorized 4,000,000 Shares;
     $1 Par Value; Issued -- None...........................         --          --
  Common Stock -- Authorized 600,000,000 Shares;
     $1 Par Value; Issued 176,037,850 and 176,084,173
     Shares.................................................      176.0       176.1
  Paid-In Surplus...........................................      593.0       695.7
  Retained Earnings.........................................    5,101.7     4,530.5
  Foreign Currency Translation Losses, Net of Income Tax....      (25.7)      (15.6)
  Unrealized Appreciation of Investments, Net of Income Tax
     (Note 3)...............................................      400.1       238.7
  Receivable from Employee Stock Ownership Plan.............      (96.7)     (106.3)
  Treasury Stock, at Cost -- 7,320,410 and 1,223,182
     Shares.................................................     (491.3)      (56.2)
                                                              ---------   ---------
       TOTAL SHAREHOLDERS' EQUITY...........................    5,657.1     5,462.9
                                                              ---------   ---------
       TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY...........  $19,615.6   $19,938.9
                                                              =========   =========

See accompanying notes.

THE CHUBB CORPORATION
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                       IN MILLIONS
                                                                 YEARS ENDED DECEMBER 31
                                                                1997       1996       1995
                                                              --------   --------   --------
PREFERRED STOCK
     Balance, Beginning and End of Year.....................  $     --   $     --   $     --
                                                              --------   --------   --------
COMMON STOCK
     Balance, Beginning of Year.............................     176.1       87.8       87.8
     Two-for-One Stock Split................................        --       87.8         --
     Shares Issued upon Exchange of Long Term Debt..........        --         .5         --
     Share Activity under Option and Incentive Plans........       (.1)        --         --
                                                              --------   --------   --------
          Balance, End of Year..............................     176.0      176.1       87.8
                                                              --------   --------   --------
PAID-IN SURPLUS
     Balance, Beginning of Year.............................     695.7      778.2      786.6
     Two-for-One Stock Split................................        --      (87.8)        --
     Exchange of Long Term Debt.............................     (68.4)      20.8         --
     Reductions Resulting from Share Activity
       under Option and Incentive Plans.....................     (34.3)     (15.5)      (8.4)
                                                              --------   --------   --------
          Balance, End of Year..............................     593.0      695.7      778.2
                                                              --------   --------   --------
RETAINED EARNINGS
     Balance, Beginning of Year.............................   4,530.5    4,206.5    3,680.5
     Net Income.............................................     769.5      512.7      696.6
     Dividends Declared (per share $1.16, $1.08 and $.98)...    (198.3)    (188.7)    (170.6)
                                                              --------   --------   --------
          Balance, End of Year..............................   5,101.7    4,530.5    4,206.5
                                                              --------   --------   --------
FOREIGN CURRENCY TRANSLATION GAINS (LOSSES)
     Balance, Beginning of Year.............................     (15.6)      (3.4)       9.8
     Change During Year, Net of Income Tax (Note 15)........     (10.1)     (12.2)     (13.2)
                                                              --------   --------   --------
          Balance, End of Year..............................     (25.7)     (15.6)      (3.4)
                                                              --------   --------   --------
UNREALIZED APPRECIATION (DEPRECIATION) OF INVESTMENTS
     Balance, Beginning of Year.............................     238.7      345.9     (124.3)
     Change During Year, Net (Note 3).......................     161.4     (107.2)     470.2
                                                              --------   --------   --------
          Balance, End of Year..............................     400.1      238.7      345.9
                                                              --------   --------   --------
RECEIVABLE FROM EMPLOYEE STOCK OWNERSHIP PLAN
     Balance, Beginning of Year.............................    (106.3)    (115.0)    (123.0)
     Principal Repayments...................................       9.6        8.7        8.0
                                                              --------   --------   --------
          Balance, End of Year..............................     (96.7)    (106.3)    (115.0)
                                                              --------   --------   --------
TREASURY STOCK, AT COST
     Balance, Beginning of Year.............................     (56.2)     (37.3)     (70.4)
     Repurchase of Shares...................................    (827.9)     (82.5)        --
     Shares Issued upon Exchange of Long Term Debt..........     304.4         --         --
     Share Activity under Option and Incentive Plans........      88.4       63.6       33.1
                                                              --------   --------   --------
          Balance, End of Year..............................    (491.3)     (56.2)     (37.3)
                                                              --------   --------   --------
          TOTAL SHAREHOLDERS' EQUITY........................  $5,657.1   $5,462.9   $5,262.7
                                                              ========   ========   ========

See accompanying notes.

THE CHUBB CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                           IN MILLIONS
                                                                     YEARS ENDED DECEMBER 31
                                                                  1997        1996        1995
                                                                ---------   ---------   ---------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net Income................................................    $   769.5   $   512.7   $   696.6
  Adjustments to Reconcile Net Income to Net Cash
   Provided by Operating Activities
     Increase in Unpaid Claims, Net.........................        808.7       141.4       681.6
     Increase in Unearned Premiums, Net.....................        290.6       204.5       158.8
     Increase in Premiums Receivable........................       (159.5)     (124.5)      (96.2)
     Decrease (Increase) in Funds Held for
       Asbestos-Related Settlement..........................           .4       438.2      (480.0)
     Decrease (Increase) in Medical Malpractice Reinsurance
       Related Receivable...................................           --       191.2       (66.2)
     Increase in Deferred Policy Acquisition Costs..........        (75.7)      (42.5)      (29.2)
     Deferred Income Tax Credit.............................        (33.3)     (117.6)      (16.8)
     Write-down of Real Estate Assets.......................           --       255.0          --
     Depreciation...........................................         62.2        59.0        53.5
     Realized Investment Gains..............................       (105.2)      (79.8)     (108.8)
     Income from Discontinued Operations, Net...............           --       (26.5)      (42.2)
     Other, Net.............................................          7.4       188.2        73.7
                                                                ---------   ---------   ---------
       NET CASH PROVIDED BY OPERATING
         ACTIVITIES.........................................      1,565.1     1,599.3       824.8
                                                                ---------   ---------   ---------
CASH FLOWS FROM INVESTING ACTIVITIES
  Proceeds from Sales of Fixed Maturities -- Available-for-
   Sale.....................................................      3,682.6     3,430.5     3,953.9
  Proceeds from Maturities of Fixed Maturities..............        658.5       762.9       651.4
  Proceeds from Sales of Equity Securities..................        401.3       383.0       302.3
  Proceeds from Sale of Discontinued Operations, Net........        861.2          --          --
  Purchases of Fixed Maturities.............................     (5,394.8)   (5,520.5)   (5,466.0)
  Purchases of Equity Securities............................       (519.3)     (395.2)     (145.1)
  Decrease (Increase) in Short Term Investments, Net........       (449.2)      153.4       269.3
  Proceeds from Sale of Real Estate Properties..............        759.6        17.4        10.4
  Additions to Real Estate Assets...........................        (40.1)      (94.3)      (71.7)
  Purchases of Fixed Assets, Net............................        (71.0)      (58.7)      (68.4)
  Other, Net................................................         41.1       (53.2)      (24.0)
                                                                ---------   ---------   ---------
       NET CASH USED IN INVESTING ACTIVITIES................        (70.1)   (1,374.7)     (587.9)
                                                                ---------   ---------   ---------
CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from Issuance of Long Term Debt..................         10.2        86.0       173.9
  Repayment of Long Term Debt...............................       (344.9)     (145.6)     (302.7)
  Increase (Decrease) in Short Term Debt, Net...............       (189.5)       37.8        34.3
  Dividends Paid to Shareholders............................       (196.5)     (184.2)     (167.8)
  Repurchase of Shares......................................       (827.9)      (82.5)         --
  Other, Net................................................         60.4        56.7        31.7
                                                                ---------   ---------   ---------
       NET CASH USED IN FINANCING ACTIVITIES................     (1,488.2)     (231.8)     (230.6)
                                                                ---------   ---------   ---------
Net Increase (Decrease) in Cash.............................          6.8        (7.2)        6.3
Cash at Beginning of Year...................................          4.7        11.9         5.6
                                                                ---------   ---------   ---------
       CASH AT END OF YEAR..................................    $    11.5   $     4.7   $    11.9
                                                                =========   =========   =========
SUPPLEMENTAL CASH FLOW INFORMATION
  Cash Paid During the Year for
     Interest (Net of Amounts Capitalized)..................    $    60.4   $    77.7   $    83.5
     Federal and Foreign Income Taxes.......................        253.5       163.3       192.0

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

  On May 13, 1997, the Corporation completed the sale of its life and health insurance subsidiaries. The life and health insurance subsidiaries have been classified as discontinued operations (see Note (2)). All footnote disclosures reflect continuing operations only, unless otherwise noted.

  In the fourth quarter of 1997, the Corporation adopted Statement of Financial Accounting Standards (SFAS) No. 128, Earnings per Share. SFAS No. 128 establishes new standards for computing and presenting earnings per share. SFAS No. 128 requires presentation of basic earnings per share and diluted earnings per share. Prior period earnings per share amounts have been restated. The adoption of SFAS No. 128 did not have a significant effect on the Corporation's earnings per share.

  Certain other amounts in the consolidated financial statements for prior years have been reclassified to conform with the 1997 presentation.

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

  Premiums and discounts arising from the purchase of mortgage-backed securities are amortized using the interest method over the estimated remaining term of the securities, adjusted for anticipated prepayments.

  Equity securities, which include common stocks and non-redeemable preferred stocks, are carried at market value as of the balance sheet date.

  Unrealized appreciation or depreciation of investments carried at market value is excluded from income and credited or charged directly to a separate component of shareholders' equity, net of applicable deferred income tax.

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

(d) Unpaid Claims

  Liabilities for unpaid claims include the accumulation of individual case estimates for claims reported as well as estimates of unreported claims and claim settlement expenses, less estimates of anticipated salvage and subrogation recoveries. Estimates are based upon past claim experience modified for current trends as well as prevailing economic, legal and social conditions. Such estimates are continually reviewed and updated. Any resulting adjustments are reflected in current operating results.

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

  Prepaid reinsurance premiums represent the portion of insurance premiums ceded to reinsurers applicable to the unexpired terms of the reinsurance contracts in force.

  Commissions received related to reinsurance premiums ceded are considered in determining net acquisition costs eligible for deferral.

  Reinsurance recoverable on unpaid claims represent estimates of the portion of such liabilities that will be recovered from reinsurers. Amounts recoverable from reinsurers are recognized as assets at the same time and in a manner consistent with the liabilities associated with the reinsured policies.

(f) Funds Held for Asbestos-Related Settlement

  Funds held for asbestos-related settlement are assets of the Corporation's property and casualty insurance subsidiaries that accrue income for the benefit of participants in the class settlement of asbestos-related bodily injury claims against Fibreboard Corporation (see Note (13)).

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

  Effective January 1, 1996, the Corporation adopted SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. SFAS No. 121 establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles and goodwill related to those assets. Under SFAS No. 121, real estate properties are reviewed for impairment whenever events or circumstances indicate that the carrying value of such properties may not be recoverable. In performing the review for recoverability of carrying value, estimates are made of the future undiscounted cash flows from each of the properties during the period the property will be held and upon its eventual disposition. If the expected future undiscounted cash flows are less than the carrying value of such properties, an impairment loss is recognized resulting in a write-down of the carrying value of the property. Measurement of such impairment is based on the fair value of the property.

  Depreciation of real estate properties is calculated using the straight-line method over the estimated useful lives of the properties.

  Real estate mortgages and notes receivable are carried at unpaid principal balances less an allowance for uncollectible amounts. A loan is considered impaired when it is probable that all principal and interest amounts will not be collected according to the contractual terms of the loan agreement. An allowance for uncollectible amounts is established to recognize any such impairment. Measurement of impairment is based on the discounted future cash flows of the loan, subject to the estimated fair value of the underlying collateral. These cash flows are discounted at the loan's effective interest rate.

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

(i) Stock-Based Compensation

  The intrinsic value method of accounting is used for stock-based compensation plans. Under the intrinsic value method, compensation cost is measured as the excess, if any, of the quoted market price of the stock at the measurement date over the amount an employee must pay to acquire the stock.

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

(k) Foreign Exchange

  Assets and liabilities relating to foreign operations are translated into U.S. dollars using current exchange rates; revenues and expenses are translated into U.S. dollars using the average exchange rates for each year.

  The functional currency of foreign operations is generally the currency of the local operating environment since their business is primarily transacted in such local currencies. Translation gains and losses, net of applicable income tax, are excluded from income and accumulated in a separate component of shareholders' equity.

(l) Cash Flow Information

  In the statement of cash flows, short term investments are not considered to be cash equivalents. The effect of changes in foreign exchange rates on cash balances was immaterial.

  In 1997 and 1996, $228.6 million and $20.7 million of exchangeable subordinated notes were exchanged for 5,316,565 shares and 480,464 shares, respectively, of common stock of the Corporation. In 1997, $108.6 million of long term debt was assumed by a joint venture as a part of the sale of real estate properties. These noncash transactions have been excluded from the consolidated statements of cash flows.

(m) Accounting Pronouncements Not Yet Adopted

  In June 1996, the Financial Accounting Standards Board (FASB) issued SFAS No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. SFAS No. 125 provides new accounting and reporting standards for transfers of financial assets and extinguishments of liabilities. The Statement provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. Transactions covered by this Statement would include securitizations, repurchase agreements and securities lending. SFAS No. 125, as amended by SFAS No. 127, Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125, is effective January 1, 1998 and is to be applied prospectively. Adoption of this Statement is not expected to have a significant impact on the Corporation's financial position or results of operations.

  In December 1997, the American Institute of Certified Public Accountants issued Statement of Position (SOP) 97-3, Accounting by Insurance and Other Enterprises for Insurance-Related Assessments. The SOP provides guidance for determining when a liability for guaranty-fund and other insurance-related assessments should be recognized and how such liability should be measured. The Corporation will adopt SOP 97-3 as of January 1, 1998. Restatement of financial statements for periods before the year SOP 97-3 is adopted is not permitted. The adoption of SOP 97-3 is not expected to have a significant impact on the Corporation's financial position or results of operations.

(2) DISCONTINUED OPERATIONS

  On May 13, 1997, the Corporation completed the sale of Chubb Life Insurance Company of America and its subsidiaries to Jefferson-Pilot Corporation for $875.0 million in cash, subject to various closing adjustments, none of which were material.

  In 1996, the Corporation recognized a loss of $22.0 million related to the sale of the life and health insurance subsidiaries. The purchase price was not adjusted to reflect results of operations subsequent to December 31, 1996. Therefore, the discontinued life and health insurance operations did not affect the Corporation's net income in 1997 and will not affect net income in future periods.

  The results of the discontinued operations were as follows:

                                        Years Ended December 31
                                        -----------------------
                                        1996               1995
                                        ----               ----
                                             (in millions)
Total revenues......................   $816.8             $877.7
Total benefits, claims and
  expenses..........................    743.9              814.6
                                       ------             ------
  Income before federal income
    tax.............................     72.9               63.1
Federal income tax..................     24.4               20.9
                                       ------             ------
  Income from operations............   $ 48.5             $ 42.2
                                       ======             ======

  The assets and liabilities of the discontinued operations at December 31, 1996 were as follows:

                                               (in millions)
Assets
  Invested assets.................................  $3,185.3
  Other assets....................................   1,546.5
                                                    --------
        Total assets..............................   4,731.8
                                                    --------
Liabilities
  Life and health policy liabilities..............   3,230.7
  Other liabilities...............................     657.7
                                                    --------
        Total liabilities.........................   3,888.4
                                                    --------
Net assets of discontinued operations.............  $  843.4
                                                    ========

(3) INVESTED ASSETS AND RELATED INCOME

  (a) The sources of net investment income were as follows:

                                           Years Ended December 31
                                     ------------------------------------
                                       1997          1996          1995
                                       ----          ----          ----
                                                (in millions)
Fixed maturities...................   $726.1        $669.7        $604.3
Equity securities..................     10.8          10.0          12.3
Short term investments.............     47.6          23.9          35.1
Other..............................       .8           8.0          16.0
                                      ------        ------        ------
 Gross investment income...........    785.3         711.6         667.7
Investment expenses................     12.0          12.3          11.9
                                      ------        ------        ------
                                      $773.3        $699.3        $655.8
                                      ======        ======        ======

  (b) Realized investment gains and losses were as follows:

                                           Years Ended December 31
                                     ------------------------------------
                                       1997          1996          1995
                                       ----          ----          ----
                                                (in millions)
Gross realized investment gains
 Fixed maturities..................   $56.3         $ 56.4        $ 66.7
 Equity securities.................    93.8           75.5          95.4
                                      -----         ------        ------
                                      150.1          131.9         162.1
                                      -----         ------        ------
Gross realized investment losses
 Fixed maturities..................    26.5           45.7          46.5
 Equity securities.................    18.4            6.4           6.8
                                      -----         ------        ------
                                       44.9           52.1          53.3
                                      -----         ------        ------
Realized investment gains..........   105.2           79.8         108.8
Income tax.........................    36.8           27.8          38.1
                                      -----         ------        ------
                                      $68.4         $ 52.0        $ 70.7
                                      =====         ======        ======

    (c) The components of unrealized appreciation of investments carried at market value were as follows:

                                                                      December 31
                                                                -----------------------
                                                                  1997           1996
                                                                  ----           ----
                                                                     (in millions)
 Equity securities
    Gross unrealized appreciation...........................     $160.6         $115.0
    Gross unrealized depreciation...........................       23.4            9.2
                                                                 ------         ------
                                                                  137.2          105.8
                                                                 ------         ------
  Fixed maturities
    Gross unrealized appreciation...........................      486.0          297.1
    Gross unrealized depreciation...........................        7.6           35.6
                                                                 ------         ------
                                                                  478.4          261.5
                                                                 ------         ------
                                                                  615.6          367.3
  Deferred income tax liability.............................      215.5          128.6
                                                                 ------         ------
                                                                 $400.1         $238.7
                                                                 ======         ======

    The change in unrealized appreciation or depreciation of investments carried at market value was as follows:

                                                                     Years Ended December 31
                                                              -------------------------------------
                                                               1997           1996            1995
                                                               ----           ----            ----
                                                                          (in millions)
Continuing operations
  Change in unrealized appreciation of equity securities....  $ 31.4         $  17.3         $ 60.9
  Change in unrealized appreciation or depreciation of fixed
    maturities..............................................   216.9          (119.6)         499.1
                                                              ------         -------         ------
                                                               248.3          (102.3)         560.0
  Deferred income tax (credit)..............................    86.9           (35.8)         196.0
  Decrease in valuation allowance...........................      --              --          (31.6)
                                                              ------         -------         ------
  Change in unrealized appreciation or depreciation.........   161.4           (66.5)         395.6
Discontinued operations, net................................      --           (40.7)          74.6
                                                              ------         -------         ------
                                                              $161.4         $(107.2)        $470.2
                                                              ======         =======         ======

    The unrealized appreciation or depreciation of fixed maturities carried at amortized cost is not reflected in the financial statements. The change in unrealized appreciation of fixed maturities of continuing operations carried at amortized cost was an increase of $16.8 million, a decrease of $48.2 million and an increase of $150.4 million for the years ended December 31, 1997, 1996 and 1995, respectively.

    (d) The amortized cost and estimated market value of fixed maturities were as follows:

                                                                            December 31
                                          --------------------------------------------------------------------------------
                                                                 1997                                       1996
                                          ---------------------------------------------------     ------------------------
                                                         Gross          Gross       Estimated                    Gross
                                          Amortized    Unrealized     Unrealized     Market       Amortized    Unrealized
                                            Cost      Appreciation   Depreciation     Value         Cost      Appreciation
                                          ---------   ------------   ------------   ---------     ---------   ------------
                                                                                         (in millions)

Held-to-maturity -- Tax exempt..........  $ 2,200.6      $146.7          $ .1       $ 2,347.2      $2,443.6       $131.2
                                          ---------      ------          ----       ---------     ---------       ------
Available-for-sale
  Tax exempt............................    5,408.4       358.6            .1         5,766.9       4,415.1        210.1
                                          ---------      ------          ----       ---------     ---------       ------
  Taxable
    U.S. Government and government
      agency and authority
      obligations.......................      594.3         9.9            .1           604.1       1,092.3          5.8
    Corporate bonds.....................      819.9        27.0           2.4           844.5         317.7          7.5
    Foreign bonds.......................    1,022.5        46.3           2.4         1,066.4       1,169.2         58.5
    Mortgage-backed securities..........    1,778.2        35.8           2.6         1,811.4       1,444.5         15.1
    Redeemable preferred stocks.........      151.1         8.4            --           159.5          15.0           .1
                                          ---------      ------          ----       ---------     ---------       ------
                                            4,366.0       127.4           7.5         4,485.9       4,038.7         87.0
                                          ---------      ------          ----       ---------     ---------       ------
      Total available-for-sale..........    9,774.4       486.0           7.6        10,252.8       8,453.8        297.1
                                          ---------      ------          ----       ---------     ---------       ------
      Total fixed maturities............  $11,975.0      $632.7          $7.7       $12,600.0     $10,897.4       $428.3
                                          =========      ======          ====       =========     =========       ======

                                                December 31
                                          ------------------------
                                                    1996
                                          ------------------------
                                             Gross       Estimated
                                           Unrealized     Market
                                          Depreciation     Value
                                          ------------   ---------
                                               (in millions)

Held-to-maturity -- Tax exempt..........     $ 1.4       $ 2,573.4
                                             -----       ---------
Available-for-sale
  Tax exempt............................       2.6         4,622.6
                                             -----       ---------
  Taxable
    U.S. Government and government
      agency and authority
      obligations.......................       8.4         1,089.7
    Corporate bonds.....................       1.8           323.4
    Foreign bonds.......................      11.3         1,216.4
    Mortgage-backed securities..........      11.5         1,448.1
    Redeemable preferred stocks.........        --            15.1
                                             -----       ---------
                                              33.0         4,092.7
                                             -----       ---------
      Total available-for-sale..........      35.6         8,715.3
                                             -----       ---------
      Total fixed maturities............     $37.0       $11,288.7
                                             =====       =========

  The amortized cost and estimated market value of fixed maturities at December 31, 1997 by contractual maturity were as follows:

                                                       Estimated
                                           Amortized    Market
                                             Cost        Value
                                           ---------   ---------
                                               (in millions)
Held-to-Maturity
   Due in one year or less...............  $  111.3    $  112.8
   Due after one year through five
     years...............................     644.8       678.2
   Due after five years through ten
     years...............................     930.6       999.7
   Due after ten years...................     513.9       556.5
                                           --------    --------
                                           $2,200.6    $2,347.2
                                           ========    ========
Available-for-Sale
   Due in one year or less...............  $  194.9    $   197.0
   Due after one year through five
     years...............................   1,100.2      1,132.9
   Due after five years through ten
     years...............................   2,871.2      3,039.4
   Due after ten years...................   3,829.9      4,072.1
                                           --------    ---------
                                            7,996.2      8,441.4
   Mortgage-backed securities............   1,778.2      1,811.4
                                           --------    ---------
                                           $9,774.4    $10,252.8
                                           ========    =========

Actual maturities could differ from contractual maturities because borrowers may have the right to call or prepay obligations.

  (e) The Corporation engages in securities lending whereby certain securities from its portfolio are loaned to other institutions for short periods of time. Cash collateral from the borrower, equal to the market value of the loaned securities plus accrued interest, is deposited with a lending agent and retained and invested by the lending agent to provide additional income for the Corporation. At December 31, 1997 and 1996, the Corporation had no securities loaned to other institutions. The maximum amount of loaned securities outstanding during 1997 was approximately $230.0 million.

(4) REAL ESTATE

  In October 1996, the Corporation announced that it was exploring the possible sale of all or a portion of its real estate assets. In March 1997, the Corporation entered into an agreement with a prospective purchaser to perform due diligence in anticipation of executing a contract for the sale of substantially all of its commercial properties. Because the plan to pursue the sale of these assets in the near term represented a significant change in circumstances relating to the manner in which these assets would be used, the recoverability of their carrying value as of December 31, 1996 was reassessed. As a result, an impairment loss of $255.0 million was recognized in 1996 to reduce the carrying value of these assets to their estimated fair value. This charge was included in real estate cost of sales and expenses in the consolidated statements of income.

  In June 1997, a definitive agreement was reached with the purchaser. In November, the sale of almost all of the properties covered by the agreement reached in June was closed for $736.9 million, which included $628.3 million in cash and the assumption of $108.6 million in debt. The buyer is a joint venture formed by Paine Webber Real Estate Securities Inc., Morgan Stanley Real Estate Fund II, L.P. and Gale & Wentworth, L.L.C. Closing on the few remaining properties under the agreement is expected to occur in 1998. The Corporation is continuing to explore the sale of certain of its remaining properties.

  The components of real estate assets were as follows:

                                                   December 31
                                               -------------------
                                                 1997       1996
                                                 ----       ----
                                                  (in millions)
Mortgages and notes receivable (net of
  allowance for uncollectible amounts of
  $24.0 and $85.7)...........................   $123.8    $  502.4
Income producing properties..................    163.8       584.5
Construction in progress.....................     95.8       135.0
Land under development and unimproved land...    406.6       382.1
                                                ------    --------
                                                $790.0    $1,604.0
                                                ======    ========

  Substantially all mortgages and notes receivable are secured by buildings and land. The ultimate collectibility of the receivables is evaluated continuously and an appropriate allowance for uncollectible amounts established. Mortgages and notes receivable had an estimated aggregate fair value of $121.0 million and $487.2 million at December 31, 1997 and 1996, respectively. The fair value amounts represent point-in-time estimates that are not relevant in predicting future earnings or cash flows related to such receivables.

  Depreciation expense related to income producing properties was $2.7 million, $11.0 million and $14.1 million for 1997, 1996 and 1995, respectively.

(5) DEFERRED POLICY ACQUISITION COSTS

  Policy acquisition costs deferred and the related amortization charged against income were as follows:

                                     Years Ended December 31
                                ---------------------------------
                                  1997        1996        1995
                                  ----        ----        ----
                                          (in millions)
Balance, beginning of year....  $   601.2   $   558.7   $   529.5
                                ---------   ---------   ---------
Costs deferred during year
  Commissions and brokerage...      775.0       653.5       592.7
  Premium taxes and
    assessments...............      124.9       114.7       108.0
  Salaries and overhead.......      578.4       512.3       449.5
                                ---------   ---------   ---------
                                  1,478.3     1,280.5     1,150.2
Amortization during year......   (1,402.6)   (1,238.0)   (1,121.0)
                                ---------   ---------   ---------
Balance, end of year..........  $   676.9   $   601.2   $   558.7
                                =========   =========   =========

(6) PROPERTY AND EQUIPMENT

  Property and equipment included in other assets were as follows:

                                                    December 31
                                                -------------------
                                                  1997       1996
                                                  ----       ----
                                                   (in millions)
Cost..........................................   $391.7     $363.1
Accumulated depreciation......................    178.2      155.5
                                                 ------     ------
                                                 $213.5     $207.6
                                                 ======     ======

  Depreciation expense related to property and equipment was $59.5 million, $48.0 million and $39.4 million for 1997, 1996 and 1995, respectively.

(7) DEBT AND CREDIT ARRANGEMENTS

  (a) Short term debt consisted of commercial paper issued by Chubb Capital Corporation (Chubb Capital), a subsidiary of the Corporation, to support the real estate operations. Borrowings were unsecured and were on terms and at interest rates generally extended to prime borrowers. The weighted average interest rate on short term debt approximated 5 1/2% at December 31, 1996.

  (b) Long term debt consisted of the following:

                                          December 31
                            ---------------------------------------
                                  1997                 1996
                            -----------------   -------------------
                            Carrying    Fair    Carrying     Fair
                             Value     Value     Value      Value
                            --------   -----    --------    -----
                                         (in millions)
Term loans................   $ 40.1    $ 40.3   $  311.4   $  313.6
Mortgages.................     48.5      47.3      189.8      191.6
8 3/4% notes..............     60.0      62.7       90.0       93.9
6% notes..................    150.0     150.0      150.0      149.7
6 7/8% notes..............    100.0     102.5      100.0      101.0
6% exchangeable
  subordinated notes......       --        --      229.3      278.7
                             ------    ------   --------   --------
                             $398.6    $402.8   $1,070.5   $1,128.5
                             ======    ======   ========   ========

  The term loans and mortgages are obligations of the real estate subsidiaries. The term loans mature in varying amounts through 2000. Substantially all term loans are at an interest rate equivalent to the lower of the prime rate or a rate associated with the lender's cost of funds. The mortgages payable are due in varying amounts monthly through 2010. At December 31, 1997, interest rates on term loans approximated 7 1/2% and for mortgages payable the range of interest rates was 6% to 12%. The term loans and mortgages payable are secured by real estate assets with a net book value of $212.2 million at December 31, 1997.

  The Corporation has outstanding $60.0 million of unsecured 8 3/4% notes due November 15, 1999. The notes are subject to mandatory sinking fund payments in amounts sufficient to redeem $30.0 million of principal on a pro rata basis on November 15, 1998 at a redemption price of 100% of their principal amount.

  At December 31, 1997, Chubb Capital had outstanding $150.0 million of 6% notes due February 1, 1998 and $100.0 million of 6 7/8% notes due February 1, 2003. These notes are unsecured and are guaranteed by the Corporation. The 6% notes were paid when due.

  Chubb Capital called for redemption on May 14, 1997 the 6% exchangeable subordinated notes due May 15, 1998. Prior to the redemption date, the holders of $228.6 million of the notes elected the option to exchange each $1,000 of principal amount into 23.256 shares of common stock of the Corporation, resulting in the issuance of 5,316,565 shares of common stock. The remaining notes were redeemed at 101.7% of the principal amount plus accrued interest.

  The Corporation filed a shelf registration statement which the Securities and Exchange Commission declared effective in June 1995, under which up to $400.0 million of various types of securities may be issued by the Corporation or Chubb Capital. No securities have been issued under this registration statement.

  The amounts of long term debt due annually during the five years subsequent to December 31, 1997 are as follows:

      Years Ending         Term Loans
      December 31         and Mortgages   Notes     Total
      ------------        -------------   -----     -----
                                    (in millions)
  1998..................      $ 1.5       $180.0    $181.5
  1999..................       45.6         30.0      75.6
  2000..................       37.5           --      37.5
  2001..................         .3           --        .3
  2002..................         .4           --        .4

  (c) Interest costs of $72.4 million, $89.5 million and $98.6 million were incurred in 1997, 1996 and 1995, respectively, of which $8.7 million, $12.8 million and $16.4 million were capitalized.

  (d) In July 1997, the Corporation entered into two credit agreements with a group of banks that provide for unsecured borrowings of up to $500.0 million in the aggregate. The $200.0 million short term revolving credit facility terminates on July 10, 1998 and may be renewed or replaced. The $300.0 million medium term revolving credit facility terminates on July 11, 2002. On the respective termination dates for these agreements, any loans then outstanding become payable. There have been no borrowings under these agreements. Various interest rate options are available to the Corporation, all of which are based on market rates. These facilities replaced a $300.0 million revolving credit facility, which terminated, and the Corporation's lines of credit. Unused credit facilities are available for general corporate purposes and to support the commercial paper borrowing arrangement.

(8) FEDERAL AND FOREIGN INCOME TAX

     (a) Income tax expense consisted of the following components:

                                                                 Years Ended December 31
                                                               ---------------------------
                                                                1997      1996       1995
                                                                ----      ----       ----
                                                                      (in millions)
Current tax
  United States.............................................   $194.4    $ 152.1    $177.9
  Foreign...................................................     43.5       26.2      21.5
Deferred tax credit, principally United States..............    (33.3)    (117.6)    (16.8)
                                                               ------    -------    ------
                                                               $204.6    $  60.7    $182.6
                                                               ======    =======    ======

     (b) The provision for federal and foreign income tax gives effect to permanent differences between income for financial reporting purposes and taxable income. Accordingly, the effective income tax rate is less than the statutory federal corporate tax rate. The reasons for the lower effective tax rate were as follows:

                                                                            Years Ended December 31
                                                            --------------------------------------------------------
                                                                  1997               1996                1995
                                                            ----------------   -----------------   -----------------
                                                                      % of                % of                % of
                                                                     Pre-Tax             Pre-Tax             Pre-Tax
                                                            Amount   Income    Amount    Income    Amount    Income
                                                            ------   -------   ------    -------   ------    -------
                                                                                 (in millions)
Income from continuing operations before federal and
  foreign income tax......................................  $974.1             $546.9              $837.0
                                                            ======             =======             =======
Tax at statutory federal income tax rate..................  $340.9     35.0%   $191.4      35.0%   $293.0      35.0%
Tax exempt interest income................................  (126.4)   (13.0)   (119.0)    (21.8)   (114.1)    (13.6)
Other, net................................................    (9.9)    (1.0)    (11.7)     (2.1)      3.7        .4
                                                            ------    -----    -------    -----    -------    -----
      Actual tax..........................................  $204.6     21.0%   $ 60.7      11.1%   $182.6      21.8%
                                                            ======    =====    =======    =====    =======    =====

     (c) The tax effects of temporary differences that gave rise to deferred income tax assets and liabilities were as follows:

                                                                  December 31
                                                              --------------------
                                                               1997          1996
                                                               ----          ----
                                                                 (in millions)
Deferred income tax assets
  Unpaid claims.............................................  $572.6        $522.0
  Unearned premiums.........................................   160.8         142.2
  Postretirement benefits...................................    62.9          52.9
  Other, net................................................    27.9           8.2
                                                              ------        ------
    Total...................................................   824.2         725.3
                                                              ------        ------
Deferred income tax liabilities
  Deferred policy acquisition costs.........................   210.4         185.8
  Real estate assets........................................    81.3          45.3
  Unrealized appreciation of investments....................   215.5         128.6
                                                              ------        ------
    Total...................................................   507.2         359.7
                                                              ------        ------
      Net deferred income tax asset.........................  $317.0        $365.6
                                                              ======        ======

(9) STOCK-BASED COMPENSATION PLANS

     (a) In 1996, the Corporation adopted the Long-Term Stock Incentive Plan
(1996), which succeeded the Long-Term Stock Incentive Plan (1992). The Long-Term Stock Incentive Plan (1996) provides for the granting of stock options, performance shares, restricted stock and other stock-based awards to key employees. The maximum number of shares of the Corporation's common stock in respect to which stock-based awards may be granted under the 1996 plan is 14,000,000. At December 31, 1997, 11,605,119 shares were available for grant under the 1996 Plan.

     Stock options are granted at exercise prices not less than the fair market value of the Corporation's common stock on the date of grant. The terms and conditions upon which options become exercisable may vary among grants. Options expire no later than ten years from the date of grant.

     Information concerning stock options granted under the Long-Term Stock Incentive Plans and a prior stock option plan is as follows:

                                                   1997                            1996                           1995
                                       -----------------------------   ----------------------------   ----------------------------
                                         Number     Weighted Average    Number     Weighted Average    Number     Weighted Average
                                       of Shares     Exercise Price    of Shares    Exercise Price    of Shares    Exercise Price
                                       ---------    ----------------   ---------   ----------------   ---------   ----------------
Outstanding, beginning of year.......   8,058,829        $41.48        6,565,034        $37.59        5,449,618        $35.11
Granted..............................   2,753,007         61.05        2,504,048         48.82        1,994,230         41.12
Exercised............................  (1,486,812)        38.39         (782,403)        31.77         (738,332)        28.13
Forfeited............................    (200,221)        51.69         (227,850)        43.26         (140,482)        40.93
                                       ----------                      ---------                      ---------
Outstanding, end of year.............   9,124,803         47.67        8,058,829         41.48        6,565,034         37.59
                                       ==========                      =========                      =========
Exercisable, end of year.............   5,932,905         42.54        4,852,845         38.10        3,961,586         35.35

                                                                       December 31, 1997
                                       ----------------------------------------------------------------------------------
                                                      Options Outstanding                       Options Exercisable
                                       -------------------------------------------------   ------------------------------
                                                                        Weighted Average
              Range of                   Number      Weighted Average      Remaining         Number      Weighted Average
        Option Exercise Price          Outstanding    Exercise Price    Contractual Life   Exercisable    Exercise Price
        ---------------------          -----------   ----------------   ----------------   -----------   ----------------
  $14.31 - $36.03....................   1,038,649         $30.86              3.4           1,038,649         $30.86
  $40.97 - $77.69....................   8,086,154          49.82              7.5           4,894,256          45.01
                                        ---------                                           ---------
                                        9,124,803          47.67              7.0           5,932,905          42.54
                                        =========                                           =========

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

     The Corporation uses the intrinsic value based method of accounting for stock-based compensation, under which compensation cost is measured as the excess, if any, of the quoted market price of the stock at the measurement date over the amount an employee must pay to acquire the stock. Since the exercise price of stock options granted under the Long-Term Stock Incentive Plans is not less than the market price of the underlying stock on the date of grant, no compensation cost has been recognized for such grants. The aggregate amount charged against income (including continuing and discontinued operations) with respect to performance share and restricted stock awards was $14.4 million, $10.2 million and $8.6 million in 1997, 1996 and 1995, respectively.

     The following pro forma net income and earnings per share information has been determined as if the Corporation had accounted for stock-based compensation awarded under the Long-Term Stock Incentive Plans using the fair value based method. Under the fair value method, the estimated fair value of awards at the grant date would be charged against income on a straight-line basis over the vesting period. The pro forma effect on net income for 1996 and 1995 is not representative of the pro forma effect on net income in future years because, as required by SFAS No. 123, Accounting for Stock-Based Compensation, no consideration has been given to awards granted prior to 1995.

                                                   1997                        1996                        1995
                                          ----------------------      ----------------------      ----------------------
                                             As           Pro            As           Pro            As           Pro
                                          Reported       Forma        Reported       Forma        Reported       Forma
                                          --------      --------      --------      --------      --------      --------
                                                            (in millions except for per share amounts)
Net income.............................    $769.5        $746.3        $512.7        $496.6        $696.6        $692.4
Diluted earnings per share.............      4.39          4.26          2.88          2.79          3.90          3.88

  The weighted average fair value of options granted under the Long-Term Stock Incentive Plans during 1997, 1996 and 1995 were $13.83, $11.04 and $10.18, respectively. The fair value of each option grant was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions. The risk-free interest rates for 1997, 1996 and 1995 were 6.5%, 5.9% and 6.3%, respectively. The expected volatility of the market price of the Corporation's common stock for 1997, 1996 and 1995 grants was 16.3%, 18.3% and 19.3%, respectively. The expected average term of the granted options was 5 years for 1997 and 5 1/2 years for 1996 and 1995. The dividend yield was 1.9% for 1997 and 2.1% for 1996 and 1995.

  (b) The Corporation has a leveraged Employee Stock Ownership Plan (ESOP) in which substantially all employees are eligible to participate. At its inception in 1989, the ESOP used the proceeds of a $150.0 million loan from the Corporation to purchase 7,792,204 newly issued shares of the Corporation's common stock. The loan is due in September 2004 and bears interest at 9%. The Corporation has recorded the receivable from the ESOP as a separate reduction of shareholders' equity on the consolidated balance sheets. This balance is reduced as repayments are made on the loan principal.

  The Corporation and its participating subsidiaries make semi-annual contributions to the ESOP in amounts determined at the discretion of the Corporation's Board of Directors. The contributions, together with the dividends on the shares of common stock in the ESOP, are used by the ESOP to make loan interest and principal payments to the Corporation. As interest and principal are paid, a portion of the common stock is allocated to eligible employees.

  The Corporation uses the cash payment method of recognizing ESOP expense. In 1997, 1996 and 1995, cash contributions to the ESOP of $12.2 million, $12.7 million and $12.3 million, respectively, were charged against income (including continuing and discontinued operations). Dividends on shares of common stock in the ESOP used for debt service were $6.2 million, $4.6 million and $4.5 million in 1997, 1996 and 1995, respectively.

  The number of allocated and unallocated shares held by the ESOP at December 31, 1997 were 3,023,768 and 3,636,364, respectively. All such shares are considered outstanding for the computation of earnings per share.

  (c) The Corporation has a Stock Purchase Plan under which substantially all employees are eligible to purchase shares of the Corporation's common stock based on compensation. Shares are purchased at a price equal to the fair market value on the date of grant. At December 31, 1997, there were 469,326 subscribed shares at a price of $52.81. The right to purchase such shares expires in December 1998. No compensation cost has been recognized for such rights. Had the fair value method been used, the cost would have been immaterial.

(10) EMPLOYEE BENEFITS

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

  The components of net pension cost (including continuing and discontinued operations) were as follows:

                                       Years Ended December 31
                                    ------------------------------
                                     1997        1996        1995
                                     ----        ----        ----
                                            (in millions)
Service cost of current
  period......................      $ 19.9      $ 20.6      $ 20.4
Interest cost on projected
  benefit obligation..........        30.3        26.0        23.8
Actual return on plan
  assets......................       (78.7)      (49.1)      (68.5)
Net amortization and
  deferral....................        41.6        17.5        42.7
                                    ------      ------      ------
    Net pension cost..........      $ 13.1      $ 15.0      $ 18.4
                                    ======      ======      ======

  The decrease in net pension cost in 1996 was due primarily to the reduction, effective January 1, 1996, in the assumed rate of increase in future compensation levels.

  The following table sets forth the plans' funded status and amounts recognized in the balance sheets:

                                                 December 31
                                             -------------------
                                               1997       1996
                                               ----       ----
                                                (in millions)
Actuarial present value of benefit
  obligation for service rendered to date:
    Accumulated benefit obligation based on
      current salary levels, including
      vested benefits of $307.0 and $261.4..  $318.8     $273.9
    Additional amount related to projected
      future salary increases...............   116.2      107.0
                                              ------     ------
    Projected benefit obligation for
      service rendered to date..............   435.0      380.9
Plan assets at fair value...................   487.8      426.9
                                              ------     ------
Plan assets in excess of projected benefit
  obligation................................   (52.8)     (46.0)
Unrecognized net gain from past experience
  different from that assumed...............   120.7       98.5
Unrecognized prior service costs............    (8.8)      (4.6)
Unrecognized net asset at January 1, 1985,
  being recognized principally over 19
  years.....................................     6.4        6.9
                                              ------     ------
  Pension liability included in other
    liabilities.............................  $ 65.5     $ 54.8
                                              ======     ======

  The weighted average discount rate used in determining the actuarial present value of the projected benefit obligation at December 31, 1997 and 1996 was 7 1/2% and 7 3/4%, respectively, and the rate of increase in future compensation levels was 5% for both years. The expected long term rate of return on assets was 9% for both years. Plan assets are principally invested in publicly traded stocks and bonds.

  (b) The Corporation and its subsidiaries provide certain other postretirement benefits, principally health care and life insurance, to retired employees and their beneficiaries and covered dependents. Substantially all employees may become eligible for these benefits upon retirement if they meet minimum age and years of service requirements. The expected cost of these benefits is accrued during the years that the employees render the necessary service.

  The Corporation does not fund these benefits in advance. Benefits are paid as covered expenses are incurred. Health care coverage is contributory. Retiree contributions vary based upon a retiree's age, type of coverage and years of service with the Corporation. Life insurance coverage is non-contributory.

  The components of net postretirement benefit cost (including continuing and discontinued operations) were as follows:

                                         Years Ended December 31
                                    ----------------------------------
                                      1997         1996         1995
                                      ----         ----         ----
                                              (in millions)
Service cost of current period....   $ 4.9        $ 6.0        $ 5.7
Interest cost on accumulated
  benefit obligation..............     8.8          8.6          7.9
Net amortization and deferral.....     (.7)          --           --
                                     -----        -----        -----
  Net postretirement benefit
    cost..........................   $13.0        $14.6        $13.6
                                     =====        =====        =====

  The components of the accumulated postretirement benefit obligation were as follows:

                                                  December 31
                                              -------------------
                                                1997       1996
                                                ----       ----
                                                 (in millions)
Retirees....................................   $ 55.9     $ 42.8
Fully eligible active plan participants.....      5.1        8.4
Other active plan participants..............     64.8       63.4
                                               ------     ------
Accumulated postretirement benefit
  obligation................................    125.8      114.6
Unrecognized net gain from past experience
  different from that assumed...............     18.1       13.2
                                               ------     ------
  Postretirement benefit liability included
    in other liabilities....................   $143.9     $127.8
                                               ======     ======

  The weighted average discount rate used in determining the actuarial present value of the accumulated postretirement benefit obligation at December 31, 1997 and 1996 was 7 1/2% and 7 3/4%, respectively. At December 31, 1997, the weighted average health care cost trend rate used to measure the accumulated postretirement cost for medical benefits was 10 1/2% for 1998 and was assumed to decrease gradually to 6% for the year 2005 and remain at that level thereafter. The health care cost trend rate assumption has a significant effect on the amount of the accumulated postretirement benefit obligation and the net postretirement benefit cost reported. To illustrate, a one percent increase in the trend rate for each year would increase the accumulated postretirement benefit obligation at December 31, 1997 by $19.3 million and the aggregate of the service and interest cost components of net postretirement benefit cost for the year ended December 31, 1997 by $2.5 million.

  (c) The Corporation and its subsidiaries have a savings plan, the Capital Accumulation Plan, in which substantially all employees are eligible to participate. Under this plan, the employer makes a matching contribution equal to 100% of each eligible employee's pre-tax elective contributions, up to 4% of the employee's compensation. Contributions are invested at the election of the employee in the Corporation's common stock or in various other investment funds. Employer contributions of $15.0 million, $14.5 million and $13.4 million were charged against income (including continuing and discontinued operations) in 1997, 1996 and 1995, respectively.

(11) REINSURANCE

  Premiums earned and insurance claims are reported net of reinsurance in the consolidated statements of income.

  The effect of reinsurance on the premiums written and earned of the property and casualty insurance subsidiaries was as follows:

                                   Years Ended December 31
                                ------------------------------
                                  1997       1996       1995
                                  ----       ----       ----
                                        (in millions)
Direct premiums written.......  $5,524.4   $5,166.5   $4,907.3
Reinsurance assumed
  Royal & Sun Alliance........      (3.8)     202.5      368.5
  Other.......................     166.7      234.3      378.8
Reinsurance ceded
  Royal & Sun Alliance........     174.6     (269.2)    (535.5)
  Other.......................    (413.9)    (560.3)    (813.1)
                                --------   --------   --------
  Net premiums written........  $5,448.0   $4,773.8   $4,306.0
                                ========   ========   ========
Direct premiums earned........  $5,315.8   $5,023.5   $4,754.4
Reinsurance assumed
  Royal & Sun Alliance........      94.9      284.0      346.9
  Other.......................     197.5      249.0      365.2
Reinsurance ceded
  Royal & Sun Alliance........        --     (348.0)    (520.5)
  Other.......................    (450.8)    (639.2)    (798.8)
                                --------   --------   --------
  Net premiums earned.........  $5,157.4   $4,569.3   $4,147.2
                                ========   ========   ========

  The Royal & Sun Alliance Insurance Group plc is the beneficial owner of 5.4% of the Corporation's common stock. A property and casualty insurance subsidiary of the Corporation assumed on a quota share basis a portion of the property and casualty insurance business written by certain subsidiaries of Royal & Sun Alliance.

  Similarly, a portion of the U.S. insurance business written by the Corporation's property and casualty insurance subsidiaries was reinsured on a quota share basis with a subsidiary of Royal & Sun Alliance.

  Effective January 1, 1996, the reinsurance agreements with Royal & Sun Alliance were amended to reduce the amount of each company's business reinsured with the other. Effective January 1, 1997, the agreements were terminated. The changes to the agreements in 1996 and their termination in 1997 resulted in portfolio transfers of the business previously ceded to Royal & Sun Alliance back to the Corporation's property and casualty insurance subsidiaries and of the business previously assumed by the Corporation's property and casualty insurance subsidiaries back to Royal & Sun Alliance. The effect of the portfolio transfers was a reduction of ceded premiums written of $174.6 million and $91.6 million in 1997 and 1996, respectively, and a reduction of assumed premiums written of $93.6 million and $65.2 million in 1997 and 1996, respectively.

  The 1997 assumed reinsurance premiums written and earned from Royal & Sun Alliance include business assumed for the second half of 1996 which was reported on a lag.

  Reinsurance recoveries by the property and casualty insurance subsidiaries which have been deducted from insurance claims were $346.8 million, $651.9 million and $936.1 million in 1997, 1996 and 1995, respectively. Such amounts included recoveries of $251.4 million and $333.8 million in 1996 and 1995, respectively, from the subsidiary of Royal & Sun Alliance.

  Reinsurance recoverable on property and casualty unpaid claims included approximately $471.0 million at December 31, 1996 from the subsidiary of Royal & Sun Alliance.

(12) LEASES

  The Corporation and its subsidiaries occupy office facilities under lease agreements which expire at various dates through 2019; such leases are generally renewed or replaced by other leases. In addition, the Corporation's subsidiaries lease data processing, office and transportation equipment.

  Most leases contain renewal options for increments ranging from three to five years; certain lease agreements provide for rent increases based on price-level factors. All leases are operating leases.

  Rent expense was as follows:

                                                      Years Ended
                                                      December 31
                                             ------------------------------
                                               1997       1996       1995
                                               ----       ----       ----
                                                     (in millions)
Office facilities..........................   $71.1      $67.6      $67.0
Equipment..................................    12.6       11.8       12.8
                                              -----      -----      -----
                                              $83.7      $79.4      $79.8
                                              =====      =====      =====

  At December 31, 1997, future minimum rental payments required under non-cancellable operating leases were as follows:

Years Ending
 December 31
------------                                    (in millions)
    1998.....................................       $ 67.3
    1999.....................................         70.8
    2000.....................................         68.9
    2001.....................................         60.6
    2002.....................................         52.9
    After 2002...............................        346.6
                                                    ------
                                                    $667.1
                                                    ======

(13) UNPAID CLAIMS

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

  In 1993, Pacific Indemnity Company, a subsidiary of the Corporation, entered into a global settlement agreement with Continental Casualty Company (a subsidiary of CNA Financial Corporation), Fibreboard Corporation, and attorneys representing claimants against Fibreboard for all future asbestos-related bodily injury claims against Fibreboard. This agreement is subject to final appellate court approval. Pursuant to the global settlement agreement, a $1,525.0 million trust fund will be established to pay future claims, which are claims that were not filed in court before August 27, 1993. Pacific Indemnity will contribute $538.2 million to the trust fund and Continental Casualty will contribute the remaining amount. In December 1993, upon execution of the global settlement agreement, Pacific Indemnity and Continental Casualty paid their respective shares into an escrow account. Pacific Indemnity's share is included in funds held for asbestos-related settlement. Upon final court approval of the settlement, the amount in the escrow account, including interest earned thereon, will be transferred to the trust fund. All of the parties have agreed to use their best efforts to seek final court approval of the global settlement agreement.

  Pacific Indemnity and Continental Casualty reached a separate agreement for the handling of all asbestos-related bodily injury claims pending on August 26, 1993 against Fibreboard. Pacific Indemnity's obligation under this agreement with respect to such pending claims is approximately $635.0 million, all of which has been paid. The agreement further provides that the total responsibility of both insurers with respect to pending and future asbestos-related bodily injury claims against Fibreboard will be shared between Pacific Indemnity and Continental Casualty on an approximate 35% and 65% basis, respectively.

  Pacific Indemnity, Continental Casualty and Fibreboard entered into a trilateral agreement to settle all present and future asbestos-related bodily injury claims resulting from insurance policies that were, or may have been, issued to Fibreboard by the two insurers. The trilateral agreement will be triggered if the global settlement agreement is ultimately disapproved. Pacific Indemnity's obligation under the trilateral agreement is therefore similar to, and not duplicative of, that under those agreements described above.

  The trilateral agreement reaffirms portions of an agreement reached in March 1992 between Pacific Indemnity and Fibreboard. Among other matters, that 1992 agreement eliminates any Pacific Indemnity liability to Fibreboard for asbestos-related property damage claims.

  In July 1995, the United States District Court of the Eastern District of Texas approved the global settlement agreement and the trilateral agreement. The judgments approving these agreements were appealed to the United States Court of Appeals for the Fifth Circuit. In July 1996, the Fifth Circuit Court affirmed the 1995 judgments of the District Court. The objectors to the global agreement appealed to the United States Supreme Court. In June 1997, the United States Supreme Court set aside the ruling by the Fifth Circuit Court that had approved the global agreement and ordered the Fifth Circuit Court to reconsider its approval in light of a June 1997 ruling by the Supreme Court rejecting an unrelated settlement that included several former asbestos manufacturers. In January 1998, the Fifth Circuit Court again affirmed the global settlement agreement, ruling that it was legally distinct from the other settlement. It is expected that objectors to the settlement will petition the Supreme Court to review the decision. The Supreme Court would then have to decide whether to take the appeal.

  The trilateral agreement, however, was never appealed to the United States Supreme Court and is now final. As a result, management continues to believe that the uncertainty of Pacific Indemnity's exposure with respect to asbestos-related bodily injury claims against Fibreboard has been eliminated.

  Since 1993, a California Court of Appeal has agreed, in response to a request by Pacific Indemnity, Continental Casualty and Fibreboard, to delay its decisions regarding asbestos-related insurance coverage issues that are currently before it and involve the three parties exclusively, while the approval of the global settlement is pending in court. Continental Casualty and Pacific Indemnity have dismissed disputes against each other which involved Fibreboard and were in litigation.

  The property and casualty insurance subsidiaries have additional potential asbestos exposure, primarily on insureds for which excess liability coverages were written. Such exposure has increased due to the erosion of much of the underlying limits. The number of claims against such insureds and the value of such claims have increased in recent years due in part to the non-viability of other defendants.

  The remaining asbestos exposures are mostly peripheral defendants, including a mix of manufacturers and distributors of certain products that contain asbestos as well as premises owners. Generally, these insureds are named defendants on a regional rather than a nationwide basis. Notices of new asbestos claims and new exposures on existing claims continue to be received as more peripheral parties are drawn into litigation to replace the now defunct mines and bankrupt manufacturers.

  Legal guidelines regarding coverage for asbestos claims have begun to articulate more consistent standards regarding the extent of the insurers' coverage obligation and the method of allocation of costs among insurers. However, the universe of potential claims is still unknown. Therefore, uncertainty remains as to the property and casualty insurance subsidiaries' ultimate liability for asbestos-related claims.

  Hazardous waste sites are another significant potential exposure. Under the federal "Superfund" law and similar state statutes, when potentially responsible parties (PRPs) fail to handle the clean-up, regulators have the work done and then attempt to establish legal liability against the PRPs. The PRPs disposed of toxic materials at a waste dump site or transported the materials to the site. Insurance policies issued to PRPs were not intended to cover the clean-up costs of pollution and, in many cases, did not intend to cover the pollution itself. As the costs of environmental clean-up have become substantial, PRPs and others have increasingly filed claims with their insurance carriers. Litigation against insurers extends to issues of liability, coverage and other policy provisions. There is great uncertainty involved in estimating the property and casualty insurance subsidiaries' liabilities relating to these claims. First, the underlying liabilities of the claimants are extremely difficult to estimate. At any given clean-up site, the allocation of remediation costs among governmental authorities and the PRPs varies greatly. Second, different courts have addressed liability and coverage issues regarding pollution claims and have reached inconsistent conclusions in their interpretation of several issues. These significant uncertainties are not likely to be resolved in the near future.

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

  A reconciliation of the beginning and ending liability for unpaid claims, net of reinsurance recoverable, and a reconciliation of the net liability to the corresponding liability on a gross basis is as follows:

                                     1997       1996       1995
                                     ----       ----       ----
                                           (in millions)
Gross liability, beginning of
  year...........................  $9,523.7   $9,588.2   $8,913.2
Reinsurance recoverable,
  beginning of year..............   1,767.8    1,973.7    1,980.3
                                   --------   --------   --------
Net liability, beginning of
  year...........................   7,755.9    7,614.5    6,932.9
                                   --------   --------   --------
Net incurred claims and claim
  expenses related to
    Current year.................   3,372.3    3,053.6    2,705.8
    Prior years..................     (65.3)     (42.8)     (35.8)
                                   --------   --------   --------
                                    3,307.0    3,010.8    2,670.0
                                   --------   --------   --------
Net payments for claims and claim
  expenses related to
    Current year.................   1,080.0      980.0      737.7
    Prior years..................   1,418.3    1,889.4    1,250.7
                                   --------   --------   --------
                                    2,498.3    2,869.4    1,988.4
                                   --------   --------   --------
Net liability, end of year.......   8,564.6    7,755.9    7,614.5
Reinsurance recoverable,
  end of year....................   1,207.9    1,767.8    1,973.7
                                   --------   --------   --------

Gross liability, end of year.....  $9,772.5   $9,523.7   $9,588.2
                                   ========   ========   ========

  During 1997, the property and casualty insurance subsidiaries experienced overall favorable development of $65.3 million on net unpaid claims established as of the previous year-end. This compares with favorable development of $42.8 million and $35.8 million in 1996 and 1995, respectively. Such redundancies were reflected in operating results in these respective years. Each of the past three years benefited from favorable claim severity trends for certain liability classes; this was offset each year in varying degrees by increases in unpaid claims relating to asbestos and toxic waste claims.

  Management believes that the aggregate loss reserves of the property and casualty insurance subsidiaries at December 31, 1997 were adequate to cover claims for losses which had occurred, including both those known and those yet to be reported. In establishing such reserves, management considers facts currently known and the present state of the law and coverage litigation. However, given the expansion of coverage and liability by the courts and the legislatures in the past and the possibilities of similar interpretations in the future, particularly as they relate to asbestos and toxic waste claims, as well as the uncertainty in determining what scientific standards will be deemed acceptable for measuring hazardous waste site clean-up, additional increases in loss reserves may emerge which would adversely affect results in future periods. The amount cannot reasonably be estimated at the present time.

(14) BUSINESS SEGMENTS

     The property and casualty insurance subsidiaries underwrite most forms of property and casualty insurance in the United States, Canada, Europe and parts of Australia, Latin America and the Far East. The geographic distribution of property and casualty business in the United States is broad with a particularly strong market presence in the Northeast.

     The real estate subsidiary is involved in commercial development activities primarily in New Jersey and residential development activities primarily in central Florida.

     Revenues, income from continuing operations before income tax and identifiable assets of each industry segment were as follows:

                                                                 Years Ended December 31
                                                              ------------------------------
                                                                1997       1996       1995
                                                                ----       ----       ----
Revenues                                                              (in millions)
  Property and casualty insurance
      Premiums earned.......................................  $5,157.4   $4,569.3   $4,147.2
      Investment income.....................................     721.4      656.2      613.3
  Real estate...............................................     616.1      319.8      287.8
                                                              --------   --------   --------
                                                               6,494.9    5,545.3    5,048.3
  Corporate investment income...............................      63.9       55.4       54.4
  Realized investment gains
      Property and casualty insurance.......................      90.2       65.2       95.1
      Corporate.............................................      15.0       14.6       13.7
                                                              --------   --------   --------
        Total revenues......................................  $6,664.0   $5,680.5   $5,211.5
                                                              ========   ========   ========
Income (loss) from continuing operations before income tax
  Property and casualty insurance...........................  $  828.2   $  676.4   $  697.2
  Real estate...............................................      (8.6)    (235.9)       7.7
                                                              --------   --------   --------
                                                                 819.6      440.5      704.9
  Corporate.................................................      49.3       26.6       23.3
  Realized investment gains
      Property and casualty insurance.......................      90.2       65.2       95.1
      Corporate.............................................      15.0       14.6       13.7
                                                              --------   --------   --------
        Income from continuing operations before federal and
        foreign income tax..................................  $  974.1   $  546.9   $  837.0
                                                              ========   ========   ========

                                                                         December 31
                                                              ---------------------------------
                                                                1997        1996        1995
                                                                ----        ----        ----
                                                                        (in millions)
Identifiable assets
  Property and casualty insurance...........................  $17,592.4   $16,577.9   $16,157.7
  Real estate...............................................      815.2     1,641.3     1,842.8
                                                              ---------   ---------   ---------
        Total identifiable assets...........................   18,407.6    18,219.2    18,000.5
  Corporate.................................................    1,424.7       959.8       959.4
  Adjustments and eliminations..............................     (216.7)      (83.5)     (168.2)
  Net assets of discontinued operations.....................         --       843.4       844.6
                                                              ---------   ---------   ---------
        Total assets........................................  $19,615.6   $19,938.9   $19,636.3
                                                              =========   =========   =========

     The following additional information is with respect to the more significant groupings of classes of business for the property and casualty insurance operations:

                                                                    Years Ended December 31
                                                              ------------------------------------
                                                                1997          1996          1995
                                                                ----          ----          ----
                                                                         (in millions)
Premiums earned
  Personal..................................................  $1,188.1      $  969.7      $  847.5
  Commercial................................................   3,874.4       3,315.6       2,952.8
  Reinsurance assumed.......................................      94.9         284.0         346.9
                                                              --------      --------      --------
        Total premiums earned...............................  $5,157.4      $4,569.3      $4,147.2
                                                              ========      ========      ========
Income (loss) from operations before income tax
  Personal..................................................  $  184.1      $   67.2      $   97.3
  Commercial................................................     (55.4)        (18.2)         (6.9)
  Reinsurance assumed.......................................     (11.7)        (18.7)          3.8
                                                              --------      --------      --------
        Underwriting income.................................     117.0          30.3          94.2
  Net investment income.....................................     711.2         646.1         603.0
                                                              --------      --------      --------
        Income from operations before income tax............  $  828.2      $  676.4      $  697.2
                                                              ========      ========      ========

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

(15) INTERNATIONAL OPERATIONS

     The international business of the property and casualty insurance segment is conducted through subsidiaries that operate solely outside of the United States and branch offices of domestic subsidiaries. The assets and liabilities related to such operations are located primarily in the countries in which the insurance risks are written. Prior to 1997, international business was also obtained from treaty reinsurance assumed from Royal & Sun Alliance.

     Shown below is a summary of revenues, income from operations before income tax and identifiable assets of the property and casualty insurance subsidiaries by geographic area:

                                                                      Years Ended December 31
                                                                -----------------------------------
                                                                  1997         1996         1995
                                                                  ----         ----         ----
                                                                           (in millions)
Revenues
  United States.............................................    $ 4,886.8    $ 4,145.7    $ 3,715.1
  International.............................................        992.0      1,079.8      1,045.4
                                                                ---------    ---------    ---------
    Total...................................................    $ 5,878.8    $ 5,225.5    $ 4,760.5
                                                                =========    =========    =========
Income from operations before income tax
  United States.............................................    $   744.4    $   571.6    $   592.7
  International.............................................         83.8        104.8        104.5
                                                                ---------    ---------    ---------
    Total...................................................    $   828.2    $   676.4    $   697.2
                                                                =========    =========    =========

                                                                            December 31
                                                                -----------------------------------
                                                                  1997         1996         1995
                                                                  ----         ----         ----
                                                                           (in millions)
Identifiable assets
  United States.............................................    $15,826.8    $14,573.4    $14,055.3
  International.............................................      1,765.6      2,004.5      2,102.4
                                                                ---------    ---------    ---------
    Total...................................................    $17,592.4    $16,577.9    $16,157.7
                                                                =========    =========    =========

     Foreign currency translation gains or losses credited or charged directly to the separate component of shareholders' equity were as follows:

                                                                      Years Ended December 31
                                                                ------------------------------------
                                                                  1997          1996          1995
                                                                  ----          ----          ----
                                                                           (in millions)
Losses on translation of foreign currencies.................     $(15.3)       $(15.1)       $(15.9)
Income tax (credit)
    Current.................................................       (5.0)         (3.8)         (6.0)
    Deferred................................................        (.2)           .9           3.3
                                                                 ------        ------        ------
                                                                 $(10.1)       $(12.2)       $(13.2)
                                                                 ======        ======        ======

(16) EARNINGS PER SHARE

     The following table sets forth the computation of basic and diluted income from continuing operations per share:

                                                                    Years Ended December 31
                                                                --------------------------------
                                                                  1997        1996        1995
                                                                  ----        ----        ----
                                                                  (in millions except for per
                                                                         share amounts)
Basic earnings per share:
  Income from continuing operations.........................     $769.5      $486.2      $654.4
                                                                 ======      ======      ======
  Weighted average number of common shares outstanding......      171.6       174.2       173.9
                                                                 ======      ======      ======
  Income from continuing operations per share...............     $ 4.48      $ 2.79      $ 3.77
                                                                 ======      ======      ======
Diluted earnings per share:
  Income from continuing operations.........................     $769.5      $486.2      $654.4
  After-tax interest expense on 6% exchangeable subordinated
    notes...................................................        3.3         9.7         9.8
                                                                 ------      ------      ------
  Income from continuing operations for computing diluted
    earnings per share......................................     $772.8      $495.9      $664.2
                                                                 ======      ======      ======
  Weighted average number of common shares outstanding......      171.6       174.2       173.9
  Additional shares from assumed conversion of 6%
    exchangeable subordinated notes as if each $1,000 of
    principal amount had been converted at issuance into
    23.256 shares of common stock...........................        1.8         5.8         5.8
  Additional shares from assumed exercise of stock-based
    compensation awards.....................................        2.8         1.6         1.2
                                                                 ------      ------      ------
  Weighted average number of common shares and potential
    common shares assumed outstanding for computing diluted
    earnings per share......................................      176.2       181.6       180.9
                                                                 ======      ======      ======
  Income from continuing operations per diluted share.......     $ 4.39      $ 2.73      $ 3.67
                                                                 ======      ======      ======

  For additional disclosures regarding the exchangeable subordinated notes and stock-based compensation awards, see Notes (7) and (9).

(17) FAIR VALUES OF FINANCIAL INSTRUMENTS

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

    (ii) Fair values of fixed maturities with active markets are based on quoted market prices. For fixed maturities that trade in less active markets, fair values are obtained from independent pricing services. Fair values of fixed maturities are principally a function of current interest rates. Care should be used in evaluating the significance of these estimated market values which can fluctuate based on such factors as interest rates, inflation, monetary policy and general economic conditions.

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

  The carrying values and fair values of financial instruments were as follows:

                                                                              December 31
                                                              -------------------------------------------
                                                                      1997                   1996
                                                              ---------------------   -------------------
                                                              Carrying      Fair      Carrying     Fair
                                                                Value       Value      Value      Value
                                                              --------      -----     --------    -----
                                                                             (in millions)
Assets
  Invested assets
    Short term investments..................................  $   725.1   $   725.1   $  275.9   $  275.9
    Fixed maturities (Note 3)
      Held-to-maturity......................................    2,200.6     2,347.2    2,443.6    2,573.4
      Available-for-sale....................................   10,252.8    10,252.8    8,715.3    8,715.3
    Equity securities.......................................      871.1       871.1      646.3      646.3
  Real estate mortgages and notes receivable (Note 4).......      123.8       121.0      502.4      487.2
Liabilities
  Short term debt (Note 7)..................................         --          --      189.5      189.5
  Long term debt (Note 7)...................................      398.6       402.8    1,070.5    1,128.5

(18) SHAREHOLDERS' EQUITY

     (a) The authorized but unissued preferred shares may be issued in one or more series and the shares of each series shall have such rights as fixed by the Board of Directors.

     (b) On March 1, 1996, the Board of Directors approved a two-for-one stock split payable to shareholders of record as of April 19, 1996.

     The activity of the Corporation's common stock was as follows:

                                                                        Years Ended December 31
                                                                ----------------------------------------
                                                                   1997           1996           1995
                                                                   ----           ----           ----
                                                                           (number of shares)
Common stock issued
  Balance, beginning of year................................    176,084,173     87,819,355    87,798,286
  Two-for-one stock split...................................             --     87,819,355            --
  Shares issued upon exchange of long term debt.............          2,440        480,464            --
  Share activity under option and incentive plans...........        (48,763)       (35,001)       21,069
                                                                -----------    -----------    ----------
      Balance, end of year..................................    176,037,850    176,084,173    87,819,355
                                                                -----------    -----------    ----------
Treasury stock
  Balance, beginning of year................................      1,223,182        518,468       977,580
  Two-for-one stock split...................................             --        518,468            --
  Repurchase of shares......................................     12,940,500      1,700,000            --
  Shares issued upon exchange of long term debt.............     (5,314,125)            --            --
  Share activity under option and incentive plans...........     (1,529,147)    (1,513,754)     (459,112)
                                                                -----------    -----------    ----------
      Balance, end of year..................................      7,320,410      1,223,182       518,468
                                                                -----------    -----------    ----------
      Common stock outstanding, end of year.................    168,717,440    174,860,991    87,300,887
                                                                ===========    ===========    ==========

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

     A comparison of shareholders' equity on a GAAP basis and policyholders' surplus on a statutory basis is as follows:

                                                                                  December 31
                                                                ------------------------------------------------
                                                                        1997                       1996
                                                                ---------------------      ---------------------
                                                                  GAAP      Statutory        GAAP      Statutory
                                                                  ----      ---------        ----      ---------
                                                                                 (in millions)
Property and casualty insurance subsidiaries*...............    $4,162.5    $2,596.0       $3,788.7    $2,514.2
Discontinued life and health insurance operations...........          --          --          843.4       328.3
                                                                --------    --------       --------    --------
                                                                 4,162.5    $2,596.0        4,632.1    $2,842.5
                                                                            ========                   ========
Real estate subsidiary*.....................................       264.4                         --
Corporate and eliminations..................................     1,230.2                      830.8
                                                                --------                   --------
                                                                $5,657.1                   $5,462.9
                                                                ========                   ========

     A comparison of GAAP and statutory net income is as follows:

                                                                                Years Ended December 31
                                                      ---------------------------------------------------------------------------
                                                              1997                       1996                       1995
                                                      ---------------------      ---------------------      ---------------------
                                                        GAAP      Statutory        GAAP      Statutory        GAAP      Statutory
                                                      --------    ---------      --------    ---------      --------    ---------
                                                                                     (in millions)
Property and casualty insurance subsidiaries*.....     $752.3      $652.4         $453.3      $560.2         $640.8      $571.2
Discontinued life and health insurance
  operations......................................         --          --           26.5**      34.0           42.2        26.8
                                                       ------      ------         ------      ------         ------      ------
                                                        752.3      $652.4          479.8      $594.2          683.0      $598.0
                                                                   ======                     ======                     ======
Corporate and eliminations........................       17.2                       32.9                       13.6
                                                       ------                     ------                     ------
                                                       $769.5                     $512.7                     $696.6
                                                       ======                     ======                     ======

 * A property and casualty subsidiary owned the real estate subsidiary until December 1997, when the real estate subsidiary was distributed to the Corporation in the form of a dividend.
** Includes the $22.0 million after-tax loss on disposal.

     (e) The Corporation's ability to continue to pay dividends to shareholders and interest on debt obligations is affected by the availability of liquid assets held by the Corporation and by the dividend paying ability of its property and casualty insurance subsidiaries. Various state insurance laws restrict the Corporation's property and casualty insurance subsidiaries as to the amount of dividends they may pay to the Corporation without the prior approval of regulatory authorities. The restrictions are generally based on net income and on certain levels of policyholders' surplus as determined in accordance with statutory accounting practices. Dividends in excess of such thresholds are considered "extraordinary" and require prior regulatory approval. During 1997, these subsidiaries paid cash dividends to the Corporation totaling $280.0 million.

     The maximum dividend distribution that may be made by the property and casualty insurance subsidiaries to the Corporation during 1998 without prior approval is approximately $825.0 million.

REPORT OF INDEPENDENT AUDITORS

ERNST & YOUNG LLP
787 Seventh Avenue
New York, New York 10019

The Board of Directors and Shareholders
The Chubb Corporation

     We have audited the accompanying consolidated balance sheets of The Chubb Corporation as of December 31, 1997 and 1996, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of The Chubb Corporation at December 31, 1997 and 1996 and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

     As described in Note (1)(g) to the financial statements, The Chubb Corporation changed its methods of accounting for impairment of long-lived assets in 1996.

February 20, 1998                             /s/ ERNST & YOUNG LLP

QUARTERLY FINANCIAL DATA

     Summarized unaudited quarterly financial data for 1997 and 1996 are shown below. In management's opinion, the interim financial data contain all adjustments, consisting of normal recurring items, necessary to present fairly the results of operations for the interim periods.

                                                                           Three Months Ended
                                        -----------------------------------------------------------------------------------------
                                             March 31                 June 30              September 30           December 31
                                        -------------------     -------------------     -------------------   -------------------
                                          1997       1996         1997       1996         1997       1996       1997       1996
                                          ----       ----         ----       ----         ----       ----       ----       ----
                                                               (in millions except for per share amounts)
Revenues..............................  $1,576.9   $1,481.6     $1,509.6   $1,382.0     $1,568.8   $1,357.0   $2,008.7   $1,459.9
Claims and expenses...................   1,331.4    1,311.2      1,270.2    1,174.3      1,322.3    1,168.3    1,766.0    1,479.8
Federal and foreign income tax
  (credit)............................      53.4       30.0         50.7       42.9         52.5       34.4       48.0      (46.6)
                                        --------   --------     --------   --------     --------   --------   --------   --------
  Income from continuing operations...     192.1      140.4        188.7      164.8        194.0      154.3      194.7       26.7
  Income (loss) from discontinued
    operations, net of tax............        --       11.0           --        9.5           --       10.9         --       (4.9)
                                        --------   --------     --------   --------     --------   --------   --------   --------
      Net income......................  $  192.1   $  151.4     $  188.7   $  174.3     $  194.0   $  165.2   $  194.7   $   21.8
                                        ========   ========     ========   ========     ========   ========   ========   ========
Basic earnings per share
  Income from continuing operations...  $   1.11   $    .81     $   1.10   $    .94     $   1.12   $    .88   $   1.15   $    .16
  Income (loss) from discontinued
    operations........................        --        .06           --        .05           --        .06         --       (.02)
                                        --------   --------     --------   --------     --------   --------   --------   --------
      Net income......................  $   1.11   $    .87     $   1.10   $    .99     $   1.12   $    .94   $   1.15   $    .14
                                        ========   ========     ========   ========     ========   ========   ========   ========
Diluted earnings per share
  Income from continuing operations...  $   1.08   $    .79     $   1.08   $    .92     $   1.10   $    .86   $   1.13   $    .16
  Income (loss) from discontinued
    operations........................        --        .06           --        .05           --        .06         --       (.02)
                                        --------   --------     --------   --------     --------   --------   --------   --------
      Net income......................  $   1.08   $    .85     $   1.08   $    .97     $   1.10   $    .92   $   1.13   $    .14
                                        ========   ========     ========   ========     ========   ========   ========   ========
Underwriting ratios
  Losses to premiums earned...........      63.9%      68.8%        63.3%      64.3%        65.3%      65.4%      65.5%      66.4%
  Expenses to premiums written........      32.4       32.5         32.0       32.0         32.2       31.8       32.9       32.0
                                        --------   --------     --------   --------     --------   --------   --------   --------
      Combined........................      96.3%     101.3%        95.3%      96.3%        97.5%      97.2%      98.4%      98.4%
                                        ========   ========     ========   ========     ========   ========   ========   ========

     On May 13, 1997, the Corporation completed the sale of its life and health insurance operations. These operations have been classified as discontinued operations. Loss from discontinued operations for the fourth quarter of 1996 reflects a charge of $22.0 million or $.12 per diluted share ($.12 per basic share) for the after-tax loss on the sale.

     Claims and expenses for the fourth quarter of 1996 include a $255.0 million write-down of the carrying value of certain real estate assets to their estimated fair value. Income from continuing operations for the quarter has been reduced by a charge of $160.0 million or $.89 per diluted share ($.91 per basic share) for the after-tax effect of the write-down.

     Earnings per share amounts for the first three quarters of 1997 and the four quarters of 1996 have been restated to reflect the changes prescribed by Statement of Financial Accounting Standards No. 128, Earnings per Share.

COMMON STOCK DATA

     The common stock of the Corporation is listed and principally traded on the New York Stock Exchange (NYSE). The following are the high and low closing sale prices as reported on the NYSE Composite Tape and the quarterly dividends declared for each quarter of 1997 and 1996.

                                                                                     1997
                                                                ----------------------------------------------
                                                                 First       Second        Third       Fourth
                                                                Quarter      Quarter      Quarter      Quarter
                                                                -------      -------      -------      -------
Common stock prices
    High....................................................    $62.25       $67.63       $71.75       $78.13
    Low.....................................................     53.00        51.25        65.56        65.88
Dividends declared..........................................       .29          .29          .29          .29

                                                                                     1996
                                                                ----------------------------------------------
                                                                 First       Second        Third       Fourth
                                                                Quarter      Quarter      Quarter      Quarter
                                                                -------      -------      -------      -------
Common stock prices
    High....................................................    $52.13       $49.88       $50.00       $55.50
    Low.....................................................     46.94        44.13        41.38        45.50
Dividends declared..........................................       .27          .27          .27          .27

     At March 9, 1998, there were approximately 8,000 common shareholders of record.