Form 10-K, Exhibit 13
period 1998-12-31
CHUBB CORP
filed 1999-03-29
CIK 20171

Supplementary Financial Data

                                                                         IN MILLIONS
                                                                   YEARS ENDED DECEMBER 31
                                                                  1998       1997       1996
                                                                --------   --------   --------
PROPERTY AND CASUALTY INSURANCE
  UNDERWRITING
     Net Premiums Written...................................    $5,503.5   $5,448.0   $4,773.8
     Increase in Unearned Premiums..........................      (199.7)    (290.6)    (204.5)
                                                                --------   --------   --------
     Premiums Earned........................................     5,303.8    5,157.4    4,569.3
                                                                --------   --------   --------
     Claims and Claim Expenses..............................     3,493.7    3,307.0    3,010.8
     Operating Costs and Expenses...........................     1,850.0    1,777.4    1,547.4
     Increase in Deferred Policy Acquisition Costs..........       (51.8)     (75.7)     (42.5)
     Dividends to Policyholders.............................        35.9       31.7       23.3
                                                                --------   --------   --------
     Underwriting Income (Loss) Before Income Tax...........       (24.0)     117.0       30.3
     Federal and Foreign Income Tax (Credit)................        (9.9)      39.5       13.2
                                                                --------   --------   --------
     UNDERWRITING INCOME (LOSS).............................       (14.1)      77.5       17.1
                                                                --------   --------   --------
  INVESTMENTS
     Investment Income Before Expenses and Income Tax.......       760.0      721.4      656.2
     Investment Expenses....................................        11.1       10.2       10.1
                                                                --------   --------   --------
     Investment Income Before Income Tax....................       748.9      711.2      646.1
     Federal and Foreign Income Tax.........................       114.8      118.9      101.9
                                                                --------   --------   --------
     INVESTMENT INCOME......................................       634.1      592.3      544.2
                                                                --------   --------   --------
  PROPERTY AND CASUALTY INCOME..............................       620.0      669.8      561.3
                                                                --------   --------   --------
REAL ESTATE
  Revenues..................................................        82.2      616.1      319.8
  Cost of Sales and Expenses................................        85.7      624.7      555.7(a)
                                                                --------   --------   --------
  Real Estate Loss Before Income Tax........................        (3.5)      (8.6)    (235.9)
  Federal Income Tax Credit.................................        (1.5)      (3.5)     (89.1)
                                                                --------   --------   --------
  REAL ESTATE LOSS..........................................        (2.0)      (5.1)    (146.8)(a)
                                                                --------   --------   --------
CORPORATE, NET OF TAX.......................................        22.8       36.4       19.7
                                                                --------   --------   --------
     CONSOLIDATED OPERATING INCOME FROM CONTINUING
       OPERATIONS BEFORE RESTRUCTURING CHARGE...............       640.8      701.1      434.2
RESTRUCTURING CHARGE, NET OF TAX (B)........................       (26.0)        --         --
                                                                --------   --------   --------
     CONSOLIDATED OPERATING INCOME FROM CONTINUING
       OPERATIONS AFTER RESTRUCTURING CHARGE................       614.8      701.1      434.2
REALIZED INVESTMENT GAINS FROM CONTINUING OPERATIONS,
  NET OF TAX................................................        92.2       68.4       52.0
                                                                --------   --------   --------
     CONSOLIDATED INCOME FROM CONTINUING OPERATIONS.........       707.0      769.5      486.2
INCOME FROM DISCONTINUED OPERATIONS, NET OF TAX (C).........          --         --       26.5
                                                                --------   --------   --------
     CONSOLIDATED NET INCOME................................    $  707.0   $  769.5   $  512.7
                                                                ========   ========   ========

(a) The 1996 real estate loss reflects a net charge of $160.0 million for the after-tax effect of a $255.0 million write-down of the carrying value of certain real estate assets to their estimated fair value.
(b) In the first quarter of 1998, the Corporation recorded a net charge of $26.0 million for the after-tax effect of a $40.0 million restructuring charge.
(c) In May 1997, the Corporation sold its life and health insurance operations, which have been classified as discontinued operations.

The above federal and foreign income tax provisions represent allocations of the consolidated provision.

Property and Casualty Underwriting Results

NET PREMIUMS WRITTEN (In Millions of Dollars)

                                           1998        1997        1996        1995        1994
Personal Insurance
  Automobile...........................  $  309.4    $  298.6    $  243.1    $  200.3    $  188.0
  Homeowners...........................     735.1       697.4       546.1       455.6       436.5
  Other................................     320.2       310.4       250.0       210.9       204.3
                                         --------    --------    --------    --------    --------
       Total Personal..................   1,364.7     1,306.4     1,039.2       866.8       828.8
                                         --------    --------    --------    --------    --------
Commercial Insurance
  Multiple Peril.......................     784.5       813.6       671.0       575.7       522.6
  Casualty.............................     900.5       915.8       818.0       717.3       667.8
  Workers' Compensation................     320.8       296.7       243.7       223.4       201.6
  Property and Marine..................     524.0       583.0       495.0       426.3       360.0
  Executive Protection.................     949.8       891.4       775.7       647.0       596.4
  Financial Institutions...............     391.6       384.3       340.4       285.5       260.0
  Other................................     267.6       260.6       188.3       195.5       198.8
                                         --------    --------    --------    --------    --------
       Total Commercial................   4,138.8     4,145.4     3,532.1     3,070.7     2,807.2
                                         --------    --------    --------    --------    --------
       Total Before Reinsurance
          Assumed......................   5,503.5     5,451.8     4,571.3     3,937.5     3,636.0
Reinsurance Assumed....................        --        (3.8)      202.5       368.5       315.2
                                         --------    --------    --------    --------    --------
       Total...........................  $5,503.5    $5,448.0    $4,773.8    $4,306.0    $3,951.2
                                         ========    ========    ========    ========    ========

A portion of the increase in net premiums written in both 1996 and 1997 was due to changes to the reinsurance agreements with the Royal & Sun Alliance Insurance Group plc. Effective January 1, 1996, these agreements were amended to reduce the portion of each company's business reinsured with the other. The agreements were terminated effective January 1, 1997.

COMBINED LOSS AND EXPENSE RATIOS

Personal Insurance
  Automobile...........................      89.2%       86.6%       86.5%       87.4%       96.3%
  Homeowners...........................      90.8        88.9       104.3        93.8       110.2
  Other................................      70.2        66.9        69.3        72.6        80.7
                                         --------    --------    --------    --------    --------
       Total Personal..................      85.6        83.1        91.7        87.1        99.8
                                         --------    --------    --------    --------    --------
Commercial Insurance
  Multiple Peril.......................     124.2       118.7       118.1       110.0       112.4
  Casualty.............................     114.6       113.5       113.3       113.8       101.9
  Workers' Compensation................     111.5       105.0       101.8        95.1       103.9
  Property and Marine..................     116.5       105.5        97.8        92.9       102.5
  Executive Protection.................      75.8        74.5        76.5        82.1        81.4
  Financial Institutions...............      86.7        91.5        83.7        88.8        96.2
  Other................................     100.9        85.0        99.0       103.9       105.4
                                         --------    --------    --------    --------    --------
       Total Commercial................     104.5       100.7        99.7        99.3        99.4
                                         --------    --------    --------    --------    --------
       Total Before Reinsurance
          Assumed......................      99.8        96.6        97.9        96.5        99.5
Reinsurance Assumed....................        --         N/M         N/M        99.2       100.1
                                         --------    --------    --------    --------    --------
       Total...........................      99.8%       96.9%       98.3%       96.8%       99.5%
                                         ========    ========    ========    ========    ========

The combined loss and expense ratio, expressed as a percentage, is the key measure of underwriting profitability traditionally used in the property and casualty insurance business. It is the sum of the ratio of losses to premiums earned plus the ratio of underwriting expenses to premiums written after reducing both premium amounts by dividends to policyholders.

Ten Year Financial Summary

(in millions except for per share amounts)

                        FOR THE YEAR                              1998            1997           1996
REVENUES
  Property and Casualty Insurance
   Premiums Earned............................................   $5,303.8        $5,157.4       $4,569.3
   Investment Income..........................................      760.0           721.4          656.2
  Real Estate.................................................       82.2           616.1          319.8
  Corporate Investment Income.................................       61.9            63.9           55.4
  Realized Investment Gains...................................      141.9           105.2           79.8
     TOTAL REVENUES...........................................    6,349.8         6,664.0        5,680.5
COMPONENTS OF NET INCOME*
  Property and Casualty Insurance
   Underwriting Income (Loss)(b)..............................      (14.1)           77.5           17.1
   Investment Income..........................................      634.1           592.3          544.2
  Property and Casualty Insurance Income......................      594.0(e)        669.8          561.3
  Real Estate Income (Loss)...................................       (2.0)           (5.1)        (146.8)(f)
  Corporate Income............................................       22.8            36.4           19.7
     OPERATING INCOME FROM CONTINUING OPERATIONS..............      614.8           701.1          434.2
  Realized Investment Gains from Continuing Operations........       92.2            68.4           52.0
     INCOME FROM CONTINUING OPERATIONS........................      707.0           769.5          486.2
  Income from Discontinued Operations.........................         --              --           26.5
     NET INCOME...............................................      707.0           769.5          512.7
DILUTED EARNINGS PER SHARE
  Operating Income from Continuing Operations(b)..............       3.65(e)         4.00           2.44(f)
  Income from Continuing Operations...........................       4.19            4.39           2.73
  Income from Discontinued Operations.........................         --              --            .15
  Net Income..................................................       4.19            4.39           2.88
DIVIDENDS DECLARED ON COMMON STOCK............................      204.7           198.3          188.7
  Per Share...................................................       1.24            1.16           1.08
CHANGE IN UNREALIZED APPRECIATION OR DEPRECIATION OF
  INVESTMENTS, NET............................................       14.6           161.4         (107.2)
AT YEAR END
TOTAL ASSETS..................................................  $20,746.0       $19,615.6      $19,938.9
INVESTED ASSETS
  Property and Casualty Insurance.............................   13,715.0        12,777.3       11,190.7
  Corporate...................................................    1,040.3         1,272.3          890.4
UNPAID CLAIMS.................................................   10,356.5         9,772.5        9,523.7
LONG TERM DEBT................................................      607.5           398.6        1,070.5
TOTAL SHAREHOLDERS' EQUITY....................................    5,644.1         5,657.1        5,462.9
  Per Common Share............................................      34.78           33.53          31.24

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

      1995           1994           1993             1992             1991           1990            1989
     $4,147.2       $3,776.3       $3,504.8(a)       $3,163.3       $3,037.2       $2,836.1       $2,693.5
        613.3          570.5          541.7             501.1          477.0          463.4          426.2
        287.8          204.9          160.6             150.0          140.9          174.9          221.3
         54.4           49.4           52.7              57.2           46.3           39.6           25.2
        108.8           54.1          210.6             174.1           61.1           39.6           40.2
      5,211.5        4,655.2        4,470.4           4,045.7        3,762.5        3,553.6        3,406.4


         55.7           (7.8)        (337.5)(c)         (15.3)          18.6           20.7(d)       (25.0)
        507.2          475.0          455.4             422.8          397.6          371.4          330.1
        562.9          467.2          117.9             407.5          416.2          392.1          305.1
          6.0           (2.0)          (2.2)             10.0           25.0           40.0           42.0
         14.8            7.6           14.4              19.8           16.3           14.7             .7
        583.7          472.8          130.1             437.3          457.5          446.8          347.8
         70.7           35.1          137.3             114.8           40.3           25.8           26.4
        654.4          507.9          267.4             552.1          497.8          472.6          374.2
         42.2           20.6           76.8              65.0           54.2           49.5           46.6
        696.6          528.5          324.2(g)          617.1          552.0          522.1          420.8

         3.27           2.66            .77(c)           2.47           2.61           2.59(d)        2.03
         3.67           2.85           1.52              3.10           2.84           2.74           2.18
          .23            .11            .42               .36            .30            .28            .27
         3.90           2.96           1.83(g)           3.46           3.14           3.02           2.45
        170.6          161.1          150.8             139.6          127.8          109.1           96.5
          .98            .92            .86               .80            .74            .66            .58

        470.2         (487.9)          46.5             (82.1)          12.2          (19.4)          70.3

    $19,636.3      $17,761.0      $16,729.5         $15,197.6      $13,885.9      $12,347.8      $11,390.4

     10,013.6        8,938.8        8,403.1           7,767.5        7,086.6        6,297.8        5,793.7
        906.6          879.5          965.7             955.8          840.3          688.4          647.8
      9,588.2        8,913.2        8,235.4           7,220.9        6,591.3        6,016.4        5,605.0
      1,150.8        1,279.6        1,267.2           1,065.6        1,045.8          812.6          604.2
      5,262.7        4,247.0        4,196.1           3,954.4        3,541.6        2,882.6        2,603.7
        30.14          24.46          23.92             22.59          20.37          17.60          15.42

(a) Premiums earned have been increased by a $125.0 million return premium to the Corporation's property and casualty insurance subsidiaries related to the commutation of a medical malpractice reinsurance agreement.

(b) Underwriting income has been increased by tax benefits of $6.4 million or $.04 per share in 1992, $7.2 million or $.04 per share in 1991, $10.8 million or $.06 per share in 1990, and $19.2 million or $.11 per share in 1989 related to the exclusion from taxable income of a portion of the "fresh start" discount on property and casualty unpaid claims as a result of the Tax Reform Act of 1986.

(c) Underwriting income has been reduced by a net charge of $357.5 million or $1.96 per share for the after-tax effects of a $675.0 million increase in unpaid claims related to an agreement for the settlement of asbestos-related litigation and the $125.0 million return premium related to the commutation of a medical malpractice reinsurance agreement.

(d) Underwriting income has been increased by the one-time benefit of a $14.0 million or $.08 per share elimination of deferred income taxes related to estimated property and casualty salvage and subrogation recoverable as a result of the Revenue Reconciliation Act of 1990.

(e) Property and casualty insurance income has been reduced by a net charge of $26.0 million or $.15 per share for the after-tax effect of a $40.0 million restructuring charge.

(f) Real estate income has been reduced by a net charge of $160.0 million or $.89 per share for the after-tax effect of a $255.0 million write-down of the carrying value of certain real estate assets to their estimated fair value.

(g) Net income has been reduced by a one-time charge of $20.0 million or $.11 per share for the cumulative effect of changes in accounting principles resulting from the Corporation's adoption of Statements of Financial Accounting Standards No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions, and No. 109, Accounting for Income Taxes. Income before the cumulative effect of changes in accounting principles was $344.2 million or $1.94 per share.

The Chubb Corporation
CONSOLIDATED STATEMENTS OF INCOME

                                                                          IN MILLIONS
                                                                    YEARS ENDED DECEMBER 31
                                                                 1998         1997         1996
REVENUES                                                       --------     --------     --------
     Premiums Earned (Note 13)..............................   $5,303.8     $5,157.4     $4,569.3
     Investment Income (Note 4).............................      821.9        785.3        711.6
     Real Estate............................................       82.2        616.1        319.8
     Realized Investment Gains (Note 4).....................      141.9        105.2         79.8
                                                               --------     --------     --------
          TOTAL REVENUES....................................    6,349.8      6,664.0      5,680.5
                                                               --------     --------     --------
CLAIMS AND EXPENSES
     Insurance Claims (Notes 13 and 15).....................    3,493.7      3,307.0      3,010.8
     Amortization of Deferred Policy Acquisition Costs (Note
      6)....................................................    1,464.3      1,402.6      1,238.0
     Other Insurance Operating Costs and Expenses...........      369.8        330.8        290.2
     Real Estate Cost of Sales and Expenses (Note 5)........       85.7        624.7        555.7
     Investment Expenses....................................       13.2         12.0         12.3
     Corporate Expenses.....................................       33.4         12.8         26.6
     Restructuring Charge (Note 12).........................       40.0           --           --
                                                               --------     --------     --------
          TOTAL CLAIMS AND EXPENSES.........................    5,500.1      5,689.9      5,133.6
                                                               --------     --------     --------
          INCOME FROM CONTINUING OPERATIONS BEFORE FEDERAL
            AND FOREIGN INCOME TAX..........................      849.7        974.1        546.9
FEDERAL AND FOREIGN INCOME TAX (NOTE 9).....................      142.7        204.6         60.7
                                                               --------     --------     --------
          INCOME FROM CONTINUING OPERATIONS.................      707.0        769.5        486.2
DISCONTINUED OPERATIONS, NET OF TAX (NOTE 3)
     Income from Operations.................................         --           --         48.5
     Loss on Disposal.......................................         --           --        (22.0)
                                                               --------     --------     --------
          INCOME FROM DISCONTINUED OPERATIONS...............         --           --         26.5
                                                               --------     --------     --------
          NET INCOME........................................   $  707.0     $  769.5     $  512.7
                                                               ========     ========     ========
BASIC EARNINGS PER SHARE (NOTE 17)
     Income from Continuing Operations......................   $   4.27     $   4.48     $   2.79
     Income from Discontinued Operations....................         --           --          .15
                                                               --------     --------     --------
          Net Income........................................   $   4.27     $   4.48     $   2.94
                                                               ========     ========     ========
DILUTED EARNINGS PER SHARE (NOTE 17)
     Income from Continuing Operations......................   $   4.19     $   4.39     $   2.73
     Income from Discontinued Operations....................         --           --          .15
                                                               --------     --------     --------
          Net Income........................................   $   4.19     $   4.39     $   2.88
                                                               ========     ========     ========

See accompanying notes.

The Chubb Corporation
CONSOLIDATED BALANCE SHEETS

                                                                   IN MILLIONS
                                                                   DECEMBER 31
                                                                1998        1997
ASSETS                                                        ---------   ---------
  Invested Assets (Note 4)
     Short Term Investments.................................  $   344.2   $   725.1
     Fixed Maturities
       Held-to-Maturity -- Tax Exempt (market $2,140.2 and
        $2,347.2)...........................................    2,002.2     2,200.6
       Available-for-Sale
          Tax Exempt (cost $6,509.3 and $5,408.4)...........    6,935.1     5,766.9
          Taxable (cost $4,259.0 and $4,366.0)..............    4,381.6     4,485.9
     Equity Securities (cost $1,002.6 and $733.9)...........    1,092.2       871.1
                                                              ---------   ---------
       TOTAL INVESTED ASSETS................................   14,755.3    14,049.6
  Cash......................................................        8.3        11.5
  Accrued Investment Income.................................      221.0       203.8
  Premiums Receivable.......................................    1,199.3     1,144.4
  Reinsurance Recoverable on Unpaid Claims..................    1,306.6     1,207.9
  Prepaid Reinsurance Premiums..............................      134.6       115.2
  Funds Held for Asbestos-Related Settlement (Note 15)......      607.4       599.5
  Deferred Policy Acquisition Costs (Note 6)................      728.7       676.9
  Real Estate Assets (Notes 5 and 8)........................      746.0       790.0
  Deferred Income Tax (Note 9)..............................      320.8       317.0
  Other Assets..............................................      718.0       499.8
                                                              ---------   ---------
       TOTAL ASSETS.........................................  $20,746.0   $19,615.6
                                                              =========   =========
LIABILITIES
  Unpaid Claims (Note 15)...................................  $10,356.5   $ 9,772.5
  Unearned Premiums.........................................    2,915.7     2,696.6
  Long Term Debt (Note 8)...................................      607.5       398.6
  Dividend Payable to Shareholders..........................       50.3        49.0
  Accrued Expenses and Other Liabilities....................    1,171.9     1,041.8
                                                              ---------   ---------
       TOTAL LIABILITIES....................................   15,101.9    13,958.5
                                                              ---------   ---------
COMMITMENTS AND CONTINGENT LIABILITIES (NOTES 14, 15 AND 21)
SHAREHOLDERS' EQUITY (NOTES 10 AND 20)
  Preferred Stock -- Authorized 4,000,000 Shares;
     $1 Par Value; Issued -- None...........................         --          --
  Common Stock -- Authorized 600,000,000 Shares;
     $1 Par Value; Issued 175,989,202 and 176,037,850
     Shares.................................................      176.0       176.0
  Paid-In Surplus...........................................      546.7       593.0
  Retained Earnings.........................................    5,604.0     5,101.7
  Accumulated Other Comprehensive Income
     Unrealized Appreciation of Investments, Net of Tax
      (Note 4)..............................................      414.7       400.1
     Foreign Currency Translation Losses, Net of Tax........      (36.0)      (25.7)
  Receivable from Employee Stock Ownership Plan.............      (86.3)      (96.7)
  Treasury Stock, at Cost -- 13,722,376 and 7,320,410
     Shares.................................................     (975.0)     (491.3)
                                                              ---------   ---------
       TOTAL SHAREHOLDERS' EQUITY...........................    5,644.1     5,657.1
                                                              ---------   ---------
       TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY...........  $20,746.0   $19,615.6
                                                              =========   =========

See accompanying notes.

The Chubb Corporation
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                       IN MILLIONS
                                                                 YEARS ENDED DECEMBER 31
                                                                1998       1997       1996
                                                              --------   --------   --------
PREFERRED STOCK
     Balance, Beginning and End of Year.....................  $     --   $     --   $     --
                                                              --------   --------   --------
COMMON STOCK
     Balance, Beginning of Year.............................     176.0      176.1       87.8
     Two-for-One Stock Split................................        --         --       87.8
     Shares Issued upon Exchange of Long Term Debt..........        --         --         .5
     Share Activity under Option and Incentive Plans........        --        (.1)        --
                                                              --------   --------   --------
          Balance, End of Year..............................     176.0      176.0      176.1
                                                              --------   --------   --------
PAID-IN SURPLUS
     Balance, Beginning of Year.............................     593.0      695.7      778.2
     Two-for-One Stock Split................................        --         --      (87.8)
     Exchange of Long Term Debt.............................        --      (68.4)      20.8
     Share Activity under Option and Incentive Plans........     (46.3)     (34.3)     (15.5)
                                                              --------   --------   --------
          Balance, End of Year..............................     546.7      593.0      695.7
                                                              --------   --------   --------
RETAINED EARNINGS
     Balance, Beginning of Year.............................   5,101.7    4,530.5    4,206.5
     Net Income.............................................     707.0      769.5      512.7
     Dividends Declared (per share $1.24, $1.16 and
       $1.08)...............................................    (204.7)    (198.3)    (188.7)
                                                              --------   --------   --------
          Balance, End of Year..............................   5,604.0    5,101.7    4,530.5
                                                              --------   --------   --------
UNREALIZED APPRECIATION OF INVESTMENTS
     Balance, Beginning of Year.............................     400.1      238.7      345.9
     Change During Year, Net (Note 4).......................      14.6      161.4     (107.2)
                                                              --------   --------   --------
          Balance, End of Year..............................     414.7      400.1      238.7
                                                              --------   --------   --------
FOREIGN CURRENCY TRANSLATION LOSSES
     Balance, Beginning of Year.............................     (25.7)     (15.6)      (3.4)
     Change During Year, Net of Tax.........................     (10.3)     (10.1)     (12.2)
                                                              --------   --------   --------
          Balance, End of Year..............................     (36.0)     (25.7)     (15.6)
                                                              --------   --------   --------
RECEIVABLE FROM EMPLOYEE STOCK OWNERSHIP PLAN
     Balance, Beginning of Year.............................     (96.7)    (106.3)    (115.0)
     Principal Repayments...................................      10.4        9.6        8.7
                                                              --------   --------   --------
          Balance, End of Year..............................     (86.3)     (96.7)    (106.3)
                                                              --------   --------   --------
TREASURY STOCK, AT COST
     Balance, Beginning of Year.............................    (491.3)     (56.2)     (37.3)
     Repurchase of Shares...................................    (608.5)    (827.9)     (82.5)
     Shares Issued upon Exchange of Long Term Debt..........        --      304.4         --
     Share Activity under Option and Incentive Plans........     124.8       88.4       63.6
                                                              --------   --------   --------
          Balance, End of Year..............................    (975.0)    (491.3)     (56.2)
                                                              --------   --------   --------
          TOTAL SHAREHOLDERS' EQUITY........................  $5,644.1   $5,657.1   $5,462.9
                                                              ========   ========   ========

See accompanying notes.

The Chubb Corporation
CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                           IN MILLIONS
                                                                     YEARS ENDED DECEMBER 31
                                                                  1998        1997        1996
                                                                ---------   ---------   ---------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net Income................................................    $   707.0   $   769.5   $   512.7
  Adjustments to Reconcile Net Income to Net Cash
   Provided by Operating Activities
     Increase in Unpaid Claims, Net.........................        485.3       808.7       141.4
     Increase in Unearned Premiums, Net.....................        199.7       290.6       204.5
     Increase in Premiums Receivable........................        (54.9)     (159.5)     (124.5)
     Change in Funds Held for Asbestos-Related Settlement...         (7.9)         .4       438.2
     Decrease in Medical Reinsurance Related Receivable.....           --          --       191.2
     Increase in Deferred Policy Acquisition Costs..........        (51.8)      (75.7)      (42.5)
     Deferred Income Tax Credit.............................         (5.5)      (33.3)     (117.6)
     Write-down of Real Estate Assets.......................           --          --       255.0
     Depreciation...........................................         58.2        56.4        59.0
     Realized Investment Gains..............................       (141.9)     (105.2)      (79.8)
     Income from Discontinued Operations, Net...............           --          --       (26.5)
     Other, Net.............................................         25.8        13.2       188.2
                                                                ---------   ---------   ---------
       NET CASH PROVIDED BY OPERATING
         ACTIVITIES.........................................      1,214.0     1,565.1     1,599.3
                                                                ---------   ---------   ---------
CASH FLOWS FROM INVESTING ACTIVITIES
  Proceeds from Sales of Fixed Maturities -- Available-for-
   Sale.....................................................      1,668.8     3,682.6     3,430.5
  Proceeds from Maturities of Fixed Maturities..............        784.2       658.5       762.9
  Proceeds from Sales of Equity Securities..................        366.7       401.3       383.0
  Proceeds from Sale of Discontinued Operations, Net........           --       861.2          --
  Purchases of Fixed Maturities.............................     (3,218.4)   (5,394.8)   (5,520.5)
  Purchases of Equity Securities............................       (535.7)     (519.3)     (395.2)
  Decrease (Increase) in Short Term Investments, Net........        380.9      (449.2)      153.4
  Proceeds from Sale of Real Estate Properties..............         33.6       759.6        17.4
  Additions to Real Estate Assets...........................        (13.2)      (40.1)      (94.3)
  Purchases of Fixed Assets, Net............................        (78.8)      (71.0)      (58.7)
  Other, Net................................................        (75.5)       41.1       (53.2)
                                                                ---------   ---------   ---------
       NET CASH USED IN INVESTING ACTIVITIES................       (687.4)      (70.1)   (1,374.7)
                                                                ---------   ---------   ---------
CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from Issuance of Long Term Debt..................        400.5        10.2        86.0
  Repayment of Long Term Debt...............................       (191.6)     (344.9)     (145.6)
  Increase (Decrease) in Short Term Debt, Net...............           --      (189.5)       37.8
  Dividends Paid to Shareholders............................       (203.4)     (196.5)     (184.2)
  Repurchase of Shares......................................       (608.5)     (827.9)      (82.5)
  Other, Net................................................         73.2        60.4        56.7
                                                                ---------   ---------   ---------
       NET CASH USED IN FINANCING ACTIVITIES................       (529.8)   (1,488.2)     (231.8)
                                                                ---------   ---------   ---------
Net Increase (Decrease) in Cash.............................         (3.2)        6.8        (7.2)
Cash at Beginning of Year...................................         11.5         4.7        11.9
                                                                ---------   ---------   ---------
       CASH AT END OF YEAR..................................    $     8.3   $    11.5   $     4.7
                                                                =========   =========   =========

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

Net Income..................................................    $   707.0   $   769.5   $   512.7
Other Comprehensive Income (Loss)
  Change in Unrealized Appreciation of Investments,
     Net of Tax.............................................         14.6       161.4      (107.2)
  Change in Foreign Currency Translation Losses,
     Net of Tax.............................................        (10.3)      (10.1)      (12.2)
                                                                ---------   ---------   ---------
                                                                      4.3       151.3      (119.4)
                                                                ---------   ---------   ---------
       COMPREHENSIVE INCOME.................................    $   711.3   $   920.8   $   393.3
                                                                =========   =========   =========

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

  The consolidated financial statements reflect estimates and judgments made by management for those transactions that are not yet complete or for which the ultimate effects cannot be precisely determined. Such estimates and judgments affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  The Corporation is a holding company with subsidiaries principally engaged in the property and casualty insurance business. The property and casualty insurance subsidiaries underwrite most forms of property and casualty insurance in the United States, Canada, Europe and parts of Australia, Latin America and the Far East. The geographic distribution of property and casualty business in the United States is broad with a particularly strong market presence in the Northeast.

  On May 13, 1997, the Corporation completed the sale of its life and health insurance subsidiaries. The life and health insurance subsidiaries have been classified as discontinued operations (see Note (3)). All footnote disclosures reflect continuing operations only, unless otherwise noted.

  Certain amounts in the consolidated financial statements for prior years have been reclassified to conform with the 1998 presentation.

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

  Unrealized appreciation or depreciation of investments carried at market value is excluded from net income and credited or charged, net of applicable deferred income tax, directly to other comprehensive income, which is a component of shareholders' equity.

  Realized gains and losses on the sale of investments are determined on the basis of the cost of the specific investments sold and are credited or charged to net income.

(c) Premium Revenues and Related Expenses

  Premiums are earned on a monthly pro rata basis over the terms of the policies. Revenues include estimates of audit premiums and premiums on retrospectively rated policies. Unearned premiums represent the portion of premiums written applicable to the unexpired terms of policies in force.

  Acquisition costs are deferred by major product groups and amortized over the period in which the related premiums are earned. Such costs include commissions, premium taxes and other costs that vary with and are primarily related to the production of business. Deferred policy acquisition costs are reviewed to determine that they do not exceed recoverable amounts, after considering anticipated investment income.

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

(e) Reinsurance

  In the ordinary course of business, the Corporation's insurance subsidiaries assume and cede reinsurance with other insurance companies and are members of various pools and associations. Reinsurance is ceded to provide greater diversification of business and to limit the maximum net loss potential arising from large or concentrated risks. A large portion of the reinsurance is effected under contracts known as treaties and in some instances by negotiation on individual risks. Certain of these arrangements consist of excess of loss and catastrophe contracts which protect against losses over stipulated amounts arising from any one occurrence or event. Ceded reinsurance contracts do not relieve the Corporation's insurance subsidiaries of their primary obligation to the policyholders.

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

(f) Funds Held for Asbestos-Related Settlement

  Funds held for asbestos-related settlement are assets of the Corporation's property and casualty insurance subsidiaries that accrue income for the benefit of participants in the class settlement of asbestos-related bodily injury claims against Fibreboard Corporation (see Note (15)).

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

  Real estate properties are reviewed for impairment whenever events or circumstances indicate that the carrying value of such properties may not be recoverable. In performing the review for recoverability of carrying value, estimates are made of the future undiscounted cash flows from each of the properties during the period the property will be held and upon its eventual disposition. If the expected future undiscounted cash flows are less than the carrying value of any such property, an impairment loss is recognized resulting in a write-down of the carrying value of the property. Measurement of such impairment is based on the fair value of the property.

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

  Deferred income tax assets and liabilities are recognized for the expected future tax effects attributable to temporary differences between the financial reporting and tax bases of assets and liabilities, based on enacted tax rates and other provisions of tax law. The effect of a change in tax laws or rates is recognized in net income in the period in which such change is enacted.

  U. S. federal income taxes are accrued on undistributed earnings of foreign subsidiaries.

(k) Foreign Exchange

  Assets and liabilities relating to foreign operations are translated into U.S. dollars using current exchange rates; revenues and expenses are translated into U.S. dollars using the average exchange rates for each year.

  The functional currency of foreign operations is generally the currency of the local operating environment since their business is primarily transacted in such local currency. Translation gains and losses, net of applicable income tax, are excluded from net income and are credited or charged directly to other comprehensive income, which is a component of shareholders' equity.

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

(m) Accounting Pronouncements Not Yet Adopted

  In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards for derivative instruments and for hedging activities. SFAS No. 133 requires that all derivatives be recognized as assets or liabilities and be measured at fair value. The accounting for changes in the fair value of the derivative depends on the intended use of the derivative. SFAS No. 133 is effective for the Corporation on January 1, 2000. This Statement should not be applied retroactively to financial statements of prior periods. Currently, the Corporation's use of derivative instruments is not significant. Thus, the adoption of SFAS No. 133 is not expected to have a significant effect on the Corporation's financial position or results of operations.

  In March 1998, the American Institute of Certified Public Accountants (AICPA) issued Statement of Position (SOP) 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. This SOP requires that certain costs incurred to develop or obtain computer software for internal use should be capitalized and amortized over the software's expected useful life. Currently, the Corporation expenses all development costs of internal use computer software. SOP 98-1 is effective for the Corporation on January 1, 1999 and is to be applied prospectively. The adoption of SOP 98-1 will increase the Corporation's net income in 1999 by an amount that has not yet been quantified. The effect on net income will decrease in future years as the new method of accounting is phased in.

(2) ADOPTION OF NEW ACCOUNTING PRONOUNCEMENTS
  Effective January 1, 1998, the Corporation adopted SFAS No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, as amended by SFAS No. 127, Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125. SFAS No. 125 provides new accounting and reporting standards for transfers of financial assets and extinguishments of liabilities. The Statement provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. Transactions covered by this Statement include securitizations, repurchase agreements and securities lending. The Corporation currently engages in securities lending. The Statement has been applied prospectively. Adoption of SFAS No. 125 did not have a significant impact on the Corporation's financial position or results of operations.

  Effective January 1, 1998, the Corporation adopted SOP 97-3, Accounting by Insurance and Other Enterprises for Insurance-Related Assessments, which was issued by the AICPA. The SOP provides guidance for determining when a liability for guaranty fund and other insurance-related assessments should be recognized and how such liability should be measured. The SOP requires that a liability be recognized for insurance-related assessments when an assessment has been imposed or it is probable that an assessment will be imposed, the event obligating an entity to pay the imposed or probable assessment has occurred and the amount of the assessment can be reasonably estimated. Restatement of prior years' financial statements is not permitted. Since the Corporation's previous accounting policy for insurance-related assessments was consistent with the requirements of SOP 97-3, the adoption of SOP 97-3 did not have any impact on the Corporation's financial position or results of operations.

(3) DISCONTINUED OPERATIONS

  On May 13, 1997, the Corporation completed the sale of Chubb Life Insurance Company of America and its subsidiaries to Jefferson-Pilot Corporation for $875.0 million in cash, subject to various closing adjustments, none of which were material.

  In 1996, the Corporation recognized a loss of $22.0 million related to the sale of the life and health insurance subsidiaries. The purchase price was not adjusted to reflect results of operations subsequent to December 31, 1996. Therefore, the discontinued life and health insurance operations did not affect the Corporation's net income in 1997 and 1998 and will not affect net income in future periods.

  The results of the discontinued operations for the year ended December 31, 1996 were as follows:

                                                 (in millions)
Total revenues.................................     $816.8
Total benefits, claims and expenses............      743.9
                                                    ------
  Income before federal income tax.............       72.9
Federal income tax.............................       24.4
                                                    ------
  Income from operations.......................     $ 48.5
                                                    ======

(4) INVESTED ASSETS AND RELATED INCOME

  (a) The amortized cost and estimated market value of fixed maturities were as follows:

                                                                        December 31
                                       ------------------------------------------------------------------------------
                                                              1998                                     1997
                                       ---------------------------------------------------   ------------------------
                                                      Gross          Gross       Estimated                  Gross
                                       Amortized    Unrealized     Unrealized     Market     Amortized    Unrealized
                                         Cost      Appreciation   Depreciation     Value       Cost      Appreciation
                                       ---------   ------------   ------------   ---------   ---------   ------------
                                                                       (in millions)
Held-to-maturity -- Tax exempt.......  $ 2,002.2      $138.0         $--         $ 2,140.2   $ 2,200.6       $146.7
                                       ---------      ------         -----       ---------   ---------      ------

Available-for-sale
  Tax exempt.........................    6,509.3       427.9           2.1         6,935.1     5,408.4       358.6
                                       ---------      ------         -----       ---------   ---------      ------
  Taxable
    U.S. Government and government
      agency and authority
      obligations....................      344.2         8.8          --             353.0       594.3         9.9
    Corporate bonds..................    1,031.9        44.5            .6         1,075.8       819.9        27.0
    Foreign bonds....................    1,118.3        85.4           1.6         1,202.1     1,022.5        46.3
    Mortgage-backed securities.......    1,694.3        22.1          38.9         1,677.5     1,778.2        35.8
    Redeemable preferred stocks......       70.3         2.9          --              73.2       151.1         8.4
                                       ---------      ------         -----       ---------   ---------      ------
                                         4,259.0       163.7          41.1         4,381.6     4,366.0       127.4
                                       ---------      ------         -----       ---------   ---------      ------
      Total available-for-sale.......   10,768.3       591.6          43.2        11,316.7     9,774.4       486.0
                                       ---------      ------         -----       ---------   ---------      ------
      Total fixed maturities.........  $12,770.5      $729.6         $43.2       $13,456.9   $11,975.0      $632.7
                                       =========      ======         =====       =========   =========      ======

                                             December 31
                                       ------------------------
                                                 1997
                                       ------------------------
                                          Gross       Estimated
                                        Unrealized     Market
                                       Depreciation     Value
                                       ------------   ---------
                                            (in millions)
Held-to-maturity -- Tax exempt.......      $ .1       $ 2,347.2
                                           ----       ---------
Available-for-sale
  Tax exempt.........................        .1         5,766.9
                                           ----       ---------
  Taxable
    U.S. Government and government
      agency and authority
      obligations....................        .1           604.1
    Corporate bonds..................       2.4           844.5
    Foreign bonds....................       2.4         1,066.4
    Mortgage-backed securities.......       2.6         1,811.4
    Redeemable preferred stocks......      --             159.5
                                           ----       ---------
                                            7.5         4,485.9
                                           ----       ---------
      Total available-for-sale.......       7.6        10,252.8
                                           ----       ---------
      Total fixed maturities.........      $7.7       $12,600.0
                                           ====       =========

  The amortized cost and estimated market value of fixed maturities at December 31, 1998 by contractual maturity were as follows:

                                                                           Estimated
                                                              Amortized     Market
                                                                Cost         Value
                                                              ---------    ---------
                                                                  (in millions)
Held-to-maturity
   Due in one year or less..................................  $  122.5     $  124.4
   Due after one year through five years....................     612.4        644.4
   Due after five years through ten years...................     851.6        918.5
   Due after ten years......................................     415.7        452.9
                                                              --------     --------
                                                              $2,002.2     $2,140.2
                                                              ========     ========

Available-for-sale
   Due in one year or less..................................  $   248.7    $   250.9
   Due after one year through five years....................    1,216.0      1,272.5
   Due after five years through ten years...................    3,223.3      3,461.6
   Due after ten years......................................    4,386.0      4,654.2
                                                              ---------    ---------
                                                                9,074.0      9,639.2
   Mortgage-backed securities...............................    1,694.3      1,677.5
                                                              ---------    ---------
                                                              $10,768.3    $11,316.7
                                                              =========    =========

Actual maturities could differ from contractual maturities because borrowers may have the right to call or prepay obligations.

  (b) The components of unrealized appreciation of investments carried at market value were as follows:

                                                                    December 31
                                                                -------------------
                                                                 1998         1997
                                                                 ----         ----
                                                                      (in millions)
  Equity securities
    Gross unrealized appreciation...........................    $164.6       $160.6
    Gross unrealized depreciation...........................      75.0         23.4
                                                                ------       ------
                                                                  89.6        137.2
                                                                ------       ------
  Fixed maturities
    Gross unrealized appreciation...........................     591.6        486.0
    Gross unrealized depreciation...........................      43.2          7.6
                                                                ------       ------
                                                                 548.4        478.4
                                                                ------       ------
                                                                 638.0        615.6
  Deferred income tax liability.............................     223.3        215.5
                                                                ------       ------
                                                                $414.7       $400.1
                                                                ======       ======

  The change in unrealized appreciation of investments carried at market value was as follows:

                                          Years Ended December 31
                                      -------------------------------
                                       1998        1997        1996
                                       ----        ----        ----
                                               (in millions)
Continuing operations
 Change in unrealized appreciation
   of equity securities.............  $(47.6)     $ 31.4      $  17.3
 Change in unrealized appreciation
   of fixed maturities..............    70.0       216.9       (119.6)
                                      ------      ------      -------
                                        22.4       248.3       (102.3)
 Deferred income tax (credit).......     7.8        86.9        (35.8)
                                      ------      ------      -------
 Change in unrealized
   appreciation.....................    14.6       161.4        (66.5)
Discontinued operations, net........      --          --        (40.7)
                                      ------      ------      -------
                                      $ 14.6      $161.4      $(107.2)
                                      ======      ======      =======

  The unrealized appreciation of fixed maturities carried at amortized cost is not reflected in the financial statements. The change in unrealized appreciation of fixed maturities of continuing operations carried at amortized cost was a decrease of $8.6 million, an increase of $16.8 million and a decrease of $48.2 million for the years ended December 31, 1998, 1997 and 1996, respectively.

  (c) The sources of net investment income were as follows:

                                             Years Ended December 31
                                       ------------------------------------
                                         1998          1997          1996
                                         ----          ----          ----
                                                  (in millions)
Fixed maturities.....................   $761.1        $726.1        $669.7
Equity securities....................     24.7          10.8          10.0
Short term investments...............     35.8          47.6          23.9
Other................................       .3            .8           8.0
                                        ------        ------        ------
 Gross investment income.............    821.9         785.3         711.6
Investment expenses..................     13.2          12.0          12.3
                                        ------        ------        ------
                                        $808.7        $773.3        $699.3
                                        ======        ======        ======

  (d) Realized investment gains and losses were as follows:

                                             Years Ended December 31
                                       ------------------------------------
                                         1998          1997          1996
                                         ----          ----          ----
                                                              (in millions)
Gross realized investment gains
 Fixed maturities....................   $ 49.2        $ 56.3        $ 56.4
 Equity securities...................    118.5          93.8          75.5
                                        ------        ------        ------
                                         167.7         150.1         131.9
                                        ------        ------        ------
Gross realized investment losses
 Fixed maturities....................      7.0          26.5          45.7
 Equity securities...................     18.8          18.4           6.4
                                        ------        ------        ------
                                          25.8          44.9          52.1
                                        ------        ------        ------
Realized investment gains............    141.9         105.2          79.8
Income tax...........................     49.7          36.8          27.8
                                        ------        ------        ------
                                        $ 92.2        $ 68.4        $ 52.0
                                        ======        ======        ======

  (e) The Corporation engages in securities lending whereby certain securities from its portfolio are loaned to other institutions for short periods of time. Cash collateral from the borrower, equal to the market value of the loaned securities plus accrued interest, is deposited with a lending agent and retained and invested by the lending agent to generate additional income for the Corporation. At December 31, 1998 and 1997, the Corporation had no securities loaned to other institutions. Securities lending activity in 1998 was insignificant. The maximum amount of loaned securities outstanding during 1997 was approximately $230 million.

(5) REAL ESTATE

  In October 1996, the Corporation announced that its real estate subsidiary was exploring the possible sale of all or a significant portion of its assets. In March 1997, the real estate subsidiary entered into an agreement with a prospective purchaser to perform due diligence in anticipation of executing a contract for the sale of substantially all of its commercial properties. Because the plan to pursue the sale of these assets in the near term represented a significant change in circumstances relating to the manner in which these assets would be used, the recoverability of their carrying value as of December 31, 1996 was reassessed. As a result, an impairment loss of $255.0 million was recognized in 1996 to reduce the carrying value of these assets to their estimated fair value. This charge was included in real estate cost of sales and expenses in the consolidated statements of income.

  In June 1997, a definitive agreement was reached with the purchaser. In November 1997, the sale of almost all of the properties covered by the agreement reached in June was closed for $736.9 million, which included $628.3 million in cash and the assumption of $108.6 million in debt. Closing on the one remaining property under the agreement is expected to occur in 1999. The real estate subsidiary is continuing to explore the sale of certain of its remaining properties.

  The components of real estate assets were as follows:

                                                         December 31
                                                     -------------------
                                                       1998       1997
                                                       ----       ----
                                                        (in millions)
Mortgages and notes receivable (net of allowance
 for uncollectible amounts of $16.8 and $24.0).....   $105.2     $123.8
Income producing properties........................    166.5      163.8
Construction in progress...........................    109.2       95.8
Land under development and unimproved land.........    365.1      406.6
                                                      ------     ------
                                                      $746.0     $790.0
                                                      ======     ======

  Substantially all mortgages and notes receivable are secured by buildings and land. The ultimate collectibility of the receivables is evaluated continuously and an appropriate allowance for uncollectible amounts established. Mortgages and notes receivable had an estimated aggregate fair value of $106.9 million and $121.0 million at December 31, 1998 and 1997, respectively. The fair value amounts represent point-in-time estimates that are not relevant in predicting future earnings or cash flows related to such receivables.

  Depreciation expense related to income producing properties was $2.9 million, $2.7 million and $11.0 million for 1998, 1997 and 1996, respectively.

(6) DEFERRED POLICY ACQUISITION COSTS

  Policy acquisition costs deferred and the related amortization charged against income were as follows:

                                     Years Ended December 31
                                ---------------------------------
                                  1998        1997        1996
                                  ----        ----        ----
                                          (in millions)
Balance, beginning of year....  $   676.9   $   601.2   $   558.7
                                ---------   ---------   ---------
Costs deferred during year
  Commissions and brokerage...      768.0       775.0       653.5
  Premium taxes and
    assessments...............      128.5       124.9       114.7
  Salaries and overhead.......      619.6       578.4       512.3
                                ---------   ---------   ---------
                                  1,516.1     1,478.3     1,280.5
Amortization during year......   (1,464.3)   (1,402.6)   (1,238.0)
                                ---------   ---------   ---------
Balance, end of year..........  $   728.7   $   676.9   $   601.2
                                =========   =========   =========

(7) PROPERTY AND EQUIPMENT

  Property and equipment included in other assets were as follows:

                                                    December 31
                                                -------------------
                                                  1998       1997
                                                  ----       ----
                                                   (in millions)
Cost..........................................   $428.3     $391.7
Accumulated depreciation......................    196.3      178.2
                                                 ------     ------
                                                 $232.0     $213.5
                                                 ======     ======

  Depreciation expense related to property and equipment was $55.3 million, $53.7 million and $48.0 million for 1998, 1997 and 1996, respectively.

(8) DEBT AND CREDIT ARRANGEMENTS

  (a) Long term debt consisted of the following:

                                          December 31
                             -------------------------------------
                                   1998                1997
                             -----------------   -----------------
                             Carrying    Fair    Carrying    Fair
                              Value     Value     Value     Value
                             --------   -----    --------   -----
                                         (in millions)
Term loan..................   $ 28.5    $ 28.5    $ 40.1    $ 40.3
Mortgages..................     49.0      48.9      48.5      47.3
8 3/4% notes...............     30.0      30.8      60.0      62.7
6.15% notes................    300.0     312.8        --        --
6.60% debentures...........    100.0     108.1        --        --
6 7/8% notes...............    100.0     106.1     100.0     102.5
6% notes...................       --        --     150.0     150.0
                              ------    ------    ------    ------
                              $607.5    $635.2    $398.6    $402.8
                              ======    ======    ======    ======

  The term loan and mortgages are obligations of the real estate subsidiaries. The term loan matures in 2000. The term loan is at an interest rate equivalent to the lower of the prime rate or a rate associated with the lender's cost of funds. The mortgages payable are due in varying amounts monthly through 2010. At December 31, 1998, the interest rate on the term loan approximated 7 1/2% and for the mortgages payable the range of interest rates was 6% to 12%. The term loan and mortgages payable are secured by real estate assets with a net book value of $192.3 million at December 31, 1998.

  In August 1998, the Corporation sold $300.0 million of unsecured 6.15% notes due August 15, 2005 and $100.0 million of unsecured 6.60% debentures due August 15, 2018, the aggregate net proceeds from which were $397.0 million.

  The Corporation also has outstanding $30.0 million of unsecured 8 3/4% notes due November 15, 1999.

  Chubb Capital Corporation has outstanding $100.0 million of 6 7/8% notes due February 1, 2003. These notes are unsecured and are guaranteed by the Corporation.

  The Corporation filed a shelf registration statement which the Securities and Exchange Commission declared effective in September 1998, under which up to $600.0 million of various types of securities may be issued by the Corporation or Chubb Capital. No securities have been issued under this registration statement.

  The amounts of long term debt due annually during the five years subsequent to December 31, 1998 are as follows:

      Years Ending          Term Loan
      December 31         and Mortgages   Notes     Total
      ------------        -------------   -----     -----
                                    (in millions)
  1999..................      $44.1       $ 30.0    $ 74.1
  2000..................       28.8           --      28.8
  2001..................         .3           --        .3
  2002..................         .4           --        .4
  2003..................         .4        100.0     100.4

  (b) Interest costs of $28.9 million, $72.4 million and $89.5 million were incurred in 1998, 1997 and 1996, respectively, of which $8.7 million and $12.8 million were capitalized in 1997 and 1996, respectively. Interest paid, net of amounts capitalized, was $23.4 million, $60.4 million and $77.7 million in 1998, 1997 and 1996, respectively.

  (c) In July 1997, the Corporation entered into two credit agreements with a group of banks that provide for unsecured borrowings of up to $500.0 million in the aggregate. The $200.0 million short term revolving credit facility, which terminated on July 10, 1998, was extended to July 7, 1999, and may be renewed or replaced. The $300.0 million medium term revolving credit facility terminates on July 11, 2002. On the respective termination dates for these agreements, any loans then outstanding become payable. There have been no borrowings under these agreements. Various interest rate options are available to the Corporation, all of which are based on market rates. The Corporation pays a fee to have these credit facilities available. Unused credit facilities are available for general corporate purposes and to support Chubb Capital's commercial paper borrowing arrangement.

(9) FEDERAL AND FOREIGN INCOME TAX

     (a) Income tax expense consisted of the following components:

                                                                 Years Ended December 31
                                                               ---------------------------
                                                                1998      1997      1996
                                                                ----      ----      ----
                                                                      (in millions)
Current tax
  United States.............................................   $124.7    $194.4    $ 152.1
  Foreign...................................................     23.5      43.5       26.2
Deferred tax credit, principally United States..............     (5.5)    (33.3)    (117.6)
                                                               ------    ------    -------
                                                               $142.7    $204.6    $  60.7
                                                               ======    ======    =======

     Federal and foreign income taxes paid were $177.9 million, $253.5 million and $163.3 million in 1998, 1997 and 1996, respectively.

     (b) The provision for federal and foreign income tax gives effect to permanent differences between income for financial reporting purposes and taxable income. Accordingly, the effective income tax rate is less than the statutory federal corporate tax rate. The reasons for the lower effective tax rate were as follows:

                                                                             Years Ended December 31
                                                            ---------------------------------------------------------
                                                                  1998                1997                1996
                                                            -----------------   -----------------   -----------------
                                                                       % of                % of                % of
                                                                      Pre-Tax             Pre-Tax             Pre-Tax
                                                            Amount    Income    Amount    Income    Amount    Income
                                                            ------    -------   ------    -------   ------    -------
                                                                                  (in millions)
Income from continuing operations before federal and
  foreign income tax......................................  $849.7              $974.1              $546.9
                                                            =======             =======             =======
Tax at statutory federal income tax rate..................  $297.3      35.0%   $340.9      35.0%   $191.4      35.0%
Tax exempt interest income................................  (137.5)    (16.2)   (126.4)    (13.0)   (119.0)    (21.8)
Other, net................................................   (17.1)     (2.0)     (9.9)     (1.0)    (11.7)     (2.1)
                                                            -------    -----    -------    -----    -------    -----
      Actual tax..........................................  $142.7      16.8%   $204.6      21.0%   $ 60.7      11.1%
                                                            =======    =====    =======    =====    =======    =====

     (c) The tax effects of temporary differences that gave rise to deferred income tax assets and liabilities were as follows:

                                                                  December 31
                                                              --------------------
                                                               1998          1997
                                                               ----          ----
                                                                 (in millions)
Deferred income tax assets
  Unpaid claims.............................................  $541.7        $572.6
  Unearned premiums.........................................   172.7         160.8
  Postretirement benefits...................................    73.1          62.9
  Other, net................................................    60.9          27.9
                                                              ------        ------
    Total...................................................   848.4         824.2
                                                              ------        ------
Deferred income tax liabilities
  Deferred policy acquisition costs.........................   225.0         210.4
  Real estate assets........................................    79.3          81.3
  Unrealized appreciation of investments....................   223.3         215.5
                                                              ------        ------
    Total...................................................   527.6         507.2
                                                              ------        ------
      Net deferred income tax asset.........................  $320.8        $317.0
                                                              ======        ======

(10) STOCK-BASED COMPENSATION PLANS

     (a) The Long-Term Stock Incentive Plan (1996) provides for the granting of stock options, performance shares, restricted stock and other stock-based awards to key employees. The maximum number of shares of the Corporation's common stock in respect to which stock-based awards may be granted under the 1996 plan is 14,000,000. At December 31, 1998, 10,023,108 shares were available for grant under the 1996 Plan.

     Stock options are granted at exercise prices not less than the fair market value of the Corporation's common stock on the date of grant. The terms and conditions upon which options become exercisable may vary among grants. Options expire no later than ten years from the date of grant.

     Information concerning stock options granted under the Long-Term Stock Incentive Plans and a prior stock option plan is as follows:

                                                   1998                            1997                            1996
                                       -----------------------------   -----------------------------   ----------------------------
                                         Number     Weighted Average     Number     Weighted Average    Number     Weighted Average
                                       of Shares     Exercise Price    of Shares     Exercise Price    of Shares    Exercise Price
                                       ---------    ----------------   ---------    ----------------   ---------   ----------------
Outstanding, beginning of year.......   9,124,803        $47.67         8,058,829        $41.48        6,565,034        $37.59
Granted..............................   2,168,804         78.75         2,753,007         61.05        2,504,048         48.82
Exercised............................  (1,320,504)        41.78        (1,486,812)        38.39         (782,403)        31.77
Forfeited............................    (208,013)        75.25          (200,221)        51.69         (227,850)        43.26
                                       ----------                      ----------                      ---------
Outstanding, end of year.............   9,765,090         54.78         9,124,803         47.67        8,058,829         41.48
                                       ==========                      ==========                      =========
Exercisable, end of year.............   6,879,061         47.26         5,932,905         42.54        4,852,845         38.10

                                                                       December 31, 1998
                                       ----------------------------------------------------------------------------------
                                                      Options Outstanding                       Options Exercisable
                                       -------------------------------------------------   ------------------------------
                                                                        Weighted Average
              Range of                   Number      Weighted Average      Remaining         Number      Weighted Average
        Option Exercise Price          Outstanding    Exercise Price    Contractual Life   Exercisable    Exercise Price
        ---------------------          -----------   ----------------   ----------------   -----------   ----------------
  $17.50 - $41.81....................   3,373,550         $39.14              4.8           3,373,550         $39.14
  $42.13 - $87.34....................   6,391,540          63.06              7.8           3,505,511          55.07
                                        ---------                                           ---------
                                        9,765,090          54.78              6.8           6,879,061          47.26
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

     The Corporation uses the intrinsic value based method of accounting for stock-based compensation, under which compensation cost is measured as the excess, if any, of the quoted market price of the stock at the measurement date over the amount an employee must pay to acquire the stock. Since the exercise price of stock options granted under the Long-Term Stock Incentive Plans is not less than the market price of the underlying stock on the date of grant, no compensation cost has been recognized for such grants. The aggregate amount charged against income (including continuing and discontinued operations) with respect to performance share and restricted stock awards was $14.4 million in 1998 and 1997 and $10.2 million in 1996.

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

                                                   1998                        1997                        1996
                                          ----------------------      ----------------------      ----------------------
                                             As           Pro            As           Pro            As           Pro
                                          Reported       Forma        Reported       Forma        Reported       Forma
                                          --------      --------      --------      --------      --------      --------
                                                            (in millions except for per share amounts)
Net income..........................       $707.0        $679.6        $769.5        $746.3        $512.7        $496.6
Diluted earnings per share..........         4.19          4.03          4.39          4.26          2.88          2.79

  The weighted average fair value of options granted under the Long-Term Stock Incentive Plans during 1998, 1997 and 1996 was $19.08, $13.83 and $11.04, respectively. The fair value of each option grant was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions. The risk-free interest rates for 1998, 1997 and 1996 were 5.5%, 6.5% and 5.9%, respectively. The expected volatility of the market price of the Corporation's common stock for 1998, 1997 and 1996 grants was 16.4%, 16.3% and 18.3%, respectively. The expected average term of the granted options was 5 years for 1998 and 1997 and 5 1/2 years for 1996. The dividend yield was 1.6% for 1998, 1.9% for 1997 and 2.1% for 1996.

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

  The Corporation uses the cash payment method of recognizing ESOP expense. In 1998, 1997 and 1996, cash contributions to the ESOP of $11.0 million, $12.2 million and $12.7 million, respectively, were charged against income (including continuing and discontinued operations). Dividends on shares of common stock in the ESOP used for debt service were $7.8 million, $6.2 million and $4.6 million in 1998, 1997 and 1996, respectively.

  The number of allocated and unallocated shares held by the ESOP at December 31, 1998 were 2,947,830 and 3,116,884, respectively. All such shares are considered outstanding for the computation of earnings per share.
  (c) The Corporation has a Stock Purchase Plan under which substantially all employees are eligible to purchase shares of the Corporation's common stock based on compensation. At December 31, 1998, there were no subscribed shares.

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

  The components of net pension cost (including continuing and discontinued operations) were as follows:

                                       Years Ended December 31
                                    ------------------------------
                                     1998        1997        1996
                                     ----        ----        ----
                                            (in millions)
Service cost of current
  period......................      $ 18.8      $ 19.9      $ 20.6
Interest cost on projected
  benefit obligation..........        34.5        30.3        26.0
Expected return on plan
  assets......................       (40.3)      (35.1)      (25.6)
Other gains...................        (2.5)       (2.0)       (6.0)
                                    ------      ------      ------
    Net pension cost..........      $ 10.5      $ 13.1      $ 15.0
                                    ======      ======      ======

  In 1998, an expense of $29.0 million related to enhanced pension benefits provided to employees who accepted an early retirement incentive offer was included as part of a restructuring charge (see Note (12)).

  The following table sets forth the plans' funded status and amounts recognized in the balance sheets:

                                                 December 31
                                             -------------------
                                               1998       1997
                                               ----       ----
                                                (in millions)
Actuarial present value of projected
  benefit obligation for service rendered
  to date..................................   $518.7     $435.0
Plan assets at fair value..................    552.9      487.8
                                              ------     ------
Plan assets in excess of projected benefit
  obligation...............................    (34.2)     (52.8)
Unrecognized net gain from past experience
  different from that assumed..............    127.3      120.7
Unrecognized prior service costs...........     (7.5)      (8.8)
Unrecognized net asset at January 1, 1985,
  being recognized principally over 19
  years....................................      4.9        6.4
                                              ------     ------
  Pension liability included in other
    liabilities............................   $ 90.5     $ 65.5
                                              ======     ======

  The weighted average discount rate used in determining the actuarial present value of the projected benefit obligation at December 31, 1998 and 1997 was 7 1/4% and 7 1/2%, respectively, and the rate of increase in future compensation levels was 4 1/2% for 1998 and 5% for 1997. The expected long term rate of return on assets was 9% for both years. Plan assets are principally invested in publicly traded stocks and bonds.

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

  The components of net postretirement benefit cost (including continuing and discontinued operations) were as follows:

                                         Years Ended December 31
                                    ----------------------------------
                                      1998         1997         1996
                                      ----         ----         ----
                                              (in millions)
Service cost of current period....   $ 4.2        $ 4.9        $ 6.0
Interest cost on accumulated
  benefit obligation..............     8.2          8.8          8.6
Net amortization and deferral.....    (1.3)         (.7)          --
                                     -----        -----        -----
  Net postretirement benefit
    cost..........................   $11.1        $13.0        $14.6
                                     =====        =====        =====

  The components of the accumulated postretirement benefit obligation were as follows:

                                                  December 31
                                              -------------------
                                                1998       1997
                                                ----       ----
                                                 (in millions)
Accumulated postretirement benefit
  obligation................................   $123.1     $125.8
Unrecognized net gain from past experience
  different from that assumed...............     27.1       18.1
                                               ------     ------
  Postretirement benefit liability included
    in other liabilities....................   $150.2     $143.9
                                               ======     ======

  The weighted average discount rate used in determining the actuarial present value of the accumulated postretirement benefit obligation at December 31, 1998 and 1997 was 7 1/4% and 7 1/2%, respectively. At December 31, 1998, the weighted average health care cost trend rate used to measure the accumulated postretirement cost for medical benefits was 10% for 1999 and was assumed to decrease gradually to 6% for the year 2005 and remain at that level thereafter. The health care cost trend rate assumption has a significant effect on the amount of the accumulated postretirement benefit obligation and the net postretirement benefit cost reported. To illustrate, a one percent increase or decrease in the trend rate for each year would increase or decrease the accumulated postretirement benefit obligation at December 31, 1998 by approximately $18 million and the aggregate of the service and interest cost components of net postretirement benefit cost for the year ended December 31, 1998 by approximately $2 million.

  (c) The Corporation and its subsidiaries have a savings plan, the Capital Accumulation Plan, in which substantially all employees are eligible to participate. Under this plan, the employer makes a matching contribution equal to 100% of each eligible employee's pre-tax elective contributions, up to 4% of the employee's compensation. Contributions are invested at the election of the employee in the Corporation's common stock or in various other investment funds. Employer contributions of $14.5 million, $15.0 million and $14.5 million were charged against income (including continuing and discontinued operations) in 1998, 1997 and 1996, respectively.

(12) RESTRUCTURING CHARGE

  During the fourth quarter of 1997, the Corporation began an activity value analysis process to identify and eliminate low-value activities and to improve operational efficiency in order to reduce expenses and redirect resources to those current activities and new initiatives that have the greatest potential to contribute to the future results of the Corporation. Implementation began in the first quarter of 1998 and is substantially completed. This cost control initiative has resulted in approximately 500 job reductions in the home office and the branch network through a combination of early retirements, terminations and attrition. Other savings involve vendor management, consulting expenses and other operating costs.

  In the first quarter of 1998, the Corporation recorded a restructuring charge of $40.0 million related to the implementation of the cost control initiative. The restructuring charge relates primarily to costs associated with providing enhanced pension benefits to employees who accepted an early retirement incentive offer, severance costs and other costs. The initiative was substantially completed in 1998 with no significant differences from original estimates.

(13) REINSURANCE

  Premiums earned and insurance claims are reported net of reinsurance in the consolidated statements of income.

  The effect of reinsurance on the premiums written and earned of the property and casualty insurance subsidiaries was as follows:

                                   Years Ended December 31
                                ------------------------------
                                  1998       1997       1996
                                  ----       ----       ----
                                        (in millions)
Direct premiums written.......  $5,842.0   $5,524.4   $5,166.5
Reinsurance assumed
  Royal & Sun Alliance........        --       (3.8)     202.5
  Other.......................     141.9      166.7      234.3
Reinsurance ceded
  Royal & Sun Alliance........        --      174.6     (269.2)
  Other.......................    (480.4)    (413.9)    (560.3)
                                --------   --------   --------
  Net premiums written........  $5,503.5   $5,448.0   $4,773.8
                                ========   ========   ========
Direct premiums earned........  $5,624.7   $5,315.8   $5,023.5
Reinsurance assumed
  Royal & Sun Alliance........        --       94.9      284.0
  Other.......................     140.6      197.5      249.0
Reinsurance ceded
  Royal & Sun Alliance........        --         --     (348.0)
  Other.......................    (461.5)    (450.8)    (639.2)
                                --------   --------   --------
  Net premiums earned.........  $5,303.8   $5,157.4   $4,569.3
                                ========   ========   ========

  The Royal & Sun Alliance Insurance Group plc is the beneficial owner of 5.6% of the Corporation's common stock. Prior to 1997, a property and casualty insurance subsidiary of the Corporation assumed on a quota share basis a portion of the property and casualty insurance business written by certain subsidiaries of Royal & Sun Alliance. Similarly, a portion of the U.S. insurance business written by the Corporation's property and casualty insurance subsidiaries was reinsured on a quota share basis with a subsidiary of Royal & Sun Alliance.

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

  Reinsurance recoveries by the property and casualty insurance subsidiaries which have been deducted from insurance claims were $447.4 million, $346.8 million and $651.9 million in 1998, 1997 and 1996, respectively. The 1996 amount included recoveries of $251.4 million from the subsidiary of Royal & Sun Alliance.

(14) LEASES

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

  Rent expense was as follows:

                                                      Years Ended
                                                      December 31
                                            --------------------------------
                                              1998        1997        1996
                                              ----        ----        ----
                                                     (in millions)
Office facilities.........................   $73.8       $71.1       $67.6
Equipment.................................    13.3        12.6        11.8
                                             -----       -----       -----
                                             $87.1       $83.7       $79.4
                                             =====       =====       =====

  At December 31, 1998, future minimum rental payments required under non-cancellable operating leases were as follows:

Years Ending
 December 31
------------                                     (in millions)
    1999.....................................       $ 78.9
    2000.....................................         75.9
    2001.....................................         69.5
    2002.....................................         62.9
    2003.....................................         55.9
    After 2003...............................        351.5
                                                    ------
                                                    $694.6
                                                    ======

(15) UNPAID CLAIMS

  The process of establishing loss reserves is a complex and imprecise science that reflects significant judgmental factors. This is true because claim settlements to be made in the future will be impacted by changing rates of inflation and other economic conditions, changing legislative, judicial and social environments and changes in the property and casualty insurance subsidiaries' claim handling procedures. In many liability cases, significant periods of time, ranging up to several years or more, may elapse between the occurrence of an insured loss, the reporting of the loss and the settlement of the loss.

  Judicial decisions and legislative actions continue to broaden liability and policy definitions and to increase the severity of claim payments. As a result of this and other societal and economic developments, the uncertainties inherent in estimating ultimate claim costs on the basis of past experience continue to further complicate the already complex loss reserving process.

  The uncertainties relating to asbestos and toxic waste claims on insurance policies written many years ago are exacerbated by inconsistent court decisions and judicial and legislative interpretations of coverage that in some cases have tended to erode the clear and express intent of such policies and in others have expanded theories of liability. The industry is engaged in extensive litigation over these coverage and liability issues and is thus confronted with a continuing uncertainty in its effort to quantify these exposures.

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

  Pacific Indemnity and Continental Casualty reached a separate agreement in 1993 for the handling of all asbestos-related bodily injury claims pending on August 26, 1993 against Fibreboard. Pacific Indemnity's obligation under this agreement with respect to such pending claims is approximately $635.0 million, all of which has been paid. The agreement further provides that the total responsibility of both insurers with respect to pending and future asbestos-related bodily injury claims against Fibreboard will be shared between Pacific Indemnity and Continental Casualty on an approximate 35% and 65% basis, respectively.

  At the same time, Pacific Indemnity, Continental Casualty and Fibreboard entered into a trilateral agreement to settle all present and future asbestos-related bodily injury claims resulting from insurance policies that were, or may have been, issued to Fibreboard by the two insurers. The trilateral agreement will be triggered if the global settlement agreement is ultimately disapproved. Pacific Indemnity's obligation under the trilateral agreement is therefore similar to, and not duplicative of, that under those agreements described above.

  The trilateral agreement reaffirms portions of an agreement reached in March 1992 between Pacific Indemnity and Fibreboard. Among other matters, that 1992 agreement eliminates any Pacific Indemnity liability to Fibreboard for asbestos-related property damage claims.

  In July 1995, the United States District Court of the Eastern District of Texas approved the global settlement agreement and the trilateral agreement. The judgments approving these agreements were appealed to the United States Court of Appeals for the Fifth Circuit. In July 1996, the Fifth Circuit Court affirmed the 1995 judgments of the District Court. The objectors to the global settlement agreement appealed to the United States Supreme Court. In June 1997, the Supreme Court set aside the ruling by the Fifth Circuit Court that had approved the global settlement agreement and ordered the Fifth Circuit Court to reconsider its approval. In January 1998, the Fifth Circuit Court again affirmed the global settlement agreement. In April 1998, the objectors to the settlement petitioned the Supreme Court to review the decision. In December 1998, argument was held before the Supreme Court on the objectors' challenge. A decision is expected during 1999.

  The trilateral agreement was never appealed to the United States Supreme Court and is final. As a result, management continues to believe that the uncertainty of Pacific Indemnity's exposure with respect to asbestos-related bodily injury claims against Fibreboard has been eliminated.

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

  The property and casualty insurance subsidiaries have additional potential asbestos exposure, primarily on insureds for which excess liability coverages were written. Such exposure has increased due to the erosion of much of the underlying limits. The number of claims against such insureds and the value of such claims have increased in recent years due in part to the non-viability of other defendants.
  The remaining asbestos exposures are mostly peripheral defendants, including a mix of manufacturers and distributors of certain products that contain asbestos as well as premises owners. Generally, these insureds are named defendants on a regional rather than a nationwide basis. Notices of new asbestos claims and new exposures on existing claims continue to be received as more peripheral parties are drawn into litigation to replace the now defunct mines and bankrupt manufacturers.
  Hazardous waste sites are another significant potential exposure. Under the federal "Superfund" law and similar state statutes, when potentially responsible parties (PRPs) fail to handle the clean-up, regulators have the work done and then attempt to establish legal liability against the PRPs. The PRPs disposed of toxic materials at a waste dump site or transported the materials to the site. Insurance policies issued to PRPs were not intended to cover the clean-up costs of pollution and, in many cases, did not intend to cover the pollution itself. As the costs of environmental clean-up have become substantial, PRPs and others have increasingly filed claims with their insurance carriers. Litigation against insurers extends to issues of liability, coverage and other policy provisions. There is great uncertainty involved in estimating the property and casualty insurance subsidiaries' liabilities related to these claims. First, the liabilities of the claimants are extremely difficult to estimate. At any given clean-up site, the allocation of remediation costs among governmental authorities and the PRPs varies greatly. Second, different courts have addressed liability and coverage issues regarding pollution claims and have reached inconsistent conclusions in their interpretation of several issues. These significant uncertainties are not likely to be resolved in the near future.

  Uncertainties also remain as to the Superfund law itself. Superfund's taxing authority expired on December 31, 1995. It is currently not possible to predict the direction that any reforms may take, when they may occur or the effect that any changes may have on the insurance industry.

  Reserves for asbestos and toxic waste claims cannot be estimated with traditional loss reserving techniques that rely on historical accident year loss development factors. Case reserves and expense reserves for costs of related litigation have been established where sufficient information has been developed to indicate the involvement of a specific insurance policy. In addition, incurred but not reported reserves have been established to cover additional exposures on both known and unasserted claims. These reserves are continually reviewed and updated.

  A reconciliation of the beginning and ending liability for unpaid claims, net of reinsurance recoverable, and a reconciliation of the net liability to the corresponding liability on a gross basis is as follows:

                                    1998        1997       1996
                                    ----        ----       ----
                                           (in millions)
Gross liability, beginning of
  year..........................  $ 9,772.5   $9,523.7   $9,588.2
Reinsurance recoverable,
  beginning of year.............    1,207.9    1,767.8    1,973.7
                                  ---------   --------   --------
Net liability, beginning of
  year..........................    8,564.6    7,755.9    7,614.5
                                  ---------   --------   --------
Net incurred claims and claim
  expenses related to
    Current year................    3,712.1    3,372.3    3,053.6
    Prior years.................     (218.4)     (65.3)     (42.8)
                                  ---------   --------   --------
                                    3,493.7    3,307.0    3,010.8
                                  ---------   --------   --------
Net payments for claims and
  claim expenses related to
    Current year................    1,210.7    1,080.0      980.0
    Prior years.................    1,797.7    1,418.3    1,889.4
                                  ---------   --------   --------
                                    3,008.4    2,498.3    2,869.4
                                  ---------   --------   --------
Net liability, end of year......    9,049.9    8,564.6    7,755.9
Reinsurance recoverable,
  end of year...................    1,306.6    1,207.9    1,767.8
                                  ---------   --------   --------
Gross liability, end of year....  $10,356.5   $9,772.5   $9,523.7
                                  =========   ========   ========

  During 1998, the property and casualty insurance subsidiaries experienced overall favorable development of $218.4 million on net unpaid claims established as of the previous year-end. This compares with favorable development of $65.3 million and $42.8 million in 1997 and 1996, respectively. Such redundancies were reflected in operating results in these respective years. Each of the past three years benefited from favorable claim severity trends for certain liability classes; this was offset each year in varying degrees by incurred losses relating to asbestos and toxic waste claims.

  Management believes that the aggregate loss reserves of the property and casualty insurance subsidiaries at December 31, 1998 were adequate to cover claims for losses which had occurred, including both those known and those yet to be reported. In establishing such reserves, management considers facts currently known and the present state of the law and coverage litigation. However, given the expansion of coverage and liability by the courts and the legislatures in the past and the possibilities of similar interpretations in the future, particularly as they relate to asbestos and toxic waste claims, as well as the uncertainty in determining what scientific standards will be deemed acceptable for measuring hazardous waste site clean-up, additional increases in loss reserves may emerge which would adversely affect results in future periods. The amount cannot reasonably be estimated at the present time.

(16) SEGMENTS INFORMATION

     Effective December 31, 1998, the Corporation adopted SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. SFAS No. 131 establishes new standards for reporting information about operating segments in annual financial statements and requires the reporting of selected segment information in interim reports to shareholders. The adoption of SFAS No. 131 did not result in a significant change from the Corporation's previous segment disclosures and had no effect on the Corporation's financial position or results of operations.

     The property and casualty operations include four reportable underwriting segments and the investment function. The underwriting segments are personal, standard commercial, specialty commercial and reinsurance assumed. The personal and commercial segments are managed separately because they target different customers. The commercial business is further distinguished by those classes of business that are generally available in broad markets and are of a more commodity nature (standard) and those classes available in more limited markets that require specialized underwriting and claim settlement (specialty). Standard commercial classes include multiple peril, casualty and workers' compensation and specialty commercial classes include property and marine, executive protection, financial institutions and other commercial classes. Reinsurance assumed is treaty reinsurance that was assumed from Royal & Sun Alliance prior to 1997. The real estate segment includes commercial development activities primarily in New Jersey and residential development activities primarily in central Florida.

     The accounting policies of the segments are the same as those described in the summary of significant accounting policies in Note (1). Performance of the property and casualty underwriting segments is based on underwriting results before deferred policy acquisition costs and certain charges. Investment income performance is based on investment income net of investment expenses. Real estate performance is based on pretax income.

     Revenues, income from continuing operations before income tax and assets of each operating segment were as follows:

                                                                 Years Ended December 31
                                                              ------------------------------
                                                                1998       1997       1996
                                                                ----       ----       ----
Revenues                                                              (in millions)
  Property and casualty insurance
      Premiums earned
          Personal..........................................  $1,304.3   $1,188.1   $  969.7
          Standard commercial...............................   1,980.6    1,906.1    1,642.4
          Specialty commercial..............................   2,018.9    1,968.3    1,673.2
          Reinsurance assumed...............................        --       94.9      284.0
                                                              --------   --------   --------
                                                               5,303.8    5,157.4    4,569.3
      Investment income.....................................     760.0      721.4      656.2
                                                              --------   --------   --------
          Total property and casualty insurance.............   6,063.8    5,878.8    5,225.5
  Real estate...............................................      82.2      616.1      319.8
                                                              --------   --------   --------
                                                               6,146.0    6,494.9    5,545.3
  Corporate investment income...............................      61.9       63.9       55.4
  Realized investment gains.................................     141.9      105.2       79.8
                                                              --------   --------   --------
          Total revenues....................................  $6,349.8   $6,664.0   $5,680.5
                                                              ========   ========   ========
Income (loss) from continuing operations before income tax
  Property and casualty insurance
      Underwriting
          Personal..........................................  $  168.1   $  161.5   $   57.9
          Standard commercial...............................    (360.0)    (312.3)    (250.4)
          Specialty commercial..............................     133.5      198.0      191.9
          Reinsurance assumed...............................        --       18.2       12.4
                                                              --------   --------   --------
                                                                 (58.4)      65.4       11.8
      Increase in deferred policy acquisition costs.........      51.8       75.7       42.5
      Other charges.........................................     (17.4)     (24.1)     (24.0)
                                                              --------   --------   --------
      Underwriting income (loss)............................     (24.0)     117.0       30.3
      Investment income.....................................     748.9      711.2      646.1
      Restructuring charge..................................     (40.0)        --         --
                                                              --------   --------   --------
          Total property and casualty insurance.............     684.9      828.2      676.4
  Real estate loss..........................................      (3.5)      (8.6)    (235.9)
                                                              --------   --------   --------
                                                                 681.4      819.6      440.5
  Corporate income..........................................      26.4       49.3       26.6
  Realized investment gains.................................     141.9      105.2       79.8
                                                              --------   --------   --------
          Total income from continuing operations before
            income tax......................................  $  849.7   $  974.1   $  546.9
                                                              ========   ========   ========

                                                                         December 31
                                                              ---------------------------------
                                                                1998        1997        1996
                                                                ----        ----        ----
Assets                                                                  (in millions)
  Property and casualty insurance...........................  $18,954.2   $17,592.4   $16,577.9
  Real estate...............................................      770.0       815.2     1,641.3
                                                              ---------   ---------   ---------
                                                               19,724.2    18,407.6    18,219.2
  Corporate.................................................    1,108.2     1,424.7       959.8
  Adjustments and eliminations..............................      (86.4)     (216.7)      (83.5)
  Net assets of discontinued operations.....................         --          --       843.4
                                                              ---------   ---------   ---------
          Total assets......................................  $20,746.0   $19,615.6   $19,938.9
                                                              =========   =========   =========

     Property and casualty assets are available for payment of claims and expenses for all classes of business; therefore, such assets and the related investment income have not been allocated to underwriting segments.

     The international business of the property and casualty insurance segment is conducted through subsidiaries that operate solely outside of the United States and branch offices of domestic subsidiaries. Prior to 1997, international business was also obtained from treaty reinsurance assumed from Royal & Sun Alliance.

     Revenues of the property and casualty insurance subsidiaries by geographic area were as follows:

                                                                      Years Ended December 31
                                                                -----------------------------------
                                                                  1998         1997         1996
                                                                  ----         ----         ----
                                                                           (in millions)
Revenues
  United States.............................................    $ 5,116.6    $ 4,886.8    $ 4,145.7
  International.............................................        947.2        992.0      1,079.8
                                                                ---------    ---------    ---------
    Total...................................................    $ 6,063.8    $ 5,878.8    $ 5,225.5
                                                                =========    =========    =========

(17) EARNINGS PER SHARE

     Basic earnings per common share is based on income from continuing operations divided by the weighted average number of common shares outstanding during each year. Diluted earnings per share assumes the conversion of all outstanding convertible debt and the maximum dilutive effect of awards under stock-based compensation plans.

     The following table sets forth the computation of basic and diluted income from continuing operations per share:

                                                                    Years Ended December 31
                                                                --------------------------------
                                                                  1998        1997        1996
                                                                  ----        ----        ----
                                                                  (in millions except for per
                                                                         share amounts)
Basic earnings per share:
  Income from continuing operations.........................     $707.0      $769.5      $486.2
                                                                 ======      ======      ======
  Weighted average number of common shares outstanding......      165.6       171.6       174.2
                                                                 ======      ======      ======
  Income from continuing operations per share...............     $ 4.27      $ 4.48      $ 2.79
                                                                 ======      ======      ======
Diluted earnings per share:
  Income from continuing operations.........................     $707.0      $769.5      $486.2
  After-tax interest expense on 6% exchangeable subordinated
    notes...................................................         --         3.3         9.7
                                                                 ------      ------      ------
  Income from continuing operations for computing diluted
    earnings per share......................................     $707.0      $772.8      $495.9
                                                                 ======      ======      ======
  Weighted average number of common shares outstanding......      165.6       171.6       174.2
  Additional shares from assumed conversion of 6%
    exchangeable subordinated notes as if each $1,000 of
    principal amount had been converted at issuance into
    23.256 shares of common stock...........................         --         1.8         5.8
  Additional shares from assumed exercise of stock-based
    compensation awards.....................................        3.0         2.8         1.6
                                                                 ------      ------      ------
  Weighted average number of common shares and potential
    common shares assumed outstanding for computing diluted
    earnings per share......................................      168.6       176.2       181.6
                                                                 ======      ======      ======
  Income from continuing operations per diluted share.......     $ 4.19      $ 4.39      $ 2.73
                                                                 ======      ======      ======

     For additional disclosure regarding the stock-based compensation awards, see Note (10).

(18) FAIR VALUES OF FINANCIAL INSTRUMENTS

  Fair values of financial instruments are based on quoted market prices where available. Fair values of financial instruments for which quoted market prices are not available are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rates and the estimated amounts and timing of future cash flows. In such instances, the derived fair value estimates cannot be substantiated by comparison to independent markets and are not necessarily indicative of the amounts that could be realized in immediate settlement of the instrument. Certain financial instruments, particularly insurance contracts, are excluded from fair value disclosure requirements.

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

    (v) Long term debt consists of a term loan, mortgages payable and long term notes. The fair value of the term loan approximates the carrying value because such loan consists of variable-rate debt that reprices frequently. Fair values of mortgages payable are estimated using discounted cash flow analyses. Fair values of long term notes are based on prices quoted by dealers.

  The carrying values and fair values of financial instruments were as follows:

                                                                              December 31
                                                              -------------------------------------------
                                                                      1998                   1997
                                                              ---------------------   -------------------
                                                              Carrying      Fair      Carrying     Fair
                                                                Value       Value      Value      Value
                                                              --------      -----     --------    -----
                                                                             (in millions)
Assets
  Invested assets
    Short term investments..................................  $   344.2   $   344.2   $  725.1   $  725.1
    Fixed maturities (Note 4)
      Held-to-maturity......................................    2,002.2     2,140.2    2,200.6    2,347.2
      Available-for-sale....................................   11,316.7    11,316.7   10,252.8   10,252.8
    Equity securities.......................................    1,092.2     1,092.2      871.1      871.1
  Real estate mortgages and notes receivable (Note 5).......      105.2       106.9      123.8      121.0
Liabilities
  Long term debt (Note 8)...................................      607.5       635.2      398.6      402.8

(19) COMPREHENSIVE INCOME

     In the first quarter of 1998, the Corporation adopted SFAS No. 130, Reporting Comprehensive Income. SFAS No. 130 establishes standards for the reporting and presentation of comprehensive income and its components. Comprehensive income is defined as all changes in shareholders' equity, except those arising from transactions with shareholders. For the Corporation, comprehensive income includes net income, changes in unrealized appreciation or depreciation of investments carried at market value and changes in foreign currency translation gains or losses. SFAS No. 130 only requires the presentation of additional information in the financial statements; therefore, the adoption of SFAS No. 130 had no effect on the Corporation's financial position or results of operations.

     The components of other comprehensive income or loss were as follows:

                                                                        Years Ended December 31
                                      -------------------------------------------------------------------------------------------
                                                 1998                           1997                            1996
                                      ---------------------------    ---------------------------    -----------------------------
                                                Income                         Income                          Income
                                      Before      Tax                Before      Tax                Before       Tax
                                       Tax     (Credit)     Net       Tax     (Credit)     Net        Tax     (Credit)      Net
                                      ------   --------     ---      ------   --------     ---      ------    --------      ---
                                                                             (in millions)
Continuing operations
Unrealized holding gains (losses)
  arising during the year.........    $164.3     $57.5     $106.8    $353.5    $123.7     $229.8    $ (22.5)   $ (8.0)    $ (14.5)
Less: reclassification adjustment
  for realized gains included in
  net income......................     141.9      49.7       92.2     105.2      36.8       68.4       79.8      27.8        52.0
                                      ------     -----     ------    ------    ------     ------    -------    ------     -------
Net unrealized gains (losses)
  recognized in other
  comprehensive income............      22.4       7.8       14.6     248.3      86.9      161.4     (102.3)    (35.8)      (66.5)
Foreign currency translation
  losses..........................     (14.2)     (3.9)     (10.3)    (15.3)     (5.2)     (10.1)     (15.1)     (2.9)      (12.2)
                                      ------     -----     ------    ------    ------     ------    -------    ------     -------
  Total other comprehensive income
    (loss) from continuing
    operations....................    $  8.2     $ 3.9        4.3    $233.0    $ 81.7      151.3    $(117.4)   $(38.7)      (78.7)
                                      ======     =====               ======    ======               =======    ======
Discontinued operations, net......                             --                             --                            (40.7)
                                                           ------                         ------                          -------
  Total other comprehensive income
    (loss)........................                         $  4.3                         $151.3                          $(119.4)
                                                           ======                         ======                          =======

(20) SHAREHOLDERS' EQUITY

     (a) The authorized but unissued preferred shares may be issued in one or more series and the shares of each series shall have such rights as fixed by the Board of Directors.

     (b) On March 1, 1996, the Board of Directors approved a two-for-one stock split payable to shareholders of record as of April 19, 1996.

     The activity of the Corporation's common stock was as follows:

                                                                         Years Ended December 31
                                                                -----------------------------------------
                                                                   1998           1997           1996
                                                                   ----           ----           ----
                                                                           (number of shares)
Common stock issued
  Balance, beginning of year................................    176,037,850    176,084,173     87,819,355
  Two-for-one stock split...................................             --             --     87,819,355
  Shares issued upon exchange of long term debt.............             --          2,440        480,464
  Share activity under option and incentive plans...........        (48,648)       (48,763)       (35,001)
                                                                -----------    -----------    -----------
      Balance, end of year..................................    175,989,202    176,037,850    176,084,173
                                                                -----------    -----------    -----------
Treasury stock
  Balance, beginning of year................................      7,320,410      1,223,182        518,468
  Two-for-one stock split...................................             --             --        518,468
  Repurchase of shares......................................      8,203,000     12,940,500      1,700,000
  Shares issued upon exchange of long term debt.............             --     (5,314,125)            --
  Share activity under option and incentive plans...........     (1,801,034)    (1,529,147)    (1,513,754)
                                                                -----------    -----------    -----------
      Balance, end of year..................................     13,722,376      7,320,410      1,223,182
                                                                -----------    -----------    -----------
      Common stock outstanding, end of year.................    162,266,826    168,717,440    174,860,991
                                                                ===========    ===========    ===========

     (c) The Corporation has a shareholder rights plan under which each shareholder has one quarter of a right for each share of common stock of the Corporation held. Each right entitles the holder to buy, upon occurrence of certain events, one one-hundredth of a share of preferred stock at an exercise price of $225. The rights generally become exercisable if a person or group acquires 25% or more of the Corporation's common stock, or commences a tender or exchange offer that, upon consummation, would result in a person or group owning 25% or more of the Corporation's common stock. On March 12, 1999, the Board of Directors approved the redemption of the rights, which were scheduled to expire on June 12, 1999, for $.01 per right as of March 31, 1999.

     On March 12, 1999, the Board of Directors also adopted a new shareholder rights plan, under which the rights attach on March 31, 1999. Under the new plan, each shareholder has one right for each share of common stock of the Corporation held. Each right entitles the holder to purchase from the Corporation one one-thousandth of a share of Series B Participating Cumulative Preferred Stock at an exercise price of $240. The rights attach to all outstanding shares of common stock and trade with the common stock until the rights become exercisable. The rights are subject to adjustment to prevent dilution of the interests represented by each right.

     The rights will become exercisable and will detach from the common stock ten days after a person or group either acquires 20% or more of the outstanding shares of the Corporation's common stock or announces a tender or exchange offer which, if consummated, would result in that person or group owning 20% or more of the outstanding shares of the Corporation's common stock.

     In the event that any person or group acquires 20% or more of the outstanding shares of the Corporation's common stock, each right will entitle the holder, other than such person or group, to purchase that number of shares of the Corporation's common stock having a market value of two times the exercise price of the right. In the event that, following the acquisition of 20% or more of the Corporation's outstanding common stock by a person or group, the Corporation is acquired in a merger or other business combination transaction or 50% or more of the Corporation's assets or earning power is sold, each right will entitle the holder to purchase common stock of the acquiring company having a value equal to two times the exercise price of the right.

     At any time after any person or group acquires 20% or more of the Corporation's common stock, but before such person or group acquires 50% or more of such stock, the Corporation may exchange all or part of the rights, other than the rights owned by such person or group, for shares of the Corporation's common stock at an exchange ratio of one share of common stock per right.

     The rights do not have the right to vote or to receive dividends. The rights may be redeemed in whole, but not in part, at a price of $.01 per right by the Corporation at any time until the tenth day after the acquisition of 20% or more of the Corporation's outstanding common stock by a person or group. The rights will expire at the close of business on March 12, 2009, unless previously exchanged or redeemed by the Corporation.

     (d) The Corporation's insurance subsidiaries are required to file annual statements with insurance regulatory authorities prepared on an accounting basis prescribed or permitted by such authorities (statutory basis). For such subsidiaries, generally accepted accounting principles (GAAP) differ in certain respects from statutory accounting practices.

     A comparison of shareholders' equity on a GAAP basis and policyholders' surplus on a statutory basis is as follows:

                                                                                  December 31
                                                                ------------------------------------------------
                                                                        1998                       1997
                                                                ---------------------      ---------------------
                                                                  GAAP      Statutory        GAAP      Statutory
                                                                  ----      ---------        ----      ---------
                                                                                 (in millions)
Property and casualty insurance subsidiaries................    $4,570.0    $2,836.9       $4,162.5    $2,596.0
                                                                            ========                   ========
Real estate subsidiary......................................       544.7                      264.4
Corporate and eliminations..................................       529.4                    1,230.2
                                                                --------                   --------
                                                                $5,644.1                   $5,657.1
                                                                ========                   ========

     A comparison of GAAP and statutory net income is as follows:

                                                                                Years Ended December 31
                                                      ---------------------------------------------------------------------------
                                                              1998                       1997                       1996
                                                      ---------------------      ---------------------      ---------------------
                                                        GAAP      Statutory        GAAP      Statutory        GAAP      Statutory
                                                      --------    ---------      --------    ---------      --------    ---------
                                                                                     (in millions)
Property and casualty insurance subsidiaries*.....     $672.4      $663.1         $752.3      $652.4         $453.3      $560.2
Discontinued life and health insurance
  operations......................................         --          --             --          --           26.5**      34.0
                                                       ------      ------         ------      ------         ------      ------
                                                        672.4      $663.1          752.3      $652.4          479.8      $594.2
                                                                   ======                     ======                     ======
Corporate and eliminations........................       34.6                       17.2                       32.9
                                                       ------                     ------                     ------
                                                       $707.0                     $769.5                     $512.7
                                                       ======                     ======                     ======

 * A property and casualty subsidiary owned the real estate subsidiary until December 1997, when the real estate subsidiary was distributed to the Corporation in the form of a dividend.
** Includes the $22.0 million after-tax loss on disposal.

     (e) The Corporation's ability to continue to pay dividends to shareholders and interest on debt obligations is affected by the availability of liquid assets held by the Corporation and by the dividend paying ability of its property and casualty insurance subsidiaries. Various state insurance laws restrict the Corporation's property and casualty insurance subsidiaries as to the amount of dividends they may pay to the Corporation without the prior approval of regulatory authorities. The restrictions are generally based on net income and on certain levels of policyholders' surplus as determined in accordance with statutory accounting practices. Dividends in excess of such thresholds are considered "extraordinary" and require prior regulatory approval. During 1998, these subsidiaries paid cash dividends to the Corporation totaling $280.0 million.

     The maximum dividend distribution that may be made by the property and casualty insurance subsidiaries to the Corporation during 1999 without prior approval is approximately $590 million.

(21) PENDING TRANSACTIONS

     (a) On February 8, 1999, the Corporation announced that it entered into a definitive merger agreement under which it would acquire Executive Risk Inc. Executive Risk is a specialty insurance company offering directors and officers, errors and omissions and professional liability coverages. Executive Risk's gross and net written premiums for 1998 were approximately $500 million and $280 million, respectively.

     The acquisition will be accounted for using the purchase method of accounting. The agreement provides that Executive Risk shareholders will receive
1.235 shares of the Corporation's common stock for each outstanding common share of Executive Risk. The agreement contemplates that approximately 13,730,000 shares of common stock of the Corporation will be issued to Executive Risk shareholders and approximately 2,300,000 shares of common stock of the Corporation will be reserved for issuance upon exercise of Executive Risk stock options. The total value of the transaction is expected to be approximately $850 million. Completion of the acquisition is subject to approval by Executive Risk shareholders and various regulatory authorities. Closing is expected in the second quarter of 1999.

     (b) The Corporation has agreed to purchase a 27% interest in Hiscox plc, a leading U.K. personal and commercial specialty insurer, for approximately $140 million. Closing of this transaction is subject to regulatory approvals which are pending.

Report of Independent Auditors

ERNST & YOUNG LLP
787 Seventh Avenue
New York, New York 10019

The Board of Directors and Shareholders
The Chubb Corporation

     We have audited the accompanying consolidated balance sheets of The Chubb Corporation as of December 31, 1998 and 1997, and the related consolidated statements of income, shareholders' equity, cash flows and comprehensive income for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of The Chubb Corporation at December 31, 1998 and 1997 and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.



                                              /s/  ERNST & YOUNG LLP

February 24, 1999,
except for Note 20(c), as to which the date is March 12, 1999

Quarterly Financial Data

     Summarized unaudited quarterly financial data for 1998 and 1997 are shown below. In management's opinion, the interim financial data contain all adjustments, consisting of normal recurring items, necessary to present fairly the results of operations for the interim periods.

                                                                          Three Months Ended
                                     --------------------------------------------------------------------------------------------
                                           March 31                June 30               September 30            December 31
                                     --------------------    --------------------    --------------------    --------------------
                                       1998        1997        1998        1997        1998        1997        1998        1997
                                       ----        ----        ----        ----        ----        ----        ----        ----
                                                              (in millions except for per share amounts)
Revenues...........................  $1,587.3    $1,576.9    $1,597.6    $1,509.6    $1,593.2    $1,568.8    $1,571.7    $2,008.7
Claims and expenses................   1,348.0     1,331.4     1,375.2     1,270.2     1,386.0     1,322.3     1,390.9     1,766.0
Federal and foreign income tax.....      47.5        53.4        38.2        50.7        33.8        52.5        23.2        48.0
                                     --------    --------    --------    --------    --------    --------    --------    --------
    Net income.....................  $  191.8(a) $  192.1    $  184.2    $  188.7    $  173.4    $  194.0    $  157.6    $  194.7
                                     ========    ========    ========    ========    ========    ========    ========    ========
Basic earnings per share...........  $   1.14(a) $   1.11    $   1.10    $   1.10    $   1.05    $   1.12    $    .98    $   1.15
                                     ========    ========    ========    ========    ========    ========    ========    ========
Diluted earnings per share.........  $   1.12(a) $   1.08    $   1.08    $   1.08    $   1.04    $   1.10    $    .95    $   1.13
                                     ========    ========    ========    ========    ========    ========    ========    ========
Underwriting ratios
  Losses to premiums earned........      62.8%       63.9%       67.0%       63.3%       67.4%       65.3%       68.1%       65.5%
  Expenses to premiums written.....      33.3        32.4        33.3        32.0        33.8        32.2        33.6        32.9
                                     --------    --------    --------    --------    --------    --------    --------    --------
    Combined.......................      96.1%       96.3%      100.3%       95.3%      101.2%       97.5%      101.7%       98.4%
                                     ========    ========    ========    ========    ========    ========    ========    ========

(a) Net income has been reduced by a net charge of $26.0 million or $.15 per share for the after-tax effect of a $40.0 million restructuring charge.

Common Stock Data

     The common stock of the Corporation is listed and principally traded on the New York Stock Exchange (NYSE). The following are the high and low closing sale prices as reported on the NYSE Composite Tape and the quarterly dividends declared for each quarter of 1998 and 1997.

                                                                                     1998
                                                                ----------------------------------------------
                                                                 First       Second        Third       Fourth
                                                                Quarter      Quarter      Quarter      Quarter
                                                                -------      -------      -------      -------
Common stock prices
    High....................................................    $81.44       $82.63       $88.25       $73.38
    Low.....................................................     71.00        73.31        62.50        57.00
Dividends declared..........................................       .31          .31          .31          .31

                                                                                     1997
                                                                ----------------------------------------------
                                                                 First       Second        Third       Fourth
                                                                Quarter      Quarter      Quarter      Quarter
                                                                -------      -------      -------      -------
Common stock prices
    High....................................................    $62.25       $67.63       $71.75       $78.13
    Low.....................................................     53.00        51.25        65.56        65.88
Dividends declared..........................................       .29          .29          .29          .29

     At March 8, 1999, there were approximately 7,650 common shareholders of record.