Form 10-K, Exhibit 13
period 1999-12-31
CHUBB CORP
filed 2000-03-27
CIK 20171

Supplementary Financial Data

                                                                         IN MILLIONS
                                                                   YEARS ENDED DECEMBER 31
                                                                  1999       1998       1997
                                                                --------   --------   --------
PROPERTY AND CASUALTY INSURANCE
  UNDERWRITING
     Net Premiums Written...................................    $5,701.1   $5,503.5   $5,448.0
     Increase in Unearned Premiums..........................       (49.1)    (199.7)    (290.6)
                                                                --------   --------   --------
     Premiums Earned........................................     5,652.0    5,303.8    5,157.4
                                                                --------   --------   --------
     Claims and Claim Expenses..............................     3,942.0    3,493.7    3,307.0
     Operating Costs and Expenses...........................     1,841.5    1,832.6    1,753.3
     Decrease (Increase) in Deferred Policy Acquisition
       Costs................................................         4.2      (51.8)     (75.7)
     Dividends to Policyholders.............................        43.1       35.9       31.7
                                                                --------   --------   --------
     UNDERWRITING INCOME (LOSS).............................      (178.8)      (6.6)     141.1
                                                                --------   --------   --------
  INVESTMENTS
     Investment Income Before Expenses......................       832.6      760.0      721.4
     Investment Expenses....................................        11.6       11.1       10.2
                                                                --------   --------   --------
     INVESTMENT INCOME......................................       821.0      748.9      711.2
                                                                --------   --------   --------
  Amortization of Goodwill and Other Charges................       (16.0)     (17.4)     (24.1)
  Restructuring Charge (a)..................................          --      (40.0)        --
                                                                --------   --------   --------
  PROPERTY AND CASUALTY INCOME..............................       626.2      684.9      828.2
CORPORATE AND OTHER.........................................        (3.5)      22.9       40.7
                                                                --------   --------   --------
CONSOLIDATED OPERATING INCOME BEFORE INCOME TAX.............       622.7      707.8      868.9
Federal and Foreign Income Tax..............................        57.4       93.0      167.8
                                                                --------   --------   --------
CONSOLIDATED OPERATING INCOME...............................       565.3      614.8      701.1
REALIZED INVESTMENT GAINS AFTER INCOME TAX..................        55.8       92.2       68.4
                                                                --------   --------   --------
CONSOLIDATED NET INCOME.....................................    $  621.1   $  707.0   $  769.5
                                                                ========   ========   ========

PROPERTY AND CASUALTY INVESTMENT INCOME AFTER INCOME TAX....    $  691.9   $  634.1   $  592.3
                                                                ========   ========   ========

(a) In the first quarter of 1998, a restructuring charge of $40.0 million ($26.0 million after taxes) related to a cost reduction program was recorded.

Property and Casualty Underwriting Results

NET PREMIUMS WRITTEN (In Millions of Dollars)

                                                   1999        1998        1997        1996        1995
Personal Insurance
  Automobile...................................  $  346.1    $  309.4    $  298.6    $  243.1    $  200.3
  Homeowners...................................     826.7       735.1       697.4       546.1       455.6
  Other........................................     351.7       320.2       310.4       250.0       210.9
                                                 --------    --------    --------    --------    --------
       Total Personal..........................   1,524.5     1,364.7     1,306.4     1,039.2       866.8
                                                 --------    --------    --------    --------    --------
Commercial Insurance
  Multiple Peril...............................     714.5       784.5       813.6       671.0       575.7
  Casualty.....................................     828.2       900.5       915.8       818.0       717.3
  Workers' Compensation........................     299.5       320.8       296.7       243.7       223.4
                                                 --------    --------    --------    --------    --------
       Total Standard Commercial...............   1,842.2     2,005.8     2,026.1     1,732.7     1,516.4
                                                 --------    --------    --------    --------    --------
  Property and Marine..........................     498.4       524.0       583.0       495.0       426.3
  Executive Protection.........................   1,078.0       949.8       891.4       775.7       647.0
  Financial Institutions.......................     385.8       391.6       384.3       340.4       285.5
  Other........................................     372.2       267.6       260.6       188.3       195.5
                                                 --------    --------    --------    --------    --------
       Total Specialty Commercial..............   2,334.4     2,133.0     2,119.3     1,799.4     1,554.3
                                                 --------    --------    --------    --------    --------
       Total Commercial........................   4,176.6     4,138.8     4,145.4     3,532.1     3,070.7
                                                 --------    --------    --------    --------    --------
       Total Personal and Commercial...........   5,701.1     5,503.5     5,451.8     4,571.3     3,937.5
Reinsurance Assumed from Royal & Sun
  Alliance.....................................        --          --        (3.8)      202.5       368.5
                                                 --------    --------    --------    --------    --------
       Total...................................  $5,701.1    $5,503.5    $5,448.0    $4,773.8    $4,306.0
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

COMBINED LOSS AND EXPENSE RATIOS

Personal Insurance
  Automobile...................................      91.8%       89.2%       86.6%       86.5%       87.4%
  Homeowners...................................      97.9        90.8        88.9       104.3        93.8
  Other........................................      69.4        70.2        66.9        69.3        72.6
                                                 --------    --------    --------    --------    --------
       Total Personal..........................      89.9        85.6        83.1        91.7        87.1
                                                 --------    --------    --------    --------    --------
Commercial Insurance
  Multiple Peril...............................     132.7       124.2       118.7       118.1       110.0
  Casualty.....................................     119.3       114.6       113.5       113.3       113.8
  Workers' Compensation........................     112.6       111.5       105.0       101.8        95.1
                                                 --------    --------    --------    --------    --------
       Total Standard Commercial...............     123.6       118.0       114.5       113.6       109.7
                                                 --------    --------    --------    --------    --------
  Property and Marine..........................     111.3       116.5       105.5        97.8        92.9
  Executive Protection.........................      84.3        75.8        74.5        76.5        82.1
  Financial Institutions.......................      95.5        86.7        91.5        83.7        88.8
  Other........................................      92.9       100.9        85.0        99.0       103.9
                                                 --------    --------    --------    --------    --------
       Total Specialty Commercial..............      93.6        91.5        87.5        86.1        89.1
                                                 --------    --------    --------    --------    --------
       Total Commercial........................     107.3       104.5       100.7        99.7        99.3
                                                 --------    --------    --------    --------    --------
       Total Personal and Commercial...........     102.8        99.8        96.6        97.9        96.5
Reinsurance Assumed from Royal & Sun
  Alliance.....................................        --          --         N/M         N/M        99.2
                                                 --------    --------    --------    --------    --------
       Total...................................     102.8%       99.8%       96.9%       98.3%       96.8%
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

Ten Year Financial Summary

(in millions except for per share amounts)

FOR THE YEAR                                                    1999           1998           1997
INCOME
  Property and Casualty Insurance
   Underwriting Income (Loss)...............................  $(178.8)       $  (6.6)       $ 141.1
   Investment Income........................................    821.0          748.9          711.2
   Amortization of Goodwill and Other Charges...............    (16.0)         (57.4)(b)      (24.1)
  Property and Casualty Insurance Income....................    626.2          684.9          828.2
  Corporate and Other.......................................     (3.5)          22.9           40.7
  OPERATING INCOME FROM CONTINUING OPERATIONS
     BEFORE INCOME TAX......................................    622.7          707.8          868.9
  Federal and Foreign Income Tax (Credit)...................     57.4           93.0          167.8
  OPERATING INCOME FROM CONTINUING OPERATIONS...............    565.3          614.8          701.1
  Realized Investment Gains from Continuing Operations......     55.8           92.2           68.4
  INCOME FROM CONTINUING OPERATIONS.........................    621.1          707.0          769.5
  Income from Discontinued Operations (1)...................       --             --             --
  NET INCOME................................................    621.1          707.0          769.5
  Property and Casualty Investment Income After Income
     Tax....................................................    691.9          634.1          592.3
Dividends Declared on Common Stock..........................    216.5          204.7          198.3

Net Change in Unrealized Appreciation or Depreciation of
  Investments, Net of Tax(2)................................   (527.3)          14.6          161.4
PER SHARE
  Operating Income from Continuing Operations...............     3.33           3.65(b)        4.00
  Income from Continuing Operations.........................     3.66           4.19           4.39
  Income from Discontinued Operations(1)....................       --             --             --
  Net Income................................................     3.66           4.19           4.39
  Dividends Declared on Common Stock........................     1.28           1.24           1.16
Average Common and Potentially Dilutive Shares..............    169.8          168.6          176.2

(1) In May 1997, the Corporation sold its life and health insurance operations, which have been classified as discontinued operations.

(2) Amounts prior to 1994 do not reflect the accounting changes prescribed by Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities, as restatement of prior year amounts was not permitted. The change in unrealized appreciation or depreciation of investments for 1994 excludes the increase in unrealized appreciation, as of January 1, 1994, of $220.5 million resulting from the change in accounting principle.

      1996       1995       1994       1993       1992       1991       1990
    $  54.3    $ 111.7    $    .4    $(528.9)(a) $ (46.3)  $  17.1    $   4.1
      646.1      603.0      560.5      533.7      493.5      469.5      456.3
      (24.0)     (17.5)      (8.7)      (6.2)      (4.3)      (1.2)      (5.5)
      676.4      697.2      552.2       (1.4)     442.9      485.4      454.9
     (209.3)(c)    31.0       5.0       24.5       43.8       59.3       80.2
      467.1      728.2      557.2       23.1      486.7      544.7      535.1
       32.9      144.5       84.4     (107.0)      49.4       87.2       88.3
      434.2      583.7      472.8      130.1      437.3      457.5      446.8
       52.0       70.7       35.1      137.3      114.8       40.3       25.8
      486.2      654.4      507.9      267.4      552.1      497.8      472.6
       26.5       42.2       20.6       76.8       65.0       54.2       49.5
      512.7      696.6      528.5      324.2(d)   617.1      552.0      522.1
      544.2      507.2      475.0      455.4      422.8      397.6      371.4
      188.7      170.6      161.1      150.8      139.6      127.8      109.1

     (107.2)     470.2     (487.9)      46.5      (82.1)      12.2      (19.4)

       2.44(c)    3.27       2.66        .77(a)    2.47       2.61       2.59
       2.73       3.67       2.85       1.52       3.10       2.84       2.74
        .15        .23        .11        .42        .36        .30        .28
       2.88       3.90       2.96       1.83(d)    3.46       3.14       3.02
       1.08        .98        .92        .86        .80        .74        .66
      181.6      180.9      181.6      182.2      181.4      178.5      175.5

(a) Underwriting income has been reduced by $550.0 million ($357.5 million after-tax or $1.96 per share) for the net effect of a $675.0 million increase in unpaid claims related to an agreement for the settlement of asbestos-related litigation and a $125.0 million return premium related to the commutation of a medical malpractice reinsurance agreement.

(b) Property and casualty insurance other charges includes a restructuring charge of $40.0 million ($26.0 million after-tax or $.15 per share).

(c) Real estate income has been reduced by a charge of $255.0 million ($160.0 million after-tax or $.89 per share) for the write-down of the carrying value of certain real estate assets to their estimated fair value.

(d) Net income has been reduced by a one-time charge of $20.0 million or $.11 per share for the cumulative effect of changes in accounting principles resulting from the Corporation's adoption of Statements of Financial Accounting Standards No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions, and No. 109, Accounting for Income Taxes. Income before the cumulative effect of changes in accounting principles was $344.2 million or $1.94 per share.

Ten Year Financial Summary

(in millions except for per share amounts)

FOR THE YEAR                                                   1999            1998            1997
REVENUES

  Property and Casualty Insurance

   Premiums Earned.........................................  $ 5,652.0       $ 5,303.8       $ 5,157.4

   Investment Income.......................................      832.6           760.0           721.4

  Real Estate..............................................       96.8            82.2           616.1

  Corporate Investment Income..............................       60.8            61.9            63.9

  Realized Investment Gains................................       87.4           141.9           105.2

     TOTAL REVENUES........................................    6,729.6         6,349.8         6,664.0

AT YEAR END

Total Assets...............................................   23,537.0        20,746.0        19,615.6

Invested Assets

  Property and Casualty Insurance..........................   14,869.9        13,715.0        12,777.3

  Corporate................................................    1,149.5         1,040.3         1,272.3

Unpaid Claims..............................................   11,434.7        10,356.5         9,772.5

Long Term Debt.............................................      759.2           607.5           398.6

Total Shareholders' Equity.................................    6,271.8         5,644.1         5,657.1

  Per Common Share.........................................      35.74           34.78           33.53

  Per Common Share, Excluding the Effects of SFAS No.
     115...................................................      36.58           32.59           31.69

Actual Common Shares Outstanding...........................      175.5           162.3           168.7

     Amounts prior to 1994 do not reflect the accounting changes prescribed by Statement of Financial Accounting Standards
     (SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities, as restatement of prior year amounts was not permitted.

      1996        1995        1994        1993        1992        1991        1990

    $ 4,569.3   $ 4,147.2   $ 3,776.3   $ 3,504.8(a) $ 3,163.3  $ 3,037.2   $ 2,836.1

        656.2       613.3       570.5       541.7        501.1      477.0       463.4

        319.8       287.8       204.9       160.6        150.0      140.9       174.9

         55.4        54.4        49.4        52.7         57.2       46.3        39.6

         79.8       108.8        54.1       210.6        174.1       61.1        39.6

      5,680.5     5,211.5     4,655.2     4,470.4      4,045.7    3,762.5     3,553.6

     19,938.9    19,636.3    17,761.0    16,729.5     15,197.6   13,885.9    12,347.8

     11,190.7    10,013.6     8,938.8     8,403.1      7,767.5    7,086.6     6,297.8

        890.4       906.6       879.5       965.7        955.8      840.3       688.4

      9,523.7     9,588.2     8,913.2     8,235.4      7,220.9    6,591.3     6,016.4

      1,070.5     1,150.8     1,279.6     1,267.2      1,065.6    1,045.8       812.6

      5,462.9     5,262.7     4,247.0     4,196.1      3,954.4    3,541.6     2,882.6

        31.24       30.14       24.46       23.92        22.59      20.37       17.60

        30.27       28.51       25.30       23.92        22.59      20.37       17.60

        174.9       174.6       173.6       175.4        175.0      173.9       163.8

(a) Premiums earned have been increased by a $125.0 million return premium to the Corporation's property and casualty insurance subsidiaries related to the commutation of a medical malpractice reinsurance agreement.

The Chubb Corporation
CONSOLIDATED STATEMENTS OF INCOME

                                                                        IN MILLIONS
                                                                  YEARS ENDED DECEMBER 31
                                                                1999        1998        1997
REVENUES                                                      --------    --------    --------
     Premiums Earned (Note 8)...............................  $5,652.0    $5,303.8    $5,157.4
     Investment Income (Note 4).............................     893.4       821.9       785.3
     Real Estate............................................      96.8        82.2       616.1
     Realized Investment Gains (Note 4).....................      87.4       141.9       105.2
                                                              --------    --------    --------
          TOTAL REVENUES....................................   6,729.6     6,349.8     6,664.0
                                                              --------    --------    --------
CLAIMS AND EXPENSES
     Insurance Claims (Notes 8 and 15)......................   3,942.0     3,493.7     3,307.0
     Amortization of Deferred Policy Acquisition Costs (Note
      5)....................................................   1,529.7     1,464.3     1,402.6
     Other Insurance Operating Costs and Expenses...........     375.1       369.8       330.8
     Real Estate Cost of Sales and Expenses.................     100.3        85.7       624.7
     Investment Expenses....................................      13.7        13.2        12.0
     Corporate Expenses.....................................      58.7        33.4        12.8
     Restructuring Charge (Note 9)..........................        --        40.0          --
                                                              --------    --------    --------
          TOTAL CLAIMS AND EXPENSES.........................   6,019.5     5,500.1     5,689.9
                                                              --------    --------    --------
          INCOME BEFORE FEDERAL AND FOREIGN INCOME TAX......     710.1       849.7       974.1
FEDERAL AND FOREIGN INCOME TAX (NOTE 11)....................      89.0       142.7       204.6
                                                              --------    --------    --------
          NET INCOME........................................  $  621.1    $  707.0    $  769.5
                                                              ========    ========    ========
NET INCOME PER SHARE (NOTE 17)
          Basic.............................................  $   3.70    $   4.27    $   4.48
          Diluted...........................................      3.66        4.19        4.39

See accompanying notes.

The Chubb Corporation
CONSOLIDATED BALANCE SHEETS

                                                                   IN MILLIONS
                                                                   DECEMBER 31
                                                                1999        1998
ASSETS                                                          ----      ---------
  Invested Assets (Note 4)
     Short Term Investments.................................  $   731.1   $   344.2
     Fixed Maturities
       Held-to-Maturity -- Tax Exempt (market $1,801.0 and
        $2,140.2)...........................................    1,741.9     2,002.2
       Available-for-Sale
          Tax Exempt (cost $7,889.3 and $6,509.3)...........    7,867.5     6,935.1
          Taxable (cost $5,054.7 and $4,259.0)..............    4,909.7     4,381.6
     Equity Securities (cost $715.0 and $1,002.6)...........      769.2     1,092.2
                                                              ---------   ---------
       TOTAL INVESTED ASSETS................................   16,019.4    14,755.3
  Cash......................................................       22.7         8.3
  Securities Lending Collateral.............................      469.5          --
  Accrued Investment Income.................................      242.9       221.0
  Premiums Receivable.......................................    1,234.7     1,199.3
  Reinsurance Recoverable on Unpaid Claims..................    1,685.9     1,306.6
  Prepaid Reinsurance Premiums..............................      240.1       134.6
  Funds Held for Asbestos-Related Settlement................         --       607.4
  Deferred Policy Acquisition Costs (Note 5)................      779.7       728.7
  Real Estate Assets (Notes 6 and 10).......................      699.4       746.0
  Deferred Income Tax (Note 11).............................      584.2       320.8
  Goodwill..................................................      507.2          --
  Other Assets..............................................    1,051.3       718.0
                                                              ---------   ---------
       TOTAL ASSETS.........................................  $23,537.0   $20,746.0
                                                              =========   =========
LIABILITIES
  Unpaid Claims (Note 15)...................................  $11,434.7   $10,356.5
  Unearned Premiums.........................................    3,323.1     2,915.7
  Securities Lending Payable................................      469.5          --
  Long Term Debt (Note 10)..................................      759.2       607.5
  Dividend Payable to Shareholders..........................       56.2        50.3
  Accrued Expenses and Other Liabilities....................    1,222.5     1,171.9
                                                              ---------   ---------
       TOTAL LIABILITIES....................................   17,265.2    15,101.9
                                                              ---------   ---------
COMMITMENTS AND CONTINGENT LIABILITIES (NOTES 14 AND 15)
SHAREHOLDERS' EQUITY (NOTES 12 AND 20)
  Preferred Stock -- Authorized 4,000,000 Shares;
     $1 Par Value; Issued -- None...........................         --          --
  Common Stock -- Authorized 600,000,000 Shares;
     $1 Par Value; Issued 177,272,322 and 175,989,202
     Shares.................................................      177.3       176.0
  Paid-In Surplus...........................................      418.4       546.7
  Retained Earnings.........................................    6,008.6     5,604.0
  Accumulated Other Comprehensive Income
     Unrealized Appreciation (Depreciation) of Investments,
      Net of Tax (Note 4)...................................     (112.6)      414.7
     Foreign Currency Translation Losses, Net of Tax........      (44.8)      (36.0)
  Receivable from Employee Stock Ownership Plan.............      (74.9)      (86.3)
  Treasury Stock, at Cost -- 1,782,489 and 13,722,376
     Shares.................................................     (100.2)     (975.0)
                                                              ---------   ---------
       TOTAL SHAREHOLDERS' EQUITY...........................    6,271.8     5,644.1
                                                              ---------   ---------
       TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY...........  $23,537.0   $20,746.0
                                                              =========   =========

See accompanying notes.

The Chubb Corporation
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                       IN MILLIONS
                                                                 YEARS ENDED DECEMBER 31
                                                                1999       1998       1997
                                                              --------   --------   --------
PREFERRED STOCK
     Balance, Beginning and End of Year.....................  $     --   $     --   $     --
                                                              --------   --------   --------
COMMON STOCK
     Balance, Beginning of Year.............................     176.0      176.0      176.1
     Share Activity Related to Acquisition of Executive
       Risk.................................................        .6         --         --
     Share Activity under Option and Incentive Plans........        .7         --        (.1)
                                                              --------   --------   --------
          Balance, End of Year..............................     177.3      176.0      176.0
                                                              --------   --------   --------
PAID-IN SURPLUS
     Balance, Beginning of Year.............................     546.7      593.0      695.7
     Share Activity Related to Acquisition of Executive
       Risk.................................................    (126.3)        --         --
     Exchange of Long Term Debt.............................        --         --      (68.4)
     Share Activity under Option and Incentive Plans........      (2.0)     (46.3)     (34.3)
                                                              --------   --------   --------
          Balance, End of Year..............................     418.4      546.7      593.0
                                                              --------   --------   --------
RETAINED EARNINGS
     Balance, Beginning of Year.............................   5,604.0    5,101.7    4,530.5
     Net Income.............................................     621.1      707.0      769.5
     Dividends Declared (per share $1.28, $1.24 and
       $1.16)...............................................    (216.5)    (204.7)    (198.3)
                                                              --------   --------   --------
          Balance, End of Year..............................   6,008.6    5,604.0    5,101.7
                                                              --------   --------   --------
UNREALIZED APPRECIATION (DEPRECIATION) OF INVESTMENTS
     Balance, Beginning of Year.............................     414.7      400.1      238.7
     Change During Year, Net (Note 4).......................    (527.3)      14.6      161.4
                                                              --------   --------   --------
          Balance, End of Year..............................    (112.6)     414.7      400.1
                                                              --------   --------   --------
FOREIGN CURRENCY TRANSLATION LOSSES
     Balance, Beginning of Year.............................     (36.0)     (25.7)     (15.6)
     Change During Year, Net of Tax.........................      (8.8)     (10.3)     (10.1)
                                                              --------   --------   --------
          Balance, End of Year..............................     (44.8)     (36.0)     (25.7)
                                                              --------   --------   --------
RECEIVABLE FROM EMPLOYEE STOCK OWNERSHIP PLAN
     Balance, Beginning of Year.............................     (86.3)     (96.7)    (106.3)
     Principal Repayments...................................      11.4       10.4        9.6
                                                              --------   --------   --------
          Balance, End of Year..............................     (74.9)     (86.3)     (96.7)
                                                              --------   --------   --------
TREASURY STOCK, AT COST
     Balance, Beginning of Year.............................    (975.0)    (491.3)     (56.2)
     Repurchase of Shares...................................    (145.0)    (608.5)    (827.9)
     Share Activity Related to Acquisition of Executive
       Risk.................................................     957.2         --         --
     Shares Issued upon Exchange of Long Term Debt..........        --         --      304.4
     Share Activity under Option and Incentive Plans........      62.6      124.8       88.4
                                                              --------   --------   --------
          Balance, End of Year..............................    (100.2)    (975.0)    (491.3)
                                                              --------   --------   --------
          TOTAL SHAREHOLDERS' EQUITY........................  $6,271.8   $5,644.1   $5,657.1
                                                              ========   ========   ========

See accompanying notes.

The Chubb Corporation
CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                           IN MILLIONS
                                                                     YEARS ENDED DECEMBER 31
                                                                  1999        1998        1997
                                                                ---------   ---------   ---------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net Income................................................    $   621.1   $   707.0   $   769.5
  Adjustments to Reconcile Net Income to Net Cash
   Provided by Operating Activities
     Increase in Unpaid Claims, Net.........................         93.1       485.3       808.7
     Increase in Unearned Premiums, Net.....................         49.1       199.7       290.6
     Decrease (Increase) in Premiums Receivable.............         14.9       (54.9)     (159.5)
     Decrease (Increase) in Funds Held for Asbestos-Related
       Settlement...........................................        607.4        (7.9)         .4
     Decrease (Increase) in Deferred Policy Acquisition
       Costs................................................          4.2       (51.8)      (75.7)
     Deferred Income Tax (Credit)...........................          5.3        (5.5)      (33.3)
     Depreciation...........................................         68.4        58.2        56.4
     Realized Investment Gains..............................        (87.4)     (141.9)     (105.2)
     Other, Net.............................................        (37.2)       25.8        13.2
                                                                ---------   ---------   ---------
       NET CASH PROVIDED BY OPERATING
         ACTIVITIES.........................................      1,338.9     1,214.0     1,565.1
                                                                ---------   ---------   ---------
CASH FLOWS FROM INVESTING ACTIVITIES
  Proceeds from Sales of Fixed Maturities -- Available-for-
   Sale.....................................................      1,427.5     1,668.8     3,682.6
  Proceeds from Maturities of Fixed Maturities..............        860.3       784.2       658.5
  Proceeds from Sales of Equity Securities..................      1,030.6       366.7       401.3
  Proceeds from Sale of Discontinued Operations, Net........           --          --       861.2
  Purchases of Fixed Maturities.............................     (3,252.2)   (3,218.4)   (5,394.8)
  Purchases of Equity Securities............................       (590.7)     (535.7)     (519.3)
  Purchase of Interest in Hiscox plc........................       (145.3)         --          --
  Decrease (Increase) in Short Term Investments, Net........       (190.9)      380.9      (449.2)
  Proceeds from Sale of Real Estate Properties..............          7.0        33.6       759.6
  Additions to Real Estate Assets...........................        (11.7)      (13.2)      (40.1)
  Purchases of Fixed Assets, Net............................        (98.4)      (78.8)      (71.0)
  Other, Net................................................          6.3       (75.5)       41.1
                                                                ---------   ---------   ---------
       NET CASH USED IN INVESTING ACTIVITIES................       (957.5)     (687.4)      (70.1)
                                                                ---------   ---------   ---------
CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from Issuance of Long Term Debt..................           --       400.5        10.2
  Repayment of Long Term Debt...............................        (48.3)     (191.6)     (344.9)
  Decrease in Short Term Debt, Net..........................           --          --      (189.5)
  Dividends Paid to Shareholders............................       (210.6)     (203.4)     (196.5)
  Repurchase of Shares......................................       (145.0)     (608.5)     (827.9)
  Other, Net................................................         36.9        73.2        60.4
                                                                ---------   ---------   ---------
       NET CASH USED IN FINANCING ACTIVITIES................       (367.0)     (529.8)   (1,488.2)
                                                                ---------   ---------   ---------
Net Increase (Decrease) in Cash.............................         14.4        (3.2)        6.8
Cash at Beginning of Year...................................          8.3        11.5         4.7
                                                                ---------   ---------   ---------
       CASH AT END OF YEAR..................................    $    22.7   $     8.3   $    11.5
                                                                =========   =========   =========

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

Net Income..................................................    $   621.1   $   707.0   $   769.5
Other Comprehensive Income (Loss)
  Change in Unrealized Appreciation or Depreciation of
     Investments, Net of Tax................................       (527.3)       14.6       161.4
  Foreign Currency Translation Losses,
     Net of Tax.............................................         (8.8)      (10.3)      (10.1)
                                                                ---------   ---------   ---------
                                                                   (536.1)        4.3       151.3
                                                                ---------   ---------   ---------
       COMPREHENSIVE INCOME.................................    $    85.0   $   711.3   $   920.8
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

  The consolidated financial statements include amounts based on informed estimates and judgments of management for those transactions that are not yet complete or for which the ultimate effects cannot be precisely determined. Such estimates and judgments affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

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

  In May 1997, the Corporation completed the sale of its life and health insurance subsidiaries. The purchase price was not adjusted to reflect results of operations subsequent to December 31, 1996. Therefore, the discontinued life and health insurance operations did not affect the Corporation's net income subsequent to December 31, 1996.

  Certain amounts in the consolidated financial statements for prior years have been reclassified to conform with the 1999 presentation.

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

  Unrealized appreciation or depreciation of investments carried at market value is excluded from net income and credited or charged, net of applicable deferred income tax, directly to a separate component of comprehensive income.

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

(e) Reinsurance

  In the ordinary course of business, the Corporation's insurance subsidiaries assume and cede reinsurance with other insurance companies and are members of various pools and associations. Reinsurance is ceded to provide greater diversification of risk and to limit the maximum net loss potential arising from large or concentrated risks. A large portion of the reinsurance is effected under contracts known as treaties and in some instances by negotiation on individual risks. Certain of these arrangements consist of excess of loss and catastrophe contracts which protect against losses over stipulated amounts arising from any one occurrence or event. Ceded reinsurance contracts do not relieve the Corporation's insurance subsidiaries of their primary obligation to the policyholders.

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

(f) Real Estate

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

(g) Goodwill

  Goodwill, which represents the excess of the purchase price over the fair value of net assets of subsidiaries acquired, is being amortized using the straight-line method over 26 years. The carrying value of goodwill is periodically reviewed for impairment. If it became probable that the projected future undiscounted cash flows were not sufficient to recover the carrying value of the goodwill, an impairment loss would be recognized resulting in a write-down of the carrying value of the goodwill.

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

  The functional currency of foreign operations is generally the currency of the local operating environment since their business is primarily transacted in such local currency. Translation gains and losses, net of applicable income tax, are excluded from net income and are credited or charged directly to a separate component of comprehensive income.

(l) Cash Flow Information

  In the statement of cash flows, short term investments are not considered to be cash equivalents. The effect of changes in foreign exchange rates on cash balances was immaterial.

  In 1999, the Corporation acquired all of the outstanding common shares of Executive Risk Inc. in exchange for common stock of the Corporation (see Note
(3)). The details of the acquisition were as follows: fair value of assets acquired, including goodwill, $2,459 million; fair value of liabilities assumed, $1,627 million; and fair value of common stock issued and options assumed, $832 million. In 1997, $228.6 million of exchangeable subordinated notes were exchanged for 5,316,565 shares of common stock of the Corporation. Also, in 1997, $108.6 million of long term debt was assumed by a joint venture as a part of the sale of real estate properties. These noncash transactions have been excluded from the consolidated statements of cash flows.

(m) Accounting Pronouncements Not Yet Adopted

  In October 1998, the American Institute of Certified Public Accountants (AICPA) issued Statement of Position (SOP) 98-7, Deposit Accounting: Accounting for Insurance and Reinsurance Contracts That Do Not Transfer Insurance Risk. This SOP provides guidance on how to account for insurance and reinsurance contracts that do not transfer insurance risk. SOP 98-7 is effective for the Corporation for the year beginning January 1, 2000. Restatement of previously issued financial statements is not permitted. The adoption of SOP 98-7 is not expected to have a significant effect on the Corporation's financial position or results of operations.

  In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards for derivative instruments and for hedging activities. SFAS No. 133 requires that all derivatives be recognized in the balance sheet as assets or liabilities and be measured at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and whether it qualifies for hedge accounting. SFAS No. 133, as amended by SFAS No. 137, Accounting for Derivative Instruments and Hedging
Activities -- Deferral of the Effective Date of FASB Statement No. 133, is effective for the Corporation for the year beginning January 1, 2001. This Statement should not be applied retroactively to financial statements of prior periods. Currently, the Corporation's use of derivative instruments is not significant. Thus, the adoption of SFAS No. 133 is not expected to have a significant effect on the Corporation's financial position or results of operations.

(2) ADOPTION OF NEW ACCOUNTING PRONOUNCEMENT

  Effective January 1, 1999, the Corporation adopted SOP 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, which was issued by the AICPA. The SOP requires that certain costs incurred to develop or obtain computer software for internal use should be capitalized and amortized over the software's expected useful life. Prior to 1999, the Corporation expensed all costs of developing internal use computer software as incurred. The SOP has been applied prospectively. Adoption of SOP 98-1 decreased claims and operating expenses by $25.4 million in 1999, resulting in an increase to net income of $16.5 million or $.10 per diluted share for the year. The effect on net income will decrease in future years as the new method of accounting is phased in.

(3) ACQUISITIONS

  (a) In July 1999, the Corporation completed its acquisition of Executive Risk Inc. Executive Risk is a specialty insurance company offering directors and officers, errors and omissions and professional liability coverages.

  Executive Risk shareholders received 1.235 shares of the Corporation's common stock for each outstanding common share of Executive Risk. In addition, outstanding Executive Risk stock options were converted to stock options of the Corporation. Approximately 14.3 million shares of common stock of the Corporation were issued to Executive Risk shareholders and an additional 1.8 million shares of common stock of the Corporation were reserved for issuance upon exercise of the converted Executive Risk stock options.

  The acquisition has been accounted for using the purchase method of accounting. Therefore, the results of operations of Executive Risk are included in the Corporation's consolidated results of operations from the date of acquisition. The assets and liabilities of Executive Risk were recorded at their estimated fair values at the date of acquisition. The value of the stock options assumed by the Corporation was included in the purchase price. The total purchase price was approximately $832 million. The excess of the purchase price over the estimated fair value of the net assets acquired, amounting to approximately $517 million, has been recorded as goodwill and is being amortized over 26 years.

  Pro forma results of operations showing the effects on the Corporation's operations prior to the date of acquisition have not been presented due to immateriality.

  (b) In March 1999, the Corporation completed its purchase of a 28% interest in Hiscox plc, a leading U.K. personal and commercial specialty insurer, for approximately $145 million.

(4) INVESTED ASSETS AND RELATED INCOME

  (a) The amortized cost and estimated market value of fixed maturities were as follows:

                                                                        December 31
                                       ------------------------------------------------------------------------------
                                                              1999                                     1998
                                       ---------------------------------------------------   ------------------------
                                                      Gross          Gross       Estimated                  Gross
                                       Amortized    Unrealized     Unrealized     Market     Amortized    Unrealized
                                         Cost      Appreciation   Depreciation     Value       Cost      Appreciation
                                       ---------   ------------   ------------   ---------   ---------   ------------
                                                                       (in millions)
Held-to-maturity -- Tax exempt.......  $ 1,741.9      $ 60.3         $  1.2      $ 1,801.0   $ 2,002.2      $138.0
                                       ---------      ------         ------      ---------   ---------      ------
Available-for-sale
  Tax exempt.........................    7,889.3       137.5          159.3        7,867.5     6,509.3       427.9
                                       ---------      ------         ------      ---------   ---------      ------
  Taxable
    U.S. Government and government
      agency and authority
      obligations....................      575.4          .5           14.4          561.5       344.2         8.8
    Corporate bonds..................    1,535.0         2.1           61.2        1,475.9     1,031.9        44.5
    Foreign bonds....................    1,199.2        19.4           15.6        1,203.0     1,118.3        85.4
    Mortgage-backed securities.......    1,674.8        13.2           88.6        1,599.4     1,694.3        22.1
    Redeemable preferred stocks......       70.3          .1             .5           69.9        70.3         2.9
                                       ---------      ------         ------      ---------   ---------      ------
                                         5,054.7        35.3          180.3        4,909.7     4,259.0       163.7
                                       ---------      ------         ------      ---------   ---------      ------
      Total available-for-sale.......   12,944.0       172.8          339.6       12,777.2    10,768.3       591.6
                                       ---------      ------         ------      ---------   ---------      ------
      Total fixed maturities.........  $14,685.9      $233.1         $340.8      $14,578.2   $12,770.5      $729.6
                                       =========      ======         ======      =========   =========      ======

                                             December 31
                                       ------------------------
                                                 1998
                                       ------------------------
                                          Gross       Estimated
                                        Unrealized     Market
                                       Depreciation     Value
                                       ------------   ---------
                                            (in millions)
Held-to-maturity -- Tax exempt.......     $--         $ 2,140.2
                                          -----       ---------
Available-for-sale
  Tax exempt.........................       2.1         6,935.1
                                          -----       ---------
  Taxable
    U.S. Government and government
      agency and authority
      obligations....................      --             353.0
    Corporate bonds..................        .6         1,075.8
    Foreign bonds....................       1.6         1,202.1
    Mortgage-backed securities.......      38.9         1,677.5
    Redeemable preferred stocks......      --              73.2
                                          -----       ---------
                                           41.1         4,381.6
                                          -----       ---------
      Total available-for-sale.......      43.2        11,316.7
                                          -----       ---------
      Total fixed maturities.........     $43.2       $13,456.9
                                          =====       =========

  The amortized cost and estimated market value of fixed maturities at December 31, 1999 by contractual maturity were as follows:

                                                                           Estimated
                                                              Amortized     Market
                                                                Cost         Value
                                                              ---------    ---------
                                                                  (in millions)
Held-to-maturity
   Due in one year or less..................................  $   185.4    $   187.2
   Due after one year through five years....................      535.3        552.9
   Due after five years through ten years...................      709.0        735.2
   Due after ten years......................................      312.2        325.7
                                                              ---------    ---------
                                                              $ 1,741.9    $ 1,801.0
                                                              =========    =========
Available-for-sale
   Due in one year or less..................................  $   115.5    $   116.6
   Due after one year through five years....................    2,002.8      2,014.8
   Due after five years through ten years...................    4,221.5      4,257.1
   Due after ten years......................................    4,929.4      4,789.3
                                                              ---------    ---------
                                                               11,269.2     11,177.8
   Mortgage-backed securities...............................    1,674.8      1,599.4
                                                              ---------    ---------
                                                              $12,944.0    $12,777.2
                                                              =========    =========

Actual maturities could differ from contractual maturities because borrowers may have the right to call or prepay obligations.

  (b) The components of unrealized appreciation (depreciation) of investments carried at market value were as follows:

                                                                   December 31
                                                              ----------------------
                                                                1999         1998
                                                                ----         ----
                                                                  (in millions)
 Equity securities
   Gross unrealized appreciation............................   $  89.7      $164.6
   Gross unrealized depreciation............................      35.5        75.0
                                                               -------      ------
                                                                  54.2        89.6
                                                               -------      ------
 Fixed maturities
   Gross unrealized appreciation............................     172.8       591.6
   Gross unrealized depreciation............................     339.6        43.2
                                                               -------      ------
                                                                (166.8)      548.4
                                                               -------      ------
                                                                (112.6)      638.0
 Deferred income tax liability (asset)......................     (39.4)      223.3
 Valuation allowance........................................      39.4        --
                                                               -------      ------
                                                               $(112.6)     $414.7
                                                               =======      ======

  The change in unrealized appreciation or depreciation of investments carried at market value was as follows:

                                         Years Ended December 31
                                     -------------------------------
                                      1999         1998        1997
                                      ----         ----        ----
                                              (in millions)
Change in unrealized appreciation
 of equity securities..............  $ (35.4)     $(47.6)     $ 31.4
Change in unrealized appreciation
 or
 depreciation of fixed
 maturities........................   (715.2)       70.0       216.9
                                     -------      ------      ------
                                      (750.6)       22.4       248.3
Deferred income tax (credit).......   (262.7)        7.8        86.9
Increase in valuation allowance....     39.4          --          --
                                     -------      ------      ------
                                     $(527.3)     $ 14.6      $161.4
                                     =======      ======      ======

  The unrealized appreciation of fixed maturities carried at amortized cost is not reflected in the financial statements. The change in unrealized appreciation of fixed maturities carried at amortized cost was a decrease of $78.9 million, a decrease of $8.6 million and an increase of $16.8 million for the years ended December 31, 1999, 1998 and 1997, respectively.

  (c) The sources of net investment income were as follows:

                                            Years Ended December 31
                                      ------------------------------------
                                        1999          1998          1997
                                        ----          ----          ----
                                                 (in millions)
Fixed maturities....................   $816.9        $761.1        $726.1
Equity securities...................     31.2          24.7          10.8
Short term investments..............     43.8          35.8          47.6
Other...............................      1.5            .3            .8
                                       ------        ------        ------
 Gross investment income............    893.4         821.9         785.3
Investment expenses.................     13.7          13.2          12.0
                                       ------        ------        ------
                                       $879.7        $808.7        $773.3
                                       ======        ======        ======

  (d) Realized investment gains and losses were as follows:

                                            Years Ended December 31
                                      ------------------------------------
                                        1999          1998          1997
                                        ----          ----          ----
                                                 (in millions)
Gross realized investment gains
 Fixed maturities...................   $ 38.2        $ 49.2        $ 56.3
 Equity securities..................    172.9         118.5          93.8
                                       ------        ------        ------
                                        211.1         167.7         150.1
                                       ------        ------        ------
Gross realized investment losses
 Fixed maturities...................     14.3           7.0          26.5
 Equity securities..................    109.4          18.8          18.4
                                       ------        ------        ------
                                        123.7          25.8          44.9
                                       ------        ------        ------
Realized investment gains...........     87.4         141.9         105.2
Income tax..........................     31.6          49.7          36.8
                                       ------        ------        ------
                                       $ 55.8        $ 92.2        $ 68.4
                                       ======        ======        ======

  (e) The Corporation engages in securities lending whereby certain securities from its portfolio are loaned to other institutions for short periods of time. Cash collateral from the borrower, equal to the market value of the loaned securities plus accrued interest, is deposited with a lending agent and retained and invested by the lending agent in accordance with the Corporation's guidelines to generate additional income for the Corporation.

(5) DEFERRED POLICY ACQUISITION COSTS

  Policy acquisition costs deferred and the related amortization charged against income were as follows:

                                      Years Ended December 31
                                 ---------------------------------
                                   1999        1998        1997
                                   ----        ----        ----
                                           (in millions)
Balance, beginning of year.....  $   728.7   $   676.9   $   601.2
                                 ---------   ---------   ---------
Increase related to acquisition
  of Executive Risk............       55.2          --          --
                                 ---------   ---------   ---------
Costs deferred during year
  Commissions and brokerage....      784.4       768.0       775.0
  Premium taxes and
    assessments................      132.8       128.5       124.9
  Salaries and operating
    costs......................      608.3       619.6       578.4
                                 ---------   ---------   ---------
                                   1,525.5     1,516.1     1,478.3
Amortization during year.......   (1,529.7)   (1,464.3)   (1,402.6)
                                 ---------   ---------   ---------
Balance, end of year...........  $   779.7   $   728.7   $   676.9
                                 =========   =========   =========

(6) REAL ESTATE

  In October 1996, the Corporation announced that its real estate subsidiary was exploring the possible sale of all or a significant portion of its assets. In November 1997, the real estate subsidiary sold a substantial portion of its commercial properties for $736.9 million, which included $628.3 million in cash and the assumption of $108.6 million in debt. The real estate subsidiary is continuing to explore the sale of certain of its remaining properties.

  The components of real estate assets were as follows:

                                                        December 31
                                                    -------------------
                                                      1999       1998
                                                      ----       ----
                                                       (in millions)

Mortgages and notes receivable (net of allowance
 for uncollectible amounts of $13.9 and $16.8)....   $ 81.2     $105.2
Income producing properties.......................    196.8      166.5
Construction in progress..........................     66.2      109.2
Land under development and unimproved land........    355.2      365.1
                                                     ------     ------
                                                     $699.4     $746.0
                                                     ======     ======

  Substantially all mortgages and notes receivable are secured by buildings and land. The ultimate collectibility of the receivables is evaluated continuously and an appropriate allowance for uncollectible amounts established. Mortgages and notes receivable had an estimated aggregate fair value of $85.5 million and $106.9 million at December 31, 1999 and 1998, respectively. The fair value amounts represent point-in-time estimates that are not relevant in predicting future earnings or cash flows related to such receivables.

  Depreciation expense related to income producing properties was $3.5 million, $2.9 million and $2.7 million for 1999, 1998 and 1997, respectively.

(7) PROPERTY AND EQUIPMENT

  Property and equipment included in other assets were as follows:

                                                    December 31
                                                -------------------
                                                  1999       1998
                                                  ----       ----
                                                   (in millions)
Cost..........................................   $517.6     $428.3
Accumulated depreciation......................    224.1      196.3
                                                 ------     ------
                                                 $293.5     $232.0
                                                 ======     ======

  Depreciation expense related to property and equipment was $64.9 million, $55.3 million and $53.7 million for 1999, 1998 and 1997, respectively.

(8) REINSURANCE

  Premiums earned and insurance claims are reported net of reinsurance in the consolidated statements of income.

  The effect of reinsurance on the premiums written and earned of the property and casualty insurance subsidiaries was as follows:

                                   Years Ended December 31
                                ------------------------------
                                  1999       1998       1997
                                  ----       ----       ----
                                        (in millions)
Direct premiums written.......  $6,042.6   $5,842.0   $5,524.4
Reinsurance assumed
  Royal & Sun Alliance........        --         --       (3.8)
  Other.......................     275.2      141.9      166.7
Reinsurance ceded
  Royal & Sun Alliance........        --         --      174.6
  Other.......................    (616.7)    (480.4)    (413.9)
                                --------   --------   --------
  Net premiums written........  $5,701.1   $5,503.5   $5,448.0
                                ========   ========   ========
Direct premiums earned........  $6,037.1   $5,624.7   $5,315.8
Reinsurance assumed
  Royal & Sun Alliance........        --         --       94.9
  Other.......................     246.5      140.6      197.5
Reinsurance ceded.............    (631.6)    (461.5)    (450.8)
                                --------   --------   --------
  Net premiums earned.........  $5,652.0   $5,303.8   $5,157.4
                                ========   ========   ========

  The Royal & Sun Alliance Insurance Group plc is the beneficial owner of 5.1% of the Corporation's common stock. Prior to 1997, a property and casualty insurance subsidiary of the Corporation assumed on a quota share basis a portion of the property and casualty insurance business written by certain subsidiaries of Royal & Sun Alliance. Similarly, a portion of the U.S. insurance business written by the Corporation's property and casualty insurance subsidiaries was reinsured on a quota share basis with a subsidiary of Royal & Sun Alliance.

  Effective January 1, 1997, the reinsurance agreements with Royal & Sun Alliance were terminated. The termination of the agreements in 1997 resulted in portfolio transfers of the business previously ceded to Royal & Sun Alliance back to the Corporation's property and casualty insurance subsidiaries and of the business previously assumed by the Corporation's property and casualty insurance subsidiaries back to Royal & Sun Alliance. The effect of the portfolio transfers was a reduction of ceded premiums written of $174.6 million and a reduction of assumed premiums written of $93.6 million in 1997.

  The 1997 assumed reinsurance premiums written and earned from Royal & Sun Alliance include business assumed for the second half of 1996 which was reported on a lag.

  Reinsurance recoveries by the property and casualty insurance subsidiaries which have been deducted from insurance claims were $501.2 million, $447.4 million and $346.8 million in 1999, 1998 and 1997, respectively. There were no recoveries from Royal & Sun Alliance in any of these years.

(9) RESTRUCTURING CHARGE

  During 1998, the Corporation implemented an activity value analysis process to identify and eliminate low-value activities and to improve operational efficiency while redirecting resources to activities having the greatest potential to contribute to the Corporation's results. The cost control initiative resulted in approximately 500 job reductions in the home office and the branch network through a combination of early retirements, terminations and attrition. Other savings resulted from improved vendor management and lower consulting expenses and other operating costs.

  In the first quarter of 1998, a restructuring charge of $40.0 million was recorded related to the implementation of the cost control initiative. Of the $40.0 million restructuring charge, approximately $30 million was comprised of accruals for providing enhanced pension benefits and postretirement medical benefits to employees who accepted an early retirement incentive offer and approximately $5 million was severance costs for employees who were terminated. The remainder of the charge was for other expenses such as the cost of outplacement services. The initiative was completed with no significant differences from the original estimates of the restructuring costs. The liabilities related to the enhanced pension and postretirement medical benefits were included in the pension and postretirement medical benefits liabilities, which will be reduced as benefit payments are made over time. Of the other restructuring costs, $1.5 million remained unpaid at December 31, 1999.

(10) DEBT AND CREDIT ARRANGEMENTS

  (a) Long term debt consisted of the following:

                                         December 31
                            -------------------------------------
                                  1999                1998
                            -----------------   -----------------
                            Carrying    Fair    Carrying    Fair
                             Value     Value     Value     Value
                            --------   -----    --------   -----
                                        (in millions)
Term loan.................   $ 15.0    $ 15.0    $ 28.5    $ 28.5
Mortgages.................     44.2      44.8      49.0      48.9
8 3/4% notes..............       --        --      30.0      30.8
6.15% notes...............    300.0     284.8     300.0     312.8
6.60% debentures..........    100.0      89.2     100.0     108.1
6 7/8% notes..............    100.0      99.4     100.0     106.1
7 1/8% notes..............     75.0      71.0        --        --
8.675% capital
  securities..............    125.0     125.0        --        --
                             ------    ------    ------    ------
                             $759.2    $729.2    $607.5    $635.2
                             ======    ======    ======    ======

  The term loan and mortgages are obligations of the real estate subsidiaries. The term loan matures in 2001. The mortgages payable are due in varying amounts monthly through 2010. At December 31, 1999, the interest rate on the term loan was 7.3% and the interest rate for the mortgages payable approximated 8 1/2%. The term loan and mortgages payable are secured by real estate assets with a net book value of $185.0 million at December 31, 1999.

  The Corporation has outstanding $300.0 million of unsecured 6.15% notes due August 15, 2005 and $100.0 million of unsecured 6.60% debentures due August 15, 2018.

  Chubb Capital Corporation, a wholly owned subsidiary of the Corporation, has outstanding $100.0 million of unsecured 6 7/8% notes due February 1, 2003. These notes are fully and unconditionally guaranteed by the Corporation.

  Chubb Executive Risk Inc., a wholly owned subsidiary of the Corporation, has outstanding $75.0 million of unsecured 7 1/8% notes due December 15, 2007.

  Executive Risk Capital Trust, wholly owned by Chubb Executive Risk, has outstanding $125.0 million of 8.675% capital securities. The Trust in turn used the proceeds from the issuance of the capital securities to acquire $125.0 million of Chubb Executive Risk 8.675% junior subordinated deferrable interest debentures due February 1, 2027. The sole assets of the Trust are the debentures. The debentures and the related income effects are eliminated in the consolidated financial statements. The capital securities are subject to mandatory redemption on February 1, 2027, upon repayment of the debentures. The capital securities are also subject to mandatory redemption in certain other specified circumstances beginning in 2007 at a redemption price that includes a make whole premium through 2017 and at par thereafter. Chubb Executive Risk has the right, at any time, to defer payments of interest on the debentures and hence distributions on the capital securities for a period not exceeding 10 consecutive semi-annual periods up to the maturity dates of the respective securities. During any such period, interest will continue to accrue and Chubb Executive Risk may not declare or pay any dividends to the Corporation. Chubb Executive Risk's obligations under the debentures and related agreements, taken together, constitute a full and unconditional guarantee by it of payments due on the capital securities.

  The Corporation filed a shelf registration statement which the Securities and Exchange Commission declared effective in September 1998, under which up to $600.0 million of various types of securities may be issued by the Corporation or Chubb Capital. No securities have been issued under this registration statement.

  The amounts of long term debt due annually during the five years subsequent to December 31, 1999 are as follows:

      Years Ending          Term Loan
      December 31         and Mortgages   Notes     Total
      ------------        -------------   -----     -----
                                    (in millions)
  2000..................      $  .3       $   --    $   .3
  2001..................       15.3           --      15.3
  2002..................         .4           --        .4
  2003..................         .4        100.0     100.4
  2004..................         .4           --        .4

  (b) Interest costs of $48.5 million, $28.9 million and $72.4 million were incurred in 1999, 1998 and 1997, respectively, of which $8.7 million was capitalized in 1997. Interest paid, net of amounts capitalized, was $48.0 million, $23.4 million and $60.4 million in 1999, 1998 and 1997, respectively.

  (c) In July 1997, the Corporation entered into two credit agreements with a group of banks that provide for unsecured borrowings of up to $500.0 million in the aggregate. The $200.0 million short term revolving credit facility, which was to have terminated on July 7, 1999, was extended to July 5, 2000, and may be renewed or replaced. The $300.0 million medium term revolving credit facility terminates on July 11, 2002. On the respective termination dates for these agreements, any loans then outstanding become payable. There have been no borrowings under these agreements. Various interest rate options are available to the Corporation, all of which are based on market rates. The Corporation pays a fee to have these credit facilities available. Unused credit facilities are available for general corporate purposes and to support Chubb Capital's commercial paper borrowing arrangement.

(11) FEDERAL AND FOREIGN INCOME TAX

     (a) Income tax expense consisted of the following components:

                                                                Years Ended December 31
                                                               -------------------------
                                                               1999      1998      1997
                                                               ----      ----      ----
                                                                     (in millions)
Current tax
  United States.............................................   $41.0    $124.7    $194.4
  Foreign...................................................    42.7      23.5      43.5
Deferred tax (credit), principally United States............     5.3      (5.5)    (33.3)
                                                               -----    ------    ------
                                                               $89.0    $142.7    $204.6
                                                               =====    ======    ======

     Federal and foreign income taxes paid were $83.5 million, $177.9 million and $253.5 million in 1999, 1998 and 1997, respectively.

     (b) The provision for federal and foreign income tax gives effect to permanent differences between income for financial reporting purposes and taxable income. Accordingly, the effective income tax rate is less than the statutory federal corporate tax rate. The reasons for the lower effective tax rate were as follows:

                                                                             Years Ended December 31
                                                            ---------------------------------------------------------
                                                                  1999                1998                1997
                                                            -----------------   -----------------   -----------------
                                                                       % of                % of                % of
                                                                      Pre-Tax             Pre-Tax             Pre-Tax
                                                            Amount    Income    Amount    Income    Amount    Income
                                                            ------    -------   ------    -------   ------    -------
                                                                                  (in millions)
Income before federal and foreign income tax..............  $710.1              $849.7              $974.1
                                                            =======             =======             =======
Tax at statutory federal income tax rate..................  $248.5      35.0%   $297.3      35.0%   $340.9      35.0%
Tax exempt interest income................................  (150.6)    (21.2)   (137.5)    (16.2)   (126.4)    (13.0)
Other, net................................................    (8.9)     (1.3)    (17.1)     (2.0)     (9.9)     (1.0)
                                                            -------    -----    -------    -----    -------    -----
      Actual tax..........................................  $ 89.0      12.5%   $142.7      16.8%   $204.6      21.0%
                                                            =======    =====    =======    =====    =======    =====

     (c) The tax effects of temporary differences that gave rise to deferred income tax assets and liabilities were as follows:

                                                                  December 31
                                                              --------------------
                                                               1999          1998
                                                               ----          ----
                                                                 (in millions)
Deferred income tax assets
  Unpaid claims.............................................  $521.2        $541.7
  Unearned premiums.........................................   191.6         172.7
  Postretirement benefits...................................    76.1          73.1
  Alternative minimum tax credit carryforward...............    43.1            --
  Unrealized depreciation of investments....................    39.4            --
  Other, net................................................    73.9          60.9
                                                              ------        ------
                                                               945.3         848.4
  Valuation allowance.......................................   (39.4)           --
                                                              ------        ------
    Total...................................................   905.9         848.4
                                                              ------        ------
Deferred income tax liabilities
  Deferred policy acquisition costs.........................   238.0         225.0
  Real estate assets........................................    83.7          79.3
  Unrealized appreciation of investments....................      --         223.3
                                                              ------        ------
    Total...................................................   321.7         527.6
                                                              ------        ------
      Net deferred income tax asset.........................  $584.2        $320.8
                                                              ======        ======

     The valuation allowance at December 31, 1999 relates to future tax benefits on unrealized depreciation of investments, the realization of which is uncertain. The valuation allowance had no impact on net income.

(12) STOCK-BASED COMPENSATION PLANS

     (a) The Long-Term Stock Incentive Plan (1996) provides for the granting of stock options, performance shares, restricted stock and other stock-based awards to key employees. The maximum number of shares of the Corporation's common stock in respect to which stock-based awards may be granted under the 1996 Plan is 14,000,000. At December 31, 1999, 5,216,197 shares were available for grant under the 1996 Plan.

     Stock options are granted at exercise prices not less than the fair market value of the Corporation's common stock on the date of grant. The terms and conditions upon which options become exercisable may vary among grants. Options expire no later than ten years from the date of grant.

     Information concerning stock options is as follows:

                                                   1999                            1998                            1997
                                       -----------------------------   -----------------------------   -----------------------------
                                         Number     Weighted Average     Number     Weighted Average     Number     Weighted Average
                                       of Shares     Exercise Price    of Shares     Exercise Price    of Shares     Exercise Price
                                       ---------    ----------------   ---------    ----------------   ---------    ----------------
Outstanding, beginning of year.......   9,765,090        $54.78         9,124,803        $47.67         8,058,829        $41.48
Exchanged for Executive Risk
  options............................   1,809,885         36.77                --            --                --            --
Granted..............................   4,761,683         60.31         2,168,804         78.75         2,753,007         61.05
Exercised............................  (1,359,855)        39.50        (1,320,504)        41.78        (1,486,812)        38.39
Forfeited............................    (411,219)        64.20          (208,013)        75.25          (200,221)        51.69
                                       ----------                      ----------                      ----------
Outstanding, end of year.............  14,565,584         55.58         9,765,090         54.78         9,124,803         47.67
                                       ==========                      ==========                      ==========
Exercisable, end of year.............   9,187,352         51.09         6,879,061         47.26         5,932,905         42.54

                                                                       December 31, 1999
                                       ----------------------------------------------------------------------------------
                                                      Options Outstanding                       Options Exercisable
                                       -------------------------------------------------   ------------------------------
                                                                        Weighted Average
         Range of                        Number      Weighted Average      Remaining         Number      Weighted Average
  Option Exercise Prices               Outstanding    Exercise Price    Contractual Life   Exercisable    Exercise Price
  ----------------------               -----------   ----------------   ----------------   -----------   ----------------
  $ 3.95 - $52.40....................   5,513,261         $41.09              4.2           5,468,336         $41.04
   52.41 -  87.34....................   9,052,323          64.41              7.9           3,719,016          65.87
                                       ----------                                           ---------
                                       14,565,584          55.58              6.5           9,187,352          51.09
                                       ==========                                           =========

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

     The Corporation uses the intrinsic value based method of accounting for stock-based compensation, under which compensation cost is measured as the excess, if any, of the quoted market price of the stock at the measurement date over the amount an employee must pay to acquire the stock. Since the exercise price of stock options granted under the Long-Term Stock Incentive Plans is not less than the market price of the underlying stock on the date of grant, no compensation cost has been recognized for such grants. The aggregate amount charged against income with respect to performance share and restricted stock awards was $5.2 million in 1999 and $14.4 million in 1998 and 1997.

     The following pro forma net income and earnings per share information has been determined as if the Corporation had accounted for stock-based compensation awarded under the Long-Term Stock Incentive Plans using the fair value based method. Under the fair value based method, the estimated fair value of awards at the grant date would be charged against income on a straight-line basis over the vesting period.

                                                 1999                        1998                        1997
                                        ----------------------      ----------------------      ----------------------
                                           As           Pro            As           Pro            As           Pro
                                        Reported       Forma        Reported       Forma        Reported       Forma
                                        --------      --------      --------      --------      --------      --------
                                                          (in millions except for per share amounts)
Net income........................       $621.1        $585.6        $707.0        $679.6        $769.5        $746.3
Diluted earnings per share........         3.66          3.45          4.19          4.03          4.39          4.26

  The weighted average fair value of options granted under the Long-Term Stock Incentive Plans during 1999, 1998 and 1997 was $13.77, $17.36 and $13.83, respectively. The fair value of each option grant was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions. The risk-free interest rates for 1999, 1998 and 1997 were 5.4%, 5.5% and 6.5%, respectively. The expected volatility of the market price of the Corporation's common stock for 1999, 1998 and 1997 grants was 19.0%, 16.4% and 16.3%, respectively. The expected average term of the granted options was 5 1/2 years for 1999 and 5 years for 1998 and 1997. The dividend yield was 2.1% for 1999, 1.6% for 1998 and 1.9% for 1997.

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

  The Corporation uses the cash payment method of recognizing ESOP expense. In 1999, 1998 and 1997, cash contributions to the ESOP of $11.2 million, $11.0 million and $12.2 million, respectively, were charged against income. Dividends on shares of common stock in the ESOP used for debt service were $7.7 million, $7.8 million and $6.2 million in 1999, 1998 and 1997, respectively.

  The number of allocated and unallocated shares held by the ESOP at December 31, 1999 were 3,319,357 and 2,597,404, respectively. All such shares are considered outstanding for the computation of earnings per share.

  (c) The Corporation has a Stock Purchase Plan under which substantially all employees are eligible to purchase shares of the Corporation's common stock based on compensation. At December 31, 1999, there were 1,411,010 shares subscribed, giving employees the right to purchase such shares at a price of $53.89 in March 2001. No compensation cost has been recognized for such rights. Had the fair value based method been used, the cost would have been immaterial.

(13) EMPLOYEE BENEFITS

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

  The components of net pension cost were as follows:

                                       Years Ended December 31
                                    ------------------------------
                                     1999        1998        1997
                                     ----        ----        ----
                                            (in millions)
Service cost of current
  period......................      $ 22.2      $ 18.8      $ 19.9
Interest cost on projected
  benefit obligation..........        37.6        34.5        30.3
Expected return on plan
  assets......................       (44.5)      (40.3)      (35.1)
Other gains...................        (2.5)       (2.5)       (2.0)
                                    ------      ------      ------
    Net pension cost..........      $ 12.8      $ 10.5      $ 13.1
                                    ======      ======      ======

  In 1998, an expense of $29.0 million related to enhanced pension benefits provided to employees who accepted an early retirement incentive offer was included as part of a restructuring charge (see Note (9)).

  The following table sets forth the plans' funded status and amounts recognized in the balance sheets:

                                                 December 31
                                             -------------------
                                               1999       1998
                                               ----       ----
                                                (in millions)
Actuarial present value of projected
  benefit obligation for service rendered
  to date..................................   $543.4     $518.7
Plan assets at fair value..................    599.0      552.9
                                              ------     ------
Plan assets in excess of projected benefit
  obligation...............................    (55.6)     (34.2)
Unrecognized net gain from past experience
  different from that assumed..............    153.8      127.3
Unrecognized prior service costs...........     (6.3)      (7.5)
Unrecognized net asset at January 1, 1985,
  being recognized principally over 19
  years....................................      3.4        4.9
                                              ------     ------
  Pension liability included in other
    liabilities............................   $ 95.3     $ 90.5
                                              ======     ======

  The weighted average discount rate used in determining the actuarial present value of the projected benefit obligation at December 31, 1999 and 1998 was 7 1/2% and 7 1/4%, respectively, and the rate of increase in future compensation levels was 4 1/2% for 1999 and 1998. The expected long term rate of return on assets was 9% for both years. Plan assets are principally invested in publicly traded stocks and bonds.

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

  The components of net postretirement benefit cost were as follows:

                                        Years Ended December 31
                                   ----------------------------------
                                     1999         1998         1997
                                     ----         ----         ----
                                             (in millions)
Service cost of current period...   $ 4.5        $ 4.2        $ 4.9
Interest cost on accumulated
  benefit obligation.............     8.6          8.2          8.8
Net amortization and deferral....    (1.0)        (1.3)         (.7)
                                    -----        -----        -----
  Net postretirement benefit
    cost.........................   $12.1        $11.1        $13.0
                                    =====        =====        =====

  The components of the accumulated postretirement benefit obligation were as follows:

                                                  December 31
                                              -------------------
                                                1999       1998
                                                ----       ----
                                                 (in millions)
Accumulated postretirement benefit
  obligation................................   $123.4     $123.1
Unrecognized net gain from past experience
  different from that assumed...............     32.2       27.1
                                               ------     ------
  Postretirement benefit liability included
    in other liabilities....................   $155.6     $150.2
                                               ======     ======

  The weighted average discount rate used in determining the actuarial present value of the accumulated postretirement benefit obligation at December 31, 1999 and 1998 was 7 1/2% and 7 1/4%, respectively. At December 31, 1999, the weighted average health care cost trend rate used to measure the accumulated postretirement cost for medical benefits was 9% for 2000 and was assumed to decrease gradually to 6% for the year 2005 and remain at that level thereafter. The health care cost trend rate assumption has a significant effect on the amount of the accumulated postretirement benefit obligation and the net postretirement benefit cost reported. To illustrate, a one percent increase or decrease in the trend rate for each year would increase or decrease the accumulated postretirement benefit obligation at December 31, 1999 by approximately $18 million and the aggregate of the service and interest cost components of net postretirement benefit cost for the year ended December 31, 1999 by approximately $2 million.

  (c) The Corporation and its subsidiaries have a savings plan, the Capital Accumulation Plan, in which substantially all employees are eligible to participate. Under this plan, the employer makes a matching contribution equal to 100% of each eligible employee's pre-tax elective contributions, up to 4% of the employee's compensation. Contributions are invested at the election of the employee in the Corporation's common stock or in various other investment funds. Employer contributions of $15.1 million, $14.5 million and $15.0 million were charged against income in 1999, 1998 and 1997, respectively.

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

  Rent expense was as follows:

                                                     Years Ended
                                                     December 31
                                           --------------------------------
                                             1999        1998        1997
                                             ----        ----        ----
                                                    (in millions)
Office facilities........................   $71.0       $73.8       $71.1
Equipment................................    13.4        13.3        12.6
                                            -----       -----       -----
                                            $84.4       $87.1       $83.7
                                            =====       =====       =====

  At December 31, 1999, future minimum rental payments required under non-cancellable operating leases were as follows:

                Years Ending
                December 31
                ------------                   (in millions)
    2000....................................       $ 84.2
    2001....................................         79.9
    2002....................................         71.3
    2003....................................         63.7
    2004....................................         54.2
    After 2004..............................        324.8
                                                   ------
                                                   $678.1
                                                   ======

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

  In 1993, Pacific Indemnity Company, a subsidiary of the Corporation, entered into a global settlement agreement with Continental Casualty Company (a subsidiary of CNA Financial Corporation), Fibreboard Corporation, and attorneys representing claimants against Fibreboard for all future asbestos-related bodily injury claims against Fibreboard. This agreement was subject to final appellate court approval. Pursuant to the global settlement agreement, a $1,525.0 million trust fund would be established to pay "future" claims, defined as claims that were not filed in court before August 27, 1993. Pacific Indemnity would contribute $538.2 million to the trust fund and Continental Casualty would contribute the remaining amount. In December 1993, upon execution of the global settlement agreement, Pacific Indemnity and Continental Casualty paid their respective shares into an escrow account. Pacific Indemnity's share was included in funds held for asbestos-related settlement in the consolidated balance sheet. Upon final court approval of the settlement, the amount in the escrow account, including interest earned thereon, would be transferred to the trust fund.

  Pacific Indemnity and Continental Casualty reached a separate agreement in 1993 for the handling of all "pending" asbestos-related bodily injury claims, defined as claims pending on August 26, 1993 against Fibreboard. Pacific Indemnity's obligation under this agreement with respect to such pending claims was approximately $635.0 million, all of which was paid by the end of 1996. The agreement further provided that the total responsibility of both insurers with respect to pending and future asbestos-related bodily injury claims against Fibreboard would be shared between Pacific Indemnity and Continental Casualty on an approximate 35% and 65% basis, respectively.

  At the same time, Pacific Indemnity, Continental Casualty and Fibreboard entered into a trilateral agreement to settle all pending and future asbestos-related bodily injury claims resulting from insurance policies that were, or may have been, issued to Fibreboard by the two insurers. The trilateral agreement would be triggered if the global settlement agreement was ultimately disapproved. Pacific Indemnity's obligation under the trilateral agreement is therefore similar to, and not duplicative of, that under those agreements described above.

  The trilateral agreement reaffirmed portions of an agreement reached in March 1992 between Pacific Indemnity and Fibreboard. Among other matters, that 1992 agreement eliminated any Pacific Indemnity liability to Fibreboard for asbestos-related property damage claims.

  In July 1995, the United States District Court of the Eastern District of Texas approved the global settlement agreement and the trilateral agreement. The judgments approving these agreements were appealed to the United States Court of Appeals for the Fifth Circuit. In July 1996, the Fifth Circuit Court affirmed the 1995 judgments of the District Court. The objectors to the global settlement agreement appealed to the United States Supreme Court. In June 1999, the Supreme Court refused to affirm approval of the global settlement agreement. The case was returned to the United States District Court of the Eastern District of Texas for further proceedings. In September 1999, the District Court entered judgment disapproving the global settlement agreement. That judgment was not appealed and became final in November 1999.

  The trilateral agreement was never appealed to the United States Supreme Court and is final. Upon final disapproval of the global settlement agreement, the trilateral agreement became effective. In December 1999, the funds that had been held in the escrow account were paid to a trust established to pay future asbestos-related bodily injury claims against Fibreboard. Management believes that Pacific Indemnity's exposure with respect to asbestos-related claims against Fibreboard has ended.

  The property and casualty subsidiaries continue to have potentially significant asbestos exposure, primarily on those traditional defendants who manufactured, distributed or installed asbestos products for whom excess liability coverages were written. Such exposure has increased in recent years due to the erosion of much of the underlying limits and the non-viability of other defendants.

  The other potential asbestos exposures are mostly peripheral defendants, including a mix of manufacturers and distributors of certain products that contain asbestos as well as premises owners. Generally, these insureds are named defendants on a regional rather than a nationwide basis. As the resources of traditional asbestos defendants have been depleted, more peripheral parties have been drawn into litigation. Thus, notices of new asbestos claims and new exposures on existing claims continue to be received despite the fact that practically all manufacturing and usage of asbestos ended nearly two decades ago.

  Uncertainty remains as to the ultimate liability relating to asbestos claims due to such factors as the long latency period between asbestos exposure and disease manifestation and the resulting potential for involvement of multiple policy periods for individual claims. Significant issues remain unresolved, adding to the complexity and uncertainty of asbestos litigation. These issues primarily involve questions regarding allocation of indemnity and expense costs and exhaustion of policy limits. The property and casualty subsidiaries are involved in disputes with other insurers and with insureds over these issues, which increase the difficulty of settlement negotiations.

  Hazardous waste sites are another significant potential exposure. Under the federal "Superfund" law and similar state statutes, when potentially responsible parties (PRPs) fail to handle the clean-up, regulators have the work done and then attempt to establish legal liability against the PRPs. The PRPs disposed of toxic materials at a waste dump site or transported the materials to the site. Insurance policies issued to PRPs were not intended to cover the clean-up costs of pollution and, in many cases, did not intend to cover the pollution itself. As the costs of environmental clean-up have become substantial, PRPs and others have increasingly filed claims with their insurance carriers. Litigation against insurers extends to issues of liability, coverage and other policy provisions. There is great uncertainty involved in estimating the property and casualty insurance subsidiaries' liabilities related to these claims. First, the liabilities of the claimants are extremely difficult to estimate. At any given site, the allocation of remediation costs among governmental authorities and the PRPs varies greatly. Second, different courts have addressed liability and coverage issues regarding pollution claims and have reached inconsistent conclusions in their interpretation of several issues. These significant uncertainties are not likely to be resolved definitively in the near future.

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

  A reconciliation of the beginning and ending liability for unpaid claims, net of reinsurance recoverable, and a reconciliation of the net liability to the corresponding liability on a gross basis is as follows:

                                   1999        1998        1997
                                   ----        ----        ----
                                          (in millions)
Gross liability, beginning of
  year.........................  $10,356.5   $ 9,772.5   $9,523.7
Reinsurance recoverable,
  beginning of year............    1,306.6     1,207.9    1,767.8
                                 ---------   ---------   --------
Net liability, beginning of
  year.........................    9,049.9     8,564.6    7,755.9
                                 ---------   ---------   --------
Net increase related to
  acquisition of Executive Risk
  (net of reinsurance
  recoverable of $339.5).......      605.8          --         --
                                 ---------   ---------   --------
Net incurred claims and claim
  expenses related to
    Current year...............    4,147.6     3,712.1    3,372.3
    Prior years................     (205.6)     (218.4)     (65.3)
                                 ---------   ---------   --------
                                   3,942.0     3,493.7    3,307.0
                                 ---------   ---------   --------
Net payments for claims and
  claim expenses related to
    Current year...............    1,278.9     1,210.7    1,080.0
    Prior years................    2,570.0     1,797.7    1,418.3
                                 ---------   ---------   --------
                                   3,848.9     3,008.4    2,498.3
                                 ---------   ---------   --------
Net liability, end of year.....    9,748.8     9,049.9    8,564.6
Reinsurance recoverable,
  end of year..................    1,685.9     1,306.6    1,207.9
                                 ---------   ---------   --------

Gross liability, end of year...  $11,434.7   $10,356.5   $9,772.5
                                 =========   =========   ========

  During 1999, the property and casualty insurance subsidiaries experienced overall favorable development of $205.6 million on net unpaid claims established as of the previous year-end. This compares with favorable development of $218.4 million and $65.3 million in 1998 and 1997, respectively. Such redundancies were reflected in operating results in these respective years. Each of the past three years benefited from favorable claim severity trends for certain liability classes; this was offset each year in varying degrees by incurred losses relating to asbestos and toxic waste claims.

  Management believes that the aggregate loss reserves of the property and casualty insurance subsidiaries at December 31, 1999 were adequate to cover claims for losses that had occurred, including both those known and those yet to be reported. In establishing such reserves, management considers facts currently known and the present state of the law and coverage litigation. However, given the expansion of coverage and liability by the courts and the legislatures in the past and the possibilities of similar interpretations in the future, particularly as they relate to asbestos and toxic waste claims, as well as the uncertainty in determining what scientific standards will be deemed acceptable for measuring hazardous waste site clean-up, additional increases in loss reserves may emerge which would adversely affect results in future periods. The amount cannot reasonably be estimated at the present time.

(16) SEGMENTS INFORMATION

     The property and casualty operations include four reportable underwriting segments and the investment function. The underwriting segments are personal, standard commercial, specialty commercial and reinsurance assumed from Royal & Sun Alliance. The personal and commercial segments are managed separately because they target different customers. The commercial business is further distinguished by those classes of business that are generally available in broad markets and are of a more commodity nature (standard) and those classes available in more limited markets that require specialized underwriting and claim settlement (specialty). Standard commercial classes include multiple peril, casualty and workers' compensation. Specialty commercial classes include property and marine, executive protection, financial institutions and other commercial classes. Other specialty commercial business in 1999 includes reinsurance assumed written through Chubb Re, which began operations during the year. Reinsurance assumed from Royal & Sun Alliance was treaty reinsurance that has been terminated (see Note 8).

     Corporate and other includes corporate investment income, corporate expenses and the results of the real estate subsidiary.

     The accounting policies of the segments are the same as those described in the summary of significant accounting policies in Note (1). Performance of the property and casualty underwriting segments is based on underwriting results before deferred policy acquisition costs, amortization of goodwill and certain charges. Investment income performance is based on investment income net of investment expenses, excluding realized investment gains.

     Revenues, income before income tax and assets of each operating segment were as follows:

                                                                 Years Ended December 31
                                                              ------------------------------
                                                                1999       1998       1997
                                                                ----       ----       ----
  Revenues                                                            (in millions)
  Property and casualty insurance
      Premiums earned
          Personal..........................................  $1,447.5   $1,304.3   $1,188.1
          Standard commercial...............................   1,944.9    1,980.6    1,906.1
          Specialty commercial..............................   2,259.6    2,018.9    1,968.3
          Reinsurance assumed from Royal & Sun Alliance.....        --         --       94.9
                                                              --------   --------   --------
                                                               5,652.0    5,303.8    5,157.4
      Investment income.....................................     832.6      760.0      721.4
                                                              --------   --------   --------
          Total property and casualty insurance.............   6,484.6    6,063.8    5,878.8
  Corporate and other
      Real estate...........................................      96.8       82.2      616.1
      Corporate investment income...........................      60.8       61.9       63.9
  Realized investment gains.................................      87.4      141.9      105.2
                                                              --------   --------   --------
          Total revenues....................................  $6,729.6   $6,349.8   $6,664.0
                                                              ========   ========   ========
Income (loss) before income tax
  Property and casualty insurance
      Underwriting
          Personal..........................................  $  121.1   $  168.1   $  161.5
          Standard commercial...............................    (416.8)    (360.0)    (312.3)
          Specialty commercial..............................     121.1      133.5      198.0
          Reinsurance assumed from Royal & Sun Alliance.....        --         --       18.2
                                                              --------   --------   --------
                                                                (174.6)     (58.4)      65.4
          Increase (decrease) in deferred policy acquisition
            costs...........................................      (4.2)      51.8       75.7
                                                              --------   --------   --------
      Underwriting income (loss)............................    (178.8)      (6.6)     141.1
      Investment income.....................................     821.0      748.9      711.2
      Amortization of goodwill and other charges............     (16.0)     (17.4)     (24.1)
      Restructuring charge..................................        --      (40.0)        --
                                                              --------   --------   --------
          Total property and casualty insurance.............     626.2      684.9      828.2
  Corporate and other income (loss).........................      (3.5)      22.9       40.7
  Realized investment gains.................................      87.4      141.9      105.2
                                                              --------   --------   --------
          Total income before income tax....................  $  710.1   $  849.7   $  974.1
                                                              ========   ========   ========

                                                                         December 31
                                                              ---------------------------------
                                                                1999        1998        1997
                                                                ----        ----        ----
                                                                        (in millions)
Assets
  Property and casualty insurance...........................  $21,628.1   $18,954.2   $17,592.4
  Corporate and other.......................................    1,976.9     1,878.2     2,239.9
  Adjustments and eliminations..............................      (68.0)      (86.4)     (216.7)
                                                              ---------   ---------   ---------
          Total assets......................................  $23,537.0   $20,746.0   $19,615.6
                                                              =========   =========   =========

     Distinct investment portfolios are not maintained for each underwriting segment. Property and casualty assets are available for payment of claims and expenses for all classes of business. Therefore, such assets and the related investment income are not allocated to underwriting segments.

     The international business of the property and casualty insurance segment is conducted primarily through subsidiaries that operate solely outside of the United States. Their assets and liabilities are located principally in the countries where the insurance risks are written. International business is also written by branch offices of certain domestic subsidiaries.

     Revenues of the property and casualty insurance subsidiaries by geographic area were as follows:

                                                                    Years Ended December 31
                                                                --------------------------------
                                                                  1999        1998        1997
                                                                  ----        ----        ----
                                                                         (in millions)
Revenues
  United States.............................................    $5,452.1    $5,116.6    $4,886.8
  International.............................................     1,032.5       947.2       992.0
                                                                --------    --------    --------
    Total...................................................    $6,484.6    $6,063.8    $5,878.8
                                                                ========    ========    ========

(17) EARNINGS PER SHARE

     Basic earnings per common share is based on net income divided by the weighted average number of common shares outstanding during each year. Diluted earnings per share assumes the conversion of all outstanding convertible debt and the maximum dilutive effect of awards under stock-based compensation plans.

     The following table sets forth the computation of basic and diluted earnings per share:

                                                                    Years Ended December 31
                                                                --------------------------------
                                                                  1999        1998        1997
                                                                  ----        ----        ----
                                                                  (in millions except for per
                                                                         share amounts)
Basic earnings per share:
  Net income................................................     $621.1      $707.0      $769.5
                                                                 ======      ======      ======
  Weighted average number of common shares outstanding......      167.7       165.6       171.6
                                                                 ======      ======      ======
  Basic earnings per share..................................     $ 3.70      $ 4.27      $ 4.48
                                                                 ======      ======      ======
Diluted earnings per share:
  Net income................................................     $621.1      $707.0      $769.5
  After-tax interest expense on 6% exchangeable subordinated
    notes...................................................         --          --         3.3
                                                                 ------      ------      ------
  Net income for computing diluted earnings per share.......     $621.1      $707.0      $772.8
                                                                 ======      ======      ======
  Weighted average number of common shares outstanding......      167.7       165.6       171.6
  Additional shares from assumed conversion of 6%
    exchangeable subordinated notes as if each $1,000 of
    principal amount had been converted at issuance into
    23.256 shares of common stock...........................         --          --         1.8
  Additional shares from assumed exercise of stock-based
    compensation awards.....................................        2.1         3.0         2.8
                                                                 ------      ------      ------
  Weighted average number of common shares and potential
    common shares assumed outstanding for computing diluted
    earnings per share......................................      169.8       168.6       176.2
                                                                 ======      ======      ======
  Diluted earnings per share................................     $ 3.66      $ 4.19      $ 4.39
                                                                 ======      ======      ======

     In 1999 and 1998, options to purchase 5.2 million shares and 1.6 million shares of common stock, respectively, with weighted average exercise prices of $67.71 per share and $78.77 per share, respectively, were excluded from the computation of diluted earnings per share because the options' exercise price was greater than the average market price of the Corporation's common stock.

     For additional disclosure regarding the stock-based compensation awards, see Note (12).

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

    (v) Long term debt consists of a term loan, mortgages payable, long term notes and capital securities. The fair value of the term loan approximates the carrying value because such loan consists of variable-rate debt that reprices frequently. Fair values of mortgages payable are estimated using discounted cash flow analyses. Fair values of the long term notes and capital securities are based on prices quoted by dealers.

  The carrying values and fair values of financial instruments were as follows:

                                                                              December 31
                                                              -------------------------------------------
                                                                      1999                   1998
                                                              ---------------------   -------------------
                                                              Carrying      Fair      Carrying     Fair
                                                                Value       Value      Value      Value
                                                              --------      -----     --------    -----
                                                                             (in millions)
Assets
  Invested assets
    Short term investments..................................  $   731.1   $   731.1   $  344.2   $  344.2
    Fixed maturities (Note 4)
      Held-to-maturity......................................    1,741.9     1,801.0    2,002.2    2,140.2
      Available-for-sale....................................   12,777.2    12,777.2   11,316.7   11,316.7
    Equity securities.......................................      769.2       769.2    1,092.2    1,092.2
  Real estate mortgages and notes receivable (Note 6).......       81.2        85.5      105.2      106.9
Liabilities
  Long term debt (Note 10)..................................      759.2       729.2      607.5      635.2

(19) COMPREHENSIVE INCOME

     Comprehensive income is defined as all changes in shareholders' equity, except those arising from transactions with shareholders. Comprehensive income includes net income and other comprehensive income, which for the Corporation consists of changes in unrealized appreciation or depreciation of investments carried at market value and changes in foreign currency translation gains or losses.

     The components of other comprehensive income or loss were as follows:

                                                                         Years Ended December 31
                                         ----------------------------------------------------------------------------------------
                                                     1999                           1998                          1997
                                         ----------------------------    --------------------------    --------------------------
                                                    Income                         Income                        Income
                                         Before      Tax                 Before     Tax                Before     Tax
                                           Tax     (Credit)     Net       Tax     (Credit)    Net       Tax     (Credit)    Net
                                         ------    --------     ---      ------   --------    ---      ------   --------    ---
                                                                              (in millions)
Unrealized holding gains (losses)
  arising during the year............    $(663.2)  $(191.7)*  $(471.5)   $164.3    $57.5     $106.8    $353.5    $123.7    $229.8
Less: reclassification adjustment for
  realized gains included in net
  income.............................       87.4      31.6       55.8     141.9     49.7       92.2     105.2      36.8      68.4
                                         -------   -------    -------    ------    -----     ------    ------    ------    ------
Net unrealized gains (losses)
  recognized in other comprehensive
  income.............................     (750.6)   (223.3)    (527.3)     22.4      7.8       14.6     248.3      86.9     161.4
Foreign currency translation
  losses.............................      (14.2)     (5.4)      (8.8)    (14.2)    (3.9)     (10.3)    (15.3)     (5.2)    (10.1)
                                         -------   -------    -------    ------    -----     ------    ------    ------    ------
  Total other comprehensive
    income (loss)....................    $(764.8)  $(228.7)   $(536.1)   $  8.2    $ 3.9     $  4.3    $233.0    $ 81.7    $151.3
                                         =======   =======    =======    ======    =====     ======    ======    ======    ======

* Reflects a valuation allowance of $39.4 million.

(20) SHAREHOLDERS' EQUITY

     (a) The authorized but unissued preferred shares may be issued in one or more series and the shares of each series shall have such rights as fixed by the Board of Directors.

     (b) The activity of the Corporation's common stock was as follows:

                                                                         Years Ended December 31
                                                                -----------------------------------------
                                                                   1999           1998           1997
                                                                   ----           ----           ----
                                                                           (number of shares)
Common stock issued
  Balance, beginning of year................................    175,989,202    176,037,850    176,084,173
  Share activity related to acquisition of Executive Risk...        641,474             --             --
  Shares issued upon exchange of long term debt.............             --             --          2,440
  Share activity under option and incentive plans...........        641,646        (48,648)       (48,763)
                                                                -----------    -----------    -----------
      Balance, end of year..................................    177,272,322    175,989,202    176,037,850
                                                                -----------    -----------    -----------
Treasury stock
  Balance, beginning of year................................     13,722,376      7,320,410      1,223,182
  Share activity related to acquisition of Executive Risk...    (13,651,028)            --             --
  Repurchase of shares......................................      2,596,700      8,203,000     12,940,500
  Shares issued upon exchange of long term debt.............             --             --     (5,314,125)
  Share activity under option and incentive plans...........       (885,559)    (1,801,034)    (1,529,147)
                                                                -----------    -----------    -----------
      Balance, end of year..................................      1,782,489     13,722,376      7,320,410
                                                                -----------    -----------    -----------
      Common stock outstanding, end of year.................    175,489,833    162,266,826    168,717,440
                                                                ===========    ===========    ===========

     (c) The Corporation had a shareholders rights plan under which each shareholder had one quarter of a right for each share of common stock of the Corporation held. The rights were scheduled to expire on June 12, 1999. On March 12, 1999, the Board of Directors approved the redemption of these rights for $.01 per right as of March 31, 1999.

     On March 12, 1999, the Board of Directors adopted a new shareholder rights plan, under which the rights attached on March 31, 1999. Under the new plan, each shareholder has one right for each share of common stock of the Corporation held. Each right entitles the holder to purchase from the Corporation one one-thousandth of a share of Series B Participating Cumulative Preferred Stock at an exercise price of $240. The rights are attached to all outstanding shares of common stock and trade with the common stock until the rights become exercisable. The rights are subject to adjustment to prevent dilution of the interests represented by each right.

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

     A comparison of shareholders' equity on a GAAP basis and policyholders' surplus on a statutory basis is as follows:

                                                                                  December 31
                                                                ------------------------------------------------
                                                                        1999                       1998
                                                                ---------------------      ---------------------
                                                                  GAAP      Statutory        GAAP      Statutory
                                                                  ----      ---------        ----      ---------
                                                                                 (in millions)
Property and casualty insurance subsidiaries................    $5,255.3    $3,341.5       $4,570.0    $2,836.9
                                                                            ========                   ========
Corporate and other.........................................     1,016.5                    1,074.1
                                                                --------                   --------
                                                                $6,271.8                   $5,644.1
                                                                ========                   ========

     A comparison of GAAP and statutory net income is as follows:

                                                                                Years Ended December 31
                                                      ---------------------------------------------------------------------------
                                                              1999                       1998                       1997
                                                      ---------------------      ---------------------      ---------------------
                                                        GAAP      Statutory        GAAP      Statutory        GAAP      Statutory
                                                      --------    ---------      --------    ---------      --------    ---------
                                                                                     (in millions)
Property and casualty insurance subsidiaries......     $610.6      $609.3         $672.4      $663.1         $752.3      $652.4
                                                                   ======                     ======                     ======
Corporate and eliminations........................       10.5                       34.6                       17.2
                                                       ------                     ------                     ------
                                                       $621.1                     $707.0                     $769.5
                                                       ======                     ======                     ======

     (e) The Corporation's ability to continue to pay dividends to shareholders and interest on debt obligations is affected by the availability of liquid assets held by the Corporation and by the dividend paying ability of its property and casualty insurance subsidiaries. Various state insurance laws restrict the Corporation's property and casualty insurance subsidiaries as to the amount of dividends they may pay to the Corporation without the prior approval of regulatory authorities. The restrictions are generally based on net income and on certain levels of policyholders' surplus as determined in accordance with statutory accounting practices. Dividends in excess of such thresholds are considered "extraordinary" and require prior regulatory approval. During 1999, these subsidiaries paid cash dividends to the Corporation totaling $300.0 million.

     The maximum dividend distribution that may be made by the property and casualty insurance subsidiaries to the Corporation during 2000 without prior approval is approximately $590 million.

Report of Independent Auditors

ERNST & YOUNG LLP
787 Seventh Avenue
New York, New York 10019

The Board of Directors and Shareholders
The Chubb Corporation

     We have audited the accompanying consolidated balance sheets of The Chubb Corporation as of December 31, 1999 and 1998, and the related consolidated statements of income, shareholders' equity, cash flows and comprehensive income for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of The Chubb Corporation at December 31, 1999 and 1998 and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States.

                                                /s/ ERNST & YOUNG LP

February 23, 2000

Quarterly Financial Data

     Summarized unaudited quarterly financial data for 1999 and 1998 are shown below. In management's opinion, the interim financial data contain all adjustments, consisting of normal recurring items, necessary to present fairly the results of operations for the interim periods.

                                                                          Three Months Ended
                                     --------------------------------------------------------------------------------------------
                                           March 31                June 30               September 30            December 31
                                     --------------------    --------------------    --------------------    --------------------
                                       1999        1998        1999        1998        1999        1998        1999        1998
                                       ----        ----        ----        ----        ----        ----        ----        ----
                                                              (in millions except for per share amounts)
Revenues...........................  $1,629.6    $1,587.3    $1,686.6    $1,597.6    $1,709.3    $1,593.2    $1,704.1    $1,571.7
Claims and expenses................   1,403.0     1,348.0     1,450.7     1,375.2     1,653.3     1,386.0     1,512.5     1,390.9
Federal and foreign income tax
  (credit).........................      39.7        47.5        42.6        38.2       (21.3)       33.8        28.0        23.2
                                     --------    --------    --------    --------    --------    --------    --------    --------
    Net income.....................  $  186.9    $  191.8(a) $  193.3    $  184.2    $   77.3    $  173.4    $  163.6    $  157.6
                                     ========    ========    ========    ========    ========    ========    ========    ========
Basic earnings per share...........  $   1.16    $   1.14(a) $   1.19    $   1.10    $    .45    $   1.05    $    .93    $    .98
                                     ========    ========    ========    ========    ========    ========    ========    ========
Diluted earnings per share.........  $   1.14    $   1.12(a) $   1.18    $   1.08    $    .44    $   1.04    $    .93    $    .95
                                     ========    ========    ========    ========    ========    ========    ========    ========
Underwriting ratios
  Losses to premiums earned........      66.3%       62.8%       67.6%       67.0%       78.1%       67.4%       68.8%       68.1%
  Expenses to premiums written.....      32.9        33.3        32.7        33.3        32.3        33.8        32.3        33.6
                                     --------    --------    --------    --------    --------    --------    --------    --------
    Combined.......................      99.2%       96.1%      100.3%      100.3%      110.4%      101.2%      101.1%      101.7%
                                     ========    ========    ========    ========    ========    ========    ========    ========

(a) Net income has been reduced by a net charge of $26.0 million or $.15 per share for the after-tax effect of a $40.0 million restructuring charge.

Common Stock Data

     The common stock of the Corporation is listed and principally traded on the New York Stock Exchange (NYSE). The following are the high and low closing sale prices as reported on the NYSE Composite Tape and the quarterly dividends declared for each quarter of 1999 and 1998.

                                                                                     1999
                                                                ----------------------------------------------
                                                                 First       Second        Third       Fourth
                                                                Quarter      Quarter      Quarter      Quarter
                                                                -------      -------      -------      -------
Common stock prices
    High....................................................    $66.44       $75.94       $69.63       $60.75
    Low.....................................................     55.44        58.06        49.63        45.50
Dividends declared..........................................       .32          .32          .32          .32

                                                                                     1998
                                                                ----------------------------------------------
                                                                 First       Second        Third       Fourth
                                                                Quarter      Quarter      Quarter      Quarter
                                                                -------      -------      -------      -------
Common stock prices
    High....................................................    $81.44       $82.63       $88.25       $73.38
    Low.....................................................     71.00        73.31        62.50        57.00
Dividends declared..........................................       .31          .31          .31          .31

     At March 6, 2000, there were approximately 7,225 common shareholders of record.

64