Form 10-K, Exhibit 13
period 2000-12-31
CHUBB CORP
filed 2001-03-27
CIK 20171

SUPPLEMENTARY FINANCIAL DATA

                                                                         IN MILLIONS
                                                                   YEARS ENDED DECEMBER 31
                                                                  2000       1999       1998
                                                                --------   --------   --------
PROPERTY AND CASUALTY INSURANCE
  UNDERWRITING
     Net Premiums Written...................................    $6,333.2   $5,701.1   $5,503.5
     Increase in Unearned Premiums..........................      (187.3)     (49.1)    (199.7)
                                                                --------   --------   --------
     Premiums Earned........................................     6,145.9    5,652.0    5,303.8
                                                                --------   --------   --------
     Claims and Claim Expenses..............................     4,127.7    3,942.0    3,493.7
     Operating Costs and Expenses...........................     2,076.6    1,841.5    1,832.6
     Decrease (Increase) in Deferred Policy Acquisition
       Costs................................................       (62.3)       4.2      (51.8)
     Dividends to Policyholders.............................        27.5       43.1       35.9
                                                                --------   --------   --------
     UNDERWRITING LOSS......................................       (23.6)    (178.8)      (6.6)
                                                                --------   --------   --------
  INVESTMENTS
     Investment Income Before Expenses......................       890.8      832.6      760.0
     Investment Expenses....................................        11.6       11.6       11.1
                                                                --------   --------   --------
     INVESTMENT INCOME......................................       879.2      821.0      748.9
                                                                --------   --------   --------
  Amortization of Goodwill and Other Charges................       (52.2)     (16.0)     (17.4)
  Restructuring Charge (a)..................................          --         --      (40.0)
                                                                --------   --------   --------
  PROPERTY AND CASUALTY INCOME..............................       803.4      626.2      684.9
CORPORATE AND OTHER.........................................        (3.9)      (3.5)      22.9
                                                                --------   --------   --------
CONSOLIDATED OPERATING INCOME BEFORE INCOME TAX.............       799.5      622.7      707.8
Federal and Foreign Income Tax..............................       118.4       57.4       93.0
                                                                --------   --------   --------
CONSOLIDATED OPERATING INCOME...............................       681.1      565.3      614.8
REALIZED INVESTMENT GAINS AFTER INCOME TAX..................        33.5       55.8       92.2
                                                                --------   --------   --------
CONSOLIDATED NET INCOME.....................................    $  714.6   $  621.1   $  707.0
                                                                ========   ========   ========

PROPERTY AND CASUALTY INVESTMENT INCOME AFTER INCOME TAX....    $  735.2   $  691.9   $  634.1
                                                                ========   ========   ========

(a) In the first quarter of 1998, a restructuring charge of $40.0 million ($26.0 million after taxes) related to a cost reduction program was recorded.

PROPERTY AND CASUALTY UNDERWRITING RESULTS

NET PREMIUMS WRITTEN (In Millions of Dollars)

                                                   2000        1999        1998        1997        1996
Personal Insurance
  Automobile...................................  $  403.3    $  346.1    $  309.4    $  298.6    $  243.1
  Homeowners...................................     927.6       826.7       735.1       697.4       546.1
  Other........................................     391.9       351.7       320.2       310.4       250.0
                                                 --------    --------    --------    --------    --------
       Total Personal..........................   1,722.8     1,524.5     1,364.7     1,306.4     1,039.2
                                                 --------    --------    --------    --------    --------
Commercial Insurance
  Multiple Peril...............................     684.4       714.5       784.5       813.6       671.0
  Casualty.....................................     781.3       828.2       900.5       915.8       818.0
  Workers' Compensation........................     320.9       299.5       320.8       296.7       243.7
                                                 --------    --------    --------    --------    --------
       Total Standard Commercial...............   1,786.6     1,842.2     2,005.8     2,026.1     1,732.7
                                                 --------    --------    --------    --------    --------
  Property and Marine..........................     503.6       498.4       524.0       583.0       495.0
  Executive Protection.........................   1,325.1     1,078.0       949.8       891.4       775.7
  Financial Institutions.......................     504.9       385.8       391.6       384.3       340.4
  Other........................................     490.2       372.2       267.6       260.6       188.3
                                                 --------    --------    --------    --------    --------
       Total Specialty Commercial..............   2,823.8     2,334.4     2,133.0     2,119.3     1,799.4
                                                 --------    --------    --------    --------    --------
       Total Commercial........................   4,610.4     4,176.6     4,138.8     4,145.4     3,532.1
                                                 --------    --------    --------    --------    --------
       Total Personal and Commercial...........   6,333.2     5,701.1     5,503.5     5,451.8     4,571.3
Reinsurance Assumed from Royal & Sun
  Alliance.....................................        --          --          --        (3.8)      202.5
                                                 --------    --------    --------    --------    --------
       Total...................................  $6,333.2    $5,701.1    $5,503.5    $5,448.0    $4,773.8
                                                 ========    ========    ========    ========    ========

A portion of the increase in net premiums written in 1997 was due to the termination of quota share reinsurance agreements with the Royal & Sun Alliance Insurance Group plc. The agreements were terminated effective January 1, 1997.

COMBINED LOSS AND EXPENSE RATIOS

Personal Insurance
  Automobile...................................      95.9%       91.8%       89.2%       86.6%       86.5%
  Homeowners...................................     100.8        97.9        90.8        88.9       104.3
  Other........................................      71.4        69.4        70.2        66.9        69.3
                                                 --------    --------    --------    --------    --------
       Total Personal..........................      92.9        89.9        85.6        83.1        91.7
                                                 --------    --------    --------    --------    --------
Commercial Insurance
  Multiple Peril...............................     114.8       132.7       124.2       118.7       118.1
  Casualty.....................................     118.7       119.3       114.6       113.5       113.3
  Workers' Compensation........................      99.8       112.6       111.5       105.0       101.8
                                                 --------    --------    --------    --------    --------
       Total Standard Commercial...............     114.0       123.6       118.0       114.5       113.6
                                                 --------    --------    --------    --------    --------
  Property and Marine..........................     115.0       111.3       116.5       105.5        97.8
  Executive Protection.........................      87.1        84.3        75.8        74.5        76.5
  Financial Institutions.......................      90.6        95.5        86.7        91.5        83.7
  Other........................................     105.5        92.9       100.9        85.0        99.0
                                                 --------    --------    --------    --------    --------
       Total Specialty Commercial..............      95.9        93.6        91.5        87.5        86.1
                                                 --------    --------    --------    --------    --------
       Total Commercial........................     103.1       107.3       104.5       100.7        99.7
                                                 --------    --------    --------    --------    --------
       Total Personal and Commercial...........     100.4       102.8        99.8        96.6        97.9
Reinsurance Assumed from Royal & Sun
  Alliance.....................................        --          --          --         N/M         N/M
                                                 --------    --------    --------    --------    --------
       Total...................................     100.4%      102.8%       99.8%       96.9%       98.3%
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

TEN YEAR FINANCIAL SUMMARY

(in millions except for per share amounts)

                        FOR THE YEAR                            2000           1999           1998
INCOME
  Property and Casualty Insurance
   Underwriting Income (Loss)...............................  $ (23.6)       $(178.8)       $  (6.6)
   Investment Income........................................    879.2          821.0          748.9
   Amortization of Goodwill and Other Charges...............    (52.2)         (16.0)         (57.4)(b)
  Property and Casualty Insurance Income (Loss).............    803.4          626.2          684.9
  Corporate and Other.......................................     (3.9)          (3.5)          22.9
  OPERATING INCOME FROM CONTINUING OPERATIONS
     BEFORE INCOME TAX......................................    799.5          622.7          707.8
  Federal and Foreign Income Tax (Credit)...................    118.4           57.4           93.0
  OPERATING INCOME FROM CONTINUING OPERATIONS...............    681.1          565.3          614.8
  Realized Investment Gains from Continuing Operations......     33.5           55.8           92.2
  INCOME FROM CONTINUING OPERATIONS.........................    714.6          621.1          707.0
  Income from Discontinued Operations (1)...................       --             --             --
  NET INCOME................................................    714.6          621.1          707.0
  Property and Casualty Investment Income After Income
     Tax....................................................    735.2          691.9          634.1
Dividends Declared on Common Stock..........................    230.6          216.5          204.7

Net Change in Unrealized Appreciation or Depreciation of
  Investments, Net of Tax (2)...............................    332.7         (527.3)          14.6
PER SHARE
  Operating Income from Continuing Operations...............     3.82           3.33           3.65(b)
  Income from Continuing Operations.........................     4.01           3.66           4.19
  Income from Discontinued Operations (1)...................       --             --             --
  Net Income................................................     4.01           3.66           4.19
  Dividends Declared on Common Stock........................     1.32           1.28           1.24
Average Common and Potentially Dilutive Shares..............    178.3          169.8          168.6

(1) In May 1997, the Corporation sold its life and health insurance operations, which have been classified as discontinued operations.

(2) Amounts prior to 1994 do not reflect the accounting changes prescribed by Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities, as restatement of prior year amounts was not permitted. The change in unrealized appreciation or depreciation of investments for 1994 excludes a $220.5 million increase in unrealized appreciation, as of January 1, 1994, resulting from the change in accounting principle.

      1997       1996       1995       1994       1993          1992       1991
    $ 141.1    $  54.3    $ 111.7    $    .4    $(528.9)(a)   $ (46.3)   $  17.1
      711.2      646.1      603.0      560.5      533.7         493.5      469.5
      (24.1)     (24.0)     (17.5)      (8.7)      (6.2)         (4.3)      (1.2)
      828.2      676.4      697.2      552.2       (1.4)        442.9      485.4
       40.7     (209.3)(c)   31.0        5.0       24.5          43.8       59.3
      868.9      467.1      728.2      557.2       23.1         486.7      544.7
      167.8       32.9      144.5       84.4     (107.0)         49.4       87.2
      701.1      434.2      583.7      472.8      130.1         437.3      457.5
       68.4       52.0       70.7       35.1      137.3         114.8       40.3
      769.5      486.2      654.4      507.9      267.4         552.1      497.8
         --       26.5       42.2       20.6       76.8          65.0       54.2
      769.5      512.7      696.6      528.5      324.2(d)      617.1      552.0
      592.3      544.2      507.2      475.0      455.4         422.8      397.6
      198.3      188.7      170.6      161.1      150.8         139.6      127.8

      161.4     (107.2)     470.2     (487.9)      46.5         (82.1)      12.2

       4.00       2.44(c)    3.27       2.66        .77(a)       2.47       2.61
       4.39       2.73       3.67       2.85       1.52          3.10       2.84
         --        .15        .23        .11        .42           .36        .30
       4.39       2.88       3.90       2.96       1.83(d)       3.46       3.14
       1.16       1.08        .98        .92        .86           .80        .74
      176.2      181.6      180.9      181.6      182.2         181.4      178.5

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

TEN YEAR FINANCIAL SUMMARY

(in millions except for per share amounts)

                       FOR THE YEAR                            2000            1999            1998
REVENUES

  Property and Casualty Insurance

   Premiums Earned.........................................  $ 6,145.9       $ 5,652.0       $ 5,303.8

   Investment Income.......................................      890.8           832.6           760.0

  Corporate Investment Income..............................       66.4            60.8            61.9

  Real Estate and Other....................................       96.9            96.8            82.2

  Realized Investment Gains................................       51.5            87.4           141.9

     TOTAL REVENUES........................................    7,251.5         6,729.6         6,349.8

AT YEAR END

Total Assets...............................................   25,026.7        23,537.0        20,746.0

Invested Assets

  Property and Casualty Insurance..........................   15,804.5        14,869.9        13,715.0

  Corporate................................................    1,196.1         1,149.5         1,040.3

Unpaid Claims and Claim Expenses...........................   11,904.6        11,434.7        10,356.5

Long Term Debt.............................................      753.8           759.2           607.5

Total Shareholders' Equity.................................    6,981.7         6,271.8         5,644.1

  Per Common Share.........................................      39.91           35.74           34.78

  Per Common Share, with Available-for-Sale Fixed
     Maturities at Amortized Cost..........................      38.60           36.58           32.59

Actual Common Shares Outstanding...........................      174.9           175.5           162.3

Amounts prior to 1994 do not reflect the accounting changes prescribed by Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities, as restatement of prior year amounts was not permitted.

      1997        1996        1995        1994        1993           1992        1991

    $ 5,157.4   $ 4,569.3   $ 4,147.2   $ 3,776.3   $ 3,504.8(a)   $ 3,163.3   $ 3,037.2

        721.4       656.2       613.3       570.5       541.7          501.1       477.0

         63.9        55.4        54.4        49.4        52.7           57.2        46.3

        616.1       319.8       287.8       204.9       160.6          150.0       140.9

        105.2        79.8       108.8        54.1       210.6          174.1        61.1

      6,664.0     5,680.5     5,211.5     4,655.2     4,470.4        4,045.7     3,762.5

     19,615.6    19,938.9    19,636.3    17,761.0    16,729.5       15,197.6    13,885.9

     12,777.3    11,190.7    10,013.6     8,938.8     8,403.1        7,767.5     7,086.6

      1,272.3       890.4       906.6       879.5       965.7          955.8       840.3

      9,772.5     9,523.7     9,588.2     8,913.2     8,235.4        7,220.9     6,591.3

        398.6     1,070.5     1,150.8     1,279.6     1,267.2        1,065.6     1,045.8

      5,657.1     5,462.9     5,262.7     4,247.0     4,196.1        3,954.4     3,541.6

        33.53       31.24       30.14       24.46       23.92          22.59       20.37

        31.69       30.27       28.51       25.30       23.92          22.59       20.37

        168.7       174.9       174.6       173.6       175.4          175.0       173.9

(a) Premiums earned have been increased by a $125.0 million return premium to the Corporation's property and casualty insurance subsidiaries related to the commutation of a medical malpractice reinsurance agreement.

THE CHUBB CORPORATION
CONSOLIDATED STATEMENTS OF INCOME

                                                                        IN MILLIONS
                                                                  YEARS ENDED DECEMBER 31
                                                                2000        1999        1998
REVENUES                                                      --------    --------    --------
     Premiums Earned (Note 10)..............................  $6,145.9    $5,652.0    $5,303.8
     Investment Income (Note 4).............................     957.2       893.4       821.9
     Real Estate and Other Revenues.........................      96.9        96.8        82.2
     Realized Investment Gains (Note 4).....................      51.5        87.4       141.9
                                                              --------    --------    --------
          TOTAL REVENUES....................................   7,251.5     6,729.6     6,349.8
                                                              --------    --------    --------
CLAIMS AND EXPENSES
     Insurance Claims and Claim Expenses (Notes 9 and 10)...   4,127.7     3,942.0     3,493.7
     Amortization of Deferred Policy Acquisition Costs (Note
      5)....................................................   1,645.4     1,529.7     1,464.3
     Other Insurance Operating Costs and Expenses...........     448.6       375.1       369.8
     Real Estate and Other Expenses.........................      87.9       100.3        85.7
     Investment Expenses....................................      13.7        13.7        13.2
     Corporate Expenses.....................................      77.2        58.7        33.4
     Restructuring Charge (Note 15).........................        --          --        40.0
                                                              --------    --------    --------
          TOTAL CLAIMS AND EXPENSES.........................   6,400.5     6,019.5     5,500.1
                                                              --------    --------    --------
          INCOME BEFORE FEDERAL AND FOREIGN INCOME TAX......     851.0       710.1       849.7
FEDERAL AND FOREIGN INCOME TAX (NOTE 11)....................     136.4        89.0       142.7
                                                              --------    --------    --------
          NET INCOME........................................  $  714.6    $  621.1    $  707.0
                                                              ========    ========    ========
NET INCOME PER SHARE (NOTE 17)
          Basic.............................................  $   4.10    $   3.70    $   4.27
          Diluted...........................................      4.01        3.66        4.19

See accompanying notes.

THE CHUBB CORPORATION
CONSOLIDATED BALANCE SHEETS

                                                                   IN MILLIONS
                                                                   DECEMBER 31
                                                                2000        1999
ASSETS                                                        ---------   ---------
  Invested Assets (Note 4)
     Short Term Investments.................................  $   605.6   $   731.1
     Fixed Maturities
       Held-to-Maturity -- Tax Exempt (market $1,564.7 and
        $1,801.0)...........................................    1,496.1     1,741.9
       Available-for-Sale
          Tax Exempt (cost $8,053.8 and $7,889.3)...........    8,380.5     7,867.5
          Taxable (cost $5,666.6 and $5,054.7)..............    5,687.8     4,909.7
     Equity Securities (cost $839.8 and $715.0).............      830.6       769.2
                                                              ---------   ---------
       TOTAL INVESTED ASSETS................................   17,000.6    16,019.4
  Cash......................................................       22.4        22.7
  Securities Lending Collateral.............................      451.1       469.5
  Accrued Investment Income.................................      246.8       242.9
  Premiums Receivable.......................................    1,409.8     1,234.7
  Reinsurance Recoverable on Unpaid Claims and Claim
     Expenses ..............................................    1,853.3     1,685.9
  Prepaid Reinsurance Premiums..............................      246.0       240.1
  Deferred Policy Acquisition Costs (Note 5)................      842.0       779.7
  Real Estate Assets (Notes 6 and 8)........................      677.1       699.4
  Deferred Income Tax (Note 11).............................      501.0       584.2
  Goodwill..................................................      487.3       507.2
  Other Assets..............................................    1,289.3     1,051.3
                                                              ---------   ---------
       TOTAL ASSETS.........................................  $25,026.7   $23,537.0
                                                              =========   =========
LIABILITIES
  Unpaid Claims and Claim Expenses (Note 9).................  $11,904.6   $11,434.7
  Unearned Premiums.........................................    3,516.3     3,323.1
  Securities Lending Payable................................      451.1       469.5
  Long Term Debt (Note 8)...................................      753.8       759.2
  Dividend Payable to Shareholders..........................       57.8        56.2
  Accrued Expenses and Other Liabilities....................    1,361.4     1,222.5
                                                              ---------   ---------
       TOTAL LIABILITIES....................................   18,045.0    17,265.2
                                                              ---------   ---------
COMMITMENTS AND CONTINGENT LIABILITIES (NOTES 9 AND 14)
SHAREHOLDERS' EQUITY (NOTES 12 AND 20)
  Preferred Stock -- Authorized 4,000,000 Shares;
     $1 Par Value; Issued -- None...........................         --          --
  Common Stock -- Authorized 600,000,000 Shares;
     $1 Par Value; Issued 178,833,278 and 177,272,322
     Shares.................................................      178.8       177.3
  Paid-In Surplus...........................................      466.0       418.4
  Retained Earnings.........................................    6,492.6     6,008.6
  Accumulated Other Comprehensive Income
     Unrealized Appreciation (Depreciation) of Investments,
      Net of Tax (Note 4)...................................      220.1      (112.6)
     Foreign Currency Translation Losses, Net of Tax........      (68.5)      (44.8)
  Receivable from Employee Stock Ownership Plan.............      (62.5)      (74.9)
  Treasury Stock, at Cost -- 3,914,105 and 1,782,489
     Shares.................................................     (244.8)     (100.2)
                                                              ---------   ---------
       TOTAL SHAREHOLDERS' EQUITY...........................    6,981.7     6,271.8
                                                              ---------   ---------
       TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY...........  $25,026.7   $23,537.0
                                                              =========   =========

See accompanying notes.

THE CHUBB CORPORATION
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                       IN MILLIONS
                                                                 YEARS ENDED DECEMBER 31
                                                                2000       1999       1998
                                                              --------   --------   --------
PREFERRED STOCK
     Balance, Beginning and End of Year.....................  $     --   $     --   $     --
                                                              --------   --------   --------
COMMON STOCK
     Balance, Beginning of Year.............................     177.3      176.0      176.0
     Share Activity Related to Acquisition of Executive
       Risk.................................................        --         .6         --
     Share Activity under Option and Incentive Plans........       1.5         .7         --
                                                              --------   --------   --------
          Balance, End of Year..............................     178.8      177.3      176.0
                                                              --------   --------   --------
PAID-IN SURPLUS
     Balance, Beginning of Year.............................     418.4      546.7      593.0
     Share Activity Related to Acquisition of Executive
       Risk.................................................        --     (126.3)        --
     Share Activity under Option and Incentive Plans........      47.6       (2.0)     (46.3)
                                                              --------   --------   --------
          Balance, End of Year..............................     466.0      418.4      546.7
                                                              --------   --------   --------
RETAINED EARNINGS
     Balance, Beginning of Year.............................   6,008.6    5,604.0    5,101.7
     Net Income.............................................     714.6      621.1      707.0
     Dividends Declared (per share $1.32, $1.28 and
       $1.24)...............................................    (230.6)    (216.5)    (204.7)
                                                              --------   --------   --------
          Balance, End of Year..............................   6,492.6    6,008.6    5,604.0
                                                              --------   --------   --------
UNREALIZED APPRECIATION (DEPRECIATION) OF INVESTMENTS
     Balance, Beginning of Year.............................    (112.6)     414.7      400.1
     Change During Year, Net of Tax (Note 4)................     332.7     (527.3)      14.6
                                                              --------   --------   --------
          Balance, End of Year..............................     220.1     (112.6)     414.7
                                                              --------   --------   --------
FOREIGN CURRENCY TRANSLATION LOSSES
     Balance, Beginning of Year.............................     (44.8)     (36.0)     (25.7)
     Change During Year, Net of Tax.........................     (23.7)      (8.8)     (10.3)
                                                              --------   --------   --------
          Balance, End of Year..............................     (68.5)     (44.8)     (36.0)
                                                              --------   --------   --------
RECEIVABLE FROM EMPLOYEE STOCK OWNERSHIP PLAN
     Balance, Beginning of Year.............................     (74.9)     (86.3)     (96.7)
     Principal Repayments...................................      12.4       11.4       10.4
                                                              --------   --------   --------
          Balance, End of Year..............................     (62.5)     (74.9)     (86.3)
                                                              --------   --------   --------
TREASURY STOCK, AT COST
     Balance, Beginning of Year.............................    (100.2)    (975.0)    (491.3)
     Repurchase of Shares...................................    (242.3)    (145.0)    (608.5)
     Share Activity Related to Acquisition of Executive
       Risk.................................................        --      957.2         --
     Share Activity under Option and Incentive Plans........      97.7       62.6      124.8
                                                              --------   --------   --------
          Balance, End of Year..............................    (244.8)    (100.2)    (975.0)
                                                              --------   --------   --------
          TOTAL SHAREHOLDERS' EQUITY........................  $6,981.7   $6,271.8   $5,644.1
                                                              ========   ========   ========

See accompanying notes.

THE CHUBB CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                           IN MILLIONS
                                                                     YEARS ENDED DECEMBER 31
                                                                  2000        1999        1998
                                                                ---------   ---------   ---------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net Income................................................    $   714.6   $   621.1   $   707.0
  Adjustments to Reconcile Net Income to Net Cash
   Provided by Operating Activities
     Increase in Unpaid Claims and Claim Expenses, Net......        302.5        93.1       485.3
     Increase in Unearned Premiums, Net.....................        187.3        49.1       199.7
     Decrease (Increase) in Premiums Receivable.............       (175.1)       14.9       (54.9)
     Decrease (Increase) in Funds Held for Asbestos-Related
       Settlement...........................................           --       607.4        (7.9)
     Decrease (Increase) in Deferred Policy Acquisition
       Costs................................................        (62.3)        4.2       (51.8)
     Deferred Income Tax (Credit)...........................        (25.3)        5.3        (5.5)
     Depreciation...........................................         84.4        68.4        58.2
     Realized Investment Gains..............................        (51.5)      (87.4)     (141.9)
     Other, Net.............................................        (10.3)      (37.2)       25.8
                                                                ---------   ---------   ---------
       NET CASH PROVIDED BY OPERATING
         ACTIVITIES.........................................        964.3     1,338.9     1,214.0
                                                                ---------   ---------   ---------
CASH FLOWS FROM INVESTING ACTIVITIES
  Proceeds from Sales of Fixed Maturities -- Available-for-
   Sale.....................................................      2,180.8     1,427.5     1,668.8
  Proceeds from Maturities of Fixed Maturities..............        741.6       860.3       784.2
  Proceeds from Sales of Equity Securities..................        453.5     1,030.6       366.7
  Proceeds from Sale of Interest in Associated Aviation
   Underwriters, Inc........................................         55.0          --          --
  Purchases of Fixed Maturities.............................     (3,463.3)   (3,252.2)   (3,218.4)
  Purchases of Equity Securities............................       (579.4)     (590.7)     (535.7)
  Purchase of Interest in Hiscox plc........................           --      (145.3)         --
  Decrease (Increase) in Short Term Investments, Net........        125.5      (190.9)      380.9
  Purchases of Property and Equipment, Net..................       (138.7)      (98.4)      (78.8)
  Other, Net................................................          1.5         1.6       (55.1)
                                                                ---------   ---------   ---------
       NET CASH USED IN INVESTING ACTIVITIES................       (623.5)     (957.5)     (687.4)
                                                                ---------   ---------   ---------
CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from Issuance of Long Term Debt..................           --          --       400.5
  Repayment of Long Term Debt...............................         (5.4)      (48.3)     (191.6)
  Proceeds from Issuance of Common Stock Under Incentive and
   Purchase Plans...........................................        119.3        22.7        62.8
  Repurchase of Shares......................................       (242.3)     (145.0)     (608.5)
  Dividends Paid to Shareholders............................       (229.0)     (210.6)     (203.4)
  Other, Net................................................         16.3        14.2        10.4
                                                                ---------   ---------   ---------
       NET CASH USED IN FINANCING ACTIVITIES................       (341.1)     (367.0)     (529.8)
                                                                ---------   ---------   ---------
Net Increase (Decrease) in Cash.............................          (.3)       14.4        (3.2)
Cash at Beginning of Year...................................         22.7         8.3        11.5
                                                                ---------   ---------   ---------
       CASH AT END OF YEAR..................................    $    22.4   $    22.7   $     8.3
                                                                =========   =========   =========

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

Net Income..................................................    $   714.6   $   621.1   $   707.0
                                                                ---------   ---------   ---------
Other Comprehensive Income (Loss)
  Change in Unrealized Appreciation or Depreciation of
     Investments, Net of Tax................................        332.7      (527.3)       14.6
  Foreign Currency Translation Losses, Net of Tax...........        (23.7)       (8.8)      (10.3)
                                                                ---------   ---------   ---------
                                                                    309.0      (536.1)        4.3
                                                                ---------   ---------   ---------
       COMPREHENSIVE INCOME.................................    $ 1,023.6   $    85.0   $   711.3
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

  The Corporation is a holding company with subsidiaries principally engaged in the property and casualty insurance business. The property and casualty insurance subsidiaries underwrite most lines of property and casualty insurance in the United States, Canada, Europe, Australia and parts of Latin America and the Far East. The geographic distribution of property and casualty business in the United States is broad with a particularly strong market presence in the Northeast.

  Certain amounts in the consolidated financial statements for prior years have been reclassified to conform with the 2000 presentation.

(b) Investments

  Short term investments, which have an original maturity of one year or less, are carried at amortized cost.

  Fixed maturities, which include bonds and redeemable preferred stocks, are purchased to support the investment strategies of the Corporation and its insurance subsidiaries. These strategies are developed based on many factors including rate of return, maturity, credit risk, tax considerations and regulatory requirements. Fixed maturities which may be sold prior to maturity to support the investment strategies of the Corporation and its insurance subsidiaries are classified as available-for-sale and carried at market value as of the balance sheet date. Those fixed maturities that the Corporation and its insurance subsidiaries have the ability and positive intent to hold to maturity are classified as held-to-maturity and carried at amortized cost.

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

  Acquisition costs that vary with and are primarily related to the production of business are deferred by major product groups and amortized over the period in which the related premiums are earned. Such costs include commissions, premium taxes and certain other underwriting and policy issuance costs. Deferred policy acquisition costs are reviewed to determine that they do not exceed recoverable amounts, after considering anticipated investment income.

(d) Unpaid Claims and Claim Expenses

  Liabilities for unpaid claims and claim expenses include the accumulation of individual case estimates for claims reported as well as estimates of incurred but not reported claims and estimates of claim settlement expenses, less estimates of anticipated salvage and subrogation recoveries. Estimates are based upon past claim experience modified for current trends as well as prevailing economic, legal and social conditions. Such estimates are continually reviewed and updated. Any resulting adjustments are reflected in current operating results.

(e) Reinsurance

  Prepaid reinsurance premiums represent the portion of insurance premiums ceded to reinsurers applicable to the unexpired terms of the reinsurance contracts in force.

  Commissions received related to reinsurance premiums ceded are considered in determining net acquisition costs eligible for deferral.

  Reinsurance recoverable on unpaid claims and claim expenses represent estimates of the portion of such liabilities that will be recovered from reinsurers. Amounts recoverable from reinsurers are recognized as assets at the same time and in a manner consistent with the liabilities associated with the reinsured policies.

(f) Financial Services Operations

  Beginning in 2000, Chubb Financial Solutions, Inc., a wholly owned subsidiary of the Corporation, participates in the credit derivatives business as a principal. The Corporation guarantees certain obligations of Chubb Financial Solutions. Derivative instruments, primarily credit default swaps, are carried at estimated fair value as of the balance sheet date. Changes in fair value are credited or charged to net income.

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

  Real estate properties are reviewed for impairment whenever events or circumstances indicate that the carrying value of such properties may not be recoverable. In performing the review for recoverability of carrying value, estimates are made of the future undiscounted cash flows from each of the properties during the period the property will be held and upon its eventual disposition. If the expected future undiscounted cash flows are less than the carrying value of any property, an impairment loss is recognized, resulting in a write-down of the carrying value of the property. Measurement of such impairment is based on the fair value of the property.

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

(h) Goodwill

  Goodwill, which represents the excess of the purchase price over the fair value of net assets of subsidiaries acquired, is being amortized using the straight-line method over 26 years. The carrying value of goodwill is periodically reviewed for impairment. If it became probable that projected future undiscounted cash flows were not sufficient to recover the carrying value of the goodwill, an impairment loss would be recognized, resulting in a write-down of the carrying value of the goodwill.

(i) Property and Equipment

  Property and equipment used in operations are carried at cost less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets.

(j) Stock-Based Compensation

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

  U.S. federal income taxes are accrued on undistributed earnings of foreign subsidiaries.

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

(n) Accounting Pronouncements Not Yet Adopted

  In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards for derivative instruments and for hedging activities. SFAS No. 133 requires that all derivatives be recognized in the balance sheet as assets or liabilities and be measured at fair value. Changes in the fair value of a derivative are reported in net income or other comprehensive income, depending on the intended use of the derivative and whether it qualifies for hedge accounting. In June 2000, the FASB issued SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities, which provides additional guidance related to accounting and reporting for certain derivative instruments and hedging activities. SFAS No. 133, as amended by SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133, and SFAS No. 138 are effective for the Corporation for the year beginning January 1, 2001. These Statements may not be applied retroactively to financial statements of prior periods. Currently, the Corporation's use of derivative instruments is not significant. Thus, the adoption of SFAS No. 133 and SFAS No. 138 is not expected to have a significant effect on the Corporation's financial position or results of operations.

(2) ADOPTION OF NEW ACCOUNTING PRONOUNCEMENTS

  Effective January 1, 2000, the Corporation adopted Statement of Position (SOP) 98-7, Deposit Accounting: Accounting for Insurance and Reinsurance Contracts That Do Not Transfer Insurance Risk, which was issued by the American Institute of Certified Public Accountants (AICPA). This SOP provides guidance on how to account for insurance and reinsurance contracts that do not transfer insurance risk. Restatement of prior years' financial statements is not permitted. The adoption of SOP 98-7 did not have any effect on the Corporation's financial position or results of operations since the Corporation's existing accounting policy was consistent with the requirements of the SOP.

  Effective January 1, 1999, the Corporation adopted SOP 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, which was issued by the AICPA. The SOP requires that certain costs incurred to develop or obtain computer software for internal use should be capitalized and amortized over the software's estimated useful life. Prior to 1999, the Corporation expensed all costs of developing internal use computer software as incurred. The SOP has been applied prospectively. Adoption of SOP 98-1 decreased claim expenses and operating expenses by an aggregate $37.6 million in 2000 and $25.4 million in 1999, resulting in an increase to net income of $24.4 million or $.14 per diluted share in 2000 and $16.5 million or $.10 per diluted share in 1999. The effect on net income will decrease in future years as the new method of accounting is phased in.

(3) ACQUISITIONS AND DISPOSITIONS

  (a) In July 1999, the Corporation completed its acquisition of Executive Risk Inc. Executive Risk is a specialty insurance company offering directors and officers, errors and omissions and professional liability coverages.

  Executive Risk shareholders received 1.235 shares of the Corporation's common stock for each outstanding common share of Executive Risk. In addition, outstanding Executive Risk stock options were assumed and adjusted as options to purchase common stock of the Corporation. Approximately 14.3 million shares of common stock of the Corporation were issued to Executive Risk shareholders and an additional 1.8 million shares of common stock of the Corporation were reserved for issuance upon exercise of the assumed Executive Risk stock options.

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

  (b) In March 1999, the Corporation purchased a 28% interest in Hiscox plc, a U.K. personal and commercial specialty insurer, for approximately $145 million.

  (c) In September 2000, the Corporation sold its 50% interest in Associated Aviation Underwriters, Inc. (AAU). The consideration from the sale was $65 million, consisting of a base purchase price of $55 million and a non-compete payment of $10 million.

(4) INVESTED ASSETS AND RELATED INCOME

  (a) The amortized cost and estimated market value of fixed maturities were as follows:

                                                                       December 31
                                      ------------------------------------------------------------------------------
                                                             2000                                     1999
                                      ---------------------------------------------------   ------------------------
                                                     Gross          Gross       Estimated                  Gross
                                      Amortized    Unrealized     Unrealized     Market     Amortized    Unrealized
                                        Cost      Appreciation   Depreciation     Value       Cost      Appreciation
                                      ---------   ------------   ------------   ---------   ---------   ------------
                                                                      (in millions)
Held-to-maturity -- Tax exempt......  $ 1,496.1      $ 68.6         $--         $ 1,564.7   $ 1,741.9      $ 60.3
                                      ---------      ------         -----       ---------   ---------      ------
Available-for-sale
  Tax exempt........................    8,053.8       337.5          10.8         8,380.5     7,889.3       137.5
                                      ---------      ------         -----       ---------   ---------      ------
  Taxable
    U.S. Government and government
      agency and authority
      obligations...................      613.3        14.9            .3           627.9       575.4          .5
    Corporate bonds.................    1,564.7        14.3          23.9         1,555.1     1,535.0         2.1
    Foreign bonds...................    1,267.1        32.3           5.1         1,294.3     1,199.2        19.4
    Mortgage-backed securities......    2,113.6        19.2          29.3         2,103.5     1,674.8        13.2
    Redeemable preferred stocks.....      107.9        --              .9           107.0        70.3          .1
                                      ---------      ------         -----       ---------   ---------      ------
                                        5,666.6        80.7          59.5         5,687.8     5,054.7        35.3
                                      ---------      ------         -----       ---------   ---------      ------
      Total available-for-sale......   13,720.4       418.2          70.3        14,068.3    12,944.0       172.8
                                      ---------      ------         -----       ---------   ---------      ------
      Total fixed maturities........  $15,216.5      $486.8         $70.3       $15,633.0   $14,685.9      $233.1
                                      =========      ======         =====       =========   =========      ======

                                            December 31
                                      ------------------------
                                                1999
                                      ------------------------
                                         Gross       Estimated
                                       Unrealized     Market
                                      Depreciation     Value
                                      ------------   ---------
                                           (in millions)
Held-to-maturity -- Tax exempt......     $  1.2      $ 1,801.0
                                         ------      ---------
Available-for-sale
  Tax exempt........................      159.3        7,867.5
                                         ------      ---------
  Taxable
    U.S. Government and government
      agency and authority
      obligations...................       14.4          561.5
    Corporate bonds.................       61.2        1,475.9
    Foreign bonds...................       15.6        1,203.0
    Mortgage-backed securities......       88.6        1,599.4
    Redeemable preferred stocks.....         .5           69.9
                                         ------      ---------
                                          180.3        4,909.7
                                         ------      ---------
      Total available-for-sale......      339.6       12,777.2
                                         ------      ---------
      Total fixed maturities........     $340.8      $14,578.2
                                         ======      =========

  The amortized cost and estimated market value of fixed maturities at December 31, 2000 by contractual maturity were as follows:

                                                                           Estimated
                                                              Amortized     Market
                                                                Cost         Value
                                                              ---------    ---------
                                                                  (in millions)
Held-to-maturity
   Due in one year or less..................................  $   101.3    $   102.3
   Due after one year through five years....................      595.5        617.7
   Due after five years through ten years...................      543.5        571.8
   Due after ten years......................................      255.8        272.9
                                                              ---------    ---------
                                                              $ 1,496.1    $ 1,564.7
                                                              =========    =========
Available-for-sale
   Due in one year or less..................................  $   165.3    $   165.2
   Due after one year through five years....................    2,459.4      2,511.9
   Due after five years through ten years...................    4,463.6      4,648.5
   Due after ten years......................................    4,518.5      4,639.2
                                                              ---------    ---------
                                                               11,606.8     11,964.8
   Mortgage-backed securities...............................    2,113.6      2,103.5
                                                              ---------    ---------
                                                              $13,720.4    $14,068.3
                                                              =========    =========

Actual maturities could differ from contractual maturities because borrowers may have the right to call or prepay obligations.

  (b) The components of unrealized appreciation (depreciation) of investments carried at market value were as follows:

                                                                December 31
                                                              ----------------
                                                               2000     1999
                                                               ----     ----
                                                               (in millions)
 Equity securities
   Gross unrealized appreciation............................  $ 51.9   $  89.7
   Gross unrealized depreciation............................    61.1      35.5
                                                              ------   -------
                                                                (9.2)     54.2
                                                              ------   -------
 Fixed maturities
   Gross unrealized appreciation............................   418.2     172.8
   Gross unrealized depreciation............................    70.3     339.6
                                                              ------   -------
                                                               347.9    (166.8)
                                                              ------   -------
                                                               338.7    (112.6)
 Deferred income tax liability (asset)......................   118.6     (39.4)
 Valuation allowance........................................      --      39.4
                                                              ------   -------
                                                              $220.1   $(112.6)
                                                              ======   =======

  The change in unrealized appreciation or depreciation of investments carried at market value was as follows:

                                         Years Ended December 31
                                     -------------------------------
                                      2000        1999         1998
                                      ----        ----         ----
                                              (in millions)
Change in unrealized appreciation
 or depreciation of equity
 securities........................  $(63.4)     $ (35.4)     $(47.6)
Change in unrealized appreciation
 or depreciation of fixed
 maturities........................   514.7       (715.2)       70.0
                                     ------      -------      ------
                                      451.3       (750.6)       22.4
Deferred income tax (credit).......   158.0       (262.7)        7.8
Increase (decrease) in valuation
 allowance.........................   (39.4)        39.4          --
                                     ------      -------      ------
                                     $332.7      $(527.3)     $ 14.6
                                     ======      =======      ======

  The unrealized appreciation of fixed maturities carried at amortized cost is not reflected in the financial statements. The change in unrealized appreciation of fixed maturities carried at amortized cost was an increase of $9.5 million, a decrease of $78.9 million and a decrease of $8.6 million for the years ended December 31, 2000, 1999 and 1998, respectively.

  (c) The sources of net investment income were as follows:

                                            Years Ended December 31
                                      ------------------------------------
                                        2000          1999          1998
                                        ----          ----          ----
                                                 (in millions)
Fixed maturities....................   $895.4        $816.9        $761.1
Equity securities...................     23.5          31.2          24.7
Short term investments..............     38.5          43.8          35.8
Other...............................      (.2)          1.5            .3
                                       ------        ------        ------
 Gross investment income............    957.2         893.4         821.9
Investment expenses.................     13.7          13.7          13.2
                                       ------        ------        ------
                                       $943.5        $879.7        $808.7
                                       ======        ======        ======

  (d) Realized investment gains and losses were as follows:

                                            Years Ended December 31
                                      ------------------------------------
                                        2000          1999          1998
                                        ----          ----          ----
                                                             (in millions)
Gross realized investment gains
 Fixed maturities...................   $ 48.2        $ 38.2        $ 49.2
 Equity securities..................     94.0         172.9         118.5
 Sale of AAU........................     44.9            --            --
                                       ------        ------        ------
                                        187.1         211.1         167.7
                                       ------        ------        ------
Gross realized investment losses
 Fixed maturities...................     40.5          14.3           7.0
 Equity securities..................     95.1         109.4          18.8
                                       ------        ------        ------
                                        135.6         123.7          25.8
                                       ------        ------        ------
Realized investment gains...........     51.5          87.4         141.9
Income tax..........................     18.0          31.6          49.7
                                       ------        ------        ------
                                       $ 33.5        $ 55.8        $ 92.2
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

(5) DEFERRED POLICY ACQUISITION COSTS

  Policy acquisition costs deferred and the related amortization charged against income were as follows:

                                      Years Ended December 31
                                 ---------------------------------
                                   2000        1999        1998
                                   ----        ----        ----
                                           (in millions)
Balance, beginning of year.....  $   779.7   $   728.7   $   676.9
                                 ---------   ---------   ---------
Increase related to acquisition
  of Executive Risk............         --        55.2          --
                                 ---------   ---------   ---------
Costs deferred during year
  Commissions and brokerage....      869.0       784.4       768.0
  Premium taxes and
    assessments................      138.3       132.8       128.5
  Salaries and operating
    costs......................      700.4       608.3       619.6
                                 ---------   ---------   ---------
                                   1,707.7     1,525.5     1,516.1
Amortization during year.......   (1,645.4)   (1,529.7)   (1,464.3)
                                 ---------   ---------   ---------
Balance, end of year...........  $   842.0   $   779.7   $   728.7
                                 =========   =========   =========

(6) REAL ESTATE

  The components of real estate assets were as follows:

                                                        December 31
                                                    -------------------
                                                      2000       1999
                                                      ----       ----
                                                       (in millions)

Mortgages and notes receivable (net of allowance
 for uncollectible amounts of $2.1 and $13.9).....   $ 89.7     $ 81.2
Income producing properties.......................    192.8      196.8
Construction in progress..........................     69.0       66.2
Land under development and unimproved land........    325.6      355.2
                                                     ------     ------
                                                     $677.1     $699.4
                                                     ======     ======

  Substantially all mortgages and notes receivable are secured by buildings and land. Mortgages and notes receivable had an estimated aggregate fair value of $81.9 million and $75.5 million at December 31, 2000 and 1999, respectively. The fair value amounts represent point-in-time estimates that are not relevant in predicting future earnings or cash flows related to such receivables.

  Depreciation expense related to income producing properties was $4.0 million, $3.5 million and $2.9 million for 2000, 1999 and 1998, respectively.

(7) PROPERTY AND EQUIPMENT

  Property and equipment included in other assets were as follows:

                                                    December 31
                                                -------------------
                                                  2000       1999
                                                  ----       ----
                                                   (in millions)
Cost..........................................   $599.8     $517.6
Accumulated depreciation......................    235.9      224.1
                                                 ------     ------
                                                 $363.9     $293.5
                                                 ======     ======

  Depreciation expense related to property and equipment was $80.4 million, $64.9 million and $55.3 million for 2000, 1999 and 1998, respectively.

(8) DEBT AND CREDIT ARRANGEMENTS

  (a) Long term debt consisted of the following:

                                         December 31
                            -------------------------------------
                                  2000                1999
                            -----------------   -----------------
                            Carrying    Fair    Carrying    Fair
                             Value     Value     Value     Value
                            --------   -----    --------   -----
                                        (in millions)
Term loan.................   $ 10.0    $ 10.0    $ 15.0    $ 15.0
Mortgages.................     43.8      49.0      44.2      44.8
6.15% notes...............    300.0     294.3     300.0     284.8
6.60% debentures..........    100.0      90.3     100.0      89.2
6 7/8% notes..............    100.0     100.8     100.0      99.4
7 1/8% notes..............     75.0      75.6      75.0      71.0
8.675% capital
  securities..............    125.0     125.8     125.0     125.0
                             ------    ------    ------    ------
                             $753.8    $745.8    $759.2    $729.2
                             ======    ======    ======    ======

  The term loan and mortgages are obligations of the real estate subsidiaries. The term loan matures in 2001. The mortgages payable are due in varying amounts monthly through 2010. At December 31, 2000, the interest rate on the term loan was 7 1/2% and the interest rate for the mortgages payable approximated 8 1/2%. The term loan and mortgages payable are secured by real estate assets with a net book value of $183.2 million at December 31, 2000.

  The Corporation has outstanding $300.0 million of unsecured 6.15% notes due August 15, 2005 and $100.0 million of unsecured 6.60% debentures due August 15, 2018.

  Chubb Capital Corporation, a wholly owned subsidiary of the Corporation, has outstanding $100.0 million of unsecured 6 7/8% notes due February 1, 2003. These notes are fully and unconditionally guaranteed by the Corporation.

  Chubb Executive Risk Inc., a wholly owned subsidiary of the Corporation, has outstanding $75.0 million of unsecured 7 1/8% notes due December 15, 2007. These notes are fully and unconditionally guaranteed by the Corporation.

  Executive Risk Capital Trust, wholly owned by Chubb Executive Risk, has outstanding $125.0 million of 8.675% capital securities. The Trust in turn used the proceeds from the issuance of the capital securities to acquire $125.0 million of Chubb Executive Risk 8.675% junior subordinated deferrable interest debentures due February 1, 2027. The sole assets of the Trust are the debentures. The debentures and the related income effects are eliminated in the consolidated financial statements. The capital securities are subject to mandatory redemption on February 1, 2027, upon repayment of the debentures. The capital securities are also subject to mandatory redemption in certain other specified circumstances beginning in 2007 at a redemption price that includes a make whole premium through 2017 and at par thereafter. Chubb Executive Risk has the right, at any time, to defer payments of interest on the debentures and hence distributions on the capital securities for a period not exceeding ten consecutive semi-annual periods up to the maturity dates of the respective securities. During any such period, interest will continue to accrue and Chubb Executive Risk may not declare or pay any dividends to the Corporation. The capital securities are unconditionally and on a subordinated basis guaranteed by the Corporation.

  The Corporation filed a shelf registration statement which the Securities and Exchange Commission declared effective in September 1998, under which up to $600.0 million of various types of securities may be issued by the Corporation or Chubb Capital. No securities have been issued under this registration statement.

  The amounts of long term debt due annually during the five years subsequent to December 31, 2000 are as follows:

      Years Ending          Term Loan
      December 31         and Mortgages   Notes     Total
      ------------        -------------   -----     -----
                                    (in millions)
  2001..................      $10.3       $   --    $ 10.3
  2002..................         .4           --        .4
  2003..................         .4        100.0     100.4
  2004..................         .4           --        .4
  2005..................         .6        300.0     300.6

  (b) Interest costs of $52.9 million, $48.5 million and $28.9 million were incurred in 2000, 1999 and 1998, respectively. Interest paid was $52.7 million, $48.0 million and $23.4 million in 2000, 1999 and 1998, respectively.

  (c) The Corporation has two credit agreements with a group of banks that provide for unsecured borrowings of up to $500.0 million in the aggregate. The $200.0 million short term revolving credit facility, which was to have terminated on July 5, 2000, was extended to July 4, 2001, and may be renewed or replaced. The $300.0 million medium term revolving credit facility terminates on July 11, 2002. On the respective termination dates for these agreements, any loans then outstanding become payable. There have been no borrowings under these agreements. Various interest rate options are available to the Corporation, all of which are based on market rates. The Corporation pays a fee to have these credit facilities available. Unused credit facilities are available for general corporate purposes and to support Chubb Capital's commercial paper borrowing arrangement.

(9) UNPAID CLAIMS AND CLAIM EXPENSES

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

  The uncertainties relating to asbestos and toxic waste claims on insurance policies written many years ago are exacerbated by inconsistent court decisions and judicial and legislative interpretations of coverage that in some cases have tended to erode the clear and express intent of such policies and in others have expanded theories of liability. The industry as a whole is engaged in extensive litigation over these coverage and liability issues and is thus confronted with a continuing uncertainty in its effort to quantify these exposures.

  Asbestos remains the most significant and difficult mass tort for the insurance industry in terms of claims volume and dollar exposure.

  The property and casualty insurance subsidiaries' most significant individual asbestos exposures involve traditional defendants who manufactured, distributed or installed asbestos products for whom excess liability coverages were written. While these insureds are relatively few in number, such exposure has increased in recent years due to the increased volume of claims, the erosion of much of the underlying limits and the bankruptcies of target defendants.

  Other potential asbestos exposures are mostly peripheral defendants, including a mix of manufacturers, distributors and installers of certain products that contain asbestos as well as premises owners. Generally, these insureds are named defendants on a regional rather than a nationwide basis. As the financial resources of traditional asbestos defendants have been depleted, plaintiffs are targeting these peripheral parties with greater frequency and, in many cases, for larger awards. In addition, the plaintiffs bar continues to solicit new claimants through extensive advertising and through asbestos medical screenings. Class actions are then initiated even though many of the claimants have not manifested evidence of serious injury. Thus, new asbestos claims and new exposures on existing claims have continued unabated despite the fact that practically all manufacturing and usage of asbestos ended nearly two decades ago. Based on published projections, it is expected that the property and casualty insurance subsidiaries will continue receiving asbestos claims at the current rate for at least the next several years.

  The expanded focus of asbestos litigation beyond asbestos manufacturers and distributors to installers and premises owners has created in some instances conflicts among insureds, primary insurers and excess insurers, primarily involving questions regarding allocation of indemnity and expense costs and exhaustion of policy limits. These issues are generating costly coverage litigation with the potential for inconsistent results.

  Significant uncertainty remains as to the ultimate liability of the property and casualty insurance subsidiaries relating to asbestos related claims due to such factors as the long latency period between asbestos exposure and disease manifestation and the resulting potential for involvement of multiple policy periods for individual claims as well as the increase in the volume of claims by plaintiffs claiming exposure but with no symptoms of asbestos-related disease.

  Hazardous waste sites are another significant potential exposure. Under the federal "Superfund" law and similar state statutes, when potentially responsible parties (PRPs) fail to handle the clean-up at a site, regulators have the work done and then attempt to establish legal liability against the PRPs. Most PRPs named to date are parties who have been generators, transporters, past or present land owners or past or present site operators. The PRPs disposed of toxic materials at a waste dump site or transported the materials to the site. Insurance policies issued to PRPs were not intended to cover the clean-up costs of pollution and, in many cases, did not intend to cover the pollution itself. As the costs of environmental clean-up have become substantial, PRPs and others have increasingly filed claims with their insurance carriers. Litigation against insurers extends to issues of liability, coverage and other policy provisions.

  There is great uncertainty involved in estimating the property and casualty insurance subsidiaries' liabilities related to these claims. First, the liabilities of the claimants are extremely difficult to estimate. At any given site, the allocation of remediation costs among governmental authorities and the PRPs varies greatly depending on a variety of factors. Second, different courts have addressed liability and coverage issues regarding pollution claims and have reached inconsistent conclusions in their interpretation of several issues. These significant uncertainties are not likely to be resolved definitively in the near future.

  Uncertainties also remain as to the Superfund law itself. Superfund's taxing authority expired on December 31, 1995. It has not been re-enacted. It is currently not possible to predict the direction that any reforms may take, when they may occur or the effect that any changes may have on the insurance industry.

  Without federal movement on Superfund reform, the enforcement of Superfund liability is shifting to the states. States are being forced to reconsider state-level cleanup statutes and regulations. As individual states move forward, the potential for conflicting state regulation becomes greater. Significant uncertainty remains as to the cost of remediating the state sites. Because of the large number of state sites, such sites could prove even more costly in the aggregate than Superfund sites.

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

  A reconciliation of the beginning and ending liability for unpaid claims and claim expenses, net of reinsurance recoverable, and a reconciliation of the net liability to the corresponding liability on a gross basis is as follows:

                                  2000        1999        1998
                                  ----        ----        ----
                                          (in millions)
Gross liability, beginning of
  year........................  $11,434.7   $10,356.5   $ 9,772.5
Reinsurance recoverable,
  beginning of year...........    1,685.9     1,306.6     1,207.9
                                ---------   ---------   ---------
Net liability, beginning of
  year........................    9,748.8     9,049.9     8,564.6
                                ---------   ---------   ---------
Increase related to
  acquisition of Executive
  Risk (net of reinsurance
  recoverable
  of $339.5)..................         --       605.8          --
                                ---------   ---------   ---------
Net incurred claims and claim
  expenses related to
    Current year..............    4,357.7     4,147.6     3,712.1
    Prior years...............     (230.0)     (205.6)     (218.4)
                                ---------   ---------   ---------
                                  4,127.7     3,942.0     3,493.7
                                ---------   ---------   ---------
Net payments for claims and
  claim expenses related to
    Current year..............    1,342.5     1,278.9     1,210.7
    Prior years...............    2,482.7     2,570.0     1,797.7
                                ---------   ---------   ---------
                                  3,825.2     3,848.9     3,008.4
                                ---------   ---------   ---------
Net liability, end of year....   10,051.3     9,748.8     9,049.9
Reinsurance recoverable,
  end of year.................    1,853.3     1,685.9     1,306.6
                                ---------   ---------   ---------

Gross liability, end of
  year........................  $11,904.6   $11,434.7   $10,356.5
                                =========   =========   =========

  During 2000, the property and casualty insurance subsidiaries experienced overall favorable development of $230.0 million on net unpaid claims and claim expenses established as of the previous year-end. This compares with favorable development of $205.6 million and $218.4 million in 1999 and 1998, respectively. Such redundancies were reflected in operating results in these respective years. Each of the past three years benefited from favorable claim experience for certain liability classes; this was offset in part by incurred losses relating to asbestos and toxic waste claims.

  Management believes that the aggregate loss reserves of the property and casualty insurance subsidiaries at December 31, 2000 were adequate to cover claims for losses that had occurred, including both those known and those yet to be reported. In establishing such reserves, management considers facts currently known and the present state of the law and coverage litigation. However, given the expansion of coverage and liability by the courts and the legislatures in the past and the possibilities of similar interpretations in the future, particularly as they relate to asbestos and toxic waste claims, as well as some continuing uncertainty in determining what scientific standards will be deemed acceptable for measuring hazardous waste site clean-up, additional increases in loss reserves may emerge which would adversely affect results in future periods. The amount cannot reasonably be estimated at the present time.

(10) REINSURANCE

  In the ordinary course of business, the Corporation's insurance subsidiaries assume and cede reinsurance with other insurance companies and are members of various pools and associations. Reinsurance is ceded to provide greater diversification of risk and to limit the maximum net loss potential arising from large or concentrated risks. A large portion of the reinsurance is effected under contracts known as treaties and in some instances by negotiation on individual risks. Certain of these arrangements consist of excess of loss and catastrophe contracts that protect against losses over stipulated amounts arising from any one occurrence or event. Ceded reinsurance contracts do not relieve the Corporation's insurance subsidiaries of their primary obligation to the policyholders.

  Premiums earned and insurance claims and claim expenses are reported net of reinsurance in the consolidated statements of income.

  The effect of reinsurance on the premiums written and earned of the property and casualty insurance subsidiaries was as follows:

                                   Years Ended December 31
                                ------------------------------
                                  2000       1999       1998
                                  ----       ----       ----
                                        (in millions)
Direct premiums written.......  $6,741.6   $6,042.6   $5,842.0
Reinsurance assumed...........     384.4      275.2      141.9
Reinsurance ceded.............    (792.8)    (616.7)    (480.4)
                                --------   --------   --------
  Net premiums written........  $6,333.2   $5,701.1   $5,503.5
                                ========   ========   ========
Direct premiums earned........  $6,550.2   $6,037.1   $5,624.7
Reinsurance assumed...........     382.6      246.5      140.6
Reinsurance ceded.............    (786.9)    (631.6)    (461.5)
                                --------   --------   --------
  Net premiums earned.........  $6,145.9   $5,652.0   $5,303.8
                                ========   ========   ========

  Reinsurance recoveries by the property and casualty insurance subsidiaries that have been deducted from insurance claims and claim expenses were $791.0 million, $501.2 million and $447.4 million in 2000, 1999 and 1998, respectively.

(11) FEDERAL AND FOREIGN INCOME TAX

     (a) Income tax expense consisted of the following components:

                                                                 Years Ended December 31
                                                              -----------------------------
                                                               2000       1999        1998
                                                               ----       ----        ----
                                                                      (in millions)
Current tax
  United States.............................................  $152.1      $41.0      $124.7
  Foreign...................................................     9.6       42.7        23.5
Deferred tax (credit), principally United States............   (25.3)       5.3        (5.5)
                                                              ------      -----      ------
                                                              $136.4      $89.0      $142.7
                                                              ======      =====      ======

     Federal and foreign income taxes paid were $159.7 million, $83.5 million and $177.9 million in 2000, 1999 and 1998, respectively.

     (b) The provision for federal and foreign income tax gives effect to permanent differences between income for financial reporting purposes and taxable income. Accordingly, the effective income tax rate is less than the statutory federal corporate tax rate. The reasons for the lower effective tax rate were as follows:

                                                                             Years Ended December 31
                                                            ---------------------------------------------------------
                                                                  2000                1999                1998
                                                            -----------------   -----------------   -----------------
                                                                       % of                % of                % of
                                                                      Pre-Tax             Pre-Tax             Pre-Tax
                                                            Amount    Income    Amount    Income    Amount    Income
                                                            ------    -------   ------    -------   ------    -------
                                                                                  (in millions)
Income before federal and foreign income tax..............  $851.0              $710.1              $849.7
                                                            =======             =======             =======
Tax at statutory federal income tax rate..................  $297.9      35.0%   $248.5      35.0%   $297.3      35.0%
Tax exempt interest income................................  (153.9)    (18.1)   (150.6)    (21.2)   (137.5)    (16.2)
Other, net................................................    (7.6)      (.9)     (8.9)     (1.3)    (17.1)     (2.0)
                                                            -------    -----    -------    -----    -------    -----
      Actual tax..........................................  $136.4      16.0%   $ 89.0      12.5%   $142.7      16.8%
                                                            =======    =====    =======    =====    =======    =====

     (c) The tax effects of temporary differences that gave rise to deferred income tax assets and liabilities were as follows:

                                                                  December 31
                                                              --------------------
                                                               2000          1999
                                                               ----          ----
                                                                 (in millions)
Deferred income tax assets
  Unpaid claims and claim expenses..........................  $528.6        $521.2
  Unearned premiums.........................................   201.6         191.6
  Postretirement benefits...................................    77.8          76.1
  Alternative minimum tax credit carryforward...............    62.9          43.1
  Unrealized depreciation of investments....................      --          39.4
  Other, net................................................    81.5          73.9
                                                              ------        ------
                                                               952.4         945.3
  Valuation allowance.......................................      --         (39.4)
                                                              ------        ------
    Total...................................................   952.4         905.9
                                                              ------        ------
Deferred income tax liabilities
  Deferred policy acquisition costs.........................   258.5         238.0
  Real estate assets........................................    74.3          83.7
  Unrealized appreciation of investments....................   118.6            --
                                                              ------        ------
    Total...................................................   451.4         321.7
                                                              ------        ------
      Net deferred income tax asset.........................  $501.0        $584.2
                                                              ======        ======

     The valuation allowance at December 31, 1999 related to future tax benefits on unrealized depreciation of investments, the realization of which was uncertain. The valuation allowance had no impact on net income.

(12) STOCK-BASED COMPENSATION PLANS

     (a) In 2000, the Corporation adopted the Long-Term Stock Incentive Plan
(2000), which succeeded the Long-Term Stock Incentive Plan (1996). The Long-Term Stock Incentive Plan (2000), which is similar to the 1996 plan, provides for the granting of stock options, performance shares, restricted stock and other stock-based awards to key employees. The maximum number of shares of the Corporation's common stock in respect to which stock-based awards may be granted under the 2000 Plan is 13,000,000. At December 31, 2000, 12,725,137 shares were available for grant under the 2000 Plan.

     Stock options are granted at exercise prices not less than the fair market value of the Corporation's common stock on the date of grant. The terms and conditions upon which options become exercisable may vary among grants. Options expire no later than ten years from the date of grant.

     Information concerning stock options is as follows:

                                                   2000                            1999                            1998
                                       -----------------------------   -----------------------------   -----------------------------
                                         Number     Weighted Average     Number     Weighted Average     Number     Weighted Average
                                       of Shares     Exercise Price    of Shares     Exercise Price    of Shares     Exercise Price
                                       ---------    ----------------   ---------    ----------------   ---------    ----------------
Outstanding, beginning of year.......  14,565,584        $55.58         9,765,090        $54.78         9,124,803        $47.67
Exchanged for Executive Risk
  options............................          --            --         1,809,885         36.77                --            --
Granted..............................   5,833,616         50.88         4,761,683         60.31         2,168,804         78.75
Exercised............................  (3,242,900)        46.05        (1,359,855)        39.50        (1,320,504)        41.78
Forfeited............................    (472,559)        60.13          (411,219)        64.20          (208,013)        75.25
                                       ----------                      ----------                      ----------
Outstanding, end of year.............  16,683,741         55.66        14,565,584         55.58         9,765,090         54.78
                                       ==========                      ==========                      ==========
Exercisable, end of year.............   8,787,173         57.80         9,187,352         51.09         6,879,061         47.26

                                                                       December 31, 2000
                                       ----------------------------------------------------------------------------------
                                                      Options Outstanding                       Options Exercisable
                                       -------------------------------------------------   ------------------------------
                                                                        Weighted Average
              Range of                   Number      Weighted Average      Remaining         Number      Weighted Average
       Option Exercise Prices          Outstanding    Exercise Price    Contractual Life   Exercisable    Exercise Price
       ----------------------          -----------   ----------------   ----------------   -----------   ----------------
  $ 3.95 -- $46.85...................   2,086,399         $39.50              3.1           2,043,750         $39.35
   47.06 --  52.94...................   6,072,962          48.14              8.2           1,285,516          48.76
   53.06 --  88.88...................   8,524,380          64.98              6.8           5,457,907          66.84
                                       ----------                                           ---------
                                       16,683,741          55.66              6.8           8,787,173          57.80
                                       ==========                                           =========

     Performance share awards are based on the achievement of various goals over performance cycle periods and are payable in cash, in shares of the Corporation's common stock or in a combination of both. The cost of such awards is expensed over the performance cycle. Restricted stock awards consist of shares of common stock of the Corporation granted at no cost. Shares of restricted stock become outstanding when granted, receive dividends and have voting rights. The shares are subject to forfeiture and to restrictions which limit the sale or transfer during the restriction period. An amount equal to the fair market value of the shares at the date of grant is expensed over the restriction period.

     The Corporation uses the intrinsic value based method of accounting for stock-based compensation, under which compensation cost is measured as the excess, if any, of the quoted market price of the stock at the measurement date over the amount an employee must pay to acquire the stock. Since the exercise price of stock options granted under the Long-Term Stock Incentive Plans is not less than the market price of the underlying stock on the date of grant, no compensation cost has been recognized for such grants. The aggregate amount charged against income with respect to performance share and restricted stock awards was $11.5 million in 2000, $5.2 million in 1999 and $14.4 million in 1998.

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

                                                 2000                        1999                        1998
                                        ----------------------      ----------------------      ----------------------
                                           As           Pro            As           Pro            As           Pro
                                        Reported       Forma        Reported       Forma        Reported       Forma
                                        --------      --------      --------      --------      --------      --------
                                                          (in millions except for per share amounts)
Net income........................       $714.6        $669.6        $621.1        $585.6        $707.0        $679.6
Diluted earnings per share........         4.01          3.76          3.66          3.45          4.19          4.03

     The weighted average fair value of options granted under the Long-Term Stock Incentive Plans during 2000, 1999 and 1998 was $11.98, $13.77 and $17.36, respectively. The fair value of each option grant was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions. The risk-free interest rates for 2000, 1999 and 1998 were 6.7%, 5.4% and 5.5%, respectively. The expected volatility of the market price of the Corporation's common stock for 2000, 1999 and 1998 grants was 21.9%, 19.0% and 16.4%, respectively. The expected average term of the granted options was 5 1/2 years for 2000 and 1999 and 5 years for 1998. The dividend yield was 2.7% for 2000, 2.1% for 1999 and 1.6% for 1998.

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

     The Corporation uses the cash payment method of recognizing ESOP expense. In 2000, 1999 and 1998, cash contributions to the ESOP of $11.0 million, $11.2 million and $11.0 million, respectively, were charged against income. Dividends on shares of common stock in the ESOP used for debt service were $7.7 million in 2000 and 1999 and $7.8 million in 1998.

     The number of allocated and unallocated shares held by the ESOP at December 31, 2000 were 3,641,054 and 2,077,924, respectively. All such shares are considered outstanding for the computation of earnings per share.

     (c) The Corporation has a Stock Purchase Plan under which substantially all employees are eligible to purchase shares of the Corporation's common stock based on compensation. At December 31, 2000, there were approximately 1,200,000 shares subscribed, giving employees the right to purchase such shares at a price of $53.89 in March 2001. No compensation cost has been recognized for such rights. Had the fair value based method been used, the cost would have been immaterial.

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

  The components of net pension cost were as follows:

                                       Years Ended December 31
                                    ------------------------------
                                     2000        1999        1998
                                     ----        ----        ----
                                            (in millions)
Service cost of current
  period......................      $ 26.4      $ 22.2      $ 18.8
Interest cost on projected
  benefit obligation..........        40.2        37.6        34.5
Expected return on plan
  assets......................       (49.9)      (44.5)      (40.3)
Other gains...................        (6.3)       (2.5)       (2.5)
                                    ------      ------      ------
    Net pension cost..........      $ 10.4      $ 12.8      $ 10.5
                                    ======      ======      ======

  In 1998, an expense of $29.0 million related to enhanced pension benefits provided to employees who accepted an early retirement incentive offer was included as part of a restructuring charge (see Note (15)).

  The following table sets forth the plans' funded status and amounts recognized in the balance sheets:

                                                 December 31
                                             -------------------
                                               2000       1999
                                               ----       ----
                                                (in millions)
Actuarial present value of projected
  benefit obligation for service rendered
  to date..................................   $589.2     $543.4
Plan assets at fair value..................    594.1      599.0
                                              ------     ------
Plan assets in excess of projected benefit
  obligation...............................     (4.9)     (55.6)
Unrecognized net gain from past experience
  different from that assumed..............    115.8      153.8
Unrecognized prior service costs...........    (10.9)      (6.3)
Unrecognized net asset at January 1, 1985,
  being recognized principally over 19
  years....................................      2.1        3.4
                                              ------     ------
  Pension liability included in other
    liabilities............................   $102.1     $ 95.3
                                              ======     ======

  The weighted average discount rate used in determining the actuarial present value of the projected benefit obligation at December 31, 2000 and 1999 was 7 1/2% and the rate of increase in future compensation levels was 4 1/2% for both years. The expected long term rate of return on assets was 9% for both years. Plan assets are principally invested in publicly traded stocks and bonds.

  Effective January 1, 2001, the Corporation changed the formula for providing pension benefits from the final average pay formula to a cash balance formula, which will credit employees semi-annually with an amount equal to a percentage of eligible compensation based on age and years of service as well as an interest credit based on individual account balances. Employees hired prior to 2001 will generally be eligible to receive vested benefits based on the higher of the final average pay or cash balance formulas. This change in the pension benefit formula will not have a significant effect on the Corporation's financial position or results of operations.

  (b) The Corporation and its subsidiaries provide certain other postretirement benefits, principally health care and life insurance, to retired employees and their beneficiaries and covered dependents. Substantially all employees hired before January 1, 1999 may become eligible for these benefits upon retirement if they meet minimum age and years of service requirements. The expected cost of these benefits is accrued during the years that the employees render the necessary service.

  The Corporation does not fund these benefits in advance. Benefits are paid as covered expenses are incurred. Health care coverage is contributory. Retiree contributions vary based upon a retiree's age, type of coverage and years of service with the Corporation. Life insurance coverage is non-contributory.

  The components of net postretirement benefit cost were as follows:

                                        Years Ended December 31
                                   ----------------------------------
                                     2000         1999         1998
                                     ----         ----         ----
                                             (in millions)
Service cost of current period...   $ 4.8        $ 4.5        $ 4.2
Interest cost on accumulated
  benefit obligation.............     8.7          8.6          8.2
Net amortization and deferral....    (1.5)        (1.0)        (1.3)
                                    -----        -----        -----
  Net postretirement benefit
    cost.........................   $12.0        $12.1        $11.1
                                    =====        =====        =====

  The components of the accumulated postretirement benefit obligation were as follows:

                                                  December 31
                                              -------------------
                                                2000       1999
                                                ----       ----
                                                 (in millions)
Accumulated postretirement benefit
  obligation................................   $126.3     $123.4
Unrecognized net gain from past experience
  different from that assumed...............     35.6       32.2
                                               ------     ------
  Postretirement benefit liability included
    in other liabilities....................   $161.9     $155.6
                                               ======     ======

  The weighted average discount rate used in determining the actuarial present value of the accumulated postretirement benefit obligation at December 31, 2000 and 1999 was 7 1/2%. At December 31, 2000, the weighted average health care cost trend rate used to measure the accumulated postretirement cost for medical benefits was 8.7% for 2001 and was assumed to decrease gradually to 6% for the year 2005 and remain at that level thereafter. The health care cost trend rate assumption has a significant effect on the amount of the accumulated postretirement benefit obligation and the net postretirement benefit cost reported. To illustrate, a one percent increase or decrease in the trend rate for each year would increase or decrease the accumulated postretirement benefit obligation at December 31, 2000 by approximately $20 million and the aggregate of the service and interest cost components of net postretirement benefit cost for the year ended December 31, 2000 by approximately $3 million.

  (c) The Corporation and its subsidiaries have a savings plan, the Capital Accumulation Plan, in which substantially all employees are eligible to participate. Under this plan, the employer makes a matching contribution equal to 100% of each eligible employee's pre-tax elective contributions, up to 4% of the employee's compensation. Contributions are invested at the election of the employee in the Corporation's common stock or in various other investment funds. Employer contributions of $17.1 million, $15.1 million and $14.5 million were charged against income in 2000, 1999 and 1998, respectively.

(14) LEASES

  The Corporation and its subsidiaries occupy office facilities under lease agreements that expire at various dates through 2019; such leases are generally renewed or replaced by other leases. In addition, the Corporation's subsidiaries lease data processing, office and transportation equipment.

  Most leases contain renewal options for increments ranging from three to five years; certain lease agreements provide for rent increases based on price-level factors. All leases are operating leases.

  Rent expense was as follows:

                                                     Years Ended
                                                     December 31
                                           --------------------------------
                                             2000        1999        1998
                                             ----        ----        ----
                                                    (in millions)
Office facilities........................   $75.2       $71.0       $73.8
Equipment................................    14.6        13.4        13.3
                                            -----       -----       -----
                                            $89.8       $84.4       $87.1
                                            =====       =====       =====

  At December 31, 2000, future minimum rental payments required under non-cancellable operating leases were as follows:

                Years Ending
                December 31
                ------------                   (in millions)
    2001....................................       $ 87.5
    2002....................................         78.6
    2003....................................         68.5
    2004....................................         60.8
    2005....................................         53.2
    After 2005..............................        281.2
                                                   ------
                                                   $629.8
                                                   ======

(15) RESTRUCTURING CHARGE

  During 1998, the Corporation implemented an activity value analysis process that identified and eliminated low-value activities and improved operational efficiency while redirecting resources to activities having the greatest potential to contribute to the Corporation's results. The cost control initiative resulted in job reductions through a combination of early retirements, terminations and attrition.

  In the first quarter of 1998, a restructuring charge of $40.0 million was recorded related to the implementation of the cost control initiative. Of the $40.0 million restructuring charge, approximately $30 million was comprised of accruals for providing enhanced pension benefits and postretirement medical benefits to employees who accepted an early retirement incentive offer and approximately $5 million was severance costs for employees who were terminated. The remainder of the charge was for other expenses such as the cost of outplacement services. The initiative was completed with no significant differences from the original estimates of the restructuring costs. The liabilities related to the enhanced pension and postretirement medical benefits have been included in the pension and postretirement medical benefits liabilities and are being reduced as benefit payments are made over time. All of the other restructuring costs have been paid.

(16) SEGMENTS INFORMATION

     The property and casualty operations include three reportable underwriting segments and the investment function. The underwriting segments are personal, standard commercial and specialty commercial. The personal and commercial segments are managed separately because they target different customers. The commercial business is further distinguished by those classes of business that are generally available in broad markets and are of a more commodity nature (standard) and those classes available in more limited markets that require specialized underwriting and claim settlement (specialty). Standard commercial classes include multiple peril, casualty and workers' compensation. Specialty commercial classes include property and marine, executive protection, financial institutions and other commercial classes.

     Corporate and other includes investment income earned on corporate invested assets, corporate expenses and the results of the Corporation's real estate and other non-insurance subsidiaries.

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

     Revenues, income before income tax and assets of each operating segment were as follows:

                                                                 Years Ended December 31
                                                              ------------------------------
                                                                2000       1999       1998
                                                                ----       ----       ----
                          Revenues                                    (in millions)
  Property and casualty insurance
      Premiums earned
          Personal..........................................  $1,620.6   $1,447.5   $1,304.3
          Standard commercial...............................   1,809.9    1,944.9    1,980.6
          Specialty commercial..............................   2,715.4    2,259.6    2,018.9
                                                              --------   --------   --------
                                                               6,145.9    5,652.0    5,303.8
      Investment income.....................................     890.8      832.6      760.0
                                                              --------   --------   --------
          Total property and casualty insurance.............   7,036.7    6,484.6    6,063.8
  Corporate and other
      Corporate investment income...........................      66.4       60.8       61.9
      Real estate and other.................................      96.9       96.8       82.2
  Realized investment gains.................................      51.5       87.4      141.9
                                                              --------   --------   --------
          Total revenues....................................  $7,251.5   $6,729.6   $6,349.8
                                                              ========   ========   ========
Income (loss) before income tax
  Property and casualty insurance
      Underwriting
          Personal..........................................  $   80.7   $  121.1   $  168.1
          Standard commercial...............................    (243.6)    (416.8)    (360.0)
          Specialty commercial..............................      77.0      121.1      133.5
                                                              --------   --------   --------
                                                                 (85.9)    (174.6)     (58.4)
          Increase (decrease) in deferred policy acquisition
            costs...........................................      62.3       (4.2)      51.8
                                                              --------   --------   --------
      Underwriting loss.....................................     (23.6)    (178.8)      (6.6)
      Investment income.....................................     879.2      821.0      748.9
      Amortization of goodwill and other charges............     (52.2)     (16.0)     (17.4)
      Restructuring charge..................................        --         --      (40.0)
                                                              --------   --------   --------
          Total property and casualty insurance.............     803.4      626.2      684.9
  Corporate and other income (loss).........................      (3.9)      (3.5)      22.9
  Realized investment gains.................................      51.5       87.4      141.9
                                                              --------   --------   --------
          Total income before income tax....................  $  851.0   $  710.1   $  849.7
                                                              ========   ========   ========

                                                                         December 31
                                                              ---------------------------------
                                                                2000        1999        1998
                                                                ----        ----        ----
                                                                        (in millions)
Assets
  Property and casualty insurance...........................  $23,066.1   $21,628.1   $18,954.2
  Corporate and other.......................................    2,030.4     1,976.9     1,878.2
  Adjustments and eliminations..............................      (69.8)      (68.0)      (86.4)
                                                              ---------   ---------   ---------
          Total assets......................................  $25,026.7   $23,537.0   $20,746.0
                                                              =========   =========   =========

     The international business of the property and casualty insurance segment is conducted primarily through subsidiaries that operate solely outside of the United States. Their assets and liabilities are located principally in the countries where the insurance risks are written. International business is also written by branch offices of certain domestic subsidiaries.

     Revenues of the property and casualty insurance subsidiaries by geographic area were as follows:

                                                                    Years Ended December 31
                                                                --------------------------------
                                                                  2000        1999        1998
                                                                  ----        ----        ----
                                                                         (in millions)
Revenues
  United States.............................................    $5,914.9    $5,452.1    $5,116.6
  International.............................................     1,121.8     1,032.5       947.2
                                                                --------    --------    --------
    Total...................................................    $7,036.7    $6,484.6    $6,063.8
                                                                ========    ========    ========

(17) EARNINGS PER SHARE

     Basic earnings per common share is based on net income divided by the weighted average number of common shares outstanding during each year. Diluted earnings per share includes the maximum dilutive effect of awards under stock-based compensation plans.

     The following table sets forth the computation of basic and diluted earnings per share:

                                                                    Years Ended December 31
                                                                --------------------------------
                                                                  2000        1999        1998
                                                                  ----        ----        ----
                                                                  (in millions except for per
                                                                         share amounts)
Basic earnings per share:
  Net income................................................     $714.6      $621.1      $707.0
                                                                 ======      ======      ======
  Weighted average number of common shares outstanding......      174.3       167.7       165.6
                                                                 ======      ======      ======
  Basic earnings per share..................................     $ 4.10      $ 3.70      $ 4.27
                                                                 ======      ======      ======
Diluted earnings per share:
  Net income................................................     $714.6      $621.1      $707.0
                                                                 ======      ======      ======
  Weighted average number of common shares outstanding......      174.3       167.7       165.6
  Additional shares from assumed exercise of stock-based
    compensation awards.....................................        4.0         2.1         3.0
                                                                 ------      ------      ------
  Weighted average number of common shares and potential
    common shares assumed outstanding for computing diluted
    earnings per share......................................      178.3       169.8       168.6
                                                                 ======      ======      ======
  Diluted earnings per share................................     $ 4.01      $ 3.66      $ 4.19
                                                                 ======      ======      ======

     Options to purchase 3.5 million shares, 5.2 million shares and 1.6 million shares of common stock with weighted average exercise prices of $68.81 per share, $67.71 per share and $78.77 per share in 2000, 1999 and 1998, respectively, were excluded from the computation of diluted earnings per share because the options' exercise price was greater than the average market price of the Corporation's common stock.

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

    (vi) Fair values of credit default swaps are determined using an internal pricing model that is similar to external valuation models.

  The carrying values and fair values of financial instruments were as follows:

                                                                               December 31
                                                              ---------------------------------------------
                                                                      2000                    1999
                                                              ---------------------   ---------------------
                                                              Carrying      Fair      Carrying      Fair
                                                                Value       Value       Value       Value
                                                              --------      -----     --------      -----
                                                                              (in millions)
Assets
  Invested assets
    Short term investments..................................  $   605.6   $   605.6   $   731.1   $   731.1
    Fixed maturities (Note 4)
      Held-to-maturity......................................    1,496.1     1,564.7     1,741.9     1,801.0
      Available-for-sale....................................   14,068.3    14,068.3    12,777.2    12,777.2
    Equity securities.......................................      830.6       830.6       769.2       769.2
  Real estate mortgages and notes receivable (Note 6).......       89.7        81.9        81.2        75.5
Liabilities
  Long term debt (Note 8)...................................      753.8       745.8       759.2       729.2
  Credit default swaps......................................        6.2         6.2          --          --

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

     The components of other comprehensive income or loss were as follows:

                                                                           Years Ended December 31
                                            --------------------------------------------------------------------------------------
                                                       2000                          1999                           1998
                                            --------------------------   ----------------------------    --------------------------
                                                      Income                        Income                         Income
                                            Before     Tax               Before      Tax                 Before     Tax
                                             Tax     (Credit)    Net       Tax     (Credit)     Net       Tax     (Credit)    Net
                                            ------   --------    ---     ------    --------     ---      ------   --------    ---
                                                                                (in millions)
Unrealized holding gains (losses)
  arising during the year............       $502.8    $136.6*   $366.2   $(663.2)  $(191.7)*  $(471.5)   $164.3    $57.5     $106.8
Less: reclassification adjustment for
  realized gains included in net
  income.............................         51.5      18.0      33.5      87.4      31.6       55.8     141.9     49.7       92.2
                                            ------    ------    ------   -------   -------    -------    ------    -----     ------
Net unrealized gains (losses)
  recognized in other comprehensive income   451.3     118.6     332.7    (750.6)   (223.3)    (527.3)     22.4      7.8       14.6
Foreign currency translation
  losses.............................        (36.6)    (12.9)    (23.7)    (14.2)     (5.4)      (8.8)    (14.2)    (3.9)     (10.3)
                                            ------    ------    ------   -------   -------    -------    ------    -----     ------
  Total other comprehensive
    income (loss)....................       $414.7    $105.7    $309.0   $(764.8)  $(228.7)   $(536.1)   $  8.2    $ 3.9     $  4.3
                                            ======    ======    ======   =======   =======    =======    ======    =====     ======

* Reflects a decrease of $39.4 million and an increase of $39.4 million in a valuation allowance in 2000 and 1999, respectively.

(20) SHAREHOLDERS' EQUITY

     (a) The authorized but unissued preferred shares may be issued in one or more series and the shares of each series shall have such rights as fixed by the Board of Directors.

     (b) The activity of the Corporation's common stock was as follows:

                                                                         Years Ended December 31
                                                                -----------------------------------------
                                                                   2000           1999           1998
                                                                   ----           ----           ----
                                                                           (number of shares)
Common stock issued
  Balance, beginning of year................................    177,272,322    175,989,202    176,037,850
  Share activity related to acquisition of Executive Risk...             --        641,474             --
  Share activity under option and incentive plans...........      1,560,956        641,646        (48,648)
                                                                -----------    -----------    -----------
      Balance, end of year..................................    178,833,278    177,272,322    175,989,202
                                                                -----------    -----------    -----------
Treasury stock
  Balance, beginning of year................................      1,782,489     13,722,376      7,320,410
  Share activity related to acquisition of Executive Risk...             --    (13,651,028)            --
  Repurchase of shares......................................      3,783,400      2,596,700      8,203,000
  Share activity under option and incentive plans...........     (1,651,784)      (885,559)    (1,801,034)
                                                                -----------    -----------    -----------
      Balance, end of year..................................      3,914,105      1,782,489     13,722,376
                                                                -----------    -----------    -----------
      Common stock outstanding, end of year.................    174,919,173    175,489,833    162,266,826
                                                                ===========    ===========    ===========

     (c) The Corporation has a shareholders rights plan under which each shareholder has one right for each share of common stock of the Corporation held. Each right entitles the holder to purchase from the Corporation one one-thousandth of a share of Series B Participating Cumulative Preferred Stock at an exercise price of $240. The rights are attached to all outstanding shares of common stock and trade with the common stock until the rights become exercisable. The rights are subject to adjustment to prevent dilution of the interests represented by each right.

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

     A comparison of shareholders' equity on a GAAP basis and policyholders' surplus on a statutory basis is as follows:

                                                                                  December 31
                                                                ------------------------------------------------
                                                                        2000                       1999
                                                                ---------------------      ---------------------
                                                                  GAAP      Statutory        GAAP      Statutory
                                                                  ----      ---------        ----      ---------
                                                                                 (in millions)
Property and casualty insurance subsidiaries................    $5,974.6    $3,483.7       $5,255.3    $3,341.5
                                                                            ========                   ========
Corporate and other.........................................     1,007.1                    1,016.5
                                                                --------                   --------
                                                                $6,981.7                   $6,271.8
                                                                ========                   ========

     A comparison of GAAP and statutory net income is as follows:

                                                                                Years Ended December 31
                                                      ---------------------------------------------------------------------------
                                                              2000                       1999                       1998
                                                      ---------------------      ---------------------      ---------------------
                                                        GAAP      Statutory        GAAP      Statutory        GAAP      Statutory
                                                      --------    ---------      --------    ---------      --------    ---------
                                                                                     (in millions)
Property and casualty insurance subsidiaries......     $711.3      $622.2         $610.6      $609.3         $672.4      $663.1
                                                                   ======                     ======                     ======
Corporate and other...............................        3.3                       10.5                       34.6
                                                       ------                     ------                     ------
                                                       $714.6                     $621.1                     $707.0
                                                       ======                     ======                     ======

     In 1998, the National Association of Insurance Commissioners adopted the Codification of Statutory Accounting Principles (Codification). The Codification, which is intended to standardize the statutory basis of accounting, is effective January 1, 2001. The adoption of the Codification is not expected to have a significant effect on the statutory basis policyholders' surplus of the Corporation's insurance subsidiaries.

     (e) The Corporation's ability to continue to pay dividends to shareholders and interest on debt obligations is affected by the availability of liquid assets held by the Corporation and by the dividend paying ability of its property and casualty insurance subsidiaries. Various state insurance laws restrict the Corporation's property and casualty insurance subsidiaries as to the amount of dividends they may pay to the Corporation without the prior approval of regulatory authorities. The restrictions are generally based on net income and on certain levels of policyholders' surplus as determined in accordance with statutory accounting practices. Dividends in excess of such thresholds are considered "extraordinary" and require prior regulatory approval. During 2000, these subsidiaries paid cash dividends to the Corporation totaling $320 million.

     The maximum dividend distribution that may be made by the property and casualty insurance subsidiaries to the Corporation during 2001 without prior approval is approximately $880 million.

REPORT OF INDEPENDENT AUDITORS

ERNST & YOUNG LLP
787 Seventh Avenue
New York, New York 10019

The Board of Directors and Shareholders
The Chubb Corporation

     We have audited the accompanying consolidated balance sheets of The Chubb Corporation as of December 31, 2000 and 1999, and the related consolidated statements of income, shareholders' equity, cash flows and comprehensive income for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of The Chubb Corporation at December 31, 2000 and 1999 and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States.

                                                [ERNST & YOUNG LOGO]

February 26, 2001

QUARTERLY FINANCIAL DATA

     Summarized unaudited quarterly financial data for 2000 and 1999 are shown below. In management's opinion, the interim financial data contain all adjustments, consisting of normal recurring items, necessary to present fairly the results of operations for the interim periods.

                                                                          Three Months Ended
                                     --------------------------------------------------------------------------------------------
                                           March 31                June 30               September 30            December 31
                                     --------------------    --------------------    --------------------    --------------------
                                       2000        1999        2000        1999        2000        1999        2000        1999
                                       ----        ----        ----        ----        ----        ----        ----        ----
                                                              (in millions except for per share amounts)
Revenues...........................  $1,767.0    $1,629.6    $1,774.0    $1,686.6    $1,858.5    $1,709.3    $1,852.0    $1,704.1
Claims and expenses................   1,592.9     1,403.0     1,549.8     1,450.7     1,601.4     1,653.3     1,656.4     1,512.5
Federal and foreign income tax
  (credit).........................      20.4        39.7        39.6        42.6        49.2       (21.3)       27.2        28.0
                                     --------    --------    --------    --------    --------    --------    --------    --------
    Net income.....................  $  153.7    $  186.9    $  184.6    $  193.3    $  207.9    $   77.3    $  168.4    $  163.6
                                     ========    ========    ========    ========    ========    ========    ========    ========
Basic earnings per share...........  $    .88    $   1.16    $   1.05    $   1.19    $   1.20    $    .45    $    .97    $    .93
                                     ========    ========    ========    ========    ========    ========    ========    ========
Diluted earnings per share.........  $    .87    $   1.14    $   1.02    $   1.18    $   1.17    $    .44    $    .95    $    .93
                                     ========    ========    ========    ========    ========    ========    ========    ========
Underwriting ratios
  Losses to premiums earned........      69.2%       66.3%       65.9%       67.6%       66.9%       78.1%       67.9%       68.8%
  Expenses to premiums written.....      32.7        32.9        32.7        32.7        32.5        32.3        33.8        32.3
                                     --------    --------    --------    --------    --------    --------    --------    --------
    Combined.......................     101.9%       99.2%       98.6%      100.3%       99.4%      110.4%      101.7%      101.1%
                                     ========    ========    ========    ========    ========    ========    ========    ========

COMMON STOCK DATA

     The common stock of the Corporation is listed and principally traded on the New York Stock Exchange (NYSE). The following are the high and low closing sale prices as reported on the NYSE Composite Tape and the quarterly dividends declared for each quarter of 2000 and 1999.

                                                                                     2000
                                                                ----------------------------------------------
                                                                 First       Second        Third       Fourth
                                                                Quarter      Quarter      Quarter      Quarter
                                                                -------      -------      -------      -------
Common stock prices
    High....................................................    $67.56       $72.38       $82.00       $90.00
    Low.....................................................     44.75        59.63        62.75        72.25
Dividends declared..........................................       .33          .33          .33          .33

                                                                                     1999
                                                                ----------------------------------------------
                                                                 First       Second        Third       Fourth
                                                                Quarter      Quarter      Quarter      Quarter
                                                                -------      -------      -------      -------
Common stock prices
    High....................................................    $66.44       $75.94       $69.63       $60.75
    Low.....................................................     55.44        58.06        49.63        45.50
Dividends declared..........................................       .32          .32          .32          .32

     At March 5, 2001, there were approximately 6,600 common shareholders of record.