Form 10-K, Exhibit 13
period 2001-12-31
CHUBB CORP
filed 2002-03-28
CIK 20171

SUPPLEMENTARY FINANCIAL DATA

	In Millions
	Years Ended December 31
	2001(a)	2000	1999

Property and Casualty Insurance

Underwriting

Net Premiums Written	$6,961.5	$6,333.2	$5,701.1

Increase in Unearned Premiums	(305.1)	(187.3)	(49.1)

Premiums Earned	6,656.4	6,145.9	5,652.0

Claims and Claim Expenses	5,357.4	4,127.7	3,942.0

Operating Costs and Expenses	2,260.8	2,076.6	1,841.5

Decrease (Increase) in Deferred Policy Acquisition Costs	(86.8)	(62.3)	4.2

Dividends to Policyholders	28.5	27.5	43.1

Underwriting Loss	(903.5)	(23.6)	(178.8)

Investments

Investment Income Before Expenses	914.7	890.8	832.6

Investment Expenses	12.1	11.6	11.6

Investment Income	902.6	879.2	821.0

Amortization of Goodwill and Other Charges	(52.3)	(52.2)	(16.0)

Property and Casualty Income	(53.2)	803.4	626.2

Corporate and Other	(13.6)	(3.9)	(3.5)

CONSOLIDATED OPERATING INCOME (LOSS) BEFORE INCOME TAX	(66.8)	799.5	622.7

Federal and Foreign Income Tax (Credit)	(177.8)	118.4	57.4

CONSOLIDATED OPERATING INCOME	111.0	681.1	565.3

Realized Investment Gains After Income Tax	.5	33.5	55.8

CONSOLIDATED NET INCOME	$111.5	$714.6	$621.1

Property and Casualty Investment Income After Income Tax	$749.1	$735.2	$691.9

Diluted Earnings Per Share Data

Consolidated Operating Income	$.63	$3.82	$3.33

Consolidated Net Income	.63	4.01	3.66

(a)	Results for 2001 include net costs of $645.0 million ($420.0 million after-tax or $2.39 per share) related to the September 11 attack and net surety bond losses of $220.0 million ($143.0 million after-tax or $0.81 per share) related to the bankruptcy of Enron Corp.

PROPERTY AND CASUALTY UNDERWRITING RESULTS

Net Premiums Written (In Millions of Dollars)

	2001(a)	2000	1999	1998	1997
Personal Insurance

Automobile	$480.2	$403.3	$346.1	$309.4	$298.6

Homeowners	1,065.4	927.6	826.7	735.1	697.4

Other	435.5	391.9	351.7	320.2	310.4

Total Personal	1,981.1	1,722.8	1,524.5	1,364.7	1,306.4

Commercial Insurance

Multiple Peril	767.4	734.8	754.5	817.8	843.7

Casualty	799.8	781.3	828.2	900.5	915.8

Workers’ Compensation	355.1	320.9	299.5	320.8	296.7

Property and Marine	568.5	503.6	498.4	524.0	583.0

Total Commercial	2,490.8	2,340.6	2,380.6	2,563.1	2,639.2

Specialty Insurance

Executive Protection	1,348.7	1,274.7	1,038.0	916.5	861.3

Financial Institutions	534.2	504.9	385.8	391.6	384.3

Other	606.7	490.2	372.2	267.6	256.8

Total Specialty	2,489.6	2,269.8	1,796.0	1,575.7	1,502.4

Total	$6,961.5	$6,333.2	$5,701.1	$5,503.5	$5,448.0

Combined Loss and Expense Ratios

Personal Insurance

Automobile	99.8%	95.9%	91.8%	89.2%	86.6%

Homeowners	112.6	100.8	97.9	90.8	88.9

Other	75.8	71.4	69.4	70.2	66.9

Total Personal	101.3	92.9	89.9	85.6	83.1

Commercial Insurance

Multiple Peril	109.6	114.5	130.4	122.7	117.1

Casualty	114.9	118.7	119.3	114.6	113.5

Workers’ Compensation	92.9	99.8	112.6	111.5	105.0

Property and Marine	115.8	115.0	111.3	116.5	105.5

Total Commercial	110.5	114.2	120.4	117.2	112.0

Specialty Insurance

Executive Protection	94.0	86.2	84.2	75.3	74.5

Financial Institutions	187.7	90.6	95.5	86.7	91.5

Other	146.2	105.5	92.9	100.9	85.0

Total Specialty	125.5	91.3	88.5	82.5	80.7

Total	113.4%	100.4%	102.8%	99.8%	96.9%

(a) Underwriting results for 2001 excluding the effects of the September 11 attack are presented on page 26.

The combined loss and expense ratio, expressed as a percentage, is the key measure of underwriting profitability traditionally used in the property and casualty insurance business. It is the sum of the ratio of losses to premiums earned plus the ratio of underwriting expenses to premiums written after reducing both premium amounts by dividends to policyholders.

The underwriting results for prior years include certain reclassifications to conform with the 2001 presentation, which more closely reflects the way the property and casualty business is now managed. The total net premiums written and combined loss and expense ratios are not affected.

TEN YEAR FINANCIAL SUMMARY
(in millions except for per share amounts)

FOR THE YEAR	2001		2000	1999

Income
Property and Casualty Insurance

Underwriting Income (Loss)	$(903.5	)(a)	$(23.6)	$(178.8)

Investment Income	902.6		879.2	821.0

Amortization of Goodwill and Other Charges	(52.3	)(a)	(52.2)	(16.0)

Property and Casualty Insurance Income (Loss)	(53.2)		803.4	626.2

Corporate and Other	(13.6)		(3.9)	(3.5)

Operating Income (Loss) from Continuing Operations Before Income Tax	(66.8)		799.5	622.7

Federal and Foreign Income Tax (Credit)	(177.8)		118.4	57.4

Operating Income from Continuing Operations	111.0		681.1	565.3

Realized Investment Gains from Continuing Operations	.5		33.5	55.8

Income from Continuing Operations	111.5		714.6	621.1

Income from Discontinued Operations (1)	—		—	—

Net Income	111.5		714.6	621.1

Property and Casualty Investment Income After Income Tax	749.1		735.2	691.9

Dividends Declared on Common Stock	234.8		230.6	216.5

Net Change in Unrealized Appreciation or Depreciation of Investments, Net of Tax (2)	32.5		332.7	(527.3)

Per Share

Operating Income from Continuing Operations	.63	(a)	3.82	3.33

Income from Continuing Operations	.63		4.01	3.66

Income from Discontinued Operations (1)	—		—	—

Net Income	.63		4.01	3.66

Dividends Declared on Common Stock	1.36		1.32	1.28

Average Common and Potentially Dilutive Shares	175.8		178.3	169.8

(1)	In May 1997, the Corporation sold its life and health insurance operations, which have been classified as discontinued operations.

(2)	Amounts prior to 1994 do not reflect the accounting changes prescribed by Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities, as restatement of prior year amounts was not permitted. The change in unrealized appreciation or depreciation of investments for 1994 excludes a $220.5 million increase in unrealized appreciation, as of January 1, 1994, resulting from the change in accounting principle.

1998		1997	1996		1995	1994	1993		1992
$(6.6)		$141.1	$54.3		$111.7	$.4	$(528.9	)(b)	$(46.3)
748.9		711.2	646.1		603.0	560.5	533.7		493.5
(57.4	)(c)	(24.1)	(24.0)		(17.5)	(8.7)	(6.2)		(4.3)
684.9		828.2	676.4		697.2	552.2	(1.4)		442.9
22.9		40.7	(209.3	)(d)	31.0	5.0	24.5		43.8

707.8		868.9	467.1		728.2	557.2	23.1		486.7
93.0		167.8	32.9		144.5	84.4	(107.0)		49.4
614.8		701.1	434.2		583.7	472.8	130.1		437.3
92.2		68.4	52.0		70.7	35.1	137.3		114.8
707.0		769.5	486.2		654.4	507.9	267.4		552.1
—		—	26.5		42.2	20.6	76.8		65.0
707.0		769.5	512.7		696.6	528.5	324.2	(e)	617.1
634.1		592.3	544.2		507.2	475.0	455.4		422.8
204.7		198.3	188.7		170.6	161.1	150.8		139.6

14.6		161.4	(107.2)		470.2	(487.9)	46.5		(82.1)

3.65	(c)	4.00	2.44	(d)	3.27	2.66	.77	(b)	2.47
4.19		4.39	2.73		3.67	2.85	1.52		3.10
—		—	.15		.23	.11	.42		.36
4.19		4.39	2.88		3.90	2.96	1.83	(e)	3.46
1.24		1.16	1.08		.98	.92	.86		.80
168.6		176.2	181.6		180.9	181.6	182.2		181.4

(a)	Underwriting income has been reduced by net costs of $635.0 million and other charges include costs of $10.0 million (in the aggregate, $420.0 million after-tax or $2.39 per share) related to the September 11 attack. Underwriting income also has been reduced by net surety bond losses of $220.0 million ($143.0 million after-tax or $0.81 per share) related to the bankruptcy of Enron Corp.

(b)	Underwriting income has been reduced by $550.0 million ($357.5 million after-tax or $1.96 per share) for the net effect of a $675.0 million increase in unpaid claims related to an agreement for the settlement of asbestos-related litigation and a $125.0 million return premium related to the commutation of a medical malpractice reinsurance agreement.

(c)	Property and casualty insurance other charges includes a restructuring charge of $40.0 million ($26.0 million after-tax or $0.15 per share).

(d)	Real estate income has been reduced by a charge of $255.0 million ($160.0 million after-tax or $0.89 per share) for the writedown of the carrying value of certain real estate assets to their estimated fair value.

(e)	Net income has been reduced by a one-time charge of $20.0 million or $0.11 per share for the cumulative effect of changes in accounting principles resulting from the Corporation’s adoption of Statements of Financial Accounting Standards No. 106, Employers’ Accounting for Postretirement Benefits Other Than Pensions, and No. 109, Accounting for Income Taxes. Income before the cumulative effect of changes in accounting principles was $344.2 million or $1.94 per share.

TEN YEAR FINANCIAL SUMMARY
(in millions except for per share amounts)

FOR THE YEAR	2001	2000	1999

Revenues

Property and Casualty Insurance

Premiums Earned	$6,656.4	$6,145.9	$5,652.0

Investment Income	914.7	890.8	832.6

Corporate Investment Income	68.1	66.4	60.8

Real Estate and Other	114.0	96.9	96.8

Realized Investment Gains	.8	51.5	87.4

Total Revenues	7,754.0	7,251.5	6,729.6

AT YEAR END

Total Assets	29,449.0	25,026.7	23,537.0

Invested Assets

Property and Casualty Insurance	16,853.3	15,804.5	14,869.9

Corporate	930.6	1,196.1	1,149.5

Unpaid Claims and Claim Expenses	15,514.9	11,904.6	11,434.7

Long Term Debt	1,351.0	753.8	759.2

Total Shareholders’ Equity	6,525.3	6,981.7	6,271.8

Per Common Share	38.37	39.91	35.74

Per Common Share, with Available-for-Sale Fixed Maturities at Amortized Cost	36.60	38.60	36.58

Actual Common Shares Outstanding	170.1	174.9	175.5

Amounts prior to 1994 do not reflect the accounting changes prescribed by Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities, as restatement of prior year amounts was not permitted.

1998	1997	1996	1995	1994	1993		1992

$5,303.8	$5,157.4	$4,569.3	$4,147.2	$3,776.3	$3,504.8	(a)	$3,163.3
760.0	721.4	656.2	613.3	570.5	541.7		501.1
61.9	63.9	55.4	54.4	49.4	52.7		57.2
82.2	616.1	319.8	287.8	204.9	160.6		150.0
141.9	105.2	79.8	108.8	54.1	210.6		174.1
6,349.8	6,664.0	5,680.5	5,211.5	4,655.2	4,470.4		4,045.7

20,746.0	19,615.6	19,938.9	19,636.3	17,761.0	16,729.5		15,197.6
13,715.0	12,777.3	11,190.7	10,013.6	8,938.8	8,403.1		7,767.5
1,040.3	1,272.3	890.4	906.6	879.5	965.7		955.8
10,356.5	9,772.5	9,523.7	9,588.2	8,913.2	8,235.4		7,220.9
607.5	398.6	1,070.5	1,150.8	1,279.6	1,267.2		1,065.6
5,644.1	5,657.1	5,462.9	5,262.7	4,247.0	4,196.1		3,954.4
34.78	33.53	31.24	30.14	24.46	23.92		22.59

32.59	31.69	30.27	28.51	25.30	23.92		22.59
162.3	168.7	174.9	174.6	173.6	175.4		175.0

(a)	Premiums earned have been increased by a $125.0 million return premium to the Corporation’s property and casualty insurance subsidiaries related to the commutation of a medical malpractice reinsurance agreement.

THE CHUBB CORPORATION
Consolidated Statements of Income

	In Millions
	Years Ended December 31
	2001	2000	1999
Revenues

Premiums Earned	$6,656.4	$6,145.9	$5,652.0

Investment Income	982.8	957.2	893.4

Real Estate and Other Revenues	114.0	96.9	96.8

Realized Investment Gains	.8	51.5	87.4

TOTAL REVENUES	7,754.0	7,251.5	6,729.6

Claims and Expenses

Insurance Claims and Claim Expenses	5,357.4	4,127.7	3,942.0

Amortization of Deferred Policy Acquisition Costs	1,771.4	1,645.4	1,529.7

Other Insurance Operating Costs and Expenses	483.4	448.6	375.1

Real Estate and Other Expenses	110.1	87.9	100.3

Investment Expenses	14.1	13.7	13.7

Corporate Expenses	83.6	77.2	58.7

TOTAL CLAIMS AND EXPENSES	7,820.0	6,400.5	6,019.5

INCOME (LOSS) BEFORE FEDERAL AND FOREIGN INCOME TAX	(66.0)	851.0	710.1

Federal and Foreign Income Tax (Credit)	(177.5)	136.4	89.0

NET INCOME	$111.5	$714.6	$621.1

Net Income Per Share

Basic	$.65	$4.10	$3.70

Diluted	.63	4.01	3.66

See accompanying notes.

THE CHUBB CORPORATION
Consolidated Balance Sheets

	In Millions
	December 31
	2001	2000
Assets
Invested Assets

Short Term Investments	$956.8	$605.6
Fixed Maturities

Held-to-Maturity — Tax Exempt (market $1,282.5 and $1,564.7)	1,218.5	1,496.1
Available-for-Sale

Tax Exempt (cost $8,053.8 and $8,053.8)	8,372.9	8,380.5

Taxable (cost $6,408.2 and $5,666.6)	6,525.3	5,687.8

Equity Securities (cost $757.9 and $839.8)	710.4	830.6

TOTAL INVESTED ASSETS	17,783.9	17,000.6

Cash	25.8	22.4

Securities Lending Collateral	417.5	451.1

Accrued Investment Income	247.7	246.8

Premiums Receivable	1,692.8	1,409.8

Reinsurance Recoverable on Unpaid Claims and Claim Expenses	4,505.2	1,853.3

Prepaid Reinsurance Premiums	340.8	246.0

Deferred Policy Acquisition Costs	928.8	842.0

Real Estate Assets	646.6	677.1

Investments in Partially Owned Companies	386.2	122.9

Deferred Income Tax	674.8	501.0

Goodwill	467.4	487.3

Other Assets	1,331.5	1,166.4

TOTAL ASSETS	$29,449.0	$25,026.7

Liabilities

Unpaid Claims and Claim Expenses	$15,514.9	$11,904.6

Unearned Premiums	3,916.2	3,516.3

Securities Lending Payable	417.5	451.1

Short Term Debt	199.0	—

Long Term Debt	1,351.0	753.8

Dividend Payable to Shareholders	57.8	57.8

Accrued Expenses and Other Liabilities	1,467.3	1,361.4

TOTAL LIABILITIES	22,923.7	18,045.0

Commitments and Contingent Liabilities (Notes 9, 15 and 16)

Shareholders’ Equity

Preferred Stock — Authorized 4,000,000 Shares; $1 Par Value; Issued — None	—	—

Common Stock — Authorized 600,000,000 Shares; $1 Par Value; Issued 180,131,238 and 178,833,278 Shares	180.1	178.8

Paid-In Surplus	527.0	466.0

Retained Earnings	6,369.3	6,492.6
Accumulated Other Comprehensive Income

Unrealized Appreciation of Investments, Net of Tax	252.6	220.1

Foreign Currency Translation Losses, Net of Tax	(73.0)	(68.5)

Receivable from Employee Stock Ownership Plan	(48.9)	(62.5)

Treasury Stock, at Cost — 10,059,857 and 3,914,105 Shares	(681.8)	(244.8)

TOTAL SHAREHOLDERS’ EQUITY	6,525.3	6,981.7

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$29,449.0	$25,026.7

See accompanying notes.

THE CHUBB CORPORATION
Consolidated Statements of Shareholders’ Equity

	In Millions
	Years Ended December 31
	2001	2000	1999

Preferred Stock

Balance, Beginning and End of Year	$—	$—	$—

Common Stock

Balance, Beginning of Year	178.8	177.3	176.0

Share Activity Related to Acquisition of Executive Risk	—	—	.6

Share Activity under Option and Incentive Plans	1.3	1.5	.7

Balance, End of Year	180.1	178.8	177.3

Paid-In Surplus

Balance, Beginning of Year	466.0	418.4	546.7

Share Activity Related to Acquisition of Executive Risk	—	—	(126.3)

Share Activity under Option and Incentive Plans	61.0	47.6	(2.0)

Balance, End of Year	527.0	466.0	418.4

Retained Earnings

Balance, Beginning of Year	6,492.6	6,008.6	5,604.0

Net Income	111.5	714.6	621.1

Dividends Declared (per share $1.36, $1.32 and $1.28)	(234.8)	(230.6)	(216.5)

Balance, End of Year	6,369.3	6,492.6	6,008.6

Unrealized Appreciation (Depreciation) of Investments

Balance, Beginning of Year	220.1	(112.6)	414.7

Change During Year, Net of Tax	32.5	332.7	(527.3)

Balance, End of Year	252.6	220.1	(112.6)

Foreign Currency Translation Losses

Balance, Beginning of Year	(68.5)	(44.8)	(36.0)

Change During Year, Net of Tax	(4.5)	(23.7)	(8.8)

Balance, End of Year	(73.0)	(68.5)	(44.8)

Receivable from Employee Stock Ownership Plan

Balance, Beginning of Year	(62.5)	(74.9)	(86.3)

Principal Repayments	13.6	12.4	11.4

Balance, End of Year	(48.9)	(62.5)	(74.9)

Treasury Stock, at Cost

Balance, Beginning of Year	(244.8)	(100.2)	(975.0)

Repurchase of Shares	(555.6)	(242.3)	(145.0)

Share Activity Related to Acquisition of Executive Risk	—	—	957.2

Share Activity under Option and Incentive Plans	118.6	97.7	62.6

Balance, End of Year	(681.8)	(244.8)	(100.2)

TOTAL SHAREHOLDERS’ EQUITY	$6,525.3	$6,981.7	$6,271.8

See accompanying notes.

THE CHUBB CORPORATION
Consolidated Statements of Cash Flows

	In Millions
	Years Ended December 31
	2001	2000	1999

Cash Flows from Operating Activities

Net Income	$111.5	$714.6	$621.1
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities

Increase in Unpaid Claims and Claim Expenses, Net	958.4	302.5	93.1

Increase in Unearned Premiums, Net	305.1	187.3	49.1

Decrease (Increase) in Premiums Receivable	(283.0)	(175.1)	14.9

Decrease in Funds Held for Asbestos-Related Settlement	—	—	607.4

Decrease (Increase) in Deferred Policy Acquisition Costs	(86.8)	(62.3)	4.2

Deferred Income Tax (Credit)	(189.9)	(25.3)	5.3

Depreciation	95.1	84.4	68.4

Realized Investment Gains	(.8)	(51.5)	(87.4)

Other, Net	101.1	(10.3)	(37.2)

NET CASH PROVIDED BY OPERATING ACTIVITIES	1,010.7	964.3	1,338.9

Cash Flows from Investing Activities

Proceeds from Sales of Fixed Maturities — Available-for-Sale	4,581.5	2,180.8	1,427.5

Proceeds from Maturities of Fixed Maturities	1,246.2	741.6	860.3

Proceeds from Sales of Equity Securities	458.1	453.5	1,030.6

Proceeds from Sale of Interest in Associated Aviation Underwriters, Inc.	—	55.0	—

Purchases of Fixed Maturities	(6,307.2)	(3,463.3)	(3,252.2)

Purchases of Equity Securities	(374.6)	(579.4)	(590.7)

Purchase of Investments in Partially Owned Companies	(276.5)	—	(145.3)

Decrease (Increase) in Short Term Investments, Net	(351.2)	125.5	(190.9)

Purchases of Property and Equipment, Net	(185.2)	(138.7)	(98.4)

Other, Net	44.0	1.5	1.6

NET CASH USED IN INVESTING ACTIVITIES	(1,164.9)	(623.5)	(957.5)

Cash Flows from Financing Activities

Increase in Short Term Debt, Net	199.0	—	—

Proceeds from Issuance of Long Term Debt	600.0	—	—

Repayment of Long Term Debt	(2.8)	(5.4)	(48.3)

Proceeds from Issuance of Common Stock Under Incentive and Purchase Plans	146.8	119.3	22.7

Repurchase of Shares	(555.6)	(242.3)	(145.0)

Dividends Paid to Shareholders	(234.8)	(229.0)	(210.6)

Other, Net	5.0	16.3	14.2

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	157.6	(341.1)	(367.0)

Net Increase (Decrease) in Cash	3.4	(.3)	14.4

Cash at Beginning of Year	22.4	22.7	8.3

CASH AT END OF YEAR	$25.8	$22.4	$22.7

Consolidated Statements of Comprehensive Income

Net Income	$111.5	$714.6	$621.1

Other Comprehensive Income (Loss)
Change in Unrealized Appreciation or Depreciation of

Investments, Net of Tax	32.5	332.7	(527.3)

Foreign Currency Translation Losses, Net of Tax	(4.5)	(23.7)	(8.8)

	28.0	309.0	(536.1)

COMPREHENSIVE INCOME	$139.5	$1,023.6	$85.0

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

   The Corporation is a holding company with subsidiaries principally engaged in the property and casualty insurance business. The property and casualty insurance subsidiaries underwrite most lines of property and casualty insurance in the United States, Canada, Europe, Australia and parts of Latin America and the Far East. The geographic distribution of property and casualty business in the United States is broad with a particularly strong market presence in the Northeast. Chubb Financial Solutions (CFSI) was organized by the Corporation in 2000 to engage in developing and providing risk-financing services through the capital and insurance markets. Since its inception, CFSI’s non-insurance operations have been primarily in the credit derivatives business, principally as a counterparty to credit default swaps. Insurance and reinsurance solutions developed by CFSI are written by the Corporation’s property and casualty insurance subsidiaries.

   Certain amounts in the consolidated financial statements for prior years have been reclassified to conform with the 2001 presentation.

(b) Invested Assets

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

   Equity securities include common stocks, non-redeemable preferred stocks and alternative investments, primarily investment partnerships. Common and non-redeemable preferred stocks are carried at market value as of the balance sheet date. Investment partnerships are carried at the equity in the estimated market value of the investments held by the partnerships.

   Unrealized appreciation or depreciation of investments carried at market value is excluded from net income and credited or charged, net of applicable deferred income tax, directly to a separate component of comprehensive income.

   Realized gains and losses on the sale of investments are determined on the basis of the cost of the specific investments sold and are credited or charged to net income. When the market value of any investment is lower than its cost and such decline is determined to be other than temporary, the cost of the investment is written down to market value and the amount of the writedown is charged to net income as a realized investment loss.

   The Corporation engages in securities lending whereby certain securities from its portfolio are loaned to other institutions for short periods of time. Cash collateral from the borrower, equal to the market value of the loaned securities plus accrued interest, is deposited with a lending agent and retained and invested by the lending agent in accordance with the Corporation’s guidelines to generate additional income for the Corporation. The Corporation maintains full ownership rights to the securities loaned and, accordingly, such securities are included in invested assets. The securities lending collateral is recognized as an asset with a corresponding liability for the obligation to return the collateral.

(c) Investments in Partially Owned Companies

   Investments in partially owned companies include the Corporation’s minority ownership interest in entities where its ownership interest is greater than 20% but less than 50% and in corporate joint ventures. At December 31, 2001, investments in partially owned companies included the Corporation’s 28% interest in Hiscox plc and 19% interest in Allied World Assurance Holdings, Ltd. The equity method of accounting is used for investments in partially owned companies.

(d) Premium Revenues and Related Expenses

   Premiums are earned on a monthly pro rata basis over the terms of the policies and include estimates of audit premiums and premiums on retrospectively rated policies. Unearned premiums represent the portion of premiums written applicable to the unexpired terms of policies in force.

   Ceded premiums are charged to income over the terms of the reinsurance contracts. Prepaid reinsurance premiums represent the portion of insurance premiums ceded to reinsurers applicable to the unexpired terms of the reinsurance contracts in force.

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

(e) Unpaid Claims and Claim Expenses

   Liabilities for unpaid claims and claim expenses include the accumulation of individual case estimates for claims reported as well as estimates of incurred but not reported claims and estimates of claim settlement expenses, less estimates of anticipated salvage and subrogation recoveries.

   Reinsurance recoverable on unpaid claims and claim expenses represent estimates of the portion of such liabilities that will be recovered from reinsurers. Amounts recoverable from reinsurers are recognized as assets at the same time and in a manner consistent with the unpaid claims liabilities associated with the reinsured policies.

   Estimates are based upon past claim experience modified for current trends as well as prevailing economic, legal and social conditions. Such estimates are continually reviewed and updated. Any changes in estimates are reflected in operating results in the period in which the estimates are changed.

(f) Credit Derivatives

   Credit derivatives, principally credit default swaps, are carried at estimated fair value as of the balance sheet date. Changes in fair value are credited or charged to net income.

(g) Real Estate

   Real estate properties are carried at cost, net of writedowns for impairment. Real estate taxes, interest and other carrying costs incurred prior to completion of the assets for their intended use are capitalized. Also, costs incurred during the initial leasing of income producing properties are capitalized until the project is substantially complete, subject to a maximum time period subsequent to completion of major construction activity.

   Real estate properties are reviewed for impairment whenever events or circumstances indicate that the carrying value of such properties may not be recoverable. In performing the review for recoverability of carrying value, estimates are made of the future undiscounted cash flows from each of the properties during the period the property will be held and upon its eventual disposition. If the expected future undiscounted cash flows are less than the carrying value of any property, an impairment loss is recognized, resulting in a writedown of the carrying value of the property. Measurement of such impairment is based on the fair value of the property.

   Real estate mortgages and notes receivable are carried at unpaid principal balances less an allowance for uncollectible amounts. A loan is considered impaired when it is probable that all principal and interest amounts will not be collected according to the contractual terms of the loan agreement. An allowance for uncollectible amounts is established to recognize any such impairment. Measurement of impairment is based on the discounted expected future cash flows of the loan, subject to the estimated fair value of the underlying collateral. These cash flows are discounted at the loan’s effective interest rate.

   Rental revenues are recognized on a straight-line basis over the term of the lease. Profits on land, townhome unit and commercial building sales are recognized at closing, subject to compliance with applicable accounting guidelines.

(h) Goodwill

   Goodwill, which represents the excess of the purchase price over the fair value of net assets of subsidiaries acquired, is being amortized using the straight-line method over 26 years. The carrying value of goodwill is periodically reviewed for impairment. If it became probable that projected future undiscounted cash flows were not sufficient to recover the carrying value of the goodwill, an impairment loss would be recognized, resulting in a writedown of the carrying value of the goodwill. Effective January 1, 2002, the accounting for goodwill will change (see Note (1)(n)).

(i) Property and Equipment

   Property and equipment used in operations, including certain costs incurred to develop or obtain computer software for internal use, are capitalized and carried at cost less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets.

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

   In 1999, the Corporation acquired all of the outstanding common shares of Executive Risk Inc. in exchange for common stock of the Corporation (see Note (3)(a)). The details of the acquisition were as follows: fair value of assets acquired, including goodwill, $2,459 million; fair value of liabilities assumed, $1,627 million; and fair value of common stock issued and options assumed, $832 million. This noncash transaction has been excluded from the consolidated statements of cash flows.

(n) Accounting Pronouncements Not Yet Adopted

   In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Other Intangible Assets. The Statement addresses how intangible assets should be accounted for upon their acquisition and how goodwill and other intangible assets should be accounted for after they have been initially recognized in the financial statements. Under SFAS No. 142, goodwill will no longer be amortized but rather will be tested at least annually for impairment. The provisions of SFAS No. 142 are effective for the Corporation for the year beginning January 1, 2002. The Statement shall be applied to goodwill recognized in the Corporation’s financial statements at that date. SFAS No. 142 may not be applied retroactively to financial statements of prior periods. The elimination of goodwill amortization is expected to result in an increase in net income in 2002 of approximately $20 million. The Corporation is in the process of assessing the effect, if any, that the implementation of the other provisions of SFAS No. 142 will have on its financial position or results of operations.

(2) Adoption of New Accounting Pronouncements

   Effective January 1, 2001, the Corporation adopted SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, and SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities. SFAS No. 133 establishes accounting and reporting standards for derivative instruments and hedging activities and SFAS No. 138 provides additional guidance related to accounting and reporting for certain derivative instruments and hedging activities. SFAS No. 133 requires that all derivatives be recognized in the balance sheet as assets or liabilities and be measured at fair value. Changes in the fair value of a derivative are reported in net income or other comprehensive income, depending on the intended use of the derivative and whether it qualifies for hedge accounting. The Statements may not be applied retroactively to financial statements of prior periods. The Corporation’s use of derivatives has not been significant. Thus, the adoption of SFAS No. 133 and SFAS No. 138 did not have a significant effect on the Corporation’s financial position or results of operations.

   Effective April 1, 2001, the Corporation adopted the Emerging Issues Task Force (EITF) consensus on Issue No. 99-20, Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets. EITF Issue No. 99-20 requires that investors in certain asset-backed securities recognize changes in a security’s estimated yield prospectively. EITF Issue No. 99-20 also requires that if the carrying value of any such asset-backed security exceeds its current fair value, a determination should be made as to whether the excess represents an other than temporary decline in value and any such decline should be recognized as a loss in the income statement. The adoption of EITF Issue No. 99-20 did not have a significant effect on the Corporation’s financial position or results of operations.

(3) Acquisitions and Dispositions

   (a) In July 1999, the Corporation completed its acquisition of Executive Risk Inc., a specialty insurance company offering directors and officers, errors and omissions and professional liability coverages.

   Executive Risk shareholders received 1.235 shares of the Corporation’s common stock for each outstanding common share of Executive Risk. In addition, outstanding Executive Risk stock options were assumed and adjusted as options to purchase common stock of the Corporation. Approximately 14.3 million shares of common stock of the Corporation were issued to Executive Risk shareholders and an additional 1.8 million shares of common stock of the Corporation were reserved for issuance upon exercise of the assumed Executive Risk stock options.

   The acquisition has been accounted for using the purchase method of accounting. Therefore, the results of operations of Executive Risk are included in the Corporation’s consolidated results of operations from the date of acquisition. The assets and liabilities of Executive Risk were recorded at their estimated fair values at the date of acquisition. The value of the stock options assumed by the Corporation was included in the purchase price. The total purchase price was approximately $832 million. The excess of the purchase price over the estimated fair value of the net assets acquired, amounting to approximately $517 million, has been recorded as goodwill and is being amortized using an expected useful life of 26 years. Beginning in 2002, the remaining goodwill will no longer be amortized (see Note (1)(n)).

   Pro forma results of operations showing the effects on the Corporation’s operations prior to the date of acquisition have not been presented due to immateriality.

   (b) In March 1999, the Corporation purchased a 28% interest in Hiscox plc, a U.K. personal and commercial specialty insurer, for approximately $145 million.

   (c) In November 2001, the Corporation acquired a 19% interest in Allied World Assurance Holdings, Ltd, a newly formed Bermuda-based company, for approximately $250 million. Allied World Assurance was established to underwrite insurance and reinsurance business worldwide.

   (d) In September 2000, the Corporation sold its 50% interest in Associated Aviation Underwriters, Inc. (AAU). The consideration from the sale was $65 million, consisting of a base purchase price of $55 million and a non-compete payment of $10 million.

(4)	Significant Losses

   (a) In the third quarter of 2001, net costs of $645 million were incurred related to the September 11 attack in the United States. The net costs consisted of estimated net claims and claim expenses of $665 million less net reinsurance reinstatement premium revenue of $30 million plus a $10 million charge for the Corporation’s share of the losses publicly estimated by Hiscox.

   Gross claims and claim expenses of the property and casualty insurance subsidiaries from the September 11 attack are estimated at about $3 billion. Most of the claims were from property exposure and business interruption losses. There were also significant workers’ compensation losses. The net claims and claim expenses of $665 million were significantly lower than the gross amount due to various reinsurance agreements. The property exposures were protected by facultative reinsurance, a property per risk treaty that limited the net loss per risk, and a property catastrophe treaty. Workers’ compensation losses were protected by a casualty catastrophe treaty and a casualty clash treaty.

   While it is possible that the estimated ultimate net losses related to the September 11 attack may change in the future, management does not expect that any such change would have a material effect on the Corporation’s financial condition.

   (b) In the fourth quarter of 2001, surety bond losses of $220 million, net of reinsurance, were recognized related to the bankruptcy of Enron Corp. The surety losses represent the maximum exposure of the property and casualty insurance subsidiaries relating to bonds issued to various obligees in connection with Enron commitments. However, certain of these bonds are the subject of litigation. Management believes there are reasonable grounds for challenging the validity of the obligations under the bonds that are the subject of the litigation and intends to pursue the litigation vigorously. If the Corporation is successful in the litigation, any favorable development would be reflected in future operating results.

(5) Invested Assets and Related Income

   (a) The amortized cost and estimated market value of fixed maturities were as follows:

	December 31

	2001				2000

		Gross	Gross	Estimated		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Market	Amortized	Unrealized	Unrealized	Market
	Cost	Appreciation	Depreciation	Value	Cost	Appreciation	Depreciation	Value

	(in millions)

Held-to-maturity — Tax exempt	$1,218.5	$64.0	$—	$1,282.5	$1,496.1	$68.6	$—	$1,564.7

Available-for-sale

Tax exempt	8,053.8	334.0	14.9	8,372.9	8,053.8	337.5	10.8	8,380.5

Taxable

U.S. Government and government agency and authority obligations	660.0	24.9	—	684.9	613.3	14.9	.3	627.9

Corporate bonds	2,009.4	57.5	28.7	2,038.2	1,564.7	14.3	23.9	1,555.1

Foreign bonds	1,581.9	44.3	.6	1,625.6	1,267.1	32.3	5.1	1,294.3

Mortgage-backed securities	2,111.8	35.6	17.0	2,130.4	2,113.6	19.2	29.3	2,103.5

Redeemable preferred stocks	45.1	1.1	—	46.2	107.9	—	.9	107.0

	6,408.2	163.4	46.3	6,525.3	5,666.6	80.7	59.5	5,687.8

Total available-for-sale	14,462.0	497.4	61.2	14,898.2	13,720.4	418.2	70.3	14,068.3

Total fixed maturities	$15,680.5	$561.4	$61.2	$16,180.7	$15,216.5	$486.8	$70.3	$15,633.0

   The amortized cost and estimated market value of fixed maturities at December 31, 2001 by contractual maturity were as follows:

		Estimated
	Amortized	Market
	Cost	Value

	(in millions)
Held-to-maturity

Due in one year or less	$65.0	$66.3

Due after one year through five years	600.9	629.3

Due after five years through ten years	364.4	384.6

Due after ten years	188.2	202.3

	$1,218.5	$1,282.5

Available-for-sale

Due in one year or less	$320.0	$326.9

Due after one year through five years	2,772.5	2,892.1

Due after five years through ten years	5,056.2	5,245.5

Due after ten years	4,201.5	4,303.3

	12,350.2	12,767.8

Mortgage-backed securities	2,111.8	2,130.4

	$14,462.0	$14,898.2

Actual maturities could differ from contractual maturities because borrowers may have the right to call or prepay obligations.

   (b) The components of unrealized appreciation or depreciation of investments carried at market value were as follows:

	December 31

	2001	2000

	(in millions)
Equity securities

Gross unrealized appreciation	$20.7	$51.9

Gross unrealized depreciation	68.2	61.1

	(47.5)	(9.2)

Fixed maturities

Gross unrealized appreciation	497.4	418.2

Gross unrealized depreciation	61.2	70.3

	436.2	347.9

	388.7	338.7

Deferred income tax liability	136.1	118.6

	$252.6	$220.1

   The change in unrealized appreciation or depreciation of investments carried at market value was as follows:

	Years Ended December 31

	2001	2000	1999

	(in millions)

Change in unrealized appreciation or depreciation of equity securities	$(38.3)	$(63.4)	$(35.4)

Change in unrealized appreciation or depreciation of fixed maturities	88.3	514.7	(715.2)

	50.0	451.3	(750.6)

Deferred income tax (credit)	17.5	158.0	(262.7)

Increase (decrease) in valuation allowance	—	(39.4)	39.4

	$32.5	$332.7	$(527.3)

   The unrealized appreciation of fixed maturities carried at amortized cost is not reflected in the financial statements. The change in unrealized appreciation of fixed maturities carried at amortized cost was a decrease of $4.6 million, an increase of $9.5 million and a decrease of $78.9 million for the years ended December 31, 2001, 2000 and 1999, respectively.

   (c) The sources of net investment income were as follows:

	Years Ended December 31

	2001	2000	1999

	(in millions)

Fixed maturities	$921.8	$895.4	$816.9

Equity securities	25.6	23.5	31.2

Short term investments	34.8	38.5	43.8

Other	.6	(.2)	1.5

Gross investment income	982.8	957.2	893.4

Investment expenses	14.1	13.7	13.7

	$968.7	$943.5	$879.7

   (d) Realized investment gains and losses were as follows:

	Years Ended December 31

	2001	2000	1999

	(in millions)
Gross realized investment gains

Fixed maturities	$56.9	$48.2	$38.2

Equity securities	81.6	94.0	172.9

Sale of AAU	—	44.9	—

	138.5	187.1	211.1

Gross realized investment losses

Fixed maturities	57.7	40.5	14.3

Equity securities	80.0	95.1	109.4

	137.7	135.6	123.7

Realized investment gains	.8	51.5	87.4

Income tax	.3	18.0	31.6

	$.5	$33.5	$55.8

(6) Deferred Policy Acquisition Costs

   Policy acquisition costs deferred and the related amortization charged against income were as follows:

	Years Ended December 31

	2001	2000	1999

	(in millions)

Balance, beginning of year	$842.0	$779.7	$728.7

Increase related to acquisition of Executive Risk	—	—	55.2

Costs deferred during year

Commissions and brokerage	950.9	869.0	784.4

Premium taxes and assessments	163.8	138.3	132.8

Salaries and operating costs	743.5	700.4	608.3

	1,858.2	1,707.7	1,525.5

Amortization during year	(1,771.4)	(1,645.4)	(1,529.7)

Balance, end of year	$928.8	$842.0	$779.7

(7)	Real Estate

   The components of real estate assets were as follows:

	December 31

	2001	2000

	(in millions)

Mortgages and notes receivable (net of allowance for uncollectible amounts of $.7 and $2.1)	$97.7	$89.7

Income producing properties	186.9	192.8

Construction in progress	51.8	69.0

Land under development and unimproved land	310.2	325.6

	$646.6	$677.1

   Substantially all mortgages and notes receivable are secured by buildings and land. Mortgages and notes receivable had an estimated aggregate fair value of $89.0 million and $81.9 million at December 31, 2001 and 2000, respectively. The fair value amounts represent point-in-time estimates that are not relevant in predicting future earnings or cash flows related to such receivables.

   Depreciation expense related to income producing properties was $4.2 million, $4.0 million and $3.5 million for 2001, 2000 and 1999, respectively.

(8) Property and Equipment

   Property and equipment included in other assets were as follows:

	December 31

	2001	2000

	(in millions)

Cost	$727.0	$599.8

Accumulated depreciation	279.8	235.9

	$447.2	$363.9

   Depreciation expense related to property and equipment was $90.9 million, $80.4 million and $64.9 million for 2001, 2000 and 1999, respectively.

(9) Unpaid Claims and Claim Expenses

   The process of establishing loss reserves is complex and imprecise as it reflects significant judgmental factors. This is true because claim settlements to be made in the future will be impacted by changing rates of inflation and other economic conditions, changing legislative, judicial and social environments and changes in the property and casualty insurance subsidiaries’ claim handling procedures.

   Most of the property and casualty insurance subsidiaries’ loss reserves relate to long tail liability classes of business. For many liability claims significant periods of time, ranging up to several years or more, may elapse between the occurrence of the loss, the reporting of the loss and the settlement of the claim. The longer the time span between the incidence of a loss and the settlement of the claim, the more the ultimate settlement amount can vary.

   Judicial decisions and legislative actions continue to broaden liability and policy definitions and to increase the severity of claim payments. As a result of this and other societal and economic developments, the uncertainties inherent in estimating ultimate claim costs on the basis of past experience have been exacerbated, further complicating the already complex loss reserving process.

   The uncertainties relating to asbestos and toxic waste claims on insurance policies written many years ago are exacerbated by inconsistent court decisions and judicial and legislative interpretations of coverage that in some cases have tended to erode the clear and express intent of such policies and in others have expanded theories of liability. The industry as a whole is engaged in extensive litigation over these coverage and liability issues and is thus confronted with a continuing uncertainty in its efforts to quantify these exposures.

   Asbestos remains the most significant and difficult mass tort for the insurance industry in terms of claims volume and dollar exposure.

   The property and casualty insurance subsidiaries’ most significant individual asbestos exposures involve traditional defendants who manufactured, distributed or installed asbestos products for whom excess liability coverages were written. While these insureds are relatively few in number, such exposure has increased in recent years due to the increased volume of claims, the erosion of much of the underlying limits and the bankruptcies of target defendants.

   Other asbestos exposures are mostly peripheral defendants, including a mix of manufacturers, distributors and installers of certain products that contain asbestos as well as premises owners. Generally, these insureds are named defendants on a regional rather than a nationwide basis. As the financial resources of traditional asbestos defendants have been depleted, plaintiffs are targeting these peripheral parties with greater frequency and, in many cases, for larger awards. In addition, the plaintiffs’ bar continues to solicit new claimants through extensive advertising and through asbestos medical screenings. Litigation is then initiated even though many of the claimants do not show any signs of asbestos-related illness. Thus, new asbestos claims and new exposures on existing claims have continued unabated despite the fact that usage of asbestos has declined since the mid-1970’s. Based on published projections, it is expected that the property and casualty insurance subsidiaries will continue receiving asbestos claims at the current rate for at least the next several years.

   Early asbestos claims focused on the major manufacturers, distributors or installers of asbestos products under the products liability section of primary general liability policies, which typically had aggregate limits that capped an insurer’s liability. A growing number of asbestos claims by insureds are being presented as “non-products” claims, such as those by installers of asbestos products and by property owners who allegedly had asbestos on their property, under the premises or operations section of primary general liability policies. Unlike products exposures, these non-products exposures typically had no aggregate limits, creating potentially greater exposure. Further, in an effort to seek additional insurance coverage, some insureds that have substantially eroded their products coverage are presenting new asbestos claims as non-products premises or operations claims or attempting to reclassify old products claims. The extent to which insureds will be successful in obtaining coverage on this basis is uncertain.

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

   Significant uncertainty remains as to the ultimate liability of the property and casualty insurance subsidiaries related to asbestos related claims due to such factors as the long latency period between asbestos exposure and disease manifestation and the resulting potential for involvement of multiple policy periods for individual claims as well as the increase in the volume of claims by plaintiffs who claim exposure but who have no symptoms of asbestos-related disease and an increase in claims filed under the non-aggregate premises or operations section of general liability policies.

   Hazardous waste sites are another significant potential exposure. Under the federal “Superfund” law and similar state statutes, when potentially responsible parties (PRPs) fail to handle the clean-up at a site, regulators have the work done and then attempt to establish legal liability against the PRPs. Most PRPs named to date are parties who have been generators, transporters, past or present land owners or past or present site operators. The PRPs disposed of toxic materials at a waste dump site or transported the materials to the site. Insurance policies issued to PRPs were not intended to cover the clean-up costs of pollution and, in many cases, did not intend to cover the pollution itself.

   As the costs of environmental clean-up became substantial, PRPs and others increasingly filed claims with their insurance carriers. Litigation against insurers extends to issues of liability, coverage and other policy provisions.

   There is great uncertainty involved in estimating the property and casualty insurance subsidiaries’ liabilities related to these claims. First, the liabilities of the claimants are extremely difficult to estimate. At any given site, the allocation of remediation costs among governmental authorities and the PRPs varies greatly depending on a variety of factors. Second, different courts have addressed liability and coverage issues regarding pollution claims and have reached inconsistent conclusions in their interpretation of several issues. These significant uncertainties are not likely to be resolved definitively in the near future.

   Uncertainties also remain as to the Superfund law itself. Superfund’s taxing authority expired on December 31, 1995 and has not been re-enacted. At this time, it is not possible to predict the direction that any reforms may take, when they may occur or the effect that any changes may have on the insurance industry.

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

   Reserves for asbestos and toxic waste claims cannot be estimated with traditional loss reserving techniques that rely on historical accident year loss development factors. Case reserves and expense reserves for costs of related litigation have been established where sufficient information has been developed to indicate the involvement of a specific insurance policy. In addition, incurred but not reported reserves have been established to cover additional exposures on both known and unasserted claims. Reserves for asbestos and toxic waste claims are continually reviewed and updated. Further increases in such loss reserves in future years are possible as legal and factual issues concerning these claims continue to be clarified. The amount cannot be reasonably estimated at the present time.

   A reconciliation of the beginning and ending liability for unpaid claims and claim expenses, net of reinsurance recoverable, and a reconciliation of the net liability to the corresponding liability on a gross basis is as follows:

	2001	2000	1999

	(in millions)

Gross liability, beginning of year	$11,904.6	$11,434.7	$10,356.5

Reinsurance recoverable, beginning of year	1,853.3	1,685.9	1,306.6

Net liability, beginning of year	10,051.3	9,748.8	9,049.9

Increase related to acquisition of Executive Risk (net of reinsurance recoverable of $339.5)	—	—	605.8

Net incurred claims and claim expenses related to

Current year	5,552.9	4,357.7	4,147.6

Prior years	(195.5)	(230.0)	(205.6)

	5,357.4	4,127.7	3,942.0

Net payments for claims and claim expenses related to

Current year	1,605.3	1,342.5	1,278.9

Prior years	2,793.7	2,482.7	2,570.0

	4,399.0	3,825.2	3,848.9

Net liability, end of year	11,009.7	10,051.3	9,748.8

Reinsurance recoverable, end of year	4,505.2	1,853.3	1,685.9

Gross liability, end of year	$15,514.9	$11,904.6	$11,434.7

   At December 31, 2001, the gross liability for unpaid claims and claim expenses and reinsurance recoverable included $2,775.2 million and $2,238.8 million, respectively, related to the September 11 attack.

   During 2001, the property and casualty insurance subsidiaries experienced overall favorable development of $195.5 million on net unpaid claims and claim expenses established as of the previous year-end. This compares with favorable development of $230.0 million and $205.6 million in 2000 and 1999, respectively. Such redundancies were reflected in operating results in these respective years. Each of the past three years benefited from favorable claim experience for certain liability classes, offset in part by losses related to asbestos and toxic waste claims.

   Management believes that the aggregate loss reserves of the property and casualty insurance subsidiaries at December 31, 2001 were adequate to cover claims for losses that had occurred, including both those known and those yet to be reported. In establishing such reserves, management considers facts currently known and the present state of the law and coverage litigation. However, given the expansion of coverage and liability by the courts and the legislatures in the past and the possibilities of similar interpretations in the future, particularly as they relate to asbestos and toxic waste claims, additional increases in loss reserves may emerge in future periods. Any such increases would have an adverse effect on future operating results. However, management does not expect that any such increases would have a material adverse effect on the Corporation’s financial condition.

(10) Debt and Credit Arrangements

   (a) Short term debt consists of commercial paper issued by Chubb Capital Corporation (Chubb Capital), a wholly owned subsidiary of the Corporation, and is fully and unconditionally guaranteed by the Corporation. Borrowings are unsecured and are on terms and at interest rates generally extended to prime borrowers. The weighted average interest rate on short term debt approximated 1.9% at December 31, 2001.

   (b) Long term debt consisted of the following:

	December 31

	2001		2000

	Carrying	Fair	Carrying	Fair
	Value	Value	Value	Value

	(in millions)

Term loan	$7.5	$7.5	$10.0	$10.0

Mortgages	43.5	52.5	43.8	49.0

6% notes	400.0	393.5	—	—

6.15% notes	300.0	311.8	300.0	294.3

6.60% debentures	100.0	97.8	100.0	90.3

6.80% debentures	200.0	198.2	—	—

6 7/8% notes	100.0	104.4	100.0	100.8

7 1/8% notes	75.0	79.4	75.0	75.6

8.675% capital securities	125.0	142.0	125.0	125.8

	$1,351.0	$1,387.1	$753.8	$745.8

   The term loan and mortgages are obligations of the real estate subsidiaries. The term loan matures in 2002. The mortgages payable are due in varying amounts monthly through 2010. At December 31, 2001, the interest rate on the term loan was 3.6% and the interest rate for the mortgages payable approximated 8 1/2%. The term loan and mortgages payable are secured by real estate assets with a net book value of $179.4 million at December 31, 2001.

   In November 2001, the Corporation sold $400.0 million of unsecured 6% notes due November 15, 2011 and $200 million of unsecured 6.80% debentures due November 15, 2031, the aggregate net proceeds from which were $591.8 million.

   The Corporation also has outstanding $300.0 million of unsecured 6.15% notes due August 15, 2005 and $100.0 million of unsecured 6.60% debentures due August 15, 2018.

   Chubb Capital has outstanding $100.0 million of unsecured 6 7/8% notes due February 1, 2003. These notes are fully and unconditionally guaranteed by the Corporation.

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

   In August 2001, the Corporation entered into a cancelable interest rate swap agreement with a notional amount of $125 million that replaces the fixed rate of the capital securities with the 3-month LIBOR rate plus 204 basis points. The swap agreement provides only for the exchange of interest on the notional amount. The interest rate swap matures in February 2027. The fair value of the swap at December 31, 2001 was not significant.

   The Corporation filed a shelf registration statement with the Securities and Exchange Commission in December 2001. When the registration statement is declared effective, up to $1.0 billion of various types of securities may be issued by the Corporation.

   The amounts of long term debt due annually during the five years subsequent to December 31, 2001 are as follows:

Years Ending	Term Loan
December 31	and Mortgages	Notes	Total

	(in millions)

2002	$7.9	$—	$7.9

2003	.4	100.0	100.4

2004	.4	—	.4

2005	.6	300.0	300.6

2006	.6	—	.6

   (c) Interest costs of $55.0 million, $52.9 million and $48.5 million were incurred in 2001, 2000 and 1999, respectively. Interest paid was $55.5 million, $52.7 million and $48.0 million in 2001, 2000 and 1999, respectively.

   (d) The Corporation has two credit agreements with a group of banks that provide for unsecured borrowings of up to $500.0 million in the aggregate. The $200.0 million short term revolving credit facility, which was to have terminated on July 4, 2001, was extended to July 2, 2002, and may be renewed or replaced. The $300.0 million medium term revolving credit facility terminates on July 11, 2002. On the respective termination dates for these agreements, any loans then outstanding become payable. There have been no borrowings under these agreements. Various interest rate options are available to the Corporation, all of which are based on market rates. The Corporation pays a fee to have these credit facilities available. Unused credit facilities are available for general corporate purposes and to support Chubb Capital’s commercial paper borrowing arrangement.

(11) Reinsurance

   In the ordinary course of business, the Corporation’s insurance subsidiaries assume and cede reinsurance with other insurance companies and are members of various pools and associations. Reinsurance is ceded to provide greater diversification of risk and to limit the maximum net loss potential arising from large or concentrated risks. A large portion of the reinsurance is effected under contracts known as treaties and in some instances by negotiation on individual risks. Certain of these arrangements consist of excess of loss and catastrophe contracts that protect against losses over stipulated amounts arising from any one occurrence or event. Ceded reinsurance contracts do not relieve the Corporation’s insurance subsidiaries of their primary obligation to the policyholders. Thus, a credit exposure exists with respect to reinsurance ceded to the extent that any reinsurer is unable to meet the obligations assumed under the reinsurance contracts. The Corporation evaluates the financial condition of its reinsurers on an ongoing basis.

   Premiums earned and insurance claims and claim expenses are reported net of reinsurance in the consolidated statements of income.

   The effect of reinsurance on the premiums written and earned of the property and casualty insurance subsidiaries was as follows:

	Years Ended December 31

	2001	2000	1999

	(in millions)

Direct premiums written	$7,534.3	$6,741.6	$6,042.6

Reinsurance assumed	525.2	384.4	275.2

Reinsurance ceded	(1,098.0)	(792.8)	(616.7)

Net premiums written	$6,961.5	$6,333.2	$5,701.1

Direct premiums earned	$7,125.8	$6,550.2	$6,037.1

Reinsurance assumed	533.9	382.6	246.5

Reinsurance ceded	(1,003.3)	(786.9)	(631.6)

Net premiums earned	$6,656.4	$6,145.9	$5,652.0

   Assumed reinsurance premiums earned and written and ceded reinsurance premiums earned and written for 2001 included reinstatement premiums of $95.0 million and $65.0 million, respectively, related to the September 11 attack.

   Reinsurance recoveries by the property and casualty insurance subsidiaries that have been deducted from insurance claims and claim expenses were $3,367.4 million, $791.0 million and $501.2 million in 2001, 2000 and 1999, respectively. The 2001 amount included recoveries of $2,385.2 million related to the September 11 attack.

(12) Federal and Foreign Income Tax

      (a) Income tax expense (credit) consisted of the following components:

	Years Ended December 31

	2001	2000	1999

	(in millions)
Current tax (credit)

United States	$(8.3)	$152.1	$41.0

Foreign	20.7	9.6	42.7

Deferred tax (credit), principally United States	(189.9)	(25.3)	5.3

	$(177.5)	$136.4	$89.0

      Federal and foreign income taxes paid were $53.4 million, $159.7 million and $83.5 million in 2001, 2000 and 1999, respectively.

      (b) The provision for federal and foreign income tax gives effect to permanent differences between income for financial reporting purposes and taxable income. Accordingly, the effective income tax rate is different than the statutory federal corporate tax rate. The reasons for the different effective tax rate were as follows:

	Years Ended December 31

	2001		2000		1999

		% of		% of		% of
		Pre-Tax		Pre-Tax		Pre-Tax
	Amount	Income	Amount	Income	Amount	Income

	(in millions)

Income (loss) before federal and foreign income tax	$(66.0)		$851.0		$710.1

Tax (credit) at statutory federal income tax rate	$(23.1)	(35.0)%	$297.9	35.0%	$248.5	35.0%

Tax exempt interest income	(149.3)	(226.2)	(153.9)	(18.1)	(150.6)	(21.2)

Other, net	(5.1)	(7.7)	(7.6)	(.9)	(8.9)	(1.3)

Actual tax (credit)	$(177.5)	(268.9)%	$136.4	16.0%	$89.0	12.5%

      (c) The tax effects of temporary differences that gave rise to deferred income tax assets and liabilities were as follows:

	December 31

	2001	2000

	(in millions)
Deferred income tax assets

Unpaid claims and claim expenses	$560.3	$528.6

Unearned premiums	219.9	201.6

Postretirement benefits	79.8	77.8

Alternative minimum tax credit carryforward	141.4	62.9

Other, net	163.7	81.5

Total	1,165.1	952.4

Deferred income tax liabilities

Deferred policy acquisition costs	285.4	258.5

Real estate assets	68.8	74.3

Unrealized appreciation of investments	136.1	118.6

Total	490.3	451.4

Net deferred income tax asset	$674.8	$501.0

(13) Stock-Based Compensation Plans

      (a) In 2000, the Corporation adopted the Long-Term Stock Incentive Plan (2000), which succeeded the Long-Term Stock Incentive Plan (1996). The Long-Term Stock Incentive Plan (2000), which is similar to the 1996 plan, provides for the granting of stock options, performance shares, restricted stock and other stock-based awards to key employees. The maximum number of shares of the Corporation’s common stock in respect to which stock-based awards may be granted under the 2000 Plan is 13,000,000. At December 31, 2001, 9,075,809 shares were available for grant under the 2000 Plan.

      Stock options are granted at exercise prices not less than the fair market value of the Corporation’s common stock on the date of grant. The terms and conditions upon which options become exercisable may vary among grants. Options expire no later than ten years from the date of grant.

      Information concerning stock options is as follows:

	2001		2000		1999

	Number	Weighted Average	Number	Weighted Average	Number	Weighted Average
	of Shares	Exercise Price	of Shares	Exercise Price	of Shares	Exercise Price

Outstanding, beginning of year	16,683,741	$55.66	14,565,584	$55.58	9,765,090	$54.78

Exchanged for Executive Risk options	—	—	—	—	1,809,885	36.77

Granted	3,760,311	72.60	5,833,616	50.88	4,761,683	60.31

Exercised	(1,740,701)	47.80	(3,242,900)	46.05	(1,359,855)	39.50

Forfeited	(327,047)	67.51	(472,559)	60.13	(411,219)	64.20

Outstanding, end of year	18,376,304	59.66	16,683,741	55.66	14,565,584	55.58

Exercisable, end of year	12,215,260	57.86	8,787,173	57.80	9,187,352	51.09

	December 31, 2001

	Options Outstanding			Options Exercisable

			Weighted Average
Range of	Number	Weighted Average	Remaining	Number	Weighted Average
Option Exercise Prices	Outstanding	Exercise Price	Contractual Life	Exercisable	Exercise Price

$ 3.95 — $46.84	1,437,650	$39.75	2.4	1,437,650	$39.75

47.06 — 59.97	9,243,089	52.95	6.7	6,782,637	54.31

60.25 — 78.97	7,695,565	71.44	6.7	3,994,973	70.41

	18,376,304	59.66	6.4	12,215,260	57.86

      Performance share awards are based on the achievement of various goals over performance cycle periods and are payable in cash, in shares of the Corporation’s common stock or in a combination of both. Restricted stock awards consist of shares of common stock of the Corporation granted at no cost. Shares of restricted stock become outstanding when granted, receive dividends and have voting rights. The shares are subject to forfeiture and to restrictions that limit the sale or transfer during the restriction period.

      The Corporation uses the intrinsic value based method of accounting for stock-based compensation, under which compensation cost is measured as the excess, if any, of the quoted market price of the stock at the measurement date over the amount an employee must pay to acquire the stock. Since the exercise price of stock options granted under the Long-Term Stock Incentive Plans is not less than the market price of the underlying stock on the date of grant, no compensation cost is recognized for such grants. The cost of performance share awards is expensed over the performance cycle. An amount equal to the fair market value of restricted share awards at the date of grant is expensed over the restriction period. The aggregate amount charged against income with respect to performance share and restricted stock awards was $13.5 million in 2001, $11.5 million in 2000 and $5.2 million in 1999.

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

	2001		2000		1999

	As	Pro	As	Pro	As	Pro
	Reported	Forma	Reported	Forma	Reported	Forma

	(in millions except for per share amounts)

Net income	$111.5	$65.7	$714.6	$669.6	$621.1	$585.6

Diluted earnings per share	.63	.37	4.01	3.76	3.66	3.45

      The weighted average fair value of options granted under the Long-Term Stock Incentive Plans during 2001, 2000 and 1999 was $18.22, $11.98 and $13.77, respectively. The fair value of each option grant was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions. The risk-free interest rates for 2001, 2000 and 1999 were 4.7%, 6.7% and 5.4%, respectively. The expected volatility of the market price of the Corporation’s common stock for 2001, 2000 and 1999 grants was 25.7%, 21.9% and 19.0%, respectively. The expected average term of the granted options was 5 1/2 years for 2001, 2000 and 1999. The dividend yield was 1.9% for 2001, 2.7% for 2000 and 2.1% for 1999.

      (b) The Corporation has a leveraged Employee Stock Ownership Plan (ESOP) in which substantially all employees are eligible to participate. At its inception in 1989, the ESOP used the proceeds of a $150.0 million loan from the Corporation to purchase 7,792,204 newly issued shares of the Corporation’s common stock. The loan is due in September 2004 and bears interest at 9%. The Corporation has recorded the receivable from the ESOP as a separate reduction of shareholders’ equity on the consolidated balance sheets. This balance is reduced as repayments are made on the loan principal.

      The Corporation and its participating subsidiaries make semi-annual contributions to the ESOP in amounts determined at the discretion of the Corporation’s Board of Directors. The contributions, together with the dividends on the shares of common stock in the ESOP, are used by the ESOP to make loan interest and principal payments to the Corporation. As interest and principal are paid, a portion of the common stock is allocated to eligible employees.

      The Corporation uses the cash payment method of recognizing ESOP expense. In 2001, 2000 and 1999, cash contributions to the ESOP of $11.3 million, $11.0 million and $11.2 million, respectively, were charged against income. Dividends on shares of common stock in the ESOP used for debt service were $7.7 million for 2001, 2000 and 1999.

      The number of allocated and unallocated shares held by the ESOP at December 31, 2001 were 4,008,152 and 1,558,444, respectively. All such shares are considered outstanding for the computation of earnings per share.

      (c) The Corporation has a Stock Purchase Plan under which substantially all employees are eligible to purchase shares of the Corporation’s common stock based on compensation. In March 2001, approximately 1,100,000 shares were issued under the plan at a price of $53.89 per share. At December 31, 2001, there were no subscribed shares.

(14)	Employee Benefits

   (a) The Corporation and its subsidiaries have several non-contributory defined benefit pension plans covering substantially all employees. Prior to 2001, benefits were generally based on an employee’s years of service and average compensation during the last five years of employment. Effective January 1, 2001, the Corporation changed the formula for providing pension benefits from the final average pay formula to a cash balance formula, which credits employees semi-annually with an amount equal to a percentage of eligible compensation based on age and years of service as well as an interest credit based on individual account balances. Employees hired prior to 2001 will generally be eligible to receive vested benefits based on the higher of the final average pay or cash balance formulas. This change in the pension benefit formula did not have a significant effect on the Corporation’s financial position or results of operations.

   The Corporation’s policy is to make annual contributions that meet the minimum funding requirements of the Employee Retirement Income Security Act of 1974. Contributions are intended to provide not only for benefits attributed to service to date but also for those expected to be earned in the future.

   The components of net pension cost were as follows:

	Years Ended December 31

	2001	2000	1999

	(in millions)

Service cost of current period	$28.6	$26.4	$22.2

Interest cost on projected benefit obligation	43.9	40.2	37.6

Expected return on plan assets	(53.5)	(49.9)	(44.5)

Other gains	(5.0)	(6.3)	(2.5)

Net pension cost	$14.0	$10.4	$12.8

   The following table sets forth the plans’ funded status and amounts recognized in the balance sheets:

	December 31

	2001	2000

	(in millions)

Actuarial present value of projected benefit obligation for service rendered to date	$665.2	$589.2

Plan assets at fair value	538.8	594.1

Projected benefit obligation in excess of (less than) plan assets	126.4	(4.9)

Unrecognized net gain from past experience different from that assumed	4.0	115.8

Unrecognized prior service costs	(19.7)	(10.9)

Unrecognized net asset at January 1, 1985, being recognized principally over 19 years	.6	2.1

Pension liability included in other liabilities	$111.3	$102.1

   The weighted average discount rate used in determining the actuarial present value of the projected benefit obligation at December 31, 2001 and 2000 was 7 1/4% and 7 1/2%, respectively, and the rate of increase in future compensation levels was 4 1/2% for both years. The expected long term rate of return on assets was 9% for both years. Plan assets are principally invested in publicly traded stocks and bonds.

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

   The Corporation does not fund these benefits in advance. Benefits are paid as covered expenses are incurred. Health care coverage is contributory. Retiree contributions vary based upon a retiree’s age, type of coverage and years of service with the Corporation. Life insurance coverage is non-contributory.

   The components of net postretirement benefit cost were as follows:

	Years Ended December 31

	2001	2000	1999

	(in millions)

Service cost of current period	$5.0	$4.8	$4.5

Interest cost on accumulated benefit obligation	9.2	8.7	8.6

Net amortization and deferral	(1.4)	(1.5)	(1.0)

Net postretirement benefit cost	$12.8	$12.0	$12.1

   The components of the accumulated postretirement benefit obligation were as follows:

	December 31

	2001	2000

	(in millions)

Accumulated postretirement benefit obligation	$137.0	$126.3

Unrecognized net gain from past experience different from that assumed	31.7	35.6

Postretirement benefit liability included in other liabilities	$168.7	$161.9

   The weighted average discount rate used in determining the actuarial present value of the accumulated postretirement benefit obligation at December 31, 2001 and 2000 was 7 1/4% and 7 1/2%, respectively. At December 31, 2001, the weighted average health care cost trend rate used to measure the accumulated postretirement cost for medical benefits was 10% for 2002 and was assumed to decrease gradually to 5% for the year 2009 and remain at that level thereafter. The health care cost trend rate assumption has a significant effect on the amount of the accumulated postretirement benefit obligation and the net postretirement benefit cost reported. To illustrate, a one percent increase or decrease in the trend rate for each year would increase or decrease the accumulated postretirement benefit obligation at December 31, 2001 by approximately $22 million and the aggregate of the service and interest cost components of net postretirement benefit cost for the year ended December 31, 2001 by approximately $3 million.

   (c) The Corporation and its subsidiaries have a savings plan, the Capital Accumulation Plan, in which substantially all employees are eligible to participate. Under this plan, the employer makes a matching contribution equal to 100% of each eligible employee’s pre-tax elective contributions, up to 4% of the employee’s compensation. Contributions are invested at the election of the employee in the Corporation’s common stock or in various other investment funds. Employer contributions of $18.6 million, $17.1 million and $15.1 million were charged against income in 2001, 2000 and 1999, respectively.

(15) Leases

   The Corporation and its subsidiaries occupy office facilities under lease agreements that expire at various dates through 2019; such leases are generally renewed or replaced by other leases. In addition, the Corporation’s subsidiaries lease data processing, office and transportation equipment.

   Most leases contain renewal options for increments ranging from three to five years; certain lease agreements provide for rent increases based on price-level factors. All leases are operating leases.

   Rent expense was as follows:

	Years Ended
	December 31

	2001	2000	1999

	(in millions)

Office facilities	$82.3	$75.2	$71.0

Equipment	15.5	14.6	13.4

	$97.8	$89.8	$84.4

   At December 31, 2001, future minimum rental payments required under non-cancellable operating leases were as follows:

Years Ending
December 31
(in millions)
2002	$91.3

2003	82.1

2004	73.4

2005	65.0

2006	58.6

After 2006	349.8

$720.2

(16) Commitments and Contingent Liabilities

   (a) CFSI participates in the credit derivatives business, principally as a counterparty to credit default swaps. The Corporation has issued unconditional guarantees with respect to all obligations of CFSI arising from these transactions.

   Obligations with respect to credit default swaps are carried at estimated fair value. At December 31, 2001, the fair value of future obligations under credit default swaps was $47.9 million. At that date, the aggregate exposure or retained risk, referred to as notional amounts, from open credit default swaps was approximately $14.3 billion. The notional amounts are used to express the extent of involvement in swap transactions. Notional amounts are not a quantification of market risk or credit risk and are not recorded on the balance sheet. The notional amounts are used to calculate the exchange of contractual cash flows and are not necessarily representative of the potential for gain or loss.

   (b) A property and casualty insurance subsidiary issued a reinsurance contract to an insurer that provides financial guarantees on asset-backed transactions. At December 31, 2001, the aggregate principal commitments related to the contract for which the subsidiary was contingently liable amounted to approximately $400 million, all of which expire by 2023.

(17) Earnings Per Share

      Basic earnings per common share is based on net income divided by the weighted average number of common shares outstanding during each year. Diluted earnings per share includes the maximum dilutive effect of awards under stock-based compensation plans.

      The following table sets forth the computation of basic and diluted earnings per share:

	Years Ended December 31

	2001	2000	1999

	(in millions except for per
	share amounts)

Basic earnings per share:

Net income	$111.5	$714.6	$621.1

Weighted average number of common shares outstanding	172.2	174.3	167.7

Basic earnings per share	$.65	$4.10	$3.70

Diluted earnings per share:

Net income	$111.5	$714.6	$621.1

Weighted average number of common shares outstanding	172.2	174.3	167.7

Additional shares from assumed exercise of stock-based compensation awards	3.6	4.0	2.1

Weighted average number of common shares and potential common shares assumed outstanding for computing diluted earnings per share	175.8	178.3	169.8

Diluted earnings per share	$.63	$4.01	$3.66

      In 2001, 2000 and 1999, options to purchase 4.0 million shares, 3.5 million shares and 5.2 million shares of common stock with weighted average exercise prices of $76.27 per share, $68.81 per share and $67.71 per share, respectively, were excluded from the computation of diluted earnings per share because the options’ exercise prices were greater than the average market price of the Corporation’s common stock.

      For additional disclosure regarding the stock-based compensation awards, see Note (13).

(18) Segments Information

   The property and casualty operations include three reportable underwriting segments and the investment function. The underwriting segments are personal insurance, commercial insurance and specialty insurance. The personal segment targets the personal insurance market. The personal classes include automobile, homeowners and other personal coverages. The commercial segment includes those classes of business that are generally available in broad markets and are of a more commodity nature. Commercial classes include multiple peril, casualty, workers’ compensation and property and marine. The specialty segment includes those classes of business that are available in more limited markets since they require specialized underwriting and claim settlement. Specialty classes include executive protection, financial institutions and other specialty coverages.

   The property and casualty underwriting segments were changed in 2001 to present results in a manner more consistent with the way the business is now managed. The property and marine business was reclassified from the specialty insurance segment to the commercial insurance segment and some business that was included within executive protection was reclassified to multiple peril. Prior period amounts have been reclassified to conform to the new presentation.

   Corporate and other includes investment income earned on corporate invested assets, corporate expenses and the results of CFSI and the Corporation’s real estate and other non-insurance subsidiaries.

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

      Distinct investment portfolios are not maintained for each underwriting segment. Property and casualty invested assets are available for payment of claims and expenses for all classes of business. Therefore, such assets and the related investment income are not allocated to underwriting segments.

      Revenues, income before income tax and assets of each operating segment were as follows:

	Years Ended December 31

	2001	2000	1999

Revenues	(in millions)
Property and casualty insurance
Premiums earned

Personal insurance	$1,847.9	$1,620.6	$1,447.5

Commercial insurance	2,366.3	2,353.7	2,495.2

Specialty insurance	2,442.2	2,171.6	1,709.3

	6,656.4	6,145.9	5,652.0

Investment income	914.7	890.8	832.6

Total property and casualty insurance	7,571.1	7,036.7	6,484.6
Corporate and other

Corporate investment income	68.1	66.4	60.8

Real estate and other	114.0	96.9	96.8

Realized investment gains	.8	51.5	87.4

Total revenues	$7,754.0	$7,251.5	$6,729.6

Income (loss) before income tax
Property and casualty insurance
Underwriting

Personal insurance	$(67.3)	$80.7	$121.1

Commercial insurance	(290.2)	(326.7)	(464.1)

Specialty insurance	(632.8)	160.1	168.4

	(990.3)	(85.9)	(174.6)

Increase (decrease) in deferred policy acquisition costs	86.8	62.3	(4.2)

Underwriting loss	(903.5)	(23.6)	(178.8)

Investment income	902.6	879.2	821.0

Amortization of goodwill and other charges	(52.3)	(52.2)	(16.0)

Total property and casualty insurance	(53.2)	803.4	626.2

Corporate and other income (loss)	(13.6)	(3.9)	(3.5)

Realized investment gains	.8	51.5	87.4

Total income (loss) before income tax	$(66.0)	$851.0	$710.1

	December 31

	2001	2000	1999

	(in millions)
Assets

Property and casualty insurance	$27,767.0	$23,066.1	$21,628.1

Corporate and other	1,752.9	2,030.4	1,976.9

Adjustments and eliminations	(70.9)	(69.8)	(68.0)

Total assets	$29,449.0	$25,026.7	$23,537.0

      Property and casualty results for 2001 included an underwriting loss of $635.0 million from the September 11 attack, comprising $20.0 million in personal insurance, $103.2 million in commercial insurance and $511.8 million in specialty insurance, as well as other charges of $10.0 million. Specialty insurance underwriting results in 2001 also included net surety bond losses of $220.0 million related to the bankruptcy of Enron Corp.

      The international business of the property and casualty insurance segment is conducted primarily through subsidiaries that operate solely outside of the United States. Their assets and liabilities are located principally in the countries where the insurance risks are written. International business is also written by branch offices of certain domestic subsidiaries.

      Revenues of the property and casualty insurance subsidiaries by geographic area were as follows:

	Years Ended December 31

	2001	2000	1999

	(in millions)
Revenues

United States	$6,331.9	$5,914.9	$5,452.1

International	1,239.2	1,121.8	1,032.5

Total	$7,571.1	$7,036.7	$6,484.6

(19) Fair Values of Financial Instruments

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

(iii) Fair values of equity securities with active markets are based on quoted market prices. For other equity securities, fair values are estimates of value.

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

(vi) Long term debt consists of a term loan, mortgages payable, long term notes and capital securities. The fair value of the term loan approximates the carrying value because such loan consists of variable-rate debt that reprices frequently. Fair values of mortgages payable are estimated using discounted cash flow analyses. Fair values of the long term notes and capital securities are based on prices quoted by dealers.

(vii) Fair values of credit derivatives, principally credit default swaps, are determined using an internal valuation model that is similar to external valuation models. The fair value of a credit default swap is subject to fluctuations arising from, among other factors, observable changes in credit spreads and interest rates.

   The carrying values and fair values of financial instruments were as follows:

	December 31

	2001		2000

	Carrying	Fair	Carrying	Fair
	Value	Value	Value	Value

	(in millions)
Assets
Invested assets

Short term investments	$956.8	$956.8	$605.6	$605.6
Fixed maturities (Note 5)

Held-to-maturity	1,218.5	1,282.5	1,496.1	1,564.7

Available-for-sale	14,898.2	14,898.2	14,068.3	14,068.3

Equity securities	710.4	710.4	830.6	830.6

Real estate mortgages and notes receivable (Note 7)	97.7	89.0	89.7	81.9
Liabilities

Short term debt (Note 10)	199.0	199.0	—	—

Long term debt (Note 10)	1,351.0	1,387.1	753.8	745.8

Credit derivatives (Note 16)	47.9	47.9	6.2	6.2

(20) Comprehensive Income

      Comprehensive income is defined as all changes in shareholders’ equity, except those arising from transactions with shareholders. Comprehensive income includes net income and other comprehensive income, which for the Corporation consists of changes in unrealized appreciation or depreciation of investments carried at market value and changes in foreign currency translation gains or losses.

      The components of other comprehensive income or loss were as follows:

	Years Ended December 31

	2001			2000			1999

		Income			Income			Income
	Before	Tax		Before	Tax		Before	Tax
	Tax	(Credit)	Net	Tax	(Credit)	Net	Tax	(Credit)	Net

	(in millions)

Unrealized holding gains (losses) arising during the year	$50.8	$17.8	$33.0	$502.8	$136.6 *	$366.2	$(663.2)	$(191.7)*	$(471.5)

Less: reclassification adjustment for realized gains included in net income	.8	.3	.5	51.5	18.0	33.5	87.4	31.6	55.8

Net unrealized gains (losses) recognized in other comprehensive income	50.0	17.5	32.5	451.3	118.6	332.7	(750.6)	(223.3)	(527.3)

Foreign currency translation losses	(6.7)	(2.2)	(4.5)	(36.6)	(12.9)	(23.7)	(14.2)	(5.4)	(8.8)

Total other comprehensive income (loss)	$43.3	$15.3	$28.0	$414.7	$105.7	$309.0	$(764.8)	$(228.7)	$(536.1)

* Reflects a decrease of $39.4 million and an increase of $39.4 million in a valuation allowance in 2000 and 1999, respectively.

(21) Shareholders’ Equity

      (a) The authorized but unissued preferred shares may be issued in one or more series and the shares of each series shall have such rights as fixed by the Board of Directors.

      (b) The activity of the Corporation’s common stock was as follows:

	Years Ended December 31

	2001	2000	1999

	(number of shares)
Common stock issued

Balance, beginning of year	178,833,278	177,272,322	175,989,202

Share activity related to acquisition of Executive Risk	—	—	641,474

Share activity under option and incentive plans	1,297,960	1,560,956	641,646

Balance, end of year	180,131,238	178,833,278	177,272,322

Treasury stock

Balance, beginning of year	3,914,105	1,782,489	13,722,376

Share activity related to acquisition of Executive Risk	—	—	(13,651,028)

Repurchase of shares	7,971,600	3,783,400	2,596,700

Share activity under option and incentive plans	(1,825,848)	(1,651,784)	(885,559)

Balance, end of year	10,059,857	3,914,105	1,782,489

Common stock outstanding, end of year	170,071,381	174,919,173	175,489,833

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

      The rights will become exercisable and will detach from the common stock ten days after a person or group either acquires 20% or more of the outstanding shares of the Corporation’s common stock or announces a tender or exchange offer which, if consummated, would result in that person or group owning 20% or more of the outstanding shares of the Corporation’s common stock.

      In the event that any person or group acquires 20% or more of the outstanding shares of the Corporation’s common stock, each right will entitle the holder, other than such person or group, to purchase that number of shares of the Corporation’s common stock having a market value of two times the exercise price of the right. In the event that, following the acquisition of 20% or more of the Corporation’s outstanding common stock by a person or group, the Corporation is acquired in a merger or other business combination transaction or 50% or more of the Corporation’s assets or earning power is sold, each right will entitle the holder to purchase common stock of the acquiring company having a value equal to two times the exercise price of the right.

      At any time after any person or group acquires 20% or more of the Corporation’s common stock, but before such person or group acquires 50% or more of such stock, the Corporation may exchange all or part of the rights, other than the rights owned by such person or group, for shares of the Corporation’s common stock at an exchange ratio of one share of common stock per right.

      The rights do not have the right to vote or to receive dividends. The rights may be redeemed in whole, but not in part, at a price of $.01 per right by the Corporation at any time until the tenth day after the acquisition of 20% or more of the Corporation’s outstanding common stock by a person or group. The rights will expire at the close of business on March 12, 2009, unless previously exchanged or redeemed by the Corporation.

      (d) The Corporation’s insurance subsidiaries are required to file annual statements with insurance regulatory authorities prepared on an accounting basis prescribed or permitted by such authorities (statutory basis). For such subsidiaries, generally accepted accounting principles (GAAP) differ in certain respects from statutory accounting practices. Effective January 1, 2001, the Corporation’s U.S. domiciled insurance subsidiaries adopted the National Association of Insurance Commissioners’ Codification of Statutory Accounting Principles (Codification). Codification is intended to standardize regulatory reporting to state insurance departments. The adoption of Codification increased the statutory basis policyholders’ surplus of the Corporation’s insurance subsidiaries at December 31, 2001 by approximately $295 million.

      A comparison of shareholders’ equity on a GAAP basis and policyholders’ surplus on a statutory basis is as follows:

	December 31

	2001		2000

	GAAP	Statutory	GAAP	Statutory

	(in millions)

Property and casualty insurance subsidiaries	$6,566.6	$3,814.8	$5,974.6	$3,483.7

Corporate and other	(41.3)		1,007.1

	$6,525.3		$6,981.7

      A comparison of GAAP and statutory net income (loss) is as follows:

	Years Ended December 31

	2001		2000		1999

	GAAP	Statutory	GAAP	Statutory	GAAP	Statutory

	(in millions)

Property and casualty insurance subsidiaries	$95.0	$(239.2)	$711.3	$622.2	$610.6	$609.3

Corporate and other	16.5		3.3		10.5

	$111.5		$714.6		$621.1

      (e) The Corporation’s ability to continue to pay dividends to shareholders and interest on debt obligations relies on the availability of liquid assets in the Corporation, which is dependent on the dividend paying ability of its property and casualty insurance subsidiaries. Various state insurance laws restrict the Corporation’s property and casualty insurance subsidiaries as to the amount of dividends they may pay to the Corporation without the prior approval of regulatory authorities. The restrictions are generally based on net income and on certain levels of policyholders’ surplus as determined in accordance with statutory accounting practices. Dividends in excess of such thresholds are considered “extraordinary” and require prior regulatory approval. During 2001, these subsidiaries paid cash dividends to the Corporation totaling $240 million.

      The maximum dividend distribution that may be made by the property and casualty insurance subsidiaries to the Corporation during 2002 without prior approval is approximately $350 million.

REPORT OF INDEPENDENT AUDITORS

ERNST & YOUNG LLP
787 Seventh Avenue
New York, New York 10019

The Board of Directors and Shareholders
The Chubb Corporation

      We have audited the accompanying consolidated balance sheets of The Chubb Corporation as of December 31, 2001 and 2000, and the related consolidated statements of income, shareholders’ equity, cash flows and comprehensive income for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

      In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of The Chubb Corporation at December 31, 2001 and 2000 and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States.

February 28, 2002

QUARTERLY FINANCIAL DATA

      Summarized unaudited quarterly financial data for 2001 and 2000 are shown below. In management’s opinion, the interim financial data contain all adjustments, consisting of normal recurring items, necessary to present fairly the results of operations for the interim periods.

	Three Months Ended

	March 31		June 30		September 30		December 31

	2001	2000	2001	2000	2001(a)	2000	2001(b)	2000

	(in millions except for per share amounts)

Revenues	$1,891.5	$1,767.0	$1,914.5	$1,774.0	$1,956.3	$1,858.5	$1,991.7	$1,852.0

Claims and expenses	1,682.1	1,592.9	1,748.3	1,549.8	2,383.7	1,601.4	2,005.9	1,656.4

Federal and foreign income tax (credit)	34.4	20.4	19.4	39.6	(188.4)	49.2	(42.9)	27.2

Net income (loss)	$175.0	$153.7	$146.8	$184.6	$(239.0)	$207.9	$28.7	$168.4

Basic earnings (loss) per share	$1.00	$.88	$.84	$1.05	$(1.40)	$1.20	$.17	$.97

Diluted earnings (loss) per share	$.97	$.87	$.83	$1.02	$(1.40)	$1.17	$.16	$.95

Underwriting ratios

Losses to premiums earned	67.0%	69.2%	70.0%	65.9%	105.7%	66.9%	79.9%	67.9%

Expenses to premiums written	32.9	32.7	33.5	32.7	32.1	32.5	32.0	33.8

Combined	99.9%	101.9%	103.5%	98.6%	137.8%	99.4%	111.9%	101.7%

(a)	In the third quarter of 2001, revenues included reinstatement premiums of $30.0 million and claims and expenses included costs of $675.0 million related to the September 11 attack. Net income for the quarter was reduced by $420.0 million or $2.46 per basic and diluted share for the after-tax effect of the net costs. Excluding the impact of the September 11 attack, the losses to premiums earned ratio was 67.2%, the expenses to premiums written ratio was 32.7% and the combined ratio was 99.9%.

(b)	In the fourth quarter of 2001, claims and expenses included net surety bond losses of $220.0 million related to the bankruptcy of Enron Corp., resulting in an after-tax charge to net income of $143.0 million or $0.83 per diluted share ($0.85 per basic share). Excluding the effect of the Enron surety losses, the losses to premiums earned ratio for the quarter was 67.0% and the combined ratio was 99.0%.

COMMON STOCK DATA

      The common stock of the Corporation is listed and principally traded on the New York Stock Exchange (NYSE). The following are the high and low closing sale prices as reported on the NYSE Composite Tape and the quarterly dividends declared for each quarter of 2001 and 2000.

	2001

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter

Common stock prices

High	$83.44	$79.00	$76.89	$77.66

Low	65.27	64.32	58.59	66.02

Dividends declared	.34	.34	.34	.34

	2000

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter

Common stock prices

High	$67.56	$72.38	$82.00	$90.00

Low	44.75	59.63	62.75	72.25

Dividends declared	.33	.33	.33	.33

      At March 11, 2002, there were approximately 6,300 common shareholders of record.